As filed with the Securities and Exchange Commission on October 28, 2022
Registration No. 333-264902
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 8 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TIGA ACQUISITION CORP.*
(Exact Name of Registrant as Specified in Its Charter)
Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Ocean Financial Centre
Level 40, 10 Collyer Quay, Singapore 049315
Tel: +65 6808 6288
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Maples Fiduciary Services (Delaware) Inc.
4001 Kennett Pike, Suite 302
Wilmington, Delaware, 19807
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Neil Whoriskey
Rod Miller
Milbank LLP
55 Hudson Yards
New York, NY 10001
Tel: (212) 530-5000

and

David H. Zemans
Milbank LLP
12 Marina Boulevard, #36-03
Marina Bay Financial Centre Tower 3
Singapore 018982
Tel: +65 6428-2400
David Peinsipp Jamie Leigh Kristin VanderPas Garth Osterman Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111 Tel: (415) 693-2000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 28, 2022
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
TIGA ACQUISITION CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR
223,143,717 SHARES OF COMMON STOCK
13,800,000 REDEEMABLE WARRANTS OF
TIGA ACQUISITION CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE),
THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “GRINDR INC.” IN CONNECTION WITH
THE BUSINESS COMBINATION DESCRIBED HEREIN
The board of directors of Tiga Acquisition Corp., a Cayman Islands exempted company (“Tiga” and, after the Domestication as described below, “New Grindr”), has unanimously approved (1) the domestication of Tiga as a Delaware corporation (the “Domestication”); (2) the merger of Tiga Merger Sub LLC (“Merger Sub I”), a Delaware limited liability company and a direct, wholly owned subsidiary of Tiga, with and into Grindr Group LLC (“Grindr”), a Delaware limited liability company (the “First Merger”), with Grindr surviving the First Merger as a wholly owned subsidiary of Tiga (Grindr, in its capacity as the surviving company of the First Merger, is sometimes referred to herein as the “Surviving Company”), and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of such Surviving Company with and into Tiga Merger Sub II LLC (“Merger Sub II”), a Delaware limited liability company and a direct wholly-owned subsidiary of Tiga (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the Domestication, the “Business Combination”), with Merger Sub II being the surviving entity of the Second Merger, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 9, 2022, by and among Tiga, Merger Sub I and Grindr, attached to this proxy statement/prospectus as Annex A, as amended by the First Amendment to Agreement and Plan of Merger, dated as of October 5, 2022, by and among Tiga, Merger Sub I, Merger Sub II and Grindr, attached to this proxy statement/prospectus as Annex A-1 (collectively, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, Tiga will change its name to “Grindr Inc.”
As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding Class A ordinary share, par value $0.0001 per share, of Tiga (the “Tiga Class A Ordinary Shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Grindr (the “New Grindr Common Stock”); (2) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of Tiga (the “Tiga Class B Ordinary Shares”) will convert automatically, on a one-for-one basis, into a share of New Grindr Common Stock; (3) each then issued and outstanding warrant of Tiga (the “Tiga Warrants”) will convert automatically into a warrant to acquire one share of New Grindr Common Stock (the “New Grindr Warrants”) pursuant to the Warrant Agreement, dated November 23, 2020, between Tiga and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent; and (4) each then issued and outstanding unit of Tiga (the “Tiga Units”) will be separated and converted automatically into one share of New Grindr Common Stock and one-half of one New Grindr Warrant.
Accordingly, this proxy statement/prospectus covers (1) 27,600,000 shares of New Grindr Common Stock to be issued in the Domestication in exchange for Tiga Class A Ordinary Shares, (2) 191,514,336 shares of New Grindr Common Stock to be issued in connection with the First Merger to certain holders of units of Grindr as of immediately prior to the consummation of the First Merger, 4,029,831 shares of New Grindr Common Stock that may be issued in connection with the First Merger to certain holders of Grindr’s equity awards (including options) to purchase Grindr Series X Ordinary Units in the event such equity awards are exercised prior to the consummation of the First Merger and (4) 13,800,000 redeemable New Grindr Warrants to be issued in the Domestication in exchange for redeemable Tiga Warrants.
The total number of shares of New Grindr Common Stock to be received by Grindr’s members or reserved for issuance to holders of the options to purchase shares of New Grindr Common Stock (“New Grindr Options”) into which options to purchase Grindr Series X Ordinary Units (“Grindr Options”) are converted, will be equal to (x) the quotient obtained by dividing (i) the sum of (a) the Company Valuation (as defined in the Merger Agreement) plus (b) the aggregate exercise price of all in-the-money Grindr Options that are issued and outstanding immediately prior to the Effective Time by (ii) $10.00; plus (y) the number of forward purchase shares and backstop shares received by Grindr or which Grindr is entitled to receive under the A&R Forward Purchase Agreement (the “Aggregate Merger Stock Consideration”).
The total number of shares of New Grindr Common Stock to be received by Grindr’s members or reserved for issuance to holders of the warrants to purchase shares of New Grindr Common Stock (“New Grindr Warrants”) into which warrants to purchase Grindr Series X Ordinary Units (“Grindr Warrants”) are converted, will be equal to and on the same terms as the forward purchase warrants and backstop warrants received by Grindr or which Grindr is entitled to receive under the A&R Forward Purchase Agreement (the “Aggregate Merger Warrant Consideration”).
As a result of and upon the Closing, among other things, each outstanding Grindr Series X Ordinary Unit will be cancelled upon the effective time of the First Merger in exchange for the right to receive a number of shares of New Grindr Common Stock equal to the quotient obtained by dividing (x) the number of shares of New Grindr Common Stock constituting the Aggregate Merger Stock Consideration by (y) the aggregate number of Grindr Series X Ordinary Units that are outstanding on a fully diluted basis as of immediately prior to the Effective Time (as defined in the Merger Agreement) of the First Merger, determined in accordance with the terms of the Merger Agreement. Immediately following the Closing, assuming no redemptions, Tiga’s public shareholders are expected to own approximately 13.8% of the voting power of New Grindr; the Sponsor (as defined below) is expected to own approximately 3.4% of the voting power of New Grindr; Tiga’s independent directors are expected to own less than 1% of the voting power of New Grindr on a combined basis; and Tiga’s directors and executive officers as a group are expected to own approximately 3.4% of the voting power of New Grindr on a combined basis. Immediately following the Closing, assuming maximum redemptions, Tiga’s public shareholders are not expected to have any voting power in respect of New Grindr; the Sponsor is expected to own approximately 3.9% of the voting power of New Grindr; Tiga’s independent directors are expected to own less than 1% of the voting power of New Grindr on a combined basis; and Tiga’s directors and executive officers as a group are expected to own approximately 3.9% of the voting power of New Grindr on a combined basis. Immediately after the Business Combination, San Vicente Investments, Inc. is expected to beneficially own more than 50% of the voting power of New Grindr. As a result, New Grindr will be a “controlled company” within the meaning of the NYSE listing rules. However, New Grindr will not rely on any corporate governance exemptions available to controlled companies under the NYSE listing rules. For further details, see “Beneficial Ownership of Securities.”
In addition, all Grindr Options and Grindr Warrants that are outstanding as of immediately prior to the First Merger, will be converted into options and warrants to purchase shares of New Grindr Common Stock, respectively.
The Tiga Units, Tiga Class A Ordinary Shares and Tiga Warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “TINV U,” “TINV” and “TINV WS,” respectively. Tiga will apply for listing, to be effective at the time of the Business Combination, of New Grindr Common Stock and New Grindr Warrants on NYSE under the proposed symbols “GRND” and “GRND WS”, respectively. It is a condition of the consummation of the Business Combination described above that Tiga receives confirmation from NYSE that the securities have been conditionally approved for listing on NYSE, but there can be no assurance such listing conditions will be met or that Tiga will obtain such confirmation from NYSE. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination described above will not be consummated unless the NYSE condition set forth in the Merger Agreement is waived by the applicable parties.
This proxy statement/prospectus provides shareholders of Tiga with detailed information about the proposed business combination and other matters to be considered at the extraordinary general meeting of Tiga. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 58 of this proxy statement/prospectus.
Tiga’s shareholders should be aware that on October 25, 2022, Credit Suisse Securities (USA) LLC (“Credit Suisse”) delivered a notice of resignation to the Securities and Exchange Commission pursuant to Section 11(b)(1) under the Securities Act of 1933, as amended, indicating that, effective as of May 10, 2022, they had resigned from, or ceased or refused to act in, any capacity and relationship with respect to the Business Combination, and had disclaimed taking part in any preparation and any responsibility for any portion of information disclosed in this proxy statement/prospectus (the “Credit Suisse Resignation”). As a result of the Credit Suisse Resignation, shareholders should not place any reliance either on the participation of Credit Suisse in the initial public offering of Tiga prior to the Credit Suisse Resignation or on the Credit Suisse Resignation in respect of the transactions contemplated by this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated   , 2022, and
is first being mailed to Tiga’s shareholders on or about   , 2022.

TIGA ACQUISITION CORP.
A Cayman Islands Exempted Company
Ocean Financial Centre
Level 40, 10 Collyer Quay Singapore 049315
Dear Tiga Acquisition Corp. Shareholders:
You are cordially invited to virtually attend the extraordinary general meeting (the “extraordinary general meeting”) of Tiga Acquisition Corp., a Cayman Islands exempted company (“Tiga” and, after the Domestication, as described below, “New Grindr”), at Milbank LLP, 55 Hudson Yards, New York NY10001 and virtually via live webcast at www.virtualshareholdermeeting.com/TINV2022SM, where you will be able to listen to the meeting live and vote during the meeting, on    , 2022, at 9:30 a.m. Eastern Time, or at such other time, on such other date and at such other place to which the meeting may be adjourned. You will need the meeting control number that is printed on your proxy card to enter the extraordinary general meeting. For purposes of the articles of association of Tiga, the physical place of the meeting will be Milbank LLP, 55 Hudson Yards, New York, NY 10001.
At the extraordinary general meeting, Tiga shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 9, 2022, by and among Tiga, Tiga Merger Sub LLC (“Merger Sub I”) and Grindr Group LLC (“Grindr”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, as amended by the First Amendment to Agreement and Plan of Merger, dated as of October 5, 2022, by and among Tiga, Merger Sub I, Tiga Merger Sub II LLC (“Merger Sub II”) and Grindr, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A-1 (collectively, the “Merger Agreement” and such proposal, the “Business Combination Proposal”). The Merger Agreement provides for, among other things, following the Domestication of Tiga to Delaware as described below, the merger of Merger Sub I with and into Grindr (the “First Merger”), with Grindr surviving the First Merger as a wholly owned subsidiary of New Grindr (Grindr, in its capacity as the surviving company of the First Merger, is sometimes referred to herein as the “Surviving Company”), and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of such Surviving Company with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Second Merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus.
As a condition to the consummation of the Mergers, the board of directors of Tiga has unanimously approved a change of Tiga’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Mergers, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, Tiga will change its name to “Grindr Inc.”
As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding Class A ordinary share, par value $0.0001 per share, of Tiga (the “Tiga Class A Ordinary Shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Grindr (the “New Grindr Common Stock”), (2) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of Tiga (the “Class B Ordinary Shares”) will convert automatically, on a one-for-one basis, into a share of New Grindr Common Stock, (3) each then issued and outstanding warrant of Tiga will convert automatically into a warrant to acquire one share of New Grindr Common Stock (the “New Grindr Warrants”) pursuant to the Warrant Agreement, dated November 23, 2022, between Tiga and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (4) each then issued and outstanding unit of Tiga (the “Tiga Units”), will separate and convert automatically into one share of New Grindr Common Stock and one-half of one New Grindr Warrant. As used herein, “public shares” shall mean the Tiga Class A Ordinary Shares (including those that underlie the Tiga Units) that were registered pursuant to the Registration Statement on Form S-1 (333-249853) and the shares of New Grindr Common Stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Domestication Proposal.”
You will also be asked to consider and vote upon (1) a proposal to approve and adopt the proposed certificate of incorporation and bylaws of New Grindr (the “Organizational Documents Proposal”), (2) proposals to approve, on a non-binding advisory basis, certain material differences between Tiga’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the

“Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of New Grindr, presented separately in accordance with the United States Securities and Exchange Commission requirements (the “Governance Proposal”), (3) a proposal to elect (9) nine directors who, upon consummation of the Business Combination, will be the directors of New Grindr (the “Director Election Proposal”), (4) a proposal to approve for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of New Grindr Common Stock to (a) the Forward Purchase Investors, pursuant to the Backstop Commitment and the Forward Purchase Commitment (each as defined in the accompanying proxy statement/prospectus) and (b) Grindr’s members pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (5) a proposal to approve and adopt the Grindr Inc. 2022 Equity Incentive Plan (the “Incentive Plan Proposal”) and (6) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more of the foregoing proposals at the extraordinary general meeting (the “Adjournment Proposal”). The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal (collectively the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Director Election Proposal and the Incentive Plan Proposal are cross-conditioned on the approval of the others. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The total number of shares of New Grindr Common Stock to be received by Grindr’s members or reserved for issuance pursuant to the New Grindr Options into which Grindr options are converted will be equal to (x) the quotient obtained by dividing (i) the sum of (a) the Company Valuation (as defined in the Merger Agreement) plus (b) the aggregate exercise price of all in-the-money Grindr options that are issued and outstanding immediately prior to the Effective Time by (ii) $10.00; plus (y) the number of forward purchase shares and backstop shares received by Grindr or which Grindr is entitled to receive under the A&R Forward Purchase Agreement (the “Aggregate Merger Stock Consideration”).
The total number of shares of New Grindr Common Stock to be received by Grindr’s members or reserved for issuance pursuant to New Grindr Warrants into which Grindr Warrants are converted will be equal to and on the same terms as the forward purchase warrants and backstop warrants received by Grindr or which Grindr is entitled to receive under the A&R Forward Purchase Agreement (the “Aggregate Merger Warrant Consideration”).
As a result of and upon the Closing, among other things, each outstanding Grindr Series X Ordinary Unit will be cancelled upon the effective time of the First Merger in exchange for the right to receive a number of shares of New Grindr Common Stock equal to the quotient obtained by dividing (x) the number of shares of New Grindr Common Stock constituting the Aggregate Merger Stock Consideration by (y) the aggregate number of Grindr Series X Ordinary Units that are outstanding on a fully diluted basis as of immediately prior to the Effective Time, determined in accordance with the terms of the Merger Agreement.
In addition, all options and warrants to purchase Grindr Series X Ordinary Units that are outstanding as of immediately prior to the First Merger, will be converted into options and warrants to purchase shares of New Grindr Common Stock, respectively.
In connection with the Business Combination, certain related agreements have been, or will be, entered into on or prior to the date of the closing of the Business Combination (the “Closing Date”), including (i) the A&R Registration Rights Agreement, (ii) the A&R Forward Purchase Agreement, (iii) the Unitholder Support Agreement and (iv) the Transaction Support Agreement. For additional information, see “Business Combination Proposal – Related Agreements” in the accompanying proxy statement/prospectus.
Pursuant to the Cayman Constitutional Documents, any holder of public shares (a “public shareholder”), excluding shares held by Tiga Sponsor LLC, a Delaware limited liability company and shareholder of Tiga (the “Sponsor”), and certain related parties, may request that Tiga redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Tiga’s transfer agent, New Grindr will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of October 17, 2022, this would have amounted to approximately $10.48 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Grindr Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Tiga - Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director of Tiga have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the completion of the Business Combination with respect to any ordinary shares held by them. The Class B Ordinary Shares held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and Tiga’s independent directors, collectively, own 20% of the issued and outstanding ordinary shares.
The Merger Agreement provides that the obligations of Grindr to consummate the Mergers are conditioned on, among other things, that as of the Closing, the (a) amount of cash available in the trust account, after deducting the amount required to satisfy Tiga’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Tiga (including transaction expenses incurred, accrued, paid or payable by Tiga’s affiliates on Tiga’s behalf), plus (b) the Backstop Commitment Amount and the Forward Purchase Commitment Amount (each as defined in the accompanying proxy statement/prospectus) actually received by Tiga prior to or substantially concurrently with the Closing (as defined herein), is equal to at least $100.0 million. This condition is for the sole benefit of Grindr. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. The Merger Agreement also provides that the obligations of Tiga to consummate the Mergers are conditioned on, among other things, that as of the Closing, the Backstop Commitment and the Forward Purchase Commitment shall have been consummated, where required. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will Tiga redeem public shares in an amount that would cause New Grindr’s net tangible assets to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
Tiga is providing the accompanying proxy statement/prospectus and accompanying proxy card to Tiga’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Tiga’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the extraordinary general meeting, all of Tiga’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 58 of this proxy statement/prospectus.
After careful consideration, the board of directors of Tiga has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Tiga’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Tiga, you should keep in mind that certain of Tiga’s directors and officers, including, without limitation, G. Raymond Zage, III and Ashish Gupta, have interests in the Business Combination that may be in addition to or conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and Organizational Documents Proposal requires the affirmative vote of holders of at least two-thirds of the Tiga Common Stock represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Business Combination Proposal, the Governance Proposal (which is constituted of non-binding advisory proposals), the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted toward the quorum requirement and will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TIGA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY'S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Tiga Board, we would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,

G. Raymond Zage, III	Ashish Gupta
Chairman and CEO	Director and President
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated    , 2022 and is first being mailed to shareholders on or about    , 2022.

TIGA ACQUISITION CORP.

A Cayman Islands Exempted Company
Ocean Financial Centre
Level 40, 10 Collyer Quay
Singapore 049315
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON    , 2022
TO THE SHAREHOLDERS OF TIGA ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Tiga Acquisition Corp., a Cayman Islands exempted company (“Tiga”), will be held at Milbank LLP, 55 Hudson Yards, New York, NY 10001 and virtually via live webcast at www.virtualshareholdermeeting.com/TINV2022SM, which you will be able to listen to the meeting and vote during the meeting, on     2022, at 9:30 a.m. Eastern Time. You will need the meeting control number that is printed on your proxy card to enter the extraordinary general meeting. For purposes of the articles of association of Tiga, the physical place of the meeting will be Milbank LLP, 55 Hudson Yards, New York, NY 10001. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
Proposal No. 1 - The Business Combination Proposal - to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of May 9, 2022, by and among Tiga, Tiga Merger Sub LLC (“Merger Sub I”) and Grindr Group LLC (“Grindr”), a copy of which is attached to this proxy statement/prospectus as Annex A, as amended by the First Amendment to Agreement and Plan of Merger, dated as of October 5, 2022, by and among Tiga, Merger Sub I, Tiga Merger Sub II LLC (“Merger Sub II”) and Grindr, a copy of which is attached to this proxy statement/prospectus as Annex A-1 (collectively, the “Merger Agreement”). The Merger Agreement provides for, among other things, the merger of Tiga Merger Sub II LLC (“Merger Sub II”) with and into Grindr (the “First Merger”), with Grindr surviving the First Merger as a wholly owned subsidiary of Tiga (Grindr, in its capacity as the surviving company of the First Merger, is sometimes referred to herein as the “Surviving Company”), and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of such Surviving Company with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Second Merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “Business Combination Proposal”);
Proposal No. 2 - The Domestication Proposal - to consider and vote upon a proposal to approve by special resolution, the change of Tiga’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Mergers, the “Business Combination”) (the “Domestication Proposal”);
Proposal No. 3 - The Organizational Documents Proposal - to consider and vote upon a proposal to approve by special resolution and adopt the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Tiga Acquisition Corp., a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”), which will be renamed “Grindr Inc.” in connection with the Business Combination (Tiga after the Domestication, including after such change of name, is referred to herein as “New Grindr”) (the “Organizational Documents Proposal”);
Proposal No. 4 - The Governance Proposal - to consider and vote upon on a proposal by ordinary resolution, on a non-binding advisory basis, certain material differences between Tiga’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the Proposed Certificate of Incorporation and Proposed Bylaws, presented separately in accordance with the United States Securities and Exchange Commission requirements (the “Governance Proposal”);

Proposal No. 5 - The Director Election Proposal - to consider and vote upon a proposal by ordinary resolution of the holders of Class B ordinary shares to elect nine (9) directors who, upon consummation of the Business Combination, will be the directors of New Grindr (the “Director Elections Proposal”);
Proposal No. 6 - The Stock Issuance Proposal - to consider and vote upon a proposal to approve by ordinary resolution, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of New Grindr Common Stock to (a) the Tiga Sponsor LLC pursuant to the Backstop Commitment and the Forward Purchase Commitment and (b) Grindr’s members pursuant to the Merger Agreement (the “Stock Issuance Proposal”);
Proposal No. 7 - The Incentive Plan Proposal - to consider and vote upon a proposal to approve by ordinary resolution, the Grindr Inc. 2022 Equity Incentive Plan (the “Incentive Plan Proposal”); and
Proposal No. 8 - The Adjournment Proposal - to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).
Each of Proposals No. 1 through 3 and 6 (the “Condition Precedent Proposals”) are cross-conditioned on the approval of the others. Proposals No. 5 and 7 are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Proposal No. 4 is constituted of non-binding advisory proposals.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on October 17, 2022 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
This proxy statement/prospectus and accompanying proxy card is being provided to Tiga’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to virtually attend the extraordinary general meeting, all of Tiga 's shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 58 of this proxy statement/prospectus.
After careful consideration, the board of directors of Tiga has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Tiga’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Tiga, you should keep in mind that certain of Tiga’s directors and officers, including without limitation, Messrs. Zage and Gupta have interests in the Business Combination that may be in addition to or conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined herein) (a “public shareholder”) may request of Tiga that New Grindr redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Tiga’s transfer agent, that New Grindr redeem all or a portion of your public shares for cash; and
(iii)	deliver your public shares to Continental, Tiga’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on    , 2022 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Tiga’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Tiga’s transfer agent, New Grindr will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of October 17, 2022, this would have amounted to approximately $10.48 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of New Grindr Common Stock that will be redeemed promptly after consummation of the Business Combination. See “Extraordinary General Meeting of Tiga—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Tiga Sponsor LLC, a Delaware limited liability company and shareholder of Tiga (the “Sponsor”), and each director of Tiga have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights with respect to their founder shares, forward purchase shares and backstop shares, if any, in connection with the completion of the Business Combination. The Class B Ordinary Shares held by the Sponsor and such other persons will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and Tiga’s independent directors, collectively, own 20% of the issued and outstanding ordinary shares.
The Merger Agreement provides that the obligations of Grindr to consummate the Mergers are conditioned on, among other things, that as of the Closing, the (a) amount of cash available in the trust account, after deducting the amount required to satisfy Tiga’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Tiga (including transaction expenses incurred, accrued, paid or payable by Tiga’s affiliates on Tiga’s behalf), plus (b) the Backstop Commitment Amount and the Forward Purchase Commitment Amount (each as defined in the accompanying proxy statement/prospectus) actually received by Tiga prior to or substantially concurrently with the Closing (as defined herein), is equal to at least $100.0 million. This condition is for the sole benefit of Grindr. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. The Merger Agreement also provides that the obligations of Tiga to consummate the Mergers are conditioned on, among other things, that as of the Closing, the Backstop Commitment and the Forward Purchase Commitment shall have been consummated. If such condition is not met, and such condition is not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will Tiga redeem public shares in an amount that would cause New Grindr’s net tangible assets to be less than $5,000,001.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Business Combination Proposal, the Governance Proposal (which is constituted of non-binding advisory proposals), the Director Election Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not virtually attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted toward the quorum requirement and will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you virtually attend the extraordinary general meeting and wish to vote virtually, you may withdraw your proxy and vote virtually.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein.
If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali, our proxy solicitor, by calling (800) 662-5200 (toll-free), or banks and brokers can call collect at (203) 658-9400 or by emailing tinv.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Tiga Acquisition Corp.,    , 2022

G. Raymond Zage, III	Ashish Gupta
Chairman and CEO	Director and President

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TIGA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY'S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Annexes
i

ii

MARKET, INDUSTRY AND OTHER DATA
This proxy statement/prospectus includes estimates regarding market and industry data and forecasts and projections, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market participants and research firms and other independent sources, as well as our own estimates, forecasts and projections based on our management’s knowledge of and experience in the market sectors in which we compete. The numbers of MAUs presented in this proxy statement/prospectus are based on internal company data, and we use these numbers in managing our business. We believe that these numbers are reasonable estimates, and we take measures to improve their accuracy. See “Risk Factors—Risks Related to Grindr’s Business—Risks Related to Grindr’s Brand, Products and Services, and Operations—We rely on certain key operating metrics that have not been independently verified to manage our business, we may periodically change our metrics, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.” In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due a variety of factors, including those described in the section entitled “Risk Factors.”
The sources of certain statistical data, estimates and forecasts contained in this proxy statement/prospectus include the following independent industry publications or reports:
•	Global Social Networking Applications Industry, Independent Market Research by Frost & Sullivan, March 2022, which was commissioned by Grindr in 2021 and 2022 (the “Frost & Sullivan Study”).
•	ILGA World, State-Sponsored Homophobia Global Legislation Overview Update Report, 2022 (the “ILGA World Report”).
•	Morning Consult April–May 2022 Q1 Survey of 1000 GBTQ US Adults, commissioned by Grindr (the “Morning Consult Survey”).
Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
TRADEMARKS
This proxy statement/prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
“2022 Equity Incentive Plan” are to the Grindr Inc. 2022 Equity Incentive Plan as amended from time to time, attached to this proxy statement/prospectus as Annex F;
“A&R Forward Purchase Agreement” are to the second amended and restated forward purchase agreement entered into as of May 9, 2022, by and between Tiga and the Sponsor, attached hereto as Annex D;
“A&R Registration Rights Agreement” are to that certain amended and restated registration rights agreement, to be entered into at Closing by and among New Grindr, the Sponsor, the independent directors of Tiga and certain former members of Grindr, in the form attached hereto as Annex E;
“Aggregate Merger Stock Consideration” are to a number of shares of New Grindr Common Stock equal to (x) the quotient obtained by dividing (i) the sum of (a) the Grindr Valuation plus (b) the aggregate exercise price of all in-the-money Grindr Options that are issued and outstanding immediately prior to the Effective Time by (ii) $10.00; plus (y) the number of forward purchase shares and backstop shares received by Grindr or which Grindr is entitled to receive under the A&R Forward Purchase Agreement.
“Aggregate Merger Warrant Consideration” are to a number of New Grindr Warrants equal to and on the same terms as the forward purchase warrants and backstop warrants received by Grindr or which Grindr is entitled to receive under the A&R Forward Purchase Agreement.
“amended and restated memorandum and articles of association” are to Tiga’s amended and restated memorandum and articles of association adopted on July 27, 2020;
“Adjusted ARPPU” are to the Adjusted Average Direct Revenue per Paying User, which is calculated using Adjusted Direct Revenue (excluding purchase accounting adjustments) in any measurement period, divided by Paying Users in such a period divided by the number of months in the period;
“ARPU” are to Average Total Revenue per User, which is calculated based on Total Revenue in any measurement period, divided by our MAUs in such a period divided by the number of months in the period;
“ARPPU” are to the Average Direct Revenue per Paying User, which is calculated based on Direct Revenue in any measurement period, divided by Paying Users in such a period divided by the number of months in the period;
“Available Closing Tiga Cash” are to an amount equal to (i) all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with the Tiga Shareholder Redemption), plus (ii) the Forward Purchase Commitment Amount, the Backstop Subscription Amount and the PIPE Investment, if any (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination, the Forward Purchase Commitment, the Backstop Commitment or the PIPE Investment);
“Backstop Commitment” are to the allocation of up to $50,000,000 of capital of the Forward Purchase Investors to subscribe for up to 5,000,000 backstop shares and up to 2,500,000 backstop warrants, in one or multiple private placements to close prior to or concurrently with the Closing, for the Backstop Subscription Amount pursuant to the A&R Forward Purchase Agreement;
“backstop shares” are to such number of shares of New Grindr Common Stock up to 5,000,000 New Grindr Common Stock to be subscribed by the Forward Purchase Investors pursuant to the Backstop Commitment on the terms of the A&R Forward Purchase Agreement;
“Backstop Subscription Amount” are to the aggregate purchase price actually received by Tiga prior to or substantially concurrently with the closing of the Backstop Commitment;
“backstop warrants” are to such number of New Grindr Warrants up to 2,500,000 New Grindr Warrants to be subscribed by the Forward Purchase Investors pursuant to the Backstop Commitment on the terms of the A&R Forward Purchase Agreement;
“Business Combination” are to the Domestication together with the Merger;
“Closing” are to the consummation of the Business Combination;
“Closing Date” are to the date on which the Mergers are consummated;

“Code” are to the Internal Revenue Code of 1986, as amended;
“Companies Act” are to the Companies Act (As Revised) of the Cayman Islands;
“completion window” are to the period (ending on November 27, 2022) following the completion of the initial public offering at the end of which, if Tiga has not completed an initial business combination, it will redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any);
“Company,” “we,” “us,” and “our” are to Tiga prior to its domestication as a corporation in the State of Delaware and to New Grindr after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to “Grindr Inc.”;
“Condition Precedent Proposals” are to the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Stock Issuance Proposal, collectively;
“COVID-19” are to SARS-CoV-2 or COVID-19, any evolution or variations existing as of or following the date of the Merger Agreement, or any epidemics, pandemics or disease outbreaks;
“COVID-19 Measures” are to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, government order, action, directive, pronouncement, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act, or any changes thereto;
“Credit Agreement” are to the credit agreement dated as of June 10, 2020 by and among Grindr GAP LLC, Grindr Capital LLC, Fortress Credit Corp. and other parties thereto, as amended by Amendment No. 1 to the Credit Agreement, dated as of February 25, 2021, and as further amended by Amendment No. 2 to the Credit Agreement, dated as of June 13, 2022;
“DGCL” are to the Delaware General Corporation Law, as amended;
“Effective Time” are to the time at which the First Merger shall become effective in accordance with the terms of the Merger Agreement;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“extraordinary general meeting” are to the extraordinary general meeting of Tiga duly called by the Tiga Board and held for the purpose of considering and voting upon the proposals set forth in this proxy statement/prospectus;
“First Merger” are to the merger of Merger Sub I with and into Grindr, with Grindr surviving the merger as a wholly owned subsidiary of Tiga;
“founder shares” are to Tiga Class B ordinary shares, and shares of New Grindr Common Stock to be issued to the Sponsor and certain related parties in respect thereof in connection with the Domestication;
“Forward Purchase Commitment” are to the purchase, on a private placement basis, of the forward purchase shares and the forward purchase warrants by the Forward Purchase Investors for the Forward Purchase Commitment Amount pursuant to the A&R Forward Purchase Agreement;
“Forward Purchase Commitment Amount” are to the aggregate purchase price of $50,000,000 received by Tiga prior to or substantially concurrently with the closing of the Forward Purchase Commitment;
“Forward Purchase Investors” are to those certain investors participating in the Backstop Commitment and/or the Forward Purchase Commitment pursuant to the Forward Purchase Agreement;
“forward purchase shares” are to the 5,000,000 shares of New Grindr Common Stock to be purchased, on a private placement basis, by the Forward Purchase Investors pursuant to the A&R Forward Purchase Agreement;

“forward purchase warrants” are to the 2,500,000 New Grindr Warrants to be purchased, on a private placement basis, by the Forward Purchase Investors pursuant to the A&R Forward Purchase Agreement;
“GAAP” are to generally accepted accounting principles in the United States;
“Grindr” are to Grindr Group LLC prior to the Business Combination;
“Grindr App” or “s” are to Grindr’s mobile-based applications;
“Grindr Applications” are to Grindr’s applications through which Grindr currently, or may in the future may provide, its products and services, whether offered via mobile applications or web applications/clients;
“Grindr Awards” are to Grindr Options;
“Grindr Distribution Amount” are to the actual amount of any cash dividend or other dividend or distribution in respect of Grindr Units or equity interests Grindr makes, declares, sets aside, establishes a record date for or makes a payment date for between the date hereof and the Effective Time, provided that the amount of any such dividend or distribution may not exceed the Permitted Distribution Amount;
“Grindr Group LLC Agreement” are to the amended and restated limited liability company agreement of Grindr Group LLC dated December 14, 2020;
“Grindr Options” are to options to purchase Grindr Series X Ordinary Units;
“Grindr Series X Ordinary Units” are to Grindr Series X ordinary units;
“Grindr Series Y Preferred Units” are to Grindr Series Y preferred units;
“Grindr Members” are to members of Grindr immediately prior to the consummation of the Business Combination;
“Grindr Units” are to Grindr Series X Ordinary Units and Grindr Series Y Preferred Units;
“Grindr Valuation” are to $1,584,000,000 plus the amount, if any, by which the Permitted Distribution Amount exceeds the Grindr Distribution Amount;
“Grindr Warrants” are to warrants (excluding Grindr Options) to purchase Grindr Units;
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
“initial public offering” are to Tiga’s initial public offering that was consummated on November 27, 2020;
“initial shareholders” are to the Tiga’s Sponsor and independent directors as of November 27, 2020;
“IPO registration statement” are to the Registration Statement on Form S-1 (333-249853) filed by Tiga in connection with its initial public offering, which became effective on November 23, 2020;
“IRS” are to the U.S. Internal Revenue Service;
“Investment Company Act” are to the Investment Company Act of 1940, as amended;
“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;
“Joinder and Assignment Agreement to A&R Forward Purchase Agreement” are to that certain Joinder and Assignment Agreement to A&R Forward Purchase Agreement to be entered into by and among, San Vicente Parent LLC, Tiga and the Sponsor, the form of which is attached hereto as Annex D-1;
“MAUs”, or Monthly Active Users, are unique devices that have demonstrated activity on the Grindr App over the course of the specified period. Activity on the app is defined as opening the app, chatting with another user, or viewing the cascade of other users. Grindr also excludes devices where all linked profiles have been banned for spam. We calculate MAUs as a monthly average, by counting number of MAUs in each month and then dividing by the number of months in the relevant period;
“Mergers” are to the First Merger and Second Merger;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of May 9, 2022, by and among Tiga, Merger Sub I and Grindr, a copy of which is attached hereto as Annex A, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of October 5, 2022, by and among Tiga, Merger Sub I, Merger Sub II and Grindr, a copy of which is attached hereto as Annex A-1;
“Merger Agreement Amendment No. 1” are to that certain First Amendment to Agreement and Plan of Merger, dated as of October 5, 2022, by and among Tiga, Merger Sub I, Merger Sub II and Grindr, a copy of which is attached hereto as Annex A-1;
“Merger Sub I” are to Tiga Merger Sub LLC;
“Merger Sub II” are to Tiga Merger Sub II LLC;
“Minimum Cash Condition” are to the condition that the obligations of Grindr to consummate the Mergers are conditioned on, among other things, that as of the Closing, after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and after giving effect to (i) the Backstop Subscription Amount and the Forward Purchase Commitment Amount actually received by Tiga at or prior to the Closing Date plus (ii) any PIPE Investment Amount actually received by Tiga at or prior to the Closing Date, is equal to or greater than $100,000,000, Tiga having cash on hand equal to or in excess of $100,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination, the Backstop Commitment, the Backstop Commitment or the PIPE Investment);
“New Grindr” are to Tiga after the Domestication and its name change from Tiga Acquisition Corp. to “Grindr Inc.”;
“New Grindr Board” are to the board of directors of New Grindr;
“New Grindr Common Stock” are to shares of common stock of New Grindr, par value $0.0001 per share;
“New Grindr Options” are to options to purchase shares of New Grindr Common Stock;
“New Grindr Warrants” are to warrants to purchase one (1) share of New Grindr Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued as a matter of law upon conversion of the Tiga Warrants at the time of the Domestication;
“NYSE” are to The New York Stock Exchange;
“ordinary shares” are to the Tiga Class A ordinary shares and the Tiga Class B ordinary shares, collectively;
“Paying Users” are to users that have purchased or renewed a Grindr subscription and/or purchased premium add-ons on the Grindr App. We calculate Paying Users as a monthly average, by counting the number of Paying Users in each month and then dividing by the number of months in the relevant measurement period;
“Permitted Distribution Amount” are to $370,000,000;
“private placement shares” are to Tiga Class A ordinary shares underlying the private placement warrants;
“private placement warrants” are to Tiga’s warrants sold to the Sponsor simultaneously with the consummation of Tiga’s initial public offering, as well as in connection with the extension of the time period for Tiga to consummate a business combination;
“Proposed Bylaws” are to the proposed bylaws of New Grindr upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex I;
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Grindr upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex H;
“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;
“public shares” are to Tiga Class A ordinary shares sold as part of the units in the initial public offering (whether they were purchased in the initial public offering or thereafter in the open market);

“public shareholders” are to the holders of public shares, including the Sponsor and Tiga’s officers and directors to the extent the Sponsor and Tiga’s officers or directors purchase public shares, provided that each of their status as a “public shareholder” shall only exist with respect to such public shares;
“public warrants” are to warrants sold as part of the units in the initial public offering (whether they were purchased in the initial public offering or thereafter in the open market);
“SEC” are to the United States Securities and Exchange Commission;
“Second Merger” are to the merger of Grindr with and into Merger Sub II following the First Merger, with Merger Sub II surviving the merger as a wholly owned subsidiary of Tiga;
“Sponsor” are to Tiga Sponsor LLC, a Delaware limited liability company;
“SV Investments” are to San Vicente Investments, Inc. Immediately prior to the Closing, SV Investments may convert into a limited liability company in the State of Delaware with the name San Vicente Investments LLC;
“Surviving Company” are to Grindr in its capacity as the surviving company of the First Merger;
“Tiga” are to Tiga Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;
“Tiga Board” are to the board of directors of Tiga;
“Tiga Class A ordinary shares” are to Tiga’s Class A ordinary shares, par value $0.0001 per share;
“Tiga Class B ordinary shares” are to Tiga’s Class B ordinary shares, par value $0.0001 per share;
“Tiga Warrants” are to Tiga’s private placement warrants and public warrants;
“Transaction Support Agreement” are to that certain letter agreement, dated as of May 9, 2022, by and between Grindr, Tiga, Merger Sub I, the Sponsor and the independent directors of Tiga, a copy of which is attached hereto as Annex B;
“Treasury Regulations” are to the regulations promulgated under the Code;
“trust account” are to the trust account of Tiga that holds the proceeds from the initial public offering;
“Trust Agreement” are to the Investment Management Trust Agreement, effective as of November 23, 2020, by and between Tiga and Continental Stock Transfer & Trust Company, as trustee;
“units” are to each issued and outstanding unit of Tiga prior to the Domestication;
“Unitholder Support Agreement” are to that certain letter agreement, dated as of May 9, 2022 , by and between Grindr, Tiga, Merger Sub I, the Sponsor and certain unitholders of Grindr, substantially in the form attached hereto as Annex C; and
“Warrant Agreement” are to that certain Warrant Agreement, dated as of November 23, 2020, by and between Tiga and Continental Stock Transfer & Trust Company.

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION
This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the extraordinary general meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”
•
Tiga Acquisition Corp., a Cayman Islands exempted company, which we refer to as “Tiga,” “we,” “us,” or “our,” is a special purpose acquisition company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

•
On November 27, 2020, we consummated the initial public offering of 27,600,000 units, including the issuance of 3,600,000 units as a result of the underwriters’ exercise of their over-allotment option in full. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $276,000,000.

•
Prior to the consummation of the initial public offering, on July 27, 2020, the Sponsor received 5,750,000 founder shares in exchange for a capital contribution of $25,000, or $0.004 per share. On November 23, 2020, we effected a 1,150,000 share dividend, resulting in Tiga’s initial shareholders holding an aggregate of 6,900,000 founder shares. All share and per-share amounts have been retroactively restated to reflect the share dividend. On November 23, 2020, the Sponsor transferred 20,000 founder shares to each of David Ryan, Carman Wong and Ben Falloon for the same per-share price initially paid by the Sponsor, resulting in the Sponsor holding 6,840,000 founder shares. In connection with the underwriters’ exercise of their over-allotment option in full prior to the closing of the initial public offering, on November 27, 2020, no founder shares were surrendered.

•
Simultaneously with the consummation of the initial public offering, we consummated the private sale of an aggregate of 10,280,000 warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, to the Sponsor at the time of the initial public offering at a price of $1.00 per warrant, generating gross proceeds, before expenses, of approximately $10,280,000 (the “initial private placement”). The warrants sold in the initial private placement, or the initial private placement warrants, are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by Tiga, (ii) they (including the Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after Tiga completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights. Upon the closing of the initial public offering and the initial private placement, $278,760,000 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee, and were subsequently invested only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of an initial business combination and (ii) Tiga’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

•
After the payment of underwriting discounts and commissions (excluding the deferred portion of $9,660,000 in underwriting discounts and commissions, which amount will be payable upon consummation of Tiga’s initial business combination if consummated) and approximately $556,649 in expenses relating to the initial public offering, $1,843,237 of the net proceeds of the initial public offering and initial private placement was not deposited into the trust account and was retained by us for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. Our management has broad discretion with respect to the specific application of such net proceeds, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.

•
On January 14, 2021, we announced that, commencing January 14, 2021, holders of the 27,600,000 units sold in the initial public offering may elect to separately trade the shares of Class A common stock and the warrants included in the units. Those units not separated continued to trade on NYSE under the symbol “TINV.U” and the shares of Class A common stock and warrants that were separated trade under the symbols “TINV” and “TINV WS,” respectively.

•
On May 18, 2021, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 20, 2021, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.

•
On November 17, 2021, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On November 22, 2021, the required deposit of $2,760,000 was placed into the trust account and on November 23, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.

•
On May 23, 2022, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 24, 2022, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2022, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants. With these extensions, Tiga will have until November 27, 2022 to consummate a business combination. The total amount of outstanding private placement warrants is 18,560,000 and the total deposits into the trust account have been $287,040,000 ($10.40 per public share).

•	Grindr Group LLC, a Delaware corporation, which we refer to as “Grindr,” owns and operates a social networking application focused on the LGBTQ+ community.
•
On May 9, 2022, Tiga entered into an Agreement and Plan of Merger with Grindr and Merger Sub I, as amended by the First Amendment to Agreement and Plan of Merger, dated as of October 5, 2022, by and among Tiga, Merger Sub I, Merger Sub II and Grindr, which among other things, provides for, following the Domestication of Tiga to Delaware as described herein, the merger of Merger Sub I with and into Grindr, with Grindr surviving the First Merger as a wholly owned subsidiary of New Grindr, and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of such Surviving Company with and into Merger Sub II, with Merger Sub II being the surviving entity of the Second Merger, in accordance with the terms and subject to the conditions of the Merger Agreement.

•
The total number of shares of New Grindr Common Stock to be received by Grindr’s members or reserved for issuance pursuant to the New Grindr equity awards into which Grindr Awards are converted will be equal to an aggregate number of shares of New Grindr Common Stock equal to the Aggregate Merger Stock Consideration.

•
The total number of shares of New Grindr Common Stock to be received by Grindr’s members or reserved for issuance pursuant to the Grindr Warrants assumed by New Grindr will be equal to an aggregate number of shares of New Grindr Common Stock equal to the Aggregate Merger Warrant Consideration.

•
Subject to the terms of the Merger Agreement, the aggregate merger stock consideration payable to holders of Grindr Series X Ordinary Units and options will be equal to the Aggregate Merger Stock Consideration. Subject to the terms of the Merger Agreement, the aggregate merger warrant consideration payable to holders of Grindr Warrants will be equal to the Aggregate Merger Warrant Consideration.

•
In addition, all options to purchase Grindr Series X Ordinary Units that are outstanding as of immediately prior to the First Merger, will be converted into options to purchase shares of New Grindr Common Stock. All warrants to purchase Grindr Series X Ordinary Units that remain outstanding and unexercised as of immediately prior to the First Merger will automatically be assumed by Tiga in accordance with their respective terms (including as to vesting and exercisability).

•
At and following the Closing, the New Grindr Board shall be comprised of nine (9) directors and the majority of the directors shall be independent directors. At the Closing, the initial composition of the New Grindr Board is expected to include James Fu Bin Lu, G. Raymond Zage, III, J. Michael Gearon, Jr.,

Nathan Richardson, Daniel Brooks Baer, George Arison, Gary I. Horowitz, Meghan Stabler and Maggie Lower.
•
Immediately following the Closing, assuming no redemptions, Tiga’s public shareholders are expected to own approximately 13.8% of the voting power of New Grindr; the Sponsor is expected to own approximately 3.4% of the voting power of New Grindr; Tiga’s independent directors are expected to own less than 1% of the voting power of New Grindr on a combined basis; and Tiga’s directors and executive officers as a group are expected to own approximately 3.4% of the voting power of New Grindr on a combined basis. Immediately following the Closing, assuming maximum redemptions, Tiga’s public shareholders are not expected to have any voting power in respect of New Grindr; the Sponsor is expected to own approximately 3.9% of the voting power of New Grindr; Tiga’s independent directors are expected to own less than 1% of the voting power of New Grindr on a combined basis; and Tiga’s directors and executive officers as a group are expected to own approximately 3.9% of the voting power of New Grindr on a combined basis. Immediately after the Business Combination, SV Investments is expected to beneficially own more than 50% of the voting power of New Grindr. As a result, New Grindr will be a “controlled company” within the meaning of the NYSE listing rules. However, New Grindr will not rely on any corporate governance exemptions available to controlled companies under the NYSE listing rules. For further details, see “Beneficial Ownership of Securities.”

•
Tiga management and the Tiga Board considered various factors in determining whether to approve the Merger Agreement and the Business Combination. For more information about the reasons that the Tiga Board considered in making its recommendation, please see the section entitled “Proposal No. 1—The Business Combination Proposal— Tiga’s Board of Directors’ Reasons for Approval of the Business Combination.” When you consider the Tiga Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Tiga shareholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The Tiga Board was aware of these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the Tiga shareholders that they vote “FOR” the proposals presented at the extraordinary general meeting.

•	At the extraordinary general meeting, Tiga’s shareholders will be asked to consider and vote on the following proposals:
•
Proposal No. 1 – The Business Combination Proposal – to consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement. The Merger Agreement provides for, among other things, the merger of Merger Sub I with and into Grindr, with Grindr surviving the First Merger as a wholly owned subsidiary of Tiga, and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of such Surviving Company with and into Merger Sub II, with Merger Sub II being the surviving entity of the Second Merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “Business Combination Proposal”). Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

•
Proposal No. 2 – The Domestication Proposal – to and vote upon a proposal to approve by special resolution, the change of Tiga’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”). Please see the section entitled “Proposal No. 2—The Domestication Proposal”;

•
Proposal No. 3 – The Organizational Documents Proposal – to consider and vote upon a proposal to approve by special resolution and adopt the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Tiga Acquisition Corp., a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the DGCL, and the change of name of the Company from Tiga Acquisition Corp. to Grindr Inc. in connection with the Business Combination (the “Organizational Documents Proposal”). Please see the section entitled “Proposal No. 3—The Organizational Documents Proposal”;

•
Proposal No. 4 – The Governance Proposal – to consider and vote upon by ordinary resolution, on a non-binding advisory basis, certain material differences between Tiga’s amended and restated memorandum and articles of association and the Proposed Certificate of Incorporation and Proposed Bylaws, presented separately in accordance with the United States Securities and Exchange Commission requirements (the “Governance Proposal”). Please see the section entitled “Proposal No. 4—The Governance Proposal”;

•
Proposal No. 5 – The Director Election Proposal – to consider and vote upon a proposal to approve by ordinary resolution of the holders of Tiga Class B ordinary shares the election of nine (9) directors who, upon consummation of the Business Combination, will be the directors of the New Grindr Board. Each director shall be nominated for a one (1) year term to be elected at the subsequent annual meeting of the shareholders following the effectiveness of the Proposed Certificate of Incorporation. At each succeeding annual meeting of the shareholders of New Grindr, beginning with the first annual meeting of the shareholders of New Grindr following the effectiveness of the Proposed Certificate of Incorporation, each of the successors elected to replace the directors whose term expires at that annual meeting shall be elected for a one-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal (the “Director Election Proposal”). Please see the section entitled “Proposal No. 5—The Governance Proposal”;

•
Proposal No. 6 – The Stock Issuance Proposal – to consider and vote upon a proposal to approve by ordinary resolution, for the purposes of complying with the application provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of New Grindr Common Stock to (a) Grindr’s members pursuant to the Merger Agreement, (b) the Forward Purchase Investors pursuant to the Forward Purchase Commitment and the Backstop Commitment, if any and (c) to be reserved for potential future issuances under the 2022 Equity Incentive Plan (the “Stock Issuance Proposal”). Please see the section entitled “Proposal No. 6—The Stock Issuance Proposal;

•
Proposal No. 7 – The Incentive Plan Proposal – to consider and vote upon a proposal to approve by ordinary resolution, the 2022 Equity Incentive Plan (the “Incentive Plan Proposal”). Please see the section entitled “Proposal No. 7—The Incentive Plan Proposal”; and

•
Proposal No. 8 – The Adjournment Proposal – a proposal by ordinary resolution to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). Please see the section entitled “Proposal No. 8—The Adjournment Proposal.”

Each of Proposals No. 1 through 3 and 6 (the “Condition Precedent Proposals”) are cross-conditioned on the approval of the others. Proposals No. 5 and 7 are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal in this proxy statement/prospectus. Proposal No. 4 is constituted of non-binding advisory proposals.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Tiga shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting.
Q.	Why am I receiving this proxy statement/prospectus?
A.
Tiga and Grindr have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and a copy of the Merger Agreement Amendment No. 1 is attached to this proxy statement/prospectus as Annex A-1, and Tiga encourages its shareholders to read them in their entirety. Tiga’s shareholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement and approve the Business Combination, which, among other things, include provisions for the merger of Merger Sub I with and into Grindr, with Grindr surviving the First Merger as a wholly owned subsidiary of Tiga, and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of such Surviving Company with and into Merger Sub II, with Merger Sub II being the surviving entity of the Second Merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal.”

As a condition to the Mergers, Tiga will change its jurisdiction of incorporation by effecting a deregistration under the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Tiga’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding Tiga Class A ordinary share will convert automatically, on a one-for-one basis, into a share of New Grindr Common Stock in accordance with the amended and restated memorandum and articles of association; (2) each then issued and outstanding redeemable Tiga Warrant will convert automatically into a New Grindr Warrant, pursuant to the Warrant Agreement; and (3) each then issued and outstanding unit of Tiga will be separated and converted automatically into one share of New Grindr Common Stock and one-half of one New Grindr Warrant. Please see the section entitled “Proposal No. 2—The Domestication Proposal.”
This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.
The provisions of the Proposed Organizational Documents will differ materially from the amended and restated memorandum and articles of association. Please see “What amendments will be made to the current constitutional documents of Tiga?” below.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.
Q.	When and where is the extraordinary general meeting?
A.
The extraordinary general meeting will be held at Milbank LLP, 55 Hudson Yards, New York, NY 10001 and virtually via live webcast on     at 9:30 a.m. Eastern Time. The extraordinary general meeting can be accessed by visiting www.virtualshareholdermeeting.com/TINV2022SM, where you will be able to listen to the meeting live and vote during the meeting. You will need the meeting control number that is printed on your proxy card to enter the extraordinary general meeting. For the purposes of the articles of association of the company, the physical place of the meeting will be Milbank LLP, 55 Hudson Yards, New York, NY 10001.

Q.	What are the proposals on which I am being asked to vote at the extraordinary general meeting?
A.	The shareholders of Tiga will be asked to consider and vote on the following proposals at the extraordinary meeting:
1.
a proposal to approve by ordinary resolution the Business Combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

2.	a proposal to approve by special resolution the Domestication. Please see the section entitled “Proposal No. 2—The Domestication Proposal”;
3.
a proposal to approve by special resolution and adopt the proposed new certificate of incorporation and the proposed new bylaws of TRAC and the change of name from TRAC to Grindr Inc. Please see the section entitled “Proposal No. 3—The Organizational Documents Proposal”;

4.
a proposal to approve by ordinary resolution, on a non-binding advisory basis, certain material differences between Tiga’s Amended and Restated Memorandum and Articles of Association and the Proposed Certificate of Incorporation and Proposed Bylaws. Please see the section entitled “Proposal No. 4—The Governance Proposal”;

5.
a proposal to approve by ordinary resolution of the holders of Tiga Class B ordinary shares the election of nine (9) directors who, upon consummation of the Business Combination, will be the directors of the New Grindr Board. Please see the section entitled “Proposal No. 5—The Director Election Proposal”;

6.
a proposal to approve by ordinary resolution, for the purposes of complying with the applicable listing rules of The New York Stock Exchange, the issuance of shares of New Grindr Common Stock to Grindr’s members pursuant to the Merger Agreement. Please see the section entitled “Proposal No. 6—The Stock Issuance Proposal”;

7.	a proposal to approve by ordinary resolution the 2022 Equity Incentive Plan. Please see the section entitled “Proposal No. 7—The Incentive Plan Proposal”; and
8.
a proposal by ordinary resolution to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting. Please see the section entitled “Proposal No. 8—The Adjournment Proposal.”

If Tiga’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. The Adjournment Proposal is not conditioned upon the approval of any other proposal in this proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals.
Tiga will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders should read it carefully.
The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q.	Are the proposals conditioned on one another?
A.
Yes. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals.

Q.	Why is Tiga proposing the Business Combination?
A.	Tiga was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities.

On November 27, 2020, Tiga consummated the initial public offering of 27,600,000 units, including the issuance of 3,600,000 units as a result of the underwriters’ exercise of their over-allotment option in full. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $276,000,000.
Simultaneously with the consummation of the initial public offering, Tiga consummated the private sale of an aggregate of 10,280,000 warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, to the Sponsor at the time of the initial public offering at a price of $1.00 per warrant, generating gross proceeds, before expenses, of approximately $10,280,000 (the “initial private placement”). The warrants sold in the initial private placement, or the initial private placement warrants, are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by Tiga, (ii) they (including the Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after Tiga completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights. Upon the closing of the initial public offering and the initial private placement, $278,760,000 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee, and were subsequently invested only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of an initial business combination and (ii) Tiga’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.
On May 8, 2021, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 20, 2021, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.
On November 17, 2021, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On November 22, 2021, the required deposit of $2,760,000 was placed into the trust account and on November 23, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.
On May 23, 2022, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 24, 2022, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2022, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants. With these extensions, Tiga will have until November 27, 2022 to consummate a business combination. The total amount of outstanding private placement warrants is 18,560,000 and the total deposits into the trust account have been $287,040,000 ($10.40 per public share).
Since the initial public offering, Tiga’s activity has been limited to the evaluation of Business Combination candidates.
Grindr is the world’s largest social network focused on the LGBTQ+ community with approximately 10.8 million Monthly Active Users (“MAUs”) and approximately 601 thousand Paying Users in 2021. Grindr’s Paying Users were over 765 thousand and 744 thousand for the three and six months ended June 30, 2022, respectively. According to the Frost & Sullivan Study commissioned by Grindr, Grindr is the largest and most popular gay mobile app in the world, with more MAUs than other LGBTQ+ social networking applications. Grindr enables users to find and engage with each other, share content and experiences, and generally express themselves. Grindr is a pioneer and leading influence on the lifestyle trends and discourse among the global LGBTQ+ community. Grindr is devoted to providing a platform for social interactions for this vibrant community and to cultivating a safe and accepting environment where all are welcome and feel a sense of belonging. As a result, the Grindr platform has become a meaningful part of our users’ social lives embedded at the center of the community as the preferred channel for broadening their connections and engaging with like-minded individuals within the LGBTQ+ community.

The Tiga Board carefully considered the results of the due diligence review of Grindr’s business, the industries in which Grindr operates and Grindr’s current prospects for growth, including the financial and other information provided by Grindr in the course of their negotiations in connection with the Merger Agreement. For additional information, see “Proposal No. 1—The Business Combination Proposal—Tiga’s Board of Directors’ Reasons for Approval of the Business Combination.”
Tiga believes that the Business Combination with Grindr will provide Tiga shareholders with an opportunity to participate in the ownership of a company with significant growth potential. Please see the section entitled “Proposal No. 1—The Business Combination Proposal— Tiga’s Board of Directors’ Reasons for Approval of the Business Combination.” Although the Tiga Board believes that the Business Combination presents a unique Business Combination opportunity and is advisable and in the best interests of Tiga shareholders, the Tiga Board did consider certain potentially material negative factors in arriving at that conclusion. Please see the section entitled “Risk Factors—Risks Related to Grindr’s Business.”
Q.	What will happen in the Business Combination?
A.
Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, Tiga will acquire Grindr in a series of transactions we collectively refer to as the “Business Combination.” The Merger Agreement provides for the merger of Merger Sub I with and into Grindr, with Grindr surviving the First Merger as a wholly owned subsidiary of Tiga, and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of such Surviving Company with and into Merger Sub II, with Merger Sub II being the surviving entity of the Second Merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus.

As a condition to the Mergers, Tiga will change its jurisdiction of incorporation by effecting a deregistration under the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Tiga’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding Tiga Class A ordinary share will convert automatically, on a one-for-one basis, into one share of New Grindr Common Stock in accordance with the amended and restated memorandum and articles of association; (2) each then issued and outstanding redeemable Tiga Warrant will convert automatically into a New Grindr Warrant, pursuant to the Warrant Agreement; and (3) each then issued and outstanding unit of Tiga will be separated and converted automatically into one share of New Grindr Common Stock and one-half of one New Grindr Warrant.
Q.	What will Grindr members receive in return for Tiga’s acquisition of all of the issued and outstanding equity interests of Grindr?
A.
The total number of shares of New Grindr Common Stock to be received by Grindr’s members or reserved for issuance pursuant to the New Grindr equity awards into which Grindr Awards are converted will be equal to an aggregate number of shares of New Grindr Common Stock equal to a number of shares of New Grindr Common Stock equal to the Aggregate Merger Stock Consideration. For further details, see “Business Combination Proposal—The Merger Agreement—Consideration—Aggregate Merger Stock Consideration.”

The total number of shares of New Grindr Common Stock to be received by Grindr’s members or reserved for issuance pursuant to the Grindr warrants assumed by New Grindr will be equal to an aggregate number of shares of New Grindr Common Stock equal to the Aggregate Merger Warrant Consideration. For further details, see “Business Combination Proposal—The Merger Agreement—Consideration—Aggregate Merger Warrant Consideration.”
In addition, all Grindr Options that are outstanding as of immediately prior to the First Merger, will be converted into New Grindr Options. All Grindr Warrants that remain outstanding and unexercised as of immediately prior to the First Merger will automatically be assumed by Tiga in accordance with their respective terms (including as to vesting and exercisability). For further details, see “Business Combination Proposal—Consideration—Treatment of Grindr Options” and “Business Combination Proposal—Consideration—Treatment of Grindr Warrants.”
Q.	What equity stake will current Tiga shareholders and Grindr members hold in New Grindr immediately after the consummation of the Business Combination?
A.
As of the date of this proxy statement/prospectus, there are 34,500,000 ordinary shares issued and outstanding, which includes the 6,840,000 founder shares held by the Sponsor, the 20,000 founder shares held by each of

David Ryan, Carman Wong and Ben Falloon and the 27,600,000 public shares. As of the date of this proxy statement/prospectus, there are outstanding an aggregate of 32,360,000 Tiga Warrants, which includes the 18,560,000 private placement warrants held by the Sponsor and the 13,800,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Tiga Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Grindr Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the Tiga fully diluted share capital would be 66,860,000.
Upon completion of the Business Combination, we anticipate that: (1) Grindr unitholders (without taking into account shares of New Grindr Common Stock issuable to holders of Grindr options) are expected to hold an ownership interest of 81.1% of the issued and outstanding New Grindr Common Stock, (2) the Sponsor (other than the Forward Purchase Investors) and our intimal shareholders are expected to hold an ownership interest of 3.4% of the issued and outstanding New Grindr Common Stock, (3) Tiga’s public stockholders will retain an ownership interest of 12.1% of the issued and outstanding New Grindr Common Stock and (4) the Forward Purchase Investors are expected to hold an ownership interest of 5.0% of the issued and outstanding New Grindr Common Stock. These levels of ownership interest assume (i) that no public stockholders exercise their redemption rights in connection with the Business Combination, (ii) no exercises of warrants to purchase New Grindr Common Stock, (iii) that Grindr reserves 19.4 million shares of New Grindr Common Stock for potential future issuance upon the exercise of New Grindr Options, (iv) Tiga sells and issues 10,000,000 shares of New Grindr Common Stock to the Forward Purchase Investors and (v) Grindr does not make a distribution to Grindr Holdings immediately before closing in an amount up $370.0 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr—Financing Arrangements—Deferred Payment.” If the actual facts are different from these assumptions, the percentage ownership retained by the current Tiga shareholders in Grindr will be different.
For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus—Impact of the Business Combination on New Grindr’s Public Float,” “The 2022 Equity Incentive Plan,” “Unaudited Pro Forma Combined Financial Information” and “Risk Factors— Risks Related to Tiga and the Business Combination—Our stockholders will experience immediate dilution as a consequence of the issuance of New Grindr Common Stock as consideration in the Business Combination and may be further diluted following the closing of the Business Combination as a result of the terms thereof. Having a minority share position may reduce the influence that our current shareholders have on the management of New Grindr.”
Q.	Who will control New Grindr after the Business Combination?
A.
Immediately after the Business Combination, SV Investments is expected to beneficially own more than 50% of the voting power of New Grindr. As a result, New Grindr will be a “controlled company” within the meaning of the NYSE listing rules. However, New Grindr will not rely on any corporate governance exemptions available to controlled companies under the NYSE listing rules.

Q.	Will New Grindr obtain new financing in connection with the Business Combination?
A.
Yes. Tiga has entered into the A&R Forward Purchase Agreement with the Sponsor which provides for the purchase by the Forward Purchase Investors of an aggregate of 5,000,000 forward purchase shares, plus an aggregate of 2,500,000 forward purchase warrants to purchase one share of New Grindr Common Stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per share, in a private placement to close prior to or concurrently with the Closing. To the extent that the Non-FPS Amount (as defined in the A&R Forward Purchase Agreement) is less than $50,000,000 immediately prior to the Closing but following the Domestication, the Forward Purchase Investors have agreed pursuant to the A&R Forward Purchase Agreement to purchase (a) a number of shares of backstop shares equal to (A) (x) $50,000,000 minus (y) the Non-FPS Amount, divided by (B) $10.00, rounded down to the nearest whole number and (b) a number of backstop warrants equal to (I) the number of backstop shares in clause (a) multiplied by (II) 0.5, rounded down to the nearest whole number. In addition to the foregoing, each Forward Purchase Investor may, at its discretion (regardless of the Non-FPS Amount), subscribe for up to 5,000,000 backstop shares plus up to 2,500,000 backstop warrants at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for each backstop share and one-half of one backstop warrant. The obligations under the Forward Purchase Agreement do not depend on whether any Tiga Class A ordinary shares are redeemed by the public shareholders. The forward purchase warrants and the backstop warrants will have the same terms as the public warrants issued as part of the units. Prior to the Closing, we expect that Tiga, the Sponsor and San Vicente Parent LLC will enter into the Joinder and Assignment Agreement to A&R Forward Purchase Agreement, which among other things, will provide for the transfer and assignment of the Sponsor’s rights and obligations under the A&R Forward Purchase Agreement to San Vicente Parent LLC. We further expect that San Vicente Parent LLC will satisfy its obligations under the A&R Forward Purchase Agreement prior to the SV Consolidation (as defined below) and Closing.
Q.	Why is Tiga proposing the Domestication?
A.
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of Tiga’s domicile to Delaware. Further, the Tiga Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The Tiga Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Grindr and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, Tiga will file such documents required pursuant to the Companies Act with the Cayman Islands Registrar of Companies, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Tiga will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Mergers under the Merger Agreement. The approval of the Domestication Proposal requires special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
Q.	What amendments will be made to the current constitutional documents of Tiga?
A.
The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Tiga’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and to approve the replacement Tiga’s amended and restated memorandum and articles of association under Cayman Islands law with the Proposed Organizational Documents under the DGCL, which will be materially modified from the amended and restated memorandum and articles of association in the following respects:

•	change the purpose of New Grindr to engage in “any lawful act or activity for which a corporation may be organized under the DGCL”;
•
provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding New Grindr Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Proposed Bylaws and the provisions in the Proposed Certificate of Incorporation related to Directors, Indemnification and Limitation on Liability of Directors, Forum Selection and Amendments;

•	change the name of Tiga to “Grindr Inc.” and delete the provisions relating to Tiga’s status as a blank check company and retain the default of perpetual existence under the DGCL;
•	change the authorized shares of all classes of capital stock to 1,100,000,000 shares, consisting of 1,000,000,000 shares of New Grindr Common Stock and 100,000,000 shares of preferred stock;
•	adopt Delaware as the exclusive forum for certain shareholder litigation;
•
provide for transfer restrictions with respect to shares of New Grindr Common Stock issued (i) as consideration to members of Grindr in connection with the Mergers and (ii) to directors, officers and employees of New Grindr upon the settlement or exercise of equity awards outstanding immediately following the Closing in respect of Grindr Awards outstanding immediately prior to the Closing; and

•	directors will be elected each year and serve a one-year term.

See “Proposal No. 2—The Organizational Documents Proposal” for additional information.
Q.	How will the Domestication affect my ordinary shares, warrants and units?
A.
As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding Tiga Class A ordinary share will convert automatically, on a one-for-one basis, into a share of New Grindr Common Stock in accordance with the amended and restated memorandum and articles of association, (2) each then issued and outstanding Tiga Class B ordinary share will convert automatically, on a one-for-one basis, into a share of New Grindr Common Stock in accordance with the amended and restated memorandum and articles of association; (3) each then issued and outstanding Tiga Warrant will convert automatically into a New Grindr Warrant, pursuant to the Warrant Agreement and (4) each then issued and outstanding unit of Tiga that has not been previously separated into the underlying Tiga Class A ordinary share and underlying fractional Tiga Warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Grindr Common Stock and one-half of one New Grindr Warrant. See “Proposal No. 2—The Domestication Proposal” for additional information.

Q.	What are the U.S. federal income tax consequences of the Domestication?
A.
As discussed more fully under “U.S. Federal Income Tax Considerations,” it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations,” U.S. Holders (as defined therein) will be subject to Section 367(b) of the Code and, as a result:

•
A U.S. Holder whose Tiga Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of Tiga shares entitled to vote and less than 10% of the total value of all classes of Tiga shares will not recognize any gain or loss and will not be required to include any part of Tiga’s earnings in income;

•
A U.S. Holder whose Tiga Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of Tiga shares entitled to vote and less than 10% of the total value of all classes of Tiga shares generally will recognize gain (but not loss) on the exchange of Tiga Class A ordinary shares for New Grindr Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Tiga Class A ordinary shares provided certain other requirements are satisfied; and

•
U.S. Holder who owns (actually or constructively) 10% or more of the total combined voting power of all classes of Tiga shares entitled to vote or 10% or more of the total value of all classes of Tiga shares generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Tiga Class A ordinary shares.

Tiga does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication. As discussed more fully under “U.S. Federal Income Tax Considerations,” Tiga believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed above, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of Tiga Class A ordinary shares or warrants for New Grindr Common Stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations” with respect to their Tiga Class A ordinary shares generally are not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to Tiga warrants, and the application of the PFIC rules to Tiga warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.”
Each U.S. Holder of Tiga Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of Tiga Class A ordinary shares and warrants for New Grindr Common Stock and warrants pursuant to the Domestication.
Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s New Grindr Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.”
Q.	What conditions must be satisfied to complete the Business Combination?
A.
There are a number of closing conditions in the Merger Agreement, including receipt of certain regulatory approvals, a minimum available cash condition and the approval by the shareholders of Tiga and Grindr of the Business Combination and related agreements and transactions.

For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Merger Agreement.”
Q.
Are there any arrangements to help ensure that Tiga will have sufficient funds, together with the proceeds in its trust account and from the Forward Purchase Commitment and the Backstop Commitment, to fund the aggregate purchase price and meet the minimum available cash condition?

A.
The Merger Agreement provides that the consummation of the Business Combination is conditioned upon, among other things, Tiga having at least $5,000,001 of net tangible assets remaining after giving effect to all public shareholders that properly and timely demand redemption of their shares for cash. Additionally, the obligations of the parties to consummate the Business Combination are conditioned upon, among others, the satisfaction of the Minimum Cash Condition.

Assuming the Forward Purchase Commitment and the Backstop Commitment are both funded in the amount of $50,000,000 each, and in each case, in accordance with their terms, the Minimum Cash Condition will be satisfied regardless of the number of shareholders electing to redeem any shares of Tiga’s Class A ordinary shares.
Assuming (i) the Forward Purchase Commitment is funded in the amount of $50,000,000 and the Backstop Commitment is not funded, in each case, in accordance with their terms, and (ii) shareholders holding less than 82.4% of Tiga’s Class A ordinary shares elect to redeem any shares of Tiga’s Class A ordinary shares, the Minimum Cash Condition will also be satisfied.
Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Sources and Uses for the Business Combination.”

Q.	What happens if I sell my Tiga Class A ordinary shares before the extraordinary general meeting?
A.
The record date for the extraordinary general meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Tiga Class A ordinary shares after the record date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting. However, you will not be able to seek redemption of your Tiga Class A ordinary shares because you will no longer be able to return them for cancellation upon the Closing. If you transfer your Tiga Class A ordinary shares prior to the record date, you will have no right to vote those shares at the extraordinary general meeting or redeem those shares for a pro rata portion of the proceeds held in the trust account.

Q.	What constitutes a quorum at the extraordinary general meeting?
A.
The holders of a majority of the issued and outstanding Tiga ordinary shares entitled to vote as of the record date at the extraordinary general meeting must be present in person, via the virtual meeting platform, or represented by proxy, at the extraordinary general meeting to constitute a quorum and in order to conduct business at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 17,250,001 Tiga ordinary shares would be required to be present at the extraordinary general meeting to achieve a quorum.

Q.	What vote is required to approve the proposals presented at the extraordinary general meeting?
A.	The following votes are required for each proposal at the extraordinary general meeting:
•
Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Governance Proposal: The Governance Proposal is constituted of non-binding advisory proposals, and requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution of the holders of Tiga Class B ordinary shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the Tiga Class B ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q.	How many votes do I have at the extraordinary general meeting?
A.
Our shareholders are entitled to one vote on each proposal presented at the extraordinary general meeting for each ordinary share of Tiga held of record as of October 17, 2022, the record date for the extraordinary general meeting. As of the close of business on the record date, there were 27,600,000 outstanding Tiga Class A ordinary shares and 6,900,000 outstanding Tiga Class B ordinary shares.

Q.	Did Tiga’s Board obtain a third-party fairness opinion in determining whether or not to proceed with the transaction?
A.
Yes. A special committee of Tiga’s Board consisting solely of independent directors received a fairness opinion from Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, as to the fairness, from a financial point of view, to Tiga, of the consideration to be paid by Tiga pursuant to the Merger Agreement. For additional information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Opinion of Financial Advisor to the Special Committee” and the opinion of Duff & Phelps attached hereto as Annex K for additional information.”

Q.	Do I have redemption rights?
A.
If you are a public shareholder, you have the right to demand that Tiga redeem such shares for a pro rata portion of the cash held in the trust account. Tiga sometimes refers to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the prior consent of Tiga.
Under Tiga’s current amended and restated memorandum and articles of association, the Business Combination may be consummated only if Tiga has at least $5,000,001of net tangible assets after giving effect to all public shareholders that properly and timely demand redemption of their shares for cash.
The Sponsor has agreed, for no consideration, to waive its redemption rights with respect to all of its ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q.	How do I exercise my redemption rights?
A.
If you are a public shareholder and wish to exercise your redemption rights, you must demand that Tiga redeem your shares into cash no later than the second business day preceding the vote on the Business Combination Proposal at the extraordinary general meeting by delivering your shares certificate physically or your shares electronically (and any other redemption forms) to Tiga’s transfer agent using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system at least two business days prior to the vote on the Business Combination Proposal at the extraordinary general meeting. Any public shareholder will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was approximately $289.2 million or $10.48 per share, as of October 17, 2022, the record date for the extraordinary general meeting). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon the Closing. However, under Cayman Islands law, the proceeds held in the trust account could be subject to claims which could take priority over those of Tiga’s public shareholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to Tiga unless the Tiga Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).
If you deliver your shares (and/or share certificates (if any) and other redemption forms) for redemption to Tiga’s transfer agent and later decide at any time up to two days prior to the extraordinary general meeting not to elect redemption, you may request that Tiga’s transfer agent return the shares (physically or electronically). You may make such request by contacting Tiga’s transfer agent at the address listed at the end of this section.
Any corrected or changed proxy card or withdrawal of a written demand of redemption rights must be received by Tiga’s transfer agent prior to the vote taken on the Business Combination Proposal at the extraordinary meeting. No demand for redemption will be honored unless the holder’s share (and/or share certificates (if any) and other redemption forms) have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the extraordinary general meeting.
If a public shareholder properly and timely makes a demand as described above, then, if the Business Combination is consummated, New Grindr will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your ordinary shares of Tiga for cash.
Q.	How do the public warrants differ from the private placement warrants and what are the related risks for any public warrant holders post Business Combination?
A.
The public warrants are identical to the private placement warrants in material terms and provisions, except that the private placement warrants will not be redeemable by Tiga so long as they are held by the Sponsor or any of its permitted transferees. If the private placement warrants are held by holders other than the Sponsor or any of its permitted transferees, they will be redeemable by Tiga and exercisable by the holders on the same basis as the public warrants. The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants until 30 days after the consummation of the Business Combination.

In addition, following the consummation of the Business Combination, New Grindr has the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption to each warrant holder, provided that, among other things, the closing price of New Grindr Common Stock is equal to or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the section entitled “Description of Securities – Warrants – Redemption of Warrants for Cash when the price per share of New Grindr Common Stock equals or exceeds $10.00”) for any 20-trading days within a 30-trading day period ending on the third trading day prior to proper notice of such redemption. Since the consummation of the initial public offering and the subsequent separate trading of the Tiga Class A ordinary shares, the last reported sale price of Tiga’s Class A ordinary shares has equaled or exceeded a Reference Value of $10.00 per share from time to time; however, we will not be entitled to redeem the warrants until the Reference Value equals or exceeds $10.00 per share at such time as such warrants are exercisable (i.e., the later of (i) the date that is thirty (30) days after the first date following the consummation of the Business Combination and (ii) the date that is twelve (12) months following the consummation of the initial public offering). The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they have exercised their warrants at a later time when the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of shares of New Grindr Common Stock received upon exercise of the warrants in connection with redemption is capped at 0.3611 shares of New Grindr Common Stock per warrant (subject to adjustment).
In the event New Grindr determined to redeem the public warrants, holders of the redeemable warrants would be notified of such redemption as described in the Warrant Agreement. In addition, New Grindr may redeem warrants after they become exercisable for a number of shares of New Grindr Common Stock determined based on the redemption date and the fair market value of New Grindr Common Stock. Any such redemption may have similar consequences to a cashless redemption described in the section entitled “Description of Securities – Warrants – Public Shareholders’ Warrants”. In addition, such redemption may occur at a time when the warrants are “out-of-the-money”, in which case warrant holders would lose any potential embedded value from a subsequent increase in the value of New Grindr Common Stock had the warrants remained outstanding. For more information, see the section entitled “Description of Securities – Warrants – Public Shareholders’ Warrants”.
Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?
A.
It is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its New Grindr Common Stock generally will be treated as selling such New Grindr Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes, depending on the amount of New Grindr Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.”
All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q.	Do I have appraisal rights if I object to the proposed Business Combination?
A.
The holders of Tiga shares will not have dissenters’ rights under Cayman Islands law in connection with the Mergers as Tiga is not a constituent company of the Mergers. The holders of Tiga units or warrants will not have appraisal rights in connection with the Mergers.

Q.	What happens to the funds deposited in the trust account after the Closing?
A.
On November 27, 2020, Tiga consummated the initial public offering of 27,600,000 units, including the issuance of 3,600,000 units as a result of the underwriters’ exercise of their over-allotment option in full. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $276,000,000. Simultaneously with the consummation of the initial public offering, Tiga consummated the private sale of an aggregate of 10,280,000 warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, to the Sponsor at the time of the initial public offering at a price of $1.00 per warrant, generating gross proceeds, before expenses, of approximately $10,280,000 (the “initial private placement”). Upon the closing of the initial public offering and the initial private placement, $278,760,000 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee.

On May 8, 2021, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 20, 2021, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.
On November 17, 2021, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On November 22, 2021, the required deposit of $2,760,000 was placed into the trust account and on November 23, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.
On May 23, 2022, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 24, 2022, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2022, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants. With these extensions, Tiga will have until November 27, 2022 to consummate a business combination. The total amount of outstanding private placement warrants is 18,560,000 and the total deposits into the trust account have been $287,040,000 ($10.40 per public share).

Following the Closing, the funds in the trust account will be used by New Grindr to pay public shareholders who exercise redemption rights, to fund the Aggregate Merger Stock Consideration and the Aggregate Merger Warrant Consideration, to pay transaction expenses of Tiga and Grindr and to strengthen the balance sheet of New Grindr.
Please see the section entitled “Proposal No. 1—The Business Combination—Sources and Uses for the Business Combination.”
Q.	What happens if a substantial number of public shareholders vote in favor of the proposals and exercise their redemption rights?
A.
Tiga’s public shareholders may vote in favor of the proposals and still exercise their redemption rights. Accordingly, if the minimum available cash condition and the other closing conditions are satisfied or waived in accordance with the Merger Agreement, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders.

Q.	What happens if the Business Combination is not consummated?
A.
If Tiga does not complete the Business Combination for any reason (including because the minimum available cash condition has not been met as a result of redemptions), Tiga would search for another target business with which to complete a business combination. If the Business Combination is not approved or completed for any reason (including because the minimum available cash condition has not been met as a result of redemptions), then Tiga’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account. In such case, Tiga will promptly return any shares returned by public shareholders in accordance with the instructions provided in this proxy statement/prospectus. If Tiga does not complete the Business Combination with Grindr or another target business by November 27, 2022, Tiga must redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any). The Sponsor does not have any redemption rights in the event a business combination is not effected in the completion window, and, accordingly, their founder shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to Tiga’s outstanding warrants. Accordingly, the warrants will be worthless.

Q.	What are the potential impacts on the Business Combination resulting from the Credit Suisse Resignation?
A.
On October 25, 2022, Credit Suisse Securities (USA) LLC (“Credit Suisse”) delivered a notice of resignation (the “Credit Suisse Resignation Letter”) to the SEC pursuant to Section 11(b)(1) under the Securities Act indicating that, effective as of May 10, 2022, they had resigned from, or ceased or refused to act in, any capacity and relationship with respect to the Business Combination, and had disclaimed taking part in any preparation and any responsibility for any portion of information disclosed in this proxy statement/prospectus (the “Credit Suisse Resignation”). Neither Tiga nor Grindr will speculate about the reasons for the Credit Suisse Resignation. In addition, in a letter to Tiga dated October 28, 2022 (the “CS Fee Waiver Letter”), Credit Suisse expressly waived all deferred underwriting commissions owed to them pursuant to the underwriting agreement, dated November 23, 2020, among Credit Suisse, Goldman Sachs (ASIA) L.L.C. and Tiga (the “Underwriting Agreement”). Credit Suisse has performed all their obligations under the Underwriting Agreement to obtain their fee and is therefore gratuitously waiving their right to be compensated. Such a resignation and, to the extent enforceable, fee waiver for services already rendered is unusual. As a result of the Credit Suisse Resignation and the CS Fee Waiver Letter, the transaction fees payable by Tiga will be reduced by an amount equal to the deferred underwriting commission attributable to Credit Suisse as reflected in the Unaudited Pro Forma Combined Financial Information. Neither Tiga nor Grindr believes that the Business Combination is adversely impacted by the Credit Suisse Resignation. See the sections entitled “Summary of the Proxy Statement/Prospectus—Recent Developments” and “Risk Factors—Risks Related to Tiga and the Business Combination— Credit Suisse is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying transactions contemplated by the Business Combination.”

Q.	How does the Sponsor intend to vote on the proposals?
A.
The Sponsor will own of record, on an as-converted basis, an aggregate of 19.8% of the outstanding Tiga ordinary shares (excluding the Class A ordinary shares underlying the private placement warrants) as of the record date. The Sponsor has agreed to vote any and all founder shares and any and all public shares held by them as of the record date, in favor of the Business Combination. The Sponsor may have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Summary of the Proxy Statement/Prospectus—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Q.	When do you expect the Business Combination to be completed?
A.
It is currently anticipated that the Business Combination will be consummated promptly following the Tiga extraordinary general meeting which is set for    , 2022, subject to the satisfaction of customary closing conditions; however, such meeting could be adjourned, as described above. For a description of the conditions to the completion of the Business Combination, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination —Conditions to Closing of the Business Combination.”

Q.	What do I need to do now?
A.
Tiga urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a shareholder and/or warrant holder of Tiga. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card, or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q.	How do I vote?
A.
The extraordinary general meeting will be held at Milbank LLP, 55 Hudson Yards, New York, NY 10001 and virtually via live webcast at 9:30 a.m. Eastern Time, on    . The extraordinary general meeting can be accessed by visiting www.virtualshareholdermeeting.com/TINV2022SM, where you will be able to listen to the meeting live and vote during the meeting. You will need the meeting control number that is printed on your proxy card to enter the extraordinary general meeting. For the purposes of the articles of association of the company, the physical place of the meeting will be Milbank LLP, 55 Hudson Yards, New York, NY 10001.

If you are a holder of record of Tiga’s ordinary shares on October 17, 2022, the record date for the extraordinary general meeting, you may vote at the extraordinary general meeting by attending in person, via the virtual meeting platform or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote, obtain a proxy from your broker, bank or nominee.
Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the shareholders at the extraordinary general meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the extraordinary general meeting. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted as present for the purposes of determining the existence of a quorum but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.
Q.	How will a broker non-vote impact the results of each proposal?
A.	Broker non-votes will not have any effect on the outcome of any proposals. Broker non-votes will be counted as present for the purposes of determining the existence of a quorum.
Q.	May I change my vote after I have mailed my signed proxy card?
A.
Yes. Shareholders of record may send a later-dated, signed proxy card to Tiga’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the extraordinary general meeting or attend the extraordinary general meeting and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Tiga’s transfer agent, which must be received prior to the vote at the extraordinary general meeting.

Q.	What happens if I fail to take any action with respect to the extraordinary general meeting?
A.
If you fail to take any action with respect to the extraordinary general meeting and the proposals are approved by shareholders and the other closing conditions are met, the Business Combination will be consummated in accordance with the terms of the Merger Agreement. As a corollary, failure to vote either for or against any of the proposals will not affect your redemption rights in connection with the Business Combination and your ability exchange your Tiga ordinary shares for a pro rata share of the funds held in Tiga’s trust account. If you fail to take any action with respect to the extraordinary general meeting and the relevant proposal(s) is not approved, we will not consummate the Business Combination.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A.
Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxyholders may use their discretion to vote on any other matters which properly come before the extraordinary general meeting.

Q.	What should I do if I receive more than one set of voting materials?
A.
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares of Tiga.

Q.	Who will solicit and pay the cost of soliciting proxies?
A.
Tiga will pay the cost of soliciting proxies for the extraordinary general meeting. Tiga has engaged Morrow Sodali LLC, which we refer to as “Morrow Sodali,” to assist in the solicitation of proxies for the extraordinary general meeting. Tiga has agreed to pay Morrow Sodali a fee of $30,000, plus disbursements. Tiga will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Tiga will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Tiga ordinary shares for their reasonable expenses in forwarding soliciting materials to beneficial owners of the Tiga ordinary shares and in obtaining voting instructions from those owners. Tiga’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?
A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
To obtain timely delivery, our shareholders must request any additional materials no later than five (5) business days prior to the extraordinary general meeting. You may also obtain additional information about Tiga from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a public shareholder and you intend to seek redemption of your public shares, you will need to deliver your shares (and/or share certificates (if any) and other redemption forms) physically or your shares electronically to Tiga’s transfer agent at the address below no later than two business days prior to the vote at the extraordinary general meeting. See the section entitled “Proposal No. 1—The Business Combination Proposal—Redemption Rights.”
If you have questions regarding the certification of your position or delivery of your shares, share certificates (if any) and/or other redemption forms, please contact:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Business Combination that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination— Merger Agreement.”
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Tiga prior to the consummation of the Business Combination.
Combined Business Summary
The Parties
Tiga
Tiga Acquisition Corp., incorporated on July 27, 2020, is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
Tiga’s units, Tiga’s Class A ordinary shares and Tiga’s warrants are listed on the NYSE under the symbols “TINV U,” “TINV” and “TINV WS,” respectively.
The mailing address of Tiga’s principal executive office is Ocean Financial Centre, Level 40, 10 Collyer Quay, Singapore 049315.
Merger Sub I
Merger Sub I is a wholly owned subsidiary of Tiga formed solely for the purpose of effectuating the First Merger described herein. Merger Sub I was incorporated under the laws of the State of Delaware on April 11, 2022. Merger Sub I owns no material assets and does not operate any business. On the date immediately prior to the Closing Date, Merger Sub I will merge with and into Grindr.
The mailing address of Merger Sub I’s principal executive office is Ocean Financial Centre, Level 40, 10 Collyer Quay, Singapore 049315.
Merger Sub II
Merger Sub II is a wholly owned subsidiary of Tiga formed solely for the purpose of effectuating the Second Merger described herein. Merger Sub II was incorporated under the laws of the State of Delaware on September 9, 2022. Merger Sub II owns no material assets and does not operate any business. As promptly as practicable and as part of the same overall transaction as the First Merger, Merger Sub II will merge with and into the Surviving Company.
The mailing address of Merger Sub II’s principal executive office is Ocean Financial Centre, Level 40, 10 Collyer Quay, Singapore 049315.
Grindr
Grindr is the world’s largest social network focused on the LGBTQ+ community with approximately 10.8 million MAUs and approximately 601 thousand Paying Users, on average, in 2021. Grindr’s Paying Users were over 765 thousand and 744 thousand for the three and six months ended June 30, 2022, respectively. According to the Frost & Sullivan Study commissioned by Grindr, Grindr is the largest and most popular gay mobile app in the world, with more MAUs than other LGBTQ+ social networking applications. Grindr enables users to find and engage with each other, share content and experiences, and generally express themselves. Grindr is a pioneer and leading influence on the lifestyle trends and discourse among the global LGBTQ+ community. Grindr is devoted to providing a platform for social interactions for this vibrant community and to cultivating a safe and accepting environment where all are welcome and feel a sense of belonging. As a result, the Grindr platform has become a meaningful part of users’ social lives and has embedded Grindr at the center of the community as the preferred channel for broadening their connections and engaging with like-minded individuals within the LGBTQ+ community. The Grindr business, founded in 2009, is held by a Delaware limited liability company, incorporated in April 2020. The mailing address of Grindr’s principal executive office is PO Box 69176, West Hollywood, CA 90069.
Proposals to be Put to the Shareholders of Tiga at the Extraordinary General Meeting
Business Combination Proposal
As discussed in this proxy statement/prospectus, Tiga is asking its shareholders to approve by ordinary resolution the Merger Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A as well as the Merger Agreement Amendment No. 1, a copy of which is attached to this proxy statement/prospectus as Annex A-1. The Merger Agreement provides for, among other things, following the Domestication of Tiga to Delaware as described below, the merger of Merger Sub I with and into Grindr (the “First Merger”), with Grindr surviving the First Merger as a wholly owned subsidiary of New Grindr (Grindr, in its capacity as the surviving entity of the First Merger, is sometimes referred to herein as the “Surviving Company”), and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of such Surviving Company with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Second Merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus.
The total number of shares of New Grindr Common Stock to be received by Grindr’s members or reserved for issuance pursuant to the New Grindr equity awards into which Grindr Awards are converted will be equal to a number of shares of New Grindr Common Stock equal to (x) the quotient obtained by dividing (i) the sum of (a) the Grindr Valuation plus (b) the aggregate exercise price of all in-the-money Grindr Options that are issued and outstanding immediately prior to the Effective Time by (ii) $10.00; plus (y) the number of forward purchase shares and backstop shares received by Grindr or which Grindr is entitled to receive under the A&R Forward Purchase Agreement (the “Aggregate Merger Stock Consideration”).
The total number of shares of New Grindr Common Stock to be received by Grindr’s members or reserved for issuance pursuant to New Grindr Warrants into which Grindr Warrants are converted will be equal to and on the same terms as the forward purchase warrants and backstop warrants received by Grindr or which Grindr is entitled to receive under the A&R Forward Purchase Agreement (the “Aggregate Merger Warrant Consideration”).
In addition, all Grindr Options that are outstanding as of immediately prior to the First Merger, will be converted into New Grindr Options. All Grindr Warrants that remain outstanding and unexercised as of immediately prior to the First Merger will automatically be assumed by Tiga in accordance with their respective terms (including as to vesting and exercisability). For further details, see “Business Combination Proposal—Consideration—Treatment of Grindr Options” and “Business Combination Proposal—Consideration—Treatment of Grindr Warrants.”
In addition, Tiga has entered into the A&R Forward Purchase Agreement with the Sponsor which provides for the purchase by the Forward Purchase Investors of an aggregate of 5,000,000 forward purchase shares, plus an aggregate of 2,500,000 forward purchase warrants to purchase one share of New Grindr Common Stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per share, in a private placement to close prior to or concurrently with the Closing. To the extent that the Non-FPS Amount (as defined in the A&R Forward Purchase Agreement) is less than $50,000,000 immediately prior to the Closing but following the Domestication, the Forward Purchase Investors have agreed pursuant to the A&R Forward Purchase Agreement to purchase (a) a number of shares of backstop shares equal to (A) (x) $50,000,000 minus (y) the Non-FPS Amount, divided by (B) $10.00, rounded down to the nearest whole number and (b) a number of backstop warrants equal to (I) the number of backstop shares in clause (a) multiplied by (II) 0.5, rounded down to the nearest whole number. In addition to the foregoing, each Forward Purchase Investor may, at its discretion (regardless of the Non-FPS Amount), subscribe for up to 5,000,000 backstop shares plus up to 2,500,000 backstop warrants at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for each backstop share and one-half of one backstop warrant. The obligations under the A&R Forward Purchase Agreement do not depend on whether any Tiga Class A ordinary shares are redeemed by the public shareholders. The forward purchase warrants and the backstop warrants will have the same terms as the public warrants issued as part of the units. Prior to the Closing, we expect that Tiga, the Sponsor and San Vicente Parent LLC will enter into the Joinder and Assignment Agreement to A&R Forward Purchase Agreement, which among other things, will provide for the transfer and assignment of the Sponsor’s rights and obligations under the A&R Forward Purchase Agreement to San Vicente Parent LLC. We further expect that San Vicente Parent LLC will satisfy its obligations under the A&R Forward Purchase Agreement prior to the SV Consolidation (as defined below) and Closing. The proceeds of the Forward Purchase Commitment and the Backstop Commitment, if any, together with the amounts remaining in Tiga’s trust account as of immediately following the effective time of the First Merger, will be retained by New Grindr following the Closing. For additional information on the A&R Forward Purchase Agreement, see “Business Combination Proposal—Related Agreements—A&R Forward Purchase Agreement.”
Domestication Proposal
As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Tiga will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the Tiga Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Tiga’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Tiga is currently governed by the Companies Act, upon the Domestication, New Grindr will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the amended and restated memorandum and articles of association and the Proposed Organizational Documents.
As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding Tiga Class A ordinary share will convert automatically, on a one-for-one basis, into a share of New Grindr Common Stock in accordance with the amended and restated memorandum and articles of association, (2) each then issued and outstanding Tiga Class B ordinary share will convert automatically, on a one-for-one basis, into a share of New Grindr Common Stock in accordance with the amended and restated memorandum and articles of association, (3) each then issued and outstanding Tiga Warrant will convert automatically into a warrant to acquire one share of New Grindr Common Stock, pursuant to the Warrant Agreement and (4) each then issued and outstanding Tiga Unit will separate and convert automatically into one share of New Grindr Common Stock and one-half of one New Grindr Warrant.
Organizational Documents Proposal
If the Business Combination Proposal and the Domestication Proposal are approved, Tiga will ask its shareholders to approve by special resolution the Organizational Documents Proposal in connection with the replacement of the amended and restated memorandum and articles of association, under the Companies Act, with the Proposed Certificate of Incorporation and the Proposed Bylaws, under the DGCL. The Tiga Board has unanimously approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of New Grindr after the Business Combination. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.
Governance Proposal
Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, Tiga’s shareholders are also being asked to consider and vote upon by ordinary resolutions, on a non-binding advisory basis, certain material differences between Tiga’s amended and restated memorandum and articles of association and the Proposed Certificate of Incorporation and Proposed Bylaws, presented separately in accordance with the United States Securities and Exchange Commission requirements.
The Proposed Organizational Documents differ in certain material respects from the amended and restated memorandum and articles of association and Tiga encourages shareholders to carefully review the information set out in the sections entitled “Organizational Documents Proposal,” “Governance Proposal,” the amended and restated memorandum and articles of association, attached hereto as Annex G and the Proposed Organizational Documents of New Grindr, attached hereto as Annex H and Annex I.
Director Election Proposal
Assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved, Tiga’s shareholders are also being asked to approve by ordinary resolution of the holders of Tiga Class B ordinary shares the Director Election Proposal. For additional information, see “Proposal No. 5—The Director Election Proposal.” Approval of the Director Election Proposal is a condition to the consummation of the Business Combination.
Stock Issuance Proposal
Assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved, Tiga’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal. For additional information, see “Proposal No. 6—The Stock Issuance Proposal.”

Incentive Plan Proposal
Assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved, Tiga’s shareholders are also being asked to approve by ordinary resolution the Incentive Plan Proposal. For additional information, see “Proposal No. 7—Incentive Plan Proposal.”
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Tiga to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the Tiga Board may submit a proposal by ordinary resolution to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Proposal No. 8—The Adjournment Proposal.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see “Business Combination Proposal – Related Agreements.”
A&R Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, New Grindr, the Sponsor, the independent directors of Tiga and certain significant unitholders of Grindr will enter into the A&R Registration Rights Agreement, pursuant to which New Grindr will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Grindr Common Stock and other equity securities of New Grindr that are held by the parties thereto from time to time. The A&R Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Tiga, the Sponsor and other holders of Tiga’s securities party thereto in connection with the initial public offering. For additional information, see “Proposal No. 1—The Business Combination Proposal—Related Agreements—A&R Registration Rights Agreement.”
A&R Forward Purchase Agreement
Tiga has entered into the A&R Forward Purchase Agreement with the Sponsor which provides for the purchase by the Forward Purchase Investors of an aggregate of 5,000,000 forward purchase shares, plus an aggregate of 2,500,000 forward purchase warrants to purchase one share of New Grindr Common Stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per share, in a private placement to close prior to or concurrently with the Closing. To the extent that the Non-FPS Amount (as defined in the A&R Forward Purchase Agreement) is less than $50,000,000 immediately prior to the Closing but following the Domestication, the Forward Purchase Investors have agreed pursuant to the A&R Forward Purchase Agreement to purchase (a) a number of shares of backstop shares equal to (A) (x) $50,000,000 minus (y) the Non-FPS Amount, divided by (B) $10.00, rounded down to the nearest whole number and (b) a number of backstop warrants equal to (I) the number of backstop shares in clause (a) multiplied by (II) 0.5, rounded down to the nearest whole number. In addition to the foregoing, each Forward Purchase Investor may, at its discretion (regardless of the Non-FPS Amount), subscribe for up to 5,000,000 backstop shares plus up to 2,500,000 backstop warrants at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for each backstop share and one-half of one backstop warrant. The obligations under the A&R Forward Purchase Agreement do not depend on whether any Tiga Class A ordinary shares are redeemed by the public shareholders. The forward purchase warrants and the backstop warrants will have the same terms as the public warrants issued as part of the units. Prior to the Closing, we expect that Tiga, the Sponsor and San Vicente Parent LLC will enter into the Joinder and Assignment Agreement to A&R Forward Purchase Agreement, which among other things, will provide for the transfer and assignment of the Sponsor’s rights and obligations under the A&R Forward Purchase Agreement to San Vicente Parent LLC. We further expect that San Vicente Parent LLC will satisfy its obligations under the A&R Forward Purchase Agreement prior to the SV Consolidation (as defined below) and Closing.
Transaction Support Agreement
In connection with the execution of the Merger Agreement, Grindr, Tiga, Merger Sub I, the Sponsor and the directors of Tiga entered into the Transaction Support Agreement. Pursuant to the terms of the Transaction Support Agreement, the Sponsor and the directors of Tiga agreed to, among other things: (i) vote or cause its shares to vote in favor of the Business

Combination Proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) subject to certain exceptions, not transfer, sell, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of their private placement units, Tiga Class A ordinary shares, Tiga Class B ordinary shares or Tiga Warrants (including the Tiga Class A ordinary shares issuable upon exercise thereof) held by the Sponsor and the independent directors of Tiga until the earlier of the Closing or the valid termination of the Merger Agreement, (iii) not, directly or indirectly, solicit, initiate, continue or engage in alternative business combination proposals and (iv) waive applicable anti-dilution protections in Tiga’s amended and restated memorandum and articles of association with respect to the conversion of the Tiga Class B ordinary shares held by Sponsor and the independent directors of Tiga upon consummation of the Business Combination. For additional information, see “Director Designation Rights” and “Proposal No. 1—The Business Combination Proposal—Related Agreements—Transaction Support Agreement.”
Before or substantially simultaneously with Closing, we expect the Sponsor will assign its obligations under the Backstop Commitment and the Forward Purchase Commitment to San Vicente Parent LLC, San Vicente Parent LLC will assume the obligations thereunder and the SV Consolidation will be consummated. In connection with Closing, the Deferred Payment will also be fully repaid. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr—Financing Arrangements—Deferred Payment”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr—Financing Arrangements—SV Consolidation”, “Risk Factors—Risks Related to Grindr’s Business—Risks related to our Indebtedness— Our indebtedness could materially adversely affect our financial condition, our ability to raise additional capital to fund our operations, operate our business, react to changes in the economy or our industry, meet our obligations under our outstanding indebtedness, including significant operating and financial restrictions imposed on us by our debt agreements, and it could divert our cash flow from operations for debt payments”, and “Unaudited Pro Forma Combined Financial Information.”
The following table illustrates varying ownership levels of issued and outstanding New Grindr Common Stock upon completion of the Business Combination, presented under three assumed redemption scenarios (no redemptions, 50% redemption and maximum redemptions by Tiga’s public shareholders) assuming (i) no exercise of warrants to purchase New Grindr Common Stock, and (ii) that Grindr reserves 19.4 million shares of New Grindr Common Stock for potential future issuance upon the exercise of New Grindr Options. If the actual facts are different from these assumptions, the percentage ownership retained by the current Tiga shareholders in Grindr will be different.
	Assuming No Redemptions		Assuming 50% Redemptions(7)		Assuming Maximum Redemptions(8)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Sponsor and certain affiliates(1)(2)	6,900,000	3.4%	6,900,000	3.7%	6,900,000	3.9%
Public Shareholders(3)	27,600,000	13.8%	13,800,000	7.4%	—	0.0%
Forward Purchase Investors(4)	10,000,000	5.0%	10,000,000	5.3%	10,000,000	5.7%
Former Grindr unitholders(5)(6)	156,223,962	77.8%	156,223,962	83.6%	158,983,490	90.4%
Total	200,723,962	100.0%	186,923,962	100.0%	175,883,490	100.0%
(1)	Reflects 6,840,000 of founder shares held by the Sponsor and 60,000 founder shares held by independent directors that will convert into New Grindr Common Stock.
(2)
Excludes 18,560,000 of private placement warrants as the warrants are not expected to be in the money at Closing. Excludes 1,680,000 of private placement warrants available to be issued in the event the $1.7 million related party note disclosed in Tiga’s historical financial statements is converted to warrants upon Closing. The loan is expected to be repaid in cash in connection with the Closing as the conversion price is approximately 150% higher than the value of the warrants as of June 30, 2022.

(3)	Excludes 13,800,000 public warrants as the warrants are not expected to be in the money at Closing.
(4)
Reflects the sale and issuance of 10,000,000 shares of New Grindr Common Stock to certain investors through the A&R Forward Purchase Agreement at $10.00 per share and excludes the additional 5,000,000 redeemable warrants that will be issued in connection with the 10,000,000 shares of New Grindr Common Stock. We expect that prior to Closing, the Sponsor will assign its obligations under the Backstop Commitment and the Forward Purchase Commitment to San Vicente Parent LLC. We further expect that San Vicente Parent LLC will satisfy its obligations under the A&R Forward Purchase Agreement. As part of the SV Consolidation, San Vicente Parent LLC will merge into Grindr and Grindr will assume the rights and all remaining obligations of San Vicente Parent LLC under the A&R Forward Purchase Agreement, and be entitled to receive the shares of New Grindr Common Stock and redeemable warrants issuable thereunder.

(5)
Excludes 3,947,439, 3,947,439 and 4,017,166 shares of New Grindr Common Stock to be issued to the former Grindr unitholders for their historical option awards which will be converted at the same Exchange Ratio in the no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively. Such additional shares would further increase the common stock ownership percentage of the Grindr unitholders and would dilute the share ownership of all other New Grindr shareholders. In the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively, the former Grindr unitholders figures include 6,514,692, 6,514,692 and 6,511,512 shares of New Grindr Common Stock associated with the Series P share based compensation units described in “Beneficial Ownership of Securities”.

(6)
Reflects distributions to former Grindr unitholders of $287.8 million, $287.8 million and $259.5 million in the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively. Of that amount, $155.0 million is to be used to extinguish the remaining Deferred Payment as defined in “Unaudited Pro Forma Combined Financial Information” These distributions in all of the redemption scenarios include $4.5 million of unpaid distribution accrued for on the Grindr historical balance sheet. These distributions combined with the $78.8 million June 2022 distribution paid as disclosed in Note 9 of Grindr’s historical unaudited financial statements make up the total distribution as referenced in the Merger Agreement of $366.6 million, $366.6 million, and $338.3 million dividend in the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively.

(7)	Assumes redemptions of 13,800,000 Tiga Class A ordinary shares at approximately $10.40 per share in connection with the Business Combination.
(8)	Assumes maximum redemptions of 27,600,000 Tiga Class A ordinary shares at approximately $10.40 per share in connection with the Business Combination.

Organizational Structure (Grindr)
The diagrams below depict simplified versions of the current organizational structures of Grindr and the San Vicente Entities (as defined below) involved in the SV Consolidation (as defined below), which will occur prior to the consummation of the Business Combination.

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Business Combination. To see the voting and economic interests of the various post-merger shareholders, please see the question “What equity stake will current Tiga shareholders and Grindr members hold in New Grindr immediately after the consummation of the Business Combination?” in the section entitled “Questions and Answers About the Proposals.” Further, consistent with the voting and economic interest disclosed elsewhere in this proxy statement/prospectus, the diagram below does not take into consideration any shares of New Grindr Common Stock issuable upon exercise of public warrants or private placement interests.

Existing
Grindr Unitholder
Sponsor
Public
Shareholders
Forward
Purchase Investors
% ownership interest; % voting power
% ownership interest; % voting power
% ownership interest; % voting power
% ownership interest; % voting power
New Grindr
Grindr
Grindr's
Operating Subsidiaries

(1)
Prior to the Closing, we expect that Tiga, the Sponsor and San Vicente Parent LLC will enter into the Joinder and Assignment Agreement to A&R Forward Purchase Agreement, which among other things, will provide for the transfer and assignment of the Sponsor’s rights and obligations under the A&R Forward Purchase Agreement to San Vicente Parent LLC. We further expect that San Vicente Parent LLC will satisfy its obligations under the A&R Forward Purchase Agreement prior to the SV Consolidation and Closing.

For more information, see the sections entitled “Proposal No. 1—The Business Combination Proposal,” “Proposal No. 2—The Domestication Proposal,” “Proposal No. 3—The Organizational Documents Proposal,” “Proposal No. 4—The Governance Proposal,” “Proposal No. 5—The Director Election Proposal,” “Proposal No. 6— The Stock Issuance Proposal,” “Proposal No. 7—The Incentive Plan Proposal,” and “Proposal No. 8—The Adjournment Proposal.”
Date, Time and Place of Extraordinary General Meeting of Tiga
The extraordinary general meeting of Tiga will be held at Milbank LLP, 55 Hudson Yards, New York, NY 10001 and virtually via live webcast at 9:30 a.m. Eastern Time, on    . The extraordinary general meeting can be accessed by visiting www.virtualshareholdermeeting.com/TINV2022SM, where you will be able to listen to the meeting live and vote during the meeting. You will need the meeting control number that is printed on your proxy card to enter the extraordinary general meeting. For the purposes of the articles of association of the company, the physical place of the meeting will be Milbank LLP, 55 Hudson Yards, New York, NY 10001.
At the extraordinary general meeting, shareholders will be asked to consider and vote upon the proposals to be put to the extraordinary general meeting and, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if Tiga is not able to consummate the Business Combination.
Voting Power; Record Date
Shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Tiga Class A ordinary shares at the close of business on October 17, 2022, which is the record date for the extraordinary general meeting. Shareholders will have one vote for each Tiga Class A ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Tiga Warrants do not have voting rights.
On the record date, there were 34,500,000 Tiga ordinary shares outstanding, of which 27,600,000 were public shares with the rest being held by the Sponsor.
Quorum and Vote of Tiga Shareholders
A quorum of Tiga shareholder is necessary to hold a valid meeting. A quorum will be present at the Tiga extraordinary general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the meeting are represented in person or by proxy. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
The Sponsor will own of record, on an as-converted basis, 19.8% of the outstanding Tiga ordinary shares as of the record date. Such shares, as well as any Tiga ordinary acquired in the aftermarket by the Sponsor, will be voted in favor of the proposals presented at the extraordinary general meeting.
The following votes are required for each proposal at the extraordinary general meeting:
•
Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Organizational Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Governance Proposal: The Governance Proposal is constituted of non-binding advisory proposals, and requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution of the holders of Tiga Class B ordinary shares under Cayman Islands law, being the affirmative vote of the holders of a majority of the Tiga Class B ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of the others. The Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals.
Redemption Rights
Pursuant to Tiga’s current amended and restated memorandum and articles of association, a public shareholder may demand that Tiga redeem such shares for cash if the Business Combination is consummated. Public shareholders will be entitled to receive cash for these shares only if they demand that Tiga redeem their shares for cash no later than the second business day prior to the vote on the Business Combination Proposal by delivering their shares (and/or share certificates (if any) and other redemption forms) to Tiga’s transfer agent no later than two business days prior to the vote at the meeting. If the Business Combination is not completed, these shares will not be redeemed. If a public shareholder properly and timely demands redemption, New Grindr will redeem each public share held by such shareholder for a full pro rata portion of the trust account, calculated as of two business days prior to the Closing. As of October 17, 2022 the record date for the extraordinary general meeting, this would amount to approximately $10.48 per share. If a public shareholder exercises its redemption rights, then it will be exchanging its New Grindr shares for cash and will no longer own the shares. Please see the section entitled “Extraordinary General Meeting of Tiga—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.
Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash without the prior consent of Tiga.
The Business Combination will not be consummated if Tiga has net tangible assets of less than $5,000,001 after taking into account public shareholders that have properly and timely demanded redemption of their shares for cash.
Holders of Tiga Warrants will not have redemption rights with respect to such securities.
Dissenters’ Rights
The holders of Tiga shares will not have dissenters’ rights under Cayman Islands law in connection with the Mergers as Tiga is not considered a constituent company of the Mergers. The holders of Tiga units or warrants will not have appraisal rights in connection with the Mergers.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Tiga has engaged Morrow Sodali to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares during the meeting if it revokes its proxy before the extraordinary general meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Tiga—Revoking Your Proxy.”
Interests of Certain Persons in the Business Combination
When you consider the recommendation of the Tiga Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, Tiga’s directors and executive officers and certain of their affiliates have interests in such proposal that are different from, or in addition to, those of Tiga shareholders and warrant holders generally. These interests include, among other things, the interests listed below. In each of the minimum redemption scenario and the maximum redemption scenario, as well as all interim levels of redemptions, the Forward Purchase Investors will pay $10.00 per share of New Grindr Common Stock in connection with the Forward Purchase Commitment and the Backstop Commitment, and the consideration payable to security holders of Grindr, which will be paid in the form of shares of New Grindr Common Stock, is being valued at $10.00 per share. As such, regardless of the extent of redemptions, the shares of New Grindr Common Stock owned by non-redeeming shareholders will have an implied value of $10.00 per share upon the consummation of the Business Combination. Notwithstanding the foregoing, public shareholders should be aware that the foregoing interests, and those set forth in more detail below, present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public shareholders – as such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. The Tiga Board was aware of these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the Tiga shareholders that they vote “FOR” the proposals presented at the extraordinary general meeting. In considering the recommendations of the Tiga Board to vote for the proposals, its shareholders should consider these interests. These interests are described under “Business Combination Proposal—Interests of Certain Persons in the Business Combination.”
Certain Engagements in Connection with the Business Combination and Related Transactions
Raine Securities LLC (“Raine”) were engaged by Tiga to act as financial advisors to Tiga in connection with the Business Combination and will receive compensation in connection therewith. Raine (together with its affiliates) is a global investment and advisory firm focused exclusively on the technology, media, and telecom sectors. As such, Raine and its affiliates provide a diversified range of financial services in a broad spectrum of activities, including investment banking, private placement and lending, principal investing, financial and merger & acquisition advisory services, underwriting, investment management activities, sponsoring and managing private investment funds, brokerage, trustee and similar activities on a global basis. In addition, Raine and its affiliates may provide investment banking and other commercial dealings to Tiga, Grindr and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, Raine and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the account of their customers. Such investments and securities activities may involve securities and/or instruments of Tiga or Grindr, or their respective affiliates.
Recommendation to Shareholders
The Tiga Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are advisable and in the best interest of Tiga’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal, if presented.
When you consider the Tiga Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of Tiga shareholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The Tiga Board was aware of these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the Tiga shareholders that they vote “FOR” the proposals presented at the extraordinary general meeting.
Board of Directors Following the Business Combination
At and following the Closing, the New Grindr Board shall be comprised of nine (9) directors, and the majority of the directors shall be independent directors. At the Closing, the initial composition of the New Grindr Board is expected to include James Fu Bin Lu, G. Raymond Zage, III, J. Michael Gearon, Jr., Nathan Richardson, Daniel Brooks Baer, George Arison, Gary I. Horowitz, Meghan Stabler and Maggie Lower.
Each director shall be nominated for a one (1) year term to be elected at the subsequent annual meeting of the shareholders following the effectiveness of the Proposed Certificate of Incorporation. At each succeeding annual meeting of the shareholders of New Grindr, beginning with the first annual meeting of the shareholders of New Grindr following the effectiveness of the Proposed Certificate of Incorporation, each of the successors elected to replace the directors whose term expires at that annual meeting shall be elected for a one-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.
Please see the sections entitled “Proposal No. 1—The Business Combination Proposal—Governance of New Grindr Post-Closing” and “Management of New Grindr Following the Business Combination” for additional information.

Conditions to Closing of Business Combination
Conditions to the Obligations of Each Party
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by Grindr and Tiga:
•	the approval of the proposals set forth in this proxy statement/prospectus by Tiga’s shareholders, will have been obtained;
•	Grindr unitholder approval shall have been obtained;
•
this proxy statement/prospectus will have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•
the applicable waiting period or periods under the HSR Act (and any extensions thereof, including any agreement with any governmental authority to delay consummation of the transactions contemplated by the Merger Agreement) applicable to the transactions contemplated by the Merger Agreement will have expired or been terminated, the parties shall have received CFIUS approval, if and as required or otherwise deemed advisable by the parties after good faith discussions. In connection therewith, in August 2022 the parties submitted a voluntary notice to CFIUS pursuant to Section 721 of the Defense Production Act of 1950, as amended, informing CFIUS of the proposed Business Combination, which triggered a 45-day initial review period. The initial review period for the joint voluntary notice has expired, and CFIUS has initiated an investigation period that will last up to 45 days. As of the date of this proxy statement/prospectus, the parties have not received CFIUS Approval (as defined in the Merger Agreement), and there can be no assurance that CFIUS Approval will be obtained prior to Closing. However, the parties have been communicating with CFIUS throughout the course of its review, and CFIUS has not objected to the parties’ intention to close the Business Combination prior to the conclusion of the CFIUS review. See “Risk Factors—Risks Related to Regulation and Litigation— The Business Combination remains subject to review by CFIUS and we are not certain how the outcome of the review will impact the Business Combination”;

•
there will not be in force any governmental order, statute, rule or regulation or other action restraining, enjoining or otherwise prohibiting the consummation of the Mergers or otherwise making the consummation of the Mergers illegal or otherwise prohibited;

•	Tiga will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the share redemptions; and
•	the shares of New Grindr Common Stock to be issued in connection with the Mergers will have been approved for listing on the NYSE subject to official notice thereof.
Conditions to the Obligations of the Tiga Parties
The obligations of the Tiga Parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Tiga:
•
the Grindr Fundamental Representations since the date of the most recent balance sheet will be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all respects at and as of such date;

•
each of the remaining representations and warranties of Grindr contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, Grindr Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Grindr Material Adverse Effect;

•	each of the covenants of Grindr to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 30-day cure period);

•	no Grindr Material Adverse Effect shall have occurred between the date of the Merger Agreement and the Closing Date;
•	the full repayment and final settlement of the promissory note owed to Grindr by Catapult GP II LLC;
•
all parties to each of the Ancillary Agreements (other than Tiga) shall have delivered, or caused to be delivered, to Tiga copies of each of the Ancillary Agreements duly executed by all such parties, and each of the Ancillary Agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto (other than Tiga and Merger Sub I); and

•
other than those persons identified as continuing directors in the Grindr disclosure letter, all members of the board of managers of Grindr and all executive officers of Grindr shall have executed written resignations effective as of the Effective Time.

Conditions to the Obligations of Grindr
The obligations of Grindr to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Grindr:
•
the Tiga Fundamental Representations in the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively will be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all respects at and as of such date;

•
each of the representations and warranties of Tiga regarding absence of any changes, the authorized share capital of Tiga and the exercisability of the Tiga Warrants will be true and correct other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct other than de minimis inaccuracies at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements,

•
each of the other representations and warranties of Tiga (disregarding any qualifications and exceptions contained therein relating to materiality and material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; provided, that, the representations and warranties regarding absence of any changes shall be true and correct solely as of the date of the Merger Agreement;

•	each of the covenants of Tiga to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 30-day cure period);
•
the Domestication will have been completed as contemplated by the Merger Agreement and a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Grindr (for additional information, see “Domestication Proposal”);

•
excluding deferred underwriting fees and commissions and any fees and expenses incurred in connection with the negotiation, preparation and execution of the Merger Agreement and the performance of the transactions contemplated thereby, the total outstanding liabilities of Tiga shall not exceed $2,700,000;

•	the Minimum Cash Condition. For more information, see “Business Combination Proposal—Minimum Cash Condition” above;
•	the Backstop Commitment and the Forward Purchase Commitment shall have been consummated, where required;
•
other than those persons identified as continuing directors on Grindr’s disclosure letter, all members of the Tiga Board and all executive officers of Tiga shall have executed written resignations effective as of the Effective Time; and

•
all parties to each of the Ancillary Agreements (other than Grindr) shall have delivered, or caused to be delivered, to Grindr copies of each of the Ancillary Agreements duly executed by all such parties.

Anticipated Accounting Treatment
The Domestication
The Domestication is being proposed solely for the purpose of changing the legal domicile of Tiga. There will be no accounting effect or change in the carrying amount of the assets and liabilities of Tiga as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Grindr immediately following the Domestication will be the same as those of Tiga immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization for which Grindr has been determined to be the accounting acquirer (the “Reverse Recapitalization”). As the Business Combination will be accounted for as a Reverse Recapitalization, no goodwill or other intangible assets will be recorded, in accordance with GAAP. Under this method of accounting, Tiga will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of Grindr issuing stock for the net assets of Tiga, accompanied by a recapitalization. The net assets of Tiga will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of Grindr.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC. On May 23, 2022, Tiga and Grindr filed the required notice and furnished the required information under the HSR Act to the Antitrust Division of the DOJ and the FTC. The 30-day HSR waiting period expired on June 22, 2022 at 11:59 PM.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority or private party will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Neither Tiga nor Grindr is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Emerging Growth Company
Tiga is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Tiga has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Tiga, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Tiga’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Recent Developments
Credit Suisse was an underwriter for the initial public offering of securities of Tiga, which public offering was consummated on November 23, 2020. Neither Tiga nor Grindr has formally engaged Credit Suisse to serve as an advisor in any capacity related to the Business Combination. Additionally, Credit Suisse was not responsible for the preparation of any disclosure that is included in this proxy statement/prospectus, or any materials underlying such disclosure. Credit Suisse was not involved in the preparation of any materials received by the Tiga Board or Grindr's board of directors or management. Credit Suisse produced no work product in relation to the Business Combination for which Tiga relied on their expertise.
Prior to Tiga and Grindr executing the merger agreement, Credit Suisse informed Tiga it was terminating all activity with regard to the Business Combination and requested that no references to Credit Suisse be made in any filing or press release in connection with the Business Combination. Credit Suisse had previously assisted Tiga with due diligence related to Grindr and, with all other members of the transaction working group, received preliminary drafts of the proxy statement/prospectus prepared by Tiga and Grindr and provided limited comments in the ordinary course. Previously, Credit Suisse had also assisted Tiga with diligence and structural analysis relating to an abandoned opportunity. Credit Suisse did not introduce any potential business combination opportunities to Tiga with which Tiga activelly eenngaged.
On October 25, 2022, Credit Suisse delivered the Credit Suisse Resignation Letter to the SEC. Neither Tiga nor Grindr will speculate about the reasons for the Credit Suisse Resignation. In addition, pursuant to the CS Fee Waiver Letter, Credit Suisse has expressly waived all deferred underwriting commissions owed to them pursuant to the Underwriting Agreement. Credit Suisse has performed all their obligations under the Underwriting Agreement to obtain their fee and is therefore gratuitously waiving their right to be compensated. Such a resignation and, to the extent enforceable, fee waiver for services already rendered is unusual. As a result of the Credit Suisse Resignation and the CS Fee Waiver Letter, the transaction fees payable by Tiga will be reduced by an amount equal to the deferred underwriting commission attributable to Credit Suisse as reflected in the Unaudited Pro Forma Combined Financial Information.
As of the date of this proxy statement/prospectus, there is no dispute between any of Tiga, Grindr or Credit Suisse, or any combination of the foregoing with respect to the Credit Suisse Resignation discussed above. Neither Tiga nor Grindr believes that the Credit Suisse Resignation will adversely impact the transactions described in this proxy statement/prospectus or the consummation of the Business Combination. See also “Risk Factors—Risks Related to Tiga and the Business Combination—Credit Suisse is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying transactions contemplated by the Business Combination.”
Tiga continues to have customary obligations with respect to use of information and indemnification under the Underwriting Agreement. In particular, as is customary, certain provisions of the Underwriting Agreement shall survive Credit Suisse’s resignation. These provisions include Tiga’s obligation to (i) indemnify and hold harmless each underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls the underwriter within the meaning of the Securities Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in this proxy statement/prospectus, or in any preliminary prospectus, prospectus, “road show” as defined in Section 433(h) of the Securities Act or any Written Testing-the-Waters Communication (as defined in the Underwriting Agreement) or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such indemnified party is a party thereto), whether threatened or commenced; subject in each case to customary exceptions.
In addition, the Underwriting Agreement described above contains a contribution provision in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party, however, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the offered securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay. There can be no assurance that Tiga would have sufficient funds to satisfy such indemnification claims or that after satisfying such indemnification claims, Tiga would have sufficient funds to satisfy the Minimum Cash Condition in order to consummate the Business Combination under the Merger Agreement. See “Risk Factors—Risks Related to Tiga and the Business Combination—We may not have sufficient funds to satisfy indemnification claims of the underwriters involved in the initial public offering or their respective directors and executive officers pursuant to the Underwriting Agreement.”
At no time prior to or after the Credit Suisse Resignation did Credit Suisse indicate that they had any specific concerns with the Business Combination and Credit Suisse did not advise Tiga or Grindr that it was in disagreement with the contents of this proxy statement/prospectus or the registration statement of which it forms a part. We provided the disclosure in this proxy statement/prospectus pertaining to the Credit Suisse Resignation (the “Credit SuisseResignation Disclosure”) to Credit Suisse and requested confirmation that they agree with the Credit Suisse Resignation Disclosure. Following delivery of the Credit Suisse Resignation Disclosure to Credit Suisse, they have stated that they do not intend to review the Credit Suisse Resignation Disclosure. There can be no assurances that Credit Suisse agrees with the Credit Suisse Resignation Disclosure and no inference can be drawn to this effect. Shareholders should not put any reliance either on the participation of Credit Suisse in the initial public offering of Tiga prior to the Credit Suisse Resignation or on the Credit Suisse Resignation in respect of the transactions described in this proxy statement/prospectus.
Tiga shareholders may be more likely to elect to redeem their shares as a result of the Credit Suisse Resignation. See also “Risk Factors—Risks Related to Tiga and the Business Combination—Credit Suisse is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlyingtransactions contemplated by the Business Combination..”
Tiga’s shareholders may believe that when financial institutions, such as Credit Suisse, are named in a proxy statement/prospectus, the involvement of such institutions typically presumes a level of due diligence and independent analysis on the part of such financial institution and that the naming of such financial institutions generally means that a financial institution has done a level of due diligence ordinarily associated with a professional engagement. The Credit Suisse Resignation Letter stated that, among other things, Credit Suisse is not responsible for any part of this proxy statement/prospectus. Credit Suisse did not provide any additional detail in the Credit Suisse Resignation Letter either to Tiga or Grindr or to the SEC. Neither Tiga nor Grindr will speculate about the reasons for the Credit Suisse Resignation. Accordingly, shareholders should not place any reliance either on the participation of Credit Suisse in the initial public offering of Tiga prior to the Credit Suisse Resignation or on the Credit Suisse Resignation in respect of the transactions contemplated by this proxy statement/prospectus.
In addition, we note that unaffiliated investors are subject to certain material risks as a result of Grindr going public through a merger rather than through an underwritten initial public offering. See “Risk Factors—Risks Related to Tiga and the Business Combination—Because the post-combination company will become a publicly-traded company by virtue of a merger as opposed to an underwritten initial public offering, the process does not use the services of one or more underwriters, which could result in less diligence being conducted.”
Risk Factors
In evaluating the Business Combination and the relevant proposals to be considered and voted on as described in this proxy statement/prospectus, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 58 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of the Tiga and Grindr to complete the Business Combination, and (ii) the business, cash flows, financial condition, and results of operations of Grindr prior to the consummation of the Business Combination, and (iii) New Grindr following consummation of the Business Combination. Some of the more significant challenges and risks related to Grindr, Tiga, the Business Combination and New Grindr Common Stock are summarized below:
•
Grindr’s business depends on the strength and market perception of the Grindr brand, and if events occur that damage Grindr’s reputation and brand, its ability to expand its base of users may be impaired, and its business could be materially and adversely affected.

•	Changes to Grindr’s existing products and services, or the development and introduction of new products and services, could fail to attract or retain users or generate revenue and profits.
•
If Grindr fails to retain existing users or add new users, or if its users decrease their level of engagement with its products and services or do not convert to paying users, its revenue, financial results and business may be significantly harmed.

•
Inappropriate actions by certain of Grindr’s users could be attributed to Grindr and damage Grindr brand or reputation, or subject Grindr to regulatory inquiries, legal action, or other liabilities, which, in turn, could materially adversely affect its business.

•	Unfavorable media coverage could materially and adversely affect Grindr’s business, brand, or reputation.
•	The online social networking industry in which Grindr operates is highly competitive, and if Grindr cannot compete effectively its business will suffer.
•	Grindr’s quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.
•
The distribution, marketing of, and access to Grindr’s products and services depend, in large part, on third-party platforms and mobile application stores, among other third-party providers. If these third parties limit, prohibit, fail to operate, or otherwise interfere with the distribution or use of Grindr’s products or services in any material way, it could materially and adversely affect its business, financial condition, and results of operations.

•
Privacy concerns relating to Grindr’s products and services and the use of user information could negatively impact its user base or user engagement, which could have a material and adverse effect on Grindr’s business, financial condition, and results of operations.

•
Grindr relies primarily on the Apple App Store and Google Play Store as the channels for processing of payments. In addition, access to Grindr’s products and services depend on mobile App stores and other third parties such as data center service providers, as well as third-party payment aggregators, computer systems, internet transit providers and other communications systems and service providers. Any deterioration in Grindr’s relationship with Apple, Google or other such third parties may negatively impact its business.

•
Adverse social and political environments for the LGBTQ+ community in certain parts of the world, including actions by governments or other groups, could limit Grindr’s geographic reach, business expansion, and user growth, any of which could materially and adversely affect its business, financial condition, and results of operation.

•
Grindr has identified material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of its consolidated financial statements, and have other adverse consequences.

•
Security breaches, unauthorized access to or disclosure of Grindr’s data or user data, other hacking and phishing attacks on its systems, or other data security incidents could compromise sensitive information related to its business and/or user personal data processed by Grindr or on its behalf and expose Grindr to liability, which could harm its reputation, generate negative publicity, and materially and adversely affect its business.

•
Grindr’s success depends, in part, on the integrity of its information technology systems and infrastructures and on its ability to enhance, expand, and adapt these systems and infrastructures in a timely and cost-effective manner.

•	Grindr’s success depends, in part, on its ability to access, collect, and use personal data about its users and to comply with applicable privacy and data protection laws and industry best practices.
•
Grindr’s business is subject to complex and evolving U.S. and international laws and regulations. Many of these laws and regulations are subject to change or uncertain interpretation, and could result in claims, changes to Grindr’s business practices, monetary penalties, increased cost of operations, declines in user growth or engagement, negative publicity; or other harm to its business.

•
The varying and rapidly evolving regulatory framework on privacy and data protection across jurisdictions could result in claims, changes to Grindr’s business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm its business.

•
Grindr is subject to litigation, regulatory and other government investigations, enforcement actions, and settlements, and adverse outcomes in such proceedings could have a materially adverse effect on its business, financial condition, and results of operation.

•	Activities of Grindr’s users or content made available by such users could subject Grindr to liability.
•
Grindr’s indebtedness could materially adversely affect its financial condition, its ability to raise additional capital to fund its operations, operate its business, react to changes in the economy or its industry, meet its obligations under its outstanding indebtedness, including significant operating and financial restrictions imposed on Grindr by its debt agreements, and it could divert its cash flow from operations for debt payments.

•	The Business Combination remains subject to review by CFIUS and we are not certain how the outcome of the review will impact the Business Combination or New Grindr’s business.
Please see the section entitled “Risk Factors” beginning on page 58 of this proxy statement/prospectus for a discussion of these and other factors you should consider in evaluating the Business Combination.
•	The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Tiga’s public shareholders vote.
•
The Sponsor, certain members of the Tiga Board and certain Tiga officers have interests in the Business Combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

TIGA’S SUMMARY HISTORICAL FINANCIAL INFORMATION
The information presented below is derived from Tiga’s unaudited financial statements included elsewhere in this proxy statement/prospectus for the six months ended June 30, 2022 and 2021 and the balance sheet data as of June 30, 2022 and Tiga’s audited financial statements included elsewhere in this proxy statement/prospectus for the year ended December 31, 2021 and for the period from July 27, 2020 (inception) through December 31, 2020 and the balance sheet data as of December 31, 2021 and 2020.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Tiga’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Tiga’s historical financial statements and accompanying footnotes, included elsewhere in this proxy statement/prospectus.
	As of June 30,	As of December 31,
	2022	2021	2020
ASSETS
Current Assets
Cash	$165,655	$17,499	$1,144,776
Prepaid expenses	106,875	123,750	262,499
Total Current Assets	272,530	141,249	1,407,275

Cash and Investments held in Trust Account	287,542,770	284,379,776	278,774,646
Total Assets	$287,815,300	$284,521,025	$280,181,921

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accrued expenses	3,254,399	$559,183	$37,067
Convertible promissory note – related party	1,680,000	—	26,780
Total Current Liabilities	4,934,399	559,183	63,847

Forward Purchase Agreement Liabilities	5,521,061	5,008,045	6,757,777
Warrant liability	19,134,810	21,220,018	39,232,167
Deferred underwriting fee payable	9,660,000	9,660,000	9,660,000
Total Liabilities	39,250,270	36,447,246	55,713,791

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,600,000 shares at redemption value of $10.42, $10.30 and $10.10 per share as of June 30, 2022, December 31, 2021 and 2020, respectively	287,542,770	284,280,000	278,760,000

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no shares issued or outstanding, excluding 27,600,000 shares subject to possible redemption at June 30, 2022 and December 31, 2021	—	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding as of June 30, 2022, December 31, 2021 and December 31, 2020, respectively	690	690	690
Additional paid-in capital	—	—	—
Accumulated deficit	(38,978,430)	(36,206,911)	(54,292,560)
Total Shareholders’ Deficit	(38,977,740)	(36,206,221)	(54,291,870)
Total Liabilities and Shareholders’ Deficit	$287,815,300	$284,521,025	$280,181,921

Statement of Operations
	For the three months ended June 30,		For the six months ended June 30,		For the year ended December 31,	For the period from July 27, 2020 (inception) to December 31,
	2022	2021	2022	2021	2021	2020
Operating costs	$3,037,584	$650,003	$4,243,935	$834,787	$1,761,362	$124,923
Loss from operations	(3,037,584)	(650,003)	(4,234,935)	(834,787)	(1,761,362)	(124,923)

Other income (expenses):
Interest earned on investments held in Trust Account	363,264	3,355	402,994	35,076	85,130	14,646
Change in fair value of warrant liabilities	(81,153)	79,548	4,926,361	11,534,063	23,121,405	(11,408,319)
Fair value of private placement warrants in excess of purchase price	(4,031,433)	4,205,105	(81,153)	79,548	—	(1,646,600)
Change in fair value of forward purchase agreement liabilities	(731,176)	1,787,878	(513,016)	184,109	1,749,732	(3,358,302)
Initial loss on forward purchase agreement liabilities	—	—	—	—	—	(3,399,475)
Transaction costs allocable to derivatives	—	—	—	—	—	(928,450)
Total other income (expenses), net	(4,480,498)	6,075,886	4,735,186	11,832,796	24,956,267	(20,726,500)

Net income (loss)	$(7,518,082)	$5,425,883	$491,251	$10,998,009	$23,194,905	$(20,851,423)

Weighted average shares outstanding of Class A ordinary shares	27,600,000	27,600,000	27,600,000	27,600,000	27,600,000	21,660,759
Basic and diluted net income (loss) per share, Class A ordinary shares	$(0.22)	$0.16	$0.01	$0.32	$0.67	$(0.79)
Weighted average shares outstanding of Class B ordinary shares	6,900,000	6,900,000	6,900,000	6,900,000	6,900,000	4,870,253
Basic and diluted net income (loss) per share, Class B ordinary shares	$(0.22)	$0.16	$0.01	$0.32	$0.67	$(0.79)

Statement of Cash Flows
	For the six months ended June 30,		For the year ended December 31,	For the period from July 27, 2020 (inception) to December 31,
	2022	2021	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$491,251	$10,998,009	$23,194,905	$(20,851,423)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liabilities	(4,926,361)	(11,534,063)	(23,121,405)	11,408,319
Change in fair value of forward purchase agreement liabilities	513,016	(184,109)	(1,749,732)	3,358,302
Fair value of private placement warrants in excess of purchase price	81,153	(79,548)	—	1,646,600
Interest earned on investments held in Trust Account	(402,994)	(35,076)	(85,130)	(14,646)
Formation cost paid by Sponsor in exchange for issuance of founder shares	—		—	5,000
Initial loss on forward purchase agreement liabilities	—		—	3,399,475
Transaction costs allocable to derivatives	—		—	928,450
Changes in operating assets and liabilities:
Prepaid expenses	16,875	22,860	138,749	(262,499)
Accrued expenses	2,695,216	497,767	522,116	37,067
Net cash used in operating activities	$(1,531,844)	$(314,160)	$(1,100,497)	$(345,355)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(2,760,000)	(2,760,000)	$(5,520,000)	$(278,760,000)
Net cash used in investing activities	(2,760,000)	(2,760,000)	$(5,520,000)	$(278,760,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	—	—	270,480,000
Proceeds from promissory note – related party	1,680,000	—	—	300,000
Repayment of promissory note – related party	—	—	—	(300,000)
Payment of offering costs	—	(26,780)	(26,780)	(509,869)
Proceeds from sale of Private Placements Warrants	2,760,000	2,760,000	5,520,000	10,280,000
Net cash provided by financing activities	$4,440,000	2,733,220	$5,493,220	$280,250,131

Net Change in Cash	$148,156	$(340,940)	$(1,127,277)	$1,144,776
Cash – Beginning of period	$17,499	$1,144,776	1,144,776	—
Cash – End of period	$165,655	$803,836	$17,499	$1,144,776

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$26,780	$—	$26,780
Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$—	$—	$—	$20,000
Deferred underwriting fee payable	$—	$—	$—	$9,660,000

GRINDR’S SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
The following tables set forth a summary of Grindr’s historical consolidated financial and operating data as of, and for the periods ended on, the dates indicated.
The selected historical consolidated statements of operations and comprehensive income (loss) data and statement of cash flows data presented below of Grindr are derived from Grindr’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for the three and six months ended June 30, 2022 and 2021 and the selected historical unaudited condensed consolidated balance sheet data as of June 30, 2022 and Grindr’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for the year ended December 31, 2021 and the period from June 11, 2020 to December 31, 2020 (Successor), the period from January 1, 2020 to June 10, 2020 and the year ended December 31, 2019 (Predecessor) and the historical consolidated balance sheet data as of December 31, 2021 and December 31, 2020 (Successor). In Grindr’s management’s opinion, the unaudited interim financial statements include all adjustments necessary to state fairly Grindr’s financial position as of June 30, 2022, and the results of operations for the three and six months ended June 30, 2022 and 2021.
The historical results presented below are not necessarily indicative of the results to be expected for any future period and the interim results are not necessarily indicative for the annual period. You should read carefully the following selected information in conjunction with “Grindr’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Grindr’s historical consolidated financial statements and accompanying footnotes, included elsewhere in this prospectus.
	Successor
(Amounts in thousands, except per share data)	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months ended June 30, 2022	Six Months ended June 30, 2021
Consolidated Statements of Operations and Comprehensive Loss Data
Revenue	$46,555	$34,779	$90,085	$62,563
Operating costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	12,102	8,588	23,803	16,102
Selling, general and administrative expenses	23,241	6,549	33,491	13,463
Product development expense	4,175	2,206	7,822	4,581
Depreciation and amortization	9,092	10,721	18,118	21,826
Total operating costs and expenses	48,610	28,064	83,234	55,972
Income (loss) from operations	(2,055)	6,715	6,851	6,591
Other (expense) income
Interest (expense) income, net	(3,256)	(4,489)	(6,212)	(10,563)
Other income (expense), net	2	26	(66)	(30)
Total other (expense) income	(3,254)	(4,463)	(6,278)	(10,593)
Net income (loss) before income tax	(5,309)	2,252	573	(4,002)
Income tax provision (benefit)	(1,000)	458	253	(675)
Net income (loss) and comprehensive income (loss)	$(4,309)	$1,794	$320	$(3,327)
Net income (loss) per unit/share - Basic and Diluted	$(0.04)	$0.02	$—	$(0.03)

Consolidated Balance Sheet Data (at period end/year end):
Cash and cash equivalents	$25,548		$25,548
Total assets	$446,067		$446,067
Total debt	$195,660		$195,660
Total liabilities	248,775		248,775
Total members’ / stockholders’ equity	197,292		197,292

Statement of Cash Flows Data:
Net cash (used in) provided by operating activities			27,836	3,579
Net cash (used in) provided by investing activities			(2,176)	(1,295)
Net cash (used in) provided by financing activities			(15,890)	(2,880)

	Successor		Predecessor
(Amounts in thousands, except per share data)	Year ended December 31, 2021	Period from June 11, 2020 to December 31, 2020	Period from January 1, 2020 to June 10, 2020	Year ended December 31, 2019
Consolidated Statements of Operations and Comprehensive Loss Data
Revenue	$145,833	$61,078	$43,385	$108,698
Operating costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	37,358	18,467	12,954	27,545
Selling, general and administrative expenses	30,618	15,671	15,583	32,573
Product development expense	10,913	7,278	7,136	11,059
Depreciation and amortization	43,234	17,639	10,642	27,412
Total operating costs and expenses	122,123	59,055	46,315	98,589
Income (loss) from operations	23,710	2,023	(2,930)	10,109
Other (expense) income
Interest (expense) income, net	(18,698)	(15,082)	277	386
Other income (expense), net	1,288	142	(76)	(348)
Total other (expense) income	(17,410)	(14,940)	201	38
Net income (loss) before income tax	6,300	(12,917)	(2,729)	10,147
Income tax provision (benefit)	1,236	(1,958)	(615)	2,441
Net income (loss) and comprehensive income (loss)	$5,064	$(10,959)	$(2,114)	$7,706
Net income (loss) per unit/share - Basic and Diluted	$0.05	$(0.11)	$(0.02)	$0.08

Consolidated Balance Sheet Data (at period end/year end):
Cash and cash equivalents	$15,778	$41,394	$66,454	47,950
Total assets	$449,726	$503,705
Total debt	$137,119	$193,933
Total liabilities	$186,489	247,447
Total members’ / stockholders’ equity	$263,237	256,258	$369,003	$370,774

Statement of Cash Flows Data:
Net cash (used in) provided by operating activities	34,430	9,602	16,456	37,973
Net cash (used in) provided by investing activities	(3,797)	(264,991)	534	(4,684)
Net cash (used in) provided by financing activities	(56,249)	298,175	1,514	—

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma combined financial information (the “Summary Unaudited Pro Forma Information”) gives effect to the Business Combination. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Tiga will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Grindr issuing stock for the net assets of Tiga, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Grindr. The summary unaudited pro forma combined balance sheet data as of June 30, 2022 gives effect to the Business Combination as if it had occurred on June 30, 2022. The summary unaudited pro forma combined statements of operations data for the year ended December 31, 2021 and six months ended June 30, 2022 give effect to the Business Combination as if it had occurred on January 1, 2021.
The following Summary Unaudited Pro Forma Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The Summary Unaudited Pro Forma Information has been derived from, and should be read in conjunction with the following information appearing elsewhere in this proxy statement/prospectus:
•	the historical audited or unaudited financial statements of Grindr and Tiga, and their respective related notes, for the applicable periods;
•
the sections entitled “Tiga’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Grindr’s Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	the more detailed Unaudited Pro Forma Information included in the section entitled “Unaudited Pro Forma Combined Financial Information;”
•	the accompanying notes to the Unaudited Pro Forma Combined Financial Information; and
•	the other financial information included elsewhere in this proxy statement/prospectus.
The Summary Unaudited Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what New Grindr’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Unaudited Pro Forma Information does not purport to project the future financial position or operating results of New Grindr.
The pro forma adjustments giving effect to the Business Combination and related transactions are discussed in further detail in the footnotes to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus.
The Summary Unaudited Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption of Tiga ordinary shares into cash:
•	Assuming No Redemptions: Assuming that no public shareholders of Tiga exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.
•
Assuming 50% Redemptions: Assuming that Tiga shareholders holding 13.8 million of the public shares will exercise their redemption rights for their pro rata share (approximately $10.40 per share) of the funds in the trust account. This scenario gives effect to public share redemptions for aggregate redemption payments of $143.5 million using a per share redemption price of $10.40 per share.

•
Assuming Maximum Redemptions: Assuming that Tiga shareholders holding 27.6 million of the public shares will exercise their redemption rights for their pro rata share (approximately $10.40 per share) of the funds in the trust account. This scenario gives effect to public share redemptions for aggregate redemption payments of $287.0 million using a per share redemption price of $10.40 per share. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, Tiga will have (i) a minimum of $100,000,000 in Available Closing Tiga Cash and cash freely available in Grindr’s and its subsidiaries’ bank accounts and (ii) a minimum of $5,000,001 of net tangible assets. To determine the outcomes of the maximum redemption scenario, the Available Closing Tiga Cash set forth in the Merger Agreement is considered. The Available Closing Tiga Cash is determined as the sum of (i) all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with the Tiga Shareholder Redemption), plus (ii) the Forward Purchase Commitment Amount, the Backstop Subscription Amount and the PIPE

Investment, if any (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination, the Forward Purchase Commitment, the Backstop Commitment or the PIPE Investment). In the minimum redemptions, 50% redemptions and maximum redemptions scenarios, it is assumed that the Available Closing Tiga Cash condition shall be met through the Forward Purchase Commitment and the Backstop Commitment proceeds of $100.0 million.
The following summarizes the pro forma New Grindr Common Stock issued and outstanding immediately after the Business Combination, presented under the assumed redemption scenarios:
	Share Ownership in New Grindr
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)(7)		Pro Forma Combined (Assuming Maximum Redemptions)(7)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Sponsor and certain affiliates(1)(2)	6,900,000	3.4%	6,900,000	3.7%	6,900,000	3.9%
Public Shareholders(3)	27,600,000	13.8%	13,800,000	7.4%	—	0.0
Forward Purchase Investors(4)	10,000,000	5.0%	10,000,000	5.3%	10,000,000	5.7%
Former Grindr unitholders(5)(6)	156,223,962	77.8%	156,223,962	83.6%	158,983,490	90.4%
Total	200,723,962	100.0%	186,923,962	100.0%	175,883,490	100.0%
(1)	Reflects 6,840,000 of founder shares held by Tiga’s Sponsor and 60,000 founder shares held by independent directors that will convert into New Grindr Common Stock.
(2)
Excludes 18,560,000 of private placement warrants as the warrants are not expected to be in the money at Closing. 2,760,000 of the private placement warrants were issued by Tiga in May 2022 for proceeds of $2.8 million. Excludes 1,680,000 of private placement warrants available to be issued in the event the $1.7 million related party note disclosed in Tiga’s historical financial statements is converted to warrants upon Closing. The loan is expected to be repaid in cash in connection with the Closing as the conversion price is approximately 150% higher than the value of the warrants as of June 30, 2022.

(3)	Excludes 13,800,000 public warrants as the warrants are not expected to be in the money at Closing.
(4)
Reflects the sale and issuance of 10,000,000 shares of New Grindr Common Stock to certain investors (including the Sponsor and its Affiliates) through the A&R Forward Purchase Agreement at $10.00 per share and excludes the additional 5,000,000 redeemable warrants that will be issued in connection with the 10,000,000 shares of New Grindr Common Stock. We expect that prior to Closing, the Sponsor will assign its obligations under the Backstop Commitment and the Forward Purchase Commitment to San Vicente Parent LLC. We further expect that San Vicente Parent LLC will satisfy its obligations under the A&R Forward Purchase Agreement. As part of the SV Consolidation, San Vicente Parent LLC will merge into Grindr and Grindr will assume the rights and all remaining obligations of San Vicente Parent LLC under the A&R Forward Purchase Agreement, and be entitled to receive the shares of New Grindr Common Stock and redeemable warrants issuable thereunder.

(5)
Excludes 3,947,439, 3,947,439, and 4,017,166 shares of New Grindr Common Stock to be issued to the former Grindr unitholders for their historical option awards which will be converted at the same Exchange Ratio in the no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively. In the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively, the former Grindr unitholders figures include 6,514,692, 6,514,692 and 6,511,512 shares of New Grindr Common Stock associated with the Series P share based compensation units described in “Beneficial Ownership of Securities”.

(6)
Reflects distributions to former Grindr unitholders of $287.8 million, $287.8 million and $259.5 million in the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively. Of that amount, $155.0 million is to be used to extinguish the remaining Deferred Payment as defined in “Unaudited Pro Forma Combined Financial Information” These distributions in all of the redemption scenarios include $4.5 million of unpaid distribution accrued for on the Grindr historical balance sheet. These distributions combined with the $78.8 million June 2022 distribution paid as disclosed in Note 9 of Grindr’s historical unaudited financial statements make up the total distribution as referenced in the Merger Agreement of $366.6 million, $366.6 million, and $338.3 million dividend in the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively.

(7)
Assumes 50% redemptions of 13,800,000 public Class A ordinary shares and maximum redemptions of 27,600,000 public Class A ordinary shares in connection with the transaction at approximately $10.40 per share based on Trust Account figures as of June 30, 2022 in the 50% redemptions and maximum redemptions scenarios, respectively.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma combined financial information will be different and those changes could be material.
Selected Unaudited Pro Forma Combined Balance Sheet Data as of June 30, 2022 (in thousands)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 50% Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Cash and cash equivalents	$122,876	$29,356	$36,136
Total assets	$554,371	$460,851	$467,631
Total liabilities	$267,528	$317,528	$437,528
Total shareholders' equity (deficit)	$286,843	$143,323	$30,103
Selected Unaudited Pro Forma Combined Statement of Operations Data for the Six Months Ended June 30, 2022 (in thousands, except for per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 50% Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$90,085	$90,085	$90,085
Net income (loss) attributable to common shareholders - basic and diluted	$(246)	$(1,821)	$(5,351)
Net income (loss) per share attributable to common shareholders - basic	$(0.00)	$(0.01)	$(0.03)
Net income (loss) per share attributable to common shareholders - diluted	$(0.00)	$(0.01)	$(0.03)
Weighted-average shares outstanding - basic	200,723,962	186,923,962	175,883,490
Weighted-average shares outstanding - diluted	200,723,962	186,923,962	175,883,490
Selected Unaudited Pro Forma Combined Statement of Operations Data for the Year Ended December 31, 2021 (in thousands, except for per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 50% Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$145,833	$145,833	$145,833
Net income (loss) attributable to common shareholders - basic and diluted	$19,774	$16,624	$10,447
Net income (loss) per share attributable to common shareholders - basic	$0.10	$0.09	$0.06
Net income (loss) per share attributable to common shareholders - diluted	$0.10	$0.09	$0.06
Weighted-average shares outstanding - basic	200,723,962	186,923,962	175,883,490
Weighted-average shares outstanding - diluted	200,780,434	186,980,434	175,939,962

COMPARATIVE PER SHARE DATA
The following table sets forth summary historical comparative share information for Tiga and Grindr and unaudited pro forma combined per share information after giving effect to the Business Combination. The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2022. The weighted-average shares outstanding and net income (loss) per share information reflect the Business Combination as if it had occurred on January 1, 2021.
The unaudited pro forma combined income (loss) per share information should be read in conjunction with, the historical financial statements and related notes of Tiga and the historical consolidated financial statements and related notes of Grindr for the applicable periods included in this proxy statement/prospectus, the sections entitled “Tiga’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Grindr’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the more detailed pro forma information included in the section entitled “Unaudited Pro Forma Combined Financial Information” and related notes, and the other financial information included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined income (loss) per share information has been presented for informational purposes only and is not necessarily indicative of what New Grindr’s results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the unaudited pro forma combined book value per share information does not purport to project the future financial position or operating results of the post-combination company.
The Summary Unaudited Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption of Tiga ordinary shares into cash:
•	Assuming No Redemptions: Assuming that no public shareholders of Tiga exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.
•
Assuming 50% Redemptions: Assuming that Tiga shareholders holding 13.8 million of the public shares will exercise their redemption rights for their pro rata share (approximately $10.40 per share) of the funds in the trust account. This scenario gives effect to public share redemptions for aggregate redemption payments of $143.5 million using a per share redemption price of $10.40 per share.

•
Assuming Maximum Redemptions: Assuming Tiga stockholders holding 27.6 million of the public shares will exercise their redemption rights for their pro rata share (approximately $10.40 per share) of the funds in the trust account. This scenario gives effect to public share redemptions for aggregate redemption payments of $287.0 million using a per share redemption price of $10.40 per share. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, Tiga will have (i) a minimum of $100,000,000 in cash comprising Available Closing Tiga Cash and cash freely available in Grindr’s and its subsidiaries’ bank accounts and (ii) a minimum of $5,000,001 of net tangible assets. To determine the outcomes of the maximum redemption scenario, the Available Closing Tiga Cash set forth in the Merger Agreement is considered. The Available Closing Tiga Cash is determined as the sum of (i)  all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with the Tiga Shareholder Redemption), plus (ii) the Forward Purchase Commitment Amount, the Backstop Subscription Amount and the PIPE Investment, if any (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination, the Forward Purchase Commitment, the Backstop Commitment or the PIPE Investment). In the minimum redemptions, 50% redemptions and maximum redemptions scenarios, the Available Closing Tiga Cash condition shall be met through the Forward Purchase Commitment and the Backstop Commitment proceeds of $100.0 million.

The unaudited pro forma combined per share information has been presented under the three assumed redemption scenarios as follows:
As of and for the Six Months Ended June 30, 2022 (in thousands, except share and per share data)	Tiga (Historical)	Grindr (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 50% Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Book value per share(1)	$(1.13)	$1.78	$1.43	$0.77	$0.17
Net income (loss) per share - basic	$0.01	$0.00	$(0.00)	$(0.01)	$(0.03)
Net income (loss) per share - diluted	$0.01	$0.00	$(0.00)	$(0.01)	$(0.03)
Weighted-average shares outstanding - basic	34,500,000	110,927,428	200,723,962	186,923,962	175,883,490
Weighted-average shares outstanding - diluted	34,500,000	111,663,628	200,723,962	186,923,962	175,883,490
Net income (loss) per redeemable Class A ordinary share	$0.01
Weighted-average redeemable Class A ordinary shares outstanding - basic and diluted	27,600,000
Net income (loss) per Class B ordinary share	$0.01
Weighted-average Class B ordinary shares outstanding - basic and diluted	6,900,000
(1)
Book value per share is calculated as (a) total shareholders’ equity (deficit) divided by (b) the total number of shares of common stock outstanding, inclusive of shares subject to possible redemption. Tiga’s historical book value per share calculation is based on all shares issued and outstanding related to Tiga’s Class A ordinary shares subject to possible redemption and Class B ordinary shares. Grindr’s historical book value per share calculation is based on all shares issued and outstanding related to Grindr ordinary units. New Grindr’s pro forma combined book value per share is based on all shares of New Grindr Common Stock to be issued and outstanding on a pro forma combined basis immediately after the Transaction under the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively.

As of and for the Year Ended December 31, 2021 (in thousands, except share and per share data)	Tiga (Historical)	Grindr (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming 50% Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Net income (loss) per share - basic	$0.67	$0.05	$0.10	$0.09	$0.06
Net income (loss) per share - diluted	$0.67	$0.05	$0.10	$0.09	$0.06
Weighted-average shares outstanding - basic	34,500,000	108,922,180	200,723,962	186,923,962	175,883,490
Weighted-average shares outstanding - diluted	34,500,000	108,962,336	200,780,434	186,980,434	175,939,962
Net income (loss) per redeemable Class A ordinary share	$0.67
Weighted-average redeemable Class A ordinary shares outstanding - basic and diluted	27,600,000
Net income (loss) per Class B ordinary share	$0.67
Weighted-average Class B ordinary shares outstanding - basic and diluted	6,900,000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes statements that express Tiga’s and Grindr’s opinions, expectations, beliefs, plans, objectives, assumptions, forecasts or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding our intentions, beliefs and current expectations and projections concerning, among other things, the Business Combination, the benefits of the Business Combination, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which Grindr operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs, forecasts and projections concerning future events impacting Tiga and Grindr.
Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•	Tiga’s ability to complete the Business Combination, or, if Tiga does not consummate such Business Combination, any other initial business combination;
•	satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things:
•
the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements by the respective shareholders of Tiga and Grindr, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part of, (iii) early termination or expiration of the waiting period under the HSR Act or other applicable regulatory regime, (iv) that Tiga have at least $5,000,001 of net tangible assets upon Closing and (v) the absence of any injunctions;

•	the Minimum Cash Condition being satisfied;
•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•
the outcome of any legal proceedings that may be instituted against Tiga, New Grindr or others following the announcement of the Business Combination and any definitive agreements with respect thereto;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of New Grindr to grow and manage growth profitability, maintain relationships with customers and suppliers and retain its management and key employees;

•	costs related to the Business Combination;
•	the projected financial information, anticipated growth rate, and market opportunity of Grindr, and estimates of expenses and profitability;
•	the ability to meet listing requirements and maintain the listing of New Grindr Common Stock and warrants on the NYSE following the Business Combination;
•	the potential liquidity and trading of public securities of Tiga or New Grindr;
•	the ability to raise financing in the future by New Grindr or Tiga;
•	Tiga officers and directors allocating their time to other businesses and potentially having conflicts of interest with Tiga’s business or in approving the Business Combination;
•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;
•	the benefits of the Business Combination;

•	the future financial and operational performance of, and anticipated financial impact on, Grindr following the Business Combination; and
•	New Grindr’s expansion plans and opportunities.
Any forward-looking statements contained in this proxy statement/prospectus are based on Tiga’s and Grindr’s current expectations and beliefs concerning future developments and their potential effects on the Business Combination and Grindr. There can be no assurance that future developments affecting Tiga or Grindr will be those that Tiga or Grindr has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either Tiga’s or Grindr’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the “Risk Factors” section. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Tiga and Grindr undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any Tiga shareholder grants its proxy or instructs how its vote should be cast or votes on the Business Combination Proposal or any other proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Tiga and Grindr.
As a result of a number of known and unknown risks and uncertainties, New Grindr’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•	the success in retaining or recruiting, or changes required in, our directors, officers or key employees following the completion of the Business Combination;
•	the impact of the regulatory environment and complexities with compliance related to such environment;
•	the ability to respond to general economic conditions;
•	factors relating to the business, operations and financial performance of New Grindr and its subsidiaries, including:
•	competition in the dating and social networking products and services industry;
•	the ability to maintain and attract users;
•	fluctuation in quarterly and yearly results;
•	natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances affecting the industry in which New Grindr operates;
•	the ability to adapt to changes in technology and user preferences in a timely and cost-effective manner;
•	the ability to maintain compliance with privacy and data protection laws and regulations;
•	the ability to protect systems and infrastructures from cyber-attacks and prevent unauthorized data access;
•	the dependence on the integrity of third-party systems and infrastructure;
•	New Grindr’s ability to protect its intellectual property rights from unauthorized use by third parties; and
•	other factors detailed under the “Risk Factors” section.

RISK FACTORS
You should carefully review and consider the following risk factors, together with all of the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in deciding how to vote on the proposals presented in this proxy statement/prospectus. Unless the context otherwise suggests, in this section, “Grindr”, “we,” “us,” “our” and the “Company” refer to the business and operations of Grindr and its subsidiaries prior to the Business Combination, which will be the business of New Grindr and its subsidiaries following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have an adverse effect on the business, cash flows, financial condition, and results of operations of New Grindr following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Grindr, Tiga and New Grindr, which later may prove to be incorrect or incomplete. Grindr, Tiga and New Grindr may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair their business or financial condition.
This proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.” New Grindr may face additional risks and uncertainties that are not presently known to us, or that New Grindr currently deem immaterial, which may also impair New Grindr’s business or financial condition. The following discussion should be read in conjunction with the financial statements, the notes to the financial statements, and the other information contained in this proxy statement/prospectus.
Risks Related to Grindr’s Business
Risks Related to Grindr’s Brand, Products and Services, and Operations
Our business depends on the strength and market perception of the Grindr brand and if events occur that damage our reputation and brand, our ability to expand our base of users may be impaired, and our business could be materially and adversely affected.
We believe that our brand has significantly contributed to the success of our business. Our business and financial performance are highly dependent on the strength and market perception of our brand. We have achieved significant organic growth mainly through word-of-mouth referrals to our platform, without relying on traditional advertising for user acquisition, and therefore we believe it is critical to ensure that our users remain favorably inclined toward the Grindr brand. In addition, we believe that maintaining and enhancing our brand will be critical to expanding our user base, advertising relationships, and other partnerships.
Maintaining and enhancing our brand will depend on an array of factors, including our ability to continue to provide useful, fun, reliable, trustworthy, and innovative products and services, which we may not do successfully or as successfully as we hope. Our products and services may not always appeal to our users, which may negatively affect our brand and our ability to retain existing users, upgrade users to paid accounts or add new users. See “—If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products and services or do not convert to paying users, our revenue, financial results, and business may be significantly harmed.” In addition, the actions of our advertisers or partners may negatively affect our brand if users have a negative impression of such brands or do not have a positive experience using third-party products or services that are integrated into our platform. See “—The distribution, marketing of, and access to our products and services depends, in large part, on third-party platforms and mobile application stores, among other third-party providers. If these third parties limit, prohibit, fail to operate, or otherwise interfere with the distribution or use of our products and services in any material way, it could adversely affect our business, financial condition, and results of operations.” Moreover, illicit or inappropriate conduct by users, advertisers, partners, or bad actors may adversely affect our brand, particularly if we fail to respond expeditiously to objectionable content on our platform or otherwise to address user concerns. See “—Inappropriate actions by certain of our users could be attributed to us and damage our brand or reputation, or subject us to regulatory inquiries, legal action, or other liabilities, which, in turn, could materially adversely affect our business.” We have also experienced, and expect to continue to experience, media, legislative, and regulatory scrutiny, as well as legal action and regulatory investigations, regarding user privacy and data protection, interactions between users, and other issues, which have harmed our reputation and brand and may seriously harm our reputation and brand in the future. See “—Unfavorable media coverage could materially and adversely affect our business, brand, or reputation.” If events occur that damage our reputation or brand, our business, financial condition, and results of operations could be materially and adversely affected.
Changes to our existing products and services, or the development and introduction of new products and services, could fail to attract or retain users or generate revenue and profits.
Our ability to retain, expand, monetize and engage our user base, and to increase our revenue, depends heavily on our ability to keep pace with user demands and technological changes in the industry by, among other things, continuing to evolve our existing products and services and developing successful new products and services. We operate in an industry characterized by rapidly changing technologies in response to evolving industry standards, frequent new product and service announcements and enhancements, and changing user demands, and our competitors in the online social networking industry are constantly developing new technologies and products and services. Our performance will therefore depend on our ability to adapt in response to this environment by, among other things, continuing to improve the speed, performance, features, ease of use, and reliability of our products and services, in response to evolving user demands and competitive dynamics. Any failure to keep pace with rapid technological changes could cause us to lose market share and thus have a material adverse effect on our business, financial condition, and results of operation.
In addition, our ability to retain, expand, monetize and engage our user base, and to increase our revenue, depends on our ability to continue to improve our existing products and services and to develop and introduce successful new products and services, both independently and together with third parties. We may introduce significant changes to our existing products and services or develop and introduce new or unproven products and services, including using technologies with which we have little or no prior development or operating experience. While we believe we can further improve our monetization capabilities by diversifying our subscription offerings, introducing more stand-alone premium functions, and further optimizing our advertising offerings, these efforts may not ultimately be successful or translate into meaningful additional revenue. If we do not continue to innovate and provide attractive products and services to our users, or if we fail to consistently tailor our products and services to accommodate our users’ changing demands, we may not be able to retain a large and active user base or to generate sufficient revenue, operating margin, or other value, to justify our investments, any of which may materially adversely affect our business.
We have also invested in, and expect to continue to invest in new products and services and other initiatives, which may involve unproven products, services, and technologies, to generate revenue. We regularly update our Grindr Applications to introduce new features and improve our Grindr Applications’ performance. However, there is no guarantee that our investment in new products and services, new features, and other initiatives will succeed or generate revenue or other benefits for us. New products, services, and features may provide temporary increases in engagement that may ultimately fail to attract and retain users such that they may not produce the long-term benefits that we expect. We may also introduce new products, services, features or terms of service or policies, and seek to find new, effective ways to show our community new and existing products and services and alert them to events and opportunities to connect, that our users do not like, which may negatively affect our brand. If our new or enhanced brand, products and services or product extensions fail to engage users, marketers, or developers, or if our business plans are unsuccessful, we may fail to attract or retain users or to generate sufficient revenue, operating margin, or other value to justify our investments, any of which may materially adversely affect our business.
If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products and services or do not convert to paying users, our revenue, financial results, and business may be significantly harmed.
The size of our user base and our users’ level of engagement are critical to our success. Our financial performance has been and will continue to be significantly determined by our success in adding, retaining, and engaging users of our products and services and converting users into paying subscribers or premium add-on payers. We expect that the size of our user base will fluctuate or decline in one or more markets from time to time. If our user growth rate slows down, our business performance will become increasingly dependent on our ability to retain existing users and enhance user engagement on our platform in current and new markets. In addition, although we have primarily grown our user base organically, attracting and retaining additional users for our products and services may require increasingly large sales and marketing expenditures. If our platform ceases to be one of the most frequently used social networking applications for LGBTQ+ individuals, or if people do not perceive our products and services to be useful, reliable, and/or trustworthy, we may not be able to attract or retain users or otherwise maintain or increase the frequency, duration, and depth of their engagement.
Several other online social networking companies that achieved early popularity have since experienced slower growth or declines in their user bases or levels of engagement. We may experience a similar erosion of our user base or engagement levels, particularly as we achieve higher market penetration rates. User engagement can be difficult to measure, particularly as we introduce new and different products and services. Any number of factors can negatively affect user retention, growth, and engagement, including if:
•	users increasingly engage with competing products or services;
•	user behavior on any of our products and services change, including decreases in the quality of the user base and frequency of use of our products and services;
•	our competitors mimic our products and services or penetrate our markets (or markets we would like to enter) and therefore harm our user retention, engagement, and growth;
•
users have difficulty installing, updating, or otherwise accessing our products and services on mobile devices because of actions by us or third parties that we rely on to distribute our products and services;

•	we fail to introduce new and improved products and services that appeal to our users, or if we make changes to existing products and services that do not appeal to our users;
•	we are unable to continue to develop products and services that work with a variety of mobile operating systems, networks, and smartphones;
•	users are no longer willing to pay for premium (fee-based) subscriptions or premium add-ons;
•
we are unable to successfully balance our efforts to provide a compelling user experience with the decisions we make with respect to the frequency, prominence, and size of advertisements and other commercial content that we display on our platform;

•	we fail to protect our brand image or reputation;
•
we experience decreases in user sentiment related to the quality of our products and services, or based upon concerns related to data privacy and the sharing of user data, safety, security, or well-being, among other factors;

•	we, or other companies in the industry, are the subject of adverse media reports or other negative publicity, including because of our data practices or other companies’ data practices;
•	we fail to keep pace with evolving online, market, and industry trends (including the introduction of new and enhanced digital services);
•	initiatives designed to attract and retain users and engagement are unsuccessful or discontinued;
•	we adopt terms, policies, or procedures concerning user data or advertising, among other areas, that are perceived negatively by our users or the general public;
•	we are unable to combat inappropriate or abusive use of our platform;
•	we fail to address user or regulatory concerns related to privacy, data security, personal safety, or other factors;
•	we are unable to manage and prioritize information to ensure users are presented with content that is interesting, useful and relevant to them;
•	we fail to provide adequate customer service to users, advertisers, or other partners;
•
technical or other problems prevent us from delivering our products and services in a rapid and reliable manner or otherwise affect the user experience, such as security breaches, distributed denial-of-service attacks or failure to prevent or limit spam or similar content;

•	our current or future products and services reduce user activity on Grindr by making it easier for our users to interact and share on third-party websites;
•	third-party initiatives that may enable greater use of our products and services, including low cost or discounted data plans, are discontinued;
•	there is decreased engagement with our products and services because of changes in prevailing social, cultural, or political preferences in the markers in which we operate; and
•	there are changes mandated by legislation, regulations, or government actions.
From time to time, certain of these factors have negatively affected user retention, growth, and engagement to varying degrees. If we are unable to maintain or increase our user base and user engagement, our revenue and financial results may be materially adversely affected. In addition, we may not experience rapid user growth or engagement in countries where, even though mobile device penetration is high, due to the lack of sufficient cellular based data networks, consumers rely heavily on Wi-Fi and may not access our products and services regularly throughout the day. Any decrease in user retention, growth, or engagement could render our products and services less attractive to users, which is likely to have a material and adverse impact on our revenue, business, financial condition, and results of operations. If our user growth rate slows or declines, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization to drive revenue growth.
Inappropriate actions by certain of our users could be attributed to us and damage our brand or reputation, or subject us to regulatory inquiries, legal action, or other liabilities, which, in turn, could materially adversely affect our business.
Our platform allows users to freely connect and communicate with other users. Our platform may be misused by individuals or groups of individuals to engage in illicit or otherwise inappropriate activities, which may adversely affect the public perception of our brand and our ability to retain existing users or add new users. Our content moderation team frequently detects and addresses user actions that violate our Terms and Conditions of Service, Communities Guidelines, or other policies applicable to our platform, which prohibit, among other things, any form of harassment, hate speech, violence of any kind, and other offensive content; profile pictures with nudity, pornography, or drugs; impersonation of another person; minor activity on the platform (including uploading images depicting minors or communicating with another user believed to be a minor); and illegal actions such as the advertising of sexual services or drugs. With a combination of human moderation and automated tooling, violations are frequently detected and addressed by our content moderation team, and we expect to continue to endeavor to detect and address these issues in the future.
While we have systems and processes in place that aim to monitor and review the appropriateness of the content generated on our platform, including our content moderation team, automated tools, and in-App features that allow users to report illicit or otherwise inappropriate activity to us, and have adopted policies regarding the illicit or otherwise inappropriate use of our products and services, our users have in the past, and could in the future, nonetheless engage in activities on our platform that violate our policies or the law. These safeguards may not be sufficient to ensure the safety of our users and this may harm our reputation and brand, especially if any instances of illicit or otherwise inappropriate conduct become well-publicized, as has occurred in the past.
In addition, while our policies attempt to address the illicit or otherwise inappropriate use of our products and services, and we publish and make available resources that provide users with information designed to help protect users’ digital security, personal safety (both on our Grindr Applications and off our Grindr Applications), and self-care, we do not control what happens if our users decide to meet in person after connecting on our platform.
Our platform allows users to freely connect and communicate with other users in the same geographic area or in the other geographic areas around the world through the “Explore” feature. Users of our products and services have been, and may in the future be, physically, financially, emotionally, or otherwise harmed by other individuals that they have met or may meet through the use of our products and services. For example, we have in the past received, and could in the future receive, complaints about users being assaulted or subjected to other forms of illicit conduct after meeting other users in person through our products and services. When one or more of our users suffers or alleges to have suffered any harm either on our platform or in person after meeting another user on our platform, we have in the past, and could in the future, experience legal action, regulatory investigations, or negative publicity that could damage our brand and reputation. See “—Risks Related to Regulation and Litigation—We are subject to litigation, regulatory and other government investigations, enforcement actions, and settlements, and adverse outcomes in such proceedings could have a materially adverse effect on our business, financial condition, and results of operation.” Similar events with respect to users of our competitors’ products and services could result in negative publicity for the overall social networking industry, or the LGBTQ+ social networking industry more specifically, which could in turn negatively affect our business, financial condition, and results of operation. See “—Unfavorable media coverage could materially and adversely affect our business, brand, or reputation.”
Unfavorable media coverage could materially and adversely affect our business, brand, or reputation.
We receive a high degree of media coverage around the world, partly due to the social and cultural sensitivity associated with the unique demographic group that we serve, all of which has affected, and could in the future affect, the reputation and market perception of our brand. Regardless of its accuracy or authenticity, negative publicity concerning us, including media coverage regarding the actions of our users on or off our platform, our Terms and Conditions of Service or privacy practices, the quality or safety of our products and services, the actions of our advertisers or other partners, litigation or regulatory activity, and/or the actions of other companies that provide similar services to us, could materially and adversely affect our brand, which could, in turn, materially and adversely affect the size, engagement, and loyalty of our user base, as well as the number and quality of advertisers that choose to advertise on our platform. For example, since at least 2016, multiple news outlets and research groups have identified ways to allegedly determine the precise geolocation of users of Grindr and similar services. Although we do not always use the full precision of the user’s location, and our users have the choice not to display their relative location in the Grindr cascade, trilateration, the process of estimating a user’s location by combining the distance measurement from three points surrounding a user, is a common risk in location-based apps and could be perceived as a threat to users’ location privacy in some jurisdictions. These risks have led to multiple regulatory inquiries. See “Risks Related to Regulation and Litigation—The varying and rapidly evolving regulatory framework on privacy and data protection across jurisdictions could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.”
Additionally, in 2018, negative media reports raised concerns, leading to multiple regulatory inquiries, regarding our sharing of user-provided HIV status with service providers that we engaged to perform analytics services to help us improve the user experience. Although our users had consented to sharing their profile data with service providers, we had contractual protections limiting service provider use of user data, and the user data was shared in compliance with those contractual obligations and with applicable law , in response to the media reports and investigations, we discontinued sharing user-provided HIV status information with these service providers, among other measures. This unfavorable media coverage created negative sentiment regarding our brand and our privacy practices among our current and potential user base, advertisers, platform partners, and other stakeholders as well as the general public, some of which continues to this day. See “—Risks Related to Regulation and Litigation—The varying and rapidly evolving regulatory framework on privacy and data protection across jurisdictions could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.” Furthermore, in 2021, a religious blog claimed to have used a “commercially available” data set which contains “signal” data which allegedly included Grindr’s “data,” among other unidentified sources, to reveal that a Catholic priest had utilized Grindr’s app, resulting in that priest resigning his position. Although in response to the blog we took steps to clarify our data practices (and to inquire into the potential data sources relied on by the blog), the blog may have created negative sentiment regarding our brand and our privacy practices, regardless of the accuracy or authenticity of the blog.
We cannot assure you that we will be able to defuse negative publicity about us and/or our services to the satisfaction of our users, advertisers, platform partners, and other stakeholders. If we fail to protect our brand or reputation, given our reliance on the strength of our brand and organic growth, we may experience material adverse effects to the size, demographics, engagement, and loyalty of our user base, resulting in decreased revenue, fewer App installs (or increased App uninstalls), fewer conversions to premium subscription versions of our Grindr App, or slower user growth rates, among other negative effects. Negative publicity, especially when it is directly addressed against us, may also require us to engage in defensive media campaigns which, in turn, may cause us to increase our marketing expenses and divert our management’s attention and may adversely impact our business and results of operations. If events occur that damage our brand and reputation and we fail to respond promptly or if we incur excessive expenses in these types of efforts, our business, financial condition and results of operations could be materially and adversely affected. See “—Our business depends on the strength and market perception of the Grindr brand. If events occur that damage our reputation and brand, our ability to expand our base of users may be impaired, and our business could be materially adversely affected”.

The online social networking industry in which we operate is highly competitive, and if we cannot compete effectively our business will suffer.
The online social networking industry is highly competitive, with a consistent stream of new products and services and entrants. We compete primarily with other global companies that provide dating and networking products and services that have LGBTQ+ users, such as Tinder and OKCupid, and regional companies that provide dating and networking products and services for LGBTQ+ users, such as Scruff and PlanetRomeo. Some of our competitors may enjoy better competitive positions in certain geographical regions, user demographics, or other key areas that we currently serve or may serve in the future. These advantages could enable these competitors to offer products and services that are more appealing to users and potential users than our products and services, or to respond more quickly and/or cost-effectively than us to new or changing opportunities. In addition, to the extent that some of our competitors were first movers in particular geographic regions, their positions in those regions could create barriers to our entry.
In addition, within the social networking industry more generally, costs for users to switch between products and services are low, and users have a propensity to try new approaches to connecting with other people and to use multiple products and services at the same time. As a result, new products and services, entrants, and business models are likely to continue to emerge. It is possible that a new product could gain rapid scale at the expense of existing brands through harnessing a new technology or distribution channel, or a new or existing distribution channel, creating a new approach to connecting people or some other means.
Potential competitors include larger companies that could devote greater resources to the promotion or marketing of their products and services, take advantage of acquisition or other opportunities more readily than we do, or develop and expand their products and services more quickly than we do. Potential competitors also include established social media companies, which may develop products and services, features, or services that compete with ours, and which may have easier access to new markets or potential users than we do. For example, Facebook recently launched Facebook Dating in North America, Europe, and other markets around the globe. Facebook and similar competitors could gain competitive advantages over Grindr through, for example, their access to existing large pools of potential users and preexisting information about those potential users and/or their strong or dominant positions in one or more markets, or by offering different product features or products and services at low or no cost to users. Our competitors may develop products and services, features, or services similar to ours or that achieve greater market acceptance than our products and services, features, or services, they may undertake more far-reaching and successful product development efforts or marketing campaigns than we do, or they may adopt more aggressive pricing policies than we do. Any of these efforts, if successful, may enable our competitors to acquire and engage users at the expense of our user growth or engagement, which may have a material adverse effect on our business, financial condition, and results of operation. See “—If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products and services or do not convert to paying users, our revenue, financial results, and business may be significantly harmed.”
Moreover, in emerging international markets, where mobile devices often lack large storage capabilities, among other technical limitations, we may compete with other applications for the limited space available on a user’s mobile device. We also face competition from traditional and online media businesses for advertising budgets. As we introduce new products and services, as our existing products and services evolve, or as other companies introduce new products and services, we may become subject to additional competition.
In addition, we believe that our ability to compete effectively depends upon many factors both within and beyond our control, including:
•	the usefulness, ease of use, performance, and reliability of our products and services compared to our competitors;
•	the size and demographics of our user base;
•	the scale, growth, and engagement of our users with our products and services relative to those of our competitors;
•	our ability to acquire efficiently new users for our products and services;
•	the timing and market acceptance of our products and services;

•
our ability to introduce new, and improve on existing, features, products and services, and services in response to competition, user sentiment or requirements, online, market, social, and industry trends, the ever-evolving technological landscape, and the ever-changing regulatory landscape (in particular, as it relates to the regulation of online social networking platforms);

•	our ability to continue monetizing our products and services;
•	the frequency, size, and relative prominence of the ads and other commercial content displayed by us or our competitors;
•	our customer service and support efforts;
•	the reputation of our brand for trust and safety and privacy and data protection, among other things;
•	adverse media reports or other negative publicity;
•	the effectiveness of our advertising and sales teams;
•	continued growth in internet access and smartphone adoption in certain regions of the world, particularly emerging markets;
•	changes mandated by legislation, regulatory authorities, or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;
•	acquisitions or consolidations within our industry, which may result in more formidable competitors;
•	our ability to attract, retain, and motivate talented employees, particularly software engineers;
•	our ability to protect our intellectual property, including against our competitors’ possible attempts to mimic or copy aspects of our Grindr Applications;
•	our ability to cost-effectively manage and grow our operations; and
•	our ability to maintain the value and reputation of our brand relative to our competitors.
If we are not able to effectively compete against our current or future competitors and products and services that may emerge, our user base and level of user engagement may decrease, which could have a material adverse effect on our business, financial condition, and results of operations.
We have grown rapidly in recent years and certain members of our management team have joined us recently. If we are unable to manage our growth effectively, our brand, company culture, and financial performance may suffer.
Since launching our platform in 2009, we have experienced rapid growth and demand for our services. We have expanded our operations rapidly worldwide, and certain members of our management team have joined us recently. As we grow, our business becomes increasingly complex and the process of implementing operations at scale takes time. We have increased our employee headcount, and we expect our headcount growth to continue for the foreseeable future. To effectively manage and capitalize on our growth, we must continue to expand our sales and marketing, focus on innovative product and content development, and upgrade our information systems and other processes, among other changes. Our continued growth could strain our existing resources, and we could experience ongoing operating difficulties in managing our business across numerous jurisdictions, including difficulties in hiring, training, and managing a diverse, remote-first, and growing employee base. We expect to continue to make investments to maintain and improve the capacity, capability and reliability of our infrastructure. To the extent that we do not effectively address capacity constraints as we grow and continually develop our technology and infrastructure to accommodate actual and anticipated changes in technology, our business and results of operations may be negatively affected. Failure to scale and preserve our company culture with growth could harm our future success, including our ability to retain and recruit personnel and to focus on and pursue our corporate objectives effectively. If our management team does not effectively manage our growth, we may experience erosion to our brand, the quality of our products and services may suffer, and our company culture may be harmed. Moreover, we have been, and may in the future be, subject to legacy claims or liabilities arising from policies, systems, and/or controls in earlier periods of our rapid development.

The rapidly evolving nature of the markets in which we operate creates substantial uncertainty concerning how these markets may develop, and reduce our ability to accurately forecast quarterly or annual revenue and future growth. Failure to manage our future growth effectively could have a material adverse effect on our business, financial condition, and operating results.
Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.
Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter, which makes them difficult to predict. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we cannot predict or are outside of our control, including:
•
fluctuations in the rate at which we retain existing users and attracts new users, the level of engagement by our users, or our ability to convert users from the free version of the platform to premium (fee-based) subscriptions;

•
our development, improvement, and introduction of new products and services, services, technology, and features, and the enhancement of existing products and services, services, technologies, and features;

•	successful expansion into international markets, particularly in emerging markets;
•	errors in our forecasting of user demand;
•	increases in engineering, product development, marketing, or other operating expenses that we may incur to grow and expand operations and to remain competitive;
•	changes in our relationship with Apple, Google, or other third parties;
•	announcements by competitors of significant new products and services, services, licenses, or acquisitions;
•	the diversification and growth of our revenue sources;
•	our ability to maintain gross margins and operating margins;
•	fluctuations in currency exchange rates and changes in the proportion of our revenue and expenses denominated in foreign currencies;
•	changes in our effective tax rate;
•	changes in accounting standards, policies, guidance, interpretations, or principles;
•	the continued development and upgrading of our technology platform;
•	our ability to effectively prevent and remediate system failures or breaches of security or privacy;
•
our ability to obtain, maintain, protect and enforce intellectual property rights and successfully defend against claims of infringement, misappropriation, or other violations of third-party intellectual property;

•	adverse litigation judgments, settlements, or other litigation-related costs;
•
changes in the legislative or regulatory environment, including with respect to privacy, intellectual property, consumer product safety, and advertising, or enforcement by government regulators, including fines, orders, or consent decrees; and

•
changes in business or macroeconomic conditions, including the impact of the current COVID-19 outbreak, inflation, lower consumer confidence in our business or in the social networking industry generally, recessionary conditions, increased unemployment rates, stagnant or declining wages, political unrest, armed conflicts, or natural disasters.

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our results of operations.
The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to fully meet the expectations or those of analysts that could cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of the stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

The distribution, marketing of, and access to our products and services depend, in large part, on third-party platforms and mobile application stores, among other third-party providers. If these third parties limit, prohibit, or fail to operate, or otherwise interfere with the distribution or use of our products or services in any material way, it could materially and adversely affect our business, financial condition, and results of operations.
We market and distribute our products and services primarily through the Apple App Store and Google Play Store. We are subject to the standard terms, conditions, and guidelines of these platforms for App developers, which govern the promotion and distribution of our products and services on their respective platforms, and our ability to market the Grindr brand on any given property or channel is subject to the policies of the relevant third party. In addition, there is no guarantee that these popular mobile platforms will continue to feature or make available our products, or that we will be able to comply with the standard terms, conditions, and guidelines of these platforms, such that our products and services continue to be available through these platforms. Apple App Store and Google Play Store have and may continue to impose access restrictions for users in Russia and other geopolitical regions in relation to the conflict between Russia and Ukraine or other events that are beyond Grindr’s control, such as terrorism, public health crises, or political unrest, which could result in the inability to access and use our products and services and other negative experiences for our users and, in turn, harm our user reputation and adversely affect our business. In addition, there is no guarantee that users will continue to use our products and services rather than competing products and services.
We also depend on the interoperability of our products and services with popular mobile operating systems, networks, technologies, products and services, and standards that we do not control, such as the iOS and Android operating systems. Any changes, bugs, or technical issues in these systems, or changes in our relationships with third party product or service providers such as our mobile operating system partners, handset manufacturers, or mobile carriers, or changes in their agreements, terms of service or policies that degrade our products and services’ functionality, reduce or eliminate our ability to update or distribute our products and services, give preferential treatment to competitive products and services, limit our ability to deliver, target, or measure the effectiveness of ads, or charge fees related to the distribution of our products and services or our delivery of ads, could impact the usage of our products and services on mobile devices and have a material adverse effect on our business, financial condition, and results of operations. For example, starting with iOS version 14, Apple has required App developers to ask users for their permission to track them or to access their device’s advertising identifier (known as the IDFA). Tracking refers to the act of linking user or device data collected from one App with user or device data collected from other companies’ Apps, websites, or offline properties for targeted advertising (e.g., personalized ads) or advertising measurement purposes. As of September 30, 2021, iOS App users’ opt-in rate to grant IDFA access was approximately 21%. As such, the ability of advertisers to accurately target and measure their advertising campaigns at the user level has become, and may continue to be, significantly limited and App developers may experience increased cost per registration.
In addition, certain channels have, from time to time, limited or prohibited advertisements for similar products and services, including because of poor behavior by other industry participants. There is no assurance that we will not be limited or prohibited from using certain current or prospective marketing channels or providing certain features in the future.
Further, many users historically registered for (and logged into) our Grindr App exclusively through their Apple IDs, Google usernames, or Facebook profiles. While we have alternate authentication methods that allow users to register for (and log into) our Grindr App using an email address or their mobile phone numbers, there can be no assurances that users will use these other methods. Apple, Google, and Facebook have broad discretion to change their terms and conditions in ways that could limit, eliminate, or otherwise interfere with our ability to use Apple IDs, Google usernames, or Facebook profiles as a registration method or to allow these entities to use such data to gain a competitive advantage. If Apple, Google, or Facebook did so, our business, financial condition, and results of operations could be materially adversely affected. Additionally, if security on Apple, Google, or Facebook is compromised, if our users are locked out from their accounts, or if Apple, Google, or Facebook experiences an outage, our users may be unable to access our products and services. If our ability to distribute our products and services to our users is impaired, even if for a temporary period, user growth and engagement on our service could be materially adversely affected, even if for a temporary period. Any of these events could materially adversely affect our business, financial condition, and results of operations.

Privacy concerns relating to our products and services and the use of user information could negatively impact our user base or user engagement, which could have a material and adverse effect on our business, financial condition, and results of operations.
We collect user profile, precise user location, and other personal data from our users to provide them with our products and services and to better facilitate connections among our users. As discussed above, despite the increased level of social acceptance of the LGBTQ+ community, identification as LGBTQ+ remains stigmatized, marginalized, and deemed illegal in certain parts of the world. Grindr embraces all sexual orientations and gender identities, including those who identify expressly as straight, gay, bi+ (i.e., those open to multiple genders like pansexual, polysexual, queer, fluid, and flexible), transexual, lesbian, demisexual, among others. However, certain of our existing and potential users may prefer not to associate with our platform publicly, not to identify themselves publicly as LGBTQ+, not to have assumptions or perceptions formed about their sexual orientation or gender identity, and/or not to have their sexual orientations and gender identities known by others in the LGBTQ+ community.
While we will endeavor to monitor adverse legal developments globally, including legislative action and restrictive regulatory interpretations related to the processing of personal data, including special categories of personal data which Grindr collects and processes, and attempt to comply with these legal developments, we may in the future be subject to more stringent obligations or claims under such adverse legislation or regulatory interpretations, which can materially impact Grindr’s ability to provide its services in certain locales with restrictive data privacy regulatory frameworks.
In addition, although our products and services aim to create an environment inclusive of all people (both within and outside of the LGBTQ+ community), our potential users may be reluctant to use our products and services out of fear of the ramifications of being associated with our platform or identified or perceived as a potential member of the LGBTQ+ community. Concerns about being identified or perceived in a certain way, as well as concerns about the collection, use, disclosure, or security of personal information or chat history or other privacy-related matters, even if unfounded, could damage our reputation and discourage potential users from choosing our platform, all of which may adversely affect our business, financial condition, and results of operations. See “—Adverse social and political environments for the LGBTQ+ community in certain parts of the world, including actions by governments or other groups, could limit our geographic reach, business expansion, and user growth, any of which could materially and adversely affect our business, financial condition, and results of operation.”
Any incidents where our users’ information is accessed without authorization, or is improperly used, or incidents that otherwise violate our policies or do not comply with applicable laws and best practices, could damage our reputation and diminish our competitive position. Affected users or government authorities could initiate legal or regulatory actions against us over these incidents, which could cause us to incur significant expense and liability or result in orders or consent decrees forcing us to modify our business practices. In addition, our advertising and other business partners also have varying expectations and demands with respect to data privacy and protection measures and practices, and our failure to fully meet such expectations or demands may cause our advertising or other business partners to take adverse actions, including without limitation suspension, termination, or other unexpected changes in the business relationship which may materially and adversely affect our financial condition, business outlook, or reputation. Our success depends, in part, on our ability to access, collect, and use personal data about our users and to comply with applicable privacy and data protection laws and industry best practices. See “—Risks Related to Regulation and Litigation—Our success depends, in part, on our ability to access, collect, and use personal data about our users and to comply with applicable privacy and data protection laws and industry best practices.”
In addition, from time to time, we receive requests or demands for information from law enforcement agencies that seek access to our user content. In some cases, these requests or demands seek information that we are not able to provide or have determined it is not appropriate to provide due to technical limitations, privacy concerns, or retention practices. Maintaining the trust of our users is important to sustain our user growth, retention, and engagement. Concerns over our privacy practices, whether actual or unfounded, could damage our reputation and brand and deter users, advertisers, and partners from using our products and services, any of which may adversely affect our business, financial condition, and results of operations.

We rely primarily on the Apple App Store and Google Play Store as the channels for processing of payments. In addition, access to our products and services depends on mobile App stores and other third parties such as data center service providers, as well as third-party payment aggregators, computer systems, internet transit providers and other communications systems and service providers. Any deterioration in our relationship with Apple, Google or other such third parties may negatively impact our business.
Our products and services mainly depend on mobile App stores and the continued services and performance of other third parties such as data center service providers, third party payment aggregators, computer systems, internet transit providers, and other communications systems and service providers. We primarily make our Grindr App available to users through, and therefore largely depend upon, the Apple App Store and the Google Play Store. While our Grindr App is generally free to download from these stores, we offer our users the opportunity to purchase subscriptions and premium add-ons. We determine the prices for these subscriptions and premium add-ons, but at this time, they are primarily processed through the in-App payment systems provided by Apple and Google. We also utilize Stripe in order to process payments related to certain legacy subscriptions. Apple and Google, as well as other third parties such as Stripe, have broad discretion to make changes to their operating systems or payment services or change the manner in which their mobile operating systems function and their respective terms and conditions applicable to the distribution of our Grindr App, including the amount of, and requirement to pay, certain fees associated with purchases required to be facilitated by such third parties through our Grindr App, and to interpret their respective terms and conditions in ways that may limit, eliminate, or otherwise interfere with our products and services, our ability to distribute our Grindr App through their stores, our ability to update our Grindr App, including to make bug fixes or other feature updates or upgrades, the features we provide, the manner in which we market our in-App products and services, our ability to access native functionality or other aspects of mobile devices, and our ability to access information about our users that they collect.
To the extent such third parties do so, our business, financial condition, and results of operations could be materially adversely affected. For example, our business could suffer materially if Apple or Google, including other third parties, albeit to a lesser extent, change their standard terms and conditions, interpretations, or other policies and practices in a way that is detrimental to us or if they determine that we are in violation of their standard terms and conditions and prohibit us from distributing our Grindr App on their platforms.
There can be no assurance that Apple or Google, or any other similar third party, will not limit, delay, eliminate, or otherwise interfere with the distribution of our Grindr App, or that we will not be limited or prohibited from using certain current or prospective distribution or marketing channels in the future. For example, either Apple or Google could block or delay the distribution of a new version of our platform or our products and services based upon alleged non-compliance with their policies concerning safety or in-App content, technical performance, or design, among other issues. In addition, Google could immediately terminate our Google Play distribution agreement if we experience a change of control, which would have a material adverse effect on our business. If Apple or Google took any such actions, or if we experience a deterioration in either relationship, our business, financial condition, and results of operations could be materially adversely affected.
Apple recently announced that it would allow app developers to process payments for subscriptions and other premium add-ons outside of Apple’s payment system. However, there can be no assurance that we will be successful in our effort to process payments outside of Apple’s payment systems.
In addition, we rely on a wide array of additional third parties in various other aspects of our operations, including software developers, computing, storage, and bandwidth service providers, suppliers of technology infrastructures, mobile application optimization and analytics firms, sales and marketing channels, contract engineers, contract content contributors, as well as LGBTQ+ rights advocacy organizations around the world. Any deterioration in our relationships with these third-party suppliers, vendors, and business partners, or any adverse change in the terms and conditions governing these relationships, could have a negative impact on our business, financial condition, and results of operations.
Our user growth, engagement, and monetization on mobile devices depend upon effective operation with mobile operating systems, networks, and standards that we do not control.
To deliver a high-quality user experience, our products and services must work well across a range of mobile operating systems, networks, technologies, mobile devices, and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing services that operate effectively with these mobile operating systems, handset manufacturers, networks, mobiles devices, mobile carriers, and standards. In addition, any future changes to mobile operating systems, networks, mobile devices, mobile carriers, or standards may impact the accessibility, speed, functionality, and other performance aspects of our products and services. These issues may, and likely will, occur in the future from time to time. If users experience issues accessing or using our products and services, particularly on their mobile devices, or if our users choose not to access or use our products and services on their mobile devices, our user growth, retention, and engagement could be harmed, and our business, financial condition, and results of operation could be adversely affected.
As discussed above, we market, distribute, and make our products and services available across several mobile operating systems and devices (e.g., iOS and Android) and through a number of third-party publishers and distribution channels (e.g., the Apple App Store and Google Play Store). There can be no guarantee that popular mobile devices will continue to feature our products and services, or that mobile device users will continue to use our products and services over competing products and services. In addition, if the number of platforms for which we develop our products and services increases, our costs and expenses will also increase, as will the risks of bugs, outages, or other technical issues. Moreover, our products and services require high-bandwidth data capabilities. If the costs of data usage increase, our user growth, retention, and engagement may be seriously harmed.
Adverse social and political environments for the LGBTQ+ community in certain parts of the world, including actions by governments or other groups, could limit our geographic reach, business expansion, and user growth, any of which could materially and adversely affect our business, financial condition, and results of operation.
While there has been substantial progress in the protection of LGBTQ+ rights in certain parts of the world, identification as LGBTQ+ remains stigmatized, marginalized, and deemed illegal in many parts of the world. We have faced and may continue to face incidents in which government authorities in certain countries use our products and services to entrap and arrest LGBTQ+ individuals under charges of “promoting sexual deviancy” and “inciting immorality,” among others.
In addition, some countries, including Pakistan and the Crimean Peninsula in Ukraine, have banned our products and services and the products and services of other companies in the industry that provide services for and promote the LGBTQ+ community. Access to our Grindr App in other countries, such as China, Turkey, Lebanon, Indonesia, the United Arab Emirates, Saudi Arabia, and Qatar, may only be available through the use of services such as virtual private networks, or VPNs, or via home wireless networks, thereby decreasing accessibility to our products and services. Adverse social and political environments for the LGBTQ+ community in anti-LGBTQ+ countries could limit our geographical reach, business expansion, and user growth, any of which could materially and adversely affect our business, financial condition, and results of operation.
In addition, government authorities in various countries may seek to restrict user access to our products and services, if they consider us to be in violation of their laws, a threat to public safety, or for other reasons, including if they consider the content on our products and services to be immoral or indecent. In the event that content shown on our products and services is subject to censorship, access to our products and services may be restricted (in whole or in part) in one or more countries, we may be required to or elect to make changes to our operations or other restrictions may be imposed on our products and services. If our competitors are able to successfully penetrate new geographic markets or capture a greater share of existing geographic markets that we cannot access or where we face other restrictions, our ability to retain, expand, and engage our user base and qualify advertisers may be adversely affected, we may not be able to maintain or grow our revenue as anticipated, and our business, financial condition, and results of operations could be materially adversely affected.
Our success depends on the demographics of the community that we serve and our ability to foresee and respond to changing market and user demands.
Our success depends heavily upon a variety of factors specific to the adult LGBTQ+ community that we serve. Changes in the population size, gender distribution, disposable income, and other demographic characteristics of the global LGBTQ+ community could have a significant impact on demand for our products and services and our attractiveness to advertisers who pay to reach our user base.
In addition, changes in the demographic characteristics of the LGBTQ+ community could result in shifts in its members’ demands and preferences. The significant diversity within the adult LGBTQ+ global population further imposes challenges for us to successfully foresee and respond to the changing preferences and interests of this community. Should we fail to adequately foresee and respond to the demands and preferences of the markets we serve, our business, financial condition, and results of operations would be materially and adversely affected.

Our growth and monetization strategies may not be successfully implemented or generate sustainable revenue and profit.
To sustain our revenue growth, we must effectively monetize our user base and expand the monetization of our products and services. Our growth and monetization strategies are constantly evolving. We plan to offer our users more types of subscription packages, additional offers to encourage conversion to premium (fee-based) subscriptions, and stand-alone for-pay features, among other strategies. In addition, we intend to diversify our advertiser portfolio and strengthen the performance of our online self-service advertising system. However, these efforts might not be successful and may not justify our investment, or we may not be able to pursue them at all. We have limited and may continue to limit the user data shared with third-party advertising partners, which could have a negative effect on our ability to maximize our advertising revenue. In addition, we are continuously seeking to balance the growth objectives and monetization strategies with our desire to provide an optimal user experience, and we may not be successful in achieving a balance that continues to retain and attract users. If our growth and monetization strategies do not generate sustainable revenue, our business, financial condition, and results of operations could be materially adversely affected.
Our product development, investment, and other business decisions may not prioritize short-term financial results and may not produce the long-term benefits that we expect.
We frequently make product development and investment decisions that may not prioritize short-term financial results, if we believe that the decisions benefit the aggregate user experience and will thereby improve our financial performance over the long term. For example, we launched our Grindr 4 Equality initiative to better serve the LGBTQ+ community and strengthen our brand image without focusing on immediate financial returns. Likewise, we occasionally launch features that we cannot monetize (and may never be able to monetize), but those features aim to improve the overall user experience and thus improve our long-term financial performance by driving user engagement and retention, among other potential effects. However, these sorts of decisions may not produce the long-term benefits that we expect, in which case our user growth and engagement, our relationships with partners and advertisers, and our business, financial conditions, and results of operations could be materially adversely affected.
The failure to attract new advertisers, the loss of existing advertisers, a deterioration in any of our advertising relationships, or a reduction in their spending could adversely harm our business.
We currently generate a material portion of our revenue from advertising on our products and services, which is included under our Indirect Revenue. We attract third-party advertisers because of our extensive LGBTQ+ user base worldwide, among other factors. Any decrease or a slower growth in our user base or user engagement may discourage new or existing advertisers from advertising on our products and services. The advertisers control their respective development and operation, and we have little input, if any at all, on how their platforms operate. In addition, we largely do not have control over the type of advertisers or the content of their advertisements on our platform. Any deterioration in our relationship with these platforms, any changes in how they operate their platforms or in the requirements regarding the content on our platform, or any deterioration in the platforms’ relationships with advertisers that advertise on our platform may materially adversely affect our advertising revenue. Any loss of existing advertisers or failure to attract new advertisers will materially adversely affect our business, financial condition, and results of operations.
Our advertisers typically do not have long-term advertising commitments with us. The majority of our advertisers spend only a relatively small portion of their overall advertising budget with us. In addition, certain advertisers may view some of our products and services as controversial, experimental or unproven. Advertisers will not continue to do business with us, or they will reduce the prices they are willing to pay to advertise with us, if we do not deliver ads and other commercial content in an effective manner, or if they do not believe that their investment in advertising with us will generate a competitive return relative to other alternatives. Moreover, we rely on the ability to collect and disclose data and metrics for our advertisers to attract new advertisers and retain existing advertisers. Any restriction, whether by law, regulation, policy, or any other reason, on our ability to collect and disclose data to our advertisers would impede our ability to attract and retain advertisers. Our ability to collect and disclose data may also be adversely affected by third-parties, such as third-party publishers and platforms. See “—The distribution, marketing of, and access to our products and services depend, in large part, on third-party platforms and mobile application stores, among other third-party providers. If these third parties limit, prohibit, or otherwise interfere with the distribution or use of our products and services in any material way, it could materially adversely affect our business, financial condition, and results of operations.”

In addition, we believe that our advertising revenue could also be adversely affected by many factors both within and beyond our control, including:
•	decreases in monthly active users and user growth and engagement, including time spent on our products and services;
•	decreased user access to and engagement with us through our mobile products and services;
•	the degree to which our users cease or reduce the number of times they engage with ads placed through our products and services;
•	changes in our demographics that make us less attractive to advertisers;
•	product changes or inventory management decisions that we make that reduce the size, frequency, or prominence of ads and other commercial content displayed on our products and services;
•	our inability to improve our analytics and measurement solutions that demonstrate the value of our ads and other commercial content;
•	loss of advertising market share to our competitors;
•	adverse legal developments relating to advertising, including legislative action, regulatory developments, and litigation;
•
competitive developments or advertiser perception of the value of our products and services that change the rates we can charge for advertising or the volume of advertising on our products and services;

•	adverse media reports or other negative publicity involving us or other companies in our industry;
•	our inability to create new products and services that sustain or increase the value of our ads and other commercial content;
•	changes in the pricing of online advertising;
•	difficulty and frustration from advertisers who may need to reformat or change their advertisements to comply with our guidelines;
•	the impact of new technologies that could block or obscure the display of our ads and other commercial content; and
•	the impact of macroeconomic conditions and conditions in the advertising industry in general.
The occurrence of any of these or other factors could result in a reduction in demand for our ads and other commercial content, which may reduce the prices we receive for our ads and other commercial content, or cause advertisers to stop advertising with us altogether, any of which could negatively affect our business, financial condition, and results of operation.
We may not be able to charge subscription fees or premium add-on fees at a sufficient level or raise these fees.
We currently offer two premium (fee-based) subscription versions of our platform, Grindr Xtra and Grindr Unlimited, each of which offers a wide range of premium services to subscribers through additional features. Subscribers can choose different subscription packages for different periods, with deeper discounts typically being offered to subscribers who select longer subscription periods. In addition, we at times offer users the option to purchase certain premium add-ons, such as one-day day pass memberships to Grindr’s premium subscription versions of the platform, among other premium add-on offers. Given the increasing market competition that we face, the constantly changing user demands and preferences that we must address, and the uncertainties in the overall economic environment, we may not be able to charge fees at a sufficient level or raise fees, especially in emerging markets.
In addition, our pricing strategies may fail to gain acceptance among users or compete effectively against our competitors, especially in emerging markets where we have less of an operating history. Moreover, we may be unable to convert our users from our free products and services to our subscription-based products and services at a sufficient rate, or at all. In any of these events, our business, financial condition, and results of operations could be materially adversely affected.

We have significant internationally sourced revenue and plan to expand our operations abroad in markets in which we have more limited operating experience. As a result, we may face additional risks in connection with certain of our international operations that could adversely affect our financial results.
We have significant internationally sourced revenue and plan to continue the international expansion of our business, including through the translation of our products and services. As of June 30, 2022, we distribute the iOS and Android versions of our Grindr App in 9 and 21 languages, respectively, and had registered users in most countries and territories in which the Apple App Store and Google Play Store operate (except Cuba, China, Iran, Sudan and Ukraine). Our international revenues represented 37.8%, 37.0%, 35.8%, 42.7%, and 36.7% of our total revenue for the three and six months ended June 30, 2022, the year ended December 31, 2021, the combined Successor 2020 Period and Predecessor 2020 Period, and the year ended December 31, 2019, respectively.
We may enter new international markets and expand our operations in existing international markets, where we have limited or no experience in marketing, selling, and deploying our products and services. In addition, some or all of our products or services may not be permitted or made available in certain markets due to legal and regulatory complexities and different societal perceptions of LGBTQ identities. See “—Adverse social and political environments for the LGBTQ+ community in certain parts of the world, including actions by governments or other groups, could limit our geographic reach, business expansion, and user growth, any of which could materially and adversely affect our business, financial condition, and results of operation.” If we fail to deploy, manage, or oversee our international expansion successfully, our business may suffer.
In addition, we believe that operating internationally, particularly in countries in which we have more limited experience, exposes us to a number of additional risks both within and beyond our control, including:
•	operational and compliance challenges caused by distance, language, and cultural differences;
•	political tensions, social unrests, or economic instability, particularly in the countries in which we operate;
•	differing levels of social and technological acceptance of our products and services, or lack of acceptance of them generally;
•	low usage and/or penetration of internet-connected consumer electronic devices;
•
risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy, data security and unexpected changes in laws, regulatory requirements, and enforcement;

•	potential damage to our brand and reputation due to compliance with local laws, including potential censorship or requirements to provide user information to local authorities;
•	our lack of a critical mass of users in certain markets;
•	fluctuations in currency exchange rates;
•	higher levels of credit risk and payment fraud;
•	enhanced difficulties of integrating any foreign acquisitions;
•	burdens of complying with a variety of foreign laws, including multiple tax jurisdictions;
•	competitive environments that favor local businesses;
•	reduced protection for intellectual property rights in some countries;
•	difficulties in staffing and managing global operations and the increased travel, infrastructure, and legal compliance costs associated with multiple international locations;
•	regulations that might add difficulties in repatriating cash earned outside the U.S. and otherwise preventing us from freely moving cash;
•	import and export restrictions and changes in trade regulations;
•
political unrest, terrorism, military conflict (such as the conflict involving Russia and Ukraine), war, health and safety epidemics (such as the COVID-19 pandemic and the 2022 monkeypox outbreak) or the threat of any of these events;

•
export controls and economic sanctions administered by the U.S. Department of Commerce Bureau of Industry and Security and the U.S. Department of the Treasury Office of Foreign Assets Control and similar regulatory entities in other jurisdictions;

•	compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and similar anti-corruption laws in other jurisdictions; and
•	compliance with statutory equity requirements and management of tax consequences.
Moreover, geopolitical tensions in or involving countries in which we operate, such as Russia, may prevent us from operating in certain countries or increase our costs of operating in those countries. See “—A downturn in the global economy, especially in the United States and Europe, where a substantial majority of our revenue is generated could adversely harm our business.” In addition, if enforcement authorities demand access to our user data, our failure to comply could lead to our inability to operate in such countries or other punitive acts. For example, in 2018, Russia blocked access to the messaging app Telegram after it refused to provide access to the Russian government to encrypted messages.
The occurrence of any of these or other factors or our failure to effectively manage the complexity of our global operations could materially adversely affect our international operations, which could, in turn, negatively affect our business, financial condition, and results of operations.
Our business and results of operations may be materially adversely affected by the recent COVID-19 pandemic, the 2022 monkeypox outbreak or other similar outbreaks.
Our business could be materially adversely affected by the outbreak of a widespread health epidemic or pandemic, including the recent COVID-19 pandemic and newly declared public health emergencies such as the 2022 monkeypox outbreak. The COVID-19 pandemic has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus. While some of these measures have been relaxed over the past few months in various parts of the world, ongoing social distancing measures, and future prevention and mitigation measures, as well as the potential for some of these measures to be reinstituted in the event of repeat waves of the virus, are likely to have an adverse impact on global economic conditions and consumer confidence and spending, and could materially adversely affect demand, or our users’ ability to pay, for our products and services. The 2022 monkeypox outbreak has spread to many regions of the world, including to regions where we conduct our business operations. We have seen slower active user growth in areas with significant monkeypox outbreaks. If the monkeypox outbreak continue to spread, any resulting fluctuation in our user base and user activity may have a material and adversely affect our business operations and financial results.
A public health epidemic, pandemic or public health emergency, including COVID-19 and 2022 monkeypox outbreak, poses the risk that we or our employees, contractors, vendors, and other business partners may be prevented or impaired from conducting ordinary course business activities for an indefinite period, including due to shutdowns necessitated for the health and well-being of our employees, the employees of business partners, or shutdowns that may be requested or mandated by governmental authorities. In addition, in response to the COVID-19 pandemic, we have taken several precautions that may adversely impact employee productivity, such as moving to a remote-first work environment, imposing travel restrictions within the U.S. and internationally, and temporarily closing office locations.
A widespread epidemic, pandemic, or other health crisis could also cause significant volatility in global markets. The COVID-19 pandemic has caused disruption in financial markets, which if it continues or intensifies, could reduce our ability to access capital and thereby negatively impact our liquidity.
We have in the past experienced, and may in the future experience volatility in our user and revenue growth rates as a result of the COVID-19 pandemic and the 2022 monkeypox outbreak. We intend to continue to execute on our strategic plans and operational initiatives; however, the uncertainties may result in delays or modifications to these plans and initiatives. Part of our growth strategy includes increasing the number of international users and expanding into additional geographies. The timing and success of our international expansion may be negatively impacted by COVID-19, the 2022 monkeypox outbreak or other disease outbreaks, which could impede our anticipated growth. As we experience volatility or decline in growth rates, investors’ perceptions of our business may be adversely affected, and the trading price of New Grindr’s common stock may decline.

The ultimate extent of the impact of any epidemic, pandemic, or other health crisis on our business will depend on multiple factors that are highly uncertain and cannot be predicted, including its severity, location and duration, and actions taken to contain or prevent further its spread. In addition, the COVID-19 pandemic and the 2022 monkeypox outbreak could increase the magnitude of many of the other risks described in this proxy statement/prospectus and may have other material adverse effects on Our operations that we are not currently able to predict. If our business and the markets in which it operates experience a prolonged occurrence of adverse public health conditions, such as COVID-19, the 2022 monkeypox outbreak and other similar outbreaks, it could materially adversely affect our business, financial condition, and results of operations.
We have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements, and have other adverse consequences.
In connection with the audits of our consolidated financial statements for the years ended December 31, 2021, 2020, and 2019, and continuing into 2022 material weaknesses in our internal control over financial reporting were identified in relation to (i) the appropriateness and sufficiency of management’s review controls for unusual and nonrecurring transactions, (ii) the appropriateness and sufficiency of management’s review controls around the underlying data and bookings reporting from the mobile application platforms upon which we rely in order to record direct revenue, a currently manual process, and (iii) as a result of the above, the accuracy and timeliness of our financial statement closing process. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements would not be prevented or detected on a timely basis.
The identified material weaknesses could result in a material misstatement to our consolidated financial statements that may not be prevented or detected. Given that we operated as a private company prior to the Business Combination, we did not have the necessary formalized processes to effectively implement review controls within our internal control over financial reporting.
We have implemented the following actions to remediate the material weaknesses described above. These remediation measures are ongoing and include the following:
•	hiring additional technical personnel to bolster our accounting capabilities and capacity, including the evaluation of technical and reporting accounting materials;
•
designing and implementing an automatic intake process with respect to direct revenue information from third parties, engaging tax consultants to regularly review changes in tax requirements in applicable jurisdictions for appropriate tax assessment, and conducting monthly review processes to enhance direct revenue information accuracy;

•	designing and implementing appropriate modules in our financial systems to automate manual reconciliations and calculations; and
•
evaluating, designing and implementing the internal controls and procedures with respect to the closing process, including the measures stated above, to limit human judgment errors, enhance adequacy of reviews to assure timely and accurate financial control.

We believe all the remediation efforts taken as a whole will result in comprehensive financial reporting reviews and a reduction in manual processes to ensure a timely close and accurate financial reporting. However, we cannot assure you the measures we are taking to remediate the material weakness will be sufficient or that they will prevent future material weaknesses. Additional material weaknesses or failure to maintain effective internal control over financial reporting could cause us to fail to meet our reporting obligations as a public company and may result in a restatement of our financial statements for prior periods.
If not remediated, these material weaknesses could result in further material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future after the consummation of the Business Combination, if our Independent Registered Public Accounting Firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of the stock could be adversely affected, and we could become subject to litigation or investigations by the NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.

The forecasts and projections herein are based upon certain assumptions, analyses and estimates. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.
The forecasts and projections, including projected revenue growth, Adjusted EBITDA Margin and the anticipated market opportunity, growth and penetration, are subject to significant uncertainty and are based on certain assumptions, analyses and estimates, including with reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate. These include assumptions, analyses and estimates about future pricing and future costs, all of which are subject to a wide variety of business, regulatory and competitive risks and uncertainties. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected, adversely affecting the value of New Grindr Common Stock.
We depend on our key personnel and we may not be able to operate or grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future.
We currently depend on the continued services and performance of our key personnel, including members of senior management, product development and revenue teams, engineering personnel, and privacy and information security employees, among other key staff. In addition, some of our key technologies and systems have been, or may be in the future, custom-made for our business by our key personnel. If one or more of our senior management or other key employees cannot or chose not to continue their employment with us, we might not be able to replace them easily, in a timely manner, or at all. In addition, the risk that competitors or other companies may poach our talent increases as we continue to build our brand and become more well-known. Our key personnel likely have been, and may continue to be, subject to poaching efforts by our competitors and other internet and high-growth companies, including well-capitalized players in the social media and consumer internet space. The loss of key personnel, including members of management, product development and revenue teams, engineering personnel, and privacy and information security employees, could disrupt our operations and have a material adverse effect on our business, financial condition, and results of operations.
Our future success will depend upon our continued ability to identify, hire, develop, motivate, and retain highly skilled individuals across the globe, with the continued contributions of our senior management being especially critical to our success. We face intense competition in the industry for well-qualified, highly skilled employees and our continued ability to compete effectively depends, in part, upon our ability to attract and retain new employees. While we have established programs to attract new employees and provide incentives to retain existing employees, particularly our senior management, we cannot guarantee that we will be able to attract new employees or retain the services of our senior management or any other key employees in the future. Additionally, we believe that our culture and core values have been, and will continue to be, a key contributor to our success and our ability to foster the innovation, creativity, and teamwork that we believe we need to support our operations. If we fail to effectively manage our hiring needs and successfully integrate our new hires, or if we fail to effectively manage remote work arrangements resulting from the COVID-19 pandemic, among other factors, our efficiency and ability to meet our forecasts and our ability to maintain our culture, employee morale, productivity, and retention could suffer, and our business, financial condition, and results of operations could be materially adversely affected.
Finally, effective succession planning will be important to our future success. If we fail to ensure the effective transfer of senior management knowledge and to create smooth transitions involving senior management across our various businesses, our ability to execute short and long term strategic, financial, and operating goals, as well as our business, financial condition, and results of operations generally, could be materially adversely affected.
Our management team has a limited history working together operating the company and, as a result, our past results may not be indicative of future operating performance.
As explained above, we have a limited history working together operating the company, which makes it difficult to forecast our future results. See “—We have grown rapidly in recent years and certain members of our management team have joined us recently. If we are unable to manage our growth effectively, our brand, company, culture, and financial performance may suffer.” You should not rely on our past quarterly operating results as indicators of future performance. In addition, you should consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by companies in rapidly evolving markets like ours, as well as the information included in this proxy statement/prospectus.

Our employees could engage in misconduct that materially adversely affects us.
Our employees could engage in misconduct that could have a materially adverse effect on us. We may not be able to prevent or detect misconduct by our employees, either personal or in the course of their duties on behalf of Grindr, and the precautions we take to prevent and detect this activity may not be effective. See “—Risks Related to Regulation and Litigation—Online applications are subject to various laws and regulations relating to children’s privacy and protection, which if violated, could subject us to an increased risk of litigation and regulatory actions.” If any of our employees were to engage in or be accused of misconduct, we could be exposed to legal liability, negative publicity, our business and reputation could be materially adversely affected, and we could fail to retain key employees. See “—Unfavorable media coverage could materially and adversely affect our business, brand, or reputation.”
We have limited insurance coverage with respect to our business and operations.
Although we maintain property insurance, professional liability insurance, technology error and omission/cyber liability insurance, and commercial general liability insurance, we cannot assure you that our insurance coverage will be sufficient or that future coverage will be available at reasonable costs. Accordingly, we may determine that we cannot obtain insurance on acceptable terms or at all. However, we have in the past, and may in the future, experience issues obtaining cyber insurance that provides third-party reimbursement or obtaining such insurance on favorable terms.
In addition, our business disruption insurance covers only loss of business income sustained due to direct physical loss or damage to property on our premises, and insurance policies covering damage to our IT infrastructure or information technology systems are limited. Any disruptions to our IT infrastructures or systems or an uncovered business disruption event could result in substantial cost to us and diversion of our resources.
Problems with any insurer, or the general limitations of our insurance policies, including any applicable retentions or caps, could result in limited coverage for us and cause us to incur significant operating expenses. Additionally, if a significant loss, judgment, claim or other event is not covered by insurance, the loss and related expenses could harm our business, financial condition and results of operations. The occurrence of any of these or other factors could negatively affect our business, financial condition, and results of operations.
We rely on certain key operating metrics that have not been independently verified to manage our business, we may periodically change our metrics, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.
We regularly review metrics, such as MAUs, to evaluate growth trends, measure our performance, and make strategic decisions. The MAUs are calculated using unique devices that demonstrate activity on our Grindr App on a calendar month basis and the devices counted may not exactly correlate to the number of users of our Grindr App. The MAUs are also calculated using internal company data gathered on analytics platforms that we developed or deployed and operate, and they have not been validated by an independent third party. In addition, our internal systems measure MAUs by detecting user activity when users open our Grindr App on their devices, regardless of whether the users engage in any further activities using the application, and therefore these metrics cannot measure the extent to which our users use our products and services, or accurately estimate the impact that it may have on our financial results. See “Grindr’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating and Financial Metrics” for more details. While these metrics are based on what we believe to be reasonable estimates of our user base for the applicable periods, there are inherent challenges in measuring how our products and services are used across large populations globally and in accounting for spam accounts (as opposed to genuine users). Our user metrics are also affected by technology on certain mobile devices that automatically runs in the background of our Grindr App when another phone function is used, and this activity can cause our system to miscount the user metrics associated with such an account. The methodologies used to measure these metrics require significant judgment and are also susceptible to algorithm or other technical errors. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.
Errors or inaccuracies in our metrics or data could also result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of MAUs were to occur, we may expend resources to implement unnecessary business measures or fail to take required actions to attract a sufficient number of users to satisfy our growth strategies. We continually seek to address technical issues in our ability to record such data and improve our accuracy, but given the complexity of the systems involved, the rapidly changing nature of mobile devices and systems, how our platform manages identity, and the way our users use the Grindr App, we expect these issues to continue. We are currently exploring and developing an alternative identifier in an effort to capture different use cases on our platform, such as when a user logs into their account from multiple devices or when users periodically uninstall and then reinstall our Grindr App. This identifier may not be applicable retroactively to historical data. This technology is still nascent, and it may be some time before we determine the resultant data is reliable or useful. To the extent we switch to reporting MAU data in the future based on this alternative identifier, it may be difficult for investors to evaluate period over period comparisons of these metrics. We may periodically change the metrics we use for internal or external reporting purposes. If advertisers, partners, or investors do not perceive our user, geographic, or other demographic metrics to be accurate representations of our user base, or if we discover material inaccuracies in our user, geographic, or other demographic metrics, our reputation may be seriously harmed. If customers, platform partners, or investors do not perceive our user, geographic, or other demographic metrics to be accurate representations of our user base or user engagement, or if we discover material inaccuracies in our user, geographic, or other demographic metrics, our reputation may be materially adversely impacted and users, platform partners, and investors may be less willing to allocate their resources or spending to our Grindr App, any of which could materially negatively affect our business, financial condition, and results of operation.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.
As a public company, we are subject to the reporting requirements of the Exchange Act, the listing standards of NYSE and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems and resources. Furthermore, several members of our management team do not have prior experience in running a public company. For example, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company that is subject to these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly members who can serve on our audit committee, and qualified executive officers. As a result of the disclosure obligations required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, results of operations and financial condition would be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, would divert the resources of our management and harm our business, results of operations and financial condition.
A downturn in the global economy, especially in the U.S. and Europe, where a substantial majority of our revenue is generated could adversely harm our business.
Our performance depends, at least in part, on global economic conditions and their impact on levels of spending by our subscribers and advertisers. A decline in general economic conditions, including but not limited to recent inflationary movements, especially in the U.S. and Europe, where we generate a substantial majority of our revenue, may adversely affect levels of consumer discretionary spending, the demands for our products and services, as well as advertising expenditures, any of which could materially adversely affect our business, financial condition, and results of operations.
In addition, given the cyclical nature of the global economy, a recessionary period may occur in the future, which could negatively affect our business, financial condition, and results of operation. The ongoing U.S.-China trade tension and other international diplomatic issues, as well as geopolitical conflicts, including the military conflict involving Russia and Ukraine, and the economic sanctions imposed on Russia, present additional uncertainties for the U.S. and global economies. There can be no assurances that future economic conditions in the U.S. or elsewhere around the world will be favorable to our business.
Foreign currency exchange rate fluctuations could materially adversely affect our results of operations.
We operate in various international markets. During the three and six months ended June 30, 2022, the year ended December 31, 2021, the combined Successor 2020 Period and Predecessor 2020 Period and the year ended December 31, 2019, our international revenue represented 37.8%, 37.0%, 35.8%, 42.7% and 36.7% of our total revenue, respectively. We translate international revenues into U.S. dollar-denominated operating results, and during periods of a strengthening U.S. dollar, our international revenues will be reduced when translated into U.S. dollars. In addition, as foreign currency exchange rates fluctuate, the translation of our international revenues into U.S. dollar-denominated operating results affects the period-over-period comparability of such results and can result in foreign currency exchange gains and losses.
We have exposure to foreign currency exchange risk related to transactions carried out in a currency other than the U.S. dollar, and investments in foreign subsidiaries with a functional currency other than the U.S. dollar.
Brexit has caused, and may continue to cause, volatility in currency exchange rates between the U.S. dollar and the British pound, or GBP, and the full impact of Brexit remains uncertain. To the extent that the U.S. dollar strengthens relative to the GBP, the translation of our international revenues into U.S. dollars will reduce its U.S. dollar denominated operating results and will affect their period-over-period comparability. See “—Risks Related to Regulation and Litigation—Legal, political, and economic uncertainty surrounding the exit of the United Kingdom from the European Union, or Brexit, and the implementation of the trade and cooperation agreement between the United Kingdom and the European Union could have a material adverse effect on our business.”
Significant foreign exchange rate fluctuations, in the case of one currency or collectively with other currencies, could materially adversely affect our business, financial condition, and results of operations.
Risks Related to Information Technology Systems and Intellectual Property
Security breaches, unauthorized access to or disclosure of our data or user data, other hacking and phishing attacks on our systems, or other data security incidents could compromise sensitive information related to our business and/or user personal data processed by us or on our behalf and expose us to liability, which could harm our reputation, generate negative publicity, and materially and adversely affect our business.
Our products and services and the operation of our business involve the collection, storage, processing, and transmission of data, including personal data regarding our users. The information systems that store and process such data are susceptible to increasing threats of continually evolving cybersecurity risks. Cyber-attacks by third parties seeking unauthorized access to confidential or sensitive data, including personal data regarding our users, or seeking to disrupt our ability to provide services, have become prevalent in our industry. We may also face attempts to create false or undesirable user accounts or take other actions for the purposes of spamming, spreading misinformation or other objectionable ends. Given our Grindr App's popularity and user demographics, bad actors may attempt to target or exploit our systems or users. We face an ever-increasing number of threats to our information systems from a broad range of potential bad actors, including foreign governments, criminals, competitors, computer hackers, cyber terrorists, and politically or socially motivated groups or individuals, and we have previously experienced various attempts to access our information systems. These threats include physical or electronic break-ins, security breaches from inadvertent or intentional actions by our employees, contractors, consultants, and/or other third parties with otherwise legitimate access to our systems, website, or facilities, or from cyber-attacks by malicious third parties which could breach our data security and disrupt our systems. The motivations of such actors may vary, but breaches that compromise our information technology systems can cause interruptions, delays, or operational malfunctions, which, in turn, could have a material adverse effect on our business, financial condition, and results of operations.
In addition, the risks related to a security breach or disruption, including through a distributed denial-of-service, or DDoS, attack, computer and mobile malware, worms, viruses, social engineering (predominantly spear phishing attacks), attempts to misappropriate customer information, including credit card information and account login credentials, and general hacking, have become more prevalent in our industry and these risks have generally increased as the number, intensity, and sophistication of attempted attacks and intrusions from around the world have increased. Ransomware attacks, including those perpetrated by organized criminal threat actors, nation-states, and nation-state supported actors, are also becoming increasingly prevalent and severe and can lead to significant interruptions in our operations, loss of data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting payments.
Security incidents or disruptions have occurred on our systems in the past, and they will continue to occur in the future and may be inherently difficult to detect for long periods of time. As a result of our market leader position, the size of our user base, and the types and volume of personal data on our systems, we believe that we are a particularly attractive target for such breaches and attacks, including from highly sophisticated, state-sponsored, or otherwise well-funded actors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and services and technical infrastructure to the satisfaction of our users may harm our reputation and our ability to retain existing users and attract new users, as well as generate negative publicity.
Although we have devoted and continue to devote significant resources to protect our data and user data, we cannot assure you that such measures will provide absolute security and we may also incur significant costs in protecting against or remediating cyberattacks. In addition, some of the user data we collected is stored in facilities provided by third parties which are beyond our control. Any failure to prevent or mitigate security breaches and unauthorized access to or disclosure of our data or user data, including personal information, content, or payment information from users, or information from marketers, could result in the loss, modification, disclosure, destruction, or other misuse of such data, which could subject us to legal liability, including investigations by regulatory authorities and/or litigation that could result in liability to third parties, harm our business and reputation, and diminish our competitive position. We may incur significant costs in protecting against or remediating such incidents and as cybersecurity incidents continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measure or to investigate and remediate any information security vulnerabilities. Our efforts to protect our confidential and sensitive data, the data of our users or other personal information we receive, and to disable undesirable activities on our platform, may also be unsuccessful due to software bugs or other technical malfunctions; employee, contractor, or vendor error or malfeasance, including defects or vulnerabilities in our service providers’ information technology systems or offerings; government surveillance; breaches of physical security of our facilities or technical infrastructure; or other threats that may surface or evolve.
In addition, third parties may attempt to fraudulently induce employees or users to disclose information to gain access to our data or our users’ data. Although we have developed systems and processes that are designed to protect our data and user data, to prevent data loss, to disable undesirable accounts and activities on our platform, and to prevent or detect security breaches, we cannot assure you that such measures will be successful, that we will be able to anticipate or detect all cyber-attacks or other breaches, that we will be able to react to cyber-attacks or other breaches in a timely manner, or that our remediation efforts will be successful. We may also incur significant legal and financial exposure, including legal claims, higher transaction fees, and regulatory fines and penalties because of any compromise or breach of our systems or data security, or the systems and data security of our third-party providers. Any of the foregoing could have a material adverse effect on our business, financial condition, and results of operations.
Moreover, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties and infrastructure in our supply chain have not been compromised or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our information technology systems (including our products and services) or the third-party information technology systems that support us and our services. Some of our partners may receive or store information provided by us or by our users through mobile or web applications integrated with our Grindr Applications, and we use third-party service providers to store, transmit, and otherwise process certain confidential, sensitive, or personal information on our behalf. If these third parties fail to adopt or adhere to adequate data security practices, or in the event of a breach of their networks, our data or our users’ data may be improperly accessed, used, or disclosed, which could subject us to legal liability. We cannot control such third parties and cannot guarantee that a security breach will not occur on their systems. Although we may have contractual protections with our third-party service providers, contractors, and consultants, any actual or perceived security breach could harm our reputation and brand, expose us to potential liability or require us to expend significant resources on data security and in responding to any such actual or perceived breach. Any contractual protections we may have from our third-party service providers, contractors, or consultants may not be sufficient to adequately protect us from any such liabilities and losses, and we may be unable to enforce any such contractual protections.
While our insurance policies include liability coverage for certain of these matters, if we experience a significant security incident, we could be subject to liability or other damages that exceed our insurance coverage and we cannot be certain that such insurance policies will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. See “—Risks Related to Grindr’s Brand, Products and Services, and Operations—We have limited insurance coverage with respect to our business and operations.” The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or coinsurance requirements, could have a material adverse effect on our business, financial condition, and results of operations.
The occurrence of any of these or other factors could negatively affect our business, financial condition, and results of operations.
Our success depends, in part, on the integrity of our information technology systems and infrastructures and on our ability to enhance, expand, and adapt these systems and infrastructures in a timely and cost-effective manner.
Our reputation and ability to attract, retain, and serve users depends on the reliable performance of our products and services and our underlying technology infrastructure. Our products and services and systems rely on highly technical and complex software and hardware, and they depend on the ability of such software and hardware to store, retrieve, process, and manage immense amounts of data. While we have not experienced any material outages in the recent past, we have in the past experienced performance delays and other glitches, and we expect to face similar issues in the future. In addition, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays, other glitches, or outages that could make some or all of our systems or data temporarily unavailable and prevent our products and services from functioning properly for our users. Any such interruption could arise for any number of reasons, including human errors, and could materially and adversely affect our business, financial condition, and results of operations.
Moreover, our systems and infrastructures are vulnerable to damage from fire, power loss, hardware and operating software errors, cyber-attacks, technical limitations, telecommunications failures, acts of God, and similar events. While we have back-up systems in place for certain aspects of our operations, not all of our systems and infrastructures have redundancies or back-up systems. In addition, disaster recovery planning can never account for all possible eventualities and our property and business interruption insurance coverage may not be adequate to compensate us fully for any losses that we may suffer. Any interruptions or outages, regardless of the cause, could negatively impact our users’ experiences with our products and services, tarnish our reputations and decrease demand for our products and services, and result in significant negative publicity, any of which could materially adversely affect our business, financial condition, and results of operations. Moreover, even if detected, the resolution of such interruptions may take a long time, during which customers may not be able to access, or may have limited access to, our products and services.

We also continually work to expand and enhance the efficiency and scalability of our technology and network systems to improve the experience of our users, accommodate substantial increases in the volume of traffic to our various products and services, ensure acceptable load times for our products and services, and keep up with changes in technology and user preferences. Any failure to do so in a timely and cost-effective manner could materially adversely affect our users’ experience with our various products and services, thereby negatively impacting the demand for our products and services, and could increase our costs, any of which could materially adversely affect our business, financial condition, and results of operations.
If the security of personal and confidential or sensitive user information that we maintain and store is breached, or otherwise accessed by unauthorized persons, it may be costly to remediate such breach, it may generate negative publicity, and our reputation could be harmed.
We receive, process, store, and transmit a significant amount of personal information regarding our users and other confidential or sensitive information, including user-to-user communications, and personal information of our employees and users, and enable our users to share their personal information, including some which may be interpreted as special or sensitive information under certain privacy and data protection regulations, with each other through their public Grindr profiles or private in-App messages. In some cases, we engage third-party service providers to store this information. We continuously develop and maintain systems to protect the security, integrity, and confidentiality of this information, but we have experienced past incidents of inadvertent or unauthorized use or disclosure of such information. See “—Risks Related to Grindr’s Brand, Products and Services, and Operations—Unfavorable media coverage could materially and adversely affect our business, brand, or reputation.” In addition, we may in the future experience additional incidents of inadvertent or unauthorized use or disclosure of information, or third parties may gain unauthorized access to information despite our efforts. When such incidents occur, we may not be able to remedy them, we may be required by law to notify regulators and individuals whose personal information was used or disclosed without authorization, we may be subject to claims against us, including government enforcement actions or investigations, fines and litigation, we may be subject to negative publicity, and we may have to expend significant capital and other resources to mitigate the impact of such events, including developing and implementing protections to prevent future events of this nature from occurring. When breaches of our or our third-party service providers’ and partners’ information technology systems occur or unauthorized access to any of the confidential, sensitive, or other personal information that we collect or process occurs, the perception of the effectiveness of our security measures, the security measures of our partners, and our reputation may be harmed, we may lose current and potential users and the recognition of our brand and our brand’s competitive positions may be diminished, any of which could materially adversely affect our business, financial condition, and results of operations.
The occurrence of any of these or other factors could negatively affect our business, financial condition, and results of operations.
We are subject to risks related to credit card payments, including data security breaches and fraud that we or third parties experience or additional regulation, any of which could materially adversely affect our business, financial condition, and results of operations.
In addition to purchases through the Apple App Store and the Google Play Store, we accept payment from our users through certain other online payment service providers, and we expect to explore and implement additional payment mechanisms based in part upon Apple’s recent announcement that it would allow app developers to process payments for subscriptions and other premium add-ons outside of Apple’s payment system. See “—Risks Related to Grindr’s Brand, Products and Services, and Operations—We rely primarily on the Apple App Store and Google Play Store as the channels for processing of payments. In addition, access to our products and services depends on mobile app stores and other third parties such as data center service providers, as well as third party payment aggregators, computer systems, internet transit providers and other communications systems and service providers. Any deterioration in our relationship with Apple, Google either of them or other such third parties may negatively impact our business.” The ability to process credit card information or other account charges on a real-time basis without having to proactively reach out to the consumer each time we process an auto-renewal payment or a payment for the purchase of a premium feature on any of our products and services will be critical to our success and to a seamless experience for our users. When we or a third party experiences a data security breach involving credit card information, affected cardholders will often cancel their credit cards. In the case of a breach experienced by a third party, the more sizable the third party’s customer base and the greater the number of credit card accounts impacted, the more likely it is that our users would be impacted by such a breach. To the extent our users are ever affected by such a breach experienced by us or a third party, affected users would need to be contacted to obtain new credit card information and process any pending transactions. It is likely that we would not be able to reach all affected users, and even if we could, some users’ new credit card information may not be obtained and some pending transactions may not be processed, which could materially adversely affect our business, financial condition, and results of operations.
In addition, even if our users are not directly impacted by a given data security breach, they may lose confidence in the ability of service providers to protect their personal information generally, which could cause them to stop using their credit cards online and choose alternative payment methods that are not as convenient for us or restrict our ability to process payments without significant cost or user effort.
Moreover, if we fail to adequately prevent fraudulent credit card transactions, we may face litigation, fines, governmental enforcement action, civil liability, diminished public perception of our security measures, significantly higher credit card-related costs and substantial remediation costs, or refusal by credit card processors to continue to process payments on our behalf, any of which could materially adversely affect our business, financial condition, and results of operations.
Finally, the passage or adoption of any legislation or regulation affecting the ability of service providers to periodically charge consumers for, among other things, recurring subscription payments may materially adversely affect our business, financial condition, and results of operations. For example, pursuant to the U.K.’s Payment Services Regulations 2017, banks and other payment services providers must develop and implement strong customer authentication protocols by March 14, 2022, to ensure that the person requesting access to an account or trying to make a payment has the necessary authority and permission. This implementation could materially adversely affect our payment authorization rate and user experience in connection with payments. In addition, many U.S. states are considering similar legislation or regulation, or changes to existing legislation or regulation governing subscription payments. While we will monitor and attempt to comply with these legal developments, we may in the future be subject to claims under such legislation or regulation.
The occurrence of any of these or other factors could negatively affect our business, financial condition, and results of operations.
Our success depends, in part, on the integrity of third-party systems and infrastructures and on continued and unimpeded access to our products and services on the internet.
We rely on third parties, primarily data center and cloud-based, hosted web service providers, such as Amazon Web Services, as well as software development services, computer systems, internet transit providers, and other communications systems and service providers, in connection with the provision of our products and services generally, as well as to facilitate and process certain transactions with our users. See “—Risks Related to Grindr’s Brand, Products and Services, and Operations—The distribution, marketing of, and access to our products and services depends, in large part, on third-party platforms and mobile application stores, among other third-party providers. If these third parties limit, prohibit, or otherwise interfere with the distribution or use of our products and services in any material way, it could adversely affect our business, financial condition, and results of operations.” We have no control over any of these third parties or their operations. While we seek actively reduce risk by trying to minimize reliance on any single third party or our operations, and by creating back-up systems where possible, we cannot guarantee that third-party providers will not experience system interruptions, outages or delays, or deterioration in the performance.
Problems or insolvency experienced by any of these third-party providers, the telecommunications network providers with which we or they contract, the systems through which telecommunications providers allocate capacity among their customers, or any other providers or related services, could also materially and adversely affect us. Any changes in service levels at our data centers or any interruptions, outages, or delays in our systems or those of our third-party providers, or deterioration in the performance of these systems, could impair our ability to provide our products and services or process transactions with our users, which could materially adversely impact our business, financial condition, and results of operations. In addition, if we need to migrate our business to different third-party providers because of any such problems or insolvency, it could impact our ability to retain our existing users or add new users, among other materially adverse effects. See “—Risks Related to Grindr’s Brand, Products and Services, and Operations—If we fail to retain existing users or add new users, or if our users decrease their level of engagement with our products and services or do not convert to paying users, our revenue, financial results, and business may be significantly harmed.”

The occurrence of any of these or other factors could negatively affect our business, financial condition, and results of operations.
Our products and services and internal systems rely on highly technical software and, if it contains undetected errors or vulnerabilities, we could be subject to liability and our business could be materially adversely affected.
As explained above, our products and services and internal systems rely on highly technical and complex software, including software developed or maintained internally and/or by third parties. In addition, our products and services and internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. The software on which we rely has contained, and may now and in the future contain, undetected errors, bugs, or vulnerabilities. Some errors may only be discovered after the code has been released for external or internal use and can manifest in any number of ways in our products and services, including through diminished performance, security vulnerabilities, malfunctions, or even permanently disabled products and services. Errors, bugs, vulnerabilities, or other defects within the software on which we rely have in the past, and may in the future, result in a negative experience for users and marketers who use our products and services, delay product introductions or enhancements, result in targeting, measurement, or billing errors, compromise our ability to protect the data of our users and/or our intellectual property, result in negative publicity, or lead to reductions in our ability to provide some or all of our services. In addition, any errors, bugs, vulnerabilities, or defects discovered in the software on which we rely, and any associated degradations or interruptions of service, could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business, financial condition, and results of operations.
We could also face claims for product liability, tort, breach of warranty, or other causes of action. Although our Terms and Conditions of Service contain provisions relating to warranty disclaimers and liability limitations, among other provisions our Terms and Conditions of Service or, these contractual terms may not be upheld or enforceable in all jurisdictions in which we distribute our products and services, and they may not offer us any protections from liability in potential legal action. In addition, defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and seriously harm our reputation and our business. Moreover, if our liability insurance coverage proves inadequate or future coverage is unavailable on acceptable terms or at all, our business could be adversely affected. See “—Risks Related to Grindr’s Brand, Products and Services, and Operations—We have limited insurance coverage with respect to our business and operations.”
The occurrence of any of these or other factors could negatively affect our business, financial condition, and results of operations.
From time to time, we are party to intellectual property-related litigations and proceedings that are expensive and time consuming to defend, and, if resolved adversely, could materially adversely impact our business, financial condition, and results of operations.
We may become party to disputes from time to time over rights and obligations concerning our intellectual property or intellectual property held by third parties, and we may not prevail in these disputes. Companies on the internet, technology, and social media industries are frequently involved in litigation based upon allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation, and other violations of other parties’ rights. Many companies in these industries, including many of our competitors, have substantially larger intellectual property portfolios than we do (and substantially more resources), which could make us a target for litigation as we may not be able to assert counterclaims against parties that sue us for infringement, misappropriation, or other violations of patent or other intellectual property rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to assert claims to extract value from technology companies. Given that these patent holding companies or other adverse intellectual property rights holders typically have no relevant product revenue, our own issued or pending patents and other intellectual property rights may provide little or no deterrence to these rights holders in bringing intellectual property rights claims against us. From time to time we receive claims from third parties which allege that we have infringed upon their intellectual property rights, and we have also been a party to several patent infringement litigations from such third parties. Further, from time to time we may introduce new products and services, product features and services, including in areas where we currently do not have an offering, which could increase our exposure to patent and other intellectual property claims from competitors and non-practicing entities. In addition, some of our agreements with third-party partners require us to indemnify them for certain intellectual property claims asserted against them, which could require us to incur considerable costs in defending such claims and may require us to pay significant damages in the event of an adverse ruling. Such third-party partners may also discontinue their relationships with us because of injunctions or otherwise, which could result in loss of revenue and adversely impact our business operations.
In addition, although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees or consultants have inadvertently or otherwise used or disclosed intellectual property, including trade secrets, software code or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims and, if we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Furthermore, although we generally require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. Moreover, any such assignment of intellectual property rights may not be self-executing, the assignment agreements may be breached or the agreements may not effectively assign ownership of relevant intellectual property rights to us, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property.
As we face increasing competition and develop new products and services, we expect the number of patent and other intellectual property claims against us may grow. There may be intellectual property or other rights held by others, including issued or pending patents, that cover significant aspects of our products and services, and we cannot be sure that we are not infringing or violating, and have not infringed or violated, any third-party intellectual property rights or that we will not be held to have done so or be accused of doing so in the future.
Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources. Some of our competitors have substantially greater resources than we do and can sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. The outcome of any litigation is inherently uncertain, and there can be no assurances that favorable final outcomes will be obtained in all cases. In addition, third parties may seek, and we may become subject to, preliminary or provisional rulings during any such litigation, including potential preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us or that require us to make material changes to our business. Similarly, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that may not be reversed upon appeal, including being subject to a permanent injunction and being required to pay substantial monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s intellectual property rights. The terms of such a settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. In addition, we may have to seek a license to continue practices found to be in violation of a third-party’s rights. If we are required or choose to enter into royalty or licensing arrangements, such arrangements may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. Such arrangements may also only be available on a non-exclusive basis such that third parties, including our competitors, could have access to the same licensed technology to compete with us. As a result, we may also be required to develop or procure alternative non-infringing technology, which could require significant effort, time and expense or discontinue use of the technology or practices, which could negatively affect the user experience or may not be feasible. There also can be no assurance that we would be able to develop or license suitable alternative technology to permit us to continue offering the affected products or services. If we cannot develop or license alternative technology for any allegedly infringing aspect of our business, we would be forced to limit our products and services and may be unable to compete effectively. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. Any of the foregoing, and any unfavorable resolution of such disputes and litigation, would materially and adversely impact our business, financial condition, and results of operations.
The occurrence of any of these or other factors could negatively affect our business, financial condition, and results of operations.
We may fail to adequately protect our intellectual property rights or to prevent third parties from making unauthorized use of such rights, and our registered intellectual property is subject to challenge.
Our intellectual property is a material asset of our business, and our success depends in part on our ability to protect our proprietary rights and intellectual property. For example, we heavily rely upon our trademarks, designs, copyrights, and related domain names, social media handles, and logos to market our brand and to build and maintain brand loyalty and recognition. We rely upon patented and patent-pending proprietary technologies and trade secrets, as well as a combination of laws, and contractual restrictions, including confidentiality agreements with employees, customers, users, suppliers, affiliates, and others, to establish, protect, and enforce our various intellectual property rights. For example, we have generally registered and continue to apply to register and renew, or secure by contract where appropriate, trademarks and service marks as they are developed and used, and reserve, register, and renew domain names and social media handles as we deem appropriate. If our trademarks and trade names are not adequately protected, then we may not be able to build and maintain name recognition in our markets of interest and our business may be adversely affected. In addition, effective intellectual property protection may not be available or may not be sought in every country in which our products and services are made available, or in every class of goods and services in which we operate, and contractual disputes may affect the use of marks governed by private contract. Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic, or determined to be infringing on other marks. Our competitors may also adopt trade names or trademarks like ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. Similarly, not every variation of a domain name or social media handle may be available or be registered by us, even if available. The occurrence of any of these events could result in the erosion of our brand and limit our ability to market our brand using our various domain names and social media handles, as well as impede our ability to effectively compete against competitors with similar technologies or products and services, any of which could materially adversely affect our business, financial condition, and results of operations.
We cannot guarantee that our efforts to obtain and maintain intellectual property rights are adequate, that we have secured, or will be able to secure, appropriate permissions or protections for all of the intellectual property rights we use or rely on. Even in cases where we seek intellectual property registration or other protections, there is no assurance that the resulting registration, issuance or other protection will effectively protect every significant feature of our products and services. Moreover, even if we can obtain intellectual property rights, any challenge to our intellectual property rights could result in them being narrowed in scope or declared invalid or unenforceable. In addition, third parties may also knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. Other parties may also independently develop technologies that are substantially similar or superior to ours and we may not be able to stop such parties from using such independently developed technologies from competing with us. These circumstances make it challenging for us to protect our intellectual property rights and may materially adversely impact our business.
In addition, our intellectual property rights and the enforcement or defense of such rights may be affected by developments or uncertainty in laws and regulations relating to intellectual property rights. Moreover, many companies have encountered, and may in the future encounter, significant problems in protecting and defending intellectual property rights in foreign jurisdictions, particularly in emerging markets. The legal systems of some foreign jurisdictions may not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the infringement, misappropriation, or other violation of our intellectual property or marketing of competing products and services in violation of our intellectual property rights generally.
We also may be forced to bring claims against third parties to determine the ownership of what we regard as our intellectual property or to enforce our intellectual property against infringement, misappropriation, or other violations by third parties. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective and there can be no assurance that our intellectual property rights will be sufficient to protect against others offering products or services that are substantially similar or superior to ours and that compete with our business. We may not prevail in any intellectual property-related proceedings that we initiate against third parties. In addition, in any such proceedings or in proceedings before patent, trademark, and copyright agencies, our asserted intellectual property could be found to be invalid or unenforceable, in which case we could lose valuable intellectual property rights. Moreover, even if we are successful in enforcing our intellectual property against third parties, the damages or other remedies awarded, if any, may not be commercially meaningful. Regardless of whether any such proceedings are resolved in our favor, such proceedings could cause us to incur significant expenses and could disrupt our business and distract our personnel from their normal responsibilities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

In addition, despite any measures we take to protect our intellectual property, our intellectual property rights may still not be protected in a meaningful manner, challenges to contractual rights could arise, or third parties could copy or otherwise obtain and use our intellectual property without authorization. The occurrence of any of these events could result in the erosion of our brand and limit our ability to market our products and services using our intellectual property, as well as impede our ability to effectively compete against competitors with similar technologies, any of which could adversely affect our business, financial condition, and results of operations. The occurrence of any of these or other factors could negatively affect our business, financial condition, and results of operations.
We have obtained certain patents that are material to the operation of our applications, e.g., our patent titled “Systems and methods for providing location-based cascading displays” (the “Cascade Patent”). However, we cannot offer any assurances that the Cascade Patent or any other patent we may obtain in the future may be found valid or enforceable if challenged or otherwise threatened by third parties. Any successful opposition to these patents or any other patents owned by or, if applicable in the future, licensed to us could deprive us of rights necessary for the successful commercialization of products and services that we may develop. Since patent applications in the United States and most other countries are confidential for a period of time after filing (in most cases 18 months after the filing of the priority application), we cannot be certain that we were the first to file on the technologies covered in several of the patent applications related to our technologies or products and services. Furthermore, a derivation proceeding can be provoked by a third party, or instituted by the United States Patent and Trademark Office (“USPTO”), to determine who was the first to invent any of the subject matter covered by the patent claims of our applications.
Patent law can be highly uncertain and involve complex legal and factual questions for which important principles remain unresolved. In the United States and in many international jurisdictions, policy regarding the breadth of claims allowed in patents can be inconsistent and/or unclear. The United States Supreme Court and the Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the United States are interpreted. Similarly, international courts and governments have made, and will continue to make, changes in how the patent laws in their respective countries are interpreted. We cannot predict future changes in the interpretation of patent laws by United States and international judicial bodies or changes to patent laws that might be enacted into law by United States and international legislative bodies.
Moreover, in the United States, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, enacted in September 2011, brought significant changes to the United States patent system, including a change from a “first to invent” system to a “first to file” system. Other changes in the Leahy-Smith Act affect the way patent applications are prosecuted, redefine prior art and may affect patent litigation. The USPTO developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act became effective on March 16, 2013. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, which could have a material adverse effect on our business and financial condition.
Our use of “open-source” software could subject our proprietary software to general release, adversely affect our ability to sell our products and services, and subject us to possible legal action.
From time to time, we make software source code and other technology we develop available for licensing under open-source licenses. In addition, we or third parties include open-source software in connection with a portion of our products and services and, and we expect to continue to use open-source software in the future. Open-source software is generally licensed by its authors or other third parties under open-source licenses. From time to time, companies that use third-party open-source software have faced claims challenging the use of such open-source software and requesting compliance with the open-source software license terms.
Furthermore, from time to time, we may face claims from others challenging our use of open-source software, claiming ownership of, or seeking to enforce the license terms applicable to such open-source software, including by demanding release of the open-source software, derivative works, or the proprietary source code that we have developed using such software. We may also be subject to suits by parties claiming ownership of what we believe to be open-source software or claiming non-compliance with the applicable open-source licensing terms. These claims could result in litigation and could require us to make our software source code freely available, seek licenses from third parties to continue offering our products and services for certain uses, or cease offering the products and services associated with the open-source software unless and until we can re-engineer them to avoid infringement, any of which may materially adversely affect our business, financial condition, and results of operations. In addition, if the license terms for the open-source code change, we may be forced to re-engineer our software or incur additional costs, which could be very costly. Moreover, the terms of many open-source licenses to which we are subject have not been interpreted by U.S. or foreign courts. Accordingly, we face a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our products and services.
In addition, the use of third-party open-source software typically exposes us to greater risks than the use of third-party commercial software because open-source licensors generally do not provide warranties or controls on the functionality or origin of the software. Use of open-source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our platform.
The occurrence of any of these or other factors could negatively affect our business, financial condition, and results of operations.
If the use of third-party cookies or other tracking technology is rejected by our users, restricted by third parties outside of our control, or otherwise subject to unfavorable regulation, our performance could be negatively impacted and we could incur revenue loss.
We employ a number of technologies that collect information about our users. For instance, we use third-party Software Development Kits (“SDKs”) within our Grindr App. SDKs are industry-standard technology which allows app developers to develop applications for specific platforms. SDKs also allow app developers to enhance app functionality and offer features such as advertising, account creation via third-party platforms (e.g., Login with Google), and user analytics. Similar to SDKs on our mobile app, Grindr utilizes small text files, commonly referred to as “cookies,” placed through a browser on a user’s machine which corresponds to a data set that we keep on our servers, to gather relevant data when users visit the Grindr website. Our cookies collect personal information regarding to the user’s visits and experiences, such as location-based information about the user’s device through the use of our cookies and other tracking technologies. We use these technologies to provide a more seamless user experience and collect, aggregate and/or detect and prevent irregular or fraudulent activities. However, users may delete or block cookies in their internet browsers, and users can decline consent for certain non-essential SDKs via our mobile consent management platform (“CMP”). In addition, companies such as Google have disclosed their intention to move away from third-party cookies to another form of persistent unique identifier, or ID, to identify individual internet users or internet-connected devices. If our cookies cannot function as designed or companies do not use shared IDs across the entire ecosystem, then our ability to recognize, record or track users could be negatively affected, which may reduce the effectiveness of our services and marketing efforts.
We may also experience challenges in obtaining appropriate consent to our use of cookies from users, which may adversely affect our operations and business. In addition, we may not be able to develop or implement additional tools that compensate for the lack of data associated with cookies. Even if we are able to do so, such additional tools may be subject to further regulation, time consuming to develop or costly to obtain, and less effective than the current use of cookies, which may, in turn, materially and adversely affect our business, results of operations and financial condition.
Risks Related to Regulation and Litigation
Our success depends, in part, on our ability to access, collect, and use personal data about our users and to comply with applicable privacy and data protection laws and industry best practices.
We and other companies in the industry have been criticized by consumer protection groups, privacy groups, governmental bodies, and other individuals and entities for certain data practices or for perceptions about data practices. Increased attention to or regulation of data utilization practices, including self-regulation or findings under existing laws that limit our ability to collect, transfer, and use information and other data, could have a material adverse effect on our business, financial condition, and results of operation. In addition, if we or our third-party vendors were to disclose data about our users in an objectionable manner, if we or our third-party vendors are perceived to have disclosed data about our users in an objectionable manner, or if we or our third-party vendors fail to comply with applicable privacy and data protection laws and industry best practices, our business reputation could be materially adversely affected. We may receive negative publicity, and we could face potential legal claims or regulatory investigations that could impact our operating results. We and/or our third-party vendors have in the past been subject to such matters and we expect to face similar issues in the future.

In addition, we may become subject to additional and/or more stringent legal obligations concerning our treatment of user data and other personal information, such as laws regarding data collection, localization and/or restrictions on data transfers, particularly internationally. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data subject to the GDPR and UK GDPR to organizations established in third countries, including the U.S.
European data protection legislation, including the GDPR and the United Kingdom’s GDPR (i.e., the GDPR as it continues to form part of the law of the United Kingdom after its withdrawal from the European Union, by virtue of section 3 of the EU (Withdrawal) Act 2018 and as subsequently amended) (“U.K. GDPR”)), generally restricts the transfer of personal information from Europe, including the European Economic Area, United Kingdom. and Switzerland, to the United States and most other countries unless the parties to the transfer have implemented specific safeguards to protect the transferred personal information. One of the primary safeguards allowing U.S. organizations to import personal information from the EEA and the United Kingdom, as in the case of certain data collection by Grindr, has been certification to the EU-U.S. Privacy Shield frameworks administered by the U.S. Department of Commerce. However, in July 2020, the Court of Justice of the European Union (CJEU) issued a decision invalidating the EU-U.S. Privacy Shield framework. The same decision also raised questions about whether one of the primary alternatives to the EU-U.S. Privacy Shield, namely, the European Commission’s Standard Contractual Clauses (“SCCs”), can lawfully be used for personal information transfers from the EEA to the United States or most other countries. The Court states that controllers or processors, acting as exporters, are responsible for verifying, on a case-by-case basis and, where appropriate, in collaboration with the importer in the third country, if the law or practice of the third country impinges on the effectiveness of the appropriate safeguards offered by the data transfer tool. In those cases, the Court still leaves open the possibility for exporters to implement supplementary measures that fill these gaps in the protection and bring it up to the level required by European data protection legislation. The Court does not specify which measures these could be. However, the Court underlines that exporters will need to identify them on a case-by-case basis.
To align with the CJEU’s decision in respect of the E.U.-U.S. Privacy Shield, on September 8, 2020, the United Kingdom’s government similarly invalidated the use of the EU-U.S. Privacy Shield as a mechanism for lawful personal data transfers from the United Kingdom to the U.S. under the UK GDPR and the Swiss Federal Data Protection and Information Commissioner announced that the Swiss-U.S. Privacy Shield regime was also inadequate for the purposes of personal data transfers from Switzerland to the U.S. entities who had self-certified under the Swiss Privacy Shield.
On June 4, 2021, the European Commission adopted new SCCs, which impose additional obligations on companies relating to data transfers, including the obligation to conduct a transfer impact assessment (TIA) and depending on a party’s role in the transfer, to implement additional security measures and to update internal privacy practices. The United Kingdom has also adopted the international data transfer agreement (IDTA), the international data transfer addendum to the European Commission’s SCCs (Addendum) and a document setting out transitional provisions, which came into force on March 21, 2022. The IDTA and Addendum replaced the SCCs as a transfer tool to comply with Article 46 of the UK GDPR when making restricted transfers from the United Kingdom.
Where we elect to rely on the SCCs, the IDTA or the Addendum for data transfers, we may be required to incur significant time and resources to update our contractual arrangements, to perform TIAs and to comply with new obligations. The SCCs, the IDTA or the Addendum may increase the legal risks and liabilities associated with cross-border data transfers, and result in material increased compliance and operational costs. At present, there are few, if any, viable alternatives to the SCCs, the IDTA or the Addendum, which are mechanisms on which we have relied for onward transfers of personal information from the EEA and the United Kingdom to third countries. If we are unable to implement a valid solution for personal information transfers from the EEA and the United Kingdom, we may face increased exposure to regulatory actions, substantial fines, and injunctions against processing or transferring personal information from the EEA and the United Kingdom to third countries, and we may be required to increase our data processing capabilities in multiple jurisdictions at significant expense. Inability to collect personal information from EEA or UK users or to transfer their personal information to the United States or other countries may decrease demand for our products and services, as some of our users are established in the EEA and the United Kingdom, therefore, they may seek alternatives that do not involve their personal information being processed or transferred out of Europe. Limitations on our ability to import personal information to the United States and other countries where our key vendors are established may decrease the functionality or effectiveness of our products and services and adversely impact our marketing efforts, plans and activities. European Union regulators and the UK Information Commissioner’s Office (“ICO”) may aggressively enforce these laws restricting data transfers to the U.S. and other countries without a legally sound transfer mechanism, and it is possible that European Union regulators and the ICO could prevent Grindr from transferring any personal data out of the European Union or the United Kingdom to certain countries like the U.S. or to our vendors established in countries not offering an adequate level of protection.
These and related developments may require us to review and amend the legal mechanisms by which we make and/or receive personal data transfers to/in the United States and other third countries. In particular, Grindr is undertaking a process to enhance its Data Processing Agreement to ensure it complies with the GDPR and UK GDPR data transfer requirements, which includes the EU SCCs issued by the European Commission and the IDTA and the Addendum issued by the ICO. Furthermore, these and related developments, including the obligation to perform TIAs in certain scenarios, may oblige us to suspend or prevent us to transfer personal information to third parties if we are unable to implement effective supplementary measures. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where Grindr needs to perform a TIA and the SCCs, IDTA or the Addendum may need to be supplemented with additional safeguards, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines if our compliance efforts are not deemed sufficient with the most recent regulatory guidance on measures regarding supplement transfer tools. In addition, if we are otherwise unable to transfer personal data between and among countries and regions in which we operate and/or use key vendors, it could affect the manner in which we provide our solutions, the geographical location or segregation of our relevant systems and operations, reduce demand for our solutions and this could adversely affect our financial results.
In the event any court blocks personal data transfers to or from a particular jurisdiction, this could give rise to operational interruption in the performance of services for customers, greater costs to implement permissible alternative data transfer mechanisms, regulatory liabilities, or reputational harm and negative publicity. Failure to comply with the evolving interpretation of privacy and data protection laws could subject us to liability, and to the extent that we need to alter our business model or practices to adapt to these obligations, or to respond to inquiries regarding our compliance with privacy and data protection laws, we could incur additional and significant expenses, which may in turn materially adversely affect our business, financial condition, and results of operations.
Privacy activist groups have also previously provided, and may continue to provide, resources to support individuals who wish to pursue privacy claims or put pressure on companies to change data processing practices. High-profile brands such as ours risk being targeted by such groups and, due to the nature of the data that we hold, there is a risk that, if a user became disgruntled with our data processing practices, they could leverage support from such privacy activist groups to take legal action, cause the initiation of regulatory investigation, or gain publicity for their cause. There is also a risk that these groups will seek to challenge our practices, particularly in relation to our consent practices, third-party advertising practices, and/or international data transfers, among other data and privacy practices. Any such campaign could require significant resources to mount a response, it could disrupt our operations or distract management, and it could lead to negative publicity and potential investigation from regulators, among other negative effects, any of which may materially adversely affect our business, financial condition, and results of operations.
The occurrence of any of these or other factors could negatively affect our business, financial condition, and results of operations.
Investments in our business may be subject to U.S. foreign investment regulations which may impose conditions on or limit certain investors’ ability to purchase our stock or otherwise participate in the Business Combination, potentially making the stock less attractive to investors. Our future investments in U.S. companies may also be subject to U.S. foreign investment regulations.
The Committee on Foreign Investment in the United States (“CFIUS”) is an interagency body of the U.S. government authorized to review certain foreign investment transactions in U.S. businesses (“Covered Transactions”) in order to determine the effect of such transactions on the national security of the United States. If a Covered Transaction could pose a risk to the national security of the United States, CFIUS can recommend that the President of the United States address such risks by suspending, prohibiting, or unwinding the transaction. CFIUS could also enter into a negotiated mitigation agreement with the parties to a Covered Transaction in order to address U.S. national security concerns raised by the Covered Transaction. As widely reported in media coverage, we have previously been the subject of CFIUS scrutiny in connection with a prior Covered Transaction.

Certain Covered Transactions must be notified to CFIUS prior to closing. For example, a CFIUS notification may be required for Covered Transactions involving U.S. businesses that deal in “critical technology”—a regulatory term covering, among other things, certain technology that is subject to control under U.S. export control regimes. A CFIUS notification also may be required for Covered Transactions where a foreign government holds a minimum voting interest in a foreign investor that will itself acquire a minimum voting interest in a U.S. company that deals in certain technology, data, or infrastructure. Failure to make such mandatory filings can subject the transaction parties to civil penalties.
In circumstances where a mandatory filing is not required, parties to Covered Transactions may choose to submit a voluntary filing to CFIUS. Moreover, where CFIUS perceives that a Covered Transaction poses a potential risk to U.S. national security, CFIUS may unilaterally initiate a review of a Covered Transaction, or may ask parties to a Covered Transaction to submit a voluntary filing concerning the same.
With respect to any transaction that is subject to CFIUS’ jurisdiction, the parties must determine whether (i) a CFIUS notification is required, (ii) a voluntary notification to CFIUS is advisable, or (iii) consummation of the transaction without a CFIUS notification is permitted and warranted. Submission of a notification to CFIUS with respect to a transaction relating to the Business Combination could result in significant transaction delays, as CFIUS’ review of a Covered Transaction can last between thirty days and several months, depending on the form of the filing, the complexity of the transaction, the nationality and identity of the parties, and the underlying national security risks associated with the Covered Transaction. CFIUS may condition its approval of a Covered Transaction on the transaction parties’ agreement to mitigation measures and, in rare cases, the President of the United States could prohibit a pending foreign investment or order divestment of interest post-closing.
In the event CFIUS reviews a Covered Transaction relating to the Business Combination there can be no assurances that the relevant foreign investor will be able to maintain, or proceed with, participation in the Covered Transaction on terms acceptable to such investor. In connection with its review, CFIUS may, for example, require limits on information sharing with the investor, modifications to governance agreements, or annual reporting requirements, among other things. Potential restrictions on the ability of foreign persons to invest in us could affect the price that an investor may be willing to pay for our units, or, after the Business Combination, New Grindr’s common stock. In some circumstances, moreover, we may choose not to pursue certain investments or other transactions, which are otherwise attractive, solely or in part based on an evaluation of the associated CFIUS risks.
The Business Combination remains subject to review by CFIUS and we are not certain how the outcome of the review will impact the Business Combination or New Grindr’s business.
The obligation of the parties to the Merger Agreement to consummate the Mergers is subject to obtaining CFIUS Approval (the “CFIUS Approval Condition”). In connection therewith, in August 2022 the parties submitted a voluntary notice to CFIUS pursuant to Section 721 of the Defense Production Act of 1950, as amended, informing CFIUS of the proposed Business Combination, which triggered a 45-day initial review period. The initial review period for the joint voluntary notice has expired, and CFIUS has initiated an investigation period that will last up to 45 days. As of the date of this proxy statement/prospectus, the parties have not received CFIUS Approval and there can be no assurance that CFIUS Approval will be obtained prior to Closing. While the parties have been communicating with CFIUS throughout the course of its review, and CFIUS has not objected to the parties’ intention to close the Business Combination prior to the conclusion of the CFIUS review, we can provide no assurance regarding the resolution of the CFIUS process, including whether possible conditions, limitations, restrictions and prohibitions will be imposed. In such case, we expect each party to the Merger Agreement will waive compliance with the CFIUS Approval Condition so that the Business Combination can close. CFIUS policies and agency practices are rapidly evolving, and there can be no assurances that CFIUS will complete its review of the voluntary notice and clear the Business Combination without condition or without limitations on New Grindr. Among other measures, CFIUS could seek to maintain the current National Security Agreement that is in place with respect to Grindr and/or impose new conditions, limitations or restrictions that could negatively impact Grindr’s operations, limit our ability to engage with certain third parties or to operate in certain markets, restrict investments by certain investors (for example, impose limits on information sharing with investors or modifications to governance agreements), or require that Tiga and Grindr make certain commitments regarding their consolidated operations (for example, engagement of a “security officer” to oversee compliance with a National Security Agreement, appointment of a “security director” on New Grindr’s Board of Directors, implementation of an onerous data security plan, require commitments regarding data processing or storage, mandate annual reporting to CFIUS Monitoring Agencies, or require ongoing review by CFIUS Monitoring Agencies of vendors retained by New Grindr, any of which could increase our estimated costs or otherwise make New Grindr’s common stock less attractive to investors. The imposition of these limitations, restrictions or requirements could change our expectations of ownership and voting control of New Grindr, put downward pressure on the trading stock price of New Grindr, or New Grindr’s ability to pursue its strategic goals following the Closing. In the most extreme case, CFIUS may force the parties to unwind the transaction, which could create unknown additional risks and consequences and have an adverse impact on both Tiga and New Grindr and limit the value of your investment. A forced unwinding could take many forms, including a forced sale, as could the related adverse consequences for New Grindr and Tiga. We also cannot provide any assurance that the resulting remedy will result in a return of cash proceeds or other consideration to shareholders of Tiga or New Grindr in an amount equivalent to their investment, nor when such a remedy would be completed or under what conditions.
Our business is subject to complex and evolving U.S. and international laws and regulations. Many of these laws and regulations are subject to change or uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, declines in user growth or engagement, negative publicity, or other harm to our business.
We are subject to a variety of laws and regulations in the U.S. and other jurisdictions that involve matters that may impact our business, including broadband internet access, online commerce, advertising, user privacy, data protection, content moderation, intermediary liability, online terms and agreements, protection of minors, consumer protection, sex trafficking, and taxation, among other areas. The introduction of new products and services, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other scrutiny by governmental agencies and other entities. In addition, foreign laws and regulations can impose different obligations or be more restrictive than those imposed upon us in the U.S., which may harm our business or subject us to liability.
These U.S. federal, state, and municipal and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. For example, as explained above, FOSTA provides potential civil remedies for certain victims of online sex trafficking crimes. See “—Risks Related to Grindr’s Brand, Products and Services, and Operations—Inappropriate actions by certain of our users could be attributed to us and damage our brand or reputation, or subject us to regulatory inquiries, legal action, or other liabilities, which, in turn, could materially adversely affect our business.” In addition, as explained above, the introduction of new products and services, expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other scrutiny by governmental agencies and other entities. The application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. In addition, these laws and regulations may be interpreted and applied inconsistently from state-to-state and country-to-country, and they may be inconsistent with our current policies and practices. These laws and regulations, as well as any associated inquiries, legal action, investigations, or any other government actions, may be costly to comply with and may delay or impede the development of new products and services, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to liability to remedies that may harm our business, including fines, demands, or orders that we modify or cease existing business practices. For example, a variety of laws and regulations govern the ability of users to cancel subscriptions and auto-payment renewals. Likewise, a variety of laws and regulations govern the application and enforcement of arbitration clauses and limitations on liability, like those set forth in our Terms and Conditions of Service. We have in the past and may in the future be subject to claims under a variety of U.S. and international laws and regulations that could materially adversely affect our business, financial condition, and results of operation.
In addition, the promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, that restrict or otherwise unfavorably impact our business, or our ability to provide our products and services, could require us to change certain aspects of our business and operations to ensure compliance, which could decrease demand for our products and services, reduce revenues, increase costs, and subject us to additional liabilities. For example, in February 2019, the Secretary of State for Digital, Culture, Media and Sport of the United Kingdom indicated in public comments that his office intends to inquire as to the measures utilized by online dating platforms to prevent access by underage users. In addition, in April 2019, the United Kingdom published proposed legislation which would establish a new regulatory body to establish duties of care for internet companies and to assess compliance with these duties of care. Under the proposed law, failure to comply could result in fines, blocking of services, and personal liability for senior management. There have also been calls for legislation to limit or remove the protections afforded technology platforms under the Communications Decency Act in the United States and under the e-Commerce Directive in the European Union. To the extent this or other initiatives require us to implement any new or more stringent measures, our business, financial condition, and results of operations could be materially adversely affected.
In addition, concerns about harms and the use of dating products and services and social networking platforms for such illegal and harmful conduct have produced and could continue to produce future legislation or other governmental action. For example, in January 2020, the Committee on Oversight Subcommittee on Economic and Consumer Policy of the U.S. House of Representatives launched an investigation into the online dating industry’s user safety policies, including certain of our practices relating to the identification and removal of registered sex offenders and underage individuals from our platforms. As set forth above, the United Kingdom and European Union have also been considering legislation on this topic, with the United Kingdom having released its Online Harms White Paper which resulted in the United Kingdom’s Online Safety Bill, and the European Union introducing the Digital Services Act, which in each case, would expose platforms to similar or more expansive liability. See “—Risks Related to Regulation and Litigation—The varying and rapidly evolving regulatory framework on privacy and data protection across jurisdictions could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.” Any proposed legislation on these or other topics could expose platforms to liability similar to existing legislation in other jurisdictions or, in some cases, more expansive liability. For instance, the Digital Services Act proposed in the European Union intends to limit or remove protections afforded to online platforms under the e-Commerce Directive. Likewise, proposed legislation in the United States, including the EARN IT Act, the PACT Act, the BAD ADS Act, and others, purport to limit or remove the critical protections provided to technology platforms under the Communications Decency Act, which protects technology platforms from civil liability for certain type of content and actions of the platform’s users. The FCC also is considering a Trump Administration petition to adopt rules limiting the protection available under the Communications Decency Act. There is no schedule for action by the FCC on the petition, although the Democratic members of the FCC, who now control its agenda, have indicated that they oppose the proposal. In addition, there are pending cases before the judiciary that may result in changes to the protections afforded to internet platforms, including a lawsuit by former President Trump that, if successful, would greatly limit the scope of the Communications Decency Act protections. If these proposed or similar laws are passed, if future legislation or governmental action is proposed or taken to address concerns regarding such harms, and if existing protections are limited or removed, changes could be required to our products and services that could restrict or impose additional costs upon the conduct of our business, subject us to additional liability, or cause users to abandon our products or services, any of which may materially adversely affect our business, financial condition, and results of operations.
In addition, we depend on the ability of our users to access the internet. Many users receive internet access from companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, government-owned service providers, device manufacturers and operating system providers, any of which could take actions that degrade, disrupt, or increase the cost of user access to our products or services, which would, in turn, negatively impact our business. The adoption of any laws or regulations that adversely affect access to, or the growth, popularity, or use of, the internet, including laws governing internet neutrality, could decrease the demand for, or the usage of, our products and services and increase our cost of doing business, which would, in turn, negatively impact our business. For example, the Federal Communications Commission (“FCC”) has, in the past, adopted “open internet rules” to prohibit mobile providers in the United States from impeding access to most content, or otherwise unfairly discriminating against content providers like us. These rules also prohibited mobile providers from entering into arrangements with specific content providers for faster or better access over their data networks. While those rules largely were repealed in an order adopted in December 2017, and that order generally was affirmed by a federal appeals court, petitions for reconsideration of the order remain pending at the FCC, and Democratic control of the Executive Branch, Congress, and the FCC following the 2020 elections increases the likelihood of legislative or FCC action to reverse the 2017 decision or adopt new network neutrality rules. In addition, a number of states have adopted or are adopting or considering legislation or executive actions that would regulate the conduct of broadband providers. The European Union similarly requires equal access to internet content. If the FCC, Congress, the European Union, or the courts modify these open internet rules, mobile providers may be able to limit our users’ ability to access our products and services or make our products and services a less attractive alternative to our competitors’ products and services. If that occurred, our business would be seriously harmed. Additionally, as part of its Digital Single Market initiative, the European Union may impose network security, disability access, or 911-like obligations on “over-the-top” services such as those provided by us, which could increase our costs and, in turn, negatively impact our business. Any of these developments may adversely affect our business, financial condition, and results of operations.
Moreover, the adoption of any laws or regulations that adversely affect the popularity or growth in use of the internet or our products and services, including laws or regulations that undermine open and neutrally administered internet access, could decrease user demand for our service offerings and increase our cost of doing business. For example, in December 2017, the FCC adopted an order reversing net neutrality protections in the United States, including the repeal of specific rules against blocking, throttling or “paid prioritization” of content or services by internet service providers. Numerous parties filed judicial challenges to the order, and on October 1, 2019, the United States Court of Appeals for the District of Columbia Circuit released a decision that rejected nearly all of the challenges to the new rules, but reversed the FCC’s decision to prohibit all state and local regulation targeted at broadband internet service, requiring case-by-case determinations as to whether state and local regulation conflicts with the FCC’s rules. The court also required the FCC to reexamine three issues from the order but allowed the order to remain in effect, while the FCC conducted that review. On October 27, 2020, the FCC adopted an order concluding that the three issues remanded by the court did not provide a basis to alter its conclusions in the 2018 order. Petitions for reconsideration of this decision are pending. Democratic control of the Executive Branch, Congress, and the FCC following the 2020 elections increases the likelihood of legislative or FCC action to reverse the 2018 decision or adopt new network neutrality rules. In addition, a number of states have adopted or are adopting or considering legislation or executive actions that would regulate the conduct of broadband providers. A federal court judge denied a request for injunction against California’s state-specific network neutrality law, and as a result, California began enforcing that law on March 25, 2021. On March 10, 2021, trade associations representing internet service providers appealed the district court’s ruling denying the preliminary injunction, and the appeal was denied on January 28, 2022. The trade associations have sought rehearing with the full court of appeal. Nevertheless, to the extent internet service providers engage in such blocking, throttling or “paid prioritization” of content, or engaged in similar actions because of the reversal of net neutrality protections, our business, financial condition, and results of operations could be materially adversely affected.
In addition, concerns about various sorts of harms and the use of similar products and services and social networking platforms for illicit or otherwise inappropriate conduct, such as romance scams and financial fraud, could result in future legislation or other governmental action that affects the overall social networking industry. For example, in April 2018, the Fight Online Sex Trafficking Act of 2017, or FOSTA, became effective in the U.S. FOSTA created new federal crimes against entities that operate websites that promote or facilitate sex trafficking, as well as civil remedies for certain victims of online sex trafficking crimes. In addition, FOSTA eliminated any immunity under the Communications Decency Act of 1996 from certain civil claims and state criminal prosecutions. U.S. legislators have proposed several additional bills that would reduce or eliminate platform liability protections. In addition, the European Union and the United Kingdom have launched consultations aimed at considering potential legislation to address online harms, and the United Kingdom has released an Online Harms White Paper regarding proposed legislation that would expose platforms to more expansive liability than FOSTA. If these proposed laws are passed, or if future legislation or governmental action is proposed or taken to address concerns regarding these sorts of harms, changes could be required to our products and services that could restrict or impose additional costs upon our business and/or cause users to abandon our products and services, and we may be subject to legal action.
In addition, the international nature of our business exposes us to compliance obligations and related risks under economic sanctions, export controls and anti-corruption laws administered and enforced by various governments. We are subject to rules and regulations of the United States and other jurisdictions relating to export controls and economic sanctions, including economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, as well as the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce. Economic sanctions and export controls laws and regulations restrict the ability of persons subject to their jurisdiction to invest in, or otherwise engage in dealings with or involving, certain individuals, entities, governments or countries (collectively, “Sanction Targets”), including individuals and entities resident, domiciled or incorporated in Cuba, Syria, North Korea, Iran or the Crimea Region, the so-called Donetsk People’s Republic or Luhansk People’s Republic located in Ukraine, unless such activities are authorized pursuant to regulatory authorizations or general or specific licenses. These regulations may limit our ability to market, sell, distribute, or otherwise transfer our products and services or technology to certain countries or persons. Changes in our products and services and technology or changes in export controls or economic sanctions laws and regulations may create delays in the introduction of our products and services into international markets or, in some cases, prevent the provision or expansion of our business and our products and services to or for certain countries, governments or persons altogether.
Pursuant to the applicable economic sanctions and export controls laws and regulations of the United States and other relevant jurisdictions, we may be obliged to limit business activities, may incur costs in order to implement and maintain compliance programs, and may be subject to investigations, enforcement actions or penalties relating to actual or alleged instances of noncompliance with such laws and regulations. It may also be necessary for us to take certain actions in order to maintain compliance with, or satisfy obligations under, economic sanctions and export controls, which could have an adverse effect on the business and results of operation. Grindr maintains policies and procedures that it believes to be adequate and customary to support its compliance with applicable economic sanctions and export controls. We can provide no assurances, however, that our products and services are not provided inadvertently in violation of such laws, despite the precautions we take.
We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, (commonly known as the FCPA), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, (commonly known as the U.S. Travel Act), the United Kingdom Bribery Act 2010, (commonly known as the Bribery Act), and other anti-corruption, anti-bribery, and similar laws in the United States and other countries in which we conduct activities. Anti-corruption and anti-bribery laws generally prohibit companies and their employees, agents, intermediaries and other third parties from directly or indirectly promising, authorizing, making or offering improper payments or other benefits to government officials and others in the private sector. We may be held liable for the corrupt or other illegal activities of third-party business partners and intermediaries, or our employees, representatives, contractors, and other third parties, even if we do not explicitly authorize such activities. Grindr maintains policies and procedures that we believe to be adequate and customary to support our compliance with applicable anti-corruption and anti-bribery laws. However, there can be no assurance that our implementation of such policies and procedures will prevent, at all times, all Grindr employees, representatives, contractors, partners, agents, intermediaries or other third parties that Grindr engages to interact with government officials or commercial counterparties on its behalf, from taking actions in the future in violation of our polices or applicable anti-corruption or anti-bribery laws and regulations.
In recent years, U.S. and other governments have increased their oversight and enforcement activities with respect to these economic sanctions, export controls and anti-corruption laws and regulations and it is expected that the relevant agencies will continue to increase such investigative and enforcement activities. A violation of these laws or regulations, including through certain dealings with Sanction Targets, could result in severe criminal or civil penalties and reputational harm, which could negatively affect our business, financial condition, and results of operations.
The varying and rapidly evolving regulatory framework on privacy and data protection across jurisdictions could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.
As discussed above, we process a significant volume of personal information and other regulated information from our users, employees and other third parties. The many countries in which we operate impose numerous laws regarding data security, privacy, and the storage, sharing, use, processing, disclosure, and protection of this kind of information. In addition, the scope of these laws is constantly changing, and in some cases, they may be inconsistent, conflicting, and subject to differing interpretations, as new laws of this nature are proposed and adopted. At any time one of the numerous regulators to which Grindr is subject could argue that we are non-compliant with its country’s data protection regulation or that Grindr has not sufficiently operationalized all of our legal obligations with all such varying laws. In addition, these laws are becoming increasingly rigorous and could be interpreted and applied in ways that may have a material adverse effect on our business, financial condition, and results of operations. We have experienced enforcement actions related to certain of these laws, we have ongoing enforcement actions related to certain of these laws, and future enforcement actions are likely to continue for the foreseeable future.
In recent years, there has been an increase in attention to and regulation of data protection and data privacy across the globe, including in the United States, the European Union and the United Kingdom. We are subject to the European Union’s General Data Protection Regulation (“GDPR”), that became effective in May 2018 and the UK GDPR (i.e., the GDPR as it continues to form part of the law of the United Kingdom by virtue of section 3 of the EU (Withdrawal) Act 2018 and subsequently amended); the California Consumer Privacy Act (“CCPA”), which took effect in January 2020; and the Brazilian General Data Protection Law (“LGPD”), which entered into effect in

September 2020 and imposes requirements similar to the GDPR on products and services offered to users in Brazil. LGPD penalties may include fines of up to 2% of the organization’s revenue in Brazil in the previous year or 50 million reais (approximately $9.3 million U.S. dollars). In addition, China’s Personal Information Protection Law of the P.R.C. (“PIPL”), which became effective in November 2021, has many aspects that are similar to the GDPR. The PIPL sets rules for the processing activities such as collection, use, sharing, transfer, and disclosure of personal information in China. If we fail to comply with the requirements of the PIPL, we could incur severe penalties, including a fine of up to RMB50 million or 5% of our annual turnover in the preceding year and revocation of our license to do business in China. Other comprehensive data privacy or data protection laws or regulations have been passed or are under consideration in other jurisdictions, including India and Japan, as well as various U.S. states. Laws such as these give rise to an increasingly complex set of compliance obligations on us, as well as on many of our service providers. These obligations include, without limitation, imposing restrictions on our ability to gather personal data, providing individuals with the ability to opt out of personal data collection, imposing obligations on our ability to share data with others, and potentially subject us to fines, lawsuits, and regulatory scrutiny.
The GDPR and the UK GDPR greatly increased the jurisdictional reach of the European Union and United Kingdom’s laws and added a broad array of requirements related to the handling of personal data. Under the GDPR, European Union member states must enact, and many have enacted, certain implementing legislation that adds to and/or further interprets the GDPR’s requirements and potentially extends our obligations and potential liability for failing to meet these obligations. The GDPR and the UK GDPR also include obligations and restrictions concerning the consent and rights of individuals to whom the personal data relates, the transfer of personal data out of the European Economic Area and the United Kingdom, security breach notifications, and the security and confidentiality of personal data more generally. In addition, individuals have a right to compensation under the GDPR and the UK GDPR for financial or non-financial losses.
Under the GDPR and the UK GDPR we may be subject to fines of up to €20 million/£17,500,000 or up to 4% of the total worldwide annual group turnover of the preceding financial year (whichever is higher), as well as face claims from individuals based on the GDPR and UK GDPR’s private right of action. The GDPR and UK GDPR have been, and will continue to be, interpreted respectively by European Union data protection regulators and the ICO, which may require that we make changes to our business practices, which could be time-consuming and expensive, and could generate additional risks and liabilities.
We are also subject to evolving European Union and United Kingdom privacy laws on cookies and e-marketing. In the European Union and the United Kingdom, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive are highly likely to be replaced by an EU regulation known as the ePrivacy Regulation which will significantly increase fines for non-compliance when implemented. In the European Union and the United Kingdom, informed consent is required for the placement of a cookie or similar technologies on a user’s device and/or for the access to data stored on a user’s device, and for direct electronic marketing. The GDPR and the UK GDPR also impose conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision, regulators’ recent guidance and recent campaigns by a not-for-profit organization are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions and impairments on our marketing and personalization activities and may negatively impact our efforts to understand users. We treat data protection and privacy, compliance seriously. However, to the extent we are determined to be not in compliance with the GDPR, UK GDPR or e-Privacy legislation, such determination could materially adversely affect our business, financial condition, and results of operations.
Because we do not have a main establishment in the European Union, we are subject to inquiries from any of the EU data protection regulators. Over the last few years, we have received and responded to inquiries from the Norwegian Data Protection Authority, the Spanish Data Protection Authority, the Slovenian Data Protection Authority, and the Austrian Data Protection Authority, among other non-EU data protection authorities, including the ICO and various U.S. regulators. For example, in January 2021, the Norwegian Data Protection Authority

(“Datatilsynet”) notified us of its preliminary decision that we had disclosed personal data to third parties without a legal basis in violation of Article 6(1) GDPR and that we disclosed special categories of personal data to third parties without a valid exemption from the prohibition in Article 9(1) GDPR. In addition, Datatilsynet notified us of their preliminary intent to impose an administrative fine for these alleged violations of NOK 100,000,000 (approximately ~$11,700,300). We responded to the preliminary decision on March 8, 2021, by contesting the draft findings and the proposed fine. On December 13, 2021, Datatilsynet issued a final administrative fine against us in the reduced amount of NOK 65,000,000 (approximately $7,375,187.30). We submitted our appeal to the Datatilsynet’s fine and decision on February 14, 2022 and will consider our options as that matter unfolds. Although we are challenging the administrative fine imposed by Datatilsynet, the proceeding has caused us to incur significant expense, we have been the subject of negative publicity, and the existence of the proceeding has, and may continue to, negatively impact our efforts to retain existing users and add new users and deteriorated our relationships with advertisers and other third parties. The ultimate outcome of this proceeding may materially adversely affect our business, financial condition, and result of operations.
In addition, Brexit (as defined below) and ongoing developments in the United Kingdom could result in the application of new data privacy and protection laws and standards to our activities in the United Kingdom and our handling of personal data of users located in the United Kingdom. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how UK data protection laws and regulations will develop in the medium to longer term, and how data transfers to the United Kingdom from the EEA will be regulated in the long term. For example, though the European Commission has adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from the EEA to the United Kingdom, the decision will automatically expire in June 2025 unless the European Commission re-assesses and renews/ extends that decision, and remains under review by the Commission during this period. As a consequence of Brexit, we are exposed to two parallel regimes (the GDPR and the UK GDPR), each of which potentially authorizes similar, but separate, fines and other potentially divergent enforcement actions for the same alleged violations. Other countries have also passed or are considering passing laws requiring local data residency and/or restricting the international transfer of data. As set forth above, over the last few years, we have received and responded to inquiries from the ICO.
In addition, multiple legislative proposals concerning privacy and the protection of user information are being considered by both U.S. state and federal legislatures, and certain U.S. state legislatures, such as California, have already passed and enacted privacy legislation. For example, the CCPA requires covered companies to provide new disclosures to California consumers (including employees), and provide such consumers new data protection and privacy rights, including the ability to opt-out of certain sales of personal information. In addition, the CCPA allows for statutory fines for noncompliance (up to $7,500 per violation), as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. Moreover, the California Privacy Rights Act of 2020 (“CPRA”), which becomes operative on January 1, 2023 (with a look back for certain obligations to January 2022), will significantly modify the CCPA. For example, the CPRA will expand consumers’ rights with respect to certain sensitive personal information, among other modifications. The CPRA also creates a new state agency that will be vested with the authority to implement and enforce the CPRA.
New legislation proposed or enacted in various other U.S. states imposes or has the potential to impose additional obligations on companies that collect, store, use, retain, disclose, transfer, and otherwise process sensitive and personal information, and will continue to shape the data privacy environment nationally. For example, Virginia passed its Consumer Data Protection Act, Colorado passed the Colorado Privacy Act, and Utah passed the Utah Consumer Privacy Act, all of which differ from the CPRA and become effective in 2023. State laws are changing rapidly and there is discussion in Congress of a new federal data protection and privacy law, which if enacted, would be applicable to Grindr. Moreover, governmental agencies like the Consumer Financial Protection Bureau and the Federal Trade Commission have adopted, or are considering adopting, laws and regulations concerning personal information and data security. For example, the Federal Trade Commission has increased its focus on privacy and data security practices at digital companies, as evident from its imposition of a $5 billion fine against Facebook for privacy violations and increasing fines against companies found to be in violation of the Children’s Online Privacy Protection Act (“COPPA”).
As discussed above, the myriad, overlapping international and U.S. privacy and data breach laws are not consistent, and compliance in the event of a widespread data breach is difficult and may be costly. Moreover, states have been frequently amending existing laws, requiring constant attention to ever-changing legal and regulatory requirements. In addition to government regulation, privacy advocates and industry groups have from time to time proposed, and may in the future continue to propose, self-regulatory standards. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards to keep pace with best practices in the industry. We expect that there will continue to be new proposed laws and regulations concerning data privacy and security, and we cannot yet determine the impact such future laws, regulations, and standards may have on our business. Because the interpretation and application of data protection laws, regulations, standards, and other obligations are still uncertain, and often contradictory and in flux, it is possible that the scope and requirements of these laws may be interpreted and applied in a manner that is inconsistent with our practices and our efforts to comply with the evolving data protection rules may be unsuccessful. To the extent we are determined to be not in compliance with any U.S. laws, such determination could materially adversely affect our business, financial condition, and results of operations.
In 2018 and 2019, after media reports regarding our data sharing practices, multiple State Attorneys General (the “Multistate”) informed us that they had opened investigations into our sharing of user-shared HIV status with two service providers that performed analytics services and helped us improve the user experience, and into our practices around the security and processing of user geolocation information. Since that time, we have responded to multiple requests for information and discontinued the sharing of user-shared HIV status. In October 2022, we were advised by the Multistate that the investigation had been closed without action and with no further action anticipated. While this particular investigation concluded in our favor, we may in the future be the subject of similar types of investigations or proceedings, which could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination of such investigation or proceeding may materially adversely affect our business, financial condition, and result of operations, particularly if penalties are levied.
We make public statements about our use and disclosure of personal information through our Privacy Policy, information provided on our website, and through blog posts and press statements. Although we endeavor to comply with our blog posts, public statements, and documentation regarding our use and disclosure of personal information, we may at times fail to do so or be alleged to have failed to do so. We may be subject to potential government or legal action if such policies or statements are found to be deceptive, unfair, or misrepresentative of our actual practices. In addition, from time to time, concerns may be expressed about whether our products and services compromise the privacy of our users and others. Any concerns about our data privacy and security practices (even if unfounded), or any failure, real or perceived, by us to comply with our posted privacy policies or with any legal or regulatory requirements, standards, certifications or orders, or other privacy or consumer protection-related laws and regulations applicable to us, could cause our users to reduce or stop their use of our products and services.
While we make great effort to comply with industry standards and applicable laws and regulations relating to privacy and data protection in all material respects, there can be no assurance that we will not be subject to claims that we have violated applicable laws, regulations, or industry standards, that we will be able to successfully defend against such claims, or that we will not be subject to significant fines and penalties in the event of a finding of non-compliance with any applicable laws or industry standards. We have been subject to these types of claims in the past and we may be subject to additional claims in the future. Moreover, if state-level privacy and data protection laws continue to be introduced with inconsistent or conflicting standards and there is no federal law to preempt such laws, compliance with such laws could be difficult to achieve and noncompliance could lead to fines and penalties in these jurisdictions.
Furthermore, enforcement actions and investigations by regulatory authorities related to data security incidents and privacy violations continue to increase. We have in the past received, and may continue to receive in the future, inquiries from various international and U.S. regulators regarding our data privacy practices, some of which remain ongoing. Any failure or perceived failure by us (or the third parties with whom we have contracted to process such information) to comply with applicable privacy and security laws, policies or related contractual obligations, or any compromise of security that results in unauthorized access, or the use or transmission of, personal user information, could result in a variety of claims against us, including governmental enforcement actions and investigations, class action privacy litigation in certain jurisdictions, and/or proceedings by data protection authorities, among other potential legal action. We could also be subject to significant fines, other litigation, claims of breach of contract and indemnity by third parties, and negative publicity. When such events occur, our reputation may be harmed, we may lose current and potential users, the competitive positions of our brand might be diminished, and we could incur additional costs and expenses, any of which could materially adversely affect our business, financial condition, and results of operations. In addition, if our practices are not consistent or viewed as not consistent with legal and regulatory requirements, including changes in laws, regulations, and standards, or new interpretations or applications of existing laws, regulations, and standards, we may become subject to audits, inquiries, whistleblower complaints, negative publicity, investigations, loss of export privileges, or severe criminal or civil sanctions, any of which may have a material adverse effect on our business, financial condition, and results of operations.
We are subject to litigation, regulatory and other government investigations, enforcement actions, and settlements, and adverse outcomes in such proceedings could have a materially adverse effect on our business, financial condition, and results of operation.
We are, have been, and may from time to time become, subject to litigation and various legal proceedings that involve claims for substantial amounts of money or for other relief that might necessitate changes to our business or operations, including litigation and proceedings related to intellectual property matters, privacy and consumer protection laws, class action lawsuits, litigation by former employees, legal claims brought by our users, and other matters. In addition, we are, have been, and may from time to time become, subject to investigations or inquiries from regulators and government entities, both domestically and internationally, regarding our compliance with laws and regulations, many of which are evolving and subject to interpretation. See “—Risks Related to Grindr’s Brand, Products and Services, and Operations—The varying and rapidly evolving regulatory framework on privacy and data protection across jurisdictions could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.” As set forth above, we have ongoing regulatory inquiry before Datatilsynet and active civil litigation in the U.S. and internationally. As we continue to grow and expand our operations, we have been and expect to continue to be the subject of investigations, inquiries, data requests, actions, and audits in the U.S., Europe, or in other parts of the world, particularly in the areas of privacy, data protection, law enforcement, consumer protection, and competition.
The defense of these actions is time consuming and expensive, disruptive to our operations, and a distraction for management. We evaluate these litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, potential losses. Based on these assessments and estimates, we may establish reserves and/or disclose the relevant litigation claims or legal proceedings, as and when required or appropriate. These assessments and estimates are based on information available to management at the time of such assessment or estimation and involve a significant amount of judgment. As a result, actual outcomes or losses could differ materially from those envisioned by our current assessments and estimates. Our failure to successfully defend or settle any of these litigation or legal proceedings could result in liability that, to the extent not covered by our insurance, could have a material adverse effect on our business, financial condition, and results of operations.
We may be held liable for information or content displayed on, retrieved from, or transmitted over our platform, as well as interactions that result from the use of our platform.
We have faced and may continue to face claims relating to information or content that is displayed on, retrieved from, or transmitted over our platform by our users or otherwise. In particular, the nature of our business exposes us to claims related to defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, discrimination, and personal injury, among other claims brought by users based upon interactions they have on or off the platform. Such proceedings have, and could cause us to incur significant expense, become the subject of negative publicity, and negatively impact our efforts to retain existing users or add new users as well as our relationships with advertisers and other third parties.
The risk of these or similar claims is enhanced in certain jurisdictions outside of the U.S. where our protection from liability for third-party actions may be unclear or nonexistent, where there are decreased legislative protections for the LGBTQ+ community, and where we may be less protected under local laws than we are in the U.S. We could incur significant costs in investigating and defending against claims arising from information displayed on, retrieved from, or transmitted over our platform, even if we ultimately are not held liable. If any of these events occurs, our revenue could be adversely affected, or we could incur significant additional expense, any of which could have a material adverse effect on our business, financial condition, and results of operations.
Activities of our users or content made available by such users could subject us to liability.
We provide products and services that enable our users to exchange information and engage in various online activities, so our products and services include substantial user-generated content. For instance, users can provide information in their Grindr App public profiles, share images via their profile and in messages with other Grindr App users and generate audio and video messages. User content or activity may be infringing, illegal, hostile, offensive, unethical, or inappropriate or may violate our terms of service. We have in the past been, and may be in the future, subject to lawsuits arising from the conduct of our users, or subject to other regulatory enforcement actions relating to their contents or actions. Even if claims against us are ultimately unsuccessful, defending against such claims will increase our legal expenses and divert management’s attention from the operation of our business, which could materially and adversely impact our business and results of operations, and our brand, reputation, and financial results may be harmed.
We and other intermediate online service providers rely primarily on two sets of laws in the U.S. to shield us from legal liability with respect to user activity. The Digital Millennium Copyright Act (“DMCA”), provides service providers a safe harbor from monetary damages for copyright infringement claims, provided that service providers comply with various requirements designed to stop or discourage infringement on their platforms by their users. Section 230 of the Communications Decency Act (“CDA”), protects providers of an interactive computer service from liability with respect to most types of content provided over their service by others, including users. Both the DMCA safe harbor and Section 230 of the CDA face regular calls for revision, including without limitation in a number of CDA reform bills currently being considered by legislators. Furthermore, recent litigation involving cloud hosting companies has created uncertainty with respect to the applicability of DMCA protections to companies that host substantial amounts of user content. For these reasons and others, now or in the future, the DMCA, CDA, and similar provisions may be interpreted as not applying to us or may provide us with incomplete or insufficient protection from claims.
We do not fully monitor the contents or activities of our users, so inappropriate content may be posted or activities executed before we are able to take protective action, which could subject us to legal liability. Even if we comply with legal obligations to remove or disable content, we may continue to allow use of our products or services by individuals or entities who others find hostile, offensive, or inappropriate. The activities or content of our users may lead us to experience adverse political, business and reputational consequences, especially if such use is high profile. Conversely, actions we take in response to the activities of our users, up to and including banning them from using our products, services, or properties, may harm our brand and reputation.
In addition to liability based on our activities in the United States, we may also be deemed subject to laws in other countries that may not have the same protections or that may impose more onerous obligations on us, which may impose additional liability or expense on us, including additional theories of intermediary liability. For example, in 2019, the European Union approved a copyright directive that will impose additional obligations on online platforms, and failure to comply could give rise to significant liability. Other recent laws in Germany (extremist content), Australia (violent content), India (intermediary liability) and Singapore (online falsehoods), as well as other new similar laws, may also expose cloud-computing companies like us to significant liability. We may incur additional costs to comply with these new laws, which may have an adverse effect on our business, results of operations, and financial condition. Potential litigation could expose us to claims for damages and affect our operations.
Online applications are subject to various laws and regulations relating to children’s privacy and protection, which if violated, could subject us to an increased risk of litigation and regulatory actions.
In recent years, a variety of laws and regulations have been adopted aimed at protecting children using the internet, including the COPPA and Article 8 of the GDPR and the UK GDPR. We implement certain precautions designed to prevent minors from gaining access to our product and services, and we use a combination of human and automated tooling to identify and block accounts that may be associated with minors. Despite these and other measures, minors may gain access to our products and services and there can be no assurances that the measures we take will be sufficient to eliminate minors’ potential access which could result in allegations of COPPA and related violations, which could expose us to significant liability, penalties, reputational harm, and loss of revenue, among other things. We have been in the past, and may be in the future, subject to litigation or allegations relating to our products and services being accessed by minors. Additionally, new regulations are being considered in various jurisdictions to require the monitoring of user content or the verification of users’ identities and age. Any such new regulations, or changes to existing regulations, could increase the cost of our operations and expose us to significant liability, penalties, reputational harm, and loss of revenue, among other things. Grindr’s policy and practice are that when we learn that Child Sexual Abuse Materials (CSAM) have been transmitted on the platform, Grindr bans the user, removes the content, and submits a report to the National Center for Missing and Exploited Children. However, Grindr may not always identify circumstances in which CSAM is transmitted on the platform.

The occurrence of any of these or other factors could negatively affect our business, financial condition, and results of operations.
We have a limited operating history and, as a result, our past results may not be indicative of future operating performance.
As explained above, our management team has limited history working together, which makes it difficult to forecast our future results. See “—Risks Related to Grindr’s Brand, Products and Services, and Operations—We have grown rapidly in recent years and certain members of our management team have joined us recently. If we are unable to manage our operations or growth effectively, our brand, company culture, and financial performance may suffer.” You should not rely on our past quarterly operating results as indicators of future performance. In addition, you should consider and evaluate our prospects in light of the risks and uncertainties frequently encountered by companies in rapidly evolving markets like ours, as well as the information included in this proxy statement/prospectus.
We are subject to taxation-related risks in multiple jurisdictions and may have exposure to greater than anticipated tax liabilities.
Grindr is a U.S.-based multinational company subject to taxes in multiple U.S. and foreign tax jurisdictions. Our income tax obligations are based on our corporate operating structure and third party and intercompany arrangements, including the way we develop, value, manage, protect and use our intellectual property and the valuations of our intercompany transactions. The tax laws applicable to our international business activities, including the laws of the U.S., Canada and other jurisdictions, are subject to change and uncertain interpretation. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology, intercompany arrangements, or transfer pricing, which could increase our worldwide effective tax rate and the amount of taxes we pay and seriously harm our business. In addition, our future income taxes could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. Taxing authorities may also determine that the way we operate our business is not consistent with how we report our income, which could increase our effective tax rate and the amount of taxes we pay and harm our business. We are subject to regular review and audit by U.S. federal and state and foreign tax authorities. Any adverse outcome from a review or audit could have a negative effect on our business, financial condition, results of operation and cash flows.
In addition, tax laws are frequently being re-examined and evaluated globally. New laws and interpretations of the law are considered for financial statement purposes in the quarter or year in which they become applicable. Tax authorities are increasingly scrutinizing the tax positions of companies. Many countries in the European Union, as well as several other countries and organizations such as the Organization for Economic Cooperation and Development and the European Commission, are actively considering changes to existing tax laws that, if enacted, could increase our tax obligations in countries where we conduct our business. These proposals include changes to the existing framework to calculate income taxes, as well as proposals to change or impose new types of non-income taxes, such as taxes based on a percentage of revenue. For example, several countries in the European Union have proposed or enacted taxes applicable to digital services, which includes business activities on social media platforms and online marketplaces and would likely apply to our business. Many questions remain about the enactment, form, and application of these digital services taxes. The interpretation and implementation of the various digital services taxes (especially if there is inconsistency in the application of these taxes across tax jurisdictions) could have a materially adverse impact on our business, results of operations, and cash flows. For example, recently published Treasury Regulations may limit or eliminate the availability of foreign tax credits for some or all of any digital services taxes we pay in non-U.S. jurisdictions, thereby increasing our overall tax burden. Moreover, if the U.S., Canada or other foreign tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition or results of operations may be adversely impacted.
In addition, the determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable and consistent with the tax laws in the jurisdictions in which we conduct our business, the ultimate tax outcome may differ from the amounts recorded in our financial statements and our positions may be challenged by jurisdictional tax authorities, any of which may materially affect our financial results in the period or periods for which such determination is made. Therefore, our future income tax obligations could be volatile and difficult to predict due to changes in tax laws, regulation or accounting principles.

Legal, political, and economic uncertainty surrounding the exit of the United Kingdom from the European Union, or Brexit, and the implementation of the trade and cooperation agreement between the United Kingdom and the European Union could have a material adverse effect on our business.
Because we conduct business in the United Kingdom and the European Union, we face risks associated with the potential uncertainty and disruptions related to the withdrawal of the United Kingdom from the European Union, commonly referred to as “Brexit.” Although the United Kingdom and the European Union have entered into a trade and cooperation agreement (the “Trade and Cooperation Agreement”), the long-term nature of the United Kingdom’s relationship with the European Union following the Brexit and the implementation and application of the Trade and Cooperation Agreement remain uncertain, including with respect to volatility in exchange rates and interest rates, disruptions to the free movement of data, goods, services, people and capital between the United Kingdom and the European Union, and potential material changes to the regulatory regime applicable to our operations in the United Kingdom. The uncertainty concerning the United Kingdom’s future legal, political, and economic relationship with the European Union could adversely affect political, regulatory, economic, or market conditions in the European Union, the United Kingdom and worldwide, and could contribute to instability in global political institutions, regulatory agencies, and financial markets. These developments, or the perception that any of them could occur, have had, and may continue to have, a material adverse effect on global economic conditions and the stability of global financial markets, and they could significantly reduce global market liquidity and limit the ability of key market participants to operate in certain financial markets. Brexit could also lead to a period of considerable uncertainty in relation to the United Kingdom financial and banking markets, as well as to the regulatory process in Europe. Asset valuations, currency exchange rates, and credit ratings may also be subject to increased market volatility.
As a result of Brexit, we may also face new regulatory costs and challenges that could have a material adverse effect on our operations. For example, as of January 1, 2021, the United Kingdom lost the benefits of global trade agreements negotiated by the European Union on behalf of its members, which may result in increased trade barriers that could make our ability to conduct business in areas that are subject to such global trade agreements more difficult. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which laws of the European Union to replace or replicate. For example, Brexit could lead to potentially divergent laws and regulations, such as with respect to data protection and data transfer laws, that could be costly and difficult for us to comply with. There may continue to be economic uncertainty surrounding the consequences of Brexit that adversely impact customer confidence resulting in customers reducing their spending budgets on our services. While we continue to monitor these developments, the full effect of Brexit on our operations is uncertain and our business our business, financial condition, and results of operations could be materially and adversely affected.
Risks Related to Our Indebtedness
Our indebtedness could materially adversely affect our financial condition, our ability to raise additional capital to fund our operations, operate our business, react to changes in the economy or our industry, meet our obligations under our outstanding indebtedness, including significant operating and financial restrictions imposed on us by our debt agreements, and it could divert our cash flow from operations for debt payments.
As of June 30, 2022, we had total outstanding indebtedness (net) of approximately $195.7 million, consisting of outstanding borrowings under our senior secured credit facilities.
In June 2020, as part of San Vicente Holdings LLC’s (“SVH”) indirect acquisition of approximately 98.6% interest in Grindr (and its subsidiaries) from Kunlun Grindr Holdings Limited (“Kunlun”), San Vicente Acquisition LLC, an indirect subsidiary of SVH (“SV Acquisition”) agreed to pay what, after adjustments provided for in the acquisition agreement, amounted to a $230.0 million deferred consideration payment liability to Kunlun, payable on the second and third anniversary of the closing date (the “Deferred Payment”). In connection with the acquisition, SV Acquisition assigned the obligations for the Deferred Payment to Grindr, and subsequently, through a series of assumption agreements, SV Acquisition re-assumed the obligations for the Deferred Payment. In June 2022, Grindr declared a distribution of $83.3 million to its members, including an affiliate of SV Acquisition, on a pro rata basis. Grindr paid this distribution in June and July 2022. SV Acquisition’s affiliate, San Vicente Group Holdings LLC (“SV Group Holdings”), received its ratable share of this distribution, being $75.0 million, and distributed that amount through intermediate holding companies to SV Acquisition, which then paid such amount to Kunlun in partial satisfaction of the Deferred Payment obligation, thereby reducing such obligation to $155.0 million. The cash transfer to Kunlun was effected by Grindr at the instruction of SV Group Holdings. Substantially simultaneously with Closing, we expect the Deferred Payment obligation will be fully repaid. Please see the section entitled “Grindr’s

Management's Discussion and Analysis of Financial Condition and Results of Operation—Financing Arrangements” that appears elsewhere in this proxy statement/prospectus for further information. The obligations under the Credit Agreement are subject to automatic acceleration upon a voluntary or involuntary bankruptcy event of default, and are subject to acceleration at the election of the lenders upon the continuance of any other event of default, including a material adverse change in the business, operations or conditions of the Company. Failure by SV Acquisition or its affiliates to pay, when due, any part of the Deferred Payment within ten (10) business days of Kunlun’s notice of default to SV Acquisition will be deemed an event of default under the terms of the Credit Agreement.
The Credit Agreement that governs our senior secured credit facilities imposes significant operating and financial restrictions on us. These restrictions will limit our ability and/or the ability of our subsidiaries to, among other things:
•	incur or guarantee additional debt;
•	incur certain liens;
•	effect change of control events;
•	make certain investments;
•	make certain payments or other distributions;
•	declare or pay dividends;
•	enter into transactions with affiliates;
•	prepay, redeem or repurchase any subordinated indebtedness or enter into amendments to certain subordinated indebtedness in a manner materially adverse to the lenders; and
•	transfer or sell assets.
In addition, the Credit Agreement requires us to maintain a total leverage ratio of no greater than 4.75 to 1.00 prior to and through March 31, 2022, and thereafter, no greater than 3.25 to 1.00. As a result of these and other restrictions, we may be limited as to how it conducts business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness that we may incur could include similar or more restrictive covenants. We cannot assure you that it will be able to maintain compliance with these covenants in the future and, if it fails to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants. Our failure to comply with the restrictive or financial covenants described above, as well as the terms of any future indebtedness could result in an event of default, which, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms or if it is unable to refinance these borrowings, our business, financial condition, and results of operations could be materially adversely affected.
Furthermore, we may be able to incur substantial additional indebtedness in the future. The terms of the credit agreements governing our indebtedness limit, but do not prohibit, us from incurring additional indebtedness, and the additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions will also not prevent us from incurring obligations that do not constitute “Indebtedness” as defined in the agreements governing our indebtedness. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.
The obligations under the Credit Agreement are subject to automatic acceleration upon a voluntary or involuntary bankruptcy event of default, and are subject to acceleration at the election of the lenders upon the continuance of any other event of default, including a material adverse change in the business, operations or conditions of the Company. A default interest rate of an additional 2.0% per annum will apply on all outstanding obligations during the occurrence and continuance of an event of default. The Credit Agreement includes restrictive non-financial and financial covenants, including the requirement to maintain a total leverage ratio no greater than 4.75:1.00 prior to and through March 31, 2022, and no greater than 3.25:1.00 thereafter. Please see the section entitled “Grindr's Management's Discussion and Analysis of Financial Condition and Results of Operation—Financing Arrangements” that appears elsewhere in this proxy statement/prospectus for further information.

Offshore Holdings’ independent registered public accounting firm has expressed substantial doubt as to Offshore Holdings’ ability to continue as a going concern in its reports.
In its reports on Offshore Holdings' financial statements, Offshore Holdings' independent registered public accounting firm included an explanatory paragraph expressing substantial doubt regarding Offshore Holdings’ ability to continue as a going concern. See Note 1 to Offshore Holdings' unaudited consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy statement/prospectus. As of June 30, 2022, Offshore Holdings had cash of $25.5 million and had a liability of $135.0 million related to the Deferred Payment which matures in June 2023. In accordance with the terms of the Agreement and Plan of Merger with Tiga that was signed on May 9, 2022, Grindr is permitted to distribute up to $370.0 million to its members to repay the entire Deferred Payment that currently exists with cash from the Business Combination. In June 2022, Grindr declared a distribution of $83.3 million to its members and subsidiaries of Offshore Holdings used Offshore Holdings' pro rata share of the distribution, being $75.0 million, to partially satisfy the Deferred Payment obligation. In connection with Closing, we expect the Deferred Payment obligation will be fully repaid. However, there remains substantial doubt about Offshore Holdings' ability to continue its operations unless it completes the Business Combination.
Risks Related to Tiga and the Business Combination
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Tiga prior to the consummation of the Business Combination, which will be the business of New Grindr and its subsidiaries following the consummation of the Business Combination.
The Sponsor and the independent directors of Tiga have agreed to vote in favor of the Business Combination, regardless of how Tiga’s public shareholders vote.
Unlike many other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and the independent directors of Tiga have agreed to vote any and all of Tiga’s ordinary shares owned by them in favor of the Merger Agreement and the Business Combination, in each case, subject to the terms and conditions contemplated by the Transaction Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and the independent directors of Tiga collectively own shares, on an as-converted basis, equal to approximately 19.8% of the issued and outstanding Tiga ordinary shares (excluding the Class A ordinary shares underlying the private placement warrants). Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if the Sponsor and the independent directors of Tiga agreed to vote any Tiga ordinary shares owned by them in accordance with the majority of the votes cast by the public shareholders.
The Sponsor, certain members of the Tiga Board and certain Tiga officers, including without limitation Messrs. Zage and Gupta, have interests in the Business Combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.
When considering the Tiga Board’s recommendation that our shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, our shareholders should be aware that the Sponsor and certain directors and officers of Tiga, including without limitation, Messrs. Zage and Gupta, have interests in the Business Combination that may be different from, or in addition to, the interests of our shareholders generally. Public shareholders should be aware that these interests, as set forth in more detail below, present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public shareholders – as such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Shareholders should take these interests into account in deciding whether to approve the Business Combination. In considering the recommendations of the Tiga Board to vote for the proposals, its shareholders should consider these interests. These interests include, among other things:
1.
the fact that Mr. Zage, one of the controlling persons of the Sponsors and our Chairman and Chief Executive Officer, indirectly holds an approximately 43.0% indirect non-voting equity interest in Grindr and that Mr. Gupta, one of the controlling persons of the Sponsor and a Director and our President, indirectly holds an approximately 4.5% indirect non-voting equity interest in Grindr;

2.
the fact that, Tiga and the Sponsor have entered into the A&R Forward Purchase Agreement pursuant to which Messrs. Zage and Gupta may purchase up to 10,000,000 additional shares in New Grindr at $10.00 per share. As such, regardless of the extent of redemptions, the shares of New Grindr Common Stock owned by non-redeeming shareholders will have an implied value of $10.00 per share upon the consummation of the Business Combination;

3.
the fact that immediately following the Closing and, assuming none of Tiga’s shareholders elect to redeem their shares of Company Class A common stock in connection with the Business Combination, by virtue of the holdings by Messrs. Zage and Gupta and their affiliates, including, Mr. Zage is expected to beneficially own approximately 3.6% of New Grindr and Mr. Gupta is expected to beneficially own approximately 3.4% of New Grindr;

4.	the fact that the Sponsor has agreed, for no consideration, not to redeem any of the founder shares in connection with a shareholder vote to approve a proposed initial business combination;
5.
the fact that the Sponsor paid an aggregate of $25,000 for its 6,900,000 founder shares, which will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $70,725,000 based on the closing price of Tiga Class A ordinary shares on the NYSE on May 6, 2022;

6.
the fact that the Sponsor has agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete an initial business combination by November 27, 2022;

7.
the fact that the Sponsor paid an aggregate of approximately $18,560,000 million for its 18,560,000 private placement warrants to purchase Tiga Class A ordinary shares and that such private placement warrants will expire worthless if the Business Combination is not consummated by November 27, 2022;

8.
the fact that the Sponsor and its affiliates may realize a positive rate of return on such investment even if other Tiga shareholders experience a negative rate of return following the Business Combination, given the differential in purchase price that the Sponsor paid for the founder shares as compared to the price of the Tiga Units sold in the initial public offering and subsequent number of shares of Tiga Class A ordinary shares that the Sponsor will receive upon conversion of the founder shares in connection with the Business Combination;

9.
the fact that the Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Tiga shareholders than liquidate;

10.
the fact that if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.40 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such target business or vendor has not executed a waiver of any and all rights to seek access to the trust account;

11.
the fact that we have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. We do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us; further, such activity is expressly allowed under Tiga’s amended and restated memorandum and articles of association.

12.	the anticipated election of Mr. Zage, who is an officer and director of Tiga, as director of New Grindr;
13.	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

14.
the fact that the sponsor, our officers and directors, including Messrs. Zage and Gupta, will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by November 27, 2022; and

15.	the fact that at the Closing we will enter into an A&R Registration Rights Agreement, which provides for registration rights for the Sponsor, Messrs. Zage and Gupta and certain of their affiliates.
The Tiga Board was aware of these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the Tiga shareholders that they vote “FOR” the proposals presented at the extraordinary general meeting. The Tiga Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Tiga Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The Tiga Board viewed its decision as being based on all of the information available and the factors presented to and considered by it.
In addition, the Tiga Board established a special committee of non-conflicted directors, comprised of three directors determined to be independent and disinterested with respect to the potential business combination with Grindr for the purposes of managing any conflicts of interest involving the Sponsor and certain members of the Tiga Board, including, without limitation, Messrs. Zage and Gupta. The Tiga Board agreed that it would not approve or recommend the potential business combination with Grindr or recommend the potential business combination with Grindr to the shareholders of Tiga for their approval without a favorable recommendation from the Special Committee. In making its recommendation to the Tiga Board, the Special Committee also relied on fairness opinion from Duff & Phelps as to the fairness, from a financial point of view, to Tiga, of the consideration to be paid by Tiga pursuant to the Merger Agreement. The Tiga Board considered the factors supporting, and risks and uncertainties related to, a business combination with Grindr as set forth under “Proposal No. 1—The Business Combination Proposal—Background to the Business Combination”.
Because the post-combination company will become a publicly-traded company by virtue of a merger as opposed to an underwritten initial public offering, the process does not use the services of one or more underwriters, which could result in less diligence being conducted.
In an underwritten initial public offering, underwriters typically conduct due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because Tiga is already a publicly-traded company, an underwriter has not been engaged. Because Grindr will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares, which presents certain risks. These risks include the absence of operational diligence by an underwriter, the absence of financial diligence by an underwriter, the absence of comfort letters delivered by the Grindr’s independent auditors and the absence of liability for any material misstatements or omissions in a registration statement. While Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if a business combination is not completed, management and the board of directors of the acquirer, as well as private investors, undertake a certain level of due diligence – however, this due diligence is not necessarily the same level of due diligence undertaken by an underwriter in a traditional initial public offering and, therefore, there could be a heightened risk of an incorrect valuation of the target business or material misstatements or omissions in this proxy statement/prospectus.
In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the NYSE on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on the NYSE. Therefore, buy and sell orders submitted prior to and at the opening of the initial post-closing trading of the New Grindr Common Stock on NYSE will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the New Grindr Common Stock or helping to stabilize, maintain or affect the public price of New Grindr Common Stock following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New Grindr Common Stock that will be outstanding immediately following the Closing. All of these differences from an underwritten public offering of Grindr’s securities could result in a more volatile price for New Grindr Common Stock.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of the New Grindr Common Stock on the NYSE. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the New Grindr Common Stock or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for the New Grindr Common Stock.
In addition, our initial shareholders, including our Sponsor, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to our shareholders and that would not be present in an underwritten public offering of Grindr’s securities. Such interests may have influenced our board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Grindr became a publicly listed company through an underwritten initial public offering instead of upon completion of the merger. Accordingly, unaffiliated investors in Grindr will not receive the benefit of the protections that would be present in a traditional underwritten offering.
As described in “Summary of the Proxy Statement/Prospectus—Recent Developments”, on October 25, 2022, Credit Suisse delivered the Credit Suisse Resignation Letter to the SEC. Neither Tiga nor Grindr has formallly engaged Credit Suisse to serve as an advisor in any capacity related to this Business Combination. Credit Suisse did not provide any additional detail relating to the Credit Suisse Resignation Letter either to Tiga or Grindr or to the SEC. Neither Tiga nor Grindr will speculate about the reasons for the Credit Suisse Resignation. Accordingly, shareholders should not place any reliance either on the participation of Credit Suisse in the initial public offering of Tiga prior to the Credit Suisse Resignation or on the Credit Suisse Resignation in respect of the transactions contemplated by this proxy statement/prospectus.
The exercise of Tiga’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Tiga’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require Tiga to agree to amend the Merger Agreement, to consent to certain actions taken by Grindr or to waive rights that Tiga is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Grindr’s business or a request by Grindr to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at Tiga’s discretion, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Tiga and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Tiga does not believe there will be any changes or waivers that Tiga’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Tiga will circulate a new or amended proxy statement/prospectus and resolicit Tiga’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Grindr has identified all material issues or risks associated with Grindr, its business or the industry in which it competes.
Furthermore, we cannot assure you that factors outside of Grindr’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Grindr. Additionally, we have no indemnification rights against the Grindr unitholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.
Accordingly, any shareholders or warrant holders of Tiga who choose to remain New Grindr shareholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
The Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Business Combination.
If the Business Combination or another business combination are not consummated by Tiga within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Tiga for services rendered or contracted for or products and services sold to Tiga. Neither Tiga nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Tiga. Please see the section entitled “Other Information Related to Tiga—Liquidation if No Business Combination” for further information.
These obligations of the Sponsor may have influenced the Sponsor’s decision to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of the Tiga Board to vote for the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, Tiga’s shareholders should consider these interests.
If Tiga is unable to complete the Business Combination or another initial business combination by November 27, 2022, Tiga will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and the Tiga Board, dissolving and liquidating. In such event, third parties may bring claims against Tiga and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by shareholders could be less than $10.00 per share.
Under the terms of Tiga’s current amended and restated memorandum and articles of association, Tiga must complete a business combination before the end of the completion window, or Tiga must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and the Tiga Board, dissolving and liquidating. In such event, third parties may bring claims against Tiga. Although Tiga has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Tiga’s public shareholders. If Tiga is unable to complete a business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Tiga for services rendered or contracted for or products and services sold to Tiga. However, they may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.
Additionally, if Tiga is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Tiga otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, Tiga may not be able to return to its public shareholders at least $10.00 per share.
Tiga’s shareholders may be held liable for claims by third parties against Tiga to the extent of distributions received by them.
If Tiga is unable to complete the Business Combination or another business combination within the completion window, Tiga will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and the Tiga Board, liquidate and dissolve, subject (in each case) to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Tiga cannot assure you that it will properly assess all claims that may be potentially brought against Tiga. As such, Tiga’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Tiga cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Tiga.
If Tiga is forced to file a bankruptcy case or winding up petition or an involuntary bankruptcy case or winding up petition is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by Tiga’s shareholders. Furthermore, because Tiga intends to distribute the proceeds held in the trust account to its public shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Tiga Board may be viewed as having breached their fiduciary duties to Tiga’s creditors and/or may have acted in bad faith, and thereby exposing itself and Tiga to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Tiga cannot assure you that claims will not be brought against it for these reasons.
Activities taken by existing Tiga shareholders to increase the likelihood of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on Tiga’s securities.
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding Tiga or its securities, the Sponsor, directors, officers, advisors or any of their respective affiliates and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Tiga ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Tiga’s securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or after the extraordinary general meeting.
Tiga may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 65% of the then outstanding public warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of Tiga Class A ordinary shares purchasable upon exercise of a warrant could be decreased, all without approval of each warrant affected.
Warrants were issued in registered form under a Warrant Agreement between the Warrant Agent and Tiga. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, Tiga may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although Tiga’s ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of Tiga Class A ordinary shares purchasable upon exercise of a warrant.
Tiga may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to holders of warrants, thereby making such warrants worthless.
Tiga has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last sale price of Tiga Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which notice of such redemption is given. Tiga will not redeem the warrants unless an effective registration statement under the Securities Act covering the Tiga Class A ordinary shares issuable upon exercise of the warrants is effective and a current proxy statement/prospectus relating to those Tiga Class A ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by Tiga, Tiga may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders thereof to (i) exercise warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) sell warrants at the then-current market price when such holder might otherwise wish to hold warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of such warrants. None of the private placement warrants will be redeemable by Tiga so long as they are held by their initial purchasers or their permitted transferees. In addition, Tiga may redeem warrants after they become exercisable for a number of Tiga Class A ordinary shares determined based on the redemption date and the fair market value of Tiga Class A ordinary shares. Any such redemption may have similar consequences to a cash redemption described above. Tiga’s Class A Ordinary Shares have never traded above $18.00 per share.
In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case holders thereof would lose any potential embedded value from a subsequent increase in the value of the Tiga Class A ordinary shares had such warrants remained outstanding.
The Tiga Warrants may have an adverse effect on the market price of the New Grindr Common Stock.
Upon the First Merger, the Tiga Warrants will be assumed and converted into New Grindr Warrants and will entitle the holders to purchase shares of New Grindr Common Stock. Such New Grindr Warrants, when exercised, will increase the number of issued and outstanding shares of New Grindr Common Stock and reduce the value of the New Grindr Common Stock.
Warrants will become exercisable for New Grindr Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. Such dilution will increase if more shares of Tiga Class A ordinary shares are redeemed.
Outstanding warrants to purchase an aggregate of up to 32,360,000 shares of New Grindr Common Stock, 13,800,000 public warrants and 18,560,000 private placement warrants will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and, as such, the warrants may expire worthless. See “— Even if Tiga consummates the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless.”
To the extent the warrants are exercised, additional shares of New Grindr Common Stock will be issued, which will result in dilution to the holders of New Grindr Common Stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the warrants will increase if a large number of Tiga shareholders elect to redeem their shares in connection with the Business

Combination. Holders of the warrants do not have a right to redeem the warrants. Further, the redemption of Tiga Class A ordinary shares without any accompanying redemption of public warrants will increase the dilutive effect of the exercise of public warrants. Sales of substantial numbers of shares issued upon the exercise of warrants in the public market or the potential that such warrants may be exercised could also adversely affect the market price of New Grindr Common Stock.
Even if Tiga consummates the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless.
The exercise price for Tiga public warrants is $11.50 per share of Tiga’s Class A ordinary shares. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and, as such, the warrants may expire worthless. If Tiga is unable to complete an initial business combination during the completion window, Tiga’s warrants will expire worthless.
Public Stockholders who redeem their shares of Tiga Class A ordinary shares may continue to hold any Tiga Warrants that they own, which results in additional dilution to non-redeeming holders upon exercise of the Tiga Warrants.
Public stockholders who redeem their shares of Tiga Class A ordinary shares may continue to hold any Tiga Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Tiga Warrants. Assuming the maximum redemption of the shares of Tiga Class A ordinary shares held by the redeeming public shareholders, 13,800,000 public warrants would be retained by redeeming public shareholders with an aggregate market value of $7,590,000, based on the market price of $0.55 per Tiga Warrant as of October 17, 2022. As a result, the redeeming public shareholders would recoup their entire investment and continue to hold public warrants with an aggregate market value of $7,590,000, while non-redeeming public shareholders would suffer additional dilution in their percentage ownership and voting interest of New Grindr upon exercise of the Tiga Warrants held by redeeming public shareholders.
The proportionate ownership of Tiga’s shareholders will be reduced as a consequence of, among other transactions, the issuance of New Grindr Equity Common Stock as consideration in the Business Combination, the Forward Purchase Commitment and the Backstop Commitment and due to future issuances pursuant to the 2022 Equity Incentive Plan. Having a minority share position in New Grindr will reduce the influence that Tiga’s current shareholders have on the management of New Grindr following the Business Combination.
It is anticipated that, upon the Closing: (i) existing members of Grindr will own approximately 77.8% of issued and outstanding New Grindr Common Stock; (ii) Tiga’s ordinary shareholders (other than the Forward Purchase Investors) will own approximately 13.8% in of issued and outstanding New Grindr Common Stock; (iii) the Forward Purchase Investors will own approximately 5.0% of issued and outstanding New Grindr Common Stock; and (iv) the Sponsor (and its affiliates) will own approximately 3.4% of issued and outstanding New Grindr Common Stock. These indicative levels of ownership interest: (i) exclude the impact of the exercise of New Grindr or Tiga Warrants, (ii) exclude the impact of the reservation of shares of New Grindr Common Stock pursuant to the 2022 Equity Incentive Plan and (iii) assume that no public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account.
In addition, Grindr employees, directors and consultants after the Business Combination will be eligible to receive equity awards under the 2022 Equity Incentive Plan. Holders of New Grindr Common Stock after the Business Combination will experience additional dilution when those equity awards are issued.
Having a minority ownership interest in New Grindr may reduce the influence that Tiga’s current public shareholders have on the management of New Grindr.
The Sponsor and existing members of Grindr and the Forward Purchase Investors will beneficially own a significant equity interest in New Grindr and may take actions that conflict with your interests.
The interests of the Sponsor and existing members of Grindr and the Forward Purchase Investors may not align with the interests of current Tiga shareholders. The Sponsor and certain existing members of Grindr are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Grindr. The Sponsor and existing members of Grindr and the Forward Purchase Investors, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to Grindr’s business and, as a result, those acquisition opportunities may not be available to New Grindr. The Proposed Certificate of Incorporation of New Grindr will provide that, to the fullest extent permitted by law, New Grindr will renounce any entitlement to certain corporate opportunities offered to (i) Longview Capital SVH LLC, a Washington limited liability company, (ii) 28th Street Ventures, LLC, a Georgia limited liability company, and (iii) Tiga Investments Pte. Ltd., a Singapore private limited company, and, in each case, their respective affiliates (collectively, the “non-interested stockholders”) or any of their respective officers, directors, employees, equity holders, members, and principals, other than those opportunities that are expressly and solely offered in connection with such person’s service as a director of Grindr.
Our shareholders will experience immediate dilution as a consequence of the issuance of New Grindr Common Stock as consideration in the Business Combination and may be further diluted following the closing of the Business Combination as a result of the terms thereof. Having a minority share position may reduce the influence that our current shareholders have on the management of New Grindr.
Prior to Closing, we expect the Sponsor will assign its obligations under the Backstop Commitment and the Forward Purchase Commitment to San Vicente Parent LLC, that San Vicente Parent LLC will assume the obligations thereunder and the SV Consolidation will be consummated. In connection with Closing, the Deferred Payment will also be fully repaid. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr—Financing Arrangements—Deferred Payment”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr—Financing Arrangements—SV Consolidation”, “Risk Factors—Risks Related to Grindr’s Business—Risks related to our Indebtedness— Our indebtedness could materially adversely affect our financial condition, our ability to raise additional capital to fund our operations, operate our business, react to changes in the economy or our industry, meet our obligations under our outstanding indebtedness, including significant operating and financial restrictions imposed on us by our debt agreements, and it could divert our cash flow from operations for debt payments”, and “Unaudited Pro Forma Combined Financial Information.”
The following table illustrates varying ownership levels of issued and outstanding New Grindr Common Stock upon completion of the Business Combination, presented under three assumed redemption scenarios (no redemptions, 50% redemption and maximum redemptions by Tiga’s public shareholders) assuming (i) no exercises of warrants to purchase New Grindr Common Stock and (ii) that Grindr reserves 19.4 million shares of New Grindr Common Stock for potential future issuance upon the exercise of New Grindr Options. If the actual facts are different from these assumptions, the percentage ownership retained by the current Tiga shareholders in Grindr will be different.
	Assuming No Redemptions		Assuming 50% Redemptions(7)		Assuming Maximum Redemptions(8)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Sponsor and certain affiliates(1)(2)	6,900,000	3.4%	6,900,000	3.7%	6,900,000	3.9%
Public Shareholders(3)	27,600,000	13.8%	13,800,000	7.4%	—	0.0%
Forward Purchase Investors(4)	10,000,000	5.0%	10,000,000	5.3%	10,000,000	5.7%
Former Grindr unitholders(5)(6)	156,223,962	77.8%	156,223,962	83.6%	158,983,490	90.4%
Total	200,723,962	100.0%	186,923,962	100.0%	175,883,490	100.0%
(1)	Reflects 6,840,000 of founder shares held by the Sponsor and 60,000 founder shares held by independent directors that will convert into New Grindr Common Stock.
(2)
Excludes 18,560,000 of private placement warrants as the warrants are not expected to be in the money at Closing. Excludes 1,680,000 of private placement warrants available to be issued in the event the $1.7 million related party note disclosed in Tiga’s historical financial statements is converted to warrants upon Closing. The loan is expected to be repaid in cash in connection with the Closing as the conversion price is approximately 150% higher than the value of the warrants as of June 30, 2022.

(3)	Excludes 13,800,000 public warrants as the warrants are not expected to be in the money at Closing.
(4)
Reflects the sale and issuance of 10,000,000 shares of New Grindr Common Stock to certain investors through the A&R Forward Purchase Agreement at $10.00 per share and excludes the additional 5,000,000 redeemable warrants that will be issued in connection with the 10,000,000 shares of New Grindr Common Stock. We expect that prior to Closing, the Sponsor will assign its obligations under the Backstop Commitment and the Forward Purchase Commitment to San Vicente Parent LLC and Tiga will sell and issue 10,000,000 shares of New Grindr Common Stock and 5,000,000 redeemable warrants to San Vicente Parent LLC, or its assign. As part of the SV Consolidation, San Vicente Parent LLC will merge into Grindr and Grindr will assume the rights and remaining obligations of San Vicente Parent LLC under the A&R Forward Purchase Agreement, and be entitled to receive the shares of New Grindr Common Stock and redeemable warrants issuable thereunder.

(5)	Excludes 3,947,439, 3,947,439, and 4,017,166 shares of New Grindr Common Stock to be issued to the former Grindr unitholders for their historical option awards which will be converted at the same Exchange Ratio. Such additional shares would further increase the common stock ownership percentage of the Grindr unitholders and would dilute the share ownership of all other New Grindr shareholders in the no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively. In the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively, the former Grindr unitholders figures include 6,514,692, 6,514,692 and 6,511,512 shares of New Grindr Common Stock associated with the Series P share based compensation units described in “Beneficial Ownership of Securities”.
(6)
Reflects distributions to former Grindr unitholders of $287.8 million, $287.8 million and $259.5 million in the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively. Of that amount, $155.0 million is to be used to extinguish the remaining Deferred Payment as defined in “Unaudited Pro Forma Combined Financial Information” These distributions in all of the redemption scenarios include $4.5 million of unpaid distribution accrued for on the Grindr historical balance sheet. These distributions combined with the $78.8 million June 2022 distribution paid as disclosed in Note 9 of Grindr’s historical unaudited financial statements make up the total distribution as referenced in the Merger Agreement of $366.6 million, $366.6 million, and $338.3 million dividend in the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively.

(7)	Assumes redemptions of 13,800,000 Tiga Class A ordinary shares at approximately $10.40 per share in connection with the Business Combination.
(8)	Assumes maximum redemptions of 27,600,000 Tiga Class A ordinary shares at approximately $10.40 per share in connection with the Business Combination.
There are currently outstanding an aggregate of 13,800,000 public warrants and 18,560,000 private placement warrants to acquire New Grindr Common Stock. Each of New Grindr’ outstanding whole warrants is exercisable commencing 30 days following the Closing for one share of New Grindr Common Stock in accordance with its terms. Therefore, following the Business Combination and upon the conversion of New Grindr Common Stock warrants into warrants exercisable for New Grindr Common Stock pursuant to the Business Combination, if we assume that each outstanding whole warrant is exercised and one New Grindr Common Stock is issued as a result of such exercise, with payment to New Grindr of the exercise price of $11.50 per share, our fully-diluted share capital (subject to the assumptions in the preceding paragraph) would increase by a total of 32,360,000 shares, with approximately $372,140,000 paid to New Grindr to exercise the warrants.
Having a minority ownership interest in New Grindr may reduce the influence that Tiga’s current public shareholders have on the management of New Grindr.
New Grindr may issue additional shares of New Grindr Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.
New Grindr may issue additional shares of New Grindr Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.
New Grindr’s issuance of additional shares of New Grindr Common Stock or other equity securities of equal or senior rank could have the following effects:
•	your proportionate ownership interest will decrease;
•	the relative voting strength of each previously outstanding Tiga ordinary share will be diminished; or
•	the market price of our shares may decline.
The Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.
The Sponsor and Tiga’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Tiga’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
In the event that the Sponsor or Tiga’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (ii) to increase the likelihood of satisfaction of the Minimum Cash Condition or ensure that Tiga’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of Tiga Class A ordinary shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
The Sponsor and Tiga’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or Tiga’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of Class A Ordinary Shares) following our mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or Tiga’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and Tiga’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.
Any purchases by the Sponsor or Tiga’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and Tiga’s officers, directors and/or their affiliates will not make purchases of Tiga Class A ordinary shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
Tiga has no operating history and its results of operations and those of New Grindr may differ significantly from the Unaudited Pro Forma Financial Information included in this proxy statement/prospectus.
Tiga is a blank check company with no operating history or results.
This proxy statement/prospectus includes unaudited pro forma combined financial statements for New Grindr.
The unaudited pro forma combined statement of operations for the six months ended June 30, 2022 combines the historical unaudited statement of operations of Tiga for the six months ended June 30, 2022 and the historical unaudited condensed consolidated statement of operations of Grindr for the six months ended June 30, 2022 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma combined statement of operations for the year ended December 31, 2021 combines the historical audited statement of operations of Tiga for the year ended December 31, 2021 and the historical audited consolidated statement of operations of Grindr for the year ended December 31, 2021 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet as of June 30, 2022 combines the historical unaudited balance sheet of Tiga as of June 30, 2022 with the historical unaudited condensed consolidated balance sheet of Grindr as of June 30, 2022 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on June 30, 2022.
The unaudited pro forma combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of New Grindr. Accordingly,

New Grindr’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma combined financial statements included in this proxy statement/prospectus. For more information, please see the section entitled “Unaudited Pro Forma Combined Financial Information.”
The announcement of the proposed Business Combination could disrupt Grindr’s relationships with its clients, members, providers, business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed Business Combination, risks relating to the impact of the announcement of the Business Combination on Grindr’s business include the following:
•	its employees may experience uncertainty about their future roles, which might adversely affect;
•
clients, members, providers, business partners and other parties with which Grindr maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Grindr or fail to extend an existing relationship or subscription with Grindr; and

•	Grindr has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.
If any of the aforementioned risks were to materialize, they could lead to costs which may impact Grindr’s results of operations and cash available to fund its business.
Grindr’s financial forecasts, which were presented to the Tiga Board and are included in this proxy statement/prospectus, may not prove accurate.
In connection with the Business Combination, Tiga management presented certain forecasted financial information for Grindr to the Tiga Board, which was internally prepared and provided by Grindr, and adjusted by Tiga management to take into consideration the consummation of the Business Combination (assuming that no Tiga Class A ordinary shares are elected to be redeemed by Tiga shareholders), as well as certain adjustments that were appropriate in their judgment and experience. The forecasts were based on numerous variables and assumptions known to Grindr and Tiga at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Grindr or Tiga. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Grindr (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or as otherwise predictive of actual future events, and actual results may differ materially from the forecasts.
Tiga and Grindr have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Tiga if the Business Combination is not completed.
Tiga and Grindr expect to incur significant transaction and transition costs associated with the Business Combination and operating as a public company following the Closing. We and Grindr may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New Grindr following the Closing. Even if the Business Combination is not completed, Tiga currently expects to incur approximately $9.4 million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Tiga if the Business Combination is not completed.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of certain key personnel, including the key personnel of Grindr whom we expect to stay with the post-combination business following the Business Combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.
Our ability to successfully effect the Business Combination is dependent upon the efforts of our key personnel, including the key personnel of Grindr. Although some key personnel may remain with the post-combination business in senior management or advisory positions following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. We anticipate that some or all of the management of Grindr will remain in place.
Grindr’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Grindr’s officers could have a material adverse effect on Grindr’s business, financial condition, or operating results.
Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Tiga and Grindr. These uncertainties may impair our or Grindr’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, our or Grindr’s business could be harmed.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
New Grindr will be subject to income taxes in the United States, and its tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
•	changes in the valuation of our deferred tax assets and liabilities;
•	expected timing and amount of the release of any tax valuation allowances;
•	tax effects of stock-based compensation;
•	costs related to intercompany restructurings;
•	changes in tax laws, regulations or interpretations thereof; or
•
lower than anticipated future earnings in jurisdictions where New Grindr has lower statutory tax rates and higher than anticipated future earnings in jurisdictions where New Grindr has higher statutory tax rates.

In addition, New Grindr may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
Following the Closing, New Grindr’s only significant asset will be its ownership interest in the Grindr business and such ownership may not be sufficiently profitable or valuable to enable New Grindr to pay any dividends on New Grindr Common Stock or satisfy New Grindr’s other financial obligations.
Following the Closing, New Grindr will have no direct operations and no significant assets other than its ownership interest in the Grindr business. New Grindr will depend on the Grindr business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to New Grindr Common Stock. The earnings from, or other available assets of, the Grindr business may not be sufficient to pay dividends or make distributions or loans to enable Grindr to pay any dividends on New Grindr Common Stock or satisfy its other financial obligations.
This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to the Business Combination. Please see the sections titled “Tiga’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Grindr’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information.

Following the Closing, New Grindr may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New Grindr’s financial condition, results of operations and its stock price, which could cause you to lose some or all of your investment.
Although Tiga has conducted due diligence on the Grindr business, Tiga cannot assure you that this diligence was sufficient to surface, or allow the thorough evaluation of, all of the material issues that may be present in such business, that it would have been possible to uncover all material issues through a customary amount of due diligence, that Tiga properly evaluated and assessed the risks identified by such diligence and made appropriate determinations with respect thereto, or that factors outside of the Grindr business and/or outside of Tiga’s and Grindr’s control will not later arise and impair the value of Grindr. As a result of these factors, New Grindr may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges or otherwise suffer losses in respect of its investment in Grindr. Even if Tiga’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with Tiga’s preliminary risk analysis. If any of these risks materialize, or get worse, this could have a material adverse effect on New Grindr’s financial condition and results of operations and could contribute to negative market perceptions about our securities or New Grindr.
Accordingly, any of Tiga’s shareholders or warrant holders who choose to remain stockholders or warrant holders of New Grindr following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
A market for New Grindr’s securities may not continue, which would adversely affect the liquidity and price of New Grindr’s securities.
Tiga is currently a blank check company and there has not been a public market for Grindr Series X Ordinary Units or Grindr Series Y Preferred Units since it is a private limited liability company. Following the Business Combination, the price of New Grindr’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for New Grindr’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of New Grindr’s securities after the Business Combination can vary due to general economic conditions and forecasts, New Grindr’s general business condition and the release of New Grindr’s financial reports.
In the absence of a liquid public trading market:
•	you may not be able to liquidate your investment in shares of New Grindr Common Stock;
•	you may not be able to resell your New Grindr Common Stock at or above the price attributed to them in the Business Combination;
•	the market price of shares of New Grindr Common Stock may experience significant price volatility; and
•	there may be less efficiency in carrying out your purchase and sale orders.
Additionally, if New Grindr’s securities become delisted from the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of New Grindr’s securities may be more limited than if New Grindr was quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of New Grindr Common Stock may decline.
If the benefits of the Business Combination do not meet the expectations of investors, shareholders or securities analysts, the market price of New Grindr Common Stock following the Closing may decline. The market price of New Grindr Common Stock at the time of the Business Combination may vary significantly from the market price of Tiga’s Class A ordinary shares on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Tiga’s shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Grindr’s securities could contribute to the loss of all or part of your investment. Prior to the execution of the Merger Agreement, there was not a public market for stock relating to the Grindr business. Accordingly, the valuation ascribed to the Grindr business in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination.
The trading price of New Grindr Common Stock following the Business Combination may fluctuate substantially and may be lower than the current market price of Tiga’s Class A ordinary shares. This may be especially true for companies like ours with a small public float. If an active market for New Grindr’s securities develops and continues, the trading price of New Grindr’s securities following the Business Combination could be volatile and subject to wide fluctuations. The trading price of New Grindr Common Stock following the Business Combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond New Grindr’s control and may not be related to New Grindr’s operating performance. These fluctuations could cause you to lose all or part of your investment in New Grindr Common Stock since you might be unable to sell your shares at or above the price attributed to them in the Business Combination. Any of the factors listed below could have a material adverse effect on your investment in New Grindr’s securities and New Grindr’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Grindr’s securities may not recover and may experience a further decline.
Factors affecting the trading price of New Grindr securities following the Business Combination may include:
•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;
•	changes in the market’s expectations about our operating results;
•	the public’s reaction to our press releases, other public announcements and filings with the SEC;
•	speculation in the press or investment community;
•	actual or anticipated developments in New Grindr’s business, competitors’ businesses or the competitive landscape generally;
•	the operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;
•	operating and stock price performance of other companies that investors deem comparable to ours;
•	changes in laws and regulations affecting New Grindr’s business;
•	commencement of, or involvement in, litigation involving New Grindr;
•	changes in New Grindr’s capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of New Grindr Common Stock available for public sale;
•	any major change in the New Grindr Board or management;
•	sales of substantial amounts of New Grindr Common Stock by our directors, officers or significant shareholders or the perception that such sales could occur;
•	general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and
•	other risk factors listed under “Risk Factors.”
Broad market and industry factors may materially harm the market price of New Grindr’s securities irrespective of New Grindr’s operating performance. The stock market in general and the NYSE have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Grindr’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New Grindr’s could depress New Grindr’s stock price regardless of New Grindr’s business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of New Grindr Common Stock, regardless of New Grindr’s actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the Business Combination. A decline in the market price of New Grindr’s securities also could adversely affect New Grindr’s ability to issue additional securities and New Grindr’s ability to obtain additional financing in the future.
In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.
New Grindr’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to a variety of factors, some of which are beyond New Grindr’s control, resulting in a decline in New Grindr’s stock price.
Upon consummation of the Business Combination, the rights of holders of New Grindr Common Stock arising under the DGCL as well as the governing documents of New Grindr will differ from and may be less favorable to the rights of holders of Tiga Class A ordinary shares arising under Cayman Islands law as well as our current amended and restated memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of New Grindr Common Stock will arise under the governing documents of New Grindr as well as the DGCL. Those new governing documents and the DGCL contain provisions that differ in some respects from those in our current amended and restated memorandum and articles of association and Cayman Islands law and, therefore, some rights of holders of New Grindr Common Stock could differ from the rights that holders of Tiga Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that New Grindr becomes involved in costly litigation, which could have a material adverse effect on New Grindr.
In addition, there are differences between the new governing documents of New Grindr and the current governing documents of Tiga. The forms of the amended and restated certificate of incorporation of New Grindr and the Proposed Bylaws are attached as Annex H and Annex I, respectively, to this proxy statement/prospectus and we urge you to read them. Additionally, Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Business Combination.”
The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.
We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statement/prospectus. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (x) the last day of the fiscal year: (a) following November 27, 2025, the fifth anniversary of the initial public offering; (b) in which we have total annual gross revenue of at least $1.235 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of New Grindr Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (y) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS

Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We cannot predict if investors will find New Grindr Common Stock less attractive because we rely on these exemptions. If some investors find New Grindr Common Stock less attractive as a result, there may be a less active trading market for New Grindr Common Stock and our stock price may be more volatile.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.40 per share.
Our placing of funds in the trust account may not protect those funds from third party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.40 per public share initially held in the trust account, due to claims of such creditors.
Pursuant to that certain letter agreement, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.40 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.40 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our taxes, if any, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.40 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.
Lawsuits may be filed against Tiga or its directors and officers in connection with the Business Combination. Defending such lawsuits could require Tiga to incur significant costs and draw the attention of Tiga’s management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the transactions are consummated may adversely affect New Grindr’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed upon timeframe.
In connection with the Business Combination, five purported shareholders of Tiga have sent demand letters requesting that Tiga provide additional disclosures in an amendment to the registration statement filed in connection with the Business Combination. We believe that the allegations in the demand letters are meritless and no additional disclosure is required in such registration statement. No litigation has been filed in respect of these allegations and we are currently unable to reasonably determine the outcome or estimate any potential losses should any litigation be filed, and, as such, have not recorded a loss contingency. There is no material litigation, arbitration or governmental proceeding currently pending against Tiga or any members of our management team in their capacity as such.
If, after we distribute the proceeds in the trust account to our public shareholders, Tiga files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
As a result of the material weaknesses we identified in our internal controls over financial reporting, we may face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete the Business Combination.
Warrants will become exercisable for New Grindr Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
Outstanding warrants to purchase an aggregate of 32,600,000 shares of New Grindr Common Stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Grindr Common Stock will be issued, which will result in dilution to the holders of New Grindr Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Grindr Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Business Combination is consummated, the public warrants may never be in the money.”
We may be able to redeem the unexpired outstanding warrants prior to their exercise at a time and at a price that is disadvantageous to holders of warrants, thereby making their warrants worthless, and an exercise of a significant number of warrants could adversely affect the market price of New Grindr Common Stock.
We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of New Grindr Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. Tiga’s Class A Ordinary Shares have never traded above $18.00 per share.
In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of New Grindr Common Stock determined based on the redemption date and the fair market value of our New Grindr Common Stock.
Since the consummation of the initial public offering and the subsequent separate trading of the Tiga Class A ordinary shares, the last reported sale price of Tiga’s Class A ordinary shares has equaled or exceeded a Reference Value of $10.00 per share from time to time; however, we will not be entitled to redeem the warrants until the Reference Value equals or exceeds $10.00 per share at such time as such warrants are exercisable (i.e., the later of (i) the date that is thirty (30) days after the first date following the consummation of the Business Combination and (ii) the date that is twelve (12) months following the consummation of the initial public offering).

None of the private placement warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees; provided, that the private placement warrants may be redeemed in accordance with the warrant agreement (and must be redeemed, if the public warrants are being redeemed) if the Reference Value equals or exceeds $10.00 per share and does not equal or exceed $18.00 per share.
In the event we elect to redeem the outstanding warrants, we will fix a date for the redemption (the “Redemption Date”) and provide notice of the redemption to be mailed by first class mail, postage prepaid by New Grindr not less than thirty (30) days prior to the Redemption Date to the registered holders of the warrants (who will, in turn, notify the beneficial holders thereof).
The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.3611 shares of New Grindr Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
Following the Business Combination, New Grindr currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the New Grindr Board and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as the New Grindr Board deems relevant.
Tiga’s and Grindr’s ability to consummate the Business Combination, and the operations of New Grindr following the Business Combination, may be materially adversely affected by the recent COVID-19 pandemic or other public health emergencies, such as the 2022 monkeypox outbreak.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.” The COVID-19 pandemic has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus. While some of these measures have been relaxed over the past few months in various parts of the world, ongoing social distancing measures, and future prevention and mitigation measures, as well as the potential for some of these measures to be reinstituted in the event of repeat waves of the virus, are likely to have an adverse impact on global economic conditions and consumer confidence and spending, which may delay or prevent the consummation of the Business Combination, and the business of Grindr or New Grindr following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. While vaccines for COVID-19 are being, and have been developed, there is no guarantee that any such vaccine will be durable and effective consistent with current expectations. In addition, if any treatment or vaccine for the COVID-19 is ineffective or underutilized, any impact on Grindr or New Grindr may be prolonged.
The 2022 monkeypox outbreak has spread to many regions of the world, including the United States. The extent to which the monkeypox outbreak impacts Grindr or New Grindr’s business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge, if the outbreak is ultimately upgraded to a pandemic, and the actions to contain monkeypox or treat its impact, among others. As of August 2022, it is still classified as an outbreak by the World Health Organization, but this may be upgraded to a pandemic in the event of future spread of the disease. See “Risks Related to Grindr's Business—Risks Related to Grindr's Brand, Products and Services, and Operations—Our business and results of operations may be materially adversely affected by the recent COVID-19 pandemic, the 2022 monkeypox outbreak or other similar outbreaks” for details on the impact on Grindr's business from the COVID-19 pandemic and the 2022 monkeypox outbreak.
The parties will be required to consummate the Business Combination after the Merger Agreement has been entered into, even if Grindr, its business, financial condition and results of operations are materially affected by COVID-19 or other public health emergencies, such as the 2022 monkeypox outbreak. The disruptions posed by

COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Grindr is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Grindr’s ability to consummate the Business Combination and New Grindr’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Grindr and New Grindr may also incur additional costs due to delays caused by COVID-19 or other public health emergencies, which could adversely affect New Grindr’s financial condition and results of operations.
Because the market price of shares of Tiga Class A ordinary shares will fluctuate, the security holders of Grindr cannot be sure of the value of the Business Combination consideration they will receive.
Upon completion of the Business Combination, the market value of Tiga securities at the effective time of the Business Combination may vary significantly from their respective values on the date the Merger Agreement was executed or at other dates. Because the exchange ratio with respect to the shares of New Grindr Common Stock to be issued in the Business Combination is fixed and will not be adjusted to reflect any changes in the market value of shares of Tiga Class A ordinary shares, the market value of the shares of New Grindr Common Stock issued in connection with the Business Combination may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the exchange ratio. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of Tiga, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of Tiga.
The market price of shares of New Grindr Common Stock after the Business Combination may be affected by factors different from those currently affecting the price of shares of Tiga.
Upon completion of the Business Combination, Grindr’s security holders will become holders of shares of New Grindr Common Stock. Prior to the Business Combination, Tiga has had limited operations. Upon completion of the Business Combination, New Grindr’s results of operations will depend upon the performance of Grindr’s business, which is affected by factors that are different from those currently affecting the results of operations of Tiga.
Tiga may waive one or more of the conditions to the Business Combination.
Tiga may agree to waive, in whole or in part, one or more of the conditions to Tiga’s obligations to complete the Business Combination, to the extent permitted by Tiga’s Cayman Constitutional Documents and applicable laws. For example, it is a condition to Tiga’s obligations to close the Business Combination that Grindr have performed and complied in all material respects with the obligations required to be performed or complied with by Grindr under the Merger Agreement. However, if the Tiga Board determines that a breach of this obligation is not material, then the Tiga Board may elect to waive that condition and close the Business Combination. Please see the section entitled “The Merger Agreement—Closing Conditions” beginning on page 153 of this proxy statement/prospectus for additional information.
Termination of the Merger Agreement could negatively impact Tiga.
If the Business Combination is not completed for any reason, including as a result of Tiga shareholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Tiga may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Tiga would be subject to a number of risks, including the following:
•
Tiga may experience negative reactions from the financial markets, including negative impacts on its share price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•	Tiga will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and
•
since the Merger Agreement restricts the conduct of Tiga’s businesses prior to completion of the Business Combination, Tiga may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 144 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Tiga).

If the Merger Agreement is terminated and the Tiga Board seeks another business combination target, Tiga shareholders cannot be certain that Tiga will be able to find another acquisition target that would constitute a business combination or that such other business combination will be completed. See “The Merger Agreement—Termination; Effectiveness” beginning on page 155 of this proxy statement/prospectus. As of the date of this proxy statement/prospectus, Tiga has until November 27, 2022 to consummate a business combination. If Tiga does not complete the Business Combination with Grindr or another target business by November 27, 2022, Tiga must redeem its public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Tiga to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any).
Grindr will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees and other business participants may have an adverse effect on Grindr and consequently on Tiga. These uncertainties may impair Grindr’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause others that deal with Grindr to seek to change existing business relationships with Grindr. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty or a desire not to remain with the business, New Grindr’s business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Grindr from making certain expenditures and taking other specified actions without the consent of Tiga until the Business Combination occurs. These restrictions may prevent Grindr from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “The Merger Agreement—Covenants and Agreements” beginning on page 144 of this proxy statement/prospectus.
The Business Combination will result in changes to the New Grindr Board that may affect the strategy of New Grindr.
If the parties complete the Business Combination, the composition of the New Grindr Board will change from the current Tiga Board. The New Grindr Board will consist of nine (9) directors, as more fully set forth in this proxy statement/prospectus. The composition of the New Grindr Board may affect the business strategy and operating decisions of New Grindr upon the completion of the Business Combination.
Neither Tiga nor its shareholders will have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the consideration that is payable in the Mergers in the event that any of the representations and warranties made by Grindr in the Merger Agreement ultimately proves to be inaccurate or incorrect.
The representations and warranties contained in the Merger Agreement will not survive the completion of the Business Combination, and only the covenants and agreements that by their terms survive such time will do so. As a result, Tiga and its shareholders will not have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the consideration that is payable in the Mergers if any representation or warranty made by Grindr in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, our financial condition or results of operations could be adversely affected.
Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.
In its report on our financial statements for the period ending December 31, 2021, our independent registered public accounting firm included an explanatory paragraph expressing substantial doubt regarding our ability to continue as a going concern. A “going concern” opinion means, in general, that our independent registered public accounting firm has substantial doubt about our ability to continue our operations unless we complete a business combination within the terms as defined in our amended and restated memorandum and articles of association.

We currently intend to only complete one Business Combination with the proceeds of our initial public offering, which will cause us to be solely dependent on New Grindr’s business. This lack of diversification may negatively impact our operations and profitability.
We currently intend to only complete one Business Combination with the proceeds of our initial public offering. By completing our Business Combination with only a single entity our lack of diversification may subject us to numerous economic, competitive and regulatory risks. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success will be solely dependent upon the business and financial performance of Grindr.
This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to the Business Combination. See “—Risks Related to Grindr’s Business” for risks we may face as a result of consummating the Business Combination with New Grindr.
If the SEC adopts the proposed rules and regulations relating to, among other things, enhancing disclosures in business combination transactions involving SPACs, our ability to complete an initial business combination could be adversely and materially affected.
On March 30, 2022, the SEC issued certain proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; increasing the liability of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and modifying the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. These rules, if adopted, whether in the form proposed or in revised form, may increase the costs and time needed to negotiate and complete an initial business combination or impair our ability to complete an initial business combination, which may materially and adversely affect us.
Credit Suisse is unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying transactions contemplated by the Business Combination.
On October 25, 2022, Credit Suisse delivered the Credit Suisse Resignation Letter to the SEC pursuant to Section 11(b)(1) under the Securities Act indicating that, effective as of May 10, 2022, they had resigned from, or ceased or refused to act in, any capacity and relationship with respect to the Business Combination, and had disclaimed taking part in any preparation and any responsibility for any portion of information disclosed in this proxy statement/prospectus. Prior to that date, Credit Suisse had assisted Tiga with due diligence related to Grindr and, with all other members of the transaction working group, received preliminary drafts of the proxy statement/prospectus prepared by Tiga and Grindr and provided limited comments in the ordinary course. Previously, Credit Suisse had also assisted Tiga with diligence and structural analysis relating to an abandoned opportunity. Credit Suisse did not introduce any potential business combination opportunities to Tiga with which Tiga actively engaged.
We provided the Credit Suisse Resignation Disclosure to be included in this proxy statement/prospectus to Credit Suisse and requested confirmation that they agree with the Credit Suisse Resignation Disclosure. Following delivery of the Credit Suisse Resignation Disclosure to Credit Suisse, they have stated that they do not intend to review the Credit Suisse Resignation Disclosure. There can be no assurances that Credit Suisse agrees with the Credit Suisse Resignation Disclosure and no inference can be drawn to this effect.
Neither Tiga nor Grindr has formally engaged Credit Suisse to serve as an advisor in any capacity related to this Business Combination. Therefore, neither Tiga nor Grindr relied on Credit Suisse in the preparation and analysis of the materials, including projections, provided to the Tiga Board for use as a component of its overall evaluation of Grindr. Pursuant to the Credit Suisse Resignation Letter, Credit Suisse had disclaimed any responsibility for the contents of this proxy statement/prospectus.
While Credit Suisse did not provide any additional detail relating to the Credit Suisse Resignation in the Credit Suisse Resignation Letter to the SEC, such resignation may be an indication by Credit Suisse that it does not want to be associated with the disclosure in this proxy statement/prospectus or the underlying transactions contemplated by the Business Combination. However, neither Tiga nor Grindr will speculate about the reasons for the Credit Suisse

Resignation. In addition, pursuant to the CS Fee Waiver Letter, Credit Suisse has expressly waived all deferred underwriting commissions owed to them pursuant to the Underwriting Agreement. Credit Suisse has performed all their obligations under the Underwriting Agreement to obtain their fee and is therefore gratuitously waiving their right to be compensated. Such a resignation and, to the extent enforceable, fee waiver for services already rendered is unusual. As a result of the Credit Suisse Resignation and the CS Fee Waiver Letter, the transaction fees payable by Tiga will be reduced by an amount equal to the deferred underwriting commission attributable to Credit Suisse as reflected in the Unaudited Pro Forma Combined Financial Information. Shareholders should not place any reliance either on the participation of Credit Suisse in the initial public offering of Tiga prior to the Credit Suisse Resignation or on the Credit Suisse Resignation in respect of the transactions contemplated by this proxy statement/prospectus.
Risks Related to the Redemption
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Tiga prior to the consummation of the Business Combination.
You must tender your Tiga Class A ordinary shares in order to validly seek redemption at the extraordinary general meeting.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Tiga’s transfer agent or to deliver your Tiga ordinary shares (and/or share certificates (if any) and other redemption forms) to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your Tiga ordinary shares, in each case, by two business days prior to the extraordinary general meeting. The requirement for physical or electronic delivery by two business days prior to the extraordinary general meeting ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is approved. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.
Tiga does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of Tiga’s shareholders do not agree.
Tiga’s current amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that Tiga will not redeem public shares in an amount that would cause Tiga’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Merger Agreement provides that Tiga’s and Grindr’s respective obligations to consummate the Business Combination are conditioned on Tiga having at least $5,000,001 of net tangible assets as of Closing Date and the Minimum Cash condition being satisfied. As a result, Tiga may be able to complete the Business Combination even though a substantial portion of public shareholders do not approve the Business Combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by Tiga or the persons described above have been entered into with any such investor or holder. Tiga will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination proposal or the other proposals (as described in this proxy statement/prospectus) at the extraordinary general meeting.
In the event that the aggregate cash consideration that Tiga would be required to pay for all Tiga Class A ordinary shares that are validly submitted for redemption, plus any amount required to satisfy the foregoing cash condition pursuant to the terms of the Merger Agreement, exceeds the aggregate amount of cash available to Tiga, Tiga may not complete the Business Combination or redeem any shares, all Tiga Class A ordinary shares submitted for redemption will be returned to the holders thereof and Tiga may instead search for an alternate business combination.
Based on the amount of approximately $289.2 million in Tiga’s trust account as of October 17, 2022, the record date for the extraordinary general meeting, and taking into account the anticipated gross proceeds of the Forward Purchase Commitment and the Backstop Commitment, if any, and assuming that Grindr will have $33.1 million in freely available cash at the Closing, 100% of Tiga Class A Ordinary Shares may be redeemed and still enable Tiga to have sufficient cash to satisfy the closing condition under the Merger Agreement. We refer to this as the “maximum redemption scenario.”

Public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.
A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Tiga Class A ordinary shares included in the units sold in the initial public offering unless such shareholder first obtains Tiga’s prior consent. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Tiga will require each public shareholder seeking to exercise redemption rights to certify to Tiga whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Tiga at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Tiga makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Tiga’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Tiga if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Tiga consummates the Business Combination without the prior consent of Tiga. As a result, you may continue to hold that number of shares aggregating to more than 15% of the shares sold in the initial public offering and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Tiga cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of shares of New Grindr Common Stock will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Tiga’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, Tiga’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.
We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of Tiga might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
Shareholders of Tiga who wish to redeem their Tiga Class A ordinary shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Tiga Class A ordinary shares for a pro rata portion of the funds held in the trust account.
Shareholders electing to redeem their Tiga Class A ordinary shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Tiga—Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.
If, despite Tiga’s compliance with the proxy rules, a shareholder fails to receive Tiga proxy materials, such shareholder may not become aware of the opportunity to redeem its Tiga Class A ordinary shares. In addition, the proxy materials that Tiga is furnishing to public shareholders of Tiga’s Class A ordinary shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Tiga Class A ordinary shares. In the event that a shareholder fails to comply with these procedures, its Tiga Class A ordinary shares may not be redeemed.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption of the holders of New Grindr Common Stock.
There is uncertainty regarding the U.S. federal income tax consequences to holders of New Grindr Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and includes (i) whether the redemption is treated as a distribution from New Grindr, which would be taxable in the same manner that distributions are taxed, or as a sale, which would be taxable as capital gain or loss, and (ii) whether capital gain, if any, is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain or loss, will depend largely on whether the holder owns (or is deemed to own) any shares of New Grindr Common Stock following the redemption, and if so, the total number of shares of New Grindr Common Stock held by the holder both before and after the redemption relative to all shares of New Grindr Common Stock outstanding both before and after redemption. The redemption generally will be treated as sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest of New Grindr or (ii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any proceeds from the redemption as a distribution potentially giving rise to dividend income or sale proceeds treated as capital gain. See the section entitled “U.S. Federal Income Tax Considerations.”
A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our shares.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax.
The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination or otherwise, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with a business combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, (ii) the structure of the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of the business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by us and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined.
We may not have sufficient funds to satisfy indemnification claims of the underwriters involved in the initial public offering or their respective directors and executive officers pursuant to the Underwriting Agreement.
Under the terms of the Underwriting Agreement, Tiga agreed to indemnify and hold harmless the underwriters involved in the initial public offering and their respective officers, directors, employees and agents from and against any losses and claims arising in any manner out of or inconnection with the services that such underwriters provided to Tiga thereunder. See “Summary of the Proxy Statement/Prospectus—Recent Developments.” Accordingly, if any claims, litigation, disputes or other legal proceedings are brought by third parties against an underwriter in relation to the services it provided to Tiga, Tiga may be found liable for or reimburse such underwriter for the losses and costs it incurs unless the losses and costs are finally judicially determined to have resulted from the gross negligence or willful misconduct of such underwriter or its officers, directors, employees and agents. There can be no assurance that Tiga would have sufficient funds to satisfy such indemnification claims or that after satisfying such indemnification claims, Tiga would have sufficient funds to satisfy the Minimum Cash Condition in order to consummate the Business Combination under the Merger Agreement.

Risks Related to the Consummation of the Domestication
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to New Grindr after the consummation of the Business Combination.
The Domestication may result in adverse tax consequences for holders of Tiga Class A ordinary shares and warrants, including holders exercising their redemption rights with respect to the Tiga Class A ordinary shares.
Tiga intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, i.e., an “F Reorganization.” Milbank LLP will deliver an opinion that the Domestication will qualify as an F Reorganization. The form of such opinion is filed by amendment as Exhibit 5.2 to the registration statement of which this proxy statement/prospectus forms a part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) of Tiga Class A ordinary shares or warrants generally would recognize gain or loss with respect to its Tiga Class A ordinary shares or warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of New Grindr received in the Domestication and the U.S. Holder’s adjusted tax basis in its Tiga Class A ordinary shares or warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to Tiga Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) may become subject to withholding tax on any amounts treated as dividends paid on New Grindr Common Stock after the Domestication.
Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose Tiga Class A ordinary shares have an aggregate fair market value of less than $50,000 and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of Tiga shares entitled to vote and less than 10% of the total value of all classes of Tiga shares generally will not recognize any gain or loss and will not be required to include any part of Tiga’s earnings in income as a result of the Domestication. A U.S. Holder whose Tiga Class A ordinary shares have an aggregate fair market value of $50,000 or more and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of Tiga shares entitled to vote and less than 10% or more of the total value of all classes of Tiga shares, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Tiga Class A ordinary shares for New Grindr Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by Tiga the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Tiga Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Tiga shares entitled to vote or 10% or more of the total value of all classes of Tiga stock, generally will be required to include in income as a deemed dividend deemed paid by Tiga the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Tiga Class A ordinary shares held directly by such U.S. Holder as a result of the Domestication.
Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Tiga Warrants for newly issued New Grindr Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Tiga believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Tiga Class A ordinary shares to recognize gain under the PFIC rules on the exchange of Tiga Class A ordinary shares for New Grindr Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Tiga Class A ordinary shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges Tiga Warrants for newly issued New Grindr Warrants; currently, however, the elections mentioned above do not apply to Tiga Warrants (for discussion regarding the unclear application of the PFIC rules to Tiga Warrants, see the section entitled “U.S. Federal Income Tax Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Tiga. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Upon consummation of the Business Combination, the rights of holders of New Grindr Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Tiga Class A ordinary shares arising under Cayman Islands law as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of New Grindr Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and Cayman Islands law and, therefore, some rights of holders of New Grindr Common Stock could differ from the rights that holders of Tiga Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that New Grindr becomes involved in costly litigation, which could have a material adverse effect on New Grindr.
In addition, there are differences between the new organizational documents of New Grindr and the current constitutional documents of Tiga. The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Grindr are attached as Annex H and Annex I, respectively, to this proxy statement/prospectus and we urge you to read them.
Delaware law and New Grindr’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of New Grindr Common Stock. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the current members of the New Grindr Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:
•
the ability of the New Grindr Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without shareholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the New Grindr Proposed Certificate of Incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority shareholders to elect director candidates;
•	the limitation of the liability of, and the indemnification of, New Grindr’s directors and officers;
•
the ability of the New Grindr Board to amend the bylaws, which may allow the New Grindr Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

•
advance notice procedures with which shareholders must comply to nominate candidates to the New Grindr Board or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or extraordinary general meetings of shareholders and delay changes in the New Grindr Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Grindr;
•	providing that the New Grindr Board is expressly authorized to make, alter or repeal the Proposed Bylaws;
•	the removal of the directors of the New Grindr Board by its shareholders with or without cause;
•	the ability of the New Grindr Board to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances;
•
the Proposed Certificate of Incorporation will prohibit, subject to the rights of the holders of shares of preferred stock permitting the holders of such series of preferred stock to call a special general meeting of the holders of such series the New Grindr shareholders to call a special general meeting of the shareholders;

•
the Proposed Certificate of Incorporation will prohibit, subject to the rights of the holders of shares of preferred stock to act by written consent, any shareholders from taking any action by written consent;

•
that certain provisions may be amended only by the affirmative vote of holders of at least 66 2/3% of the shares of the outstanding capital stock entitled to vote generally in the election of New Grindr directors; and

•
pursuant to the business combination provisions in the Certificate of Incorporation, New Grindr will be prevented, under certain circumstances, from engaging in a “business combination” with (i) a shareholder who owns 15% or more of New Grindr’s outstanding voting stock (otherwise known as an “interested shareholder”), (ii) an affiliate of an interested shareholder or (iii) an associate of an interested shareholder, in each case, for three years following the date that such shareholder became an interested shareholder (in each case, subject to certain exceptions).

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Grindr Board or management.
The provisions of the Proposed Certificate of Incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
New Grindr’s Proposed Certificate of Incorporation provides that, unless New Grindr consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of New Grindr; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Grindr or any shareholder to New Grindr or New Grindr’s shareholders; (C) any action or proceeding asserting a claim against New Grindr or any current or former director, officer or other employee of New Grindr or any shareholder arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against New Grindr or any director, officer or other employee of New Grindr or any shareholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless New Grindr consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint.

These provisions may have the effect of discouraging lawsuits against New Grindr’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against New Grindr, a court could find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in such action.
Risks If the Adjournment Proposal Is Not Approved
If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the Closing, the Tiga Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.
The Tiga Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, Tiga is unable to consummate the Business Combination. If the Adjournment Proposal is not approved, the Tiga Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Adjournment Proposal. In such events, the Business Combination would not be completed.
Additional Risks Related to Ownership of New Grindr Common Stock Following the Business Combination and New Grindr Operating as a Public Company
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to New Grindr after the consummation of the Business Combination.
We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.
As a public company, New Grindr will incur significant legal, accounting and other expenses that Grindr does not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and NYSE, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and results of operations. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations. We expect that compliance with these requirements will increase New Grindr’s legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that New Grindr’s management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when New Grindr is no longer an emerging growth company. We are in the process of hiring additional accounting personnel and, as a public company, may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.
We also expect that operating as a public company will make it more expensive for New Grindr to obtain director and officer liability insurance, and New Grindr may be required to accept reduced coverage or incur substantially higher costs to obtain same or similar coverage. This could also make it more difficult for New Grindr to attract and retain qualified people to serve on its board of directors, board committees or as executive officers.
NYSE may not list New Grindr’s securities on its exchange, which could limit investors’ ability to make transactions in New Grindr’s securities and subject New Grindr to additional trading restrictions.
In connection with the Business Combination, in order to continue to obtain the listing of New Grindr’s securities on NYSE, New Grindr will be required to demonstrate compliance with NYSE’s initial listing requirements, which are more rigorous than NYSE’s continued listing requirements. We will apply to have New Grindr’s securities listed on NYSE upon consummation of the Business Combination. We cannot assure you that New Grindr will be able to meet all initial listing requirements. Even if New Grindr’s securities are listed on NYSE, New Grindr may be unable to maintain the listing of its securities in the future.

If, in connection with or after the Business Combination, New Grindr fails to meet the initial listing requirements or maintain the listing, and if NYSE or another national securities exchange does not list its securities on its exchange, New Grindr shareholders could face significant material adverse consequences, including:
•	a limited availability of market quotations for New Grindr securities;
•	reduced liquidity for New Grindr’s securities;
•
a determination that New Grindr Common Stock is a “penny stock” which will require brokers trading New Grindr Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Grindr securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New Grindr’s securities were not listed on the NYSE, such securities would not qualify as covered securities and New Grindr would be subject to regulation in each state in which it offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.
The price of New Grindr’s securities may be volatile.
Upon consummation of the Business Combination, the price of New Grindr’s securities may fluctuate due to a variety of factors, including:
•	changes in the industry in which New Grindr operates;
•	the success of competitive services or technologies;
•	developments involving New Grindr’s competitors;
•	regulatory or legal developments in the United States and other countries;
•	developments or disputes concerning our intellectual property or other proprietary rights;
•	the recruitment or departure of key personnel;
•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
•	variations in our financial results or those of companies that are perceived to be similar to us;
•
general economic, industry and market conditions, such as the effects of the COVID-19 pandemic, recissions, interest rates, inflation, international currency fluctuations, political instability and acts of war or terrorism; and

•	the other factors described in this “Risk Factors” section.
These market and industry factors may materially reduce the market price of New Grindr Common Stock regardless of the operating performance of New Grindr, including the Grindr businesses acquired in the Business Combination.
Future resales of New Grindr Common Stock after the consummation of the Business Combination may cause the market price of New Grindr securities to drop significantly, even if New Grindr’s business is doing well.
Pursuant to the A&R Registration Rights Agreement, after the consummation of the Business Combination, the Sponsor will be contractually restricted from selling or transferring any of its shares of New Grindr Common Stock (the “Lock-up Shares”), other than (i) any transfer to an affiliate of a holder, (ii) distribution to profit interest holders or other equity holders in such holder or (iii) as a pledge in a bona fide transaction to third parties as collateral to secure obligations under lending arrangements with third parties. Such restrictions begin at Closing and end on the date that is 12 months after the Closing.
However, following the expiration of such lockup, the Sponsor will not be restricted from selling shares of New Grindr stock held by them, other than by applicable securities laws. Additionally, neither the Forward Purchase

Investors nor the Grindr unitholders party to the A&R Registration Rights Agreement will be restricted from selling any of their shares of New Grindr Common Stock following the closing of the Business Combination. As such, sales of a substantial number of shares of New Grindr Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Grindr Common Stock. The shares held by Sponsor may be sold after the expiration of the applicable lock-up period under the A&R Registration Rights Agreements. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New Grindr’s share price or the market price of New Grindr Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
In addition, New Grindr may issue additional shares of New Grindr Common Stock or other equity securities without the approval of investors, which would reduce investors’ proportionate ownership interests and may depress the market price of New Grindr Common Stock.
New Grindr may be subject to securities litigation, which is expensive and could divert management attention.
The market price of New Grindr securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. New Grindr may be the target of this type of litigation in the future. Securities litigation against New Grindr could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
Reports published by analysts, including projections in those reports that differ from New Grindr’s actual results, could adversely affect the price and trading volume of New Grindr Common Stock.
Securities research analysts may establish and publish their own periodic projections for New Grindr following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results New Grindr actually achieves. New Grindr’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on New Grindr downgrades New Grindr’s stock or publishes inaccurate or unfavorable research about New Grindr’s business, New Grindr’s share price could decline. If one or more of these analysts ceases coverage of New Grindr or fails to publish reports on New Grindr regularly, New Grindr’s securities price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of New Grindr, the market price and volume for New Grindr’s securities could be adversely affected.
New Grindr does not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, New Grindr currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the New Grindr Board and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant. As a result, you may not receive any return on an investment in New Grindr Common Stock unless you sell New Grindr Common Stock for a price greater than that which you paid for it.

EXTRAORDINARY GENERAL MEETING OF TIGA
General
Tiga is furnishing this proxy statement/prospectus to Tiga’s shareholders as part of the solicitation of proxies by the Tiga Board for use at the extraordinary general meeting of Tiga to be held on    , and at any adjournment or postponement thereof. This proxy statement/prospectus provides Tiga’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held at Milbank LLP, 55 Hudson Yards, New York, NY 10001 and virtually via live webcast at 9:30 a.m. Eastern Time, on    . The extraordinary general meeting can be accessed by visiting visiting www.virtualshareholdermeeting.com/TINV2022SM, where you will be able to listen to the meeting live and vote during the meeting. Please have your Control Number, which can be found on your proxy card, to join the extraordinary general meeting.
For the purposes of the articles of association of the company, the physical place of the meeting will be Milbank LLP, 55 Hudson Yards, New York, NY 10001.
Purpose of the Tiga Extraordinary General Meeting
At the extraordinary general meeting, Tiga is asking holders of Tiga’s ordinary shares to consider and vote upon:
•
a proposal to approve by ordinary resolution and adopt the Merger Agreement. The Merger Agreement provides for, among other things, the merger of Merger Sub I with and into Grindr, with Grindr surviving the First Merger as a wholly owned subsidiary of Tiga, and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of such Surviving Company with and into Merger Sub II, with Merger Sub II being the surviving entity of the Second Merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

•
a proposal to approve by special resolution, the change of Tiga’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Please see the section entitled “Proposal No. 2—The Domestication Proposal”;

•
a proposal to approve by special resolution and adopt the proposed new certificate of incorporation and the proposed new bylaws of Tiga Acquisition Corp., a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the DGCL, and the change of name of the Company from Tiga Acquisition Corp. to Grindr Inc. in connection with the Business Combination. Please see the section entitled “Proposal No. 3—The Organizational Documents Proposal”;

•
a non-binding advisory basis by ordinary resolution, certain material differences between Tiga’s amended and restated memorandum and articles of association and the Proposed Certificate of Incorporation and Proposed Bylaws, presented separately in accordance with the United States Securities and Exchange Commission requirements. Please see the section entitled “Proposal No. 4—The Governance Proposal”;

•
a proposal to approve by ordinary resolution of the holders of Tiga Class B ordinary shares the election of nine (9) directors who, upon consummation of the Business Combination, will be the directors of the New Grindr Board. Each director shall be nominated for a one (1) year term to be elected at the subsequent annual meeting of shareholders following the effectiveness of the Proposed Certificate of Incorporation. At each succeeding annual meeting of the shareholders of New Grindr, beginning with the first annual meeting of the shareholders of New Grindr following the effectiveness of the Proposed Certificate of Incorporation, each of the successors elected to replace the directors whose term expires at that annual meeting shall be elected for a one-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Please see the section entitled “Proposal No. 5—The Director Election Proposal”;

•
a proposal to approve by ordinary resolution, for the purposes of complying with the application provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of New Grindr Common Stock to Grindr’s members pursuant to the Merger Agreement. Please see the section entitled “Proposal No. 6—The Stock Issuance Proposal”;

•	a proposal to approve by ordinary resolution, the 2022 Equity Incentive Plan. Please see the section entitled “Proposal No. 7—The Incentive Plan Proposal”; and
•
a proposal by ordinary resolution to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting. Please see the section entitled “Proposal No. 8—The Adjournment Proposal.”

The Business Combination Proposal, The Domestication Proposal, The Organizational Documents Proposal and the Stock Issuance Proposal (the “Condition Precedent Proposals”) are each cross-conditioned on the approval of the others. The Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals.
Recommendation of the Tiga Board
The Tiga Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Tiga’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
When you consider the Tiga Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Tiga shareholder shareholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The Tiga Board was aware of these interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to the Tiga shareholders that they vote “FOR” the proposals presented at the extraordinary general meeting.
Record Date; Persons Entitled to Vote
Tiga has fixed the close of business on October 17, 2022, as the record date for determining Tiga shareholder shareholders entitled to notice of and to attend and vote at the extraordinary general meeting. As of the close of business on the record date, there were Tiga ordinary outstanding and entitled to vote. Each Tiga ordinary share is entitled to one vote per share at the extraordinary general meeting.
Quorum
The presence at the extraordinary general meeting by attendance in person via the virtual meeting website or by proxy, of the holders of a majority of the Tiga outstanding ordinary shares as of the record date entitled to vote constitutes a quorum at the extraordinary general meeting. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
Vote Required
•
Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Organization Documents Proposal: The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Governance Proposal: The Governance Proposal is constituted of non-binding advisory proposals, and requires an ordinary resolution under the Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution of the holders of Tiga Class B ordinary shares under Cayman Islands law, being the affirmative vote of holders of a majority of the Tiga Class B ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The Condition Precedent Proposals are each cross-conditioned on the approval of the others. The Director Election Proposal and the Incentive Plan Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The Governance Proposal is constituted of non-binding advisory proposals.
Effect of Abstentions and Broker Non-Votes
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the shareholders at the extraordinary general meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the extraordinary general meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”
Broker non-votes will be counted as present for the purposes of determining the existence of a quorum, but will not be counted for purposes of determining the number of votes cast at the extraordinary general meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Voting Your Shares
Each Tiga ordinary share that you own in your name entitles you to one vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your Tiga ordinary shares at the extraordinary general meeting:
•
You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•
You can attend the extraordinary general meeting in person or via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the extraordinary general meeting by visiting the website www.virtualshareholdermeeting.com/TINV2022SM. You will need your control number for access. Instructions on how to attend and participate at the extraordinary general meeting are available at www.virtualshareholdermeeting.com/TINV2022SM.

However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Tiga can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•	you may send another proxy card with a later date;
•	you may notify Tiga’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or
•	you may attend the extraordinary general meeting, revoke your proxy, and vote at the extraordinary general meeting, as indicated above.
Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of Tiga, you may call Morrow Sodali, Tiga’s proxy solicitor, at (800) 662-5200 (toll-free) or Tiga at (312) 239-8675.
Redemption Rights
Pursuant to our current amended and restated memorandum and articles of association, public shareholders may seek to redeem their shares for cash, regardless of whether they vote “for” or “against” the Business Combination Proposal or vote at all. Any shareholder holding public shares as of the record date may demand that Tiga redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $10.48 per share as of October 17, 2022 the record date for the extraordinary general meeting), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly and timely seeks redemption as described in this section and the Business Combination is consummated, New Grindr will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a public shareholder, together with any affiliate such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the prior consent of Tiga.

The Sponsor has agreed, for no consideration, not to exercise redemption rights with respect to any ordinary shares of Tiga owned by them in connection with the Business Combination.
Public shareholders may demand redemption by delivering their share certificates physically or their shares electronically (and any other redemption forms) using Depository Trust Company’s DWAC System, to Tiga’s transfer agent no later than two business days prior to the vote at the extraordinary general meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public ordinary shares, may not be withdrawn once submitted to Tiga unless the Tiga Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a public shareholder delivered its certificate and any other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If the Business Combination is not approved or completed for any reason (including because the minimum available cash condition has not been met as a result of redemptions), then Tiga’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, Tiga will promptly return any shares or share certificates (if applicable) delivered by public shareholders. Additionally, if Tiga would be left with less than $5,000,001 of net tangible assets as a result of the public shareholders properly and timely demanding redemption of their shares for cash, Tiga will not be able to consummate the business combination.
The closing price of Tiga’s Class A ordinary shares on October 17, 2022, the record date for the extraordinary general meeting, was $10.40 per share. The cash held in the trust account on such date was approximately $289.2 million ($10.48 per public share). Prior to exercising redemption rights, shareholders should verify the market price of Tiga’s ordinary shares as they may receive higher proceeds from the sale of their Tiga’s ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Tiga cannot assure its shareholders that they will be able to sell their ordinary shares of Tiga in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a public shareholder exercises its redemption rights, then it will be exchanging its shares of New Grindr for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly and timely demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your share certificate (either physically or electronically) and other redemption forms to Tiga’s transfer agent no later than two business days prior to the vote at the extraordinary general meeting, and the Business Combination is Consummated.
Dissenters’ Rights
The holders of Tiga shares will not have dissenters’ rights under Cayman Islands law in connection with the Mergers as Tiga is not a constituent company of the Mergers. The holders of Tiga units or warrants will not have appraisal rights in connection with the Mergers.
Proxy Solicitation Costs
Tiga is soliciting proxies on behalf of the Tiga Board. This solicitation is being made by mail. Tiga and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Tiga will bear the cost of the solicitation.
Tiga has hired Morrow Sodali to assist in the proxy solicitation process. Tiga will pay that firm a fee of $30,000 plus disbursements. Such payment will be made from non-trust account funds.

Tiga will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Tiga will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL
Tiga is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. Tiga shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. In addition, a copy of the Merger Agreement Amendment No. 1 is attached to this proxy statement/prospectus as Annex A-1. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
Because Tiga is holding a shareholder vote on the Mergers, Tiga may consummate the Mergers only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. In addition, a copy of the Merger Agreement Amendment No. 1 is attached to this proxy statement/prospectus as Annex A-1. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Mergers.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Tiga, Grindr or any other matter.
Structure of the Mergers
On May 9, 2022, Tiga entered into the Merger Agreement with Merger Sub I and Grindr, which was subsequently amended on October 5, 2022 in accordance with the Merger Agreement Amendment No. 1, by and among Tiga, Merger Sub I, Merger Sub II and Grindr, pursuant to which, among other things, following the Domestication, (i) Merger Sub I will merge with and into Grindr, the separate corporate existence of Merger Sub I will cease and Grindr will be the surviving company and a wholly owned subsidiary of Tiga, (ii) as soon as practicable following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Company will merge with and into Merger Sub II, the separate corporate existence of such Surviving Company will cease and Merger Sub II will be the surviving entity and a wholly owned subsidiary of Tiga and (iii) Tiga will change its name to Grindr, Inc.
Prior to and as a condition of the Mergers, pursuant to the Domestication, Tiga will change its jurisdiction of incorporation by effecting a deregistration under the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Tiga’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “The Domestication Proposal.”
Consideration
Aggregate Merger Stock Consideration
The total number of shares of New Grindr Common Stock to be received by Grindr’s unitholders or reserved for issuance to holders of New Grindr Options will be equal to (x) the quotient obtained by dividing (i) the sum of

(a) the Grindr Valuation plus (b) the aggregate exercise price of all in-the-money Grindr Options that are issued and outstanding immediately prior to the Effective Time by (ii) $10.00, plus (y) the number of forward purchase shares and backstop shares received by Grindr or which Grindr is entitled to receive under the A&R Forward Purchase Agreement.
Aggregate Merger Warrant Consideration
The total number of shares of New Grindr Common Stock to be received by Grindr’s unitholders or reserved for issuance to holders of New Grindr Warrants will be equal to and on the same terms as the forward purchase warrants and backstop warrants received by Grindr or which Grindr is entitled to receive under the A&R Forward Purchase Agreement (the “Aggregate Merger Warrant Consideration”).
Treatment of Grindr Units
At the Effective Time, by virtue of the First Merger and without any action on the part of any holder of Grindr Units, each Grindr Unit that is issued and outstanding immediately prior to the Effective Time (other than any Grindr Units subject to Grindr Options or any Grindr Units subject to Grindr Warrants), shall be cancelled and converted into the right to receive a number of shares of New Grindr Common Stock equal to the Exchange Ratio. Accordingly, each holder of Grindr Units as of immediately prior to the Effective Time shall be entitled to receive the applicable portion of the Aggregate Merger Stock Consideration equal to (A) the Exchange Ratio, multiplied by (B) the number of Grindr Units held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.
Treatment of Grindr Options
As of the Effective Time, each Grindr Option that is then outstanding and unexercised shall be converted into the right to receive New Grindr Options relating to shares of New Grindr Common Stock upon substantially the same terms and conditions as are in effect with respect to such Grindr Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that (i) such New Grindr Option shall relate to that whole number of shares of New Grindr Common Stock (rounded down to the nearest whole share) equal to the number of Grindr Units subject to such Grindr Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such New Grindr Option shall be equal to the exercise price per unit of such Grindr Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent).
Treatment of Grindr Warrants
As of the Effective Time, each Grindr Warrant that is outstanding immediately prior to the Effective Time shall be converted into the right to receive its pro rata share of the Aggregate Merger Warrant Consideration.
Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Mergers (the “Closing”) will take place at 10:00 a.m., New York Time, on the date that is two (2) business days after the first date on which all conditions set forth in the Merger Agreement shall have been satisfied or, to the extent legally permissible, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent legally permissible, waiver thereof) or such other time and place as Tiga and Grindr may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
Representations and Warranties
The Merger Agreement contains representations and warranties of Tiga, Merger Sub I and Grindr, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “Business Combination Proposal— Material Adverse Effect” below. The representations and warranties of Tiga are also qualified by information included in Tiga’s public filings filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Grindr
Grindr has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Grindr and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Grindr benefit plans, employment and labor relations, taxes, brokers’ fees, insurance, licenses, equipment and other tangible property, real property, intellectual property, data protection, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, vendors, customers, government contracts and no additional representations or warranties.
The representations and warranties of Grindr identified as fundamental under the terms of the Merger Agreement are those made pursuant to: the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of the Company), Section 4.7 of the Merger Agreement (Capitalization of Subsidiaries) and Section 4.16 of the Merger Agreement (Brokers’ Fees) (collectively, the “Grindr Fundamental Representations”).
Representations and Warranties of Tiga, Merger Sub I
Tiga and Merger Sub I have made representations and warranties relating to, among other things, company organization, no substantial government ownership interest, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, stock market quotation, proxy statement/registration statement, no outside reliance, fairness opinion, no additional representations or warranties, employees and Section 280G of the Internal Revenue Code of 1986, as amended.
The representations and warranties of Tiga identified as fundamental under the terms of the Merger Agreement are those made pursuant to the first and second sentences of Section 5.1 of the Merger Agreement (Company Organization), Section 5.3(a) of the Merger Agreement (Due Authorization), Section 5.13 of the Merger Agreement (Capitalization of Acquiror) and Section 5.14 of the Merger Agreement (Brokers’ Fees) (collectively, the “Tiga Fundamental Representations”).
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Grindr are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of Tiga are qualified in whole or in part by a material adverse effect on the ability of Tiga to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to Grindr and its subsidiaries, (“Grindr Material Adverse Effect”) means any condition, change, event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that, individually or in the aggregate with all other Events, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of Grindr and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to prevent or materially delay, impair or impede the ability of Grindr to consummate the Mergers and the transactions contemplated thereby.
However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Grindr Material Adverse Effect” pursuant to clause (i) above:
(a)	any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(b)	any change in interest rates or economic, political, business or financial market conditions generally;
(c)	the taking of any action required by the Merger Agreement;
(d)
any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including, for the avoidance of doubt, COVID-19) or change in climate (including any effect directly resulting from, directly arising from or otherwise directly related to such natural disaster, pandemic, or change in climate);

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;
(f)
any failure of Grindr to meet any projections or forecasts (provided that this clause will not prevent any Event not otherwise excluded from this definition of Grindr Material Adverse Effect underlying such failure to meet projections or forecasts from being taken into account in determining if a Grindr Material Adverse Effect has occurred or would reasonably be expected to occur);

(g)	any Events generally applicable to the industries or markets in which Grindr and its subsidiaries operate;
(h)
the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in the scope of, or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Grindr and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the corresponding condition to Closing); or

(i)	any action taken by, or at the written request of, Tiga or Merger Sub I.
Any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Grindr Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of Grindr and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Grindr and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Grindr and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Grindr and its subsidiaries conduct their respective operations.
Covenants and Agreements
Grindr has made covenants relating to, among other things, conduct of business, purchase agreement, inspection, preparation and delivery of certain audited and unaudited financial statements and affiliate agreements.
Tiga has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, listing, the extension of Tiga’s deadline to complete a business combination, Tiga’s conduct of business, post-closing directors and officers, domestication, indemnification and insurance, Tiga SEC filings, Backstop Commitment and Forward Purchase Commitment and shareholder litigation.
Conduct of Business by Grindr
Grindr has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except (i) as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined in the Merger Agreement), (ii) as required by law, (iii) as consented to by Tiga in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), (iv) as required to comply with COVID-19 Measures (as defined in the Merger Agreement) or (v) in connection with any commercially reasonable action taken or not taken by Grindr or any of its subsidiaries in good faith to mitigate the risk to Grindr or any of its subsidiaries as a result of adverse changes arising after the date hereof in respect of COVID-19 (in each case of clause (iv) and/or clause (v), but only to the extent reasonable and prudent in light of the business of Grindr and its subsidiaries and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures), operate the business of Grindr in the ordinary course, maintain its relationship with key customers and suppliers, and continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and doubtful receivables and manage inventory, assets, properties and goodwill, in each case, consistent with past practice.

During the Interim Period, Grindr has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement or the Ancillary Agreements as required by law, as required to comply with COVID-19 Measures or in connection with any commercially reasonable action taken by Grindr or any of its subsidiaries in good faith to mitigate the risk to the Grindr or any of its subsidiaries as a result of adverse changes arising after the date hereof in respect of COVID-19 (in each case only to the extent reasonable and prudent in light of the business of the Grindr and its subsidiaries and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures), as set forth in Grindr’s disclosure letter or as consented to by Tiga in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), except that consent shall not be required if Grindr reasonably believes that obtaining such consent may violate law:
•	change or amend the governing documents of Grindr or any of its subsidiaries or form or cause to be formed any new subsidiary of Grindr;
•
other than a distribution in an amount no greater than the Permitted Distribution Amount (as defined in the Merger Agreement), make, declare, set aside, establish a record date for or pay any dividend or distribution to the members of Grindr or make any other distributions in respect of any of the Grindr Units or equity interests;

•
split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Grindr’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Grindr that remains a wholly owned subsidiary of Grindr after consummation of such transaction;

•
purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Grindr or its subsidiaries, except for (i) the acquisition by Grindr or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Grindr Options) of Grindr or its subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between Grindr and any wholly-owned subsidiary of Grindr or between wholly owned subsidiaries of Grindr;

•
except in the ordinary course of business consistent with past practice (i) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contracts or any real property lease or (ii) waive, delay the exercise of, release or assign any material rights or claims under any material contract or any real property lease;

•
sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien on or otherwise dispose of any material assets or properties of Grindr or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment and (ii) transactions among Grindr and its wholly owned subsidiaries or among its wholly owned subsidiaries;

•	acquire any ownership interest in any real property;
•
except as required by an existing benefit plan (i) grant any change in control or similar pay (including any cash or equity or equity-based incentive) (ii) grant any new cash retention payment, except in connection with the (x) hiring of any employee of the Company or its Subsidiaries or (y) promotion of any employee of the Company or its Subsidiaries below the level of Vice President, in each case, in the ordinary course of business consistent with past practice (which amount will not exceed $500,000 in the aggregate), (iii) grant any severance, termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of Grindr or its subsidiaries in the ordinary course of business consistent with past practice, (iv) make any change in the key management structure of Grindr or any of Grindr’s subsidiaries, including (x) the hiring of additional employees with annual compensation in excess of $300,000 or additional officers or (y) the termination of existing employees with annual compensation in excess of $300,000 or existing officers, other than terminations for cause or due to death or disability, (v) terminate, adopt, enter into or amend any benefit plan other than with respect to welfare benefit plans in the ordinary course of business consistent with past practice, (vi) increase the annual base salary or bonus opportunity of any employee, officer, director or other individual service provider with annual compensation in excess of $300,000, (vii) establish any trust or take any other action to secure the payment of any compensation payable by Grindr or any of Grindr’s subsidiaries or (vii) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment of vesting of any compensation or benefit payable by Grindr or any of Grindr’s subsidiaries, except in the ordinary course of business consistent with past practice;
•
directly or indirectly acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets or equity interests of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•
(i) make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed income or other material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of taxes or enter into any tax sharing or similar agreement (other than customary commercial contracts entered in the ordinary course of business, the principal subject of which is not taxes), (v) settle any claim or assessment in respect of taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of material taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes (other than in connection with a customary extension of the due date for filing a tax return obtained in the ordinary course of business), (viii) request a ruling or similar guidance from any governmental authority with respect to any tax matter, or (ix) file any income or other material tax return in a manner inconsistent with past practice;

•
enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, managers, employees, partners, members or other affiliates, subject to limited exceptions;

•
implement employee layoffs, plant closing, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to require advance notice under the WARN Act;

•
take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the First Merger, taken together with the Second Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the Treasury Regulations;

•
issue any additional Grindr Units or securities exercisable for or convertible into Grindr Units (including any Grindr Option), other than (i) the issuance of Grindr Options in the ordinary course of business or (ii) the issuance of Grindr Units upon the exercise or settlement of Grindr Options, in each case, to the extent required pursuant to the terms of the applicable award agreement in effect as of the date of the Merger Agreement;

•
adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Grindr or its subsidiaries (other than the Mergers);

•
(i) cancel or compromise any claim or indebtedness owed to Grindr or any of its subsidiaries or (ii) waive, release, settle, compromise or otherwise resolve any action, litigation or other proceedings, except where such waivers, releases, settlements or compromises only the payment of monetary damages in an amount less than $250,000 in the aggregate;

•
sell, assign, lease, license, sublicense, covenant not to assert, encumber, cancel, dispose of, abandon, fail to maintain, permit to lapse or expire, convey, or otherwise transfer (or agree to do any of the foregoing with respect to), directly or indirectly, any material Grindr intellectual property, except for (i) the expiration of Grindr’s registered intellectual property in accordance with the applicable statutory term (without the possibility of any further extension or renewal) or (ii) non-exclusive, non-source code licenses granted in the ordinary course of business consistent with past practice;

•
disclose or agree to disclose to any person (other than Tiga or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of Grindr or any of its subsidiaries, in each case, other than in the ordinary course of business consistent with past practice and pursuant to customary contractual obligations to maintain the confidentiality thereof;

•	make or commit to make capital expenditures other than in an amount not in excess of the amount disclosed in Grindr’s disclosure letter, in the aggregate;
•
enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of Grindr or its subsidiaries as the bargaining representative for any employees of Grindr or its subsidiaries;

•	terminate without replacement or fail to use reasonable efforts to maintain any license that is material to the conduct of the business of Grindr and its subsidiaries, taken as a whole;
•	waive the restrictive covenant obligations of any current employee of Grindr or any of Grindr’s subsidiaries;
•
(i) limit the right of Grindr or any of its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Grindr and its subsidiaries, taken as a whole;

•
terminate without replacement or amend in a manner materially detrimental to Grindr and its subsidiaries, taken as a whole, any insurance policy insuring the business of Grindr or any of its subsidiaries;

•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, issue or sell any debt securities or any rights to acquire debt securities of Grindr or any of its subsidiaries, or enter into any arrangement having the economic effect of any of the foregoing;

•	incur any liens other than specified permitted liens;
•
make any loans or advance any money or other property to any person, except for (i) prepayments and deposits paid to suppliers of Grindr or any of its subsidiaries in the ordinary course of business or (ii) trade credit extended to customers of Grindr or any of its subsidiaries in the ordinary course of business;

•	enter into a material new line of business;
•
make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Grindr or any of its subsidiaries, other than as may be required by applicable law, GAAP or regulatory guidelines;

•
enter into, modify or supplement in any material respect, waive any material rights under or terminate any contract that is (or would be if entered into prior to the date of the Merger Agreement) a material contract, other than in the ordinary course of business or as required by law; or

•	enter into any agreement or otherwise become obligated to take any of the above actions prohibited under the Merger Agreement.
Conduct of Business of Tiga
Tiga has agreed that during the Interim Period, it will, and will cause Merger Sub I to, except as required by law, as contemplated by the Merger Agreement (including as contemplated by the Backstop Commitment, the Forward Purchase Commitment and any PIPE Investment or in connection with the Domestication), in connection with the Domestication or as consented to by Grindr in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice, operate its business in the ordinary course and consistent with past practice.
During the Interim Period, except as consented to by Grindr in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Tiga has also agreed not to, and to cause Merger Sub I not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the Backstop Commitment, the Forward Purchase Commitment and any PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by applicable law:
•
seek any approval from Tiga’s shareholders to change, modify or amend the Trust Agreement or the governing documents of Tiga or Merger Sub I, except as otherwise contemplated by the proposals set forth in this proxy statement/prospectus;

•
(i) make or declare any dividend or distribution to the shareholders of Tiga or make any other distributions in respect of any of Tiga’s equity interests or Merger Sub I’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Tiga’s equity interests, Merger Sub I’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Tiga or Merger Sub I other than a redemption of Tiga Class A ordinary shares effected in connection with the Mergers;

•
take certain actions with respect to tax related matters, including, among others, make or change any material election in respect of material taxes, amend, modify or otherwise change any filed income or other material tax return and related activities or enter into any closing agreement, tax sharing or similar agreement in respect of taxes;

•
take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent either the First Merger, taken together with the Second Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the Treasury Regulations thereunder;

•
enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Tiga or Merger Sub I (including, for the avoidance of doubt, (i) the Sponsor and (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•
incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Grindr or any of its subsidiaries or guaranty any debt security of another person, other than (i) any indebtedness for borrowed money or guarantee from its affiliates and members or shareholders in order to meet its reasonable administrative costs and expenses and other capital requirements (including the costs and expenses necessary for any PIPE Investment, investment made under the Backstop Commitment and the Forward Purchase Commitment), with any such loans to be made only as reasonably required by the operation of Tiga in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at the Closing, (ii) any Indebtedness in respect of any working capital loan in an aggregate amount not to exceed $950,000 (in addition to the $1,250,000 outstanding under working capital loans as of the date of the Merger Agreement), or (iii) incurred between Tiga and Merger Sub I;

•
(i) issue any securities of Tiga or securities exercisable for or convertible into securities of Tiga, other than (x) the issuance of the shares of New Grindr Common Stock comprising the Aggregate Merger Stock Consideration, (y) the issuance of New Grindr Warrants comprising the Aggregate Merger Warrant Consideration, (z) the issuance of Tiga private placement warrants to the Sponsor in connection with the extension of the time period for Tiga to consummate a business combination, or (aa) as contemplated by the Merger Agreement (including but not limited to pursuant to the Backstop Commitment, the Forward Purchase Commitment or a PIPE Investment), (ii) grant any options, warrants or other equity-based awards with respect to securities of Tiga, not outstanding on the date of the Merger Agreement, other than the issuance of Tiga private placement warrants to the Sponsor for the purpose of extending the period of time to consummate a business combination, or (iii) modify or waive any of the material terms or rights set forth in any Tiga warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•	hire any employees or engage any independent contractors, advisors or consultants, in each case, with annual compensation in excess of $200,000; or
•	or enter into any agreement to do any of the above actions prohibited under the Merger Agreement.
Covenants of Tiga
Pursuant to the Merger Agreement, Tiga has agreed, among other things, to:
•	prior to the Closing Date, obtain approval for and adopt an incentive equity plan and an employee stock purchase plan, in each case, in a form to be mutually agreed by Tiga and Grindr;
•
as soon as reasonably practicable following the expiration of the sixty-day period after Tiga has filed current Form 10 information with the SEC, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the New Grindr Common Stock issuable under the incentive equity plan and the employee stock purchase plan and use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;
•
take certain actions so that the Available Closing Tiga Cash will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•
during the Interim Period, use reasonable best efforts to cause Tiga to remain listed as a public company on NYSE and obtain approval for the listing of the shares of New Grindr Common Stock issuable in the First Merger and the Domestication;

•	cause the Sponsor to extend the deadline by which it must complete its business combination to November 27, 2022, consistent with its governing documents;
•
use its reasonable best efforts to ensure that the board of directors of New Grindr shall consist of the individuals listed on Tiga’s disclosure letter and the additional individuals agreed between Tiga and Grindr pursuant to the parameters set forth on Tiga’s disclosure letter;

•
subject to the terms of Tiga’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time, the board of directors of New Grindr shall have a majority of “independent” directors for the purposes of the NYSE, each of whom shall serve in such capacity in accordance with the terms of the governing documents of New Grindr following the Effective Time; and the initial officers of Tiga will be as set forth in Tiga’s disclosure letter, each of whom will serve in such capacity in accordance with the terms of the governing documents of New Grindr following the Effective Time;

•	subject to approval of Tiga’s shareholders, cause the Domestication to become effective prior to the Effective Time (see “Domestication Proposal”);
•
after the Effective Time, indemnify and hold harmless each present and former director, manager and officer of Grindr and Tiga and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any action, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

•
maintain, and cause its subsidiaries to maintain for a period of not less than six years from the Effective Time (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and their subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Grindr immediately prior to the Effective Time and (ii) a directors’/managers’ and officers’ liability insurance policy covering those persons who are currently covered by Tiga’s, Grindr’s or their respective subsidiaries’ directors’/managers’ and officers’ liability insurance policies on terms no less favorable than the terms of such current insurance coverage, except that in no event will Tiga be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Tiga or Grindr, as applicable, for such insurance policy for the year ended December 31, 2021;

•
on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Grindr and Tiga with the post-Closing directors and officers of New Grindr, which indemnification agreements will continue to be effective following the Closing;

•	during the Interim period, use its reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC;
•
except as otherwise approved by Grindr (which approval shall not be unreasonably withheld, conditioned or delayed) or as would not increase conditionally or impose any new obligation on Grindr or Tiga, not agree to reduce the Backstop Subscription Amount (but only in the case where the Non-FPS Amount is less than $50,000,000 immediately prior to the Closing but following the Domestication) or the Forward Purchase Commitment Amount or reduce or impair the rights of Tiga or any third-party beneficiary rights of Grindr under the A&R Forward Purchase Agreement, not permit any material amendment or modification to be made to, any material waiver (in whole or in part) of, or provide consent to modify

(including consent to terminate), any material provision or material remedy under, or any replacements of, the A&R Forward Purchase Agreement, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision);
•
use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the A&R Forward Purchase Agreement on the terms described therein, including using its reasonable best efforts to enforce its rights under the A&R Forward Purchase Agreement to cause the Forward Purchase Investors to pay to (or as directed by) Tiga the applicable purchase price under the A&R Forward Purchase Agreement in accordance with its terms; and

•
prior to the Closing Date, promptly notify and keep Grindr reasonably informed of the status of any litigation brought or, to Tiga’s knowledge, threatened in writing against Tiga or its board of directors by any of Tiga’s shareholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will provide Grindr with the opportunity to participate in the defense of such litigation and will not settle or any such litigation without the prior written consent of Grindr (such consent not to be unreasonably withheld, conditioned or delayed).

Covenants of Grindr
Pursuant to the Merger Agreement, Grindr has agreed, among other things, to:
•
subject to confidentiality obligations that may be applicable to information furnished to Grindr or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford Tiga and its accountants, counsel and other representatives reasonable access during the Interim Period to (i) their properties, books, contracts, commitments, tax returns, records and (promptly following the execution of a consent in form and substance reasonably acceptable to such auditors or independent accountants) accounts and work papers of Grindr and its subsidiaries’ independent accountants and auditors and (ii) appropriate officers and employees and furnish such representatives will all financial and operating data and other information concerning the business and affairs of Grindr and its subsidiaries that are in the possession of Grindr or its subsidiaries as such representatives may reasonably request;

•
provide to Tiga and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any action initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of Grindr and its subsidiaries during the Interim Period, in each case, as Tiga or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such actions or otherwise relating to any compliance and risk management matters or decisions of Grindr or its subsidiaries, and (iii) copies of any communications sent or received by Grindr or its subsidiaries in connection with such actions, matters and decisions;

•
act in good faith to deliver to Tiga, as soon as reasonably practicable following the date of the Merger Agreement, (i) the audited financial statements (together with the auditor’s reports thereon) of Grindr and its subsidiaries as of and for the year ended December 31, 2021, (ii) as soon as reasonably practicable following May 14, 2022, unaudited financial statements of Grindr and its subsidiaries as of and for the three-month period ended March 31, 2022 and (iii) if the Effective Time has not occurred prior to August 12, 2022, unaudited financial statements of Grindr and its subsidiaries as of and for the three-month period ended June 30, 2022; and

•
at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Merger Agreement) set forth in the applicable section of Grindr’s disclosure letter without further liability to Tiga, Grindr or any of its subsidiaries and deliver to Tiga evidence of such termination of settlement.

Joint Covenants of Tiga and Grindr
In addition, each of Tiga and Grindr has agreed, among other things, to take certain actions set forth below.
•
Each of Tiga and Grindr will (and, to the extent required, will cause its affiliates to) (i) comply promptly but in no event later than ten (10) business days after the date hereof with the notification and reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) to consummate the transactions contemplated in the Merger Agreement, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act and promptly to obtain required consents, approvals, and expirations or terminations of waiting periods under any other applicable antitrust laws (the “Required Regulatory Approvals”), (ii) use their reasonable best efforts to cooperate with each other in making all filings and timely obtaining all Required Regulatory Approvals and (iii) unless otherwise agreed by Tiga and Grindr in writing, supply to any governmental entity as promptly as practicable any additional information or documents that may be requested pursuant to, and substantially comply with any information or document requests with respect to antitrust matters, as contemplated by the Merger Agreement.
•
Tiga and Grindr shall, if and as required or otherwise deemed advisable after good faith discussions, seek and achieve approval of the Committee on Foreign Investment in the United States, including each member agency acting in such capacity (“CFIUS”), including by: (i) using their respective reasonable best efforts to obtain CFIUS approval as promptly as practicable after the date of the Merger Agreement; (ii) taking or causing to be taken the following actions as promptly as practicable following the date of this Agreement, (A) providing all necessary information needed for a notice to CFIUS (a “CFIUS Notice”), (B) submitting a CFIUS Notice to CFIUS (in whichever form Grindr and Tiga agree), and (C) providing any information requested by CFIUS or any other U.S. governmental entity in connection with the CFIUS review or investigation of the Mergers, within the time periods specified or otherwise provided by CFIUS; and (iii) in connection with the efforts to obtain CFIUS Approval, (A) cooperating in all respects and reasonably consulting and coordinating with each other in connection with the CFIUS Notice; (B) promptly informing the other parties of any material communication received from, or given to, CFIUS; and (C) to the extent permitted by CFIUS, permitting the other parties to review in advance any communication with, and consulting with each other in advance of any meeting, substantive telephone call or conference with, CFIUS, and giving any other party a reasonable opportunity to attend and participate in any meetings, substantive telephone calls or conferences with CFIUS, in each of clauses (A), (B) and (C) immediately above, subject to confidentiality considerations contemplated by Section 721 of the Defense of Production Act of 1950, as amended or as may be required by CFIUS. In connection therewith, in August 2022 the parties submitted a voluntary notice to CFIUS pursuant to Section 721 of the Defense Production Act of 1950, as amended, informing CFIUS of the proposed Business Combination, which triggered a 45-day initial review period. The initial review period for the joint voluntary notice has expired, and CFIUS has initiated an investigation period that will last up to 45 days. As of the date of this proxy statement/prospectus, the parties have not received CFIUS Approval, and there can be no assurance that CFIUS Approval will be obtained prior to Closing. However, the parties have been communicating with CFIUS throughout the course of its review, and CFIUS has not objected to the parties’ intention to close the Business Combination prior to the conclusion of the CFIUS review. See “Risk Factors—Risks Related to Regulation and Litigation— The Business Combination remains subject to review by CFIUS and we are not certain how the outcome of the review will impact the Business Combination.”

•
Tiga and Grindr will jointly prepare and Tiga will file with the SEC this proxy statement/prospectus, as mutually agreed upon by Tiga and Grindr in connection with the registration under the Securities Act of (i) the shares of New Grindr Common Stock and New Grindr Warrants to be issued in connection with the Domestication and (ii) the shares of New Grindr Common Stock to be issued in the First Merger.

•
Each of Tiga and Grindr will use its reasonable best efforts to (i) cause this proxy statement/prospectus to comply with the rules and regulations promulgated by the SEC and (ii) to have this proxy statement/prospectus declared effective under the Securities Act as promptly as practicable after such filing and to keep this proxy statement/prospectus effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.

•
Tiga will, as promptly as practicable after this proxy statement/prospectus is declared effective under the Securities Act, (i) disseminate this proxy statement/prospectus to shareholders of Tiga, (ii) give notice, convene and hold a meeting of the shareholders to vote on the proposals set forth in this proxy statement/prospectus, in each case in compliance with applicable law, for a date no later than 30 business days following the date this proxy statement/prospectus is declared effective, (iii) solicit proxies from the holders of public shares of Tiga to vote in favor of each of the proposals set forth in this proxy statement/prospectus and (iv) provide its shareholders (including the holders of Tiga Class A ordinary shares) with the opportunity to elect to effect a redemption.
•
Grindr will use its reasonable best efforts to obtain pursuant to the written consent, in form and substance reasonably acceptable to Tiga, the solicit and obtain the requisite unitholder approval in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Mergers, after the date on which this proxy statement/prospectus becomes effective, but in any event within two (2) business days following the date that Tiga notifies Grindr of the effectiveness of the effectiveness of this proxy statement/prospectus.

•
Tiga and Grindr will each, and will cause their respective subsidiaries to, use reasonable best efforts to obtain all material consents and approvals of third parties that any of Tiga, Grindr, or their respective affiliates are required to obtain in order to consummate the Mergers.

•
Each of Grindr and Tiga will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Grindr units or acquisitions of shares of New Grindr Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule B-3 promulgated under the Exchange Act.

•
Each of Grindr and Tiga will, and will cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

•
Tiga will use its reasonable best efforts to, and will instruct its financial advisors to, keep Grindr and its financial advisors reasonably informed with respect to the Backstop Commitment and the Forward Purchase Commitment until the Closing Date.

•
Each of Grindr and Tiga (i) will each not, and will each cause their respective affiliates and subsidiaries and their representatives not to directly or indirectly, prior to the Closing, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding proposals with respect to alternative transactions (which (x) in the case of Grindr, consists of any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other transaction involving the sale, transfer, lease, exchange or other disposition of more than five percent (5%) of the properties or assets or equity interests of the Grindr and its subsidiaries and (y) in the case of Tiga, consists of alternative business combinations); (b) enter into discussions or negotiations with, or provide any information to, any person concerning a possible alternative transaction proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an alternative transaction proposal, and (ii) will immediately cease and cause to be terminated, and shall direct its affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted with respect to, or that could lead to, any alternative transaction proposal.

•
If Tiga elects to seek a PIPE Investment, Tiga and Grindr shall, and shall cause their respective representatives to, cooperate with each other and their respective representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Grindr’s senior management participate in any investor meetings and roadshows as reasonably requested by Tiga); provided, Tiga may not enter into any agreement for a PIPE Investment without the express written consent of Grindr. To the extent Grindr provides such written consent and Tiga enters into an agreement for a PIPE Investment, Tiga shall not agree to reduce the PIPE Investment amount or the subscription amount under the PIPE Investment agreement or reduce or impair the rights of Tiga or any third-party rights of Grindr under the PIPE Investment agreement, and Tiga shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, the PIPE Investment agreement, in each case, unless approved in writing by Grindr (which approval shall not be unreasonably withheld, conditioned or delayed).
Modification in Recommendation
Tiga has agreed that its board of directors will not withdraw, amend, qualify or modify its recommendation to Tiga’s shareholders that they vote in favor of the proposals set forth in this proxy statement/prospectus (a “Modification in Recommendation”); however, the Tiga Board may make a Modification of Recommendation if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Modification in Recommendation would be inconsistent with its fiduciary and other duties to Tiga’s shareholders under applicable law. Prior to any such Modification in Recommendation, Tiga shall use its reasonable best efforts to notify Grindr of its intention to make a Modification in Recommendation at least two (2) business days prior to the taking of such action by Tiga and use reasonable best efforts to negotiate in good faith with Grindr if so requested by Grindr regarding any revisions or adjustments proposed by Grindr to the terms and conditions of the Merger Agreement as would enable the Tiga Board to reaffirm its recommendation and not make such Modification in Recommendation. Tiga may make a Modification in Recommendation only if its board of directors, following any such negotiation and after considering in good faith any revisions or adjustments to the terms and conditions of the Merger Agreement that Grindr shall have offered in writing to Tiga, prior to the expiration of the two (2) business day period, continues to determine in good faith that failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties to Tiga’s shareholders under applicable law. To the fullest extent permitted by applicable law, no Modification in Recommendation shall affect Tiga’s obligations to establish a record date for, duly call, give notice of, convene and hold the extraordinary general meeting, and Tiga has agreed to establish a record date for, duly call, give notice of, convene and hold the extraordinary general meeting and submit for approval the proposals set forth in this proxy statement/prospectus.
Closing Conditions
The consummation of the Mergers are conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Mergers may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.
Minimum Cash Condition
The Merger Agreement provides that the obligations of Grindr to consummate the Mergers are conditioned on, among other things, that as of the Closing, after distribution of the funds in the Trust Account and deducting all amounts to be paid pursuant to the exercise of redemption rights of public shareholders and after giving effect to (i) the Backstop Subscription Amount and the Forward Purchase Commitment Amount actually received by Tiga at or prior to the Closing Date plus (ii) any PIPE Investment Amount actually received by Tiga at or prior to the Closing Date, is equal to or greater than $100,000,000, Tiga having cash on hand equal to or in excess of $100,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination, the Backstop Commitment, the Backstop Commitment or the PIPE Investment) (the “Minimum Cash Condition”).
Conditions to the Obligations of Each Party
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
•	the approval of the proposals set forth in this proxy statement/prospectus by Tiga’s shareholders, will have been obtained;
•	Grindr unitholder approval shall have been obtained;
•
this proxy statement/prospectus will have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•
the applicable waiting period or periods under the HSR Act (and any extensions thereof, including any agreement with any governmental authority to delay consummation of the transactions contemplated by the Merger Agreement) applicable to the transactions contemplated by the Merger Agreement will have expired or been terminated, the parties shall have received CFIUS approval, if and as required or otherwise deemed advisable by the parties after good faith discussions. In connection therewith, in August 2022 the parties submitted a voluntary notice to CFIUS pursuant to Section 721 of the Defense Production Act of 1950, as amended, informing CFIUS of the proposed Business Combination, which triggered a 45-day initial review period. The initial review period for the joint voluntary notice has expired, and CFIUS has initiated an investigation period that will last up to 45 days. As of the date of this proxy statement/prospectus, the parties have not received CFIUS Approval (as defined in the Merger Agreement), and there can be no assurance that CFIUS Approval will be obtained prior to Closing. However, the parties have been communicating with CFIUS throughout the course of its review, and CFIUS has not objected to the parties’ intention to close the Business Combination prior to the conclusion of the CFIUS review. See “Risk Factors—Risks Related to Regulation and Litigation— The Business Combination remains subject to review by CFIUS and we are not certain how the outcome of the review will impact the Business Combination”;

•
there will not be in force any governmental order, statute, rule or regulation or other action restraining, enjoining or otherwise prohibiting the consummation of the Mergers or otherwise making the consummation of the Mergers illegal or otherwise prohibited;

•	Tiga will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the share redemptions; and
•	the shares of New Grindr Common Stock to be issued in connection with the First Merger will have been approved for listing on the NYSE subject to official notice thereof.
Conditions to the Obligations of Tiga and Merger Sub I
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
•
the Grindr Fundamental Representations since the date of the most recent balance sheet will be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all respects at and as of such date;

•
each of the remaining representations and warranties of Grindr contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, Grindr Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Grindr Material Adverse Effect;

•	each of the covenants of Grindr to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 30-day cure period);
•	no Grindr Material Adverse Effect shall have occurred between the date of the Merger Agreement and the Closing Date;
•
all parties to each of the Ancillary Agreements (other than Tiga) shall have delivered, or caused to be delivered, to Tiga copies of each of the Ancillary Agreements duly executed by all such parties, and each of the Ancillary Agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto (other than Tiga and Merger Sub I); and

•
other than those persons identified as continuing directors in the Grindr disclosure letter, all members of the board of managers of Grindr and all executive officers of Grindr shall have executed written resignations effective as of the Effective Time.

Conditions to the Obligations of Grindr
The obligation of Grindr to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Grindr:
•
the Tiga Fundamental Representations will be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all respects at and as of such date;

•
each of the representations and warranties of Tiga regarding absence of any changes, the authorized share capital of Tiga and the exercisability of the Tiga Warrants will be true and correct other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct other than de minimis inaccuracies at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements,

•
each of the other representations and warranties of Tiga (disregarding any qualifications and exceptions contained therein relating to materiality and material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; provided, that, the representations and warranties regarding absence of any changes shall be true and correct solely as of the date of the Merger Agreement;

•	each of the covenants of Tiga to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 30-day cure period);
•
the Domestication will have been completed as contemplated by the Merger Agreement and a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to Grindr (for additional information, see “Domestication Proposal”);

•
excluding deferred underwriting fees and commissions and any fees and expenses incurred in connection with the negotiation, preparation and execution of the Merger Agreement and the performance of the transactions contemplated thereby, the total outstanding liabilities of Tiga shall not exceed $2,700,000;

•	the Minimum Cash Condition. For more information, see “Business Combination Proposal—Minimum Cash Condition” above;
•	the Backstop Commitment and the Forward Purchase Commitment shall have been consummated, where required;
•
other than those persons identified as continuing directors on Grindr’s disclosure letter, all members of the Tiga Board and all executive officers of Tiga shall have executed written resignations effective as of the Effective Time; and

•
all parties to each of the Ancillary Agreements (other than Grindr) shall have delivered, or caused to be delivered, to Grindr copies of each of the Ancillary Agreements duly executed by all such parties.

Termination; Effectiveness
The Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Closing:
•	by written agreement of Grindr and Tiga;
•
by Grindr or Tiga if any governmental order has become final and nonappealable which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Mergers, or if there shall be adopted any law or regulation making consummation of the Mergers illegal or otherwise preventing or prohibiting the Mergers;

•
by Grindr or Tiga if Tiga shareholder approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of Tiga’s shareholders duly convened therefor or at any adjournment thereof;

•	by Tiga if either (i) Grindr unitholder approval will not have been obtained or (ii) any part of the Deferred Amount shall not have been paid in accordance with the Purchase Agreement;
•	by Grindr, within five days if there has been a Modification in Recommendation of the Tiga Board with respect to any of the proposals set forth in this proxy statement/prospectus;
•
by written notice to Grindr from Tiga in the event of certain uncured breaches on the part of Grindr or if the Closing has not occurred on or before 12:01 am Eastern Time on December 31, 2022 (the “Agreement End Date”), unless Tiga is in material breach of the Merger Agreement; or

•
by written notice to Tiga from Grindr in the event of certain uncured breaches on the part of Tiga or Merger Sub I or if the Closing has not occurred on or before the Agreement End Date, unless Grindr is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, managers, members or shareholders, other than liability of Grindr, Tiga or Merger Sub I, as the case may be, for any willful and material breach of the Merger Agreement occurring or actual fraud prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.
Waiver; Amendments
No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, to the extent permitted by law, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. Any waiver or amendment pursuant to the terms of the Merger Agreement on behalf of Tiga shall require the approval of the Special Committee.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants.
If the Closing occurs, New Grindr will, upon the consummation of the Mergers and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Grindr and pay or cause to be paid all accrued transaction expenses of Tiga or its affiliates (including the Sponsor).
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
A&R Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, New Grindr, the Sponsor, the independent directors of Tiga and certain significant unitholders of Grindr will enter into the A&R Registration Rights Agreement, pursuant to which New Grindr will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Grindr Common Stock and other equity securities of New Grindr that are held by the parties thereto from time to time. The A&R Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Tiga, the Sponsor and other holders of Tiga’s securities party thereto in connection with the initial public offering. For additional information, see “Proposal No. 1—The Business Combination Proposal—Related Agreements—A&R Registration Rights Agreement.”
A&R Forward Purchase Agreement
On May 9, 2022, Tiga and the Forward Purchase Investors entered into the A&R Forward Purchase Agreement, which amends and restates the amended and restated forward purchase agreement that was entered into by Tiga and the parties thereto in connection with the initial public offering. Pursuant to the A&R Forward Purchase Agreement, Tiga has agreed to issue and sell, and the Forward Purchase Investors have agreed to purchase, on a private placement basis, an aggregate of 5,000,000 forward purchase shares, plus an aggregate of 2,500,000 forward purchase warrants to purchase one share of New Grindr Common Stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per share, in a private placement to close prior to or concurrently with the Closing on the terms and conditions set forth therein.
To the extent that the Non-FPS Amount (as defined in the A&R Forward Purchase Agreement) is less than $50,000,000 immediately prior to the Closing but following the Domestication, the Forward Purchase Investors have agreed pursuant to the A&R Forward Purchase Agreement to purchase (a) a number of shares of backstop shares equal to (A) (x) $50,000,000 minus (y) the Non-FPS Amount, divided by (B) $10.00, rounded down to the nearest whole number and (b) a number of backstop warrants equal to (I) the number of backstop shares in clause (a) multiplied by (II) 0.5, rounded down to the nearest whole number. In addition to the foregoing, each Forward Purchase Investor may, at its discretion (regardless of the Non-FPS Amount), subscribe for up to 5,000,000 backstop shares plus up to 2,500,000 backstop warrants at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for each backstop share and one-half of one backstop warrant.
The obligations under the A&R Forward Purchase Agreement do not depend on whether any Tiga Class A ordinary shares are redeemed by the public shareholders. The Forward Purchase Warrants and the Backstop Warrants will have the same terms as the public warrants issued as part of the units. Prior to the Closing, we expect that San Vicente Parent LLC will enter into the Joinder and Assignment Agreement to A&R Forward Purchase Agreement with Tiga and the Sponsor, which among other things, will provide for, the transfer and assignment of all of the Sponsor’s rights and obligations under the A&R Forward Purchase Agreement to San Vicente Parent LLC.
Transaction Support Agreement
In connection with the execution of the Merger Agreement, Grindr, Tiga, Merger Sub I, the Sponsor and the independent directors of Tiga entered into the Transaction Support Agreement. Pursuant to the terms of the Transaction Support Agreement, the Sponsor and the independent directors of Tiga agreed to, among other things: (i) vote or cause its shares to vote in favor of the Business Combination Proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) subject to certain exceptions, not transfer, sell, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of their private placement units, Tiga Class A ordinary shares, Tiga Class B ordinary shares or Tiga Warrants (including the Tiga Class A ordinary shares issuable upon exercise thereof) held by the Sponsor and the independent directors of Tiga until the earlier of the Closing or the valid termination of the Merger Agreement, (iii) not, directly or indirectly, solicit, initiate, continue or engage in alternative business combination proposals and (iv) waive applicable anti-dilution protections in Tiga’s amended and restated memorandum and articles of association with respect to the conversion of the Tiga Class B ordinary shares held by Sponsor and the independent directors of Tiga upon consummation of the Business Combination.
Background to the Business Combination
Tiga is a blank check company incorporated on July 27, 2020 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Tiga has neither engaged in any operations nor generated any revenue to date. Based on Tiga’s business activities, Tiga is a “shell company” as defined under the Exchange Act of 1934 because it has no operations and nominal assets consisting almost entirely of cash.
The Business Combination is the result of an extensive search for a potential transaction using the network, investing and operating experience of Tiga’s management team and the Tiga Board. The terms of the Merger

Agreement were the result of arm’s-length negotiations between Tiga and Grindr and certain of its members and their respective representatives. The following is a brief description of the background of these negotiations and summary of the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Merger Agreement or their representatives.
On November 27, 2020, Tiga consummated its initial public offering of 27,600,000 units, including the issuance of 3,600,000 units as a result of the underwriters’ exercise of their over-allotment option in full. Each unit consists of one Tiga Class A ordinary share and one-half of one redeemable warrant. Each warrant entitles the holder thereof to purchase one Tiga Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $276,000,000.
Prior to the consummation of the initial public offering, on July 27, 2020, the Sponsor received 5,750,000 founder shares in exchange for a capital contribution of $25,000, or $0.004 per share. On November 23, 2020, Tiga effected a 1,150,000 share dividend, resulting in our initial shareholders holding an aggregate of 6,900,000 founder shares. On November 23, 2020, the Sponsor transferred 20,000 founder shares to each of David Ryan, Carman Wong and Ben Falloon for the same per-share price initially paid by the Sponsor, resulting in the Sponsor holding 6,840,000 founder shares. In connection with the underwriters’ exercise of their over-allotment option in full prior to the closing of the initial public offering, on November 27, 2020, no founder shares were surrendered.
Simultaneously with the consummation of the initial public offering, Tiga consummated the private sale of an aggregate of 10,280,000 warrants, each exercisable to purchase one Tiga Class A ordinary share at $11.50 per share, to the Sponsor at the time of the initial public offering at a price of $1.00 per warrant, generating gross proceeds, before expenses, of approximately $10,280,000. The warrants sold in that initial private placement are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by Tiga, (ii) they (including the Tiga Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after Tiga completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights. Upon the closing of the initial public offering and the Initial Private Placement, $278,760,000 was placed in the trust account.
On May 18, 2021, Tiga announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 20, 2021, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.
On November 17, 2021, Tiga announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On November 22, 2021, the required deposit of $2,760,000 was placed into the trust account and on November 23, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.
On May 23, 2022, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 24, 2022, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2022, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants. With these extensions, Tiga will have until November 27, 2022 to consummate a business combination. The total amount of outstanding private placement warrants is 18,560,000 and the total deposits into the trust account have been $287,040,000 ($10.40 per public share).
Prior to the consummation of the initial public offering, neither Tiga, nor anyone on its behalf, selected a target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with a target business.
After the completion of its initial public offering, Tiga commenced an active search for prospective business combination targets and considered numerous potential target businesses with the objective of consummating its initial business combination. Tiga used the following general criteria and guidelines (among others) as it sought to focus its search on businesses that it believed would:
•	be growth-oriented, market-leading companies;
•	have a durable and/or defensible market position, with demonstrated competitive advantages to maintain barriers to entry;

•	have recurring, predictable revenues and a history of, or the near-term potential to, generate stable and sustainable free cash flow;
•
have strong management teams with established track records of driving growth and profitability; and who would benefit from Tiga management’s network and expertise, capital structure optimization, acquisition advice or operational and technological changes to drive improved financial performance;

•	be fundamentally sound companies that may currently be underperforming their potential;
•
exhibit unrecognized value or other characteristics, desirable returns on capital and a need for capital to achieve their growth strategy, particularly where these attributes may have been misevaluated by the marketplace based on its analysis and due diligence review;

•
offer an attractive risk-adjusted return for Tiga shareholders, potential upside from growth in the target business and an improved capital structure, as weighed against any identified downside risk; and

•	benefit from being publicly traded, be prepared to be a publicly traded company and could utilize access to broader capital markets.
Tiga evaluated a number of potential targets, including both privately held companies and assets or divisions owned by publicly traded companies. During that period, Tiga’s management:
•	developed an initial list of potential business combination candidates, which were primarily identified through Tiga’s and the Sponsor’s respective knowledge and network;
•	considered and conducted an analysis of over 20 potential target businesses (other than Grindr); and
•	engaged in preliminary, high-level discussions of illustrative transaction structure to effect an initial business combination with six of those target businesses.
Of these six potential candidates, Tiga engaged in meaningful and detailed discussions, due diligence, and negotiation with three potential business combination candidates or their representatives, the last of which was Grindr. Tiga entered into nondisclosure agreements with each of these candidates. The potential enterprise valuations discussed for these potential targets ranged from $1.2 billion to over $6.0 billion and these target businesses operated in a variety of industries, including in the consumer, entertainment and technology markets.
On June 1, 2021, Tiga signed a non-binding letter of intent with a company operating in the hospitality and leisure sector (“Potential Target”). In the months that followed, representatives of Tiga and Potential Target engaged in discussions regarding terms for a potential business combination as well as Potential Target’s business strategy and financial information, as Tiga and its representatives conducted business and legal due diligence on Potential Target. Simultaneously with these discussions, Tiga entered into engagement letters with certain financial institutions to act as placement agents for Tiga in respect of a potential financing transaction (the “Potential PIPE Financing”) in connection with the potential business combination transaction between Tiga and Potential Target. From July 2021 to August 2021, Tiga entered into non-disclosure agreements with more than 10 potential investors regarding the Potential PIPE Financing (the “Potential PIPE Investors”). The Potential PIPE Investors were eventually wall crossed and certain confidential information relating to Tiga, the potential business combination transaction between Tiga and Potential Target, Potential Target, and Potential Target’s controlling shareholder was shared with the Potential PIPE Investors. However, the discussions between Tiga and Potential Target were eventually discontinued due to a divergence of expectations between the parties around timing of a business combination, valuation of the Potential Target, and other transaction terms. Consequently, the non-disclosure agreements with the Potential PIPE Investors were terminated effective as of November 8, 2021.
Through an introduction by Mr. Zage, Grindr management reached out to Mr. Gupta in June 2021 to discuss potential listing options for Grindr. Mr. Zage (owner of the Sponsor) has been affiliated with Grindr since June 2020. Mr. Zage indirectly holds an approximately 43.0% indirect non-voting equity interest in Grindr and Mr. Gupta indirectly holds approximately 4.5% indirect non-voting equity interest in Grindr. In June 2021, Mr. Zage and Mr. Gupta held an introductory telephone call with certain Board members of Grindr. The initial discussions were focused on Grindr’s desire to be a publicly listed company. Mr. Zage and Mr. Gupta discussed their experience and their ability to provide a path to listing and capital raising to Grindr. During this time, Grindr was already in discussions with a number of special purpose acquisition companies (“SPAC”) sponsors to determine the best fit for their objectives, that included valuation, timing and certainty of completion of a business combination. Grindr created a SPAC transaction sub-committee comprised of certain members of the Grindr Board and management to make decisions regarding the selection of the most appropriate deal for them. Messrs. Zage and Gupta were not participants in these discussions from the Grindr side and were not members of the transaction sub-committee.
In June 2021, Grindr invited Mr. Zage and Mr. Gupta to submit a proposal based on a form term sheet the Grindr transaction sub-committee had approved (the “Term Sheet”) and asked interested parties to submit a markup of the term sheet as a proposal for business combination. In late June 2021, Mr. Gupta submitted a markup to Grindr’s proposed term sheet proposing a potential business combination with Grindr (the “Potential Business Combination”). This submission from Mr. Gupta was preliminary and prior to detailed due diligence. This submission proposed an equity valuation for Grindr’s business of $2.5 billion to $2.8 billion. Between July 2021 and November 2021, Mr. Zage and Mr. Gupta conducted preliminary business and financial due diligence with respect to Grindr and researched Grindr’s market outlook. On July 2, 2021, Grindr provided an initial set of financial projections to Mr. Gupta. Mr. Gupta and Grindr continued negotiations on the Term Sheet in August, September and October 2021 regarding the terms of the Potential Business Combination to be set out in a non-binding letter of intent (the “Letter of Intent”).
On November 4, 2021, Tiga’s management sent a draft Letter of Intent to Grindr reflecting the outcome of negotiations up to that point. A draft nondisclosure agreement was also sent to Grindr for review. On November 9, 2021, Tiga and Grindr signed the nondisclosure agreement that allowed disclosure of certain non-public, confidential or proprietary information. The nondisclosure agreement did not contain a standstill provision. On November 13, 2021, Grindr provided Tiga and its legal advisors with access to an online data room, and Tiga continued its valuation, business and financial due diligence. During this time, Tiga, Grindr and their respective representatives continued to negotiate the terms of a proposed Letter of Intent.
On December 22, 2021, the Tiga Board met via video teleconference to discuss the Potential Business Combination. Representatives of Maples and Calder (Cayman) LLP (“Maples”), Cayman Islands counsel to Tiga and Milbank LLP (“Milbank”), counsel to Tiga, attended the meeting. During the meeting, the Tiga Board, Maples and Milbank reviewed the proposed terms of the Potential Business Combination as set out in the latest draft of the Letter of Intent. The Tiga Board considered, amongst other things key transaction terms, due diligence conducted to date, opportunities for value creation, and projected financial performance, among other items. The Tiga Board authorized the Tiga management team to continue to negotiate the terms of the Letter of Intent, including a proposed equity valuation of Grindr of $2.3 billion. As the Potential Business Combination may create or involve circumstances in which the interests of certain of the owners of the Sponsor, a shareholder of Tiga, and certain directors of Tiga, are different from the interests of Tiga, in particular, as a result of the investment interests in Grindr by Mr. Zage and Mr. Gupta (the “Interested Investors”), the Tiga Board unanimously resolved on December 24, 2021 to establish a special committee of non-conflicted directors of Tiga (the “Special Committee”) to consider and evaluate the Potential Business Combination, such Special Committee to be comprised of three directors determined to be independent and disinterested with respect to the Potential Business Combination. The Special Committee consisted of David Ryan, Carman Wong and Ben Falloon. Tiga’s Board authorized the Special Committee, among other things, to review and evaluate the terms and conditions of the Potential Business Combination, and to obtain an opinion from an independent investment banking firm or another valuation or appraisal firm or an independent accounting firm to determine whether the Potential Business Combination is fair to Tiga from a financial point of view.
The Special Committee had the responsibility to report to the Tiga Board and any other appropriate committee thereof its recommendations and conclusions with respect to the Potential Business Combination, including a determination and recommendation as to whether the Potential Business Combination is fair to and in the best interests of Tiga and should be approved by the Tiga Board. The Tiga Board also agreed that it would not approve or recommend the Potential Business Combination or recommend the Potential Business Combination to the shareholders of Tiga for their approval without a favorable recommendation from the Special Committee.
On January 12, 2022, Tiga and Grindr entered into the Letter of Intent which contemplated additional due diligence and provided for, among other things, an equity valuation of Grindr of $2.3 billion, without adjustment for cash, debt or working capital, and including a minimum of $50 million and up to $100 million of committed capital from the Sponsor or its assignees through certain forward purchase agreements, which would result in a minimum post-closing cash of at least $100 million when taken together with amounts held in the trust account. Tiga’s view on valuation was informed by, among other things, comparable valuations of publicly traded peer firms, Tiga’s understanding of the market and information provided by Grindr and its advisors as part of preliminary due diligence. At the time of ongoing negotiations of the Potential Business Combination and the execution of the Letter of Intent,

Tiga’s proposed valuation reflected a discount to peer companies of Grindr. The Letter of Intent also provided that Grindr may undertake a capital distribution of up to $250 million, that such distribution be recorded in the books of Grindr prior to the business combination, and that such distribution occur at the time of closing of the business combination.
Between November 13, 2021 and May 8, 2022, Tiga’s third-party advisors continued to conduct or commenced conducting legal, accounting, tax, insurance, and other due diligence, including by requesting documentation from and telephonic conferences with the Grindr management team and its advisors. In January 2022, Tiga began working with Raine Securities LLC (“Raine”) as its financial advisor in connection with the Potential Business Combination and began discussing the key financial terms, including valuation, sources and uses, and the form of consideration to be delivered to existing unitholders of Grindr.
Pursuant to the Letter of Intent, the consideration to be paid to current members of Grindr would consist of newly issued common shares of New Grindr valued at $10.00 per share. The Letter of Intent stipulated that the merger agreement would contain certain customary closing conditions, including the requisite approval of Tiga’s shareholders, all necessary regulatory approvals, no injunction having been issued with the effect of restraining, enjoining or otherwise prohibiting the consummation of the business combination, a customary “bring down” of representations, warranties and covenants and, solely as conditions precedent to Grindr’s obligations, among other things, a minimum cash condition of no less than $100 million for Tiga. The Letter of Intent also contemplated the adoption of a new incentive equity plan and, if designed by Grindr, a new employee stock purchase plan at the consummation of the business combination. Finally, the Letter of Intent contemplated that the board of directors of New Grindr upon completion of the business combination would consist of seven directors, at least four of which shall be independent as defined by applicable SEC and exchange listing requirements. One of such independent directors would be nominated by the Sponsor and the remaining three independent directors would be elected by certain current members of Grindr. The Letter of Intent provided for exclusivity, with the exclusivity period expiring on the earlier of (i) March 15, 2022 (if definitive documentation had not been entered into) or (ii) March 31, 2022. The Letter of Intent also included a termination provision that if definitive documentation had not been entered into by March 15, 2022, unless extended in writing by Tiga and Grindr, the Letter of Intent would terminate. The Letter of Intent did not contemplate any “lock-up” terms for Grindr’s shareholders following the consummation of a potential business combination.
On January 10, 2022, Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) was contacted by the Special Committee to discuss the potential engagement of Morris Nichols as independent counsel to the Special Committee. On January 12, 2022, the Special Committee provisionally selected Morris Nichols as counsel, subject to negotiation of an engagement letter and completion of a conflicts check. The Special Committee finalized an engagement letter with Morris Nichols on January 15, 2022.
During the period from January 13, 2022 through January 20, 2022, the Special Committee and Morris Nichols solicited and interviewed potential independent financial advisors for the Special Committee.
On January 19, 2022, Morris Nichols and Milbank participated in an introductory call to discuss preliminary considerations in connection with the Potential Business Combination and the due diligence process.
On January 20, 2022, Tiga appointed Houlihan Lokey Financial Advisors, Inc. (“Houlihan Lokey”) as its pro forma financial accountant and for the purposes of conducting further accounting and tax due diligence.
On January 24, 2022, Tiga and Morris Nichols participated in introductory calls with potential financial advisors to discuss the Potential Business Combination and to provide information to facilitate the submission of draft engagement letters and fee quotes from such potential financial advisors.
Between January 24, 2022 and January 26, 2022, the Special Committee received proposals and materials from two prospective financial advisors identified by the Special Committee and one financial advisor identified by Tiga for the Special Committee’s consideration.
On January 26, 2022, Tiga and Morris Nichols participated in an introductory call with one potential financial advisor regarding its potential engagement.
On January 27, 2022, the Special Committee met via video conference to discuss the process and the potential financial advisors. Representatives of Morris Nichols attended the meeting. Morris Nichols reported to the Special Committee regarding the results of discussions with each committee member prior to the meeting to confirm his or her independence. Also at this meeting, the Special Committee discussed the proposals it had received from each of the three independent financial advisors. The Special Committee provisionally determined to engage one of the advisors subject to the advisor’s acceptance of a lower and differently structured fee.
Between January 30, 2022 and February 1, 2022, Tiga and its advisors contacted Morris Nichols to express concern about the name recognition of the potential financial advisor provisionally selected by the Special Committee, particularly in the geographic areas where many of Tiga’s investors were located.
On February 1, 2022, Morris Nichols met with the Special Committee via video conference to report on the discussions with the potential financial advisors and to report on the issues raised by Tiga and its advisors with regard to the name recognition of the one potential independent financial advisor.
Based on instruction from the Special Committee, from February 8, 2022 through February 14, 2022, Morris Nichols solicited proposals from two additional independent financial advisors to potentially serve as independent financial advisor to the Special Committee, including Duff & Phelps.
During the period from February 14, 2022 through February 17, 2022, the Special Committee received proposals from and interviewed the two potential financial advisors, including Duff & Phelps. Representatives of Morris Nichols, Tiga and Milbank attended each interview at the invitation of the Special Committee. During each interview, the advisors presented their respective qualifications and experience, as well as their scope of work and fee proposals relating to the Potential Business Combination.
On February 17, 2022, immediately following the Special Committee’s interview with Duff & Phelps, the Special Committee met via video conference with Morris Nichols in attendance to discuss the Special Committee’s views of each financial advisor and each proposal, including the proposed fees and the conflicts reports from each advisor. The Special Committee expressed its view that both firms would be well qualified to serve as independent financial advisor to the Special Committee but expressed concerns about the difference in fee proposals.
On February 21, 2022, the Special Committee met with Morris Nichols in attendance to discuss the engagement of an independent financial advisor. Following discussion, the Special Committee directed Morris Nichols to notify Duff & Phelps of the Special Committee’s decision to engage Duff & Phelps and to proceed with finalizing Duff & Phelps’ engagement. Morris Nichols confirmed that it would also reach out to the other advisors that had been considered to notify them of the Special Committee’s determination.
On March 4, 2022, the Special Committee engaged Duff & Phelps as its independent financial advisor to provide an opinion in respect of the Potential Business Combination.
On March 8, 2022, Duff & Phelps received access to the online data room from Grindr. Between February 2, 2022 and March 11, 2022, representatives from Tiga and Grindr, as well as certain members of the Tiga Board held due diligence sessions via video conference and telephone to further Tiga’s business, financial, legal, tax and accounting due diligence with respect to Grindr, covering such topics as Grindr’s industry, financial performance, growth opportunities, competitive positioning and management team. Representatives of Raine also attended these sessions, with Morris Nichols attending the due diligence sessions of February 2, 2022 and February 3, 2022 on behalf of the Special Committee. In addition, the third-party advisors reviewed and analyzed documents and data provided in the online data room, including board and audit committee minutes and materials, management presentations and other selected background information, and held numerous discussions with Grindr’s management team.
Between March 6, 2022 and May 4, 2022, representatives from Tiga and Grindr met via video conference and telephone with representatives of Duff & Phelps to discuss such topics as Grindr’s industry, financial performance, growth opportunities, competitive positioning and management team. In addition, representatives of Duff & Phelps reviewed and analyzed documents and data provided in the online data room and held numerous discussions with Tiga’s and Grindr’s management teams.
On multiple occasions, members of Tiga’s management team held meetings via teleconference with the third-party advisors to review and discuss an analysis of Grindr and its business operations, inclusive of a detailed quality of earnings analysis. In addition, Tiga’s management team and its advisors discussed updates on the risks and rewards of pursuing the Potential Business Combination and key terms. Representatives from Milbank also regularly provided Tiga’s management with updates on the legal due diligence process and findings.

Representatives from Tiga and Grindr also held meetings via teleconference on a regular basis to discuss certain commercial and structuring terms of the Potential Business Combination, including the proposed refinancing of Grindr’s existing credit facility extended by, among others, Fortress Credit Corp. and the terms of the A&R Forward Purchase Agreement. Simultaneously, representatives of Tiga and Grindr and certain of their respective advisors conducted regular virtual meetings to discuss progress on, and provide updates with respect to, key work streams and other aspects of the Potential Business Combination and, as needed, further refine the transaction timeline and steps and related work plan.
On March 18, 2022, representatives of Milbank delivered a draft Merger Agreement to Cooley. From March 18, 2022 through May 9, 2022, the parties and their advisors negotiated the Merger Agreement and related transaction documents, including the A&R Forward Purchase Agreement, the A&R Registration Rights Agreement, the Proposed Organizational Documents, the Transaction Support Agreement and the Unitholders Support Agreement. The various drafts exchanged reflected the parties’ negotiations on, among other things, the consideration structure, the components to be included in calculation of the consideration to be paid under the Merger Agreement, certain risk allocation points, closing conditionality, the overall suite of representations, warranties and covenants to be provided by each party under the Merger Agreement, post-closing governance matters, and the scope of registration rights. The key terms under these agreements, including with respect to consideration structure, post-closing governance matters, voting arrangements and registration rights, were negotiated on the basis of prior discussions on these topics, including the terms in the Letter of Intent. Over the same period of time, the representatives and advisors for Tiga and Grindr held numerous conference calls and came to agreement on the outstanding issues.
On March 25, 2022, Duff & Phelps received the current projection model from Grindr (the “Grindr Management Projections”).
On March 29, 2022, the Special Committee, Duff & Phelps and Morris Nichols received for their review and consideration the draft financial and tax due diligence reports prepared by Houlihan Lokey.
On March 30, 2022, Morris Nichols participated in a call with Maples to discuss certain Cayman law aspects of the Potential Business Combination.
Between April 4, 2022 and April 12, 2022, representatives from Tiga and Grindr, and their respective legal advisors, held telephonic due diligence sessions with respect to certain litigation and data privacy matters affecting Grindr.
On April 5, 2022, the Special Committee met via video conference with representatives of Morris Nichols and Duff & Phelps in attendance to receive an update from Duff & Phelps on its work and an update from Morris Nichols on the process. Also on April 5, 2022, Morris Nichols received the draft Merger Agreement and certain draft transaction documents from Milbank. Morris Nichols continued to receive drafts of documents and to provide comments throughout the process.
On April 6, 2022, Houlihan Lokey sent its draft financial and legal due diligence reports to the Special Committee, Morris Nichols and Milbank.
On April 11, 2022, the Special Committee met via video conference with representatives of Houlihan Lokey, Morris Nichols, Duff & Phelps, Tiga and Milbank in attendance, during which Houlihan Lokey presented its due diligence findings in respect of tax and accounting matters and public company readiness with respect to Grindr. The Special Committee had an opportunity to ask questions throughout the meeting and the presentation was followed by fulsome discussion. Following the discussion, the Special Committee met via a separate video conference line with Duff & Phelps and Morris Nichols to discuss the Potential Business Combination. Duff & Phelps discussed the Grindr Management Projections with the Special Committee and the Special Committee members requested additional background with respect to the Grindr Management Projections and additional analysis on the impact of market changes on valuation since the start of the process.
On April 14, 2022, the Special Committee met via video conference with representatives of Tiga, Morris Nichols and Duff & Phelps in attendance at the request of the Special Committee and requested that Tiga management provide additional information about Tiga management’s view of the Potential Business Combination. Discussion covered an overview of the work and due diligence done in connection with the Potential Business Combination, Tiga management’s view of the Grindr Management Projections, the impact of the current environment for technology talent and Tiga management’s view of the Potential Business Combination given recent market volatility. Tiga management and the Special Committee agreed to continue to analyze the Potential Business Combination and the proposed terms.
On April 18, 2022, Duff & Phelps received financial projections of Grindr provided by management of Tiga based on Grindr Management Projections, which included Tiga management estimates of projected cash and equity compensation (the “Financial Projections”).
On April 19, 2022, the Special Committee met via video conference with representatives of Morris Nichols and Duff & Phelps in attendance for Duff & Phelps to present its preliminary valuation analysis of the enterprise value of Grindr to the Special Committee. Duff & Phelps based its analysis on the market conditions and valuation multiples for the selected public companies overall, and Bumble Inc. and Match Group, Inc. in particular, as they existed as of April 18, 2022. Based on its analysis, Duff & Phelps presented illustrative ranges of enterprise value of Grindr as of April 18, 2022 using a discounted cash flow analysis and selected public companies and M&A transactions analysis, relative to the proposed terms of the Potential Business Combination as of that date which implied a $2.7 billion enterprise value of Grindr based on the $2.3 billion equity value in the Letter of Intent. Morris Nichols advised the Special Committee to continue to analyze the Potential Business Combination to ensure a transaction in the best interests of Tiga and, in particular, the public shareholders of Tiga. Following this discussion, the Special Committee instructed Morris Nichols to contact Tiga management to set up a meeting to discuss a decrease in the proposed valuation of Grindr in connection with the Potential Business Combination.
On April 21, 2022, the Special Committee met via video conference with Morris Nichols in attendance to discuss its current perspective on the Potential Business Combination and the proposed valuation. Discussion ensued regarding, among other things, changes to the market, and the decrease in the valuations and valuation multiples of both Bumble Inc. and Match Group Inc. since the start of the process, the valuation negotiated in the Letter of Intent and the various ways of looking at the Potential Business Combination from a financial perspective. The Special Committee determined to pursue a change to the proposed valuation of Grindr that was reflected in the Letter of Intent, based in part on market volatility and the decline in stock price of both Bumble Inc. and Match Group Inc. since the start of the process. At the invitation of the Special Committee, the representatives of Tiga then joined the meeting. The Special Committee reported to the representatives of Tiga its request to reduce the valuation of Grindr for purposes of pricing the Potential Business Combination and its reasons therefor. Tiga acknowledged the Special Committee’s determination and reasoning and discussed next steps. The Special Committee requested that Duff & Phelps provide an updated analysis of the implied valuation multiples of Bumble Inc. and Match Group, Inc. relative to implied valuation multiples for a range of potential enterprise values for Grindr for illustrative purposes. The Special Committee requested that the chart be shared with Tiga.
From April 22 to April 24, 2022, Morris Nichols participated in discussions with each member of the Special Committee to confirm the Special Committee’s position with respect to the proposed valuation of Grindr in connection with the Potential Business Combination. On April 24, 2022, Mr. Ryan, on behalf of the Special Committee, discussed the Special Committee’s position with Mr. Gupta. Mr. Gupta conveyed Tiga’s intent to negotiate with Grindr for a reduced fully diluted enterprise valuation of approximately $2.1 billion. Tiga management determined the revised valuation taking into account the significant decline since the date of the Letter of Intent in market valuations of technology companies in general and Grindr’s expected peer group in particular, and incorporating a suitable discount for Grindr being a new entrant to a public stock market. Tiga and Grindr then entered into negotiation for the revised valuation. Grindr management came up with various potential structures to address Tiga’s concerns on valuation. Finally, a reduction to the equity valuation was agreed, taking into account pre-money equity value for Grindr, revised terms regarding dividends (up to $370 million as against previously agreed $250 million) and inclusion of unexercised stock options issued by Grindr.
On May 1, 2022, a representative of Tiga updated the Special Committee and Morris Nichols via email regarding the negotiation of the revised financial terms of the Potential Business Combination and sought the Special Committee’s input regarding such revised terms. The representative of Tiga reported that Grindr had agreed to a reduced equity valuation of Grindr of approximately $2.1 billion in fully diluted enterprise value, resulting in an equity value of approximately 1.6 billion. On May 2, 2022, Mr. Ryan, on behalf of the Special Committee, informed Mr. Gupta that the Special Committee was supportive of continuing to move forward with the discussions and negotiations with respect to the Potential Business Combination at the new valuation, subject to the completion of financial analysis by Duff & Phelps and Tiga’s continued diligence.

On May 4, 2022, the Special Committee met via video conference with representatives of Milbank, Morris Nichols and Tiga in attendance, during which Milbank presented its due diligence findings in respect of legal matters with respect to Grindr. The Special Committee had an opportunity to ask questions throughout the meeting and the presentation was followed by fulsome discussion.
On May 5, 2022, the Special Committee met via video conference with representatives of Morris Nichols and Duff & Phelps in attendance, during which Duff & Phelps presented its financial analysis with respect to the consideration to be paid by Tiga in the Potential Business Combination. On May 9, 2022, the Special Committee met via video conference with representatives of Morris Nichols and Duff & Phelps to discuss the Potential Business Combination. The Special Committee confirmed receipt of the draft transaction documents in connection with the Potential Business Combination. Duff & Phelps verbally rendered its opinion to the Special Committee. The Special Committee adopted resolutions that, based on their review of all relevant factors, and in reliance in part upon the input from the Special Committee’s advisors, (i) determined that the transaction documents and the Potential Business Combination were in the best interests of Tiga and Tiga’s shareholders, including the Tiga’s public shareholders (ii) recommended that the Tiga Board approve the transaction documents and the Potential Business Combination and (iii) recommended that the Tiga Board recommend the Potential Business Combination to Tiga’s shareholders.
Immediately following the Special Committee’s approval and recommendation on May 9, 2022, the Tiga Board met via video teleconference with representatives of Morris Nichols, Duff & Phelps and Milbank. Duff & Phelps verbally confirmed its opinion to the Tiga Board, which was subsequently confirmed in writing by delivery of Duff & Phelps’ written opinion, dated May 9, 2022, to the Tiga Board (including the Special Committee (solely in their capacity as members of the Special Committee or the Tiga Board)). The Tiga Board adopted resolutions to approve the Potential Business Combination and the related transaction documents, and to recommend the Potential Business Combination to Tiga’s shareholders.
On May 9, 2022, Tiga, Grindr, and Merger Sub I executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, Tiga and the Sponsor entered into the A&R Forward Purchase Agreement, and Tiga, Grindr, Merger Sub I, the Sponsor and the directors of Tiga entered into the Transaction Support Agreement.
Later on May 9, 2022, Tiga and Grindr issued a joint press release announcing the execution of the Merger Agreement, which it filed with a Current Report on Form 8-K along with the executed Merger Agreement, the executed Transaction Support Agreement, the form of the Unitholder Support Agreement that was executed by Grindr and certain unitholders of Grindr, the form of the A&R Registration Rights Agreement and an investor presentation prepared by members of Tiga’s and Grindr’s management team regarding Grindr and the Business Combination.
On August 16, 2022, representatives of Cooley sent representatives of Milbank a draft of the Merger Agreement Amendment No. 1, which provided for, among other things, the treatment of Grindr warrants in connection with the Mergers. From September 2022 to October 2022, representatives of Tiga, Grindr, Milbank and Cooley met telephonically to discuss and align on the details of the proposed changes to the Business Combination.
On September 27, 2022, representatives of Milbank sent representatives of Cooley a draft of the form of the Joinder and Assignment Agreement to A&R Forward Purchase Agreement. On October 4, 2022, representatives of Milbank sent representatives of Cooley a revised draft amendment to the Merger Agreement.
The Tiga Board and the Special Committee unanimously approved the Merger Agreement Amendment No. 1 and the Joinder and Assignment Agreement to A&R Forward Purchase Agreement on October 5, 2022. Later on October 5, 2022, Tiga, Grindr and Merger Sub I executed the Merger Agreement Amendment No. 1.
Tiga’s Board of Directors’ Reasons for Approval of the Business Combination
The Tiga Board, in evaluating the Business Combination, consulted with Tiga’s management and financial, legal and other advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the Business Combination are advisable and in the best interests of Tiga and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination and the transactions contemplated thereby, the Tiga Board considered and evaluated a number of factors, including the factors discussed below. The Tiga Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Tiga Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Tiga Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”
The Tiga Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby, including but not limited to, the following material factors:
•
Reasonableness of Aggregate Merger Stock Consideration and Aggregate Merger Warrant Consideration. Following a review of the financial data provided to Tiga, including certain unaudited prospective financial information, Tiga’s due diligence review of Grindr’s business, the Tiga Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data, financial information and current market conditions.

•
Market leader and known brand. The Tiga Board assessed that Grindr is a market leader in the social networking and online dating industry for gay, bi, trans, and queer people. It was one of the first geosocial apps for gay men when it launched in March 2009 and has since become a popular mobile app for the global LGBTQ+ community.

•
Attractive growth profile. The Tiga Board considered the growing demand for Grindr’s services, including incremental business opportunities, anticipated growth in revenue, geographic and partnership expansion and new category expansion.

•
Attractive financial profile. The Tiga Board also considered factors such as Grindr’s outlook, financial plan and debt structure, an asset light approach that can enable rapid scalability and an opportunity to leverage its existing infrastructure. Grindr’s strong growth and unit economics have made Grindr highly profitable.

•
Attractive valuation. The Tiga Board also considered the fact that the overall valuation of Grindr implied in the Business Combination, and the consideration being paid to acquire Grindr, presented an attractive investment opportunity and represented a discount to selected publicly listed companies in the industry, compared to many which Grindr has grown at a faster rate.

•
Due Diligence. Tiga conducted a diligence review of Grindr and its business, including review of relevant documentation and discussions with Grindr’s management and Grindr’s financial, legal and other advisors.

•
Opinion of the Financial Advisor to the Special Committee. The Tiga Board took into account the financial analysis reviewed by Duff & Phelps with the Special Committee on May 5, 2022 and Duff & Phelps’ written opinion addressed to the Special Committee dated May 9, 2022, as to the fairness, from a financial point of view, to Tiga of the Aggregate Merger Consideration to be paid by Tiga in the Merger pursuant to the Merger Agreement, prior to giving effect to Merger Agreement Amendment No. 1.

•
Other Alternatives. After a review of other business combination opportunities reasonably available to Tiga, the Tiga Board believes that the proposed Business Combination represents the best potential business combination for Tiga and the most attractive opportunity for Tiga’s shareholders based upon the process utilized to evaluate and assess other potential acquisition targets, and that such process has not presented a better alternative.

•	Negotiated Transaction. The financial and other terms and conditions of the Merger Agreement are reasonable and were the product of arm’s length negotiations between Tiga and Grindr.
•
Board of Directors of the Post-Combination Company. The Tiga Board considered that the initial board of directors of New Grindr would be comprised of Grindr’s chief executive officer at Closing as well as a majority of independent directors, all of whom will be members of the LGBTQ+ community.

•
Role of Independent Directors. The Tiga Board is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Business Combination, Tiga’s independent directors took an active role in evaluation the proposed terms of the Mergers, including the Merger Agreement and the related agreements. Tiga’s independent directors evaluated and unanimously approved, as members of the Tiga Board, the Merger Agreement and the related agreements and the transactions contemplated thereby.

The Tiga Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on New Grindr’s revenues.
•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
•	Growth Initiatives May Not be Achieved. The risk that the growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.
•
Geopolitical Risk. Grindr currently conducts business in over 200 countries around the world, and customers or suppliers in such foreign jurisdictions may react negatively to the proposed Business Combination or other influences.

•	Regulatory Risks. The risks of changes in Grindr’s regulatory environment, including data privacy and intellectual property regulations or laws.
•
Liquidation. The risks and costs to Tiga if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Tiga being unable to effect a Business Combination within the completion window and force Tiga to liquidate.

•	Shareholder Vote. The risk that Tiga shareholders may fail to vote to approve the Business Combination.
•
Redemption Risk. The potential that a significant number of Tiga shareholders elect to redeem their public shares prior to the consummation of the Business Combination pursuant to Tiga’s Cayman Constitutional Documents, which would potentially make the Business Combination more difficult or impossible to complete.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Tiga’s control.
•
Listing Risks. The challenges associated with preparing Grindr, a private company, for the applicable disclosure and listing requirements to which New Grindr will be subject as a publicly traded company on the NYSE.

•
Tiga Shareholders Holding a Minority Position in New Grindr. The risk that Tiga public shareholders will hold a minority position in New Grindr (approximately 13.8%, assuming the no redemption scenario), which may reduce the influence that Tiga’s current shareholders have on the management of Tiga.

•
Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.
•	Other Risks. Various other risks associated with the business of Grindr, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.
In addition to considering the factors described above, the Tiga Board also considered the following:
•
Interests of Certain Persons in the Business Combination. Some owners of the Sponsor, a shareholder of Tiga, and certain directors of Tiga may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Tiga shareholders (see section entitled “Interests of Certain Persons in the Business Combination”). Tiga’s independent directors and the Special Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Tiga Board, the Merger Agreement and the Business Combination.

The Tiga Board concluded that the potential benefits that it expected Tiga and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. The Tiga Board also noted that Tiga shareholders would have a substantial economic interest in New Grindr (depending on the level of Tiga shareholders that sought redemption of their public shares into cash). Accordingly, the Tiga Board unanimously determined that the Merger Agreement and the Ancillary Agreements and the transactions contemplated thereby were advisable and in the best interests of Tiga and its shareholders.
Projected Financial Information
Grindr provided Tiga with its internally prepared annual forecasts for the four-year period ending December 31, 2025. Grindr does not, as a matter of general practice, publicly disclose forecasts or internal projections of future performance, revenue, financial condition or other results. The Grindr forecasts were prepared solely for internal use and not with a view toward public disclosure, or with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. The financial projections include Revenue (Non-GAAP) and Adjusted EBITDA, both of which are non-GAAP financial measures. Grindr included such measures in the financial projections because it believed that such measures may be useful in evaluating, on a prospective basis, the potential operating performance of its business. These non-GAAP measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the financial projections may not be comparable to similarly titled amounts used by other companies or persons. The SEC rules, which otherwise would require a reconciliation of a non-GAAP measure to a GAAP measure, do not apply to non-GAAP measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the proposed Business Combination if the disclosure is included in a document such as this proxy statement/prospectus. Accordingly, no such reconciliation is provided. In the view of Grindr’s management, the financial projections were prepared on a reasonable basis reflecting such management’s currently available estimates and judgments at the time of such preparation.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Tiga, the Tiga Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections to be fact or necessarily to be predictive of actual future results, and these financial projections should not be relied upon as such. The financial projections are not being included to influence you to vote for or against the Business Combination Proposal, and, accordingly, you are cautioned not to rely on the projections in making a decision regarding the Business Combination. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
Grindr’s management expects that its business may grow primarily in three ways: first, the Company will continue improving its product and feature set in its mobile app for its current customers in the US and UK. Second, the Company plans to further expand internationally in significant regions, including Europe, Latin America, and Brazil. Third, with an expansion of its platform, the Company expects that it will be able to grow its customer base through the addition of internet accessibility and community building. As a result, Grindr’s management expects that there will be future partnership opportunities through increasing the accessibility of products and services to the communities in which Grindr operates its business. All of these efforts should drive growth in users and/or improve conversion, monetization, and retention.
The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Grindr’s business, all of which are difficult to predict with certainty and many of which are beyond Grindr’s control. Some significant assumptions on which Grindr’s management based its financial projects include:
•	Revenue (Non-GAAP)
•
Direct Revenue and Indirect Revenue to increase in line with improved monetization strategies through the projection period, including development of interactive value add features such as enhancements in user visibility from video and profile boosts, improvements in user conversion through in-app lifecycle marketing, and expansion of indirect partnership-ad opportunities in verticals such as travel, pharmaceuticals, health and beauty;

•
Annual revenue growth of approximately 41%, 41%, 35% and 31%, in the years ending December 31, 2022, 2023, 2024 and 2025, respectively, which is higher than or on par with recent growth rates of some of Grindr’s competitors, including Match and Bumble, as they have been monetizing at scale with annual growth rates between 25% and 30% in the years ended December 31, 2020 and 2021;

○	Anticipate meeting or exceeding prior growth rates and those of Grindr’s competitors, through the projection period, as it scales its user conversions and revenue per paid user to industry benchmarks.
•	Continued capture of Paying Users/MAUs
○
Number of Paying Users to increase in accordance with Grindr’s business strategy to further scale up its user base in certain geographical regions, in particular, the United States, the UK, Europe, Latin America and Brazil, throughout the projected period;

○	MAUs to increase to approximately 12 million, 15 million, 18 million and 21 million for the years ending December 31, 2022, 2023, 2024 and 2025, respectively;
○	Grindr to continue to improve its user experience and implement innovative and user-friendly features to its products and services to attract new users and generate greater user activities; and
○	No material changes in Paying Users’ purchasing behaviors and preferences.
•	Expected increase in Average Total Revenue per User
○
Averaged Total Revenue per User expected to increase to approximately $1.4, $1.6, $1.8 and $2.0 for the years ending December 31, 2022, 2023, 2024 and 2025, respectively, based on the factors above and assuming a steady recovery from COVID-19 and no material adverse impact from the 2022 monkeypox outbreak, as well as no worse-than-expected economic conditions in 2022 and 2023.

•	Adjusted EBITDA
•	Grindr’s revenues and operating costs and expenses based on historical operating trends, with historical gross margins being consistently in the 70-75% range;
○	Gross margins expected to increase through the projection period due to greater mix of high margin products that Grindr will continue to implement;
•	Grindr’s historical Adjusted EBITDA Margin increased from 45% for the year ended December 31, 2020 to 53% for the year ended December 31, 2021;
○	Adjusted EBITDA Margin to improve based on scalable business and maintenance and improvement of current cost structure; and
○
Adjusted EBITDA Margin to be positively affected by continued investments and increases in headcounts and other administrative and sales and marketing costs due to overall business expansion, through the projection period.

•	Other economic, regulatory, market and financial factors
•
Economic, market or regulatory factors may also impact the financial projections for Grindr, but they are difficult to predict or quantify with certainty and we assumed, among other things, that, through the projection period, there will be:

○	No material changes in the market landscape in which Grindr operates;
○	No regulatory changes in relation to privacy and data protection that materially and negatively impact Grindr’s operations; and
○	No material negative impact from the continued spread of COVID-19 and the 2022 monkeypox outbreak.
The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Grindr’s and Tiga’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Grindr’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. In light of the foregoing factors and the uncertainties inherent in these financial projections, stockholders are cautioned not to place undue, if any, reliance on the projections.
The projected financial information included in this document has been prepared by, and is the responsibility of, Grindr’s management. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Neither Ernst & Young LLP nor any other independent accountant has compiled, reviewed, examined, performed any other assurance procedures, or expressed any form of assurance with respect to the prospective financial information included in this proxy statement/prospectus. The report of Ernst & Young LLP included in this proxy statement/prospectus relates to Grindr Group LLC’s historical audited financial statements and does not extend to the unaudited prospective financial information and should not be read to do so. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Tiga and the Tiga Board in connection with their review of the proposed Business Combination.
The key elements of the projections provided by management of Grindr to Tiga are summarized in the table below:
Projected Financial Performance
($ in millions)	2022P	2023P	2024P	2025P
Revenue (Non-GAAP)(1)	$206	$290	$390	$512
Adjusted EBITDA(2)	$96	$145	$199	$265
(1)	Non-GAAP Revenue reflects revenue adjusted for certain non-core revenue adjustments.
(2)
Adjusted EBITDA is defined as net income (loss) excluding income tax provision, interest expense, depreciation and amortization, stock-based compensation expense, non-core expenses/losses (gains). Non-core expenses/losses (gains) include purchase accounting adjustments related to deferred revenue, transaction-related costs, asset impairments, and management fees. For a historical reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable measure calculated and presented in accordance with GAAP, please see the section entitled “Grindr’s Management’s Discussion and Analysis of Financial Condition and Results of Operations–Non-GAAP Financial Measures.”

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR GRINDR, TIGA UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Opinion of Financial Advisor to the Special Committee
On March 4, 2022, Tiga retained Duff & Phelps to serve as an independent financial advisor to the Special Committee, specifically to provide to the Tiga Board a fairness opinion in connection with the Business Combination.
On May 5, 2022, Duff & Phelps presented its financial analysis with respect to the consideration to be paid by Tiga in the Business Combination. On May 9, Duff & Phelps delivered its written opinion (the “Opinion”), to the Tiga Board (including the Special Committee (solely in their capacity as members of the Special Committee or the Board of Directors)) that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, the Aggregate Merger Consideration to be paid by Tiga in the transactions pursuant to the Merger Agreement is fair to Tiga, from a financial point of view.
In selecting Duff & Phelps, the Special Committee considered, among other things, the fact that Duff & Phelps is a global leader in providing fairness opinions to boards of directors and special committees. Duff & Phelps is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.
The Opinion was approved by Duff & Phelps’ fairness opinions committee. The Opinion was provided for the information of, and directed to, the Tiga Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to Tiga of the Aggregate Merger Consideration to be paid by Tiga in the transactions pursuant to the Merger Agreement and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding.
The full text of the Opinion is attached to this proxy statement/prospectus as Annex K and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Tiga’s shareholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Duff & Phelps in connection with the Opinion, as well as other qualifications contained in the Opinion. However, neither the Opinion nor the summary of the Opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Tiga Board, any security holder of Tiga or any other person as to how to act or vote with respect to any matter relating to the Business Combination.
In connection with the Opinion, Duff & Phelps made such reviews, analyses and inquiries that Duff & Phelps deemed necessary and appropriate under the circumstances to enable Duff & Phelps to render the Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of the Opinion included, but were not limited to, the items summarized below:
1.	Reviewed the following documents:
a.
Tiga’s audited financial statements for the fiscal years ended December 31, 2020 and 2021 included in Tiga’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”), which Tiga’s management identified as being the most current financial statements available;

b.	Grindr's audited financial statements for the fiscal years ended December 31, 2020;
c.	Grindr's draft audited financial statements for the fiscal year ended December 31, 2021;
d.
Grindr's unaudited internally prepared financial statements for the quarter ended March 31, 2022, which at such time of the review, Grindr's management identified as being the most current financial statements available;

e.
Other internal documents relating to the history, current operations, and probable future outlook of Grindr, including financial projections of Grindr for the years 2022 through 2025, prepared by management of Grindr (the “Grindr Management Projections”);

f.
Financial projections of Grindr for the years 2022 through 2025, provided to us by management of Tiga, which is based on Grindr Management Projections and includes Tiga management's estimates of projected cash and equity compensation (the “Financial Projections”);

g.	Tiga’s Form S-1 registration statement dated November 4, 2020; and
h.
Documents related to the Business Combination, including the draft Amended and Restated Forward Purchase Agreement dated as of May 8, 2022 and the draft of the Merger Agreement, dated as of May 8, 2022;

2.	Discussed the information referred to above and the background and other elements of the Business Combination with the management of Tiga and Grindr;
3.	Reviewed the historical trading price and trading volume of the publicly traded securities of certain companies that Duff & Phelps deemed relevant;
4.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering the Opinion with respect to the Business Combination, Duff & Phelps, with Tiga’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Tiga and Grindr management, and did not independently verify such information;

2.
Relied upon the fact that the Tiga Board and Tiga have been advised by counsel as to all legal matters with respect to the Business Combination, including whether all procedures required by law to be taken in connection with the Business Combination have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections (including the Grindr Management Projections and the Financial Projections) furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.	Assumed that information supplied and representations made by Tiga and Grindr management are substantially accurate regarding Grindr and the Business Combination;
5.	Assumed that the representations and warranties made in the Merger Agreement are substantially accurate;
6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
7.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Tiga or Grindr since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.
Assumed that all of the conditions required to implement the Business Combination will be satisfied and that the Business Combination will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination will be obtained without any adverse effect on Tiga or Grindr.
Given Tiga’s nature as a special purpose acquisition company, for purposes of the Opinion and its analysis and with Tiga’s consent, Duff & Phelps assumed a value of $10.00 per share for Tiga’s Common Stock, with such $10.00 value being based on Tiga’s initial public offering and Tiga’s approximate cash per outstanding share of Tiga Common Stock (excluding, for the avoidance of doubt, the dilutive impact of any Tiga Warrants or Forward Purchase Rights). Further, for purposes of the Opinion and its analysis and with Tiga’s consent, Duff & Phelps assumed the accuracy and completeness of the capitalization information for Grindr prepared by Tiga.
To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, Duff & Phelps informed the Tiga Board the Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.
Duff & Phelps prepared the Opinion effective as of May 9, 2022. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after such date. Accordingly, references to the “Merger Agreement” and the “Aggregate Merger Consideration” in the sections of this proxy statement/prospectus regarding the Opinion, refer to the Merger Agreement and aggregate merger consideration prior to giving effect to Merger Agreement Amendment No. 1.

Duff & Phelps did not evaluate Tiga’s or Grindr’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the assets, businesses or operations of Tiga or Grindr, or any alternatives to the Business Combination, (ii) negotiate the terms of the Merger Agreement, or (iii) advise the Tiga Board or any other party with respect to alternatives to the Business Combination.
Duff & Phelps did not express any opinion as to the market price or value of Tiga’s common stock (or anything else) after the announcement or the consummation of the Business Combination. The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of Tiga’s or Grindr’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering the Opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of Tiga’s or Grindr’s officers, directors, or employees, or any class of such persons, relative to the Aggregate Merger Consideration to be paid by Tiga in the Business Combination, or with respect to the fairness of any such compensation.
The Opinion was furnished for the use and benefit of the Tiga Board in connection with its consideration of the Business Combination and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. The Opinion (i) did not address the merits of the underlying business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) does not address any transaction related to the Business Combination; (iii) is not a recommendation as to how the Tiga Board or any stockholder should vote or act with respect to any matters relating to the Business Combination, or whether to proceed with the Business Combination or any related transaction, and (iv) does not indicate that the Aggregate Merger Consideration to be paid by Tiga is the best possibly attainable under any circumstances; instead, it merely states whether the Aggregate Merger Consideration to be paid by Tiga in the Business Combination is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based. The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of the Opinion to the Tiga Board. This summary is qualified in its entirety by reference to the full text of the Opinion, attached to this proxy statement/prospectus as Annex K. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Tiga Board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at the Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying the Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.
The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Valuation Methodologies Utilized
Discounted Cash Flow Analysis
The Discounted Cash Flow Analysis (the “DCF Analysis”), approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value.
Duff & Phelps performed a DCF Analysis of the estimated future unlevered free cash flows attributable to Grindr for the years ending December 31, 2022 through December 31, 2025, with “unlevered free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Adjusted EBITDA figures included in the Projected Financial Performance section and made the following adjustments using information received from Grindr management and Tiga management to arrive at unlevered free cash flows: (i) deducted incremental cash and equity compensation not included in the Adjusted EBITDA figures shown in the Projected Financial Performance section, as instructed by Tiga management; (ii) deducted stock-based compensation and depreciation and amortization to derive earnings before interest and taxes; (iii) deducted taxes equal to 25% of earnings before interest and taxes; (iv) added depreciation and amortization; (v) deducted capital expenditures and capitalized software development costs; and (vi) made adjustments for changes in net working capital, to arrive at unlevered free cash flow of approximately $31 million for the nine months ending December 31, 2022, approximately $91  million for the year ending December 31, 2023, approximately $127 million for the year ending December 31, 2024, and approximately $169 million for the year ending December 31, 2025.
Duff & Phelps estimated the net present value of all unlevered free cash flows for Grindr after fiscal year 2025 (the “Terminal Values”) by applying an EBITDA Pre-SBC (earnings before interest, taxes, depreciation and amortization and before deducting stock-based compensation) multiple range to Grindr’s projected 2025 EBITDA Pre-SBC in the Financial Projections. Duff & Phelps discounted the unlevered free cash flows in the discrete period and the Terminal Values in 2025 back to the present to estimate an illustrative range of implied enterprise values of Grindr.
Market Approach
The “Market Approach” is a valuation technique that provides an estimation of value by applying a valuation multiple to a specific financial metric for the subject company. These valuation multiples are either observed or derived from (i) market prices of actively traded, public companies, publicly available historical financial information and consensus equity research analyst estimates of future financial performance or (ii) prices paid in actual mergers, acquisitions or other transactions. The valuation process includes, but is not limited to, a comparison of various quantitative and qualitative factors between the subject business and other similar businesses.
Duff & Phelps utilized the Market Approach to (i) select a range of valuation multiples consisting of enterprise value to projected 2022 and 2023 EBITDA Pre-SBC multiples and enterprise value to projected 2022 and 2023 EBITDA Post-SBC multiples to apply to Grindr’s 2022 and 2023 EBITDA both Pre-SBC and post-SBC and (ii) to estimate the Terminal Values for the DCF Analysis.
Due to the fact that there are two dating application companies that are publicly traded, Bumble Inc. and Match Group, Inc., Duff & Phelps’ selection of valuation multiples was primarily based on the valuation multiples derived from these two companies. In addition, Duff & Phelps identified three publicly traded consumer subscription companies, Netflix, Inc., Roku, Inc. and Spotify Technology S.A., and four publicly traded social media and marketplace companies, Etsy, Inc., Pinterest, Inc., Yelp Inc. and ZipRecruiter, Inc. The valuation multiples derived from these companies were viewed by Duff & Phelps as supplementary to the valuation multiples derived from the dating application companies.
Duff & Phelps selected the public companies based on their relative similarity, primarily in terms of services offered, revenue growth history and outlook, profit margins and other characteristics, to that of Grindr. Duff & Phelps noted that the public companies that it selected for purpose of its analysis were not perfectly comparable to Grindr.

Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Grindr cannot rely solely upon a quantitative review of the selected public companies but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Grindr. Therefore, the Market Approach is subject to certain limitations.
COMPANY NAME	ENTERPRISE VALUE AS A MULTIPLE OF
Company Name	LTM EBITDA Pre-SBC	2022 EBITDA Pre-SBC	2023 EBITDA Pre-SBC	LTM EBITDA Post-SBC	2022 EBITDA Post-SBC	2023 EBITDA Post-SBC	LTM Revenue
Dating Apps
Bumble Inc.**	24.9x	20.5x	16.0x	61.9x	35.6x	25.0x	6.73x
Match Group, Inc.*	24.6x	20.9x	17.1x	28.5x	23.9x	19.5x	8.80x
Mean / Median	24.7x	20.7x	16.5x	45.2x	29.7x	22.2x	7.77x
Consumer Subscriptions
Netflix, Inc.*	13.7x	13.4x	12.0x	14.6x	14.6x	13.0x	3.10x
Roku, Inc.*	28.7x	NM	32.2x	63.1	NM	NM	3.89
Spotify Technology S.A.*	37.7x	39.9x	28.6x	NM	NM	56.7	1.61
Mean	26.7x	26.7x	24.2x	38.9x	14.6x	34.8x	2.87x
Median	28.7x	26.7x	28.6x	38.9x	14.6x	34.8x	3.10x
Social Media and Marketplace
Etsy, Inc.*	18.8x	17.3x	13.9x	23.4x	21.1x	16.8x	5.80x
Pinterest, Inc.**	14.7x	18.2x	13.1x	29.7x	49.6x	25.9x	4.44x
Yelp Inc.*	9.0x	8.2x	6.9x	23.4x	20.0x	15.0x	2.15x
ZipRecruiter, Inc.**	19.5x	20.6x	16.3x	NM	58.9x	36.8x	3.74x
Mean	15.5x	16.1x	12.6x	25.5x	37.4x	23.6x	4.03x
Median	16.7x	17.8x	13.5x	23.4x	35.3x	21.4x	4.09x
Consolidated Mean	21.3x	19.9x	17.3x	34.9x	31.9x	26.1x	4.47x
Consolidated Median	19.5x	19.4x	16.0x	28.5x	23.9x	22.2x	3.89x
LTM = Latest Twelve Months; Represents period ended 3/31/2022 for Netflix, Roku, Spotify and Pinterest; Period ended 12/31/2022 for Bumble, Match, Etsy, Yelp, and Ziprecruiter
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
SBC = Stock Based Compensation
CAGR = Compounded Annual Growth Rate
Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest] - [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]
*	Projected SBC calculated by applying a historical 3-year average percentage of revenue to analyst projected revenues
**	Projected SBC based on average analyst estimates due to non-recurring amounts of equity compensation in historical 3-year averages
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports, Grindr management, Tiga management, Financial Projections

Duff & Phelps also identified certain precedent merger and acquisition transactions involving target companies that had businesses deemed similar in certain respects to that of Grindr. Duff & Phelps compared Grindr to the target companies involved in the selected transactions listed in the table below. The selection of these transactions was based, among other things, on the target company’s industry, relative size of the applicable transactions compared to Grindr and the availability of public information related to the applicable transactions. These multiples of implied enterprise value to revenue and enterprise value to EBITDA were also considered when selecting multiples to apply to Grindr’s EBITDA in the market approach and when selecting multiples to apply to 2025 EBITDA in the DCF Analysis.
M&A Transactions Analysis
($ in millions)
Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
4/13/2022	Twitter, Inc.(1)	Elon R. Musk	$46,305.9	$5,242.4	$817.8	15.6%	8.83x	56.6x
1/18/2022	Activision Blizzard, Inc.	Microsoft Corporation	$68,987.1	$8,803.0	$3,452.0	39.2%	7.84x	20.0x
1/9/2022	Zynga Inc.	Take-Two Interactive Software, Inc.	$12,328	$2,801	$457	16.3%	4.40x	27.0x
11/5/2021	McAfee Corp.	Private Equity Consortium	$20,014.2	$1,826.0	$652.0	35.7%	10.96x	30.7x
7/14/2021	Avast plc	NortonLifeLock Inc.	$7,662.1	$931.1	$482.3	51.8%	8.23x	15.9x
2/9/2021	Hyperconnect, Inc.	MG Korea Services Limited	$1,725.0	$237.0	$25.3	10.7%	7.28x	68.1x
2/8/2021	Glu Mobile Inc.	Electronic Arts Inc.	$1,983.0	$540.5	$28.5	5.3%	3.67x	69.6x
8/27/2020	Leyou Technologies Holdings Limited	Image Frame Investment (HK) Limited	$1,390.7	$199.3	$43.3	21.7%	6.98x	32.1x
8/5/2020	Ancestry.com LLC	Blackstone Inc.	$4,700.0	$757.0	$266.2	35.2%	6.21x	17.7x
3/5/2020	The Meet Group, Inc.	Parship Group GmbH	$505.5	$211.7	$30.0	14.2%	2.39x	16.9x
12/20/2019	Care.com, Inc.(2)	IAC/InterActiveCorp (nka:Match Group, Inc.)	$525	$207	$22	10.4%	2.53x	24.4x
12/17/2019	LogMeIn, Inc.	Francisco Partners Management, L.P.; Evergreen Coast Capital	$4,557.8	$1,247.9	$327.3	26.2%	3.65x	13.9x
11/8/2019	Bumble Inc.(3)	Blackstone Inc.	$3,000.0	$488.9	$99.7	20.4%	6.14x	30.1x
7/29/2019	Just Eat plc (nka:Just Eat Limited)	Takeaway.com N.V. (nka:Just Eat Takeaway.com N.V.)	$8,466.4	$1,125.4	$172.6	15.3%	7.52x	49.1x
		Mean	$13,011	$1,758	$491	22.7%	6.19x	33.7x
		Median	$4,629	$844	$219	18.4%	6.59x	28.5x
(1)	Twitter metrics based on EBITDA adjusted for non-recurring items post-stock based compensation
(2)	Care.com metrics based on company adjusted EBITDA post-stock based compensation
(3)	Bumble metrics based on company adjusted EBITDA post-stock based compensation per S-1 Filing
Source: Capital IQ and company filings

Summary of Financial Analyses
Discounted Cash Flow Analysis
Based on the data shown in the tables above, Duff & Phelps selected a range of multiples to apply to Grindr’s projected 2025 EBITDA Pre-SBC to estimate an illustrative range of Terminal Values to incorporate into the DCF Analysis. Duff & Phelps analyzed revenue growth, EBITDA Pre-SBC growth, EBITDA Pre-SBC margins, and multiples of enterprise value to EBITDA Pre-SBC for the selected public companies compared to projected 2025 revenue growth, projected 2025 EBITDA Pre-SBC growth, and projected 2025 EBITDA Pre-SBC margin for Grindr, based on the Financial Projections. Such analysis informed the selection of terminal multiples of projected 2025 EBITDA Pre-SBC for Grindr. Duff & Phelps selected multiples that, in its judgement, reflected Grindr’s sustainability of revenue growth outlook, profit margins, and other characteristics relative to the selected public companies. Based on its analysis, Duff & Phelps selected a terminal EBITDA Pre-SBC multiple range of 14.0x to 17.0x to apply to Grindr’s projected 2025 EBITDA Pre-SBC, which was utilized in the DCF Analysis to estimate an illustrative range of implied enterprise values of Grindr.
Determination of an appropriate discount rate to use in the DCF Analysis requires a degree of judgment. Duff & Phelps considered a number of factors in determining the discount rate range, including the results of published studies on discount rates. Duff & Phelps also considered Grindr’s projected financial performance and growth and the risks facing Grindr in order to achieve the projected results, including execution risk and competitive risks, among others.
Duff & Phelps estimated Grindr’s weighted average cost of capital (“WACC”) using the Capital Asset Pricing Model and information derived from the selected public companies and the cost of debt calculation as well as an estimate of the capital structure as exhibited by the selected public companies. In addition, Duff & Phelps assessed the expected rates of return on a range of asset classes, including rates of returns required in private equity investments and later stage venture capital returns. Based on these factors and the published discount rate studies, Duff & Phelps selected discount rates ranging from 16% to 20%.
Based on these assumptions, Duff & Phelps’ DCF Analysis resulted in an estimated enterprise value range for Grindr of $2,175 million to $2,900 million. Duff & Phelps further estimated the range of total equity value of Grindr following the Business Combination by adding pro forma cash and cash equivalents of $15 million (which assumes no redemptions) and option proceeds of $15 million, and subtracting the pro forma debt of $75 million (which assumes no redemptions), the estimate value of outstanding warrants of $21 million, and estimated value of future purchase rights of $5 million. This resulted in an estimated value of the 78.2% equity interest in Tiga, which represents Aggregate Consideration being paid by Tiga, to range from approximately $1,645 million to $2,213 million.
Market Approach
Based on the data shown in the tables above, Duff & Phelps also selected a range of valuation multiples to apply to Grindr’s projected 2022 and 2023 EBITDA Pre-SBC and projected 2022 and 2023 EBITDA Post-SBC to estimate a range of current enterprise values for Grindr using the Market Approach. Duff & Phelps analyzed the historical and projected metrics for Bumble Inc. and Match Group, Inc., as well as for the other selected publicly traded companies, and compared these metrics to the historical and projected metrics of Grindr. Duff & Phelps selected multiples that, in its judgement, reflected Grindr’s services offerings, revenue growth outlook, profit margins, and other characteristics relative to the selected public companies based on historical financial results and the Financial Projections.
Based on the analysis described above, Duff & Phelps selected valuation multiples ranging from 21.0x to 24.0x to apply to Grindr’s 2022 EBITDA Pre-SBC of $95 million; valuation multiples ranging from 14.0x to 17.0x to apply to Grindr’s 2023 EBITDA Pre-SBC of $144 million; valuation multiples ranging from 24.0x to 27.0x to apply to Grindr’s 2022 EBITDA Post-SBC of $81 million; and valuation multiples ranging from 16.5x to 19.5x to apply to Grindr’s 2023 EBITDA Post-SBC of $131 million.
Duff & Phelps’ Market Approach resulted in an estimated enterprise value range for Grindr of $2,025 million to $2,375 million. Duff & Phelps further estimated the range of total equity value of Grindr following the Business Combination by adding pro forma cash and cash equivalents of $15 million (which assumes no redemptions) and option proceeds of $15 million, and subtracting the pro forma debt of $75 million (which assumes no redemptions), the estimated value of outstanding warrants of $21 million, and estimated value of future purchase rights of $5 million. This resulted in an estimated value of the 78.2% equity interest in Tiga, which represents the Aggregate Consideration being paid by Tiga, to range from approximately $1,528 million to $1,802 million.
Conclusion
Based on Duff & Phelps’ analyses, Duff & Phelps noted that the consideration of $1,599 million to be paid by Tiga in the Business Combination was at the bottom of the estimated value range of the 78.2% equity interest in Tiga, ranging from $1,587 million to $2,017 million. This range is based on the average of the illustrative enterprise value indications from the DCF Analysis, ranging from $2,175 million to $2,900 million, and the Market Approach, ranging from $2,025 million to $2,375 million, to which Duff & Phelps added pro forma cash and cash equivalents of $15 million (which assumes no redemptions) and option proceeds of $15 million, and subtracted the pro forma debt of $75 million (which assumes no redemptions), the estimated value of outstanding warrants of $21 million, and estimated value of future purchase rights of $5 million. This resulted in an estimated adjusted aggregate equity value range for Grindr of $2,028 million to $2,578 million and the estimated value of the 78.2% equity interest in Tiga, which represents the consideration being paid by Tiga, ranging from approximately $1,587 million to $2,017 million.
Fees and Expenses
As compensation for Duff & Phelps’ services in connection with the rendering of the Opinion to the Tiga Board, the Special Committee agreed to pay Duff & Phelps a professional fee of $600,000. A portion of the fee was payable upon delivery. Of this fee, $50,000 was paid when Duff & Phelps was engaged, $150,000 was paid when Duff & Phelps was asked to deliver the Opinion, and the remaining $400,000 is payable upon the closing of the Business Combination.
No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction or the conclusion reached in the Opinion.
Furthermore, Duff & Phelps is entitled to be paid additional fees at a percentage of Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion. The Special Committee has also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses, other expenses and reasonable fees and expenses of outside counsel retained by Duff & Phelps in connection with the negotiation and performance of this engagement and the preparation of, and assistance with respect to, the Opinion, relevant transaction documents and related documents and matters. The Special Committee has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.
The terms of the fee arrangements with Duff & Phelps, which the Special Committee believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee is aware of these fee arrangements.
Disclosure of Prior Relationships
During the two years preceding the date of the Opinion, Duff & Phelps has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. Duff & Phelps did not act as an underwriter in the initial public offering of Tiga.
Interests of Certain Persons in the Business Combination
•
When you consider the recommendation of the Tiga Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, Tiga’s directors and executive officers and certain of their affiliates have interests in such proposal that are different from, or in addition to, those of Tiga shareholders and warrant holders generally. These interests include, among other things, the interests listed below. In each of the minimum redemption scenario and the maximum redemption scenario, as well as all interim levels of redemptions, the Forward Purchase Investors will pay $10.00 per share of New Grindr Common Stock in connection with the Forward Purchase Commitment and the Backstop Commitment, and the consideration payable to security holders of Grindr, which will be paid in the form of shares of New Grindr Common Stock, is being valued at $10.00 per share. As such, regardless of the extent of redemptions, the shares of New Grindr Common Stock owned by non-redeeming shareholders will have an implied value of $10.00 per share upon the consummation of the Business Combination. Notwithstanding the foregoing, public shareholders should be aware that the foregoing interests, and those set forth in more detail below, present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with public shareholders – as such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. The following interests with respect to Mr. Zage and Mr. Gupta and their respective affiliates:
•
Mr. Zage indirectly owns 43.0% of all of the equity interests (such interests non-voting) in Grindr and Ashish Gupta indirectly owns 4.5% of all of the equity interests (such interests non-voting) in Grindr; and

•
Immediately following the Closing and, assuming none of Tiga’s shareholders elect to redeem their public shares in connection with the Closing, by virtue of the holdings by Mr. Zage and Mr. Gupta and their respective affiliates, subject to certain adjustments and limitations described herein, Mr. Zage is expected to beneficially own approximately 3.6% of the economic interests of New Grindr whereas Ashish Gupta is expected to beneficially own approximately 3.4% of the economic interests of New Grindr.

•
Prior to the consummation of the initial public offering, on July 27, 2020, the Sponsor received 5,750,000 founder shares in exchange for a capital contribution of $25,000, or $0.004 per share. On November 23, 2020, Tiga effected a 1,150,000 share dividend, resulting in Tiga’s initial shareholders holding an aggregate of 6,900,000 founder shares. All share and per-share amounts have been retroactively restated to reflect the share dividend. These 6,900,000 founder shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $71,760,000 based on the closing price of Tiga Class A ordinary shares ($10.40 per share) on the NYSE at October 17, 2022. On November 23, 2020, the Sponsor transferred 20,000 founder shares to each of David Ryan, Carman Wong and Ben Falloon for the same per-share price initially paid by the Sponsor, resulting in the Sponsor holding 6,840,000 founder shares. If Tiga does not consummate a business combination by November 27, 2022 or prior to the expiration of any extended time that Tiga has to consummate a business combination beyond November 27, 2022 as a result of a shareholder vote to amend Tiga’s memorandum and articles of association, subject to the Sponsor purchasing additional private placement warrants, subject to applicable law, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Companies Act to provide for the claims of creditors and the requirements of other applicable law. In such event, the 6,900,000 Tiga Class B ordinary shares collectively owned by the Sponsor and three independent directors (David Ryan, Carman Wong and Ben Falloon) would be worthless because following the redemption of the public shares, Tiga would likely have few, if any, net assets and because the Sponsor and Tiga’s directors and officers have agreed to waive their respective rights to liquidating dissolutions from the trust account in respect of any Tiga Class A ordinary shares and Tiga Class B ordinary shares held by them, as applicable, if Tiga fails to complete a business combination within the required period. Additionally, in such event, the 18,560,000 private placement warrants purchased by the Sponsor for an aggregate purchase price of $18,560,000 (at $1.00 per warrant), will also expire worthless.

•
The 6,900,000 shares of New Grindr Common Stock into which the 6,900,000 Tiga Class B ordinary shares collectively held by the Sponsor, David Ryan, Carman Wong and Ben Falloon will automatically convert in connection with the First Merger (including after giving effect to the Domestication), if unrestricted and freely tradeable, would have had an aggregate market value of (1) $71,760,000 based upon the closing price of $10.40 per Tiga Class A ordinary share on the NYSE on October 17, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus and (2) $6,900,000, based upon the per share value implied in the Business Combination of $10.00 per share of New Grindr Common Stock. However, given that such shares of New Grindr Common Stock will be subject to certain restrictions, including those described above, Tiga believes that such shares have less value. The 18,560,000 New Grindr Warrants into which the 18,560,000 Tiga private placement warrants held by the Sponsor will automatically convert in connection with the First Merger (including after giving effect to the Domestication), if unrestricted and freely tradeable, would have had an aggregate market value of $10,208,000 based upon the closing price of $0.55 per Tiga Warrant on the NYSE on October 17, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. Consequently, because (a) Tiga’s public shareholders purchased the Tiga units at $10.00 per unit, (b) the purchase price of the founder shares (following surrender of 6,900,000 shares for no consideration) was approximately $0.004 per share and (c) the price of the private placement warrants was $1.00 per warrant, the Sponsor may earn a positive rate of return even if the share price of New Grindr Common Stock falls significantly below the per share value implied in the Business Combination of $10.00 per share of New Grindr Common Stock and the public shareholders of Tiga experience a negative rate of return.
•
In addition, the Sponsor and its affiliates will subscribe for an aggregate of 5,000,000 forward purchase shares, plus an aggregate of 2,500,000 forward purchase warrants to purchase one share of New Grindr Common Stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per share. The Sponsor and its affiliates may also subscribe for up to 5,000,000 backstop shares plus up to 2,500,000 backstop warrants at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for each backstop share and one-half of one backstop warrant.

•
Mr. Zage, Chairman and Chief Executive Officer of Tiga, is expected to be a director of New Grindr after the consummation of the Business Combination. As such, in the future, Mr. Zage may receive fees for his service as director, which may consist of cash and/or stock-based awards, and any other remuneration that New Grindr’s board of directors determines to pay to its non-employee directors.

•
The Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Tiga shareholders than liquidate.

•
Given the differential in purchase price that the Sponsor paid for the founder shares as compared to the price of the Tiga Units sold in the initial public offering and subsequent number of shares of Tiga Class A ordinary shares that the Sponsor will receive upon conversion of the founder shares in connection with the Business Combination, the Sponsor and its affiliates may realize a positive rate of return on such investment even if other Tiga shareholders experience a negative rate of return following the Business Combination.

•
Pursuant to the Underwriting Agreement entered into in connection with Tiga’s initial public offering, the underwriters are entitled to a deferred fee of $0.35 per unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that Tiga completes a business combination, subject to the terms of the Underwriting Agreement. The underwriters of the initial public offering have agreed to waive their rights to the deferred fee in the event Tiga does not complete an initial business combination within the time period provided in Tiga’s amended and restated memorandum and articles of association.

•
The Sponsor (including its representatives and affiliates) and Tiga’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Tiga. The Sponsor and Tiga’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Tiga completing its initial business combination. Moreover, certain of Tiga’s directors and officers have time and attention requirements for other investments. Tiga’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Tiga, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Tiga’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Tiga, subject to applicable fiduciary duties under the Companies Act. Tiga’s Cayman Constitutional Documents provide that Tiga renounces its interest in any corporate opportunity offered to any director or officer of Tiga unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Tiga and it is an opportunity that Tiga is able to complete on a reasonable basis. This provision in Tiga’s Cayman Constitutional Documents may present a conflict of interest in the event that a director or officer of Tiga is offered a corporate opportunity in a capacity other than his or her capacity as a director or officer of Tiga that is suitable for Tiga. Tiga does not believe that such potential conflict of interest impacted Tiga’s search for a business combination target.

•
Tiga’s existing directors and officers will be eligible for continued indemnification and continued coverage under Tiga’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.

•
In the event that Tiga fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Tiga will be required to provide for payment of claims of creditors that were not waived that may be brought against Tiga within the ten years following such redemption. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to Tiga if and to the extent any claims by a third party (other than Tiga’s independent auditors) for services rendered or products sold to Tiga, or a prospective target business with which Tiga has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of Tiga’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
The Sponsor, or an affiliate of the Sponsor, or certain of Tiga’s officers and directors advanced funds to Tiga for working capital purposes. The Sponsor advanced Tiga $700,000 to be used for working capital purposes. In addition, the Sponsor also loaned Tiga an aggregate of $300,000 to cover expenses related to the initial public offering pursuant to a promissory note. This advance and promissory note were non-interest bearing and payable on the earlier of (i) January 31, 2021 and (ii) the completion of the initial public offering. Tiga fully repaid the advance and the promissory note to the Sponsor on November 27, 2020. On March 16, 2022, the Tiga Board authorized the execution and delivery of a Convertible Promissory Note in the principal amount of $2,000,000 (the “Convertible Promissory Note”). On January 25, 2022, the Sponsor had advanced the sum of $750,000 to Tiga on account of the Convertible Promissory Note and on June 30, 2022, there was $1,680,000 outstanding under the Convertible Promissory Note. All unpaid principal under the Convertible Promissory Note shall be due and payable in full on the effective date of Tiga’s initial business combination, unless accelerated upon the occurrence of an event of default. The Sponsor and its affiliates have no other loans for which they would receive compensation if a business combination is completed.

•
Tiga has outstanding administrative fees of $20,000 as of June 30, 2022, which are included in accrued expenses in Tiga’s condensed balance sheets as of June 30, 2022, and which are also payable to the Sponsor or an affiliate upon the effective date of the Business Combination. Other than the foregoing, no compensation of any kind, including finder’s and consulting fees, will be paid by Tiga to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination.

•
Following the consummation of the Business Combination, the Sponsor, Tiga’s officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans (including the Convertible Promissory Note) on such terms as to be determined by Tiga from time to time, made by the Sponsor or certain of Tiga’s officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Tiga fails to consummate a business combination within the required period, the Sponsor and Tiga’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement. Notwithstanding the foregoing, the Sponsor, Tiga’s officers and directors and their respective affiliates will not have any reimbursement or out-of-pocket expenses, to which they would receive compensation if a business combination is completed.

•
Pursuant to the A&R Registration Rights Agreement, the Sponsor and certain related parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Grindr Common Stock and warrants held by such parties following the consummation of the Business Combination. See “Certain Relationships and Related Person

Transactions—Certain Relationships and Related Person Transactions—Tiga—A&R Registration Rights Agreement”.
The Sponsor has agreed to vote all the founder shares and any other public shares purchased during or after Tiga’s initial public offering in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of Tiga have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor (including Tiga’s independent directors) owns 19.8% of Tiga’s issued and outstanding ordinary shares.
The Sponsor and Tiga’s directors, officers, advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in any such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or warrants in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Tiga’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
In the event that the Sponsor or Tiga’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.
The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (ii) to increase the likelihood of satisfaction of the Minimum Cash Condition or ensure that Tiga’s net tangible assets are at least $5,000,001, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of Tiga securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of Tiga Class A ordinary shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Tiga securities on a national securities exchange.
The Sponsor and Tiga’s officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom the Sponsor or Tiga’s officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting Tiga directly or by our receipt of redemption requests submitted by shareholders (in the case of Tiga Class A ordinary shares) following Tiga’s mailing of proxy materials in connection with the Business Combination. To the extent that the Sponsor or Tiga’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the Business Combination but only if such shares have not already been voted at the extraordinary general meeting. The Sponsor and Tiga’s officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.
Any purchases by the Sponsor or Tiga’s officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor and Tiga’s officers, directors and/or their affiliates will not make purchases of Tiga Class A ordinary shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
The existence of financial and personal interests of one or more of Tiga’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Tiga and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Tiga’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although New Grindr will issue shares for outstanding equity interests of Grindr in the Business Combination, Tiga will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Grindr issuing stock for the net assets of Tiga, accompanied by a recapitalization. The net assets of Tiga will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Grindr.
Estimated Sources and Uses for the Business Combination
The Estimated Sources and Uses are shown on a pro forma basis as if the Business Combination and the other events, summarized elsewhere in this proxy statement/prospectus, had been consummated on June 30, 2022. The Estimated Sources and Uses has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information prepared in accordance with Article 11 of Regulation S-X appearing elsewhere in this proxy statement/prospectus and the accompanying notes in the section entitled “Unaudited Pro Forma Combined Financial Information.” The unaudited pro forma combined financial information is derived from, and should be read in conjunction with, the historical financial statements and accompanying notes of Tiga and Grindr for the applicable periods included elsewhere in this proxy statement/prospectus. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed. If the actual facts are different from these assumptions, the percentage ownership of New Grindr held by such constituencies will be different.
Estimated Sources and Uses – No Redemptions
The following table summarizes the estimated sources and uses of funding the Business Combination (all amounts in millions of $). These figures assume (a) that no public shareholders exercise their redemption rights in connection with the Business Combination, (b) that New Grindr issues 160,171,401 shares of New Grindr Common Stock to former unitholders of Grindr as of immediately prior to the Effective Time and (c) that New Grindr issues 10.0 million shares of New Grindr Common Stock to the Forward Purchase Investors pursuant to the Forward Purchase Commitment and Backstop Commitment.
Sources		Uses
Cash and investments held in trust account(1)	287.5	Grindr rollover equity(3)	1,601.7
Forward Purchase Commitment and Backstop Commitment(2)	100.0	Distribution for Deferred Payment(4)	155.0
Tiga and Grindr balance sheet cash(1)	25.7	Distribution(4)	132.8
Catapult loan repayment(1)	29.7	Repayment of existing loans(5)	203.2
		Repayment of Tiga related party loan(1)	1.7
Bank loan (net of fees)	200.0	Cash to balance sheet	122.8
Grindr rollover equity(3)	1,601.7	Transaction expenses(6)	27.4
Total sources	2,244.6	Total uses	2,244.6
(1)	Calculated as of June 30, 2022.
(2)	Shares issued pursuant to the Forward Purchase Commitment and Backstop Commitment are at a deemed value of $10.00 per share.
(3)
Equity rollover includes (i) 156,223,962 shares of New Grindr Common Stock issued to Grindr unitholders, of which 6,514,692 shares of New Grindr Common Stock are associated with the Series P share-based compensation units described in “Beneficial Ownership of Securities” and (ii) 3,947,439 shares of New Grindr Common Stock reserved for issuance in respect of the conversion of Grindr Options.

(4)
Reflects a total estimated cash distribution to Grindr unitholders of $287.8 million through a capital distribution to be declared prior to the closing of the Transaction and paid at Closing. Of that amount, $155.0 million is to be used to extinguish the remaining Deferred Payment. The $132.8 million includes $4.5 million of unpaid distribution accrued for on the Grindr historical balance sheet.

(5)	Reflects the extinguishment of Grindr’s existing debt and the principal balance and prepayment premium of the debt.
(6)	Reflects estimated transaction expenses and excludes forfeited deferred underwriting commission of $9.7 million.
Please see the section titled “Unaudited Pro Forma Combined Financial Information” for further information.

Estimated Sources and Uses – 50% Redemptions
The following table summarizes the estimated sources and uses of funding the Business Combination (all amounts in millions of $). These figures assume (a) that 50% of public shareholders exercise their redemption rights in connection with the Business Combination, (b) that New Grindr issues 160,171,401 shares of New Grindr Common Stock to former unitholders of Grindr as of immediately prior to the Effective Time and (c) that New Grindr issues 10.0 million shares of New Grindr Common Stock to the Forward Purchase Investors pursuant to the Forward Purchase Commitment and Backstop Commitment.
Sources		Uses
Cash and investments held in trust account(1)	143.8	Grindr rollover equity(3)	1,601.7
Forward Purchase Commitment and Backstop Commitment(2)	100.0	Distribution for Deferred Payment(4)	155.0
Tiga and Grindr balance sheet cash(1)	25.7	Distribution(4)	132.8
Catapult loan repayment(1)	29.7	Repayment of existing loans(5)	203.2
		Repayment of Tiga related party loan(1)	1.7
Bank loan (net of fees)	250.0	Cash to balance sheet	29.1
Grindr rollover equity(3)	1,601.7	Transaction expenses(6)	27.4
Total sources	2,150.9	Total uses	2,150.9
(1)	Calculated as of June 30, 2022.
(2)	Shares issued pursuant to the Forward Purchase Commitment and Backstop Commitment are at a deemed value of $10.00 per share.
(3)
Equity rollover includes (i) 156,223,962 shares of New Grindr Common Stock issued to Grindr unitholders, of which 6,514,692 shares of New Grindr Common Stock are associated with the Series P share-based compensation units described in “Beneficial Ownership of Securities” and (ii) 3,947,439 shares of New Grindr Common Stock reserved for issuance in respect of the conversion of Grindr Options.

(4)
Reflects a total estimated cash distribution to Grindr unitholders of $287.8 million through a capital distribution to be declared prior to the closing of the Transaction and paid at Closing. Of that amount, $155.0 million is to be used to extinguish the remaining Deferred Payment. The $132.8 million includes $4.5 million of unpaid distribution accrued for on the Grindr historical balance sheet

(5)	Reflects the extinguishment of Grindr’s existing debt and the principal balance and prepayment premium of the debt.
(6)	Reflects estimated transaction expenses and excludes forfeited deferred underwriting commission of $9.7 million.
Please see the section titled “Unaudited Pro Forma Combined Financial Information” for further information.
Estimated Sources and Uses – Maximum Redemptions
The following table summarizes the estimated sources and uses of funding the Business Combination (all amounts in millions of $). These figures assume (a) that all public shareholders exercise their redemption rights in connection with the Business Combination, (b) that New Grindr issues 163,000,656 shares of New Grindr Common Stock to former unitholders of Grindr as of immediately prior to the Effective Time and (c) that New Grindr issues 10.0 million shares of New Grindr Common Stock to the Forward Purchase Investors pursuant to the Forward Purchase Commitment and Backstop Commitment.
Sources		Uses
Cash and investments held in trust account(1)	—	Grindr rollover equity(3)	1,630.0
Forward Purchase Commitment and Backstop Commitment(2)	100.0	Distribution for Deferred Payment(4)	155.0
Tiga and Grindr balance sheet cash(1)	25.7	Distribution(4)	104.5
Catapult loan repayment(1)	29.7	Repayment of existing loans(5)	203.2
		Repayment of Tiga related party loan(1)	1.7
Bank loan (net of fees)	370.0	Cash to balance sheet	35.6
Grindr rollover equity(3)	1,630.0	Transaction expenses(6)	25.4
Total sources	2,155.4	Total uses	2,155.4
(1)	Calculated as of June 30, 2022.
(2)	Shares issued pursuant to the Forward Purchase Commitment and Backstop Commitment are at a deemed value of $10.00 per share.
(3)
Equity rollover includes (i) 158,983,490 shares of New Grindr Common Stock issued to Grindr unitholders, of which 6,511,512 shares of New Grindr Common Stock are associated with the Series P share-based compensation units described in “Beneficial Ownership of Securities” and (ii) 4,017,166 shares of New Grindr Common Stock reserved for issuance in respect of the conversion of Grindr Options

(4)
Reflects a total estimated cash distribution to Grindr unitholders of $259.5 million through a capital distribution to be declared prior to the closing of the Transaction and paid at Closing. Of that amount, $155.0 million is to be used to extinguish the remaining Deferred Payment. The $104.5 million includes $4.5 million of unpaid distribution accrued for on the Grindr historical balance sheet.

(5)	Reflects the extinguishment of Grindr’s existing debt and the principal balance and prepayment premium of the debt.
(6)	Reflects estimated transaction expenses and excludes forfeited deferred underwriting commission of $9.7 million.
Please see the section titled “Unaudited Pro Forma Combined Financial Information” for further information.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration or early termination of a 30-day waiting period following the filing of the required Notification and Report Form by each party with the Antitrust Division and the FTC. On May 23, 2022, Tiga and Grindr filed the required notice and furnished the required information under the HSR Act to the Antitrust Division of the DOJ and the FTC. The 30-day HSR waiting period expired on June 22, 2022 at 11:59 PM.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or states or foreign governmental authorities could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Tiga cannot assure you that the Antitrust Division, the FTC, a state attorney general or another government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Tiga cannot assure you as to its result.
Neither Tiga nor Grindr are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. If any additional regulatory approvals or actions are required, such as in relation to CFIUS Approval (as defined in the Merger Agreement), there can be no assurance that any additional approvals or actions will be obtained. In August 2022 the parties submitted a voluntary notice to CFIUS pursuant to Section 721 of the Defense Production Act of 1950, as amended, informing CFIUS of the proposed Business Combination, which triggered a 45-day initial review period. The initial review period for the joint voluntary notice has expired, and CFIUS has initiated an investigation period that will last up to 45 days. As of the date of this proxy statement/prospectus, the parties have not received CFIUS Approval, and there can be no assurance that CFIUS Approval will be obtained prior to Closing. However, the parties have been communicating with CFIUS throughout the course of its review, and CFIUS has not objected to the parties’ intention to close the Business Combination prior to the conclusion of the CFIUS review. See “Risk Factors—Risks Related to Regulation and Litigation—The Business Combination remains subject to review by CFIUS and we are not certain how the outcome of the review will impact the Business Combination.”
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Accordingly, if a valid quorum is established, a Tiga shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting, abstentions and broker non-votes with regard to the Business Combination Proposal will have no effect on such proposal.
The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of May 9, 2022, by and among the Company, Tiga Merger Sub LLC, (“Merger Sub I”), a Delaware limited liability company and subsidiary of the Company, and Grindr Group LLC (“Grindr”), a Delaware limited liability company, a copy of which is attached to the proxy statement/prospectus as Annex A, as amended by the Merger Agreement Amendment No. 1, dated as of October 5, 2022, by and among Tiga, Merger Sub I, Tiga Merger Sub II LLC (“Merger Sub II”) and Grindr, a copy of which is attached to the proxy statement/prospectus as Annex A-1 (collectively, the “Merger Agreement”), pursuant to which, among other things, following the de-registration of the Company in the Cayman Islands and the registration by way of continuation as a corporation in the State of Delaware, the merger of Merger Sub I with and into Grindr (the “First Merger”), with Grindr surviving the First Merger as a wholly owned subsidiary of the Company (Grindr, in its capacity as the surviving company of the First Merger, the “Surviving Company”); and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of such Surviving Company with and into Tiga Merger Sub II LLC (“Merger Sub II”), a Delaware limited liability company and subsidiary of the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity of the Second Merger, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of Tiga’s Board of Directors
THE TIGA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TIGA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE DOMESTICATION PROPOSAL
Overview
Tiga is asking its shareholders to approve the Domestication Proposal. The Tiga Board has unanimously approved a change of Tiga’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Tiga will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Tiga will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding Tiga Class A ordinary share will convert automatically, on a one-for-one basis, into a share of New Grindr Common Stock, (2) each then issued and outstanding Tiga Class B ordinary share will convert automatically, on a one-for-one basis, into a share of New Grindr Common Stock, (3) each then issued and outstanding Tiga Warrant will convert automatically into a New Grindr Warrant, pursuant to the Warrant Agreement and (4) each then issued and outstanding Tiga unit will be cancelled and will entitle the holder thereof to one share of New Grindr Common Stock and one-half of one New Grindr Warrant.
The Domestication Proposal, if approved, will approve a change of Tiga’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Tiga is currently governed by the Companies Act, upon the Domestication, New Grindr will be governed by the DGCL. Additionally, we note that Tiga is also asking its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace Tiga’s current memorandum and articles of association under the Companies Act with a new certificate of incorporation and bylaws of New Grindr under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposal,” “Governance Proposal,” the Cayman Constitutional Documents of Tiga, attached hereto as Annex G and the Proposed Organizational Documents of New Grindr, attached hereto as Annex H and Annex I.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation.
The board of directors of Tiga believes that there are several reasons why a reincorporation in Delaware is in the best interests of Tiga and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Grindr, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Grindr’s shareholders from possible abuses by directors and officers.
Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. New Grindr’s incorporation in Delaware may make New Grindr more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws - especially those relating to director indemnification (as discussed below) - draw such qualified candidates to Delaware corporations. The Tiga Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Grindr to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.
The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
The Domestication is being proposed solely for the purpose of changing the legal domicile of Tiga. There will be no accounting effect or change in the carrying amount of the assets and liabilities of Tiga as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Grindr immediately following the Domestication will be the same as those of Tiga immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Accordingly, if a valid quorum is established, a Tiga shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting, abstentions and broker non-votes with regard to the Business Combination Proposal will have no effect on such proposal.
The Domestication Proposal is conditioned on the approval of each of the other proposals presented at the extraordinary general meeting. Therefore, if each of the other proposals presented at the extraordinary general meeting is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 48 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”
Recommendation of the Tiga Board of Directors
THE TIGA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TIGA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

PROPOSAL NO. 3—THE ORGANIZATIONAL DOCUMENTS PROPOSAL
Overview
Tiga is asking its shareholders to approve the adoption of the Proposed Organizational Documents in the forms attached hereto as Annex H and Annex I, which, in the judgment of the Tiga Board, is necessary to adequately address the needs of New Grindr following the consummation of the Business Combination.
The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation and the Proposed Bylaws, copies of which are included as Annex H and Annex I, respectively:
•	change the purpose of New Grindr to engage in “any lawful act or activity for which a corporation may be organized under the DGCL;
•
provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding New Grindr Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Proposed Bylaws unless approved by the majority of the authorized number of directors, and the provisions in the Proposed Certificate of Incorporation related to Directors, Indemnification and Limitation on Liability of Directors, Forum Selection and Amendments;

•	change the name of Tiga to “Grindr Inc.” and delete the provisions relating to Tiga’s status as a blank check company and retain the default of perpetual existence under the DGCL;
•	change the authorized shares of all classes of capital stock to 1,100,000,000 shares, consisting of 1,000,000,000 shares of New Grindr Common Stock and 100,000,000 shares of preferred stock;
•	adopt Delaware as the exclusive forum for certain shareholder litigation;
•
provide for transfer restrictions with respect to shares of New Grindr Common Stock issued (i) as consideration to shareholders of Grindr in connection with the Mergers and (ii) to directors, officers and employees of New Grindr upon the settlement or exercise of equity awards outstanding immediately following the Closing in respect of Grindr Awards outstanding immediately prior to the Closing; and

•	provide that directors will be elected each year and serve a one-year term.
Reasons for the Amendments
Each of these amendments to the amended and restated memorandum and articles of association of Tiga currently in effect was negotiated as part of the Business Combination. The Tiga Board’s reasons for proposing each of these key changes effected by the Proposed Organizational Documents are set forth below.
•
Providing that the purpose of New Grindr is “to engage in any lawful act or activity for which corporations may be organized under the DGCL.” The Tiga Board believes this change is appropriate to remove language applicable to a blank check company.

•
The supermajority voting requirements are appropriate at this time to protect all shareholders against the potential self-interested actions by one or a few large shareholders. In reaching this conclusion, the Tiga Board was cognizant of the potential for certain shareholders to hold a substantial portion of the beneficial ownership of New Grindr Common Stock following the Business Combination. The Tiga Board further believes that, going forward, a supermajority voting requirement encourages any person or group seeking control of New Grindr to negotiate with the New Grindr board of directors to reach terms that are appropriate for all shareholders.

•
Changing the name from “Tiga Acquisition Corp.” to “Grindr Inc.” and deleting the prior Article 48 to eliminate provisions specific to Tiga’s status as a blank check company and to make conforming changes. These revisions are desirable because they will serve no purpose following the Business Combination.

•
Change to authorized shares of New Grindr Common Stock and preferred stock of New Grindr. The greater number of authorized shares of capital stock is desirable for New Grindr to have sufficient shares to complete the Business Combination. Additionally, the Tiga Board believes that it is important for New Grindr to have available for issuance a number of authorized shares sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which New Grindr may provide equity incentives to employees, officers and directors. The Tiga Board believes that these additional shares will provide New Grindr with needed flexibility to issue shares in the future in a timely manner and under circumstances New Grindr considers favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.
•
Adopting Delaware as the exclusive forum for certain shareholder litigation is intended to assist New Grindr in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Tiga Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Grindr will be incorporated in Delaware.

•
Providing for transfer restrictions with respect to certain shares of New Grindr Common Stock. As a material inducement to Tiga entering into the Merger Agreement, Tiga required that each unitholder of Grindr receiving New Grindr Common Stock in connection with the consummation of the Business Combination, as well as directors, officer and employees of New Grindr receiving shares of New Grindr Common Stock upon the settlement or exercise of equity awards outstanding immediately following the Closing in respect of Grindr Awards outstanding immediately prior to the Closing, would be required to agree to transfer restrictions with respect to such shares. The Tiga Board believes that such transfer restrictions will align the parties with respect to the long-term success of New Grindr.

Vote Required for Approval
The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Accordingly, if a valid quorum is established, a Tiga shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting, abstentions and broker non-votes with regard to the Business Combination Proposal will have no effect on such proposal.
The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Approvals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that conditional upon, and with effect from, the registration of the Company as a corporation in the State of Delaware, the amended and restated memorandum and articles of association of the Company currently in effect be amended and restated by their deletion in their entirety and the substitution in their place of the certificate of incorporation and bylaws (copies of which are attached to the notice of the meetings as Annex H (the “Proposed Certificate of Incorporation”) and Annex I (the “Proposed Bylaws”), respectively) and that the name of the Company be changed to “Grindr Inc.” with effect from the consummation of the Mergers.
Recommendation of the Tiga Board of Directors
THE TIGA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TIGA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

PROPOSAL NO. 4—THE GOVERNANCE PROPOSAL
Overview
Tiga is asking its shareholders to vote on the governance provisions referred to below, which are included in the Proposed Certificate of Incorporation. In accordance with SEC guidance, this proposal is being presented as separate sub-proposals to give shareholders the opportunity to present their separate views on important corporate governance provisions, and each sub-proposal will be voted upon on a non-binding advisory basis.
In the judgment of the Tiga Board, these provisions are necessary to adequately address the needs of New Grindr and its shareholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Tiga intends that the Proposed Certificate of Incorporation and the Proposed Bylaws, in the form set forth on Annex H and Annex I, respectively, will take effect at consummation of the Business Combination, assuming adoption of the Organizational Documents Proposal.
Proposal No. 4A: Change the Authorized Capital Stock
Description of Amendment
The amendment is intended to authorize the change in the authorized capital stock of Tiga from (i) 200,000,000 Tiga Class A ordinary shares, 20,000,000 Tiga Class B ordinary shares and 1,000,000 preferred shares, par value $0.0001 per share, of Tiga to (ii) 1,000,000,000 shares of New Grindr Common Stock, having par value per share of $0.0001 and 100,000,000 shares of New Grindr preferred stock, having par value per share of $0.0001.
Reasons for Amendment
The principal purpose of this proposal is to provide for an authorized capital structure of New Grindr that will enable it to continue as an operating company governed by the DGCL. The Tiga Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.
Proposal No. 4B: Change the Shareholder Vote Required to Amend the Certificate of Incorporation
Description of Amendment
The additional amendment would require, that the affirmative vote of holders of at least 66 2/3% of the voting power of all then-outstanding New Grindr Common Stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal the Proposed Bylaws and the provisions in the Proposed Certificate of Incorporation related to Directors, Indemnification and Limitation on Liability of Directors, Forum Selection and Amendments.
Reasons for Amendment
The amendment is intended to protect key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of shareholders from taking actions that may be harmful to other shareholders or making changes to provisions that are intended to protect all shareholders.
Proposal No. 4C: Delaware as Exclusive Forum
Description of Amendment
New Grindr’s Proposed Certificate of Incorporation provides that, unless New Grindr consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of New Grindr; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Grindr or any shareholder to New Grindr or New Grindr’s shareholders; (C) any action or proceeding asserting a claim against New Grindr or any current or former director, officer or other employee of New Grindr or any shareholder arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against New Grindr or any director, officer or other employee of New Grindr or any shareholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless New Grindr consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint.
Reasons for Amendment
Adopting Delaware as the exclusive forum for certain shareholder litigation is intended to assist New Grindr in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The Tiga Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Grindr will be incorporated in Delaware.
Vote Required for Approval
The approval of the Governance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Accordingly, if a valid quorum is established, a Tiga shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting, abstentions and broker non-votes with regard to the Business Combination Proposal will have no effect on such proposal.
As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on Tiga, New Grindr or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Tiga and New Grindr intend that the Proposed Certificate of Incorporation and the Proposed Bylaws, in the forms set forth on Annex H and Annex I, respectively, and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Organizational Documents Proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, on a non-binding advisory basis, the following material differences between the Company's amended and restated memorandum and articles of association and the Proposed Certificate of Incorporation and Proposed Bylaws be approved in all respects:
Proposal No. 4A: Change the Authorized Capital Stock
The amendment is intended to authorize the change in the authorized capital stock of the Company from (i) 200,000,000 Tiga Class A ordinary shares, 20,000,000 Tiga Class B ordinary shares and 1,000,000 preferred shares, par value $0.0001 per share, of the Company to (ii) 1,000,000,000 shares of New Grindr common stock, having par value per share of $0.0001 and 100,000,000 shares of New Grindr preferred stock, having par value per share of $0.0001.
Proposal No. 4B: Change the Shareholder Vote Required to Amend the Certificate of Incorporation
The additional amendment would require, that the affirmative vote of holders of at least 66 2/3% of the voting power of all then-outstanding New Grindr Common Stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend or repeal the Proposed Bylaws and the provisions in the Proposed Certificate of Incorporation related to Directors, Indemnification and Limitation on Liability of Directors, Forum Selection and Amendments.

Proposal No. 4C: Delaware as Exclusive Forum
New Grindr’s Proposed Certificate of Incorporation provides that, unless New Grindr consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of New Grindr; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Grindr or any shareholder to New Grindr or New Grindr’s shareholders; (C) any action or proceeding asserting a claim against New Grindr or any current or former director, officer or other employee of New Grindr or any shareholder arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against New Grindr or any director, officer or other employee of New Grindr or any shareholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless New Grindr consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint.
Recommendation of the Tiga Board of Directors
THE TIGA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TIGA SHAREHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSAL.

Proposal No. 5—The DIRECTOR ELECTION Proposal
Overview
The Director Election Proposal - to consider and vote upon a proposal to elect nine (9) directors who, upon consummation of the Business Combination, will be the directors of the New Grindr Board, with each director nominated for a one (1) year term to be elected at the subsequent annual meeting of the shareholders following the effectiveness of the Proposed Certificate of Incorporation. At each succeeding annual meeting of the shareholders of New Grindr, beginning with the first annual meeting of the shareholders of New Grindr following the effectiveness of the Proposed Certificate of Incorporation, each of the successors elected to replace the directors whose term expires at that annual meeting shall be elected for a one-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal (“Director Election Proposal”).
Tiga’s shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal.
Nominees
At and following the Closing, the New Grindr Board shall be comprised of nine (9) directors and the majority of directors shall be independent directors. At the Closing, the initial composition of the New Grindr Board is expected to include James Fu Bin Lu, G. Raymond Zage, III, J. Michael Gearon, Jr., Nathan Richardson, Daniel Brooks Baer, George Arison, Gary I. Horowitz, Meghan Stabler and Maggie Lower.
Accordingly, the Tiga Board has nominated each of James Fu Bin Lu, G. Raymond Zage III, J. Michael Gearon Jr., Nathan Richardson, Daniel Brooks Baer, Gary I. Horowitz, Meghan Stabler, Maggie Lower and George Arison to serve as our directors upon the consummation of the Business Combination, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section entitled “Management of New Grindr Following the Business Combination” of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution of the holders of Tiga Class B ordinary shares under Cayman Islands law, being the affirmative vote of holders of a majority of the Tiga Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Accordingly, if a valid quorum is established, a Tiga shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting, abstentions and broker non-votes with regard to the Business Combination Proposal will have no effect on such proposal.
The Director Election Proposal is conditioned on the approval of each of the proposals presented at the extraordinary general meeting. Therefore, if each of the proposals presented at the extraordinary general meeting is not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution of the holders of Tiga Class B ordinary shares, that the following nine persons, James Fu Bin Lu, G. Raymond Zage III, J. Michael Gearon, Jr., Nathan Richardson, Daniel Brooks Baer, Gary I. Horowitz, Meghan Stabler, Maggie Lower and George Arison be elected as directors to the New Grindr Board upon the consummation of the Business Combination until the first annual meetings of shareholders following the date of the effectiveness of the Proposed Certificate of Incorporation, as applicable, or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.”
Recommendation of the Tiga Board of Directors
THE TIGA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TIGA SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 6—THE STOCK ISSUANCE PROPOSAL
Overview
The Stock Issuance Proposal - to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of New Grindr Common Stock (a) to the Grindr members pursuant to the Merger Agreement, (b) to the Forward Purchase Investors pursuant to the Backstop Commitment and the Forward Purchase Commitment and (c) to be reserved for potential future issuances under the 2022 Equity Incentive Plan (the “Stock Issuance Proposal”).
Assuming the Business Combination Proposal is approved, a portion of the consideration payable in connection with the Closing will be paid to Grindr’s unitholders pursuant to the Merger Agreement through stock consideration consisting of newly issued shares of New Grindr Common Stock valued at $10.00 per share. Based on the assumptions set forth in this proxy statement/prospectus, New Grindr expects the number of shares of New Grindr Common Stock to be issued as consideration to Grindr’s unitholders to be equal to .
Tiga has also entered into the A&R Forward Purchase Agreement with the Forward Purchase Investors pursuant to which Tiga has agreed to issue and sell, and the Forward Purchase Investors have agreed to purchase, on a private placement basis, an aggregate of 5,000,000 forward purchase shares, plus an aggregate of 2,500,000 forward purchase warrants to purchase one share of New Grindr Common Stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per share, in a private placement to close prior to or concurrently with the Closing. To the extent that the Non-FPS Amount (as defined in the A&R Forward Purchase Agreement) is less than $50,000,000 immediately prior to the Closing but following the Domestication, the Forward Purchase Investors have agreed pursuant to the A&R Forward Purchase Agreement to purchase (a) a number of shares of backstop shares equal to (A) (x) $50,000,000 minus (y) the Non-FPS Amount, divided by (B) $10.00, rounded down to the nearest whole number and (b) a number of backstop warrants equal to (I) the number of backstop shares in clause (a) multiplied by (II) 0.5, rounded down to the nearest whole number. In addition to the foregoing, each Forward Purchase Investor may, at its discretion (regardless of the Non-FPS Amount), subscribe for up to 5,000,000 backstop shares plus up to 2,500,000 backstop warrants at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for each backstop share and one-half of one backstop warrant.
At the Closing, Tiga, the Sponsor and Grindr will enter into the A&R Registration Rights Agreement. Under the A&R Registration Rights Agreement, the Sponsor and certain related parties will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Grindr Common Stock and warrants held by such parties following the consummation of the Business Combination.
As contemplated by the Incentive Plan Proposal, New Grindr intends to reserve 13,764,000 shares for issuance under the 2022 Equity Incentive Plan.
The terms of the stock consideration in the Business Combination, the Backstop Commitment and the Forward Purchase Commitment are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto, the A&R Forward Purchase Agreement, which is attached as Annex D hereto and the form of the A&R Registration Rights Agreement, which is attached as Annex E hereto. The discussion herein is qualified in its entirety by reference to such documents.
Reasons for the Approval for Purposes of the NYSE Listed Company Manual
We are seeking shareholder approval in order to comply with Section 312.03 of the NYSE Listed Company Manual.
Under Section 312.03(a) of the NYSE Listed Company Manual, shareholder approval is required for equity compensation plans. New Grindr intends to reserve for issuance shares of New Grindr Common Stock for potential future issuances under the 2022 Equity Incentive Plan.
Under Section 312.03(b) of the NYSE Listed Company Manual, shareholder approval is required:
(i)
prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to a director, officer or substantial security holder of the company (each a “Related Party”) if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. However, shareholder approval will not be required if such transaction is a cash sale for a price that is at least the minimum price (being a price that is the lower of: (1) the official closing price on the NYSE immediately preceding the signing of the binding agreement; or (2) the average official closing price on the NYSE for the five trading days immediately preceding the signing of the binding agreement);
(ii)
prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, where such securities are issued as consideration in a transaction or series of related transactions in which a Related Party has a five percent or greater interest (or such persons collectively have a ten percent or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into common stock, could result in an issuance that exceeds either five percent of the number of shares of common stock or five percent of the voting power outstanding before the issuance; and

(iii)	for any sale of stock to an employee, director or service provider is also subject to the equity compensation rules in Section 303A.08 of the NYSE Listed Company Manual.
We expect that the Sponsor will assign its obligations under the Backstop Commitment and the Forward Purchase Commitment to San Vicente Parent LLC. We further expect that San Vicente Parent LLC will satisfy its obligations under the A&R Forward Purchase Agreement. As part of the SV Consolidation, San Vicente Parent LLC will merge into Grindr and Grindr will assume the rights and all remaining obligations of San Vicente Parent LLC under the A&R Forward Purchase Agreement, and be entitled to receive the shares of New Grindr Common Stock and redeemable warrants issuable thereunder. New Grindr may issue 20% or more of its outstanding common stock or securities representing 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of New Grindr Common Stock in connection with the Business Combination, the Backstop Commitment and the Forward Purchase Commitment. Therefore, we are seeking the approval of our shareholders. Under Section 312.03(c) of the NYSE Listed Company Manual, subject to certain exceptions, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.
New Grindr may issue 20% or more of its outstanding common stock or securities representing 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of New Grindr Common Stock in connection with the Business Combination, the Backstop Commitment and the Forward Purchase Commitment. In addition, New Grindr intends to reserve for issuance shares of New Grindr Common Stock for potential future issuances under the 2022 Equity Incentive Plan.
Under Section 312.03(d) of the NYSE Listed Company Manual, shareholder approval is required prior to an issuance that will result in a change of control of the issuer. Because the issuances to Grindr members in the Business Combination and to the Forward Purchase Investors in connection with the Backstop Commitment and the Forward Purchase Commitment (in each case as described above) will result in such persons collectively owning more than 20% of the shares of New Grindr Common Stock outstanding before the issuance, such issuances may be deemed a change of control. Therefore, we are seeking the approval of our shareholders.
In the event that this proposal is not approved by Tiga shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Tiga shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Grindr Common Stock pursuant to the Merger Agreement, the Backstop Commitment or the Forward Purchase Commitment, such shares of New Grindr Common Stock will not be issued.
Effect of Proposal on Current Shareholders
If the Stock Issuance Proposal is adopted and the Business Combination are consummated, it is estimated that up to approximately 200,723,962 shares of New Grindr Common Stock could be issued (assuming no redemptions) pursuant to the terms of the Merger Agreement as stock consideration in the Business Combination. Additionally,

New Grindr may issue up to an additional 5,000,000 shares of New Grindr Common Stock and 2,500,000 New Grindr Warrants in connection with the Forward Purchase Commitment. New Grindr may also issue up to a further additional 5,000,000 shares of new Grindr Common Stock and 2,500,000 New Grindr Warrants in connection with the Backstop Commitment. New Grindr will also reserve 13,764,000 shares under the 2022 Equity Incentive Plan. The issuance of such shares would result in significant dilution to Tiga’s public shareholders, and would afford Tiga’s shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Tiga.
Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Accordingly, if a valid quorum is established, a Tiga shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting, abstentions and broker non-votes with regard to the Business Combination Proposal will have no effect on such proposal.
The Stock Issuance Proposal is conditioned on the approval of each of the other proposals presented at the extraordinary general meeting. Therefore, if each of the other proposals presented at the extraordinary general meeting is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the application provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of common stock of Grindr Inc. to (a) the investors pursuant to the Forward Purchase Commitment (as defined in the notice of the meeting), (b) Grindr Inc.’s members pursuant to the Merger Agreement and (c) to be reserved for potential future issuances under the Grindr Inc. 2022 Equity Incentive Plan and the Grindr Inc. 2022 Employee Stock Purchase Plan be approved in all respects.”
Recommendation of the Tiga Board of Directors
THE TIGA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TIGA SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

PROPOSAL NO. 7—THE INCENTIVE PLAN PROPOSAL
Overview
In this proposal, we are asking our shareholders to approve the Grindr Inc. 2022 Equity Incentive Plan, or the 2022 Equity Incentive Plan. Our board of directors expects to adopt the 2022 Equity Incentive Plan, prior to the extraordinary general meeting, subject to shareholder approval at the extraordinary general meeting. If shareholders approve this proposal, the 2022 Equity Incentive Plan will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on certain other cross-conditioned Condition Precedent Proposals. If the 2022 Equity Incentive Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder and the New Grindr Board will be able to grant awards under the Grindr Group LLC 2020 Equity Incentive Plan, which we refer to herein as the “2020 Plan.” If the 2022 Equity Incentive Plan is adopted, no awards will be granted under the 2020 Plan following the Closing. The 2022 Equity Incentive Plan is described in more detail below.
General Information
The purpose of the 2022 Equity Incentive Plan is to provide a means whereby New Grindr can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Grindr and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the New Grindr Common Stock through the granting of awards under the 2022 Equity Incentive Plan.
Approval of the 2022 Equity Incentive Plan by our shareholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options and restricted stock units under the 2022 Equity Incentive Plan. If this proposal is approved by our shareholders, the 2022 Equity Incentive Plan will become effective as of the date of the closing of the Business Combination. In the event that our shareholders do not approve this proposal, the 2022 Equity Incentive Plan will not become effective.
New Grindr’s equity compensation program, as implemented under the 2022 Equity Incentive Plan, will allow New Grindr to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to New Grindr’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the 2022 Equity Incentive Plan will allow New Grindr to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Grindr’s success and ultimately increase stockholder value. The 2022 Equity Incentive Plan allows New Grindr to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Grindr.
If the request to approve the 2022 Equity Incentive Plan is approved by our shareholders, there will be 13,764,400 shares of New Grindr Common Stock available for grant under the 2022 Equity Incentive Plan as of the effective time of the Business Combination. Our board of directors believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.
Description of the 2022 Equity Incentive Plan
A summary description of the material features of the 2022 Equity Incentive Plan is set forth below. The following summary describes what we expect to be the material terms of the 2022 Equity Incentive Plan. This summary is not a complete description of all provisions of the 2022 Equity Incentive Plan and is qualified in its entirety by reference to the 2022 Equity Incentive Plan, the form of which is attached to this prospectus as Annex F and incorporated by reference in its entirety. Our shareholders should refer to the 2022 Equity Incentive Plan for more complete and detailed information about the terms and conditions of the 2022 Equity Incentive Plan.
Eligibility. Any individual who is an employee of New Grindr or any of its affiliates, or any person who provides services to New Grindr or its affiliates, including consultants and members of the New Grindr Board, will be eligible to receive awards under the 2022 Equity Incentive Plan at the discretion of the plan administrator. If this proposal is approved by the shareholders, all of New Grindr’s employees, directors and consultants will be eligible to receive awards following the closing of the Business Combination. Following the Closing, New Grindr is expected to have approximately 200 employees, eight non-employee directors and 50 consultants who may be eligible to receive awards under the 2022 Equity Incentive Plan.
Awards. The 2022 Equity Incentive Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New Grindr’s affiliates.
Authorized Shares. Initially, the maximum number of shares of New Grindr Common Stock that may be issued under the 2022 Equity Incentive Plan after it becomes effective will not exceed 13,764,400 shares of New Grindr Common Stock. The maximum number of shares of New Grindr Common Stock that may be issued on the exercise of ISOs under the 2022 Equity Incentive Plan will be 41,293,200 shares equal three hundred percent (300%) of the 2022 Equity Incentive Plan’s initial share reserve. As of October 17, 2022, the record date of the extraordinary general meeting, the closing price of Tiga Class A ordinary shares as reported on NYSE was $10.40 per share.
The unused shares subject to stock awards granted under the 2022 Equity Incentive Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in New Grindr acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2022 Equity Incentive Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2022 Equity Incentive Plan. Notwithstanding the foregoing, the following shares of New Grindr Common Stock will not be added to the shares authorized for grant and will not be available for future grants of stock awards: (i) shares of New Grindr Common Stock subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (ii) shares of New Grindr Common Stock purchased on the open market with the cash proceeds from the exercise of options; and (iii) shares of New Grindr Common Stock delivered to New Grindr by a participant to satisfy the exercise or purchase price of a stock award or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares of New Grindr Common Stock retained by us from the award being exercised or purchased and/or creating the tax obligation).
Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any non-employee director with respect to any period commencing on the date of New Grindr’s annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of New Grindr’s annual meeting of stockholders for the subsequent year (such period, the “annual period”), including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to the New Grindr Board during such annual period, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program. The foregoing limitation on non-employee director compensation will apply commencing with the annual period that begins on New Grindr’s first annual meeting of stockholders following the effective date of the 2022 Equity Incentive Plan.
Plan Administration. The New Grindr Board, or a duly authorized committee thereof, will administer the 2022 Equity Incentive Plan and is referred to as the “plan administrator” herein. The New Grindr Board may also delegate to one or more of New Grindr’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2022 Equity Incentive Plan, the New Grindr Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the

2022 Equity Incentive Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of New Grindr Common Stock on the date of grant. Options granted under the 2022 Equity Incentive Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2022 Equity Incentive Plan, up to a maximum of 10 years.
Acceptable consideration for the purchase of New Grindr Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New Grindr Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.
Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of New Grindr Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New Grindr’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Grindr’s total combined voting power or that of any of New Grindr’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of New Grindr Common Stock, a combination of cash and shares of New Grindr Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award, to the extent determined by the plan administrator.
Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms.
Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of New Grindr Common Stock on the date of grant. A stock appreciation right granted under the 2022 Equity Incentive Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New Grindr Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2022 Equity Incentive Plan, up to a maximum of 10 years. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards. The 2022 Equity Incentive Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New Grindr Common Stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to New Grindr Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure. In the event there is a specified type of change in the capital structure of New Grindr, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2022 Equity Incentive Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions. The following applies to stock awards under the 2022 Equity Incentive Plan in the event of a corporate transaction (as defined in the 2022 Equity Incentive Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New Grindr or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under the 2022 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New Grindr with respect to the stock award may be assigned to New Grindr’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by New Grindr with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by New Grindr with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of New Grindr Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.
Plan Amendment or Termination. The New Grindr Board has the authority to amend, suspend, or terminate the 2022 Equity Incentive Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of New Grindr’s stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts the 2022 Equity Incentive Plan. No stock awards may be granted under the 2022 Equity Incentive Plan while it is suspended or after it is terminated.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New Grindr with respect to participation in the 2022 Equity Incentive Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the 2022 Equity Incentive Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2022 Equity Incentive Plan. The 2022 Equity Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Grindr’s ability to realize the benefit of any tax deductions described below depends on New Grindr’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New Grindr’s tax reporting obligations.
Nonstatutory Stock Options. Generally, there is no taxation upon the grant of an NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Grindr or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Grindr will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options. The 2022 Equity Incentive Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. New Grindr will not be allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, New Grindr will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New Grindr timely satisfies its reporting requirements with respect to that amount.
Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the IRS, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Grindr will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Grindr will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Grindr will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Tax Consequences to New Grindr
Compensation of Covered Employees. The ability of New Grindr to obtain a deduction for amounts paid under the 2022 Equity Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits a corporation’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments. The ability of New Grindr (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2022 Equity Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of a corporation.
New Plan Benefits
The awards, if any, that will be made to eligible persons under the 2022 Equity Incentive Plan are subject to the discretion of the New Grindr Board. Therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.
Interests of our Directors and Officers in the 2022 Equity Incentive Plan
When you consider the recommendation of the Tiga Board in favor of approval of the 2022 Equity Incentive Plan, you should keep in mind that certain members of the Tiga Board and our officers have interests in the 2022 Equity Incentive Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the potential future issuance of awards. See the section above entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Grindr Inc. 2022 Equity Incentive Plan (a copy of which is attached to the proxy statement/prospectus as Annex F) be approved and adopted in all respects.”

Vote Required for Approval
The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
Recommendation of the Tiga Board
THE TIGA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TIGA SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the Tiga Board to submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals presented at the extraordinary general meeting.
In no event will Tiga solicit proxies to adjourn the extraordinary general meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time for the Sponsor, Tiga and/or their respective affiliates to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If an Adjournment Proposal is presented at the extraordinary general meeting and is not approved by the shareholders, the Tiga Board may not be able to adjourn the extraordinary general meeting to a later date. In such event, the Business Combination would not be completed.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting be approved in all respects.”
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the ordinary shares represented in person, virtually or by proxy and entitled to thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.
Recommendation of the Tiga Board
THE TIGA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TIGA SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of Tiga Class A ordinary shares and Tiga Warrants (each, a “Tiga Security”) of the Domestication, (ii) for Holders of Tiga Class A ordinary shares that elect to have the New Grindr Common Stock they receive in connection with the Domestication redeemed for cash if the business combination is completed and (iii) for Non-U.S. Holders relating to the ownership and disposition of New Grindr Common Stock and New Grindr Warrants by a Non-U.S. Holder after the Domestication. This section applies only to Holders that hold their Tiga Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a Tiga unit generally are separable at the option of the Holder, the Holder of a Tiga unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Tiga Class A ordinary share and Tiga Warrant components of the Tiga unit. Accordingly, the separation of a Tiga unit into the Tiga Class A ordinary share and the one-half of one Tiga Warrant underlying the Tiga unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a contrary position. Holders of Tiga Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the New Grindr Common Stock) with respect to any Tiga Class A ordinary shares and Tiga Warrants held through Tiga units (including alternative characterizations of Tiga units).
This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. Further, this discussion does not describe the U.S. federal income tax consequences to holders of Tiga Class B ordinary shares. Additionally, this discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the special accounting rules under Section 451(b) of the Code, the “Medicare” tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
•	financial institutions or financial services entities;
•	broker-dealers;
•	taxpayers that are subject to the mark-to-market accounting rules with respect to the Tiga Securities;
•	tax-exempt entities;
•	pension plans;
•	individual retirement or other tax-deferred accounts;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	S corporations;
•	regulated investment companies or real estate investment trusts;
•	entities or arrangements treated as partnerships for U.S. federal income tax purposes;
•	U.S. expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 5% or more (by vote or value) of Tiga Class A ordinary shares (except as specifically provided below);
•	the Sponsor or its affiliates, officers or directors or any person that acquired their Tiga Securities pursuant to the A&R Forward Purchase Agreement;
•	persons that acquired their Tiga Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•	persons that hold their Tiga Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or
•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.
If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Tiga Securities, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding any Tiga Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of redemption rights with respect to their Tiga Class A ordinary shares.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.
We have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE TIGA CLASS A ORDINARY SHARES AND THE OWNERSHIP AND DISPOSITON OF NEW GRINDR COMMON STOCK AND NEW GRINDR WARRANTS BY NON-U.S. HOLDERS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, THE OWNERSHIP AND DISPOSITION OF NEW GRINDR COMMON STOCK AND NEW GRINDR WARRANTS AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Holders
As used herein, a “U.S. Holder” is a beneficial owner of a Tiga Security who or that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Tax Effects of the Domestication on U.S. Holders
Generally
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization includes a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). To effect the Domestication, Tiga will deregister under the Companies Act (As Revised) of the Cayman Islands and will domesticate under Section 388 of the Delaware General Corporation Law, pursuant to which Tiga’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware and, as a result of which (i) each Tiga Class A ordinary share will automatically convert into a share of New Grindr Common Stock, (ii) each Tiga Class B ordinary share will automatically convert into a share of New Grindr Common Stock and (iii) each outstanding Tiga Warrant will become a New Grindr Warrant.

Tiga intends for the Domestication to qualify as an F Reorganization. Milbank LLP will deliver an opinion that the Domestication will qualify as an F Reorganization. The form of such opinion is filed by amendment as Exhibit 5.2 to the registration statement of which this proxy statement/prospectus forms a part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Tiga has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Accordingly, each U.S. Holder of Tiga Securities is urged to consult its tax advisor with respect to the particular tax consequences of the Domestication to such U.S. Holder.
Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of Tiga Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “—Effects of Section 367 to U.S. Holders of Tiga Class A Ordinary Shares” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Tiga (i) transferred all of its assets and liabilities to New Grindr in exchange for all of the outstanding common stock and warrants of New Grindr; and (ii) then distributed the common stock and warrants of New Grindr to the holders of securities of Tiga in liquidation of Tiga. The taxable year of Tiga will be deemed to end on the date of the Domestication.
Subject to the discussion below under the section entitled “—PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of Tiga Securities generally would recognize gain or loss with respect to its Tiga Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of New Grindr received in the Domestication and the U.S. Holder’s adjusted tax basis in its Tiga Securities surrendered.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to Tiga Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to Tiga Class A ordinary shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the New Grindr Common Stock to the extent the distribution is paid out of New Grindr’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., New Grindr, rather than a non-U.S. corporation following the Domestication.
Basis and Holding Period Considerations
Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “—PFIC Considerations,” (i) the tax basis of a share of New Grindr Common Stock or New Grindr Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Tiga Class A ordinary share or Tiga Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New Grindr Common Stock or a New Grindr Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Tiga Class A ordinary share or Tiga Warrant surrendered in exchange therefor.
Shareholders who hold different blocks of Tiga Securities (generally, Tiga Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Tiga Securities.
If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the common stock and warrants of New Grindr would be equal to the fair market value of such common stock and warrants of New Grindr on the date of the Domestication, and such U.S. Holder’s holding period for such common stock and warrants of New Grindr would begin on the day following the date of the Domestication.

Effects of Section 367 to U.S. Holders of Tiga Class A Ordinary Shares
The following section assumes that the Domestication will qualify as an F reorganization for U.S. federal income tax purposes.
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “—PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their Tiga Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “—PFIC Considerations,” as a result of the Domestication.
(a)	U.S. Holders Who Own 10 Percent or More (By Vote or Value) of Tiga Shares
Subject to the discussion below under the section entitled “—PFIC Considerations,” a U.S. Holder who beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Tiga shares entitled to vote or 10% or more of the total value of all classes of Tiga shares (a “10% U.S. Shareholder”) on the date of the Domestication must include in income as a dividend deemed paid by Tiga the “all earnings and profits amount” attributable to the Tiga Class A ordinary shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of Tiga Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Tiga Class A ordinary shares is the net positive earnings and profits of Tiga (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Tiga Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such Tiga Class A ordinary shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Tiga does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If Tiga’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Tiga Class A ordinary shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of Tiga’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by Tiga under Treasury Regulations under Section 367 as a result of the Domestication.
(b)	U.S. Holders Who Own Less Than 10% (By Vote and Value) of Tiga Shares
Subject to the discussion below under the section entitled “—PFIC Considerations,” a U.S. Holder whose Tiga Class A ordinary shares have an aggregate fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its Tiga Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder’s Tiga Class A ordinary shares as described below.
Subject to the discussion below under the section entitled “—PFIC Considerations,” unless such a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to its Tiga Class A ordinary shares in an amount equal to the excess of the fair market value of the New Grindr Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the Tiga

Class A ordinary shares deemed surrendered in exchange therefor. Subject to the discussion below under the caption heading “—PFIC Considerations,” such gain should be capital gain, and should be long-term capital gain if the U.S. Holder has held the Tiga Class A ordinary shares for longer than one year. Long-term capital gains of non-corporate taxpayers generally are subject to tax at preferential rates under current law. U.S. Holders who hold different blocks of Tiga Class A ordinary shares (generally, Tiga Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by Tiga the “all earnings and profits amount” attributable to its Tiga Class A ordinary shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
i.	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);
ii.	a complete description of the Domestication;
iii.	a description of any stock, securities or other consideration transferred or received in the Domestication;
iv.	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
v.
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Tiga establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Tiga Class A ordinary shares and (B) a representation that the U.S. Holder has notified Tiga (or New Grindr) that the U.S. Holder is making the election; and

vi.	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year including the Domestication, and the U.S. Holder must send notice of making the election to Tiga or New Grindr no later than the date such tax return is filed.
Tiga does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that Tiga had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Tiga Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by Tiga under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS TIGA CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.
A U.S. Holder who is not a 10% U.S. Shareholder and whose Tiga Class A ordinary shares have an aggregate fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “—PFIC Considerations.”
Tax Consequences for U.S. Holders of Tiga Warrants
Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described under the section entitled “—Effects of Section 367 to U.S. Holders of Tiga Class A Ordinary Shares—U.S. Holders Who Own 10 Percent or More (By Vote or Value) of Tiga Shares” above relating to a U.S. Holder’s ownership of Tiga Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section entitled “—PFIC Considerations” relating to the PFIC rules, a U.S. Holder of Tiga Warrants generally should not be subject to U.S. federal income tax with respect to the exchange of its Tiga Warrants for New Grindr Warrants in the Domestication.

Following the Domestication, holders of New Grindr Warrants will hold Warrants to acquire New Grindr Common Stock. The terms of each New Grindr Warrant will provide for an adjustment to the number of shares of New Grindr Common Stock for which the New Grindr Warrant may be exercised or to the exercise price of the New Grindr Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. Holder of New Grindr Warrants may be treated as receiving a constructive distribution from New Grindr if, for example, the adjustment increases the holder’s proportionate interest in New Grindr’s assets or earnings and profits (e.g., through an increase in the number of shares of New Grindr Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrants), including as a result of a distribution of cash or other property to the holders of shares of New Grindr Common Stock which is taxable as a distribution to the holders of such shares. Any constructive distribution received by a U.S. Holder of New Grindr Warrants would be subject to tax in the same manner as if such U.S. Holder received a cash distribution from New Grindr equal to the fair market value of such increased interest. Generally, a U.S. Holder’s adjusted tax basis in its Warrant would be increased to the extent any such constructive distribution is treated as a dividend for tax purposes.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section entitled “—Effects of Section 367 on U.S. Holders of Tiga Class A Ordinary Shares” above), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if Tiga is considered a PFIC.
(a)	Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.
(b)	PFIC Status of Tiga
Based upon the composition of its income and assets, and upon a review of its financial statements, Tiga believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication.
(c)	Effects of PFIC Rules on the Domestication
Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition by U.S. Holders of Tiga Class A ordinary shares and Tiga Warrants as a result of the Domestication if:
•	Tiga were classified as a PFIC at any time during such U.S. Holder’s holding period in such Tiga Class A ordinary shares or Tiga Warrants; and

•
the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Tiga Class A ordinary shares or in which Tiga was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such Tiga Class A ordinary shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Tiga. Under these rules:
•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Tiga Class A ordinary shares or Tiga Warrants;
•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Tiga was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code. Under these proposed Treasury Regulations, if the gain recognition rule applies to a disposition of PFIC stock, and Section 367(b) of the Code requires a U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by Tiga as discussed above under the section entitled “—Effects of Section 367 to U.S. Holders of Tiga Class A Ordinary Shares,” the gain realized on the transfer is taxable under the PFIC rules, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of Tiga Class A ordinary shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Tiga Class A ordinary shares and Tiga Warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its Tiga Class A ordinary shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”
The application of the PFIC rules to U.S. Holders of Tiga Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Tiga Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of Tiga Warrants for New Grindr Warrants pursuant to the Domestication.
Any gain recognized by a Non-Electing Shareholder of Tiga Class A ordinary shares or a U.S. Holder of Tiga Warrants as a result of the Domestication pursuant to the PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
As noted above, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if Tiga is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

(a)	QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of Tiga Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat Tiga as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Tiga Class A ordinary shares during which Tiga qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s Tiga Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its Tiga Class A ordinary shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Tiga Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to Tiga is contingent upon, among other things, the provision by Tiga of a “PFIC Annual Information Statement” to such U.S. Holder. Tiga will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of Tiga Class A ordinary shares with respect to each taxable year for which Tiga determines it is (or has been) a PFIC. There is no assurance, however, that Tiga will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to Tiga Warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its Tiga Class A ordinary shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367 to U.S. Holders of Tiga Class A Ordinary Shares” and subject to the discussion above under “—Tax Effects of the Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Tiga, whether or not such amounts are actually distributed.
The impact of the PFIC rules on a U.S. Holder of Tiga Class A ordinary shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock” (generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE) (an “MTM Election”). No assurance can be given that the Tiga Class A ordinary shares are (or have been) considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their Tiga Class A ordinary shares in connection with the Domestication. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Tiga Class A ordinary shares at the end of its taxable year over its adjusted tax basis in its Tiga Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Tiga Class A ordinary shares over the fair market value of its Tiga Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of income previously included as a result of the MTM Election). The U.S. Holder’s basis in its Tiga Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Tiga Class A ordinary shares will be treated as ordinary income. However, if the MTM Election was not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to Tiga Class A ordinary shares, including in connection with the Domestication. An MTM Election is not available with respect to warrants, including the Tiga Warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS

AVAILABLE OR HAS BEEN MADE, WHETHER AND HOW ANY OVERLAP RULES APPLY, THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Tax Effects to U.S. Holders of Exercising Redemption Rights
Generally
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above).
The U.S. federal income tax consequences to a U.S. Holder of Tiga Class A ordinary shares (which will be exchanged for New Grindr Common Stock in the Domestication) that exercises its redemption rights with respect to its Tiga Class A ordinary shares to receive cash in exchange for all or a portion of its New Grindr Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of New Grindr Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of New Grindr Common Stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “—Taxation of Redemption Treated as a Sale of New Grindr Common Stock.” If the redemption does not qualify as a sale of shares of New Grindr Common Stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “—Taxation of Redemption Treated as a Distribution.”
Whether a redemption of shares of New Grindr Common Stock qualifies for sale treatment will depend largely on the total number of shares of New Grindr shares treated as held by the redeeming U.S. Holder before and after the redemption (including any stock constructively owned by the U.S. Holder as a result of owning New Grindr Warrants and any New Grindr shares that a U.S. Holder directly or indirectly acquires pursuant to the Business Combination) relative to all of the New Grindr shares outstanding both before and after the redemption. The redemption of New Grindr Common Stock generally will be treated as a sale of New Grindr Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in New Grindr or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of New Grindr stock actually owned by the U.S. Holder, but also shares of New Grindr stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include New Grindr Common Stock which could be acquired pursuant to the exercise of New Grindr Warrants. Moreover, any New Grindr shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of New Grindr’s outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of shares of New Grindr Common Stock must, among other requirements, be less than 80% of the percentage of New Grindr’s outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of New Grindr Common Stock and the New Grindr Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of New Grindr stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of New Grindr stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of New Grindr stock (including any shares constructively owned by the U.S. Holder as a result of owning New Grindr Warrants). The redemption of New Grindr Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in New Grindr. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in New Grindr will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation where such shareholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of New Grindr Common Stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “—Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Grindr Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining New Grindr shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New Grindr Warrants or possibly in other New Grindr shares constructively owned by it.
Taxation of Redemption Treated as a Distribution
If the redemption of a U.S. Holder’s shares of New Grindr Common Stock is treated as a corporate distribution, as discussed above under the section entitled “—Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from New Grindr’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of New Grindr’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New Grindr Common Stock. Any remaining excess will be treated as gain realized on the sale of New Grindr Common Stock and will be treated as described below under the section entitled “—Taxation of Redemption Treated as a Sale of New Grindr Common Stock.”
Taxation of Redemption Treated as a Sale of New Grindr Common Stock
If the redemption of a U.S. Holder’s shares of New Grindr Common Stock is treated as a sale, as discussed above under the section entitled “—Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of New Grindr Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Grindr Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. Holders who hold different blocks of New Grindr Common Stock (including as a result of holding different blocks of Tiga Class A ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW GRINDR COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Information Reporting and Backup Withholding
Payments of cash to a U.S. Holder as a result of the redemption of New Grindr Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Non-U.S. Holders
As used herein, a “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of a Tiga Security who or that is not a U.S. Holder.
Effects of the Domestication to Non-U.S. Holders
The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of Tiga Securities.

Ownership and Disposition of New Grindr Common Stock and New Grindr Warrants by a Non-U.S. Holder after the Domestication
The following describes U.S. federal income tax considerations relating to the ownership and disposition of New Grindr Common Stock and New Grindr Warrants by a Non-U.S. Holder after the Domestication.
Distributions
In general, any distributions (including constructive distributions, but not including certain distributions of New Grindr shares or rights to acquire New Grindr stock) made to a Non-U.S. Holder of shares of New Grindr Common Stock, to the extent paid out of New Grindr’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New Grindr Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New Grindr Common Stock, which will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of New Grindr Common Stock and Warrants” below.
The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. person, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Following the Domestication, holders of New Grindr Warrants will hold warrants to acquire New Grindr Common Stock. The terms of each New Grindr Warrant will provide for an adjustment to the number of shares of New Grindr Common Stock for which the New Grindr Warrant may be exercised or to the exercise price of the New Grindr Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a Non-U.S. Holder of New Grindr Warrants may be treated as receiving a constructive distribution from New Grindr if, for example, the adjustment increases the holder’s proportionate interest in New Grindr’s assets or earnings and profits (e.g., through an increase in the number of shares of New Grindr Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property to the holders of shares of New Grindr Common Stock which is taxable as a distribution to the holders of such shares. Any constructive distribution received by a Non-U.S. Holder of New Grindr Warrants would be subject to tax in the same manner as if such Non-U.S. Holder received a cash distribution from New Grindr equal to the fair market value of such increased interest. It is possible that any withholding tax on such a constructive distribution might be satisfied by New Grindr or the applicable withholding agent from other distributions to the Non-U.S. Holder, or from proceeds subsequently paid or credited to such holder. Generally, a Non-U.S. Holder’s adjusted tax basis in its warrant would be increased to the extent any such constructive distribution is treated as a dividend for tax purposes.
Sale, Taxable Exchange or Other Taxable Disposition of New Grindr Common Stock and Warrants
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its New Grindr Common Stock or New Grindr Warrants (including an expiration or redemption of the New Grindr Warrants, or a redemption of New Grindr Common Stock that is treated as a sale or exchange as described under “—Tax Effects on Non-U.S. Holders of Exercising Redemption Rights”), unless:
•
the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or
•
New Grindr is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. Holder held New Grindr Common Stock and, in the case where shares of New Grindr Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of New Grindr Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. Holder’s holding period for the shares of New Grindr Common Stock. There can be no assurance that New Grindr Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. person. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30%.
If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, New Grindr may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. It is not expected that New Grindr would be a United States real property holding corporation after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Grindr would be treated as a United States real property holding corporation in any future year.
Tax Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a Non-U.S. Holder of Tiga Class A ordinary shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Grindr Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of the New Grindr Common Stock redeemed, as described above under “U.S. Holders—Tax Effects to U.S. Holders of Exercising Redemption Rights—Generally.” If such a redemption qualifies as a sale of New Grindr Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “—Sale, Taxable Exchange or Other Taxable Disposition of New Grindr Common Stock and Warrants.” If such a redemption does not qualify as a sale of New Grindr Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “—Distributions.”
Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s New Grindr Common Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “U.S. Holders—Tax Effects to U.S. Holders of Exercising Redemption Rights— Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of New Grindr Common Stock and New Grindr Warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on New Grindr Common Stock and New Grindr Warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of New Grindr Common Stock and Warrants.

Other Information Related to Tiga
Introduction
Tiga was incorporated on July 27, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Tiga’s efforts to identify a prospective target business were not limited to a particular industry or geographic region. Prior to executing the Merger Agreement, Tiga’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.
Initial Public Offering and Private Placements
On November 27, 2020, we consummated the initial public offering of 27,600,000 units, including the issuance of 3,600,000 units as a result of the underwriters’ exercise of their over-allotment option in full. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $276,000,000.
Prior to the consummation of the initial public offering, on July 27, 2020, the Sponsor received 5,750,000 founder shares in exchange for a capital contribution of $25,000, or $0.004 per share. On November 23, 2020, we effected a 1,150,000 share dividend, resulting in our initial shareholders holding an aggregate of 6,900,000 founder shares. All share and per-share amounts have been retroactively restated to reflect the share dividend. On November 23, 2020, the Sponsor transferred 20,000 founder shares to each of David Ryan, Carman Wong and Ben Falloon for the same per-share price initially paid by the Sponsor, resulting in the Sponsor holding 6,840,000 founder shares. In connection with the underwriters’ exercise of their over-allotment option in full prior to the closing of the initial public offering, on November 27, 2020, no founder shares were surrendered.
Simultaneously with the consummation of the initial public offering, we consummated the private sale of an aggregate of 10,280,000 warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, to the Sponsor at the time of the initial public offering at a price of $1.00 per warrant, generating gross proceeds, before expenses, of approximately $10,280,000 (the “initial private placement”). The warrants sold in the initial private placement, or the initial private placement warrants, are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by Tiga, (ii) they (including the Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after Tiga completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights. Upon the closing of the initial public offering and the initial private placement, $278,760,000 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee, and were subsequently invested only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of an initial business combination and (ii) Tiga’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.
On May 18, 2021, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 20, 2021, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.
On November 17, 2021, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On November 22, 2021, the required deposit of $2,760,000 was placed into the trust account and on November 23, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.
On May 23, 2022, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 24, 2022, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2022, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants. With these extensions, Tiga will have until November 27, 2022 to consummate a business combination. The total amount of outstanding private placement warrants is 18,560,000 and the total deposits into the trust account have been $287,040,000 ($10.40 per public share).

Fair Market Value of Target Business
The target business or businesses that Tiga acquires must collectively have a fair market value equal to at least 80% of the net assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for its initial business combination. The Tiga Board determined that this test was met in connection with the proposed business combination with Grindr as described in the section entitled “Proposal No. 1—The Business Combination Proposal.”
Shareholder Approval of Business Combination
Under Tiga’s current amended and restated memorandum and articles of association, in connection with any proposed business combination, if Tiga must seek shareholder approval, Tiga will complete an initial business combination only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the business combination. Each public shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction or vote at all.
Voting Restrictions in Connection with Shareholder Meeting
In connection with any vote for a proposed initial business combination, the Sponsor and each member of the Tiga management team have agreed to vote the founder shares, private placement shares and public shares in favor of such proposed business combination.
At any time at or prior to our initial business combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, our directors, executive officers, advisors or their affiliates may enter into transactions with investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of our initial business combination or not redeem their public shares, The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the business combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by Tiga’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination.
Liquidation if No Business Combination
Under Tiga’s current amended and restated memorandum and articles of association, if Tiga does not complete a business combination within the completion window, Tiga will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Tiga’s remaining shareholders and its board of directors, liquidate and dissolve, subject (in each case) to Tiga’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.
The Sponsor and each member of Tiga’s management team have each agreed to waive its rights to participate in any distribution from Tiga’s trust account or other assets with respect to the founder shares. There will be no distribution from the trust account with respect to Tiga’s warrants, which will expire worthless if Tiga is liquidated.
The proceeds deposited in the trust account could, however, become subject to the claims of Tiga’s creditors which would be prior to the claims of the Tiga public shareholders. Although Tiga has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Tiga has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Tiga will seek such waivers from vendors it engages in the future (except our independent registered public accounting firm), there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Tiga is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Tiga’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Tiga’s shareholders. To the extent any bankruptcy claims deplete the trust account, Tiga cannot assure you it will be able to return to the Tiga public shareholders at least approximately $10.00 per share. Tiga’s public shareholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the completion window or if the shareholders properly and timely seek to have Tiga redeem their respective shares for cash upon a business combination which is actually completed by Tiga. In no other circumstances does a shareholder have any right or interest of any kind to or in the trust account.
Facilities
Tiga currently maintains its principal executive offices at Ocean Financial Centre, Level 40, 10 Collyer Quay, Singapore 049315 and maintains other offices as provided to it by its officers. The cost for this space is included in the $10,000 per-month aggregate fee the Sponsor or an affiliate of the Sponsor charges Tiga for office space, secretarial and administrative services pursuant to a letter agreement between Tiga and such affiliate of the Sponsor. Tiga believes, based on rents and fees for similar services in the relevant areas, that the fee charged by such affiliate of the Sponsor is at least as favorable as Tiga could have obtained from an unaffiliated person. Tiga considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.
Upon the Closing, the principal executive offices of New Grindr will be those of Grindr, at which time nothing more will be paid to such affiliate of the Sponsor in respect of office space.
Employees
Tiga has four executive officers. These individuals are not obligated to devote any specific number of hours to Tiga’s matters and intend to devote only as much time as they deem necessary to its affairs. Tiga does not intend to have any full-time employees prior to the consummation of a business combination.
Management, Directors and Executive Officers
Tiga’s current directors and executive officers are as follows:
Name	Age	Title
G. Raymond Zage, III	52	Chairman and Chief Executive Officer
Ashish Gupta	46	Director and President
David Ryan	52	Independent Director
Carman Wong	50	Independent Director
Ben Falloon	51	Independent Director
Diana Luo	44	Chief Financial Officer
Peter Chambers	66	Chief Operating Officer
G. Raymond Zage, III is a founder and has served as a director, CEO and Chairman of Tiga since July 2020 and as the CEO of Tiga Investments Pte. Ltd. since November 2017. Mr. Zage is also the Chairman and CEO of Tiga Acquisition Corp II since January. In April 2021 he also joined the board of directors of EDBI Pte Ltd, which is the fund management company for EDB Investment Pte Ltd, the independent equity investment arm of Singapore’s Economic Development Board. Prior to August 2018, Mr. Zage was managing director and CEO of Farallon Capital Asia Pte Ltd, which invests capital on behalf of Farallon Capital Management LLC, where he was a partner. Mr. Zage joined Farallon Capital Management LLC as senior advisor in March 2000 and in 2002 set up and ran Farallon Capital Asia Pte Ltd (also previously known as Noonday Asset Management Asia Pte Ltd). Prior to joining Farallon, Mr. Zage was a vice president at Goldman Sachs (Singapore) Pte Ltd in the Investment Banking Division having also worked for Goldman Sachs in New York and Los Angeles. Mr. Zage continues to serve as a senior advisor at Farallon and he is also a member of the board of directors of Toshiba Corporation and Whitehaven Coal Limited as well as a member of the Board of Commissioners of PT Lippo Karawaci Tbk. Mr. Zage received his bachelor of science degree in finance and accounting from the University of Illinois, Urbana-Champaign in 1992. Mr. Zage’s qualifications to serve on our board include nearly three decades of investment experience in public and private debt, public and private equity and real estate across a wide variety of industries and geographies, and his strategic vision and experience as a board member of public and private companies in a wide variety of industries. Mr. Zage provides high-value added services to our board of directors and has sufficient time to focus on Tiga.

Ashish Gupta is a founder and has served as a director and President of Tiga since July 2020 and as Managing Director of Tiga Investments Pte. Ltd. since August 2019. Mr. Gupta is also the President of Tiga Acquisition Corp II since January 2021. He is a member of the Board of Commissioners of PT Delta Dunia Makmur. He is also a member of the Board of Directors of Alchemo Pte. Ltd. Prior to July 2019, Mr. Gupta was partner and portfolio manager at Farallon Capital Asia Pte Ltd. Mr. Gupta joined Farallon Capital Asia Pte Ltd in February 2007. Mr. Gupta continues to serve as advisor at Farallon Capital Management LLC. Prior to joining Farallon, Mr. Gupta worked as an investment banker at Goldman Sachs & Co., Kotak Investment Banking and ICICI Securities. Mr. Gupta also serves on the boards of a number of private companies. Mr. Gupta received his bachelor of commerce degree from Shri Ram College of Commerce, Delhi, India in 1996 and his MBA from the Indian Institute of Management, Ahmedabad in 2002. Mr. Gupta’s qualifications to serve on our board include his extensive experience with sourcing, evaluating and monitoring investments, his wide range of deal experience and track record of managing investments throughout their entire life cycle. Mr. Gupta provides high-value added services to our board of directors and has sufficient time to focus on Tiga.
David Ryan serves as a director of Tiga. Mr. Ryan spent 22 years working at Goldman Sachs across a variety of roles, both in the United States and in Asia. Mr. Ryan ultimately served as president of Goldman Sachs Asia (ex Japan) from 2010 to 2013, chairing Goldman Sachs’ Asia management committee and sitting on the firm’s management committee. Although Mr. Ryan has retired from Goldman Sachs and no longer holds any management or employment position at Goldman Sachs, as a retired member of the management committee he retains the title of senior director of Goldman Sachs. Mr. Ryan is also a corporate advisor to Temasek Holdings with respect to certain of its investments. Mr. Ryan is an independent director of Affiliated Managers Group, Inc., a member of the board and investment committee of Mapletree Investments and Chairman of Mapletree Oakwood Holdings. Mr. Ryan also serves as a member of the board of the Jackson Institute for Global Affairs at Yale University and as an independent director for World Lacrosse. Mr. Ryan received his bachelor of arts degree in economics and political science from Yale University in 1992. Mr. Ryan’s qualifications to serve on our board include his extensive capital markets and mergers and acquisitions experience in both the United States and Asia, including both transaction execution and management oversight. Mr. Ryan provides high-value added services to our board of directors and has sufficient time to focus on Tiga.
Carman Wong serves as a director of Tiga. Ms. Wong also serves as a director of Tiga Acquisition Corp II since January 2021. Ms. Wong has over 25 years of experience in investment banking and private equity, in both the United States and in Asia, ranging from managing high level corporate operations to leading transaction execution. Ms. Wong is currently a partner in Wellesley Partners, an executive search firm, and is also its chief operating officer. Ultimately Ms. Wong was a managing director and chief operating officer of Nomura’s Asia ex Japan investment banking division. She was a member of the global investment bank’s international operating committee and Asia ex Japan investment bank’s management committee. Ms. Wong received her bachelor of science degree in economics from the Wharton School at the University of Pennsylvania in 1994. Ms. Wong’s qualifications to serve on our board include her track record of building, expanding, integrating and managing businesses with top management, clients, partners and vendors. Ms. Wong provides high-value added services to our board of directors and has sufficient time to focus on Tiga.
Ben Falloon serves as a director of Tiga. Mr. Falloon has more than 20 years of experience in financial services in Asia on both the sell side and buy side in roles spanning day-to-day operations, management, trading, investment, compliance and business strategy. In particular, his regulatory oversight responsibilities have involved direct accountability to multiple prudential regulators across Asia and worldwide. Mr. Falloon’s most recent role was Chief Revenue Officer of Trumid XT, a technology company. Previously, Mr. Falloon was a managing director of Sun Hung Kai and Co, in its principal investment group. Prior to joining Sun Hung Kai and Co, Mr. Falloon spent almost 20 years at global investment banks in Hong Kong, ultimately at Morgan Stanley as a managing director and head of fixed income for Asia Pacific, across trading, sales and structuring. Mr. Falloon received his bachelor of commerce degree in marketing and a post graduate diploma in commerce, each from the University of Otago, New Zealand in 1992 and 1993 and has completed non-executive director training provided by the Financial Times. Mr. Falloon’s qualifications to serve on our board include his extensive experience in Asian capital markets transactions and strong relationships across the Asia Pacific region. Mr. Falloon provides high-value added services to our board of directors and has sufficient time to focus on Tiga.
Diana Luo has served as our Chief Financial Officer since July 2020. Ms. Luo also serves as the Chief Financial Officer of Tiga Acquisition Corp. II since January 2021. Prior to her appointment as our Chief Financial Officer,

Ms. Luo served as finance and accounting manager at Farallon Capital Asia Pte Ltd from May 2011 to March 2020. Ms. Luo received her bachelor of science degree from Cornell University, Ithaca, New York in 1999 and her MBA from Chicago Booth School of Business, Chicago, Illinois in 2010. Ms. Luo’s qualifications to serve as our Chief Financial Officer include her extensive experience in institutional and asset level financial, accounting, and compliance through various industries and asset types.
Peter Chambers has served as our Chief Operating Officer since July 2020. Mr. Chambers also serves as the Chief Operating Officer of Tiga Acquisition Corp. II since January 2021. Mr. Chambers currently serves on a number of boards and has been instrumental in leading operational improvement projects in both his board and management roles at large corporations. Mr. Chambers is currently on the boards of Siloam Hospitals, a major independent hospital group in Indonesia, Indo Mines Limited, an Indonesia-based iron and sand mining company PT Delta Dunia Makmur, an Indonesian mining services company, and on the Advisory Board of PT SRLabs, the Indonesia branch of the hacking research collective and consulting thinktank. Mr. Chambers also serves as a strategic advisor to PT Lippo Karawaci Tbk, one of Indonesia’s largest property groups. For many years Mr. Chambers served at PT XL Axiata Tbk, including as their Vice President Director and CFO where he was part of the team that established the business, transforming it into what is today one of Indonesia’s largest mobile communications companies with a market capitalization of approximately $1.8 billion. In 2004 Mr. Chambers joined XL Axiata’s major shareholder as a Managing Director, where one of his roles was part of the leadership team that led the operational improvement program at Semen Gresik, Indonesia’s largest cement company. At XL Axiata Mr. Chambers served as Chairman of the Audit Committee and from 2008 to 2020 served as a Commissioner. From 2014 to 2019 Mr. Chambers served at the XLAxiata shareholder level where he was a Director of the Axiata Group Berhad digital services company and served on their Risk Committee. From 2006 to 2018 Mr. Chambers served as the Chairman of their Cyber Security Committee. Mr. Chambers received a bachelor of business degree in finance and accounting from RMIT University, Melbourne, Australia, in 1986.
Director Independence
The listing standards of the NYSE require that a majority of the Tiga Board be independent. The Tiga Board has determined that David Ryan, Carman Wong and Ben Falloon are “independent directors” as defined in the NYSE listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Number and Terms of Office of Officers and Directors
The Tiga Board currently consists of five members in a single class serving concurrent two-year terms. In accordance with NYSE corporate governance requirements, Tiga is not required to hold an annual general meeting until no later than one year after Tiga’s first fiscal year end following Tiga’s listing on the NYSE. Tiga officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The Tiga Board is authorized to appoint persons to the offices set forth in Tiga’s memorandum and articles of association as it deems appropriate. Tiga’s memorandum and articles of association provide that Tiga officers may consist of one or more chairmen of the board, chief executive officers, a president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Subject to any other special rights applicable to our shareholders, any vacancies on the Tiga Board of directors may be filled by the affirmative vote of a majority of the holders of our founder shares.
Committees of the Board of Directors
The Tiga Board has three standing committees: an audit committee, a nominating and corporate governance committee and a compensation committee. Our audit committee, our nominating and corporate committee and our compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that was approved by the Tiga Board and has the composition and responsibilities described below. The charter of each committee is available on our website.
Audit Committee
We have an audit committee comprised of Carman Wong, David Ryan and Ben Falloon, each of whom are independent under the NYSE listing standards and applicable SEC rules.

Carman Wong serves as the Chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Carman Wong qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:
•	meeting with our independent accountants regarding, among other issues, audits, and adequacy of our accounting and control systems;
•	monitoring the independence of the independent registered public accounting firm;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
•	appointing or replacing the independent registered public accounting firm;
•
determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•
monitoring compliance on a quarterly basis with the terms of the initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the initial public offering; and

•
reviewing and approving all payments made to our existing holders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

The audit committee is governed by a charter that complies with the rules of the NYSE.
Nominating Committee
We have a nominating and corporate governance committee composed of David Ryan, Ben Falloon and Carman Wong, each of whom is an independent director under the NYSE’s listing standards. David Ryan serves as chair of the nominating and corporate governance committee.
The primary purposes of our nominating and corporate governance committee are to assist the board in:
•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors’ candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

•	developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;
•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the Company; and
•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.
Our nominating and corporate governance committee will recommend to the board of directors’ candidates for nomination for election at the first annual general meeting of Tiga. Prior to our initial business combination, the board of directors will also consider director candidates recommended for nomination by holders of our founder shares during such times as they are seeking proposed nominees to stand for election at an annual general meeting (or, if applicable, an extraordinary general meeting). Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board. The charter of the nominating and corporate governance committee complies with the rules of the NYSE.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our shareholders.
Compensation Committee
We have a compensation committee comprised of Ben Falloon, Carman Wong and David Ryan. Ben Falloon serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officers based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. The charter of the compensation committee complies with the rules of the NYSE.
However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Code of Ethics and Committee Charters
We have adopted a Code of Ethics that applies to our directors, officers and employees. We have filed copies of our Code of Ethics and our audit committee, nominating and corporate governance committee and compensation committee charters as exhibits to the IPO registration statement in connection with the initial public offering. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us in writing at Ocean Financial Centre, Level 40, 10 Collyer Quay, Singapore 049315 or by telephone at +65 6808 6288. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.
Legal Proceedings
There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Tiga or any members of our management team in their capacity as such.

Periodic Reporting and Audited Financial Statements
Tiga has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Tiga’s annual reports contain financial statements audited and reported on by Tiga’s independent registered public accounting firm.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
•	duty to act in good faith in what the director or officer believes to be in the best interests of Tiga as a whole;
•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
•	directors should not improperly fetter the exercise of future discretion;
•	duty to exercise powers fairly as between different sections of shareholders;
•	duty not to put themselves in a position in which there is a conflict between their duty to Tiga and their personal interests; and
•	duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the Company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.
Certain of our officers and directors have fiduciary and contractual duties to affiliates of our Sponsor and to certain companies in which the foregoing have invested or will invest. These entities, including Tiga Acquisition Corp. II (“Tiga II”), may compete with us for acquisition opportunities. If these entities decide to pursue any such opportunity, we may be precluded from pursuing such opportunities. None of our officers and directors who are also officers of our Sponsor and/or employees of its affiliates have any obligation to present us with any opportunity for a potential business combination of which they become aware, subject to his or her fiduciary duties under Cayman Islands law. Our Sponsor and directors and officers are also not prohibited from sponsoring, investing or otherwise becoming involved with, any other blank check companies, including in connection with their initial business combinations, prior to us completing our initial business combination. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Given the large target universe considered by Tiga’s management team, which included consideration and analysis of over 20 potential target businesses (other than Grindr) and preliminary, high-level discussions of illustrative transaction structure to effect an initial business combination with six of those target businesses, the Tiga Board did not believe that the other fiduciary duties or contractual obligations of Tiga’s officers and directors materially affected Tiga’s ability to source a potential business combination. The Tiga Board considered the factors supporting, and risks and uncertainties related to, a business combination with Grindr as set forth under “Proposal No. 1 — The Business Combination Proposal — Background to the Business Combination,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.
Our Sponsor and officers and directors, in their capacities as officers or employees of our Sponsor or its affiliates or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future entities affiliated with or managed by our Sponsor, or third parties, before they present such opportunities to us, subject to his or her fiduciary duties under Cayman Islands law and any other applicable fiduciary duties. We expect that if an opportunity is presented to one of our officers or directors in his or her capacity as an officer or director of one of those other entities, such opportunity would be presented to such other entity and not to us. We do not believe, however, that the fiduciary duties or contractual obligations of our executive officers or directors will materially affect our ability to complete our initial business combination.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:
Individual	Entity	Entity’s Business	Affiliation
G. Raymond Zage, III	Tiga Investments Pte. Ltd(1)	Holding Company	CEO
	Tiga Acquisition Corp. II	Blank Check Company	CEO
	Tiga Sponsor II LLC	Holding Company	Manager
	Tiga Sponsor III LLC	Holding Company	Manager
	Tiga Sponsor IV LLC	Holding Company	Manager
	Tiga Sponsor V LLC	Holding Company	Manager
	PT Lippo Karawaci Tbk	Real Property	Commissioner
	Whitehaven Coal Limited	Resources	Director
	Toshiba Corporation	Electronics	Director
	Deposco, Inc.	Software	Director
	Cosmose Limited	Technology	Director
	DBag Shopping Limited	Services	Director
	Farallon Capital Management LLC	Investment	Senior Advisor
	EDBI Pte. Ltd.	Fund Management	Director
	Willow Holdco Pte. Ltd	Real Estate	Director
	Hart Davis Hart	Auction House	Director
Ashish Gupta	Lawl Pte. Ltd.	Investment	Director
	Tiga Acquisition Corp. II	Blank Check Company	President
	Tiga Sponsor II LLC	Holding Company	Manager
	Tiga Sponsor III LLC	Holding Company	Manager
	Tiga Sponsor IV LLC	Holding Company	Manager
	Tiga Sponsor V LLC	Holding Company	Manager
	Agincourt Resources (S) Ltd.	Resources	Director
	Farallon Capital Management LLC	Investment	Advisor
	PT Delta Dunia Makmur	Mining Services	Commissioner
	Willow Holdco Pte. Ltd	Real Estate	Director
	Alchemo Pte. Ltd	Technology	Director
Carman Wong	Tiga Acquisition Corp. II	Blank Check Company	Director
Diana Luo	Tiga Acquisition Corp. II	Blank Check Company	CFO
	Willow Holdco Pte. Ltd	Real Estate	Director
Peter Chambers	PT Kredit Pintar	FinTech	Director
	PT Siloam Hospitals Tbk	Healthcare	Commissioners
	PT Lippo Karawaci Tbk	Real Estate	Advisor / Member of the Audit Committee
	Farallon Capital Asia Pte Ltd	Investment	Advisor
	PT BBIP	Mining Services	Director
	Indo Mining Limited	Mining	Director
	PT Delta Dunia Makmur	Mining Services	Commissioner
	PT SRLabs	Technology	Director
	Tiga Acquisition Corp. II	Blank Check Company	COO
(1)	Includes all portfolio companies of Tiga Investments Pte. Ltd. Messrs. Zage and Gupta also serve as directors of holding companies under Tiga Investments Pte. Ltd.

Potential investors should also be aware of the following other potential conflicts of interest:
•
Tiga II, a special purpose acquisition company focusing on the technology, internet, consumer, infrastructure, materials and financial services industries that intends to complete its initial public offering in the third quarter of 2022 and may pursue initial business combination targets in such industries until two years from the closing of its initial public offering (absent an extension in accordance with its memorandum and articles of association).

•
In the course of their other business activities, our directors and officers may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated, including Tiga II. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•
Our executive officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. Certain of our executive officers are engaged in several other business endeavors for which such officers may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•	As of the date of this report, our initial shareholders held an aggregate of 6,900,000 founder shares and 18,560,000 private placement warrants.
•
Our initial shareholders and officers have entered into a letter agreement, and the forward purchaser has entered into the amended and restated forward purchase agreement, with us, pursuant to which they have agreed to waive their redemption rights, with no consideration, with respect to their founder shares, forward purchase shares, backstop shares and public shares in connection with the completion of our initial business combination. Additionally, our initial shareholders, officers and the forward purchaser have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares, forward purchase shares and backstop shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless.

•
Certain of our directors and officers will directly or indirectly own founder shares and/ or private placement warrants following this offering and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking which is a member of FINRA or an independent accounting firm, that such initial business combination is fair to our company from a financial point of view, and such transaction would be required to be approved by a majority of our independent directors. We are not required to obtain such an opinion in any other context. Other than the foregoing or as otherwise discussed herein, no compensation of any kind, including finder’s and consulting fees, will be paid by us to our Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. Further, commencing on the date our securities are first listed on the NYSE, we will also pay an affiliate of our Sponsor $10,000 per month, or up to $240,000 in the aggregate, for overhead expenses and related services provided to us. On November 23, 2020, our Sponsor transferred 20,000 founder shares to our independent directors at their original purchase price for services rendered as a board member prior to the completion of our initial business combination. Our Sponsor has agreed to reimburse such directors for reasonable out-of-pocket expenses incurred in connection with fulfilling their roles as directors.
We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to our public shareholders for a vote, pursuant to the terms of a letter agreement entered into with us, our initial shareholders and officers have agreed (and their permitted transferees will agree) to vote their founder shares held by them and any public shares purchased during or after this offering in favor of our initial business combination (including any proposals recommended by our board of directors in connection with such initial business combination).
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of incorporation. Pursuant to these agreements, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors. In connection with our initial public offering, we have undertaken that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TIGA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis of the company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
Overview
We are a blank check company incorporated on July 27, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.
Our sponsor is Tiga Sponsor LLC, a Delaware limited liability company. Our IPO registration statement became effective on November 23, 2020. On November 27, 2020, we consummated the initial public offering of 27,600,000 units, including the issuance of 3,600,000 units as a result of the underwriters’ exercise of their over-allotment option in full. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $276,000,000.
Prior to the consummation of the initial public offering, on July 27, 2020, the Sponsor received 5,750,000 founder shares in exchange for a capital contribution of $25,000, or $0.004 per share. On November 23, 2020, we effected a 1,150,000 share dividend, resulting in our initial shareholders holding an aggregate of 6,900,000 founder shares. All share and per-share amounts have been retroactively restated to reflect the share dividend. On November 23, 2020, the Sponsor transferred 20,000 founder shares to each of David Ryan, Carman Wong and Ben Falloon for the same per-share price initially paid by the Sponsor, resulting in the Sponsor holding 6,840,000 founder shares. In connection with the underwriters’ exercise of their over-allotment option in full prior to the closing of the initial public offering, on November 27, 2020, no founder shares were surrendered.
Simultaneously with the consummation of the initial public offering, we consummated the private sale of an aggregate of 10,280,000 warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, to the Sponsor at the time of the initial public offering at a price of $1.00 per warrant, generating gross proceeds, before expenses, of approximately $10,280,000 (the “initial private placement”). The warrants sold in the initial private placement, or the initial private placement warrants, are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by Tiga, (ii) they (including the Class A ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after Tiga completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights. Upon the closing of the initial public offering and the initial private placement, $278,760,000 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee, and were subsequently invested only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, until the earlier of: (i) the completion of an initial business combination and (ii) Tiga’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.
On January 14, 2021, we announced that, commencing January 14, 2021, holders of the 27,600,000 units sold in the initial public offering may elect to separately trade the shares of Class A common stock and the warrants included in the units. Those units not separated continued to trade on the NYSE under the symbol “TINV.U” and the shares of Class A common stock and warrants that were separated trade under the symbols “TINV” and “TINV WS,” respectively.
On May 18, 2021, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 20, 2021, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.

On November 17, 2021, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On November 22, 2021, the required deposit of $2,760,000 was placed into the trust account and on November 23, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.
On May 23, 2022, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 24, 2022, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2022, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants. With these extensions, Tiga will have until November 27, 2022 to consummate a business combination.
The total amount of outstanding private placement warrants is 18,560,000 and the total deposits into the trust account have been $287,040,000 ($10.40 per public share).
After the payment of underwriting discounts and commissions (excluding the deferred portion of $9,660,000 in underwriting discounts and commissions, which amount will be payable upon consummation of our initial business combination if consummated) and approximately $556,649 in expenses relating to the initial public offering, $1,843,237 of the net proceeds of the initial public offering and initial private placement was not deposited into the trust account and was retained by us for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. Our management has broad discretion with respect to the specific application of such net proceeds, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination
As of December 31, 2021, there was $284.4 million in investments and cash held in the trust account and $17,499 of cash held outside the trust account available for working capital purposes. As of June 30, 2022, there was $287.5 million in investments and cash held in the trust account and $165,655 of cash held outside the Trust Account available for working capital purposes.
If we have not completed a business combination by November 27, 2022, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay for our tax obligations, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Proposed Business Combination
On May 9, 2022, we entered into the Merger Agreement.
Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction pursuant to which, among other things, following the Domestication of Tiga to Delaware as described herein, Merger Sub I will merge with and into Grindr, with Grindr surviving the First Merger as a wholly owned subsidiary of New Grindr; and as promptly as practicable and as part of the same overall transaction as the First Merger, the Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of New Grindr.
Liquidity and Capital Resources
As of June 30, 2022, we had cash of $165,655. Until the consummation of our initial public offering, our only source of liquidity was an initial purchase of ordinary shares by the Sponsor and loans from our Sponsor.
On March 16, 2022, the Board of Directors of the Company authorized the execution and delivery of a Convertible Promissory Note in the principal amount of $2,000,000 (the “Convertible Promissory Note”) to the Sponsor, as part of the Working Capital Loans. On January 25, 2022, the Sponsor had advanced the sum of $750,000 to the Company on account of the Convertible Promissory Note and on March 30, 2022 another $300,000 was drawn down on the Convertible Promissory Note. All unpaid principal under the Convertible Promissory Note shall be due and payable in full on the effective date of our initial business combination, unless accelerated upon the occurrence of an event of default.

We will need to raise additional capital through loans or additional investments from our initial shareholders, officers or directors. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern.
Results of Operations
Our entire activity from inception through June 30, 2022 was in preparation for our formation, the preparation of the initial public offering, the evaluation of potential targets for a business combination and due diligence on such targets. We will not be generating any operating revenues until the closing and completion of our initial business combination, at the earliest.
For the six months ended June 30, 2022, we had a net income of $491,251 which consisted of a change in fair value of warrant liabilities (Public Warrants and Private Placement Warrants) of $4,926,361 and interest earned on marketable securities held in the Trust Account of $402,994, offset by operating costs of $4,243,935, change in fair value of Forward Purchase Agreement liabilities of $513,016 and a fair value of private placement in excess of purchase price of $81,153. Operating costs consisted of $3,921,059 in M&A related costs, $109,306 in accounting related costs, $60,000 in administrative support fees, $62,500 in insurance costs, and $91,070 in miscellaneous costs.
For the year ended December 31, 2021, we had a net income of $23,194,905, which consisted of a gain from change in fair value of warrant liabilities (public warrants and private placement warrants) of $23,121,405, a gain from change in fair value of FPA liabilities of $1,749,732, and interest earned on marketable securities held in the Trust Account of $85,130 offset by operating costs of $1,761,362.
For the period from July 27, 2020 (inception) through December 31, 2020, we had net loss of $20,851,423, which consisted of operating cost of $124,923, change in fair value of warrant liabilities of $11,408,319, change in fair value of FPA liabilities of $3,358,302, fair value of private placement warrants in excess of purchase price of $1,646,600, initial classification of FPA liabilities of $3,399,475 and transaction costs incurred in connection with the IPO of $928,450, offset by interest earned on investments held in the Trust Account of $14,646.
Contractual Obligations
The holders of founder shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans (and any Tiga Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans), if any, will be entitled to registration rights pursuant to a registration and shareholder rights agreement entered into on November 23, 2020. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. These holders will be entitled to certain demand and “piggyback” registration rights with respect to registration statements filed subsequent to the completion of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for overhead expenses and related services provided to Tiga. We began incurring these fees on November 23, 2020 and will continue to incur these fees monthly until the earlier of the completion of a business combination and Tiga’s liquidation.
The underwriters are entitled to a deferred fee of $0.35 per unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the Underwriting Agreement. However, in a letter dated May 16, 2022 (the “GS Fee Waiver Letter” and, together with the CS Fee Waiver Letter, the “Fee Waivers”), one of the underwriters, Goldman Sachs (Asia) L.L.C., has agreed to waive its rights to the deferred underwriting commission in connection with its decision not to provide further services as a financial advisor, placement agent, capital markets advisor or in any other capacity in connection with closing of the Business Combination. Moreover, Credit Suisse delivered the Credit Suisse Resignation Letter to the SEC pursuant to Section 11(b)(1) under the Securities Act indicating that they had resigned from, or ceased or refused to act in, any capacity and relationship with respect to the Business Combination, and has disclaimed any responsibility for any portion of this proxy statement/prospectus. In addition, pursuant to the CS Fee Waiver Letter, Credit Suisse has expressly waived all deferred underwriting commissions owed to them pursuant to the Underwriting Agreement. Credit Suisse has performed all their obligations under the Underwriting Agreement to obtain their fee and is therefore gratuitously waiving their right to be compensated. Such a resignation and, to the extent enforceable, fee waiver for services already rendered is unusual. As a result of the Fee Waivers, the transaction fees payable by Tiga and Grindr will be reduced by an amount equal to the deferred underwriting commission attributable to Credit Suisse as has been reflected in the Unaudited Pro Forma Combined Financial Information.
We entered into a private placement warrants purchase agreement, dated as of November 23, 2020, with the Sponsor which provides that at the option of the Sponsor, on the dates that are six, 12 and 18 months, respectively from the closing date of the initial public offering, Tiga shall issue and sell to the Sponsor, its affiliates or permitted designees and the Sponsor shall purchase from Tiga, an additional 2,760,000, private placement warrants at a price of $1.00 per private placement warrant for an aggregate purchase price of $2,760,000. At June 30, 2022, the private placement warrants purchase agreement was fulfilled.
We entered into a forward purchase agreement, dated as of November 23, 2020, with the Sponsor or an affiliate of the Sponsor which provides for the purchase by the Sponsor of an aggregate of 5,000,000 Tiga Class A ordinary shares, plus an aggregate of 2,500,000 redeemable warrants to purchase one Tiga Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per Tiga Class A ordinary share, in a private placement to close prior to or concurrently with the closing of a business combination. Pursuant to the forward purchase agreement, the forward purchaser was also granted an option to subscribe, in the forward purchaser’s sole discretion, for an additional 5,000,000 Tiga Class A ordinary shares plus an additional 2,500,000 redeemable warrants to purchase one Tiga Class A ordinary share at $11.50 per share, for an additional purchase price of $50,000,000, or $10.00 per Tiga Class A ordinary share, in one or multiple private placements to close prior to or concurrently with the closing of our initial business combination. The obligations under the forward purchase agreement do not depend on whether any Tiga Class A ordinary shares are redeemed by the public shareholders. The redeemable warrants will have the same terms as the public warrants issued as part of the units.
Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We identified the following critical accounting policies:
Tiga Warrant and Forward Purchase Agreement (FPA) Liability
Tiga accounts for the Tiga Warrants and FPA in accordance with the guidance contained in ASC 815-40, under which the Tiga Warrants and FPA do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, Tiga classifies the Tiga Warrants and FPA as liabilities at their fair value and adjust the Tiga Warrants and FPA to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
The public warrants for periods where no observable trade price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the public warrants from the units, the public warrant quoted market price was used as the fair value as of each relevant date. The fair value of the private placement warrants was determined using a Black-Scholes-Merton model. The committed units of the FPA are valued using a discounted valuation of a reconstructed unit price and the optional units of the FPA are valued using the same reconstructed unit price within a Black-Scholes-Merton model framework.
Class A Ordinary Shares Subject to Possible Redemption
We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity.

Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of our balance sheet.
Net Income (Loss) Per Ordinary Share
Net loss per ordinary share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. We apply the two-class method in calculating earnings per share. The net income or loss is allocated to each class of shares using an allocation of total shares, which is then divided by the total shares for the respective class.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Our management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on our financial statements.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Quantitative and Qualitative Disclosures about Market Risk
As of June 30, 2022, we were not subject to any significant market or interest rate risk. The net proceeds of the initial public offering and the private placement warrants, included in the trust account, were invested in cash and may be invested in U.S. government securities with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
We have not engaged in any hedging activities since our inception and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

INFORMATION ABOUT GRINDR
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Grindr Group LLC and its subsidiaries prior to the consummation of the Business Combination.
Our Mission
Connect LGBTQ+ people with one another and the world.
Our Company
Grindr is the world’s largest social network focused on the LGBTQ+ community with approximately 10.8 million MAUs and approximately 601 thousand Paying Users in 2021. Our Paying Users for the three and six months ended June 30, 2022 were over 765 thousand and 744 thousand, respectively . According to the Frost & Sullivan Study commissioned by Grindr, Grindr is the largest and most popular gay mobile app in the world, with more MAUs than other LGBTQ+ social networking applications. We enable our users to find and engage with each other, share content and experiences, and generally express themselves. We are a pioneer and leading influence on the lifestyle trends and discourse among the global LGBTQ+ community. We are devoted to providing a platform for social interactions for this vibrant community and to cultivating a safe and accepting environment where all are welcome and feel a sense of belonging. As a result, our platform has become a meaningful part of our users’ social lives and has embedded us at the center of the community as the preferred channel for broadening their connections and engaging with like-minded individuals within the LGBTQ+ community.
We believe Grindr fulfills crucial needs for the LGBTQ+ community. While the broader global landscape of social networks is highly competitive with many different platforms, there are few global platforms that focus solely on the LGBTQ+ community and addressing their unique needs, including LGBTQ+ centric social activities or heightened privacy. For many years and still even today, people from the LGBTQ+ community are often discriminated against, marginalized, and targeted. Few global platforms exist where these individuals can truly be their authentic selves and feel safe to express themselves freely. As a result, the queer community often have a difficult time finding other members of the community with similar interests, beliefs, or values. This experience can be isolating and disheartening.
Our platform enables the LGBTQ+ community to connect with each other and the world. Our platform has many distinct user segments - a diverse set of queer genders and sexualities, varied ages and demographics, various sub-communities, private and discreet users, and urban and rural users. Our users also have a range of motivations and use cases. Our platform helps our users find what they are looking for: casual dating, relationships and love, community and friendships, travel information, local and discovery, and beyond. By facilitating the connection of our users around the world, we believe we have the potential to help our community find each other and interact, advance global LGBTQ+ rights, and make the world a safer place for all LGBTQ+ people.
Our core product, the Grindr app, has become an integral part of the daily lives of millions of members of the LGBTQ+ community around the world, enabling them to discover and connect with each other effortlessly and anytime. The Grindr app offers a variety of location-based social features and functions, including identity expression (profile, photos, presence), connection (search, filters, the Cascade, Viewed Me), interaction (chat, media sharing), trust and safety tools across the experience, and subscriptions for premium features offering more access and control. Since our inception in 2009, we have continued to innovate our technologies to improve the Grindr app, adding new features and safety elements, which has allowed us to increase our MAUs and other metrics over the years. We have expanded our presence into over 190 countries and territories, with significant MAUs in several markets as of June 30, 2022, including developed markets such as the United States, the U.K., France, Spain, and Canada, and emerging markets such as Brazil, Mexico, India, Chile, and the Philippines, creating a high barrier to entry for our competitors.
We have attracted a highly engaged, and rapidly growing user base, as evidenced by the following:
•	Approximately 10.8 million MAUs in 2021.
•
Approximately 601 thousand Paying Users in 2021. Our Paying Users increased by 2.2% in 2021, as compared to the combined Successor 2020 Period and Predecessor 2020 Period. Our Paying Users were over 765 thousand and 744 thousand for the three and six months ended June 30, 2022, which represents an increase of 34.4% and 33.1%, as compared to the same periods in 2021.

•	MAUs in over 190 countries and territories in the world as of June 30, 2022.
•	21 supported languages on Android and 9 on iOS as of June 30, 2022.
•	On average, users on our platform sent over 260 million daily messages in 2021.
•
Our profiles spent an average of 61 minutes per day each on the Grindr app in December 2021, which ranks us number one among apps focused on the LGBTQ+ community, according to the Frost & Sullivan Study commissioned by Grindr.

Our largest markets are currently North America and Europe, from which we derived 67.2% and 22.3% of our total revenue for the year ended December 31, 2021, 65.3% and 22.9% of our total revenue for the three months ended June 30, 2022, and 66.0% and 22.0% of our total revenue for the six months ended June 30, 2022, respectively. After North America and Europe, Asia-Pacific makes up an additional 6.9%, 6.7% and 6.5% of our total revenue, and the remaining 3.6%, 5.1% and 5.5% are from other regions, including Latin America (comprising Central America and South America) and Australia for the year ended December 31, 2021, for the three months ended June 30, 2022 and for the six months ended June 30, 2022, respectively.
Our target market is the worldwide LGBTQ+ community, which comprises more than 538.4 million people globally that self-identify as LGBTQ+ and represented approximately 6.9% of the total global population as of December 31, 2021, according to the Frost & Sullivan Study commissioned by Grindr. With the progression of LGBTQ+ culture and increase in LGBTQ+ rights around the world, this growing and highly engaged community has had an increasingly stronger voice and has been enabled to pursue more diverse lifestyles, express its opinions, and advocate for equal rights. We are dedicated to creating value and a safe and accepting environment for the LGBTQ+ community.
We believe we have significant opportunities to leverage our unique brand to both broaden and deepen our market penetration and offer products and services that address the growing and changing needs of the global LGBTQ+ community. With this broader opportunity in mind, we have continued to expand our platform, which offers a unique combination of social networking functions, digital content, and other initiatives aimed at enriching and empowering the lives of the LGBTQ+ community, in the following ways:
•	We help people find meaningful connections, whether it's casual dating, relationships and love, community and friendships, travel information, local and discovery, and beyond.
•
Our platform builds community and friendships. Our user experience is essentially a world without walls, connecting one user to the next, allowing the community to see each other, many of whom sometimes feel unseen.

•
We are advancing LGBTQ+ equality and safety. Our Grindr for Equality initiative, or G4E, has worked around the world for the safety and justice for the LGTBQ+ community. Coordinating with NGOs, governments, and nonprofits, G4E has worked to change and inform policy, increase access to vital healthcare services such as HIV testing, and bring valuable information to millions of people in over 50 languages.

•	We bring empowerment through partnerships with organizations such as Aids/Lifecycle, National/Local Pride Organizations, and Voting Campaigns.
•	We drive social influence with fun and engaging ways on social media channels to help the general population better understand our community, plight, and interconnectedness.
We believe our brand and logo have become mainstays of the global LGBTQ+ experience. According to the Morning Consult Survey, Grindr is the best-known gay dating app among Gay, Bisexual, Transgender, and Queer people, with 85.0% brand awareness, as well as the best-known gay dating app among the general population. The strength of our brand has allowed us to grow our users virally and organically, as evidenced by the fact that our customer acquisition spend only comprised 0.1% of total revenue in 2021. This is a core feature of our business model. As our user base continues to grow worldwide, more connections are made, and our user engagement and revenue increase. These increases enable us to reinvest in our platform, building more product and safety features and, as a result, attract more users. This results in powerful network effects, driving user and revenue growth and reinforcing our brand awareness.

We currently generate revenue from two revenue streams—Direct Revenue and Indirect Revenue, both of which are driven by the Grindr app. Direct Revenue is revenue generated by our paying users who pay for subscriptions or add-ons to access premium features. While our app is free to use, our premium features enable our users to customize their ability to experience and use our platform. Indirect Revenue is generated by third parties who pay us for access to our users, such as advertising or partnerships. Our financial model has significant benefits and has experienced rapid revenue growth and profitability driven predominantly by organic user acquisition and the viral network effects enabled by our brand and market position.
For the years ended December 31, 2021 and 2020, we generated:
•	Total revenue of $145.8 million and $104.5 million, respectively, representing year-over-year growth of 39.6%;
•	Net income (loss) of $5.1 million and ($13.1) million, respectively, with a net income (loss) margin of 3.5% and (12.5%), respectively; and
•	Adjusted EBITDA of $77.1 million and $50.7 million, respectively, representing Adjusted EBITDA Margins of 52.8% and 48.5%, respectively, and year-over-year growth of 52.1%.
For the three months ended June 30, 2022 and 2021, we generated:
•	Total revenue of $46.6 million and $34.8 million, respectively, representing period-over-period growth of 33.9%;
•	Net income (loss) of $(4.3) million and $1.8 million, respectively, with a net income (loss) margin of (9.3)% and 5.2%, respectively; and
•	Adjusted EBITDA of $21.5 million and $19.5 million, respectively, representing Adjusted EBITDA Margins of 46.1% and 56.0%, respectively, and period-over-period growth of 10.3%.
For the six months ended June 30, 2022 and 2021, we generated:
•	Total revenue of $90.1 million and $62.6 million, respectively, representing period-over-period growth of 43.9%;
•	Net income (loss) of $0.3 million and $(3.3) million, respectively, with a net income (loss) margin of 0.3% and (5.3)%, respectively; and
•	Adjusted EBITDA of $41.7 million and $33.2 million, respectively, representing Adjusted EBITDA Margins of 46.3% and 53.1%, respectively, and period-over-period growth of 25.6%.
For a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial measures, information about why we consider Adjusted EBITDA and Adjusted EBITDA Margin useful and a discussion of the material risks and limitations of these measures, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr—Non-GAAP Financial Measures.”
Market Overview
The global LGBTQ+ population has undergone steady growth in recent years, growing at a compound annual growth rate (“CAGR”) of 6.7% from 390.0 million in 2016 to 538.4 million in 2021, according to the Frost & Sullivan Study, which was commissioned by Grindr, of the global LGBTQ+ population. The Frost & Sullivan Study estimated this growth trend will continue over the next five years, growing at a CAGR of 4.2% and reaching 659.9 million in 2026.
The global growth of the LGBTQ+ population is not just driven by overall population growth, but by the growing social acceptance level towards the LGBTQ+ community and the LGBTQ+ population’s willingness to express sexual orientation and gender identity. We believe increasing social acceptance of the LGBTQ+ community and more LGBTQ+ friendly political environments globally will continue to contribute to the increase in the number of people that self-identify as LGBTQ+. This is evidenced by Frost & Sullivan’s estimate of the LGBTQ+ population’s percentage of the total population, growing from 5.3% in 2016 to 6.9% in 2021 to an estimated 8.2% by 2026. Additionally, the study also notes the LGBTQ+ population estimate may vary from country to country and in total, based on different cultural backgrounds, the political system of the country, economic development, and other factors.

We believe our global addressable market encompasses the entire LGBTQ+ population and not just LGBTQ+ singles, as we are a social network and our users frequently use our platform and services for more than just dating. For example, many of our users are in relationships but continue to use our app for travel or to stay connected with their friends or the broader LGBTQ+ community.
Estimated Self-identified LGBTQ+ Population and Proportion of Total Population

According to the Frost & Sullivan Study commissioned by Grindr, the GBTQ+ population make up the largest proportion of the overall LGBTQ+ population, comprising almost 81% of the total with 434.9 million people in 2021. The Frost & Sullivan Study commissioned by Grindr estimates the GBTQ+ population will continue to grow as a percentage of the overall LGBTQ+ population, with the percentage increasing to over 81% by 2026.
Estimated Self-Identified LGBTQ+ Population, Breakdown by Gender Identity

The self-identified LGBTQ+ population skews towards younger generations. According to the Frost & Sullivan Study commissioned by Grindr, self-identified LGBTQ+ 18-24 year olds are estimated at 10.3% of the total 18-24 year old global population in 2021, 25-34 year olds are estimated at 8.9%, and 35-49 year olds are estimated at 6.3%, respectively. These population percentages are expected to grow to 13.4% of the total 18-24 year old global population by 2026, 10.9% for 25-34 year olds, and 7.3% for 35-49 year olds, respectively.
Social development and rapidly changing points of view brought on by the growth of the Internet has objectively caused Gen Z, (18-24 year olds), to be exposed to more ideas, such as gender awareness and sexual orientation, earlier than previous generations in the same period. Younger generations are more gender fluid, with the definition of gender identity becoming more indistinct, blurring the boundary between the LGBTQ+ community and the heterosexual population. These younger generations are more likely to explore their sexuality, given more social acceptability of alternative sexual identities today and the ability to express different sexual identities.

Estimated Self-Identified LGBTQ+ Population Penetration Rate, Breakdown by Age Group (Medium Estimate)

According to the Frost & Sullivan Study commissioned by Grindr, the total self-identified LGBTQ+ population and self-identified LGBTQ+ population penetration rate in most regions is expected to continue to increase over time. The self-identified LGBTQ+ population and penetration rate in North America will grow from 36.9 million and 9.9% in 2021 to 40.7 million and 10.7% in 2026, respectively. Europe will grow from 61.6 million and 8.2% in 2021 to 74.8 million and 10.0% in 2026, respectively. Asia will grow from 372.8 million and 8.0% in 2021 to 468.7 million and 9.6% in 2026, respectively. Latin America will grow from 56.8 million and 8.6% in 2021 to 62.1 million and 9.0% in 2026, respectively.
Estimated Self-identified LGBTQ+ Population, Breakdown by Region

Global LGBTQ+ Social Context
In recent decades, societies around the world have generally become more socially accepting of, and open to, LGBTQ+ culture and people, which has led to greater rights for members of the LGBTQ+ community. For example, The Netherlands was the first country to legalize same-sex marriage in 2000. According to various sources, as of April 2022, over 75 countries and territories have legalized same-sex marriage, including jurisdictions in every inhabited continent across the globe. Additionally, according to the ILGA World Report, same-sex sexual activities were legal in over 120 countries and territories worldwide, including all of the countries in North America and Europe and the majority of the countries in Asia and Latin America.
LGBTQ+ Population’s Consumption
We believe our user base represents a highly coveted demographic. According to the Frost & Sullivan Study commissioned by Grindr, data from the American Community Survey showed that same-sex couples have the highest median household income than opposite-sex couples, with male same-sex couples having the highest income. Educational attainment is an important social phenomenon, which is strongly linked to later success in terms of income, occupation, wealth, health, and life satisfaction. In the United States, male same-sex households are more likely to have at least a bachelor’s degree than opposite-sex households. In 2020, 57.5% of male same-sex households had at least a bachelor’s degree compared to 42.4% of opposite-sex households. As individuals, 55.1% of the gay and bisexual men population have at least a bachelor’s degree compared to 30.3% of the straight male population.
From a macro-level perspective, the more LGBTQ+ inclusion a country has, the more likely it is to be economically developed. LGBTQ+ inclusion and economic development are mutually reinforcing, and LGBTQ+ legal rights have a continued positive and statistically significant association with real GDP per capita after controlling for gender equality. Also, from the perspective of society, employers who treat LGBTQ+ people equally in the workplace will generally see positive business outcomes such as higher productivity of LGBTQ+ workers, notable improvements in health, lower costs, and a lower likelihood of employee turnover.
Estimated LGBTQ+ Population GDP at Purchasing Power Parity (PPP)

As the global pandemic caused by COVID-19 gradually improves, global GDP at purchasing power parity growth resumed upward trends in 2021 and experienced an estimated increase of 6.5%, according to the Frost & Sullivan Study commissioned by Grindr. Correspondingly, the estimated LGBTQ+ population GDP at PPP has also seen an increase, reaching $10.9 billion by the end of 2021. GDP at PPP is the calculation of GDP taking relative costs and inflation into account.
Given this high purchasing power and economic potential, the LGBTQ+ community is an increasingly attractive demographic for marketers and advertisers. The scale of purchasing power associated with the LGBTQ+ demographic, coupled with a general interest to appeal to a younger demographic, have caused marketers to increase their focus on reaching this community. Some of the world’s largest corporations and brands have launched LGBTQ+-themed or focused advertising campaigns, including Apple, Johnson & Johnson, GM, Coca-Cola, Campbell’s, American Express, Unilever, Marriott, Anheuser-Busch, and Hilton, just to name a few.
Our Products and Services
Our flagship product “Grindr,” or the Grindr app, is a mobile application with location-based connectivity features designed to help our users find one another and have meaningful interactions right here and now, or anywhere globally. The app is free to use, with premium subscription offerings for greater access to other users and control over the experience.

Key features of our Grindr app include:

Identity expression: users can create, manage, and control their identity, profile, and presence on the app.

Connection: users can find and be found by those they are interested in; those nearby right now, or anywhere globally.

Interaction: users can chat and interact with any profile instantly, in an open, fun, and engaging way.

Trust and Safety: users receive guidance and tools to be safe across their experience.

Premium: users can pay for greater access to more users and for more control over how they find one another and interact.
We launched the Grindr app in 2009 to create a new way for gay men to find each other and form connections. Our initial differentiator was a cascade engine to help find other users nearby in an exciting and highly responsive app experience leading to high engagement and rapid organic growth. Our initial active user segment of gay men, our real-time and hyper-local use case of casual dating, and our industry-defining cascade user interface and open messaging connection model, combine to create a fun and highly engaging experience on the app. This engagement engine has fueled our rapid organic growth over time leading to more users, segments, geographies, and use cases.
Over time, we evolved into the world’s largest LGBTQ+ social network and we enable our users to engage on our platform in a variety of ways. We believe we have played an integral role in both establishing, defining, and developing the location-based dating industry and developing wider mainstream acceptance of LGBTQ+ individuals on a global basis.

User and Product Journey
Identity expression: Getting started on Grindr is easy. Users create an account and profile that represents themselves and their identity on the platform. They create an account and verify important information to help maintain a trustworthy and safe environment on the app. Then they are able to create a rich, visual, personalized profile with a wide range of data and information about themselves, their interests, and motivations. This helps them express who they are, what they seek, and makes it easy for all to meet one another and form meaningful connections.

1. Sign up: New users create an account with their email, or through social media account authentication (e.g., Facebook, Google, Apple)	2. Age verification: Users verify their age to confirm they are not a minor, and that they are eligible to use the Grindr service.

3. Human Verification: Users complete a human verification step to reduce the spam and bot activity on the app, and sign our Terms and Conditions of Service, as well as our Privacy and Cookie Policy.	4. Profile Photos: Users create a rich profile expressing their identity, by first adding a visual representation of themselves through photos and media.

5. About Me: Users personalize their profile by adding a display name and custom “about me” narrative, enlivening their profile and helping them form more meaningful connections with others.
6. Stats: Users can optionally share key data such as age, height, tribe, body type, gender identity, ethnicity, relationship status, and self-reported sexual health information, to help them connect with others in the queer community.

7. Tags: Users express their interests, identity, and community affiliation by adding tags to their profile.	8. Complete Profile: Users’ completed profile is their chosen representation of themselves and their identity on the platform, and enables them to find and be found by those they are interested in.
Connecting: Grindr helps users find meaningful connections easily and enjoyably. Grindr is unique in its “many-to-many” connection model: on “the cascade” (a grid of profiles nearby) users can actively browse many profiles at once, and be found by multiple others searching for them. They can browse, search, and filter profiles nearby or anywhere across the globe, based on identity, key characteristics, and interests. They are notified when others have viewed or expressed an interest in them (“taps”). These connectivity features create multiple avenues to meaningful interactions quickly, easily, and in a fun and engaging way.
1. The Cascade: Users are instantly immersed in the community when they arrive on The Cascade: Grindr’s industry-defining user interface – a grid of profiles with location information, creating many connections quickly and easily.
2. Filters: Users can personalize their cascade by filtering for key characteristics they are interested in.

3. Search: Users can find others with specific interests and community affiliations by searching for others with specific tags on their profile	4. Tags: Users can find community by browsing custom cascades composed of profiles sharing the same tags

5. Explore: Users can also explore cascades of other users in locations across the globe, forming meaningful connections anywhere.	6. Viewed Me: Users can see those who may be interested in them, having recently viewed their profile.

7. Taps: Users can express their interest in others by “tapping” the profile of someone they have viewed.	8. Favorites: Users can maintain meaningful connections by favoriting profiles, and seeing a custom cascade of all their favorites anytime.

Interacting: Once users find one another, Grindr helps them form meaningful connections with a fun and engaging messaging experience. Grindr is unique in its open messaging model: users can initiate a message with any profile, regardless of whether interest has been expressed beforehand, a key aspect of our engagement engine. Within the messaging feature, users can form meaningful connections and deepen them over time by sharing rich media and with a variety of messaging formats.
1. Open Messaging: users can interact with anyone of interest through our unique open messaging platform. They can initiate one or multiple messages from profiles on their cascades, or respond to messages sent to them.
2. Inbox: Users manage the many messages they can send and receive through the inbox, with a special “taps” section for those who’ve expressed an interest in them.

3. Share Photos: Users can have rich and meaningful interactions by sharing additional photos with one another through the messaging feature.	4. Albums: Users can further meaningful interactions by creating private albums, which they can share with select individuals with whom they have a special connection.

5. Share video and audio: Users can also deepen connections by sharing video or audio with one another through the messaging feature.	6. Live Video Calls: Users can also interact with live video calls to further get to know one another, or confirm their mutual interests.

7. Group messaging: Multiple users can interact and meet one another through the group messaging feature.	8. Location sharing: When users have built up a trusting connection, they can choose to share their location and make plans to meet in real life.

Safety and support: Creating a trustworthy and safe environment is central to the health of our platform and for our community. Grindr provides users with a variety of tools, features, proactive assistance, help and guidance across their experience to maintain the highest standards of trust and safety.
1. Sexual health + testing information: Users can express their sexual health and testing information on their profile, and view the same information from users who have chosen to share it. They can also choose to receive testing reminders to help maintain their health.
2. Blocking: Users may block other profiles if they are not having a positive or meaningful interaction.

3. Reporting and proactive monitoring: Users may report behavior that may violate the terms of the platform. Grindr provides reactive and proactive moderation services to support the user and platform safety.
4. Help Center: Users are provided with easy access to helpful safety information at any time in the app and at various points throughout the service.
Premium Services: The free version of our service provides many of the features above on a limited basis for a valuable initial experience. Users can pay a subscription for premium features and services, giving them greater access to more profiles, and additional control over the experience of finding others and forming meaningful connections.
The Grindr free ad-supported service provides:
•	Access to view 100 profiles on the Nearby Cascade
•	Use of some basic filters to find others
•	Use of all tags to search for users with similar interest
•	Tapping others to express interest
•	Viewing user profiles in the explore tab
•	Messaging openly with anyone from the Nearby Cascade
•	Sharing photos and location information through messages to facilitate meaningful connections

Grindr XTRA provides an initial set of premium features for a subscription fee:
•	600 profiles: access to 5x more (up to 600) profiles on our Nearby Cascade than our free version of the app
•	No ads: removal of banner and interstitial ads, providing XTRA users with an ad-free experience
•	Advanced filters: e.g. height, weight, body type, relationship status, online status, photos, and prior chat history
•	XTRA Explore: increased utility of Explore mode, including the ability to chat with, tap, and favorite users
•	Premium messaging features: e.g. frequently used phrases and message read receipts
Grindr Unlimited provides unlimited access, control and customization for a premium price. Grindr Unlimited includes all of the features of XTRA plus:
•	Unlimited profiles: allowing users to view unlimited profiles on the Nearby, Explore, and Tag cascades
•	Viewed Me: allowing users to see who is looking at their profile
•	Incognito: allowing users to browse without being seen
•	Unsend: allows users to undo sent messages and photos
•	Typing status: allowing users to know when someone is in the process of messaging them
•	Translate: allowing users to translate messages in different languages
XTRA
1. 600 Profiles	2. No Ads

3. Advanced Filters	4. Saved phrases and read receipts

Unlimited (all XTRA features plus):
1. Unlimited profiles	2. Viewed Me

3. Incognito	4.Typing status + unsend

Grindr is a **Lifestyle**

Users derive significant value from Grindr today across many areas of their life, providing many avenues for future growth and expansion

CASUAL DATING: HERE AND NOW

> "I met up with someone last night and it was so easy and efficient. The attraction was there and he was clear about what he was looking for."

9:41
Browse
10
Nearby
Fresh
Explore
James
Chill
Henry
Monty

ROMANCE AND LOVE

> "5 years ago I sent him 'hey' on Grindr. It was almost midnight and I wasn't looking for anything serious. We talked all night, the next day we met, and we've been together ever since."

FRIENDS

> I've actually met some of my best friends on Grindr. We even have a Dungeons and Dragons group chat thread on Grindr that we use to arrange meetups.

COMMUNITY

> Grindr doesn't just help you find people. The grid shows you the community of the place you are in. You're never alone when you have Grindr.

Hey there 26
Online now
786 feet away
cuddling
dates
anime
Wanna go to an amusement park? Looking for friends and dates.
Height
6'0"

COMING OUT

> When I started using Grindr, I was at the point where I was not out and I was using it to meet other people. Grindr was a place to explore my interests and my identity.

9:41
Search a city or zip code
Find people to chat with...
along your commute
one neighborhood, town, or city over
at your next travel destination
Drag The Map
Salt Lake Regional Medical Center
Walgreens
Trader Joe's
Maps
Trolley Square

TRAVEL, NIGHTLIFE AND EVENTS

"I used Grindr when visiting Paris recently and I met someone who told me where all the fun gay parties and clubs were. If you don't use Grindr while traveling, it's like having a TV without cable."

COUPLES

"Just because we're married doesn't mean that we don't want to meet new people. Grindr connects us to the queer world around us."

GRINDR 4 EQUALITY

"I appreciate when I see Grindr for Equality safety warnings for my area. It's important information that I wouldn't have gotten elsewhere."

LOCAL BUSINESSES

"Grindr drove incredible turnout and gave us our biggest night of business in years—definitely want to partner with them again."

NETWORKING

"I have that I'm a barber on my Grindr profile. It's helped me find new clients."

Social Responsibility - Grindr for Equality
We launched G4E in 2012, with a mission to promote safety, health, and human rights for LGBTQ+ people around the world through collaborations with advocacy groups in various countries. G4E leverages the Grindr app’s global reach and leadership to conduct research, spread information, and empower our users in the fight for LGBTQ+ rights. We also fund innovative projects through G4E aimed at improving the welfare of the LGBTQ+ community, particularly in regions where protections are either lacking or nonexistent, such as Russia, Egypt, and India. For example, in India, we worked with the Indian gender and sexuality organization, Varta Trust, and Chennai-based not-for-profit Solidarity and Action Against the HIV Infection in India (SAATHII), to develop an innovative and one-of-a-kind LGBTQ+ resource database and online HIV test center location guide for the country. Through G4E, we work with various groups worldwide to make HIV testing more accessible, encourage voting, and fight homophobia, biphobia, and transphobia.
G4E is a key way for us to connect with and serve the LGBTQ+ community and to strengthen our brand affinity within this community, especially in parts of the world where LGBTQ+ people are still highly marginalized. For advocacy groups with limited budgets, our platform is a helpful tool for them to reach a wider audience and promote their services and resources. We hope to continue to increase our financial commitment to G4E, thereby furthering our continued and active advocacy for, and defense and support of, the LGBTQ+ community worldwide.
We encourage members of the LGBTQ+ community to have a voice, express their opinions and help fight against oppression. Our geolocation technology enables us to send messages targeted towards specific areas and groups of users to keep them updated on the issues most relevant to them.
Our Competitive Advantages
While the broader global landscape of mobile-based social platforms is highly competitive with many different players, the number of players that are specifically addressing the unique needs of the global LGBTQ+ community is limited. There are a number of key factors that drive demand for certain platforms specifically dedicated to the LGBTQ+ community versus those that target the general population. For instance, LGBTQ+ users have heightened and special concerns relating to privacy, particularly with respect to identity protection, making it important that independent online platforms dedicated to serving LGBTQ+ users provide a safe and secure place for users to express themselves. Additionally, general social platforms are less likely to offer LGBTQ+-specific community opportunities to meet other LGBTQ+ users, whereas LGBTQ+ dedicated social networking platforms substantially improve the ability of LGBTQ+ users to find and join LGBTQ+ centric social activities. As a result, LGBTQ+ social networking users tend to show higher engagement and retention on LGBTQ+ dedicated platforms.
We believe certain advantages will continue to provide us with sustainable differentiation and success relative to our competitors:
•
The Largest Global LGBTQ+ Focused Mobile Social Platform. We were established in 2009 as the one of the first global social platforms exclusively addressing the needs of the LGBTQ+ community. We built our mobile social platform to address the broadly underserved LGBTQ+ community’s need for a comprehensive digital platform to connect, share, and consume content. Driven by our first-mover advantage, we have rapidly built the world’s largest LGBTQ+ social platform in terms of users in 2021, according to the Frost & Sullivan Study commissioned by Grindr. In 2021, we had approximately 10.8 million MAUs and users in over 190 countries and territories, with our Grindr app available in over 21 language versions. We have users in several markets as of June 30, 2022, including developed markets such as the United States, the U.K., France, Spain, and Canada, and emerging markets such as Brazil, Mexico, India, Chile, and the Philippines.

•
Large, Highly Engaged, and Growing User Base. Our large and highly engaged global user base drives the continuous growth of our daily operations. The Grindr app had approximately 10.8 million MAUs in 2021. During the same period, our users on average sent over 260 million chats and each individual user spent an average of 61 minutes per day on our Grindr app.

•
Preeminent Brand within the LGBTQ+ Community. Our brand is one of the most well-known in the LGBTQ+ community and has become broadly associated with LGBTQ+ culture. According to the Morning Consult Survey, Grindr is the best-known gay dating app among Gay, Bisexual, Transgender and Queer people, with 85% brand awareness, and is also the best-known gay dating app among the general population. We are frequently mentioned by world-class media, including the BBC, CNN, and other influential media platforms, and we have more social media followers than most of our competitors on nearly every platform, which helps to constantly reinforce the social exposure of our brand. Additionally, our G4E campaigns have further strengthened our brand awareness and our position as a leader within the LGBTQ+ community. Our G4E campaigns proactively promote justice, health, safety, and other LGBTQ+ rights. The various elements of our growing platform combine online and offline aspects of our users’ social presence to engage our users in novel and meaningful ways, helping to embed us as a core part of the LGBTQ+ culture.
•
Organic and Viral Growth Driven by Network Effects. As a pioneer in the LGBTQ+ social networking space, we have benefited from a substantial first mover advantage and reached a scale that continues to propel the viral growth of our business, brand awareness, and user acquisition. Leveraging this strong brand awareness and significant user network, our historical growth has been driven primarily by network effects, including strong word of mouth referrals and other organic means. The large scale of our user base offers ample opportunities for potential connections and leads to a better experience for our users. The superior user experience of our products and services attracts more users to our platform and increases our rankings in search engines and app stores. As a result, we believe we achieve a higher frequency of word-of-mouth referrals from satisfied users, which further drives our scale while maintaining low user acquisition costs. For the three months and the six months ended June 30, 2022 and 2021, sales and marketing, excluding personnel-related expenses, comprised 1.6%, 1.0%, 1.2%, 0.8%, respectively, of our revenue over the same time period. In the years ended December 31, 2021, 2020 and 2019, sales and marketing, excluding personnel-related expenses, comprised 0.9%, 3.2% and 2.8% respectively, of our revenue over the same time period.

•
Superior User Experience. We believe the superior user experience we offer distinguishes us from our competitors. We have devoted substantial resources to continuously improving our products and services and enhancing the user experience. We emphasize technology and product innovations based on robust data compiled from product usage, competitive studies, customer feedback, and our industry experience. Our geolocation technology, grid display interface, complex filter functions, and other innovative features and functionalities enable users to discover and connect to each other effortlessly and seamlessly. Our profiles spent an average of 61 minutes per day each on the Grindr app in December 2021, which ranks us number one among apps targeting the LGBTQ+ community, according to the Frost & Sullivan Study commissioned by Grindr.

•
Strong Margins and Profitable Business Model. Our business model generates strong margins and high cash flow given our revenue model and low paid user acquisition spend. Our margins have increased over time as a result of scaling revenue and achievement of cost efficiencies, despite continual investment in our brand, product, technology, and anti-abuse platform. In the year ended December 31, 2021, our Adjusted EBITDA Margin was 52.8%, and in the year ended December 31, 2020, our Adjusted EBITDA Margin was 48.5%. For the three months ended June 30, 2022 and 2021, our Adjusted EBITDA Margin was 46.1% and 56.0%, respectively. For the six months ended June 30, 2022 and 2021, our Adjusted EBITDA Margin was 46.3% and 53.1%, respectively.

Our Growth Strategies
We believe there is significant opportunity in our core product driven by the rising growth of the global LGBTQ+ population, especially younger users that are more technology savvy. We believe we are still in the early stages of our user growth and user monetization journeys and believe that our brand and global reach uniquely position us to take advantage of the broader market growth trends.
Key elements of our growth strategy include:
•
Expand Monetization Capabilities. We believe we can improve our monetization capabilities by continuing to optimize and develop our subscription offerings, introducing more stand-alone premium functions, and further optimizing our indirect revenue offerings, as described in more detail below:

•
Continue to optimize and develop our subscription offerings. We plan to continue to optimize our subscription conversion through features like introductory offers, discounted trials, and win-back offers. We plan to continue to develop our subscription offerings by adding more premium features to our XTRA and Unlimited products and services, such as more advanced filters and Cascade navigation, improvements to Viewed Me, and more premium messaging features. We also expect to continue to optimize subscription pricing globally.
•
Introduce more stand-alone paid features. We intend to introduce more stand-alone paid features in addition to existing subscription services. For example, we plan to allow some premium features to be purchased on a stand-alone basis, including better profile positions, appearance management, and other functions.

•
Further optimize our indirect business. We intend to further optimize our indirect business by leveraging our advertising partnerships, brand sales team, and self-serve advertising system. We will continue to experiment and evaluate opportunities to increase indirect revenue through brand partnerships, unique advertising units, and merchandise.

•
Grow Our User Base. We plan to deepen our penetration in our current markets, including in our key established markets such as the United States and Europe. We will continue to introduce additional features that boost user engagement, increase retention, and stimulate existing users to make word-of-mouth referrals. We also plan to enhance our marketing initiatives in these core regions. We also plan to grow our user base by targeting geographic regions outside of our current core markets that have a large number of untapped potential users and fast-growing economies. In order to attract users in these new markets, we may offer innovative and customized products and services and features adapted to specific market conditions and demands. To supplement our organic user growth, we plan to selectively invest in paid online channels, digital video channels and, where appropriate, offline channels, to further improve our penetration and market share in certain markets.

•
Continue to Innovate and Develop New Features. We plan to continue to improve our products and services and introduce new features and functions for better user experiences and higher user engagement. These features and functions may be broadly implemented or strategically targeted at select regions. For example, we recently released tags globally in the first quarter of 2022, a feature designed to allow our users to filter and find people with specific interests highlighted on user profiles. We evaluate new functions and features in small target audiences and then roll out features with high test ratings to the larger global user base. For example, we recently released private albums first in Australia and New Zealand. After collecting initial feedback and improving the product, we released it globally in 2022. We will also continue to enhance user experiences and engagement by continuously improving our existing features and functions, including through optimization of stability, loading speed, and user interface design.

•
Diversify Our Products and Services and Platform. We will continue to diversify our offerings both vertically and horizontally. Our global reach and scale have given us insights into the unique challenges our user base experiences. We believe these insights will enable us to diversify our product into other areas that touch or concern our users. We are in the early stages of building a web-based product that will allow our privacy-focused users a way to use our product without downloading an app through an app ecosystem. Additionally, we are collaborating with several partners in related industries to explore complementary functions and products and services to serve the core social interaction needs of our users.

•
Invest in Machine Learning and Data Science. We will continue to invest in data to improve our product, protect our users, fight abuse and spam on our platform, and attract new users. We believe our efforts in machine learning and data science will help our users have more successful connections and improve the overall experience on our platform.

•
Pursue Strategic Investments and Acquisitions. In addition to organic growth, we also plan to make strategic investments and acquisitions in targeted markets. We are continually seeking opportunities for potential strategic investments in, or acquisitions of, related or complementary businesses to help build a stronger social ecosystem for the LGBTQ+ community.

Technology
Our technology and product development process, designed for the unique needs of our user base, is what differentiates our platform from other social networks. Our platform development principle is “user privacy and protection first” and all technology and product decisions stem from this key tenet. We have a global team of engineers, data scientists, and product managers who work closely with our data privacy team to drive the development of our product and platform. We aim to build technology that protects our users and enables them to make connections safely.
Key components of our technology platform include:
•
Location-based Technologies. We have built a large-scale location search system to connect our online users’ locations in real-time so they can seamlessly engage with their hyper-local community. This scale and accuracy of our system differentiates us from competitors. Our technology manages millions of users’ real-time locations every second of every day. We have developed a carefully optimized system capable of handling thousands of location update requests as well as thousands of location search requests per second at the same time. The system powers the main cascade user interface in our Grindr app where a user sees others who are also using the Grindr app at that moment based on distance and filter criteria.

•
Data Management, Protection, and Privacy. We process over ten terabytes of user data generated on our platform on a daily basis; from that we persist over seven terabytes of data per day. In order to do this, we have built our own data warehouse infrastructure on top of world class third-party platforms. We have also built and deployed tools that allow for easy data summarization, ad hoc querying, and analysis of large datasets. These technologies help us provide each user with a personalized experience.

•
Our Information Security and Data Protection Program closely aligns with the National Institute of Standards and Technologies’ (“NIST”) Cybersecurity Framework. In order to protect our data estate we have devised many procedures and controls to ensure our data is confidential, available, and maintains integrity. The level of controls utilized to maintain confidentiality, availability, and integrity of our data is based upon a data matrix that takes into account the sensitivity and criticality of the data. Our controls implore the usage of industry standard one-way hashing, and both symmetric and asymmetric encryption for data at rest and in transit.

•
Access to data stores are made available by the usage of a virtual private network (“VPN”) device and is further gated by role-based access controls of privileged accounts. If data access is required for business reasons, it is granted to a specific individual for a specific data asset. All permission requests are approved by a data custodian and all access is monitored and reviewed on a regular basis.

•
Large-scale Infrastructure. We have invested considerable resources and investments on our underlying architecture to serve more than a billion daily application programmable interface (“API”) requests. We have also invested resources in adopting container technologies, which allow us to scale our backend systems more easily. We run services in multiple availability zones (data centers) for redundancy. As a cloud-first company, everything we build is designed to scale and run in a stateless environment. Externally, we process over four billion API requests per day. During February 2022, we processed over 12 billion messages per day. We believe these systems will easily continue to scale as we grow.

•
Client first technologies. Our APIs are designed to support real-time product features agnostic of the clients (mobile or web). We believe in the approach of build once and leverage across several clients to deliver superior uniform user experience. It’s common for users to switch between devices and other mediums and this system ensures our users can pick up where they left off.

Commitment to our Community
Our diverse, global community is at the heart of everything we do at Grindr. While we support free speech and expression, it cannot be at the expense of our community’s health or well-being. We balance the right to self-expression with promoting a safe and inclusive environment. We take proactive measures to help protect our community and promote safety throughout our users’ journey with us.
Our app has a suite of safety features, including safety notifications and messages (translated and customized to the user’s region), a PIN to help keep our users’ accounts secure, discreet app icons which allow users to disguise Grindr’s app, a range of features giving control over the sharing of images or messages and redacting them, and the ability to mute, block, and report other users. We also provide video and audio chat so users can become comfortable with each other before meeting. We also publish a holistic security guide and safety tips as guidance.
We believe education promotes healthy behavior, so we provide an extensive help center with resources and FAQ on health, wellness, community, identity, and safety. We are focused on creating inclusive and forward-thinking moderation policies and frameworks that honor the full expression of our users’ gender identity and support a positive, safe experience for our whole global community. Our suite of tools and technology utilize a three-pillar approach to content moderation:
•
Automated Review. We implement preventative technologies to help mitigate risks of user misbehavior. We automatically scan profiles upon creation and conduct ongoing scans for fraudulent behavior or violations of our Community Guidelines. Our algorithms and automations remove many malicious profiles before they can interact with our community. We utilize third party tooling to enhance our automated review capabilities. In addition, we provide users with a robust appeals system which allows our users to have a manual human review of any automated decision.

•
Manual Review. Our experienced human reviewers play an integral role in our moderation process. As of June 30, 2022,we utilized a team of content review personnel dedicated to moderating content on the Grindr app. We believe empathy with and understanding of our community is key to making good moderation decisions. In addition to general moderation training, our moderators regularly receive specific training on bias, gender, microaggressions, and discrimination, to help them make as fair and equitable decisions as possible. In addition to removing and blocking profiles and illicit content, our moderators reinforce our Community Guidelines to our users through our in-app warning system, which reminds our users of our expectations before their behavior escalates.

•	Community Feedback. Our engaged user base also helps us maintain a safe, positive, and inclusive community. Through in-app tools, we encourage users to report inappropriate content and misbehavior.
Branding and Marketing
We have grown primarily through user-driven organic means given the strength of our brand awareness and our extensive user base. We benefit from the network effects and broad global brand awareness that resulted from first-mover advantage and compound to create a positive cycle of user-generated, organic growth. Our valuable brand name and word-of-mouth referrals means we’ve been able to keep user acquisition costs low, which has allowed us to focus our marketing efforts to date largely on community centered campaigns that further our brand reputation while providing opportunities for monetization through brand partnerships. We regularly evaluate opportunities across channels and geographies in which we can invest further to strategically accelerate user and revenue growth. The combination of our strong brand and extensive and global user base has been our most effective marketing tool to date and has enabled us to grow our users.
We also employ paid online and offline marketing initiatives to enhance our category leading brand reputation within the LGBTQ+ community and to accelerate our growth. Key elements of our branding and marketing strategy include:
•
Online Initiatives. We attract new users and generate brand awareness through data and insight-driven content marketing and social media initiatives, influencer marketing campaigns, and video and brand partnerships. In addition, we leverage the Grindr app’s internal marketing tools and capabilities to connect external brands with our user base, and to drive awareness for our own new features and initiatives. We also partner with G4E to provide in-kind donations of digital marketing inventory to LGBTQ+ community groups around the world. We regularly reassess growth opportunities across all of our organic, owned and operated, and paid channels. To date, relatively little paid online user acquisition has been required for us to grow, given our brand awareness and word-of-mouth referrals.

•
Offline Initiatives. We organize and participate in a variety of offline events to increase brand awareness and underscore commitment to the LGBTQ+ community. These events can also provide opportunities for monetization through sponsorships. Examples include WorldPride sponsorships in New York and Copenhagen, the Outfest premier of Grindr’s first original scripted web series Bridesman, annual activations at San Francisco’s Folsom Street Fair, and a partnership with GoFundMe for the Save Our Spaces campaign that supported historic LGBTQ+ social venues affected by the pandemic and included hosting more than 30 Grindr-branded parties at local queer bars across the U.S. We intend to continue to explore additional offline marketing opportunities.
Competition
The global LGBTQ+ social networking market is fast growing and far from being fully addressed. It is also highly fragmented and competitive. We compete primarily with other global companies that provide dating and networking products and services that have LGBTQ+ users, such as Tinder and OKCupid, and regional companies that provide dating and networking products and services for LGBTQ+ users, such as Scruff and PlanetRomeo. We also compete with other companies that provide similar social media platforms offering connection, sharing, discovery, and communication products and services to users online, such as Instagram. In addition, while we compete with other social media platforms, we also face competition from other traditional means of meeting people, such as in-person matchmakers, as well as other forms of dating and networking that involve people meeting offline without the use of dating or networking products or services altogether. We may also develop and introduce new products and services which could subject us to additional competition.
Despite its competitive nature, the social networking industry is not a winner-take-all market, with users typically using several different platforms at the same time. We believe very few of our competitors operate at our scale or level of brand awareness. We believe our ability to compete successfully depends on various factors, including, but not limited to:
•	our ability to maintain and further develop our well-established brand;
•	our ability to continue to engage and grow our user base through technological innovation and introduction of new products and services that meet user requirements;
•	our ability to efficiently distribute our products and services to new and existing users;
•	our ability to improve and maintain superior user experience of our platform, supported by well-designed products and services and functions;
•	our ability to monetize our products and services;
•	our safety and security efforts and our ability to protect user data and to provide users with control over their data;
•	our ability to expand and maintain our global footprint;
•	our ability to navigate the changing regulatory landscape, particularly the changes in regulations relating to consumer digital media platforms, privacy and data protection;
•	our ability to attract, retain and motivate talented employees, particularly software engineers, designers and product managers; and
•	our ability to cost-effectively manage and grow our operations.
Employees
We believe our unique culture is one of the keys to our success. We are especially proud of how inclusive our company culture is, particularly for members of the LGBTQ+ community. Our company culture emphasizes transparency, collaboration, experimentation, a bias for action, and creating an environment in which everyone can bring their full and best selves to work. More than half of our current employees identify as members of the LGBTQ+ community, which contributes to our deep understanding of our users and our user-first mindset and approach.
We demonstrate our commitment to this community by aiming to align our employee benefits and support to meet the unique needs of our LGBTQ+ employees and their dependents. For example, we recently announced a gender-affirmation offering. This standard-setting offering provides low-friction assistance to employees who are transgender, non-binary, or gender non-conforming through social affirmation, legal affirmation, and surgical affirmation assistance. Additionally, we have partnered with providers to help our LGBTQ+ employees and their dependents find caregivers who they believe are competent in and compassionate towards the unique health needs of members of the LGBTQ+ community. By creating offerings that address the unique needs of all of our employees, we are demonstrating our commitment to not just our employees but to the LGBTQ+ community in general. We believe we are setting a new expectation for what are considered fair and equitable benefits, and we are quickly becoming regarded as best-in-class in this area.
As of June 30, 2022, we had 173 full-time employees globally. While our headquarters is in West Hollywood, California, our workforce is currently remote-first. This allows us to find the right talent to serve our users, regardless of location. We have concentrations of employees in Los Angeles, the San Francisco Bay Area, Chicago, and New York City, which allows our employees a mix of in-person and remote work. This approach continues to be an asset in our recruiting efforts, especially as other tech companies begin to require employees to return to the office or take reductions in pay. Our non-US based employees are located in Taiwan and Canada.
We will continue to strike a balance between being remote-first while facilitating in-person meetings to encourage collaboration, and we will continue to evaluate our location strategy post-pandemic.
Intellectual Property
We have developed our proprietary intellectual property over the past thirteen years. Our patents, trademarks, copyrights, domain names, trade secrets, and other intellectual property rights distinguish our products and services from those of our competitors and contribute to our competitive advantage in the markets in which we operate. To protect our intellectual property, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements, non-compete agreements, and assignment-for-inventions agreements with our employees, contractors and others and contracts with third parties. We also regularly monitor any infringement or misappropriation of our intellectual property rights.
As of June 30, 2022, our intellectual property rights include the following:
(1)	registration of 64 domain names;
(2)	57 trademarks and 5 trademark applications;
(3)	12 copyright registrations; and
(4)	6 patents and 1 patent application.
As of June 30, 2022, we have secured six patents in the United States, each of which is set to expire in 2031.
We license technology and other intellectual property from our partners and rely on our license agreements with those partners to use the intellectual property. Third parties may assert claims related to intellectual property rights against our partners and us.
Facilities and Office Space
Our headquarters is located in West Hollywood, California, where we lease and occupy approximately 25,000 square feet of office space. We also lease space at several co-working locations across the United States and globally, including in Brooklyn, Chicago, and Taipei, Taiwan. We believe our facilities are generally adequate for our current anticipated and future use, although we may from time to time lease additional facilities or vacate existing facilities as our operations require.
Government Regulation
We are subject to a number of U.S. federal and state laws and regulations, as well as foreign ones that involve matters that are important to, or may otherwise impact, our business and that may affect companies conducting business on the internet, including, but not limited to, Internet and eCommerce, labor and employment, anti-discrimination, payments, whistleblowing and worker confidentiality obligations, product liability, intellectual property, consumer protection and warnings, marketing, taxation, privacy, data security, competition, arbitration agreements and class action waiver provisions, terms of service, and mobile application and website accessibility. These regulations are often complex and subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies in the United States and abroad, such as federal, state, and local administrative agencies. Many of these laws and regulations are subject to change or uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, declines in user growth or engagement, negative publicity, or other harm to our business. See “Risk Factors—Risks Related to Grindr’s Business—Risks Related to

Regulation and Litigation—Our business is subject to complex and evolving U.S. and international laws and regulations. Many of these laws and regulations are subject to change or uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, declines in user growth or engagement, negatively publicity, or other harm to our business.” As a result, we could be subject to actions based on negligence, various torts and trademark and copyright infringement, among other actions. See “Risk Factors—Risks Related to Grindr’s Business—Risks Related to Regulation and Litigation—We are subject to litigation, regulatory and other government investigations, enforcement actions, and settlements, and adverse outcomes in such proceedings could have a materially adverse effect on our business, financial condition, and results of operation,” “Risk Factors—Risks Related to Grindr’s Business—Risks Related to Regulation and Litigation —The varying and rapidly evolving regulatory framework on privacy and data protection across jurisdictions could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business,” “Risk Factors—Risks Related to Grindr’s Business—Risks Related to Regulation and Litigation —Activities of our users or content made available by such users could subject us to liability,” “Risk Factors—Risks Related to Grindr’s Business—Risks Related to Regulation and Litigation —Online applications are subject to various laws and regulations relating to children’s privacy and protection, which if violated, could subject us to an increased risk of litigation and regulatory actions,” and “Risk Factors—Risks Related to Grindr’s Business—Risks Related to Information Technology Systems and Intellectual Property—From time to time, we are party to intellectual property-related litigations and proceedings that are expensive and time consuming to defend, and, if resolved adversely, could materially adversely impact our business, financial condition, and results of operations.”
In the ordinary course of our business, we may process a significant volume of personal information and other regulated information from our users, employees and other third parties. Accordingly, we are, or may become, subject to numerous privacy and data protection obligations, including federal, state, local, and foreign laws, regulations, guidance, and industry standards related to privacy and data protection. Such obligations may include, without limitation, the Federal Trade Commission Act, the Children’s Online Privacy Protection Act of 1998, the California Consumer Privacy Act of 2018 (“CCPA”), the California Privacy Rights Act (“CPRA”) (starting in 2023), the European Union’s General Data Protection Regulation 2016/679 (“EU GDPR”), the EU GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”), and the ePrivacy Directive. In addition, several states within the United States have enacted or proposed data privacy laws. For example, Virginia passed the Consumer Data Protection Act, Colorado passed the Colorado Privacy Act, and Utah passed the Utah Consumer Privacy Act, all of which become effective in 2023.
The CCPA, CPRA, EU GDPR and UK GDPR are examples of the increasingly stringent and evolving regulatory frameworks related to personal data processing that may increase our compliance obligations and exposure for any noncompliance. For example, the CCPA imposes obligations on covered businesses to provide specific disclosures related to a business’s collection, use, and disclosure of personal data and to respond to certain requests from California residents related to their personal data (for example, requests to know of the business’s personal data processing activities, to delete the individual’s personal data, and to opt out of certain personal data disclosures). Also, the CCPA provides for civil penalties and a private right of action for certain data breaches. In addition, the CPRA, effective January 1, 2023, will expand the CCPA. The CPRA will, among other things, give California residents the ability to limit use of certain sensitive personal data, establish restrictions on personal data retention, expand the types of data breaches that are subject to the CCPA’s private right of action, and establish a new California Privacy Protection Agency to implement and enforce the new law. U.S. federal and state consumer protection laws also require us to publish statements that accurately and fairly describe how we handle personal data and choices individuals may have about the way we handle their personal data.
Foreign data privacy and security laws (including the GDPR and UK GDPR) impose significant and complex compliance obligations on entities that are subject to those laws. As one example, the GDPR applies to any company established in the EEA and to companies established outside the EEA that process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA—the latter of which implicates Grindr as we have no EEA/UK operations. These obligations may include limiting personal data processing to only what is necessary for specified, explicit, and legitimate purposes; increasing transparency obligations to data subjects; limiting the collection and retention of personal data; increasing rights for data subjects; requiring the implementation and maintenance of technical and organizational safeguards for personal data; and mandating notice of certain personal data breaches to the relevant supervisory authority(ies) and affected individuals. Users in the UK and EEA transfer their personal data directly to Grindr in the United States, and we notify users that United States may not afford the same privacy protections as their country of residence. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning content regulation and data protection that could affect us. See “Risk Factors—Risks Related to Grindr’s Business—Risks Related to Regulation and Litigation—The varying and rapidly evolving regulatory framework on privacy and data protection across jurisdictions could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.”
We take our data protection obligations seriously as any improper disclosure, particularly with regard to our customers’ sensitive personal data, could negatively impact our business and/or our reputation. See “Risk Factors—Risks Relating to our Business—Security breaches and improper access to or disclosure of our data or user data, or other hacking and phishing attacks on our systems, could harm our reputation and adversely affect our business” and “—The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing applications of privacy regulations.”
Legal Proceedings
In the ordinary course of business, we are involved in various claims, lawsuits, government investigations, settlements and proceedings relating to our operations. Although the results of the claims, lawsuits, government investigations, and proceedings in which we are involved cannot be predicted with certainty, we do not believe the final outcome of certain matters will have a material adverse effect on our business, financial condition, or results of operations. Currently, it is too early to determine the outcome and probability of certain legal proceedings and whether they would have a material adverse effect on the Company’s business. Please refer to Note 8 to Grindr’s unaudited condensed consolidated financial statements for the three and six months ended June 30, 2022 and Note 12 to Grindr’s audited consolidated financial statements for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus for more details.
In the future, we may be subject to additional legal proceedings, the scope and severity of which is unknown and which could adversely affect our business. In addition, from time to time, others may assert claims against us and we may assert claims and legal proceedings against other parties, including in the form of letters and other forms of communication.
The results of any current or future legal proceedings cannot be predicted with certainty and, regardless of the outcome, can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.
For more information, see “Risk Factors—Risks Related to Grindr’s Business—Risks Related to Regulation and Litigation—We are subject to litigation, regulatory and other government investigations, enforcement actions, and settlements, and adverse outcomes in such proceedings could have a materially adverse effect on our business, financial condition, and results of operation.”

GRINDR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Historical Consolidated Financial Information of Grindr” section of this prospectus and our consolidated financial statements and related notes that appear in this proxy statement/prospectus. Our historical results do not necessarily reflect what our historical financial position and results of operations would have been had we been a stand-alone public company during the periods presented. In addition, our historical results are not necessarily indicative of the results to be expected for any future period, and results for any interim period are not necessarily indicative of the results to be expected for the full year.
In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus.”
Overview
Grindr is the world’s largest social network focused on the LGBTQ+ community with approximately 10.8 million MAUs and approximately 601 thousand Paying Users in 2021. Our Paying Users were over 765 thousand and over 744 thousand for the three and six months ended June 30, 2022, respectively. According to the Frost & Sullivan study commissioned by Grindr, Grindr is the largest and most popular gay mobile app in the world, with more MAUs than other LGBTQ+ social networking applications. Our mission is to connect queer people with one another and the world. Since our inception in 2009 as a casual dating app for gay men, we have evolved into a global LGBTQ+ social network platform serving and addressing the needs of the entire LGBTQ+ queer community. We believe Grindr is a vital utility for the LGBTQ+ community and our users, as evidenced by our user engagement. Our users are some of the most engaged, spending, on average, 61 minutes per day on our platform compared to 10-20 minutes on dating apps, according to the Frost & Sullivan Study commissioned by Grindr, and 25-35 minutes on social networking apps, according to Statista.
We have grown significantly over the years since our product launch. For the three months ended June 30, 2022 and 2021, we generated $46.6 million and $34.8 million of revenue, respectively, and for the six months ended June 30, 2022 and 2021, we generated $90.1 million and $62.6 million of revenue, respectively, representing a period-over-period growth of 33.9% and 43.9% as compared to the three-month and six-month periods in 2021, respectively. We had over 765 and 744 thousand Paying Users for the three and six months ended June 30, 2022 representing a period-over-period growth of 34.4% and 33.1% as compared to the same period in 2021. In 2021, we generated $145.8 million of revenue, representing year-over-year growth of 39.5% as compared to the combined Successor 2020 Period and Predecessor 2020 Period (as defined below) and approximately 601 thousand Paying Users, which is 2.2% higher than our Paying Users from 2020. We have users in over 190 countries or territories and support 21 languages on our platform. On average, profiles on our platform sent over 260.0 million daily messages in 2021.
Despite our growth, we believe we are just beginning to scratch the surface of our market opportunity and financial potential. According to the Frost & Sullivan Study commissioned by Grindr, the LGBTQ+ population is growing faster than the overall population and younger generations are driving this growth. We expect this trend to continue as social norms shift, more progressive attitudes surface, and people become more comfortable expressing themselves openly. As this group grows, gains influence, and becomes more digitally connected, we believe we are well positioned to continue to be the leading platform for this group to connect with each other. The Frost & Sullivan Study commissioned by Grindr estimates the global LGBTQ+ population at 538.4 million in 2021 with approximately $10.9 trillion of GDP at purchasing power parity. In 2021, our MAUs and revenue imply we have only captured around 2.0% of the LGBTQ+ population and less than 0.01% of the spend. As the world’s largest social network focused on the LGBTQ+ community, we have significant opportunities to grow both our users and our revenue through new products and services and additional monetization features.
In June 2020, SVH acquired, through SV Acquisition, approximately 98.6% interest in Grindr Inc. (and its subsidiaries) (the “Predecessor”) from Kunlun. The remaining interest was held as restricted stock. The transaction resulted in related entities being consolidated for financial reporting with the financial statements reflecting the adjustments of assets and liabilities to fair market value (“FMV”) at the transaction date. The Predecessor reorganized and converted to Grindr Holdings LLC through a series of related transactions and entities. To distinguish between the difference in basis of accounting due to the acquisition that occurred on June 10, 2020, the information below presents operations for two periods, Predecessor and Successor, which relate to the periods preceding and the periods succeeding the acquisition, respectively. References to the “Successor 2020 Period” in the discussion below refers to the period from June 11, 2020 to December 31, 2020. References to the “Predecessor 2020 Period” in the discussion below refers to the period from January 1, 2020 to June 10, 2020. We believe that it remains useful to review the operating results for the Successor 2020 Period and Predecessor 2020 Period as combined for purposes of producing an analysis useful to a user of the financial statements. Therefore, some of the discussion below considers our analysis of our financial results for the combined Successor 2020 Period and Predecessor 2020 Period (as defined below) with no pro forma adjustments applied to the periods to reflect the difference in basis.
Prior to the transaction with SVH, we experienced many years of user, revenue, and Adjusted EBITDA growth. As a result of our growth, our infrastructure and systems were not keeping pace, just like many high growth tech companies in similar situations. Following the transaction with SVH, we spent the next several months focused on reassessing strategic priorities, updating our technology infrastructure, upgrading our data systems, stabilizing our product, and optimizing our cost structure. As a result, by 2021 we had a nimbler company with modern tools that resulted in a better and more stable product. This positioned us to take advantage of growth opportunities in 2021 and beyond.
The Grindr App is free to download and provides certain services and features to our users for free, and then offers a variety of additional controls and features for users who subscribe to our premium products and services, Grindr XTRA and Grindr Unlimited. A substantial portion of our revenues are derived directly from users in the form of recurring subscription fees, providing our users access to a bundle of features for the period of their subscription, or add-ons to access premium features. Leveraging the strong brand awareness and significant user network stemming from our first mover advantage in the LGBTQ+ social networking space, our historical growth in number of users has been driven primarily by word of mouth referrals or other organic means.
While we have users in over 190 countries and territories, our core markets are currently North America and Europe, from which we derived 88.2%, 88.0%, 89.5%, 86.1%, and 87.8% of our total revenues for the three and six months ended June 30, 2022, the year ended December 31, 2021, combined Successor 2020 Period and Predecessor 2020 Period, and the year ended December 31, 2019, respectively. We intend to grow our user base and revenues by providing innovative and customized products and services and features to users in targeted geographic regions outside of our current core markets that have a large number of untapped potential users, favorable regulatory environments, and fast-growing economies.
In addition to our revenue generated from subscription fees and premium add-ons, we generate a portion of our revenues from both first-party and third-party advertising. Our advertising business provides advertisers with the unique opportunity to directly target and reach the LGBTQ+ community, which is characterized by a higher-than-average proportion of well-educated, brand-conscious individuals with substantial aggregate global purchasing power. Advertisers on our Grindr App span across many different industries, including healthcare, gaming, travel, automotive, and consumer goods. We offer a diverse range of advertising initiatives to advertisers, such as in-app banners, full-screen interstitials, rewarded video, and other customized units, typically sold on an impressions basis. Additionally, we contract with a variety of third-party advertisement sales platforms to market and sell digital and mobile advertising inventory on our Grindr App. We will continue to evaluate opportunities to increase inventory with unique advertising units and offerings.
Consolidated Results for the Three Months Ended June 30, 2022 and 2021
For the three months ended June 30, 2022 and 2021, we generated:
•	Revenues of $46.6 million and $34.8 million, respectively. The increase was $11.8 million, or 33.9%.
•	Net Income (Loss) of $(4.3) million and $1.8 million, respectively. The decrease was $6.1 million, or (338.9)%.
•	Adjusted EBITDA of $21.5 million and $19.5 million, respectively. The increase was $2.0 million, or 10.3%.
Consolidated Results for the Six Months Ended June 30, 2022 and 2021
For the six months ended June 30, 2022 and 2021, we generated:
•	Revenue of $90.1 million and $62.6 million, respectively. The increase was $27.5 million, or 43.9%.
•	Net Income (Loss) of $0.3 million and $(3.3) million, respectively. The increase was $3.6 million, or 109.1%.
•	Adjusted EBITDA of $41.7 million and $33.2 million, respectively. The increase was $8.5 million, or 25.6%.

Consolidated Results for the Year Ended December 31, 2021 and 2020
For the year ended December 31, 2021, Successor 2020 Period and Predecessor 2020 Period, we generated:
•
Revenue of $145.8 million, $61.1 million, and $43.4 million, respectively. The increase for the year ended December 31, 2021 compared to the combined Successor 2020 Period and Predecessor 2020 Period was $41.3 million, or 39.5%.

•
Net Income (Loss) of $5.1 million, $(11.0) million, and $(2.1) million, respectively. The increase for the year ended December 31, 2021 compared to the combined Successor 2020 Period and Predecessor 2020 Period was $18.2 million, or 138.9%.

•
Adjusted EBITDA of $77.1 million, $35.7 million, and $14.9 million, respectively. The increase for the year ended December 31, 2021 compared to the combined Successor 2020 Period and Predecessor 2020 Period was $26.5 million, or 52.4%. See “Grindr’s Management’s Discussion and Analysis of Financial Condition and Result of Operations—Non-GAAP Financial Measures—Adjusted EBITDA” for more details on the calculations.

The Business Combination and Public Company Costs
On May 9, 2022, Grindr, Tiga and Merger Sub I entered into the Merger Agreement pursuant to which Grindr will be merged with and into Merger Sub I, with Grindr surviving the First Merger as a wholly owned subsidiary of Tiga, and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of such Surviving Company with and into Merger Sub II, with Merger Sub II being the surviving entity of the Second Merger, in accordance with the terms and conditions of the Merger Agreement. The transaction will provide Grindr with up to $533.2 million of gross proceeds, including $284.4 million from the trust account, a minimum of $50.0 million from the sale of forward purchase shares and forward purchase warrants and up to an additional $50.0 million from the sale of backstop shares and backstop warrants, the issuance of a new secured senior loan of at least $114.8 million, and an estimated $34.0 million cash settlement of the shareholder loan agreement with Catapult GP II. Grindr will be deemed the accounting predecessor and the combined entity will be the successor registrant with the SEC, meaning that Grindr’s consolidated financial statements for previous periods will be disclosed in Tiga’s future periodic reports filed with the SEC.
While the legal acquirer in the Merger Agreement is Tiga, for financial accounting and reporting purposes under U.S. GAAP, Grindr will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization (i.e., a capital transaction involving the issuance of stock by Tiga for the stock of Grindr) does not result in a new basis of accounting, and the consolidated financial statements of the combined entity represent the continuation of the consolidated financial statements of Grindr in many respects. Accordingly, the consolidated assets, liabilities and results of operations of Grindr will become the historical consolidated financial statements of New Grindr, and Tiga’s assets, liabilities, and results of operations will be consolidated with Grindr beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Grindr in future reports. The net assets of Tiga will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded upon execution of the Business Combination.
As a consequence of the Business Combination, Grindr will become the successor to an SEC-registered and NYSE-listed company, which will require Grindr to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Grindr expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. The Company will be classified as an Emerging Growth Company, as defined under the Jumpstart Our Business Act (the “Jobs Act”), which was enacted on April 5, 2012. As a result, upon execution of the Business Combination, the Company will be provided certain disclosure and regulatory relief, provided by the SEC, as an Emerging Growth Company.
Grindr’s future results of consolidated operations and financial position may not be comparable to historical results as a result of the Business Combination.

How We Generate Revenue
We currently generate revenue from two revenue streams—Direct Revenue and Indirect Revenue. Direct Revenue is revenue generated by our users who pay for subscriptions or add-ons to access premium features. Indirect Revenue is generated by third parties who pay us for access to our users, such as advertising or partnerships.
Direct Revenue is driven predominately by our subscription revenue and premium add-ons. Our current subscription offerings are Grindr XTRA and Grindr Unlimited. Our subscription revenue has grown through organic user acquisition and the viral network effects enabled by our brand and market position. We utilize a freemium model to drive increased user acquisition, subscriber conversions, and monetization on the Grindr App. Many of our users choose to pay for premium features and functionalities, such as access to more user profiles, ad-free environments, advanced filters, unlimited blocks and favorites, and the ability to send multiple photos at the same time, to enhance their user experience. By continuously introducing new premium features, we continue to increase our Paying Users and average revenue per paying user.
For the years ended December 31, 2021, the combined Successor Period 2020 and Predecessor Period 2020, and 2019, our Adjusted Direct Revenue (as defined below) accounted for 80.2%, 93.1%, and 77.3% of our total revenue, respectively. For the three and six months ended June 30, 2022 and the three and six months ended June 30, 2021, our Adjusted Direct Revenue (as defined below) accounted for 83.2%, 83.4%, 78.2% and 81.7% of our total revenue, respectively.
Indirect Revenue primarily consists of revenue generated by third parties who pay us for access to our users, including advertising, partnerships, merchandise, and other non-direct revenue. Our advertising business provides advertisers with the unique opportunity to directly target and reach the LGBTQ+ community, which generally consists of well-educated individuals with significant global purchasing power. We have attracted advertisers from a diverse array of industries, including healthcare, gaming, travel, automotive, and consumer goods. We offer a diverse range of advertising initiatives to advertisers, such as in-app banners, full-screen interstitials, rewarded video, and other customized units, typically on a CPM basis. We contract with a variety of third-party ad platforms to market and sell digital and mobile advertising inventory on our Grindr App. In exchange for facilitating the advertising process, we pay the relevant third-party ad platform a share of the revenue derived from the advertisements they place on the Grindr App. We intend to continue to grow our Indirect Revenue through advertising, partnerships, merchandise, and other non-direct initiatives.
Key Operating and Financial Metrics
(in thousands, except Adjusted ARPPU, ARPPU and ARPU)	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Key Operating Metrics
Paying Users	765	569	744	559
Adjusted Average Direct Revenue per Paying User	$16.90	$15.95	$16.83	$15.22
Average Direct Revenue per Paying User	$16.90	$15.84	$16.83	$14.95
Average Total Revenue per User	$1.28	$1.11	$1.25	$1.01
	Successor		Predecessor
(in thousands, except Adjusted ARPPU, ARPPU and ARPU)	Year ended December 31, 2021	Period from June 11, 2020 to December 31, 2020	Period from January 1, 2020 to June 10, 2020	Year ended December 31, 2019
Key Operating Metrics
Paying Users	601	579	601	618
Adjusted Average Direct Revenue per Paying User	$16.21	$14.88	$12.44	$11.33
Average Direct Revenue per Paying User	$16.08	$12.76	$12.44	$11.32
Monthly Active Users	10,799	N/A	N/A	N/A
Average Total Revenue per User	$1.13	N/A	N/A	N/A

($ in thousands)	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Key Financial and Non-GAAP Metrics(1)
Revenue	$46,555	$34,779	$90,085	$62,563
Adjusted Direct Revenue	$38,757	$27,197	$75,155	$51,088
Indirect Revenue	$7,798	$7,760	$14,930	$12,367
Net income (loss)	$(4,309)	$1,794	$320	$(3,327)
Net income (loss) margin	(9.3)%	5.2%	0.4%	(5.3)%
Adjusted EBITDA	$21,455	$19,464	$41,744	$33,206
Adjusted EBITDA Margin	46.1%	56.0%	46.3%	53.1%
Net cash provided by operating activities			$27,836	$3,579
	Successor		Predecessor
($ in thousands)	Year ended December 31, 2021	Period from June 11, 2020 to December 31, 2020	Period from January 1, 2020 to June 10, 2020	Year ended December 31, 2019
Key Financial and Non-GAAP Metrics(1)
Revenue	$145,833	$61,078	$43,385	$108,698
Adjusted Direct Revenue	$116,931	$57,462	$39,844	$84,046
Indirect Revenue	$29,802	$11,810	$3,545	$24,698
Net income (loss)	$5,064	$(10,959)	$(2,114)	$7,706
Net income (loss) margin	3.5%	(17.9)%	(4.9)%	7.1%
Adjusted EBITDA	$77,054	$35,733	$14,924	$50,453
Adjusted EBITDA Margin	52.8%	58.5%	34.4%	46.4%
Net cash provided by operating activities	$34,430	$9,602	$16,456	$37,973
(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr—Non-GAAP Financial Measures” for additional information and a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDA Margin and reconciliation of Direct Revenue to Adjusted Direct Revenue.

•
Paying Users. A Paying User is a user that has purchased or renewed a Grindr subscription and/or purchased a premium add-on on the Grindr App. We calculate Paying Users as a monthly average, by counting the number of Paying Users in each month and then dividing by the number of months in the relevant measurement period. Paying Users is a primary metric that we use to judge the health of our business and our ability to convert users to purchasers of our premium features. We are focused on building new products and services and improving on existing products and services, as well as launching new pricing tiers and subscription plans, to drive payer conversion.

•	ARPPU. We calculate ARPPU based on Direct Revenue in any measurement period, divided by Paying Users in such a period divided by the number of months in the period.
•
Adjusted ARPPU. We calculate adjusted ARPPU based on Adjusted Direct Revenue (excluding purchase accounting adjustments) in any measurement period, divided by Paying Users in such a period divided by the number of months in the period.

•
MAUs. A MAU, or Monthly Active User, is a unique device that demonstrated activity on the Grindr App over the course of the specified period. Activity on the app is defined as opening the app, chatting with another user, or viewing the cascade of other users. Grindr also excludes devices where all linked profiles have been banned for spam. We calculate MAUs as a monthly average, by counting the number of MAUs in each month and then dividing by the number of months in the relevant period. We use MAUs to measure the number of active users on our platform on a monthly basis and to understand the pool of users we can potentially convert to Paying Users. We revised our MAU calculation method in November 2020. For periods prior to this, our ability to accurately validate the newly defined metric is restricted by privacy related data retention policies; therefore, MAU is not presented for any periods prior to 2021.

•
ARPU. We calculate ARPU based on Total Revenue in any measurement period, divided by our MAUs in such a period divided by the number of months in the period. As we expand our monetization product offerings, develop new verticals, and grow our community of users, we believe we can continue to increase our ARPU.

Non-GAAP Profitability
We use net income (loss) and net cash provided by operating activities to assess our profitability and liquidity, respectively. In addition to net income (loss) and net cash provided by operating activities, we also use the following measure:
•
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) excluding income tax provision, interest expense, depreciation and amortization, stock-based compensation expense, non-core expenses/losses (gains). Non-core expenses/losses (gains) include purchase accounting adjustments related to deferred revenue, transaction-related costs, asset impairments, management fees, and interest income from the related party loan to Catapult GP II. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenue.

•
Adjusted Direct Revenue. We define Adjusted Direct Revenue as Direct Revenue adjusted for the release of the fair value adjustment of deferred revenue into revenue of the acquired deferred revenue due to the June 10, 2020, acquisition (See Note 3 to Grindr’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information).

Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Direct Revenue are key measures we use to assess our financial performance and are also used for internal planning and forecasting purposes. We believe Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Direct Revenue are helpful to investors, analysts, and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. In addition, these measures are frequently used by analysts, investors, and other interested parties to evaluate and assess performance.
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr Non-GAAP Financial Measures” for additional information and a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDA Margin and reconciliation of Direct Revenue to Adjusted Direct Revenue.
Key Factors Affecting our Performance
Our results of operations and financial condition have been, and will continue to be, affected by a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors.”
Growth in User Base and Paying Users
We acquire new users through investments in marketing and brand as well as through word of mouth from existing users and others. We convert these users to Paying Users by introducing premium features which maximize the probability of developing meaningful connections, improve the experience, and provide more control. For the three months ended June 30, 2022 and 2021, we had over 765 thousand and 569 thousand Paying Users, respectively, representing an increase of 34.4% period over period and for the six months ended June 30, 2022 and 2021, we had over 744 thousand and 559 thousand Paying Users, respectively, representing an increase of 33.1% period over period. We grow Paying Users by acquiring new users and converting new and existing users to purchasers of one of our subscription plans or in-app offerings. As we scale and our community grows larger, we are able to facilitate more meaningful interactions as a result of the wider selection of potential connections. This in turn increases our brand awareness and increases conversion to one of our premium products and services. Our revenue growth primarily depends on growth in Paying Users. While we believe we are in the early days of our opportunity, at some point we may face challenges increasing our Paying Users, including competition from alternative products and services and lower adoption of certain product features.
Expansion into New Geographic Markets
We are focused on growing our platform globally, including through entering new markets and investing in under-penetrated markets. Expanding into new geographies will require increased costs related to marketing, as well as localization of product features and services. Potential risks to our expansion into new geographies will include competition and compliance with foreign laws and regulations. As we expand into certain new geographies, we may see an increase in users who prefer to access premium features through our add-on options rather than through our subscription packages, which could impact our ARPPU. We may also see a lower propensity to pay as we enter certain new markets with additional competitors and cost and revenue profiles.
Growth in ARPPU
We have developed a sophisticated understanding of the value our users derive from becoming Paying Users on our platform. We continually develop new monetization features and improve existing features in order to increase adoption of premium add-ons and our subscription programs. Many variables will impact our ARPPU, including the number of Paying Users, mix of monetization offerings on our platform, effect of demographic shifts, geographic differences on all of these variables, and changes in mobile app store policies. Our pricing is in local currency and may vary between markets. As foreign currency exchange rates change, translation of the statements of operations into U.S. dollars could negatively impact revenue and distort year-over-year comparability of operating results. To the extent our ARPPU growth slows, our revenue growth will become increasingly dependent on our ability to increase our Paying Users.
Investing in Growth While Driving Long-Term Profitability
Key investment areas for our platform include machine learning capabilities, including continually improving our technology; features that prioritize security and privacy; and new premium offerings that add incremental value to Paying Users.
Attracting and Retaining Talent
Our business relies on our ability to attract and retain our talent, including engineers, data scientists, product designers and product developers. As of June 30, 2022, we had over 173 full-time employees; of which employees, approximately 56.6% work in engineering and product development. We believe that people want to work at a company that has purpose and aligns with their personal values, and therefore our ability to recruit talent is aided by our mission and brand reputation. We compete for talent within the technology industry.
Impact of COVID-19
In March 2020, the World Health Organization declared the Coronavirus Disease 2019 (“COVID-19”) a global pandemic. The COVID-19 outbreak has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus. While some of these measures have been relaxed over the past few months in certain parts of the world, ongoing social distancing measures, and future prevention and mitigation measures, as well as the potential for some of these measures to be reinstituted in the event of repeat waves of the virus, are likely to have an adverse impact on global economic conditions and consumer confidence and spending, and could materially adversely affect demand, or users’ ability to pay, for our products and services. In response to the COVID-19 outbreak, we have taken several precautions that may adversely impact employee productivity, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing office locations. We continue to monitor the rapidly-evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities, and there may be developments outside our control requiring us to adjust our operating plan. As such, given the unprecedented uncertainty around the duration and severity of the impact on market conditions and the business environment, we cannot reasonably estimate the full impacts of the COVID-19 pandemic on our operating results in the future. We believe the COVID-19 pandemic was a factor that suppressed user activity, particularly between March 2020 to July 2020, when in-person engagement across the markets in which we operate was severely impacted, and caused some users to be less active or cancel their subscriptions. For additional information, see “Risk Factors—Risks Related to Grindr’s Business—Risks Related to Grindr’s Brand, Products and Services, and Operations—Our business and results of operations may be materially adversely affected by the recent COVID-19 outbreak or other similar outbreaks.”
Factors Affecting the Comparability of Our Results
General economic trends. General economic trends and conditions, including demographic changes, employment rates, job growth, user confidence, and disposable income, have a substantial effect on both our users’ ability and desire to purchase premium subscriptions and advertisers’ ability and willingness to advertise on our network, thereby affecting both of our major revenue streams and our financial results over time and the year-over-year comparability of operating results.

Governmental regulations. New governmental policies and regulations can affect our business in meaningful ways, even when such policies and regulations are not specifically related to the LGBTQ+ community. For example, the implementation of GDPR in Europe has given end-users more control over how their data and personal information are utilized and has thereby adversely affected our European advertisers’ ability to specifically target these users. This new regulation has had a stagnating effect on our indirect revenue growth trajectory in Europe. The implementation of similar regulations in other regions of the world, or new regulations that affect our ability to monetize the data received from our users, could have a significant impact on our operating results and ability to grow our business.
Temporary variability in general advertising spend. Our ability to maintain consistently high advertiser demand for our platform can be affected by seasonal or temporary trends in advertisers’ appetites to engage with our users or our brand. For example, events that result in temporary positive or negative publicity for our company (even if unfounded) may play a significant role in our advertisers’ desire to continue to advertise on our platform. Further, general economic conditions may lead to changes in advertising spending in general, which could have a significant impact on our results of operations. Such fluctuations in advertising demand are often unpredictable and likely temporary, but could have a significant impact on the financial condition of our business.
International market pricing and changes in foreign exchange rates. The Grindr App has MAUs in over 190 countries and territories. Our international revenues represented 37.8%, 37.0%, 35.8%, 42.7%, and 36.7% of total revenue for the three and six months ended June 30, 2022, the year ended December 31, 2021, combined Successor 2020 Period and Predecessor 2020 Period, and the year ended December 31, 2019, respectively. We vary our pricing to align with local market conditions and our international businesses typically earn revenues in local currencies. In addition, some of the parties we work with utilize internally generated foreign exchange rates that may differ from other foreign exchange rates, which could impact our results of operations.
Key Components of Our Results of Operations
Revenues
We currently generate revenue from two revenue streams—Direct Revenue and Indirect Revenue. Direct Revenue is revenue generated by our users who pay for subscriptions or premium add-ons to access premium features. Indirect Revenue is generated by third parties who pay us for access to our users, such as advertising and partnerships. As we continue to expand and diversify our revenue streams, we anticipate increasing monetization from premium add-ons, contributing to increase in revenues over time.
Direct Revenues. Direct Revenues are reported gross of fees for subscriptions and premium add-ons as we are the primary party obligated in our transactions with customers and therefore, we act as the principal. Our subscription revenues are generated through the sale of monthly subscriptions that are currently offered in one, three, six and twelve-month subscription periods. Subscribers pay in advance, primarily through third party partners, including iTunes, Google Play, and Stripe, according to our terms and conditions. Subscription revenues, net of taxes and chargebacks, are recognized on a monthly basis over the term of the subscription.
Indirect Revenues. Indirect Revenues primarily consists of revenue generated by third parties who pay us for access to our users, including advertising, partnerships, and merchandise.
Our advertising business provides advertisers with the unique opportunity to directly target and reach the LGBTQ+ community, which generally consists of well-educated individuals with significant global purchasing power. We have attracted advertisers from a diverse array of industries, including healthcare, gaming, travel, automotive, and consumer goods. We offer a diverse range of advertising initiatives to advertisers, such as in-app banners, full-screen interstitials, rewarded video, and other customized units, typically on a CPM basis. We contract with a variety of third-party ad platforms to market and sell digital and mobile advertising inventory on our Grindr App. In exchange for facilitating the advertising process, we pay the relevant third-party ad platform a share of the revenue derived from the advertisements they place on the Grindr App.
Cost of Revenue and Operating Expenses
Cost of Revenue. Cost of revenue consists primarily of the distribution fees which we pay to Apple and Google, infrastructure costs associated with supporting the Grindr App and our advertising efforts, which stem largely from our use of Amazon Web Services, and costs associated with content moderation, which involve our outsourced teams in Honduras and the Philippines ensuring that users are complying with our community standards.

Selling, General, and Administrative Expenses. Selling, general and administrative expenses consists primarily of sales and marketing expenditures, compensation and other employee-related costs for our employees, costs related to outside consultants and general administrative expenses, including for our facilities, information technology and infrastructure support. We plan to continue to expand sales and marketing efforts to attract new users, retain existing users and increase monetization of both our new and existing users. It also includes the expense from settlement of vested incentive units consisting of cash payments associated with closing out prior incentive plans and transitioning to new incentive plans in connection with Kunlun’s acquisition of our equity interests in 2016 and 2018. Such cash payments were based upon the value of the vested incentive units at the time of settlement.
Product Development Expense. Product development expense consists primarily of employee-related and contractor costs for personnel engaged in the design, development, testing and enhancement of product offerings, features, and related technology.
Depreciation and Amortization. Depreciation is primarily related to computers, equipment, furniture, fixtures, and leasehold improvements. Amortization is primarily related to capitalized software, acquired intangible assets (customer relationships, technology, etc.) as well as trademarks, patents, and copyrights.
Other (Expense) Income
Interest (Expense) Income, Net. Interest (expense) income, net consists of interest income received on related party loans and interest expense incurred in connection with our long-term debt.
Other Income (Expense), Net. Other income (expense), net consists of realized exchange rate gains or losses, unrealized exchange rate gains or losses, charitable contributions.
Income Tax Provision (Benefit). Income tax provision (benefit) represents the income tax expense associated with our operations based on the tax laws of the jurisdictions in which we operate. Foreign jurisdictions have different statutory tax rates than the United States. Our effective tax rates will vary depending on the relative proportion of foreign to domestic income, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws.

Results of Operations
Year Ended December 31, 2021 Compared to the Period from June 11, 2020 to December 31, 2020 (Successor) and the Period from January 1, 2020 to June 10, 2020 Compared to the Year Ended December 31, 2019 (Predecessor)
Results of Operations	Successor				Predecessor
($ in thousands)	Year ended December 31, 2021	% of Total Revenue	Period from June 11, 2020 to December 31, 2020	% of Total Revenue	Period from January 1, 2020 to June 10, 2020	% of Total Revenue	Year ended December 31, 2019	% of Total Revenue
Consolidated Statements of Operations and Comprehensive Income (Loss)
Revenues	$145,833	100.0%	$61,078	100.0%	$43,385	100.0%	$108,698	100.0%
Operating costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	37,358	25.6%	18,467	30.2%	12,954	29.9%	27,545	25.3%
Selling, general and administrative expenses	30,618	21.0%	15,671	25.7%	15,583	36.0%	32,573	30.0%
Product development expense	10,913	7.5%	7,278	11.9%	7,136	16.4%	11,059	10.2%
Depreciation and amortization	43,234	29.6%	17,639	28.9%	10,642	24.5%	27,412	25.2%
Total operating costs and expenses	122,123	83.7%	59,055	96.7%	46,315	106.8%	98,589	90.7%
Income (loss) from operations	23,710	16.3%	2,023	3.3%	(2,930)	-6.8%	10,109	9.3%
Other (expense) income
Interest (expense) income, net	(18,698)	-12.8%	(15,082)	-24.7%	277	0.6%	386	0.3%
Other income (expense), net	1,288	0.9%	142	0.2%	(76)	-0.2%	(348)	-0.3%
Total other (expense) income	(17,410)	-11.9%	(14,940)	-24.5%	201	0.4%	38	—%
Net income (loss) before income tax	6,300	4.3%	(12,917)	-21.1%	(2,729)	-6.3%	10,147	9.3%
Income tax provision (benefit)	1,236	0.8%	(1,958)	-3.2%	(615)	-1.4%	2,441	2.2%
Net income (loss) and comprehensive income (loss)	$5,064	3.5%	$(10,959)	-17.9%	$(2,114)	-4.9%	$7,706	7.1%
Net income (loss) per share	$0.05		$(0.11)		$(0.02)		$0.08
Revenues
Revenues for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $145.8 million, $61.1 million, and $43.4 million, respectively. The $41.3 million increase, or 39.5% growth rate, for the year ended December 31, 2021 compared to the combined Successor 2020 Period and Predecessor 2020 Period was due to an increase in Direct Revenue of $26.9 million, or 30.2%, to $116.0 million and an increase in Indirect Revenue of $14.4 million, or 94.1%, to $29.8 million. The increase in Direct Revenue was driven by both an increase in ARPPU and Paying Users. ARPPU increased by 27.3%, or $3.46, to $16.08 in 2021 from $12.63 in the combined Successor 2020 Period and Predecessor 2020 Period. Our ARPPU increased as we improved product mix with growth in our Unlimited tier and optimized pricing on legacy plans during the year ended December 31, 2021. Adjusted Direct Revenue was $116.9 million and Adjusted ARPPU was $16.21 for the year ended December 31, 2021. In 2021, Paying Users increased by 13 thousand to 601 thousand, from 588 thousand in the combined Successor 2020 Period and Predecessor 2020 Period, as we released new monetization features for our subscription plans. The increase in Indirect Revenue was primarily drive by year-over-year growth in advertising revenue. In January 2020, one of our third-party advertising partners, MoPub (recently acquired by Applovin), temporarily suspended our partnership due to a negative report concerning Grindr’s data policies. In response to this, Grindr worked with MoPub to address these concerns and the partnership was reinstated in mid-2020. Since then, Grindr’s Indirect Revenue has rebounded, contributing to the year-over-year increase in 2021. COVID-19 adversely affected our business for part of 2021 and most of 2020. Given the 2020 acquisition by San Vicente and the impact of COVID-19, we took the opportunity to focus our efforts internally by reassessing strategic priorities, updating our technology infrastructure, upgrading our data systems, stabilizing our product, and optimizing our cost structure. The result was to position the company for significant revenue growth in 2021 and a business better positioned for future growth. See “Risk Factors—Risks Related to Grindr’s Business—Risks Related to Grindr’s Brand, Products and Services, and Operations—Privacy concerns relating to our products and services and the use of user information could negatively impact our user base or user engagement, which could have a material and adverse effect on our business, financial condition, and results of operations.”
Revenues for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 were $61.1 million, $43.4 million, and $108.7 million, respectively. The decrease for the combined Successor 2020 Period and Predecessor 2020 Period compared to the year ended December 31, 2019 of $4.2 million, or (3.9)%, was due to an increase of $5.1 million, or 6.1%, in Direct Revenue to $89.1 million and a decrease of $9.3 million, or 37.8%, in Indirect Revenue to $15.4 million. The increase in Direct Revenue was primarily due to an increase in ARPPU, associated with a favorable shift in mix of premium tier Paying Users. In the combined Successor 2020 Period and Predecessor 2020 Period, ARPPU increased by 11.5%, or $1.30, to $12.63 from $11.33 in 2019. Adjusted Direct Revenue was $97.3 million and Adjusted ARPPU was $13.79 for the combined Successor 2020 Period and Predecessor 2020 Period. The increases in Adjusted ARPPU and in ARPPU were partially offset by a decrease in Paying Users of 30 thousand to 588 thousand in the combined Successor 2020 Period and Predecessor 2020 Period. COVID-19 had a much larger impact on our lower priced tier, XTRA, user base. The decrease in Indirect Revenue was primarily driven by year-over-year decline in advertising revenue, which was due to the MoPub suspension discussed in the previous paragraph.
Revenues from operations in the United States increased by $33.7 million, or 56.3%, in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period. During this same period, revenues from operations in the United Kingdom increased by $1.4 million, or 15.6%, and revenues from operations in the remainder of the world increased by $6.2 million, or 17.6%. These changes are consistent with revenue changes previously noted.
Revenues from operations in the United States decreased by $8.9 million, or (12.9)%, in the combined Successor 2020 Period and Predecessor 2020 Period as compared to the year ended December 31, 2019. During this same period, revenues from operations in the United Kingdom increased by $0.3 million, or 3.6%, and revenues from operations in the remainder of the world increased by $4.3 million, or 13.9%. These changes are consistent with revenue changes previously noted.
Cost of revenue
Cost of revenue for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $37.4 million, $18.5 million, and $13.0 million, respectively. Cost of revenue increased by $5.9 million, or 18.7%, in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period. This increase was primarily due to growth in distribution fees (consistent with direct revenue growth) and increased infrastructure costs associated with our primary information systems vendors.
Cost of revenue for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 were $18.5 million, $13.0 million, and $27.5 million, respectively. Cost of revenue increased by $4.0 million, or 14.5%, in the combined Successor 2020 Period and Predecessor 2020 Period as compared to the year ended December 31, 2019. This increase was primarily due to growth in distribution fees and infrastructure costs.
Selling, general and administrative expense
Selling, general and administrative expense for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $30.6 million, $15.7 million, and $15.6 million respectively. Selling, general and administrative expenses decreased $0.7 million, or (2.2)%, in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period, primarily due to lower user acquisition spend and decreased contractor expenses. These decreases were partially offset by increased full-time employee-related expenses associated with headcount growth.
Selling, general and administrative expense for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 were $15.7 million, $15.6 million, and $32.6 million respectively. Selling, general and administrative expense decreased $1.3 million, or (4.0)%, in the combined Successor 2020 Period and Predecessor

2020 Period, as compared to the year ended December 31, 2019 primarily due to lower office, travel, and other general administrative expenses, as a result of the COVID-19 lockdown.
Product development expense
Product development expense for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $10.9 million, $7.3 million, and $7.1 million, respectively. Product development expense decreased $3.5 million, or (24.3)%, in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period, due to lower contractor expenses, partially offset by increased full-time employee-related expenses.
Product development expense for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019, were $7.3 million, $7.1 million, and $11.1 million, respectively. Product development expense increased $3.3 million, or 29.7%, in the combined Successor 2020 Period and Predecessor 2020 Period, as compared to the year ended December 31, 2019, due to higher employee and contractor related expenses.
Depreciation and amortization
Depreciation and amortization for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $43.2 million, $17.6 million, and $10.6 million, respectively. Depreciation and amortization increased $15.0 million, or 53.2%, in the year ended December 31, 2021 as compared to the Successor 2020 Period and Predecessor 2020 Period, primarily due to an increase in acquired intangibles amortization due to the acquisition in June 2020, as certain customer related intangible assets were amortized under an accelerated amortization schedule, with higher amounts expensed in 2021 compared to the Successor 2020 Period and Predecessor 2020 Period combined. This increase was partially offset by a decrease in intangible impairment expense.
Depreciation and amortization for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 were $17.6 million, $10.6 million, and $27.4 million respectively. Depreciation and amortization increased $0.8 million, or 2.9%, in the combined Successor 2020 Period and Predecessor 2020 Period, as compared to the year ended December 31, 2019, primarily due an increase in intangible asset impairment expense which resulted in less amortization for the year ended December 31, 2019. This decrease was partially offset by an increase in acquired intangible amortization expense.
Interest (expense) income, net
Interest income for the year ended 2021 primarily relates to a $30 million promissory note from Catapult GP II in conjunction with the common units purchased on April 27, 2021. Total promissory note bears interest at 10.0% per annum. Total amount of interest income related to the note for the successor year ended December 31, 2021 was $2.0 million. Interest income during the Predecessor period 2020 and year ended December 31, 2019 was $0.3 million, and $0.4 million, respectively, primarily related to interest earned on a $14.0 million loan to Kunlun bearing an interest rate of 2.0% per annum. See Note 9 and Note 17 to Grindr’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.
Interest expense relates primarily to the $192.0 million credit agreement entered into in the Successor 2020 Period. Total amount of interest expense related to the credit agreement for the successor year ended December 31, 2021 and Successor 2020 Period was $20.7 million and $15.1 million respectively. See Note 1 to Grindr’s audited consolidated financial statements for additional information included elsewhere in this proxy statement/prospectus for additional information.
Interest (expense) income, net for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $(18.7) million, $(15.1) million, and $0.3 million, respectively.
Interest (expense) income, net increased by $3.9 million in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period, primarily due to the additional interest expense associated with raising $192.0 million in debt June 2020. The higher interest expense was partially offset by an increase in interest income associated with a loan arrangement.
Interest (expense) income, net for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 were $(15.1) million, $0.3 million, and $0.4 million, respectively. Interest (expense) income, net changed by $15.2 million from interest expense, net in the combined Successor 2020 Period and Predecessor 2020 Period to interest income, net during the year ended December 31, 2019, primarily due to greater interest expense associated with raising $192.0 million in debt June 2020.

Other income (expense), net
Other income includes primarily the forgiveness of the Paycheck Protection Program Loan (“PPP loan”). See Note 11 to Grindr’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information. Other expenses include primarily expenses such as charitable contributions, exchange rate gains or losses.
Other income (expense), net for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period were $1.3 million, $0.1 million, and $(0.1) million, respectively. Other income (expense), net increased by $1.3 million in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period, primarily due to forgiveness received on our $1.5 million PPP Loan in October 2021.
Other income (expense), net for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 were $0.1 million, $(0.1) million, and $(0.3) million, respectively. Other income (expense), net increased by $0.4 million in the combined Successor 2020 Period and Predecessor 2020 Period, as compared to the year ended December 31, 2019, primarily due to exchange rate gain/loss changes and a decrease in charitable contributions.
Income tax provision (benefit)
We recorded income tax provision (benefit) as follows:
	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Current income tax provision (benefit):
Federal	$4,828	$1,461	$760	$341
State	711	521	193	(73)
International	9	—	—	—
Total current tax provision (benefit):	5,548	1,982	953	268
Deferred income tax provision (benefit):
Federal	(4,436)	(3,552)	(1,304)	2,170
State	124	(388)	(264)	3
International	—	—	—	—
Total deferred tax provision (benefit)	(4,312)	(3,940)	(1,568)	2,173
Total income tax provision (benefit)	$1,236	$(1,958)	$(615)	$2,441
Our effective tax rates in fiscal 2022 and future periods may fluctuate, as a result of changes in our forecasts where losses cannot be benefited due to the existence of valuation allowances on our deferred tax assets, changes in actual results versus our estimates, or changes in tax laws, regulations, accounting principles, or interpretations thereof.
Net income (loss)
Net income (loss) for the year ended December 31, 2021, Successor 2020 Period, and Predecessor 2020 Period was $5.1 million, $(11.0) million, and $(2.1) million, respectively. Net income increased by $18.2 million to $5.1 million net income in the year ended December 31, 2021 from a $13.1 million net loss in the combined Successor 2020 Period and Predecessor 2020 Period.
Net income (loss) for the Successor 2020 Period, Predecessor 2020 Period, and year ended December 31, 2019 was $(11.0) million, $(2.1) million, and $7.7 million, respectively. Net income decreased by $20.8 million to $13.1 million net loss in the combined Successor 2020 Period and Predecessor 2020 Period from $7.7 million net income in the year ended December 31, 2019.

Three Months Ended June 30, 2022 Compared to the Three Months Ended June 30, 2021 and Six Months Ended June 30, 2022 Compared to the Six Months Ended June 30, 2021
Results of Operations
($ in thousands)	Three Months Ended June 30, 2022	% of Total Revenue	Three Months Ended June 30, 2021	% of Total Revenue	Six Months Ended June 30, 2022	% of Total Revenue	Six Months Ended June 30, 2021	% of Total Revenue
Consolidated Statements of Operations and Comprehensive Income (Loss)
Revenues	$46,555	100.0%	$34,779	100.0%	$90,085	100.0%	$62,563	100.0%
Operating costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	12,102	26.0%	8,588	24.7%	23,803	26.4%	16,102	25.8%
Selling, general and administrative expenses	23,241	49.9%	6,549	18.8%	33,491	37.2%	13,463	21.5%
Product development expense	4,175	9.0%	2,206	6.4%	7,822	8.7%	4,581	7.3%
Depreciation and amortization	9,092	19.5%	10,721	30.8%	18,118	20.1%	21,826	34.9%
Total operating costs and expenses	48,610	104.4%	28,064	80.7%	83,234	92.4%	55,972	89.5%
Income (loss) from operations	(2,055)	(4.4)%	6,715	19.3%	6,851	7.6%	6,591	10.5%
Other (expense) income
Interest (expense) income, net	(3,256)	(7.0)%	(4,489)	(12.9)%	(6,212)	(6.9)%	(10,563)	(16.9)%
Other income (expense), net	2	—%	26	0.1%	(66)	(0.1)%	(30)	—%
Total other (expense) income	(3,254)	(7.0)%	(4,463)	(12.8)%	(6,278)	(7.0)%	(10,593)	(16.9)%
Net income (loss) before income tax	(5,309)	(11.4)%	2,252	6.5%	573	0.6%	(4,002)	(6.4)%
Income tax provision (benefit)	(1,000)	(2.1)%	458	1.3%	253	0.2%	(675)	(1.1)%
Net income (loss) and comprehensive income (loss)	$(4,309)	(9.3)%	$1,794	5.2%	$320	0.4%	$(3,327)	(5.3)%
Net income (loss) per share	$(0.04)		$0.02		$—		$(0.03)
Revenues
Revenues for the three months ended June 30, 2022 and 2021 were $46.6 million and $34.8 million, respectively. The $11.8 million increase, or 33.9%, for the three months ended June 30, 2022 compared to the three months ended June 30, 2021 was due to an increase in Direct Revenue of $11.8 million, or 43.7%, from $27.0 million to $38.8 million. The increase in Direct Revenue was driven by both an increase in ARPPU and Paying Users. ARPPU increased by 6.7%, or $1.06, to $16.90 for the three months ended June 30, 2022 from $15.84 for the three months ended June 30, 2021. Our ARPPU increased as we improved product mix with growth in our Unlimited tier and optimized pricing on legacy plans in 2021. Adjusted Direct Revenue was $38.8 million and $27.2 million and Adjusted ARPPU was $16.90 and $15.95 for the three months ended June 30, 2022 and 2021, respectively. For the three months ended June 30, 2022 and 2021, Paying Users increased by 196 thousand from over 569 thousand to over 765 thousand. We made various product changes and released new monetization features for our subscription plans, which resulted in growth in our MAUs as well as higher conversion of those MAUs into Paying Users. The increase in Indirect Revenue was primarily driven by year-over-year growth in advertising revenue. Advertising revenue increased for the three months ended June 30, 2022, as compared to the same time period in 2021, primarily because we sold a greater number of impressions to our direct advertisers via our brand sales team as well as to our self-serve advertisers via our third-party partnership with Bucksense.

Revenues for the six months ended June 30, 2022 and 2021 were $90.1 million and $62.6 million, respectively. The $27.5 million increase, or 43.9%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2022 was due to an increase in Direct Revenue of $25.0 million, or 49.8%, from $50.2 million to $75.2 million and an increase in Indirect Revenue of $2.5 million, or 20.2%, from $12.4 million to $14.9 million. The increase in Direct Revenue was driven by both an increase in ARPPU and Paying Users. ARPPU increased by 12.6%, or $1.88, to $16.83 for the six months ended June 30, 2022 from $14.95 for the six months ended June 30, 2021. Our ARPPU increased as we improved product mix with growth in our Unlimited tier and optimized pricing on legacy plans in 2021. Adjusted Direct Revenue was $75.2 million and $51.1 million and Adjusted ARPPU was $16.83 and $15.22 for the six months ended June 30, 2022 and 2021, respectively. For the six months ended June 30, 2022 and 2021, Paying Users increased by 185 thousand from over 559 thousand to over 744 thousand, as we made various product changes and released new monetization features for our subscription plans, which resulted in growth in our MAUs as well as higher conversion of those MAUs into Paying Users. The increase in Indirect Revenue was primarily driven by year-over-year growth in advertising revenue. Advertising revenue increased, as we optimized our ad unit strategy throughout 2021, resulting in fewer ad impressions being sold at a higher blended cost per ad impression to advertisers on our platform.
For the three months ended June 30, 2022 and 2021, revenues from operations in the United States increased by $5.8 million, or 25.1%. During this same period, revenues from operations in the United Kingdom increased by $1.0 million, or 41.7%, and revenues from operations in the remainder of the world increased by $5.0 million, or 54.3%. The reasons for these changes are consistent with revenue changes previously noted.
For the six months ended June 30, 2022 and 2021, revenues from operations in the United States increased by $16.7 million, or 41.8%. During this same period, revenues from operations in the United Kingdom increased by $2.1 million, or 45.7%, and revenues from operations in the rest of the world increased by $8.7 million, or 48.6%. The reasons for these changes are consistent with revenue changes previously noted.
Cost of revenue
Cost of revenue for the three months ended June 30, 2022 and 2021 were $12.1 million and $8.6 million, respectively. The $3.5 million increase, or 40.7%, was primarily due to a $2.0 million growth in distribution fees (consistent with direct revenue growth), $1.1 million in increased infrastructure costs associated with our primary information systems vendors, and higher content moderation expenses required to support user growth.
Cost of revenue for the six months ended June 30, 2022 and 2021 were $23.8 million and $16.1 million, respectively. The $7.7 million increase, or 47.8%, was primarily due to a $4.6 million growth in distribution fees (consistent with direct revenue growth), a $2.5 million increase infrastructure costs associated with our primary information systems vendors, and higher content moderation expenses required to support user growth.
Selling, general and administrative expense
Selling, general and administrative expense for the three months ended June 30, 2022 and 2021 were $23.2 million and $6.5 million, respectively. The $16.7 million increase, or 256.9%, was primarily due to greater equity compensation expense primarily due to a $12.2 million adjustment resulting from the Series P unit modification that occurred in the second quarter of 2022, as well as higher personnel expenses associated with headcount growth in functional areas such as customer experience, recruiting and IT. The increase was also due to higher outside service fees for recruiting, audit, tax, and other consulting services, branding and marketing costs, as well as other general and administrative expenses, such as general liability insurance, office software, and business travel and entertainment.
Selling, general and administrative expense for the six months ended June 30, 2022 and 2021 were $33.5 million and $13.5 million, respectively. The $20.0 million increase, or 148.1%, was primarily due to greater equity compensation expense primarily due to a $12.2 million adjustment resulting from the Series P unit modification that occurred in the second quarter of 2022, as well as higher personnel expenses associated with headcount growth in functional areas such as customer experience, recruiting and IT. The increase was also due to higher outside service fees for audit, tax, recruiting, and other consulting services, branding and marketing costs, as well as other general and administrative expenses, such as general liability insurance, office software, and business travel and entertainment.
Product development expense
Product development expense for the three months ended June 30, 2022 and 2021 were $4.2 million and $2.2 million, respectively. The $2.0 million increase, or 90.9%, was due to increased full-time employee-related expenses primarily associated with headcount growth.

Product development expense for the six months ended June 30, 2022 and 2021 were $7.8 million and $4.6 million, respectively. The $3.2 million increase, or 69.6%, was due to increased full-time employee-related expenses primarily associated with headcount growth.
Depreciation and amortization
Depreciation and amortization for the three months ended June 30, 2022 and 2021 were $9.1 million and $10.7 million, respectively. The $1.6 million decrease, or (15.0)%, was primarily due to a decrease in acquired intangibles amortization. Certain customer related intangible assets arising from the acquisition in June 2020 are amortized under an accelerated amortization schedule, with lower amounts expensed during the three months ended June 30, 2022 compared to the same period in 2021.
Depreciation and amortization for the six months ended June 30, 2022 and 2021 were $18.1 million and $21.8 million, respectively. The $3.7 million decrease, or (17.0)%, was primarily due to a decrease in acquired intangibles amortization. Certain customer related intangible assets arising from the acquisition in June 2020 are amortized under an accelerated amortization schedule, with lower amounts expensed during the six months ended June 30, 2022 compared to the same period in 2021.
Interest (expense) income, net
Interest (expense) income, net for the three months ended June 30, 2022 and 2021 were $(3.3) million and $(4.5) million, respectively. The $1.2 million decrease, or (26.7)%, was primarily due to lower interest expense, as we made principal prepayments on our debt in 2021 and 2022. The decrease in interest (expense) income, net was also due to an increase in interest income associated with a related party loan arrangement to Catapult GP II. See Note 5 to Grindr's unaudited condensed consolidated financial statements for the six months ended June 30, 2022 included elsewhere in this proxy statement/prospectus for additional information.
Interest (expense) income, net for the six months ended June 30, 2022 and 2021 were $(6.2) million and $(10.6) million, respectively. The $4.4 million decrease, or (41.5)%, was primarily due to lower interest expense, as we made principal prepayments on our debt in 2021 and 2022. The decrease in interest (expense) income, net was also due to an increase in interest income associated with a related party loan arrangement to Catapult GP II. See Note 5 to Grindr's unaudited condensed consolidated financial statements for the six months ended June 30, 2022 included elsewhere in this proxy statement/prospectus for additional information.
Other income (expense), net
Other income (expenses), net include primarily expenses such as charitable contributions and exchange rate gains or losses.
Other income (expense), net for the three months ended June 30, 2022 and 2021 were $2.0 thousand and $26.0 thousand, respectively.
Other income (expense), net for the six months ended June 30, 2022 and 2021 were $(66.0) thousand and $(30.0) thousand, respectively.
Income tax provision (benefit)
Our effective tax rates in fiscal 2022 and future periods may fluctuate, as a result of changes in our forecasts where losses cannot be benefited due to the existence of valuation allowances on our deferred tax assets, changes in actual results versus our estimates, or changes in tax laws, regulations, accounting principles, or interpretations thereof.
Income tax provision (benefit) for the three months ended June 30, 2022 decreased by $1.5 million, or (300.0)%, compared to the three months ended June 30, 2021.
Income tax provision (benefit) for the six months ended June 30, 2022 increased by $1.0 million, or 142.9%, compared to the six months ended June 30, 2021.
Income taxes changed from a provision of $0.5 million for the three months ended June 30, 2021 to a benefit of $1.0 million for the three months ended June 30, 2022. The change is primarily due to the Company experiencing a pre-tax loss for the three months ended June 30, 2022 from a pre-tax income during the same period in 2021, as well as an increase in the projected annual effective tax rate. The increase in the effective tax rate for the three months ended June 30, 2022 was impacted by the projected levels of annual taxable income, permanent items, of which 42.1% is related to the Series P units modification, partially offset by 14.2% related to the foreign derived intangible income deduction.
Income taxes changed from a benefit of $0.7 million for the six months ended June 30, 2021 to a provision of $0.3 million for the six months ended June 30, 2022. The change is primarily due to increased income for the six months ended June 30, 2022, as well as an increase in the projected annual effective tax rate. The increase in the effective tax rate for the six months ended June 30, 2022 was impacted by the projected levels of annual taxable income, permanent items, of which 42.1% is related to the Series P units modification, partially offset by 14.2% related to the foreign derived intangible income deduction. Our effective tax rate for the year ending December 31, 2022 is currently expected to be approximately 56.3%.
Net income (loss)
Net income (loss) for the three months ended June 30, 2022, and 2021 was $(4.3) million and $1.8 million, respectively. Net income (loss), net for the six months ended June 30, 2022 and 2021 was $0.3 million and $(3.3) million, respectively.
Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use Adjusted Direct Revenue and Adjusted EBITDA, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, is presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Adjusted Direct Revenue
We define Adjusted Direct Revenue as Direct Revenue adjusted for the release of the fair value adjustment of deferred revenue into revenue of the acquired deferred revenue due to the June 10, 2020 acquisition (See Note 3 to Grindr’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information).
The following table presents the reconciliation of direct revenue to Adjusted Direct Revenue for the three months ended June 30, 2022 and 2021, six months ended June 30, 2022 and 2021, the year ended December 31, 2021, Successor 2020 Period, Predecessor 2020 Period, and the year ended December 31, 2019.
($ in thousands)	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Reconciliation of Direct Revenue to Adjusted Direct Revenue
Direct Revenue	$38,757	$27,019	$75,155	$50,196
Adjustments	—	178	—	892
Adjusted Direct Revenue	$38,757	$27,197	$75,155	$51,088
	Successor		Predecessor
($ in thousands)	Year ended December 31, 2021	Period from June 11, 2020 to December 31, 2020	Period from January 1, 2020 to June 10, 2020	Year ended December 31, 2019
Reconciliation of Direct Revenue to Adjusted Direct Revenue
Direct Revenue	$116,031	$49,268	$39,840	$84,000
Adjustments	900	8,194	4	46
Adjusted Direct Revenue	$116,931	$57,462	$39,844	$84,046
Adjusted EBITDA
The primary financial measure we use is Adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. We define Adjusted EBITDA as net income (loss) excluding income tax provision, interest expense, depreciation and amortization, stock-based compensation expense, non-core expenses/losses (gains), including purchase accounting adjustments related to deferred revenue, transaction-related costs, management fees, and interest income from the related party loan to Catapult GP II. Our management uses this measure internally to evaluate the performance of our business and this measure is one of the primary metrics by which our internal budgets are based and by which management is compensated. We exclude the above items as some are non-cash in nature, and others are non-recurring that they may not be representative of normal operating results. This non-GAAP financial measure adjusts for the impact of items that we do not consider indicative of the operational performance of our business. While we believe that this non-GAAP financial measure is useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with GAAP.
The following table presents the reconciliation of net income (loss) to Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021, the year ended December 31, 2021, Successor 2020 Period, Predecessor 2020 Period, and the year ended December 31, 2019.
($ in thousands)	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(4,309)	$1,794	$320	$(3,327)
Interest expense (income), net	3,256	4,489	6,212	10,563
Income tax provision (benefit)	(1,000)	458	253	(675)
Depreciation and amortization	9,092	10,721	18,118	21,826
Transaction-related costs (1)	866	403	1,178	1,143
Litigation related costs (2)	54	558	1,082	1,147
Stock-based compensation expense	12,933	623	13,667	1,142
Management fees (3)	184	181	363	362
Purchase accounting adjustment (4)	—	178	—	892
Other expenses (income) (5)	379	59	551	133
Adjusted EBITDA	$21,455	$19,464	$41,744	$33,206
(1)	Transaction related costs represent legal, tax, accounting, consulting, and other professional fees related to the Merger with Tiga and other potential acquisitions, that are non-recurring in nature.
(2)
Litigation related costs primarily represent external legal fees associated with the outstanding litigation or regulatory matters such as the potential Datatilsynet fine or the CFIUS review of the Business Combination, which are unrelated to Grindr’s core ongoing business operations.

(3)
Management fees represent administrative costs associated with SVH's administrative role in managing financial relationships and providing directive on strategic and operational decisions, which will not continue after the closing of the Merger with Tiga.

(4)	Purchase accounting adjustment includes the effects of the purchase accounting adjustment related to deferred revenue resulting from the June 10, 2020 acquisition.
(5)
Other expenses (income) primarily represents costs incurred from reorganization events that are unrelated to Grindr's core ongoing business operations, including severance and employment related costs for the three months ended June 30, 2022 and 2021 of $0.4 million and $0.1 million, respectively, and for the six months ended June 30, 2022 and 2021 of $0.6 million and $0.1 million, respectively.

	Successor		Predecessor
($ in thousands)	Year ended December 31, 2021	Period from June 11, 2020 to December 31, 2020	Period from January 1, 2020 to June 10, 2020	Year ended December 31, 2019
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$5,064	$(10,959)	$(2,114)	$7,706
Interest expense (income), net	18,698	15,082	(277)	(386)
Income tax provision (benefit)	1,236	(1,958)	(615)	2,441
Depreciation and amortization	43,234	17,639	10,642	27,412
Transaction-related costs (1)	3,854	6,453	691	—
Litigation related costs (2)	1,913	70	902	3,342
Stock-based compensation expense	2,485	916	343	6,780
Management fees (3)	728	444	386	662
Purchase accounting adjustment (4)	900	8,194	—	—
Other expenses (income) (5)	(1,058)	(148)	4,966	2,496
Adjusted EBITDA	$77,054	$35,733	$14,924	$50,453
(1)
Transaction related costs incurred during the year ended December 31, 2021 consist of legal, tax, accounting, consulting, and other professional fees related to the Merger with Tiga and other potential acquisitions, that are non-recurring in nature. Transaction related costs incurred during the combined 2020 Successor and Predecessor period consist of legal, tax, accounting, consulting, and other professional fees related to SVH's indirect acquisition of Grindr from Kunlun in June 2020.

(2)
For the year ended December 31, 2021, litigation related costs primarily represent external legal fees associated with the outstanding litigation or regulatory matters such as the potential Datatilsynet fine or the CFIUS review of the Business Combination, which are unrelated to Grindr’s core ongoing business operations. For the combined 2020 Successor and Predecessor period and year ended December 31, 2020, litigation related costs primarily represent external legal fees associated with the outstanding litigation or regulatory matters such as the CFIUS review of SVH's indirect acquisition of Grindr, which are unrelated to Grindr’s core ongoing business operations.

(3)
Management fees represent administrative costs associated with SVH's administrative role in managing financial relationships and providing directive on strategic and operational decisions, which will not continue after the closing of the Merger with Tiga.

(4)	Purchase accounting adjustment includes the effects of the purchase accounting adjustment related to deferred revenue resulting from the June 10, 2020 acquisition.
(5)
For the year ended December 31, 2021, other expenses (income) primarily represents costs incurred from reorganization events that are unrelated to Grindr's core ongoing business operations, including severance and employment related costs of $0.5 million offset by PPP loan forgiveness income of $1.5 million. For the combined 2020 Successor and Predecessor period, other expenses (income) primarily represents a one-time settlement of $5.5 million related to the outstanding incentive units that were settled upon SVH's indirect acquisition of Grindr. For year ended December 31, 2019, other expenses (income) primarily represents public readiness preparation costs of $1.4 million, as well as restructuring costs of $0.6 million that are unrelated to Grindr's core ongoing business operations.

For the three months ended June 30, 2022 and 2021, Adjusted EBITDA increased by $2.0 million, or 10.3%, which was primarily due to an increase in revenue, which was partially offset by higher operating expenses (excluding one-time, non-recurring, and other expenses, as outlined in the Adjusted EBITDA definition).
For the six months ended June 30, 2022 and 2021, Adjusted EBITDA increased by $8.5 million, or 25.6%, which was primarily due to an increase in revenue, which was partially offset by higher operating expenses (excluding one-time, non-recurring, and other expenses, as outlined in the Adjusted EBITDA definition).
Adjusted EBITDA increased by $26.5 million, or 52.4%, in the year ended December 31, 2021 as compared to the combined Successor 2020 Period and Predecessor 2020 Period, primarily due to an increase in revenue, which was partially offset by higher operating expenses (excluding one-time, non-recurring, and other expenses, as outlined in the Adjusted EBITDA definition). Adjusted EBITDA increased by $0.1 million, or 0.2%, in the combined Successor 2020 Period and Predecessor 2020 Period as compared to the year ended December 31, 2019, primarily due to a decrease in total expenses (excluding one-time, non-recurring, and other expenses, as outlined in the Adjusted EBITDA definition).

Liquidity and Capital Resources
Cash Flows for the Year Ended December 31, 2021 and the period from June 11, 2020 to December 31, 2020 (Successor), the period from January 1, 2020 to June 10, 2020 and the year ended December 31, 2019 (Predecessor)
The following table summarizes our total cash and cash equivalent:
	Successor		Predecessor
($ in thousands)	Year ended December 31, 2021	Period from June 11, 2020 to December 31, 2020	Period from January 1, 2020 to June 10, 2020	Year ended December 31, 2019
Cash and cash equivalents, including restricted cash (as of the end of period)	$17,170	$42,786	$66,454	$47,950
Net cash provided by (used in):
Operating activities	34,430	9,602	16,456	37,973
Investing activities	(3,797)	(264,991)	534	(4,684)
Financing activities	(56,249)	298,175	1,514	—
Net change in cash and cash equivalents	$(25,616)	$42,786	$18,504	$33,289
Cash flows provided by operating activities
Net cash provided by operating activities are primarily dependent on our revenues affected by timing of receipts from subscription and advertising sales. It is also dependent on managing our operating expenses, such as salaries and employee-related costs, selling and marketing expenses, transaction costs, and other general and administrative expenses. We expect to maintain strong operating cash flows given our historical performance. We will continue to invest in the right resources to support longer term profitable growth. Our operating cash flows should continue to cover our operating and financing costs.
During the year ended December 31, 2021, our operations provided $34.4 million of cash, which was primarily attributable to Net Income (Loss) of $5.1 million, increased by $43.2 million in depreciation and amortization and decreased by $2.9 million in other non-cash adjustments. Cash flows provided by operating activities were further decreased by $10.9 million from changes in operating assets and liabilities.
During the combined Successor 2020 Period and Predecessor 2020 Period, our operations provided $26.1 million of cash, which was primarily attributable to Net Income (Loss) of ($13.1) million, increased by $28.4 million in depreciation and amortization and other non-cash add-backs. Cash flows provided by operating activities were further increased by $10.7 million from changes in operating assets and liabilities.
During the year ended December 31, 2019, our operations provided $38.0 million of cash, which was primarily attributable to Net Income (Loss) of $7.7 million, increased by $27.4 million in depreciation and amortization, and further increased by $9.3 million in share-based compensation and other non-cash add-backs. Cash flows provided from operating activities were further decreased by $6.4 million in changes in operating assets and liabilities.
Cash flows used in investing activities
Net cash used in investing activities in the year ended December 31, 2021 consisted of additions to capitalized software of $3.5 million as well as purchases of property and equipment of $0.3 million. We expect our capital investments to increase over time as we further enhance our platform and product. However, historically this has not been significant, as it has primarily comprised capitalized engineering labor costs and computer hardware costs for employees. Other increases could come from potential acquisitions or other platform extensions.
Net cash used in investing activities for the Successor 2020 Period consisted of $263.8 million in cash used to acquire the Predecessor, additions to capitalized software of $1.0 million and purchases of property and equipment of $0.2 million. Net cash used in investing activities for the Predecessor 2020 Period consisted of additions to capitalized software of $1.4 million and purchases of property and equipment of $0.3 million, as well as $2.2 million in proceeds from repayment of promissory notes provided to employees during the year ended December 31, 2019.
Net cash used in investing activities in the year ended December 31, 2019 consisted of additions to capitalized software of $2.3 million, purchases of property and equipment of $0.1 million, as well as $2.2 million in promissory notes provided to employees.

Cash flows (used in) provided by financing activities
Net cash used in financing activities in the year ended December 31, 2021 consisted of $1.4 million in proceeds from exercise of employee stock options, $56.6 million related to principal paydown of our long-term debt as well as $1.0 million in debt issuance costs.
Net cash used in financing activities for the Successor 2020 Period consisted of $192.0 million in new long-term debt raised in June 2020 as well as $3.8 million debt issuance costs, offset by $110.0 million in contributions from members. Net cash provided by financing activities for the Predecessor 2020 Period consisted of $1.5 million in proceeds received from our PPP Loan.
There was no cash provided by or used in financing activities in the year ended December 31, 2019.
Cash Flows for the Six Months Ended June 30, 2022 and 2021
The following table summarizes our total cash and cash equivalents:
($ in thousands)	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Cash, and cash equivalents, including restricted cash (as of the end of period)	$26,940	$42,190
Net cash provided by (used in):
Operating activities	27,836	3,579
Investing activities	(2,176)	(1,295)
Financing activities	(15,890)	(2,880)
Net change in cash and cash equivalents	9,770	(596)
Cash flows provided by (used in) operating activities
Net cash provided by operating activities are primarily dependent on our revenues affected by timing of receipts from subscription and advertising sales. It is also dependent on managing our operating expenses, such as salaries and employee-related costs, selling and marketing expenses, transaction costs, and other general and administrative expenses. We expect to maintain strong operating cash flows given our historical performance. We will continue to invest in the right resources to support longer term profitable growth. Our operating cash flows should continue to cover our operating and financing costs.
For the six months ended June 30, 2022, our operations provided $27.8 million of cash, which was primarily attributable to the net income (loss) of $0.3 million, increased by $18.1 million in depreciation and amortization and increased by $10.4 million in other non-cash adjustments. Cash flows provided by operating activities were further decreased by $1.0 million from changes in operating assets and liabilities.
For the six months ended June 30, 2021, our operations used $3.6 million of cash, which was primarily attributable to the net income (loss) of $(3.3) million, increased by $21.8 million in depreciation and amortization and increased by $87.0 thousand in other non-cash adjustments. Cash flows used in operating activities were further decreased by $14.8 million from changes in operating assets and liabilities.
Cash flows used in investing activities
Net cash used in investing activities for the six months ended June 30, 2022 consisted of additions to capitalized software of $1.9 million and purchases of property and equipment of $0.3 million, which purchases were primarily related to computer hardware for employees. We expect our capital investments to increase over time as we further enhance our platform and product. However, historically, this has not been significant, as it has primarily comprised capitalization of engineering labor costs and computer hardware costs for employees. Other increases could come from potential acquisitions or other platform extensions.
Net cash used in investing activities for the six months ended June 30, 2021 consisted of additions to capitalized software of $1.2 million and purchases of property and equipment of $0.1 million.

Cash flows used in financing activities
Net cash used in financing activities for the six months ended June 30, 2022 consisted of $1.0 million in proceeds from exercise of employee stock options as well as $60.0 million proceeds from issuance of debt, offset by $75.0 million in cash dividends paid, $1.0 million in debt issuance costs, and $1.0 million related to principal paydown of our long-term debt.
Net cash used in financing activities for the six months ended June 30, 2021 consisted of $1.0 million debt issuance costs and $1.9 million related to principal paydown of our long-term debt.
Financing Arrangements
Through June 30, 2022, Grindr completed the following transactions:
Deferred Payment
In June 2020, as part of SVH’s indirect acquisition of approximately 98.6% interest in Grindr (and its subsidiaries) from Kunlun, SV Acquisition agreed to pay what, after adjustments provided for in the acquisition agreement, amounted to a $230.0 million deferred consideration payment liability to Kunlun, payable on the second and third anniversary of the closing date (the “Deferred Payment”). In connection with the acquisition, SV Acquisition assigned the obligations for the Deferred Payment to Grindr, and subsequently, through a series of assumption agreements, SV Acquisition re-assumed the obligations for the Deferred Payment. In June 2022, Grindr declared and then paid a distribution of $83.3 million to its members, including an affiliate of SV Acquisition, on a pro rata basis. Grindr paid this distribution in June and July 2022. SV Acquisition’s affiliate, SV Group Holdings, received its ratable share of this distribution, being $75.0 million, and distributed that amount through intermediate holding companies to SV Acquisition, which then paid such amount to Kunlun in partial satisfaction of the Deferred Payment obligation, thereby reducing such obligation to $155.0 million. The cash transfer to Kunlun was effected by Grindr at the instruction of SV Group Holdings. Substantially simultaneously with Closing, we expect the Deferred Payment obligation will be fully repaid. For further information on the Deferred Payment, refer to Note 3 of Grindr’s historical audited financial statements for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus.
Fortress Credit Corp. Loan
On June 10, 2020, Grindr Gap LLC (f/k/a San Vicente Gap LLC), Grindr Capital LLC (f/k/a San Vicente Capital LLC), the Successor and Fortress Credit Corp. (“Fortress”) entered into a credit agreement (the “Credit Agreement”), which permitted the Successor to borrow up to $192.0 million through a senior secured credit facility. The Successor used such proceeds to pay part of the total purchase consideration for the acquisition. The Successor and Fortress entered into Amendment No. 2 to the Credit Agreement on June 13, 2022, which permitted the Successor to borrow an additional $60.0 million through several supplemental term loans (the “Supplemental Term Loans”). The full amount of the Supplemental Term Loans was drawn on June 13, 2022. Amounts paid or repaid in respect of the Supplemental Term Loans may not be reborrowed. The proceeds of the Supplemental Term Loans were used by the Successor to fund a restricted payment permitted under the Credit Agreement to Kunlun in partial satisfaction of the Deferred Payment and to pay fees and other transaction costs incurred in connection with such payment (the “Supplemental Term Loan Payment”). New Grindr intends to refinance the senior secured credit facility prior to the consummation of the Business Combination.
Borrowings under the Credit Agreement are collateralized by the capital stock and assets of certain wholly-owned subsidiaries of the Successor. The Successor’s obligation under the Credit Agreement is guaranteed by certain of the Successor’s wholly-owned subsidiaries. Borrowings under the Credit Agreement are payable in full on June 10, 2025 with mandatory principal repayments beginning in the first quarter of 2021. Mandatory repayments are equal to 0.5% of the original principal amount of the Credit Agreement. The Successor is also required to make mandatory prepayments of the Credit Agreement, commencing with the Successor 2020 Period, equal to a defined percentage rate (determined based on the Company’s leverage ratio) of excess cash flows. Borrowings under the Credit Agreement are index rate loans or LIBOR loans, at the Successor’s discretion. Index rate loans bear interest at the index rate plus applicable margin based on the consolidated total leverage ratio, or 7.0%. LIBOR loans bear interest at LIBOR plus an applicable margin based on the consolidated total leverage ratio, or 8.0%.
The Credit Agreement also required the Successor to make a lump-sum principal repayment in the amount equal to $48.0 million plus related accrued interest on or before February 28, 2021. This repayment date was amended to

November 30, 2021 based on an amendment to the Credit Agreement entered into on February 25, 2021. In addition to the mandatory repayment, the Successor was required to pay a premium of 10.0% of the principal repayment, or $4.8 million together with the mandatory lump-sum principal repayment. In addition, certain restricted payments, including restricted payments made by the Successor and the Supplemental Term Loan, are permitted under the Credit Agreement.
The obligations under the Credit Agreement are subject to automatic acceleration upon a voluntary or involuntary bankruptcy event of default, and are subject to acceleration at the election of the lenders upon the continuance of any other event of default, including a material adverse change in the business, operations or conditions of the Company. Failure by SV Acquisition or its affiliates to pay any part of the Deferred Payment within ten (10) business days of Kunlun’s notice of default to SV Acquisition or its affiliates will be deemed an event of default under the terms of the Credit Agreement. A default interest rate of an additional 2.0% per annum will apply on all outstanding obligations during the occurrence and continuance of an event of default. If an event of default occurs on or prior to June 10, 2022, an additional premium will be charged equal to all unpaid interest that would have accrued until the date that is 24 months after the inception of the Credit Agreement. The Credit Agreement includes restrictive non-financial and financial covenants, including the requirement to maintain a total leverage ratio no greater than 4.75:1.00 prior to and through March 31, 2022, and no greater than 3.25:1.00 thereafter.
The carrying value includes the outstanding principal amount and accretion of prepayment premium, less unamortized debt issuance costs.
The fair values of the Successor’s Credit Agreement balances were measured by the discounted cash flow method or comparing their prepayment values and observable market data consisting of interest rates of interest rates based on similar credit ratings, which the Company classifies as a Level 2 input within the fair value hierarchy. The estimated fair value of the Credit Agreement balances as of June 30, 2022, December 31, 2021 and December 31, 2020 is $188,358, $142,963, and $200,640, respectively.
Contractual obligations and contingencies
Our principal commitments consist of obligations under operating leases for equipment and office space. See Note 12 to Grindr's audited consolidated financial statements, included elsewhere in this proxy statement/prospectus for additional information.
Off-balance sheet arrangements
Other than the items described above, we have no significant off-balance sheet arrangements.
Quantitative and qualitative disclosures about market risk
Foreign currency exchange risk
Foreign currency exchange gains and losses included in our income for the three and six months ended June 30, 2022 and 2021 are losses of $29.9 thousand, gains of $18.1 thousand, losses of $28.1 thousand and gains of $34.4 thousand, respectively, and are included in “Other income (expense), net” on our consolidated statements of operations. The impact of changes in foreign currency exchange rates on overall earnings has generally not been significant.
Historically, we have not hedged any foreign currency exposures. Our continued international expansion increases our exposure to exchange rate fluctuations and as a result such fluctuations could have a significant impact on our future results of operations.
Interest rate risk
Our cash and cash equivalents consist primarily of bank deposits. Changes in U.S. interest rates affect the interest earned on the cash and cash equivalents and marketable securities, and the market value of those securities. We had borrowings outstanding with a carrying value of $195.7 million, net of $3.5 million unamortized debt issuance costs as of June 30, 2022. Borrowings are Index Rate Loans or LIBOR Rate Loans, which accrue interest at a variable rate. The interest rates in effect were 9.5% for all periods, based on the LIBOR Rate plus 8.0%. A hypothetical 100 basis point increase or decrease would not have a material effect on the interest expense for the periods presented.

Critical Accounting Policies and Estimates
The following disclosure is provided to supplement the descriptions of our accounting policies contained in Note 2 to our audited consolidated financial statements in regard to significant areas of judgment. Our management is required to make certain estimates, judgments, and assumptions during the preparation of its consolidated financial statements in accordance with GAAP. These estimates, judgments, and assumptions impact the reported amount of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities as of the date of the consolidated financial statements. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our consolidated financial statements than others. What follows is a discussion of some of our more significant accounting policies and estimates.
Unit-based and Stock-based Compensation
We have granted unit options (Successor periods), restricted unit awards (Successor periods), and restricted stock awards (“RSA”) (Predecessor periods) to employees that vest based solely on continued service, or service conditions. The fair value of each option award containing service conditions is estimated on the grant date using the Black-Scholes option-pricing model. The fair value of each RSA containing service conditions is estimated at the grant date based on the fair value of our common stock.
On August 13, 2020, the Board of Managers of the Successor, approved the adoption of the 2020 Equity Incentive Plan (the “2020 Plan”), which permits the grant of incentive and unit options, restricted units, stock appreciation rights and phantom units of the Successor.
There were 6,522,685 Series X ordinary units and 1,522,843 Series Y preferred units authorized in the 2020 Plan. There were no changes to the authorized number of units in the Successor period. As of June 30, 2022, there were 3,195,618 Series X ordinary units and 1,522,843 Series Y preferred units available for grant under the 2020 plan. As of December 31, 2021 and December 31, 2020, there were 2,780,223 and 3,998,480 Series X ordinary units, respectively, and 1,522,843 and 1,522,843 Series Y preferred units, respectively, available for grant under the 2020 Plan. The Company accounts for unit-based compensation related to service-based and performance-based Series P Units issued by San Vicente Equity Joint Venture LLC (“SVEJV”), a related party and an indirect subsidiary of SV Acquisition, to Catapult Goliath LLC.
Employees, consultants and non-employee directors who provide substantial services to the Successor are eligible to be granted unit option awards under the 2020 Plan. Generally, unit options vest 25% on the first anniversary of the vesting commencement date and then quarterly thereafter for 12 quarters, or pursuant to another vesting schedule as approved by the Board and set forth in the option agreement. Unit options have a maximum term of seven years from the date of grant.
The Predecessor also granted incentive unit awards that vest upon both a specific period of continued employment and upon a triggering event (as defined in the 2016 Plan of the Predecessor as change of control, or an initial public offering. The Predecessor recognized stock-based compensation expense and the liability related to the cash settlement of the incentive units when the service-based criteria was met and when the triggering event was deemed probable which was determined to be when it occurred.
Determining the fair value of service-based unit and stock-based awards at the grant date requires judgment. Our use of the Black-Scholes option-pricing model requires the input of subjective assumptions, such as the fair value of the common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates, the expected dividend yield of our common stock, and the expected term option holders will retain their vested awards before exercising them. The assumptions used in our valuation models represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future.
The estimated fair value of the performance-based profit units awards is determined using the Black-Scholes valuation model which approximated the option pricing model valuation model. Performance-based profit units require management to make assumptions regarding the likelihood of achieving the Successor’s performance goals and the Successor recognizes compensation expense when the likelihood of the achievement of the performance-

based criteria is probable, using an accelerated attribution method. Forfeitures are recognized as they occur. For further information on the modification of Series P units, refer to Note 10 of Grindr’s unaudited financial statements for each of the three and six months ended June 30, 2022 and 2021 included elsewhere in this proxy statement/prospectus.
In addition, given the absence of a public trading market, the Predecessor’s Board of Directors and the Successor’s Board of Managers, along with management, exercise reasonable judgment and considered numerous objective and subjective factors to determine the fair value of our common stock including, but not limited to: (i) contemporaneous valuations performed by an independent valuation specialist (ii) our operating and financial performance (iii) issuances of preferred and ordinary units (iv) the valuation of comparable companies; (v) current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering and (vi) the lack of marketability of its common stock.
Goodwill and Indefinite-lived Intangible Assets
Goodwill and indefinite-lived intangible assets have been recorded in our consolidated financial statements as a result of the acquisition by SV Acquisition. Goodwill represents the excess of the purchase price in a business combination over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed.
We assess goodwill for impairment based on our one reporting unit and indefinite-lived intangible assets on an annual basis in the fourth quarter, and if events or circumstances indicate that the reporting unit’s fair value or indefinite-lived intangible assets fair value may be less than their carrying value. Goodwill and indefinite-lived intangible assets are tested for impairment by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit and the indefinitely-lived intangible assets is less than their carrying value. If the reporting unit and the indefinite-lived intangible assets do not pass the qualitative assessment or it is determined that it is more-likely-than-not that there may be an impairment, then a quantitative assessment is performed to compare the carrying values to their fair value. An impairment exists when the carrying values exceed their fair values. Certain future events and circumstances, including deterioration of market conditions, higher cost of capital, or a decline in actual and expected customer demands, could result in changes to the assumptions and judgments for the qualitative impairment assessment. No impairment was recorded for any of the periods presented for both the Successor and the Predecessor.
Recently Issued and Adopted Accounting Pronouncements
For a discussion of recent accounting pronouncements, see Note 2 to Grindr’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

MANAGEMENT OF NEW GRINDR FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information concerning the persons who are anticipated to be the directors and executive officers of New Grindr upon Closing as of    , 2022.
Name	Age	Position
Executive Officers and Director
George Arison	44	Chief Executive Officer, Director nominee
Vandana Mehta-Krantz	54	Chief Financial Officer
Austin “AJ” Balance	35	Chief Product Officer
Non-Employee Directors
G. Raymond Zage, III	52	Director nominee
James Fu Bin Lu	40	Chairperson, Director nominee
J. Michael Gearon, Jr.	57	Director nominee
Daniel Brooks Baer	45	Director nominee
Meghan Stabler	58	Director nominee
Gary I. Horowitz	65	Director nominee
Maggie Lower	46	Director nominee
Nathan Richardson	51	Director nominee
Executive Officers
George Arison. Upon consummation of the Business Combination, Mr. Arison will serve as the Chief Executive Officer and director of New Grindr. Mr. Arison will serve as the Chief Executive Officer of Grindr from October 2022. Mr. Arison has served as Chief Executive Officer of Shift Technologies, Inc. (“Shift Technologies”) (Nasdaq: SFT), and its predecessor company, Shift Platform, Inc. (“Shift Platform”), from December 2013 to September 2022. Mr. Arison has served as Founder, Chairman and Director of Shift Technologies since October 2020 and Founder and Director of Shift Platform from December 2013 to October 2020. Prior to co-founding Shift Platform, Inc., he served in various positions at Google from 2010 to 2013, most recently as a product manager. From 2007 to 2010, he co-founded Taxi Magic (now known as Curb, acquired by Verifone). From 2005 to 2007 he worked for Boston Consulting Group. Mr. Arison has been an investor in numerous startups, including Shipper, Carrot, Eden, Fathom, AutoLeap, Pulsar AI (acquired by Impel), Zero (acquired by Avant), TravelBank (acquired by U.S. Bank), Fyusion (acquired by Cox Automotive) and Omni (acquired by Coinbase). He is a Co-Founder and member of the board of directors of Belong Acquisition Corp., a blank check company. Prior to his business career, Mr. Arison was a policy analyst and ran a political campaign in Georgia, the country of his birth, about which he wrote Democracy and Autocracy in Eurasia: Georgia in Transition. Mr. Arison received a bachelor’s degree from Middlebury College. We believe that Mr. Arison’s extensive experiences in numerous startups and his corporate expertise as the Chief Executive Officer of Shift Technologies, Inc. qualify him to serve as the Chief Executive Officer and a director of New Grindr.
Vandana Mehta-Krantz. Upon consummation of the Business Combination, Ms. Mehta-Krantz will serve as the Chief Financial Officer of New Grindr. Ms. Mehta-Krantz will serve as the Chief Financial Officer of Grindr from September 2022. Prior to joining Grindr, Ms. Mehta-Krantz was the Chief Financial Officer of Passport Labs, Inc., a transportation software and payments company, from August 2021 to August 2022. Ms. Mehta-Krantz served as the Chief Financial Officer of Masterclass (Yanka Industries, Inc.), an e-learning streaming platform, from December 2020 to September 2021. From September 2017 to September 2020, Ms. Mehta-Krantz was the Chief Financial Officer of Disney Streaming Services, a media company, during the preparation and successful launch of the highly anticipated Disney+ video streaming business. In that role, Ms. Mehta-Krantz was responsible for scaling the technology and business functions globally, implementing the systems and processes to handle the new business line, planning and forecasting subscriber counts and financial results by country, as well as developing and publishing the operating metrics to run the business. Ms. Mehta-Krantz was also the Chief Financial Officer and a board member for Bamtech Media, a media company, which launched ESPN+, from September 2017 to August 2020. Previously, Ms. Mehta-Krantz held three different divisional chief financial officer roles at Thomson Reuters, a media company, from 2007 to 2016, including the Chief Financial Officer of Reuters Media, the Chief Financial Officer of Institutional Equities and the Chief Financial Officer of Wealth Management division. Prior to 2007, Ms. Mehta-Krantz held positions at PricewaterhouseCoopers, Merrill Lynch, Morgan Stanley and Credit Suisse. Ms. Mehta-Krantz has been an independent director of Skillz Inc. since 2020. Ms. Mehta-Krantz qualified for the Chartered Accountancy designation in Canada in 1990 and the Chartered Financial Analyst designation in 1997. Ms. Mehta-Krantz received a bachelor’s degree in mathematics from the University of Waterloo in Canada.

Austin “AJ” Balance. Upon consummation of the Business Combination, Mr. Balance will serve as the Chief Product Officer of New Grindr. Mr. Balance has served as the Chief Product Officer of Grindr since December 2021. Prior to joining Grindr, Mr. Balance was the lead product manager of the Driving Team at Uber Technologies, Inc., a transportation technology company that offers services through mobile applications and websites, where he worked from September 2016 to December 2019, and the co-Founder and Chief Executive Officer of Dispatcher, Inc., a logistics technology platform for long-haul truckers and freight shippers, from November 2013 to August 2016. Prior to that, Mr. Balance was a product manager at Gigwalk, a software solutions company, from 2011 to 2013 and an analyst in corporate strategy and business development at The Walt Disney Company, a multinational entertainment and media conglomerate, from 2009 to 2011. Mr. Balance received an MBA from the Stanford Graduate School of Business and a bachelor’s degree from Stanford University.
Non-Employee Director Nominees
G. Raymond Zage, III. Upon consummation of the Business Combination, Mr. Zage will serve as a member of the New Grindr Board. Mr. Zage is a Founder and has served as a director, CEO and Chairman of Tiga since July 2020 and as the CEO of Tiga Investments Pte. Ltd. since November 2017. Mr. Zage is also the Chairman and CEO of Tiga Acquisition Corp since July 2020. In April 2021, he also joined the board of directors of EDBI Pte Ltd, which is the fund management company for EDB Investment Pte Ltd, the independent equity investment arm of Singapore’s Economic Development Board. Prior to August 2018, Mr. Zage was managing director and CEO of Farallon Capital Asia Pte Ltd, which invests capital on behalf of Farallon Capital Management LLC, where he was a partner. Mr. Zage joined Farallon Capital Management LLC in March 2000 and in 2002 set up and ran Farallon Capital Asia Pte Ltd (also previously known as Noonday Asset Management Asia Pte Ltd). Prior to joining Farallon, Mr. Zage was a Vice President at Goldman Sachs (Singapore) Pte Ltd in the Investment Banking Division having also worked for Goldman Sachs in New York and Los Angeles. Mr. Zage continues to serve as a part-time senior advisor at Farallon and he is also a member of the board of directors of Toshiba Corporation and Whitehaven Coal Limited as well as a member of the Board of Commissioners of PT Lippo Karawaci Tbk. Mr. Zage received his bachelor of science degree in Finance and Accounting from the University of Illinois, Urbana-Champaign in 1992. Mr. Zage’s qualifications to serve on our board include nearly three decades of investment experience in public and private debt, public and private equity and real estate across a wide variety of industries and geographies, and his strategic vision and experience as a board member of public and private companies in a wide variety of industries. Mr. Zage provides high-value added services to our board of directors and has sufficient time to focus on the Company.
James Fu Bin Lu. Upon consummation of the Business Combination, Mr. Lu will serve as a member of the New Grindr Board. Mr. Lu has served as Grindr’s Chairperson since June 2020. Mr. Lu has served as a Director, the Chairman and the Chief Executive Officer of Life Concepts Holdings Limited, an investment company mainly engaged in restaurant operations, since October 2018. Mr. Lu has also served as a Director of Fusion Media Limited, an Internet publishing company, since February 2021, and a Director of Global Commerce Technology Limited, a software development company, since February 2022.Mr. Lu previously served as the Global Head of Amazon Marketing Services (now Amazon Advertising), the advertising branch of Amazon.com, Inc., a technology company that focuses on e-commerce, cloud computing and digital streaming company, from 2011 to 2015, and served as the Vice President of content ecosystems at Baidu, Inc., a technology company specializing in Internet-related services and products and artificial intelligence, from 2015 to 2017. In 2006, Mr. Lu founded Yoolin, a social network, and served as its Chief Executive Officer from 2006 to 2007. Mr. Lu was a founding member and the director of product management at Chegg, Inc., a textbook rental company, from 2007 to 2011. Mr. Lu received a master’s degrees in Electrical Engineering and Computer Science, and graduated summa cum laude, from the University of Michigan. We believe Mr. Lu’s business experience, technical knowledge and experience in the social network industry qualify him to serve as the Chairperson and a director of New Grindr.
J. Michael Gearon, Jr. Upon consummation of the Business Combination, Mr. Gearon will serve as a member of the New Grindr Board. Mr. Gearon has been the Founder, Chairman and the Chief Executive Officer of 28th Street Ventures since March 2007. Mr. Gearon previously served as Chairman of Pan Asia Tower, a wireless communications and broadcast infrastructure company, from 2013 to November 2019. Mr. Gearon served as the Chairman Advisor at PT Serana Menara Nusantara Tbk, the largest tower telecommunication company in the Republic of Indonesia, from 2007 to 2016, and as the Vice Chairman of American Tower Corp, an owner and operator of cell towers, from 2002 to 2007 and as a Director on the board of directors of the same company from 1998 to 2003. Mr. Gearon also co-founded the American Tower Corp.’s international business in 1999 and served as a Director of TV Azteca S.A. de C.V., a television network, from 1999 to 2003. Mr. Gearon was named Ernst &Young USA Today Entrepreneur of the Year in 1997. He has been a part owner of the National Basketball Association’s Atlanta Hawks since 2004 and the co-owner of the National Hockey League’s Atlanta Thrashers from 2003 to 2010. He served as the Governor of Atlanta Hawks from 2005 to 2009, and also acted as the Co-Managing Partner of, and a member of the board of directors of, the Atlanta Hawks from 2004 to 2015. Mr. Gearon received a bachelor’s degree, cum laude, in Inter-Disciplinary Studies from Georgia State University. We believe Mr. Gearon’s extensive experience in the technology industry and his experience as an executive and director qualify him to serve as a director of New Grindr.
Daniel Brooks Baer. Upon consummation of the Business Combination, Mr. Baer will serve as a member of the New Grindr Board. Mr. Baer is a senior vice president for policy research at the Carnegie Endowment for International Peace. He was Executive Director of the Colorado Department of Higher Education from May 2018 to February 2019. He previously served as the United States Ambassador to the Organization for Security and Co-operation in Europe from September 2013 to January 2017. Prior to that, he served as the Deputy Assistant Secretary of State for the Bureau of Democracy, Human Rights, and Labor from 2009 to 2013. Prior to that, he was an Assistant Professor of Strategy, Economics, Ethics and Public Policy at the McDonough School of Business at Georgetown University from 2008 to 2009. He was also a Faculty Fellow at Harvard University’s Safra Center for Ethics. Prior to that, he was a project leader at Boston Consulting Group, a management consulting firm, from 2004 to 2007. Mr. Baer received a bachelor of arts degree in Social Studies and African American Studies from Harvard University. He was also a Marshall Scholar at Oxford University, where he earned a master’s degree and doctoral degree in International Relations. We believe Mr. Baer’s political and educational experiences qualify him to serve as a director of New Grindr.
Meghan Stabler. Upon consummation of the Business Combination, Ms. Stabler will serve as a member of the New Grindr Board. Ms. Stabler has been the Senior Vice President of BigCommerce Pty Ltd. (NASDAQ: BIGC), a leading software-as-a-service (SaaS) ecommerce platform that empowers merchants of all sizes to build, innovate and grow their business online, since March 2022 and was previously the Vice President of Global Product Marketing, Communications and International Marketing at BigCommerce, Inc. from December 2018 to March 2022. She was a board member of Lamba Legal, a civil rights organization, from March 2021 to December 2021, and she has been a board member of Kaleido Health Solutions, Inc., a mHealth/Telehealth application development company, since January 2021. She has also been the Super Delegate Appointed Platform Committee member and Party Leader and Elected Official for the Democratic National Committee since January 2020. Ms. Stabler has also been a member of the board of directors for the Democratic Majority for Israel, an advocacy group, since January 2019. She has been a member of the board of directors of Planned Parenthood Federation of America, a nonprofit organization that provides reproductive healthcare, since May 2019. Ms. Stabler was also a member on the board of directors of Athlete Ally, a nonprofit LGBTQ+ athletic advocacy group, from 2015 to January 2017. Ms. Stabler previously served on the Board of Advisors of Segall Bryant & Hamill, an investment firm, from 2014 to February 2020. Prior to that, she was a Senior Advisor of Product Lifecycle Management and Product Management, Vice President of Product Management and Marketing and Vice President of Strategic Solutions and Product Marketing at CA Technologies, a Broadcom company, from 2010 to November 2018. She was also a member on the board of directors for the Human Rights Campaign, an LGBTQ+ advocacy group and political lobbying organization, from 2009 to October 2017. She was also an advisory member to President Obama’s National LGBT Policy Committee from 2008 to 2016, and served on the National Business Advisory Council for the Human Rights Campaign from 2008 to April 2020. She was a member of the board of directors of the AIDS Foundation Houston, Inc., a nonprofit organization, from 2007 to 2011. She was also a Vice President of Product Management and Marketing for BMC Software, Inc., an information technology services and consulting company, from 2003 to 2010. We believe Ms. Stabler’s business and marketing expertise, her LGBTQ+ advocacy experiences and her prior service as a director qualify her to serve as a director of New Grindr.
Gary I. Horowitz. Upon consummation of the Business Combination, Mr. Horowitz will serve as a member of the New Grindr Board. Mr. Horowitz has been a partner in the corporate department at Simpson Thacher & Bartlett LLP since 1989, and joined the firm in 1982. He was also the President of Miracle House, a nonprofit organization, from 2004 to 2007. Mr. Horowitz received his bachelor of science degree in Industrial and Labor Relations from Cornell University. He also received his juris doctor degree from the Columbia Law School, where he was an editor on the Columbia Law Review. We believe Mr. Horowitz’s extensive legal experience qualify him to serve as a director of New Grindr.
Maggie Lower. Upon consummation of the Business Combination, Ms. Lower will serve as a member of the New Grindr Board. Ms. Lower has been the Chief Marketing Officer of Hootsuite Media Inc., a social media management platform, since July 2021. She has served as a Strategic Advisor to Clu, a recruitment software company, since March 2022. She has also served as a Senior Board Advisor to Scoperta, a digital wine and consumer business, and Simon Data, Inc., a customer data platform, since February 2021. She has also served as a Senior Board Advisor to DealEngine, Inc., a startup analytics company, since September 2020. Prior to that, she was the Chief Marketing Officer of Cision US Inc., a provider of media software and services, from July 2020 to June 2021, and the Senior Vice President and Chief Marketing Officer at TrueBlue Inc., a staffing and workforce management company, from January 2018 to July 2020. Prior to that, she served as an Executive Vice President of Marketing at Alight Solutions, LLC, a cloud-based provider of integrated digital human capital and business solutions, which was previously part of Aon PLC and spun off to Blackstone Group LP, from May 2017 to November 2017. Ms. Lower was also a Senior Vice President and Head of Global Marketing at Aon PLC, a professional services firm, from July 2012 to May 2017. She previously served as the Director and Senior Vice President and Client and Business Management Executive at Bank of America, an investment bank and financial services company, from June 2011 to July 2012. She was a Director and Senior Vice President and Head of Investment Infrastructure, Analytics and Client Reporting at Bank of America Merrill Lynch Retirement & Philanthropic Services from 2007 to 2011. Ms. Lower received her bachelor of arts degree in History and graduated cum laude from Hamilton College. She also holds an M.B.A. from Northwestern University, Kellogg School of Management. We believe Ms. Lower’s extensive experience in the financial industry and her experience as an executive qualify her to serve as a director of New Grindr.
Nathan Richardson. Upon consummation of the Business Combination, Mr. Richardson will serve as a member of the New Grindr Board. Mr. Richardson was an Executive Vice President at Red Ventures from August 2019 until October 2021. Mr. Richardson is the co-Founder of Trading Ticket, Inc., a financial technology company, and served as its Chief Executive Officer from April 2014 to August 2019. He is also the co-Founder of Waywire, a video sharing website, and served as its Chief Executive Officer from April 2012 to August 2013. Prior to that he was a Senior Vice President and General Manager at Dow Jones Online at Dow Jones & Company, Inc., a publishing firm, from 2005 to 2006. Prior to that he was the President of Gilt City, Inc., a subsidiary of Gilt Groupe Inc., which is an online shopping and lifestyle website, from 2009 to 2012. Mr. Richardson worked at Yahoo Inc. from 2000 to 2005, most recently as a General Manager in its finance division. Prior to that, he served as a Global Emerging Markets Management Associate at Citigroup Inc., an investment bank and financial services company, from1998 to 1999. Mr. Richardson also previously served as a director of Caribe Media, Inc. from 2011to 2019. Mr. Richardson served as a director of Pyxus (NYSE: Pyx) from February 2019 to August 2020. Mr. Richardson received his bachelor of science degree in Business from Babson College. Mr. Richardson holds an M.B.A. from Georgetown University. We believe Mr. Richardson’s extensive experience in the finance and commerce industries and his experience as an executive qualify him to serve as a director of New Grindr.
Family Relationship
There are no family relationships among our directors and executive officers.
Corporate Governance
Composition of the Board of Directors
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the New Grindr Board to satisfy its oversight responsibilities effectively in light of its business and structure, the New Grindr Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
In accordance with the terms of the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, the New Grindr Board may establish the authorized number of directors from time to time by resolution. The New Grindr Board will consist of nine (9) members upon the consummation of the Business Combination. Each director shall be nominated for a one (1) year term to be elected at the subsequent annual meeting of the shareholders following the effectiveness of the Proposed Certificate of Incorporation. At each succeeding annual meeting of the shareholders of New Grindr, beginning with the first annual meeting of the shareholders of New Grindr following the effectiveness of the Proposed Certificate of Incorporation, each of the successors elected to replace the directors whose term expires at that annual meeting shall be elected for a one-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.
Director Independence
As a result of New Grindr’s common stock being listed on NYSE following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the Business Combination, the New Grindr Board expects to undertake a review of the independence of the individuals named above. Prior to the consummation of the Business Combination, the New Grindr Board will vote as to whether each of G. Raymond Zage, III, James Fu Bin Lu, J. Michael Gearon Jr., Daniel Brooks Baer, Meghan Stabler, Gary I. Horowitz, Maggie Lower and Nathan Richardson qualifies as “independent” as defined under the applicable NYSE rules. The listing standards of NYSE define an “independent director” as an individual who the board of directors affirmatively determines has no material relationship with the company, either directly or as an officer, partner or shareholder of a company that has a relationship with the company. Further, the NYSE Listed Company Manual warns that boards making independence determinations should “broadly consider all relevant facts and circumstances.” Additionally, audit committee members must meet certain criterion as defined for audit committee members under NYSE listing standards and the rules and regulations of the SEC.
Committees of the Board of Directors
The New Grindr Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. New Grindr will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.
In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of New Grindr’s committee charters will be posted on its website, investors.grindr.com, as required by applicable SEC and NYSE rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.
Audit Committee
We anticipate the audit committee of New Grindr’s board of directors will be appointed promptly following the Closing, and that each member appointed will qualify as an independent director according to the rules and regulations of the SEC and NYSE with respect to audit committee membership. Each member of the audit committee shall be financially literate and the committee shall also include “audit committee financial expert” as defined in the applicable SEC rules.
Both New Grindr’s independent registered public accounting firm and management periodically will meet privately with New Grindr’s audit committee.
The audit committee’s responsibilities will include, among other things:
•	appointing, compensating, retaining, evaluating, terminating and overseeing New Grindr’s independent registered public accounting firm;
•	discussing with New Grindr’s independent registered public accounting firm their independence from management;
•	reviewing with New Grindr’s independent registered public accounting firm the scope and results of their audit;
•	pre-approving all audit and permissible non-audit services to be performed by New Grindr’s independent registered public accounting firm;
•
overseeing the financial reporting process and discussing with management and New Grindr’s independent registered public accounting firm the interim and annual financial statements that New Grindr’s files with the SEC;

•	reviewing and overseeing compliance with certain of New Grindr’s policies applicable to directors and employees, including, among other things, the Related Persons Transaction Policy;
•	reviewing and monitoring New Grindr’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee
We anticipate the compensation committee of New Grindr’s board of directors will be appointed promptly following the Closing, and that each member appointed will qualify as an independent director according to the rules and regulations of the SEC and NYSE with respect to compensation committee membership. The compensation committee’s responsibilities include, among other things:
•	reviewing, overseeing, modifying and approving the overall compensation strategy and policies for New Grindr;
•	reviewing and approving the compensation of the Chief Executive Officer;
•	making recommendations to the New Grindr Board regarding the compensation of New Grindr’s senior management and directors;
•	appointing and overseeing any compensation consultants;
•	reviewing and approving certain of New Grindr’s policies applicable to directors, including, among other things, the Non-Employee Director Compensation Policy;
•	reviewing and approving or making recommendations to the New Grindr Board regarding New Grindr’s incentive compensation and equity-based plans and arrangements; and
•	reviewing and establishing appropriate insurance coverage for New Grindr’s directors and officers.
Nominating and Governance Committee
The primary purposes of the nominating and governance committee of the New Grindr Board will be to assist the New Grindr Board in:
•	identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors;
•
identifying members of the board of directors qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee;

•	reviewing and recommending to the New Grindr Board the compensation program for the New Grindr Board’s non-executive directors;
•	reviewing and recommending to the board of directors corporate governance principles applicable to New Grindr;
•	overseeing the evaluation and performance of the New Grindr Board and management;
•	reviewing and overseeing compliance with certain of New Grindr’s policies applicable to directors, including, among other things, the Code of Business Conduct and Ethics;
•	overseeing legal, regulatory and public policy matters material to New Grindr, particularly with respect to matters that could have a significant reputational impact on New Grindr; and
•	handling such other matters that are specifically delegated to the committee by the New Grindr Board from time to time.
We anticipate the nominating and governance committee of New Grindr’s board of directors will be appointed promptly following the Closing, and that each member appointed will qualify as an independent director according to the rules and regulations of the SEC and NYSE with respect to nominating and governance committee membership.
Code of Ethics
New Grindr will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics will be available on New Grindr’s website,    . New Grindr intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its Code of Business Conduct and Ethics on its website. In addition, New Grindr intends to post on its website all disclosures that are required by law or the listing standards of NYSE concerning any amendments to, or waivers from, any provision of the code. The reference to the New Grindr website address does not constitute incorporation by reference of the information contained at or available through New Grindr’s website, and you should not consider it to be part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of New Grindr’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Grindr, that has one or more executive officers serving as a member of the New Grindr Board.
Non-Employee Director Compensation
The Nominating and Governance Committee of the Board of Directors has the primary responsibility for approving and evaluating non-employee director compensation arrangements, which have been designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of New Grindr common stock to further align the interests of New Grindr’s non-employee directors with those of New Grindr’s shareholders.
The New Grindr Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New Grindr is able to recruit and retain qualified directors. Upon the consummation of the Business Combination, New Grindr will adopt a director compensation program that is designed to align compensation with its business objectives and the creation of shareholder value, while enabling New Grindr to attract, retain, incentivize and reward directors who contribute to the long-term success of New Grindr.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, will limit a director’s or an officer’s liability to the fullest extent permitted under the DGCL. The DGCL provides that, if provided in the certificate of incorporation as we have done, directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•	for any transaction from which the director derives an improper personal benefit;
•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	for any unlawful payment of dividends or redemption of shares; or
•	for any breach of a director’s or an officer’s duty of loyalty to the corporation or its shareholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the Proposed Bylaws provide that New Grindr will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, New Grindr will enter into separate indemnification agreements with its directors and officers, the form of which is attached hereto as Annex J. These agreements, among other things, require New Grindr to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.
New Grindr plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers.
Grindr believes these provisions in the Proposed Certificate of Incorporation, Proposed Bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

EXECUTIVE COMPENSATION
Throughout this section, unless otherwise noted, “we,” “us,” “our,” “the Company” and similar terms refer to Grindr and its subsidiaries prior to the consummation of the Business Combination, and to New Grindr and its subsidiaries after the Business Combination. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.
Grindr’s named executive officers for the year ended December 31, 2021, consisting of its principal executive officer and its only other two executive officers who were serving in such capacity as of December 31, 2021, were:
•	Jeffrey C. Bonforte, Chief Executive Officer;
•	Gary C. Hsueh, Chief Financial Officer; and
•	Austin “AJ” Balance, Chief Product Officer.
Messrs. Bonforte and Hsueh will step down from their roles as Chief Executive Officer and Chief Financial Officer effective October 19, 2022, and September 26, 2022, respectively, before transitioning to advisory roles with Grindr and they will be succeeded on such dates by George Arison and Vandana Mehta-Krantz, respectively. For a summary of the material terms of the employment agreements entered into with Mr. Arison and Ms. Mehta-Krantz, please refer to “—Executive Compensation Arrangements—George Arison” and “—Executive Compensation Arrangements—Vandana Mehta-Krantz” respectively.
2021 Summary Compensation Table
The table below shows compensation of Grindr’s named executive officers for the year ended December 31, 2021.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Total ($)
Jeffrey C. Bonforte Chief Executive Officer	2021	375,000	—	—	375,000
Gary C. Hsueh Chief Financial Officer	2021	370,833	—	—	370,833
Austin “AJ” Balance Chief Product Officer	2021	28,409	25,000	1,767,000	1,820,409
(1)	Represent amounts earned during the year ended December 31, 2021, whether or not paid in 2021.
(2)
Represents the sign-on bonus Mr. Balance earned in 2021 pursuant to the terms of his offer letter from us, as described under the subsection entitled “—Executive Compensation Arrangements—Austin “AJ” Balance.”

(3)
The amount reported in this column does not reflect the amount actually received by Mr. Balance. Instead, the amount reflects the aggregate grant date fair value of the option award granted to Mr. Balance during 2021, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. As required by SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. Please see Note 15 to Grindr’s audited financial statements for the year ended December 31, 2021 included elsewhere in the proxy statement/prospectus for additional information.

Narrative to Summary Compensation Table
Base Salaries
In 2021, the named executive officers received annual base salaries to compensate them for services rendered to Grindr. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
Cash Bonus
Grindr does not have a formal arrangement with its named executive officers providing for annual cash bonus awards.
Equity Compensation
Our equity-based incentive awards are designed to align Grindr’s interests and those of its unitholders with those of its employees and consultants, including its named executive officers. The Grindr board of managers or an authorized committee thereof is responsible for approving equity grants.

We currently maintain the Grindr Group LLC Amended and Restated 2020 Equity Incentive Plan, or the 2020 Plan. See “—2020 Equity Incentive Plan” included below for additional information. Prior to the Business Combination, all of the equity compensation outstanding were made pursuant to the 2020 Plan. Historically, we have used options as an incentive for long-term compensation to our executive officers because options allow our executive officers to realize value from this form of equity compensation only if the value of the underlying Grindr Series X Ordinary Units increase relative to the option’s per-unit exercise price, which exercise price is set at the fair market value of the underlying Grindr Series X Ordinary Unit on the grant date.
Grindr executives are generally awarded an initial equity compensation grant in the form of an option to purchase Grindr Series X Ordinary Units in connection with the commencement of their employment with us. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance. All Grindr options were granted with an exercise price per unit that was no less than the fair market value of a Grindr Series X Ordinary Unit on the grant date. Grindr options generally vest over a four-year period, with 25% of the number of units subject thereto vesting on the first anniversary of the vesting commencement date and 6.25% of the number of units subject thereto vesting in equal quarterly installments thereafter, provided that the grantee remains in continuous service to us through each vesting date.
Neither of Messrs. Bonforte nor Hsueh received any Grindr equity awards during 2021. All Grindr Options that are outstanding as of immediately prior to the First Merger, will be converted into New Grindr Options. For further details, see “Business Combination, Proposal–Consideration–Treatment of Grindr Options.”
Other Elements of Compensation
Retirement Plans
In 2021, the named executive officers participated in a 401(k) retirement savings plan maintained by Grindr. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2021, contributions made by participants, including the named executive officers, in the 401(k) plan were matched by the Company up to a specified percentage of the employee contribution. These matching contributions are generally unvested as of the date on which the contribution is made, and vest 20% over a five-year period, subject to continued service. We anticipate that, following consummation of the Business Combination, our named executive officers will continue to participate in the 401(k) plan on the same terms as other full-time employees.
Employee Benefits
Grindr provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death insurance, and dismemberment insurance; and disability insurance. Grindr does not maintain any executive-specific benefit or executive perquisite programs.
Outstanding Equity Awards at Fiscal Year-End
The figures in the table below show outstanding equity awards as of December 31, 2021.
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested	Market Value of Units That Have Not Vested
Jeffrey C. Bonforte(1)	6/10/2020	12/31/2021	—	—	—	861,327	$3,875,972
Gary C. Hsueh(1)	6/10/2020	12/31/2021	—	—	—	861,327	$3,875,972
Austin “AJ” Balance(2)	12/07/2021	12/03/2022	300,000	5.89	12/07/2028	—	—
(1)
Represents Series P profit units (“Series P Units”) granted by SVEJV to Catapult Goliath LLC (“Catapult Goliath”) on June 10, 2020, and indirectly owned by Messrs. Bonforte and Hsueh through their respective ownership interests in Catapult Goliath, in exchange for providing service to the Company under a consulting agreement between SVEJV and Catapult Goliath through December 31, 2023. The vesting requirements for the Series P Units consist of requisite service under the consulting agreement through December 31, 2023 and four performance-based vesting targets as follows: (1) 20% will vest if SVEJV determines that Catapult Goliath has addressed certain critical issues as described in the grant agreement by December 31, 2020 (which SVEJV determined had been addressed by Catapult Goliath prior to such date), and (2) 20%, 30%, and 30% will vest if EBITDA for Grindr reached a certain level for the each of the years ending December

31, 2021, December 31, 2022 and December 31, 2023, respectively. On May 9, 2022, SVEJV and Catapult Goliath entered into an agreement to amend the vesting requirement for the Series P Units. Under the amendment, the Series P Units performance-based vesting target was amended to time-based vesting from the date of the amendment through December 31, 2022.
(2)
The option award was granted with a per share exercise price equal to the fair market value of one share of Grindr’s Series X Ordinary Units on the date of grant, as determined in good faith by Grindr’s board of managers, and vests as to 25% of the Grindr Series X Ordinary Units subject thereto on the first anniversary of the grant date, and 6.25% of the Grindr Series X Ordinary Units subject thereto will vest each quarter thereafter, subject to Mr. Balance’s continued service to us through each vesting date. The exercise price and number of our Series X Ordinary Units subject to Mr. Balance’s option, reflect the actual exercise price and number of units, respectively, as of December 31, 2021. As described in the section entitled “Consideration – Treatment of Grindr Options” in the Business Combination Proposal above, the exercise price and number of units subject to Mr. Balance’s option will be adjusted to reflect the Business Combination.

Executive Compensation Arrangements
Austin “AJ” Balance
In November 2021, Grindr entered into an offer letter with Mr. Balance, or the Balance Offer Letter, which governs the current terms of his employment as our Chief Product Officer. Mr. Balance’s employment is at will and may be terminated at any time, with or without cause. The Balance Offer Letter provides for an annual base salary of $375,000 per year and eligibility to participate in Grindr’s benefit programs. The Balance Offer Letter also provides for a $25,000 sign-on bonus, which was paid in 2022.
The Balance Offer Letter provides for an initial equity grant of an option to purchase 300,000 shares of Grindr Series X Ordinary Units, or the Initial Balance Option. The Initial Balance Option was granted on December 3, 2021 and will vest as to 25% of the Grindr Series X Ordinary Units subject thereto on the first anniversary of the December 3, 2021 grant date, and 6.25% of the Grindr Series X Ordinary Units subject thereto will vest each quarter thereafter on the same day of the month, subject to Mr. Balance’s continued service to us through each vesting date.
The Balance Offer Letter also specifies that, subject to the approval by the board of managers of Grindr, Mr. Balance will be eligible to receive two additional option awards to purchase 50,000 Grindr Series X Ordinary Units, with the first to be granted no later than 36 months after Mr. Balance’s start date and the second to be granted no later than 48 months after Mr. Balance’s start date.
None of the other named executive officers are party to individual compensation arrangements, employment agreements or offer letters.
We have entered into employment agreements with each of George Arison and Vandana Mehta-Krantz for the roles of Chief Executive Officer and Chief Financial Officer, respectively. The material terms of these agreements are summarized below.
George Arison
Effective as of September 12, 2022, we entered into an employment agreement with George Arison (the “Arison Employment Agreement”). Under the terms of the Arison Employment Agreement, Mr. Arison will hold the position of Chief Executive Officer and Executive Director of the Company beginning on October 19, 2022, or such earlier date as otherwise agreed to by Mr. Arison and the Company (such actual date Mr. Arison’s employment begins, the “Arison Start Date”) and will receive an initial annual base salary of $1 million per year, subject to annual review and increase, but not decrease (unless pursuant to a salary reduction program applicable generally to the Company’s other C-level employees of no greater than 10% reduction), by the board of directors of the Company in its sole discretion. In addition to his annual base salary, Mr. Arison will be eligible to receive an annual bonus with a target amount equal to one hundred percent (100%) of his annual base salary, based on the achievement of performance objectives and goals established by the Company in consultation with Mr. Arison.
Pursuant to the terms of the Arison Employment Agreement and subject to the approval of the Company’s board of directors, Mr. Arison will be eligible to receive certain incentive and equity-based awards, which such awards will be subject to the terms of a newly adopted equity incentive plan. Such awards are comprised of (i) restricted stock units representing the right to receive a number of shares of New Grindr Common Stock determined by dividing $37.5 million by the Reference Price (as defined in the Arison Employment Agreement), subject to a five-year vesting schedule, with one-fifth of the total number of restricted stock units vesting on the first anniversary of the Arison Start Date, and the remainder vesting in eight equal six-month installments thereafter (the “Arison Time-Based Award”); (ii) in the event our average market capitalization over any 90-day period exceeds $5 billion (the “First CEO Hurdle”), a fully vested restricted stock unit award representing the right to receive a number of shares of New Grindr Common Stock determined by dividing $20 million by the average volume-weighted trading average of New Grindr

Common Stock for the 90-trading day period preceding achievement of the First CEO Hurdle; (iii) in the event our average market capitalization over any 90-day period exceeds $10 billion (the “Second CEO Hurdle”), a fully vested restricted stock unit award representing the right to receive a number of shares of New Grindr Common Stock determined by dividing $30 million by the average volume-weighted trading average of New Grindr Common Stock for the 90-trading day period preceding achievement of the Second CEO Hurdle; and (iv) a combination of fully-vested restricted stock units and cash, ranging in value from $1.5 million to $3 million, based upon the achievement of annual key performance indicators as established by the Company and Mr. Arison at the start of each calendar year. The Arison Time-Based Awards shall accelerate and vest in full on a termination of Mr. Arison’s employment by the Company without Cause or if Mr. Arison terminates his employment for Good Reason, in either case, at any time within 12 months following a change in control.
In the event that Mr. Arison’s previous employer does not pay him his 2022 annual cash bonus (the “Previous Employer Bonus”), the Arison Employment Agreement provides that he will be eligible to receive a make-whole bonus from the Company equal to the shortfall, if any, between the Previous Employer Bonus and the target annual bonus (pro-rated based on the number of days Mr. Arison was employed with his previous employer during the calendar year 2022), which such pro-rated target annual bonus shall not exceed $1.2 million.
Either the Company or Mr. Arison may terminate Mr. Arison’s employment at any time, with or without cause or advance notice. If Mr. Arison’s employment is terminated by us without “Cause” (as defined below), or Mr. Arison terminates his employment for “Good Reason” (as defined below), he will be entitled to receive (i) all of his accrued and unpaid wages earned through his last day of employment, any unreimbursed business expenses, the value of any accrued and unused vacation days, and any other amounts required by local law or the express terms of any employee benefit plan to be paid to him; (ii) a lump sum cash payment equal to the sum of (A) his annual base salary in effect as of his last day of employment, (B) his annual target bonus in effect as of the effective date of the Arison Employment Agreement and (iii) a payment in the form of cash or fully vested shares of New Grindr Common Stock equal to: (A) 100% of the “Annual Shift Value” (as defined below) if Mr. Arison’s employment is terminated prior to the first anniversary of the Arison Start Date, and (B) 75% of the Annual Shift Value if Mr. Arison’s employment is terminated prior to the second anniversary of the Arison Start Date. Mr. Arison’s severance benefits (items (i) and (ii) in the immediately preceding sentence) are conditioned on his execution and nonrevocation of a separation agreement and general release of claims in favor of the Company.
For the purposes of the Arison Employment Agreement, the following definitions apply:
“Annual Shift Value” generally means 800,000 multiplied by (x) the lesser of (a) the acquisition price per share of Mr. Arison’s Shift Technologies, Inc. (“Shift”) Class A common stock in the event that a “Change of Control,” within the meaning of Shift’s 2020 Omnibus Equity Compensation Plan (a “Transaction”), is publicly announced prior to on or prior to the last day of Mr. Arison’s employment with us, inclusive of any contingent or illiquid consideration to be received in respect of such shares, and (b) $5.00, as applicable; or (y) if a Transaction has not been publicly announced on or prior to the last day of Mr. Arison’s employment with us, the lesser of (a) the average volume-weighted average price of his Shift Class A common stock for the 30 trading days preceding the last day of his employment with us, and (b) $5.00, as applicable.
“Cause” generally means any one or more of the following: (a) the plea of guilty or nolo contendere to, or conviction for, a felony offense by Mr. Arison; provided, however, that (i) after indictment, the Company may suspend Mr. Arison from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under the Arison Employment Agreement, and (ii) Mr. Arison’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate his employment for Cause; (b) a material breach by Mr. Arison of a fiduciary duty owed to the Company; (c) a material breach by Mr. Arison of certain covenants made by him in the Arison Employment Agreement or of his confidentiality agreement; (d) Mr. Arison’s continued willful failure to perform or gross neglect of the material duties required by the Arison Employment Agreement (other than any such failure resulting from incapacity due to physical or mental illness); or (e) a knowing and material violation by Mr. Arison of any material Company policy pertaining to ethics, wrongdoing or conflicts of interest, which policy had been provided to Mr. Arison in writing or otherwise made generally available prior to such violation; provided, that in the case of conduct described in clauses (b), (c), (d) or (e) above, “Cause” shall only apply to conduct occurring after the date of the Arison Employment Agreement and, if such conduct is capable of being cured, Mr. Arison shall have a period of no less than twenty (20) days after he is provided with written notice (specifying in reasonable detail the acts or omissions believed to constitute Cause and the steps necessary to remedy such condition, if curable) in which to cure, which such notice specifically identifies the breach or the violation that the Company believes constitutes Cause.
“Good Reason” generally means any of the following actions are taken by the Company without Mr. Arison’s prior written consent: (a) a material reduction in Mr. Arison’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s other C-level employees of no greater than 10% reduction); (b) a material diminution in Mr. Arison’s job duties, responsibilities, authorities or title, including, but not limited to, him not being the Chief Executive Officer of the Company (or ultimate parent company of the entity succeeding to the Company’s business following a change in control), the appointment of a co-Chief Executive Officer of the Company, Mr. Arison becoming the chief executive officer of a division or subsidiary instead of the Chief Executive Officer of the Company, or Mr. Arison no longer reporting directly to the board of directors of the Company; (c) the requirement that Mr. Arison regularly work from a primary physical work location other than his home office; (d) the failure of the Company’s board of directors to nominate Mr. Arison for election or reelection as a director of the Company; (e) a material breach by the Company of the Arison Employment Agreement; or (f) the Company’s failure to grant Mr. Arison any of the incentive awards contemplated by the Arison Employment Agreement. In order to resign for Good Reason, Mr. Arison must provide written notice to the disinterested members of the Company’s board of directors within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for his resignation, allow the Company at least 60 days from receipt of such written notice to cure such event, if curable, and if such event is not reasonably cured within such period, he must resign not later than 60 days after the expiration of the cure period.
The Arison Employment Agreement provides that if any payment or distribution thereunder would constitute “excess parachute payments” within the meaning of Section 280G of the Code, then such payments will be reduced if such reduction will provide Mr. Arison with a greater net after-tax benefit than would no reduction.
Vandana Mehta-Krantz
Effective as of August 26, 2022, we entered into an employment agreement with Vandana Mehta-Krantz (the “Krantz Employment Agreement”). Under the terms of the Krantz Employment Agreement, Ms. Mehta-Krantz will hold the position of Chief Financial Officer of the Company beginning on or about September 26, 2022 (such actual date Ms. Mehta-Krantz’s employment starts, the “Krantz Start Date”), and will receive an initial annual base salary of $505,000 per year, subject to annual review and increase, but not decrease (unless pursuant to a salary reduction program applicable generally to the Company’s other C-level employees of no greater than 10% reduction). Ms. Mehta-Krantz is also eligible to receive an annual bonus with a target amount equal to sixty percent (60%) of Ms. Mehta-Krantz annual base salary, based upon the level of achievement of performance objectives and goals established annually by the Company’s board of directors or the compensation committee thereof. In addition, the Krantz Employment Agreement entitles Ms. Mehta-Krantz to receive a one-time signing bonus of $225,000, fifty percent (50%) of which is payable within 30 days of the Krantz Start Date and the remaining fifty percent (50%) of which is payable on the first regularly scheduled payroll occurring six months after Krantz Start Date.
Pursuant to the terms of the Krantz Employment Agreement and subject to the approval of the Company’s board, Ms. Mehta-Krantz will be eligible to receive certain equity-based awards, which such awards will be subject to the terms of a newly adopted equity incentive plan. Such awards are comprised of (i) restricted stock units representing the right to receive a number of shares of New Grindr Common Stock determined by dividing $4.86 million by the Reference Price (as defined in the Krantz Employment Agreement), vesting over five years in equal installments on each anniversary of Krantz Start Date, subject to her continued employment in good standing through each such vesting date (the “Krantz Time-Based Award”); (ii) in the event our average market capitalization over any 90-day period exceeds $5 billion (the “First CFO Hurdle”), a fully vested restricted stock unit award representing the right to receive a number of shares of New Grindr Common Stock determined by dividing $1.62 million by the average volume-weighted trading average of New Grindr Common Stock for the 90-trading day period preceding achievement of the First CFO Hurdle; (iii) in the event our average market capitalization over any 90-day period exceeds $7.5 billion (the “Second CFO Hurdle”), a fully vested restricted stock unit award representing the right to receive a number of shares of New Grindr Common Stock determined by dividing $810,000 by the average volume-weighted trading average of New Grindr Common Stock for the 90-trading day period preceding achievement of the Second CFO Hurdle; and (iv) in the event our average market capitalization over any 90-day period exceeds $10 billion (the “Third CFO Hurdle”), a fully vested restricted stock unit award representing the right to receive a number of shares of New Grindr Common Stock determined by dividing $810,000 by the average volume-weighted trading average of New Grindr Common Stock for the 90-trading day period preceding achievement of the Third CFO Hurdle. The Krantz Time-Based Award shall accelerate and vest in full on a termination of Ms. Mehta-Krantz’s employment by the Company without “Cause” (as defined below) or if Ms. Mehta-Krantz terminates her employment for “Good Reason” (as defined below), in either case, at any time within 12 months following a change in control. In the event the transactions contemplated by the Merger Agreement are not consummated for any reason (or in the event the Merger Agreement is terminated in accordance with its terms), subject to approval by the Company’s then-current board of directors, the Company shall arrange for the grant of alternative equity or equity-based awards to Ms. Mehta-Krantz in lieu of the in lieu of the forgoing awards.
Either the Company or Ms. Mehta-Krantz may terminate Ms. Mehta-Krantz’s employment at any time, with or without Cause or advance notice. If Ms. Mehta-Krantz employment is terminated by us without Cause, or Ms. Mehta-Krantz terminates her employment for Good Reason, she will be entitled to receive (i) all of her accrued and unpaid wages earned through the last day of her employment, any unreimbursed business expenses, the value of any accrued and unused vacation days, any annual bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination and any other amounts required by local law or the express terms of any employee benefit plan to be paid to her; (ii) a lump-sum cash payment, equal to the greater of (A) 12 months of Ms. Mehta-Krantz’s annual base salary in effect as of the date of her termination, or (B) the amount of severance payment pursuant to the then-applicable company-wide severance policy as may be adopted by the Company from time to time; (iii) a prorated portion of her annual bonus for the fiscal year in which her termination occurs based on actual results for such year, payable at the same time bonuses for such year are paid to other senior executives of the Company; and (iv) continued participation in our group health plan for her and her eligible dependents for 12 months at our expense. Ms. Mehta-Krantz’s severance benefits (items (ii), (iii), and (iv) of the immediately preceding sentence) are conditioned on her execution and nonrevocation of a separation agreement and general release of claims in favor of the Company.
For the purposes of the Krantz Employment Agreement, the following definitions apply:
“Cause” generally means any of the following: (a) the plea of guilty or nolo contendere to, or conviction for a crime involving dishonesty, intentional misconduct, or breach of trust; (b) gross negligence in the performance of Ms. Mehta-Krantz’s duties; (c) a material breach by Ms. Mehta-Krantz of a fiduciary duty owed to the Company; (d) a material breach of any written agreement between Ms. Mehta-Krantz and the Company; or (e) a knowing and material violation by Ms. Mehta-Krantz of any material Company policy pertaining to ethics, wrongdoing or conflicts of interest, which policy had been provided to Ms. Mehta-Krantz in writing or otherwise made generally available prior to such violation; provided, that in the case of conduct described in clauses (b), (c), (d) or (e) “Cause” shall only apply to conduct occurring after the date hereof and, if such conduct is capable of being cured, Ms. Mehta-Krantz shall have a period of no less than twenty (20) days after she is provided with written notice (specifying in reasonable detail the acts or omissions believed to constitute Cause and the steps necessary to remedy such condition, if curable) in which to cure, which such notice specifically identifies the breach or the violation that the Company believes constitutes Cause.
“Good Reason” generally means any of the following actions are taken by the Company without Ms. Mehta-Krantz’s prior written consent: (a) a material reduction in Ms. Mehta-Krantz’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s other C-level employees of no greater than 10% reduction); (b) a material diminution in Ms. Mehta-Krantz’s job duties, responsibilities, authorities or title, including, but not limited to, her not being the Chief Financial Officer of the Company (or ultimate parent company of the entity succeeding to the Company’s business following a change in control); or (c) the Company requires Ms. Mehta-Krantz to relocate from her current residence in Scarsdale, New York. In order to resign for Good Reason, Ms. Mehta-Krantz must provide written notice to our board of directors within sixty (60) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for her resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, if curable, and if such event is not reasonably cured within such period, Ms. Mehta-Krantz must resign no later than sixty (60) days after the expiration of the cure period.
2020 Equity Incentive Plan
The 2020 Plan was originally adopted by Grindr’s board of managers and approved by the unitholders on August 13, 2020. The 2020 Plan provides for the discretionary grant of options, restricted units, unit appreciation rights, restricted equity award units and other unit-based awards to Grindr’s employees, consultants and non-employee directors, and employees, consultants and non-employee directors of Grindr’s subsidiaries.

Immediately prior to the Business Combination, the 2020 Plan will be terminated, and no further grants will be made under the 2020 Plan. Any Awards granted under the 2020 Plan will remain subject to the terms of the 2020 Plan and the applicable award agreement. As of July 20, 2022, 3,523,540 unit options of Grindr have been granted under the 2020 Plan.
Authorized Units. Subject to adjustment as provided in the 2020 Plan, as of July 20, 2022, the maximum number of Grindr Series X Ordinary Units that may be issued under the 2020 Plan was 6,522,685 units and the maximum number Grindr Series Y Preferred Units of Grindr that may be issued under the 2020 Plan is 1,522,843 units. Units to be granted under the 2020 Plan may be subject to various restrictions, including restrictions on transferability and forfeiture provisions, as determined by the plan administrator (defined below) and consistent with the 2020 Plan terms.
Plan Administration. A committee designated by Grindr’s board of managers, or if no such committee is designated by the board of managers, the board of managers, referred to herein as the plan administrator, administers the 2020 Plan. The 2020 Plan authorizes the plan administrator to (a) determine which eligible persons are to receive awards, (b) determine the number of units covered by each award, (c) determine the fair market value per share of Grindr’s common units, (d) approve the forms of award agreements for use under the 2020 Plan, (e) determine the terms and conditions of the awards, (f) construe and interpret the terms of the 2020 Plan, and (g) amend and modify the 2020 Plan and awards granted thereunder.
Adjustments Upon Changes in Capitalization. The plan administrator has broad discretion to take action under the 2020 Plan, as well as to make adjustments to the terms and conditions of awards, to prevent the enlargement or dilution of rights in the event of a reorganization, recapitalization, unit split involving Grindr Series X Ordinary Units or Grindr Series Y Preferred Units, spin-off, split-off, split-up, unit dividend involving Grindr Series X Ordinary Units or Grindr Series Y Preferred Units, combination of units of the Grindr Series X Ordinary Units or Grindr Series Y Preferred Units, merger, consolidation or any other change in the corporate structure of the Company affecting Grindr Series X Ordinary Units, or any extraordinary distribution to holders of Grindr Series X Ordinary Units or Grindr Series Y Preferred Units (other than an ordinary cash dividend).
Certain Corporate Transactions. In the event of certain transactions, our plan administrator may, in its sole discretion, take one or more of the following actions without the consent of any plan participant: (a) accelerate the vesting and/or the exercisability of all or any portion of the outstanding award; (b) cancel some or all outstanding options or unit appreciation rights in exchange for a payment in an amount equal to the excess, if any, of the Fair Market Value (as defined in the 2020 Plan) of the units underlying the unexercised portion of the award over the aggregate exercise price of such portion; (c) terminate (for no compensation, payment or other consideration) any award immediately prior to the transaction, provided that the Company has provided the participant an opportunity to exercise such portion of the award that is vested and exercisable within a specified period following the participant’s receipt of a notice of such transaction and the Company’s intent to terminate the award prior to such transaction; (d) require the successor or acquiring company (or any parent or affiliate thereof), following a transaction, to assume all outstanding awards or to substitute such awards with similar awards involving the equity securities of such successor or acquiring company or its parent or affiliates; (e) cancel for no consideration any award that, after giving effect to the transaction, would not be vested; and (f) take any other action the plan administrator deems appropriate in its discretion in connection with the transaction. Under the 2020 Plan, a transaction means (i) an “Approved Sale”, (ii) a “Drag-Along Sale” or (iii) a “Liquidation Event,” in each case, as defined in the Amended and Restated Limited Liability Company Agreement of San Vicente Group LLC, as may be amended from time to time.
Transferability. Unless determined otherwise by the plan administrator, awards granted under the 2020 Plan may not be transferred, pledged or assigned for any reason during the participant’s lifetime other than to a successor, as defined in the 2020 Plan.
2021 Director Compensation Table
The table below summarizes the compensation paid to our non-employee directors for 2021.
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
James Fu Bin Lu(1)	350,000	—	350,000
J. Michael Gearon, Jr	—	—	—
Sam Yagan	—	—	—
(1)
In June 2020, Grindr entered into a director services agreement with James Fu Bin Lu. The agreement entitles Mr. Lu to an annual fee of $350,000, to be paid on a quarterly basis, for the services he provides as a director to Grindr.

New Grindr Executive Officer and Director Compensation Following the Business Combination
Following the consummation of the Business Combination, New Grindr intends to develop an executive compensation program that is designed to align compensation with New Grindr’s business objectives and the creation of shareholder value, while enabling New Grindr to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Grindr.
Executive Compensation. The policies of New Grindr with respect to the compensation of its executive officers following the Business Combination will be administered by the board of directors of New Grindr in consultation with the Compensation Committee that the board of directors of New Grindr expects to establish. We expect that the compensation policies followed by New Grindr will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of New Grindr and to establish an appropriate relationship between executive compensation and the creation of shareholder value.
In addition to the guidance provided by its Compensation Committee, the board of directors of New Grindr may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.
Director Compensation. It is anticipated that the Compensation Committee of the board of directors of New Grindr will determine the annual compensation to be paid to the members of the board of directors of New Grindr upon completion of the Business Combination.
Emerging Growth Company Status
As an emerging growth company, New Grindr will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of New Grindr’s chief executive officer to the median of the annual total compensation of all of New Grindr’s employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and is entitled to take advantage of certain other “scaled” disclosure rules, such as only being required to report the compensation of three named executive officers rather than five.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
Introduction
The unaudited pro forma combined financial information of Grindr, Inc. has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Tiga and Grindr adjusted to give effect to the Business Combination and the other related events contemplated by the Merger Agreement. The unaudited pro forma combined financial information also gives effect to certain completed or probable transactions to be consummated by Tiga and Grindr that are not yet reflected in the historical financial information of Tiga or Grindr and are considered material to investors. These material transactions are described below in the sections entitled “—Other Related Events in Connection with the Business Combination” and “—SV Consolidation” sections below.
Tiga is a special-purpose acquisition company (“SPAC”), which was incorporated as a Cayman Islands exempted company on July 27, 2020. Tiga was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or engaging in any other similar business combination with one or more businesses or entities. Grindr was organized as a Delaware LLC on June 10, 2020. Grindr is headquartered in Los Angeles, California and manages and operates the Grindr app, a mobile, location-based dating service for gay, bisexual, transgender, queer and other men. The Grindr app is available through Apple’s App Store for iPhones and Google Play for Android. Grindr offers both a free ad-supported service and a premium subscription version and also manages a dating service app called Blendr, for a broader market.
The unaudited pro forma combined balance sheet as of June 30, 2022 combines the historical unaudited balance sheet of Tiga as of June 30, 2022 with the historical unaudited condensed consolidated balance sheet of Grindr as of June 30, 2022 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on June 30, 2022.
The unaudited pro forma combined statement of operations for the six months ended June 30, 2022 combines the historical unaudited statement of operations of Tiga for the six months ended June 30, 2022 and the historical unaudited condensed consolidated statement of operations of Grindr for the six months ended June 30, 2022 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma combined statement of operations for the year ended December 31, 2021 combines the historical audited statement of operations of Tiga for the year ended December 31, 2021 and the historical audited consolidated statement of operations of Grindr for the year ended December 31, 2021 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented.
The unaudited pro forma combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
the historical unaudited financial statements of Tiga as of and for the three and six months ended June 30, 2022 and the historical audited financial statements of Tiga as of and for the year ended December 31, 2021;

•
the historical unaudited condensed consolidated financial statements of Grindr as of and for the three and six months ended June 30, 2022 and the historical audited consolidated financial statements of Grindr as of and for the year ended December 31, 2021; and

•
other information relating to Tiga and Grindr included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section entitled “Proposal No. 1—The Business Combination Proposal.”

The unaudited pro forma combined financial information should also be read together with the sections entitled “Tiga’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Grindr’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination
Prior to the consummation of the Mergers described herein, Tiga intends to effect a deregistration under Article 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Tiga’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As used herein, “New Grindr” refers to Tiga after the Domestication. Pursuant to the Merger Agreement, Merger Sub I will merge with and into Grindr, with Grindr surviving the First Merger; and as promptly as practicable and as part of the same overall transaction as the First Merger, the Surviving Company will merge with and into Merger Sub II, with Merger Sub II surviving the Second Merger. Tiga will immediately be renamed “Grindr, Inc.” Upon the consummation of the Business Combination, all holders of 111,087,545 issued and outstanding Grindr ordinary units will receive shares of New Grindr Common Stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio resulting in an estimated 200,723,962, 186,923,962 or 175,883,490 shares of New Grindr Common Stock to be immediately issued and outstanding as of the Closing in the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively. The following events are contemplated to occur within the Merger Agreement:
•
the cancellation and exchange of all 111,087,545 issued and outstanding Grindr ordinary units into 156,223,962, 156,223,962 or 158,983,490 shares of New Grindr Common Stock in the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively, as adjusted by the Exchange Ratio,

•	the capital distribution of $128.3 million, $128.3 million and $100.0 million to former Grindr unitholders in the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively, and
•
the cancellation and exchange of all 2,493,635 granted and outstanding vested and unvested Grindr Options into 3,947,439, 3,947,439, and 4,017,166 New Grindr Options exercisable for shares of New Grindr Common Stock with the same terms and vesting conditions, each of which adjusted by the Exchange Ratio in the no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively. Unvested Grindr Options will not accelerate nor vest upon the consummation of the Business Combination.

Other Related Events in Connection with the Business Combination
Other related events that are contemplated to occur in connection with the Business Combination are summarized below:
•
the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, each of which will occur immediately prior to the Effective Time;

•	the sale and issuance of 10,000,000 shares of New Grindr Common Stock to Tiga Sponsor or its assignee pursuant to the A&R Forward Purchase Agreement at $10.00 per share.
•	For each share issued under the A&R Forward Purchase Agreement, the forward purchaser receives 0.50 redeemable warrants.
•
Upon the issuance of the 10,000,000 shares of New Grindr Common Stock in connection with the A&R Forward Purchase Agreement, 5,000,000 redeemable warrants will be issued with the same terms and exercise prices as the existing public warrants.

•	The Forward Purchase Commitment is expected to be fully exercised under the minimum redemptions, 50% redemptions and maximum redemptions scenarios;
•
the estimated $29.7 million cash settlement of the shareholder loan agreement with Catapult GP II, an investor in Grindr, which is expected to occur subsequent to the latest balance sheet date and before the closing of the Business Combination;

•	The extinguishment of Grindr’s historical long-term debt with a principal balance of $199.2 million and a carrying value of $195.7 million.
•
The issuance of new term loan facilities in connection with the Business Combination shown below (“New Debt”). New Debt proceeds are estimated based on advanced discussions with lenders that are subject to change based on changes in redemptions or distributions.

•	In the minimum redemptions scenario, a $200.0 million facility, net of $1.5 million in fees, bearing interest at the secured overnight financing rate (“SOFR”) plus 6.5% to mature in 5 years.

•	In the 50% redemptions scenario, a $250.0 million facility, net of $2.0 million in fees, bearing interest at SOFR + 6.5% to mature in 5 years.
•
In the maximum redemptions scenario, a $250.0 million facility, net of $2.0 million in fees, bearing interest at SOFR + 6.5% to mature in 5 years and an additional $120.0 million facility, net of $2.5 million in fees, bearing interest at SOFR + 4.2%, to mature in 18 months, with half of the principal being due within one year and the remaining principal becoming due upon maturity.

SV Consolidation:
After the San Vicente Entities (as defined below) completed their commercial, legal and tax analyses both to provide tax benefits to the San Vicente Entities and to simplify the ownership structure above Grindr in order for certain San Vicente Entities to receive New Grindr shares in connection with the Business Combination, Grindr, the Company, and the San Vicente Entities have now determined that it may be desirable and probable for Grindr to undertake an internal reorganization (the “SV Consolidation”) prior to the Business Combination. Prior to the consummation of the SV Consolidation, Grindr has no obligation or responsibility for the Deferred Payment. If the parties ultimately decide to undertake the SV Consolidation, the SV Consolidation would involve the following steps: prior to the Closing, SVEJV will be liquidated and each of SV Group Holdings, SV Group TopCo, SV Acquisition, Parent, Offshore Holdings and San Vicente Investments II, Inc. (“SV Investments II”, and collectively with SV Group Holdings, SV Group TopCo, SV Acquisition, Parent and Offshore Holdings, the “San Vicente Entities”) will merge with and into Grindr, with Grindr as the surviving entity, resulting in SV Investments and Catapult Goliath as direct equity holders in Grindr. The SV Consolidation will begin one day following the extraordinary general meeting and will be completed within approximately six days. If for any reason Grindr, the Company, and the San Vicente Entities are unable to consummate the SV Consolidation, the parties are still obligated to consummate the Business Combination if the conditions to the Business Combination in the Merger Agreement are met. The SV Consolidation is not a condition precedent to the Business Combination. The Company has reflected the effects of the potential SV Consolidation as a contribution of assets and liabilities between entities under common control in the pro forma financial information as follows:
•
In connection with the acquisition of Grindr in 2020 the San Vicente Entities as of June 30, 2022, had or have a cash obligation to pay $155.0 million on June 20, 2023 to Kunlun. This obligation is recorded by the San Vicente Entities at the present value of these payments due in the future (“Deferred Payment”). The Deferred Payment is recorded as a liability by San Vicente Acquisition and in connection with the SV Consolidation would be contributed to Grindr as an adjustment to equity. For further information on the Deferred Payment refer to Note 3 of Grindr’s historical audited financial statements for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus.

•
To reflect the effects of the SV Consolidation, the balance sheet presented in the Unaudited Pro Forma Combined Financial Information reflects the Deferred Payment as a liability balance, as well as other asset and liability adjustments to reflect Grindr’s assumption of the San Vicente Entities’ historical bases of net assets as though the SV Consolidation occurred on June 30, 2022. To reflect the effects of the SV Consolidation, the historical income statement periods presented in the Unaudited Pro Forma Combined Financial Information reflect the interest expense and related tax effects associated with the Deferred Payment as though the SV Consolidation occurred on January 1, 2021.

•
In connection with the Business Combination, the Deferred Payment will be repaid and extinguished. The pro forma historical interest expense of the Deferred Payment is then removed and a loss on extinguishment reflecting the difference in the carrying value as of the latest Balance Sheet Date versus the settlement value is recognized.

•	The period of time between the completion of the SV Consolidation and the Closing of the Business Combination is expected to be within several days of each other.
Expected Accounting Treatment of the Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP.
Under this method of accounting, Tiga is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Grindr will represent a continuation of the financial statements of Grindr with the Business Combination treated as the equivalent of Grindr issuing shares for the net assets of Tiga, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Grindr in future reports of New Grindr. Grindr has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under each of the no redemptions, 50% redemptions and maximum redemptions scenarios:
•	Grindr unitholders will have a relative majority of the voting power of New Grindr;
•	Grindr unitholders will have the ability to nominate the majority of the members of the board of directors;
•	Grindr senior management will comprise the senior management roles of New Grindr and be responsible for the day-to-day operations
•	The relative size of Grindr is significantly larger compared to Tiga;
•	New Grindr will assume the Grindr name; and
•	The intended strategy and operations of New Grindr will continue Grindr’s current strategy and operations in the post-combination company.
We currently expect the warrants outstanding and the public warrants issued under the Forward Purchase Commitment to remain liability classified instruments upon the Closing.
Basis of Pro Forma Presentation
The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New Grindr upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma combined financial information are described in the accompanying notes.
The unaudited pro forma combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma combined financial information does not purport to project the future operating results or financial position of New Grindr following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed. Tiga and Grindr have not had any historical operational relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma combined financial information contained herein assumes that the Tiga shareholders approve the Business Combination. Pursuant to the current certificate of incorporation, Tiga’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. Tiga cannot predict how many of its public shareholders will exercise their right to redeem their public shares of Tiga’s Class A ordinary shares for cash. The unaudited pro forma combined financial information has been prepared assuming three redemption scenarios after giving effect to the Business Combination, as follows:
•	Assuming No Redemptions - Assuming that no public shareholders of Tiga exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.
•
Assuming 50% Redemptions - Assuming that Tiga shareholders holding 13.8 million of the public shares will exercise their redemption rights for their pro rata share (approximately $10.40 per share) of the funds in the trust account. This scenario gives effect to public share redemptions for aggregate redemption payments of $143.5 million using a per share redemption price of $10.40 per share.

•
Assuming Maximum Redemptions - Assuming that Tiga shareholders holding 27.6 million of the public shares will exercise their redemption rights for their pro rata share (approximately $10.40 per share) of the funds in the trust account. This scenario gives effect to public share redemptions for aggregate redemption payments of $287.0 million using a per share redemption price of $10.40 per share. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, Tiga will have (i) a minimum of $100,000,000 in Available Closing Tiga Cash and cash freely available in Grindr’s and its subsidiaries’ bank accounts and (ii) a minimum of $5,000,001 of net tangible assets. To determine the outcomes of the maximum redemption scenario, the Available Closing Tiga Cash set forth in the Merger Agreement is considered. The Available Closing Tiga Cash is determined as the sum of (i) all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with the Tiga Shareholder Redemption), plus (ii) the Forward Purchase Commitment Amount, the Backstop Subscription Amount and the PIPE Investment, if any (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination, the Forward Purchase Commitment , the Backstop Commitment or the PIPE Investment). In the minimum redemptions, 50% redemptions and maximum redemptions scenarios, it is assumed that the Available Closing Tiga Cash condition shall be met through the Forward Purchase Commitment and the Backstop Commitment proceeds of $100.0 million.
The following summarizes the pro forma New Grindr Common Stock issued and outstanding immediately after the Business Combination, presented under the three assumed redemption scenarios:
	Share Ownership in New Grindr
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)(7)		Pro Forma Combined (Assuming Maximum Redemptions)(7)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
Sponsor and certain affiliates(1)(2)	6,900,000	3.4%	6,900,000	3.7%	6,900,000	3.9%
Public Shareholders(3)	27,600,000	13.8%	13,800,000	7.4%	—	0.0%
Forward Purchase Investors(4)	10,000,000	5.0%	10,000,000	5.3%	10,000,000	5.7%
Former Grindr unitholders(5)(6)	156,223,962	77.8%	156,223,962	83.6%	158,983,490	90.4%
Total	200,723,962	100.0%	186,923,962	100.0%	175,883,490	100.0%
(1)	Reflects 6,840,000 of founder shares held by Tiga’s Sponsor and 60,000 founder shares held by independent directors that will convert into New Grindr Common Stock.
(2)
Excludes 18,560,000 of private placement warrants as the warrants are not expected to be in the money at Closing. Excludes 1,680,000 of private placement warrants available to be issued in the event the $1.7 million related party note disclosed in Tiga’s historical financial statements is converted to warrants upon Closing. The loan is expected to be repaid in cash in connection with the Closing as the conversion price is approximately 150% higher than the value of the warrants as of June 30, 2022.

(3)	Excludes 13,800,000 public warrants as the warrants are not expected to be in the money at Closing.
(4)
Reflects the sale and issuance of 10,000,000 shares of New Grindr Common Stock to certain investors (including the Sponsor and its Affiliates) through the A&R Forward Purchase Agreement at $10.00 per share and excludes the additional 5,000,000 redeemable warrants that will be issued in connection with the 10,000,000 shares of New Grindr Common Stock. We expect that prior to Closing, the Sponsor will assign its obligations under the Backstop Commitment and the Forward Purchase Commitment to San Vicente Parent LLC. We further expect that San Vicente Parent LLC will satisfy its obligations under the A&R Forward Purchase Agreement. As part of the SV Consolidation, San Vicente Parent LLC will merge into Grindr and Grindr will assume the rights and all remaining obligations of San Vicente Parent LLC under the A&R Forward Purchase Agreement, and be entitled to receive the shares of New Grindr Common Stock and redeemable warrants issuable thereunder.

(5)
Excludes 3,947,439, 3,947,439, and 4,017,166 shares of New Grindr Common Stock to be issued to the former Grindr unitholders for their historical option awards which will be converted at the same Exchange Ratio in the no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively. In the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively, the former Grindr unitholders figures include 6,514,692, 6,514,692 and 6,511,512 shares of New Grindr Common Stock associated with the Series P share based compensation units described in “Beneficial Ownership of Securities”.

(6)
Reflects distributions to former Grindr unitholders of $287.8 million, $287.8 million and $259.5 million in the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively. Of that amount, $155.0 million is to be used to extinguish the remaining Deferred Payment as defined in “Unaudited Pro Forma Combined Financial Information” These distributions in all of the redemption scenarios include $4.5 million of unpaid distribution accrued for on the Grindr historical balance sheet. These distributions combined with the $78.8 million June 2022 distribution paid as disclosed in Note 9 of Grindr’s historical unaudited financial statements make up the total distribution as referenced in the Merger Agreement of $366.6 million, $366.6 million, and $338.3 million dividend in the no redemptions, 50% redemptions and maximum redemptions scenarios, respectively.

(7)
Assumes 50% redemptions of 13,800,000 public Class A ordinary shares and maximum redemptions of 27,600,000 public Class A ordinary shares in connection with the transaction at approximately $10.40 per share based on Trust Account figures as of June 30, 2022 in the 50% redemptions and maximum redemptions scenarios, respectively.

Unaudited Pro Forma Combined Balance Sheet
As of June 30, 2022
(in thousands)
					Assuming No Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Tiga (Historical)	Grindr (Historical)	SV Consolidation		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$166	$25,548	$—		$201,500	(2)	$122,876	$252,000	(2)	$29,356	$374,500	(2)	$36,136
			—		(1,500)	(3)		(2,000)	(3)		(4,500)	(3)
			—		(203,184)	(4)		(203,184)	(4)		(203,184)	(4)
			—		287,543	(5)		287,543	(5)		287,543	(5)
			—		(29,097)	(6)		(29,097)	(6)		(27,097)	(6)
			—		100,000	(8)		100,000	(8)		100,000	(8)
			—		(132,800)	(9)		(132,800)	(9)		(104,500)	(9)
			—		29,700	(10)		29,700	(10)		(287,040)	(16)
			—		(155,000)	(11)		(155,000)	(11)		(155,000)	(11)
			—		—			(143,520)	(16)		29,700	(10)
Accounts receivable, net of allowances	—	15,979	—		—		15,979	—		15,979	—		15,979
Prepaid expenses	107	3,460	—		—		3,567	—		3,567	—		3,567
Deferred charges	—	4,194	—		—		4,194	—		4,194	—		4,194
Other current assets	—	6,919	—		(6,215)	(6)	704	(6,215)	(6)	704	(6,215)	(6)	704
Total current assets	273	56,100	—		90,947		147,320	(2,573)		53,800	4,207		60,580
Restricted cash	—	1,392	—		—		1,392	—		1,392	—		1,392
Investments held in Trust Account	287,543	—	—		(287,543)	(5)	—	(287,543)	(5)	—	(287,543)	(5)	—
Property and equipment, net	—	2,245	—		—		2,245	—		2,245	—		2,245
Capitalized software development costs, net	—	5,461	—		—		5,461	—		5,461	—		5,461
Intangible assets, net	—	122,126	—		—		122,126	—		122,126	—		122,126
Goodwill	—	258,619	17,084	(1a)	—		275,703	—		275,703	—		275,703
Deposits and other assets	—	124	—		—		124	—		124	—		124
Total assets	$287,816	$446,067	$17,084		$(196,596)		$554,371	$(290,116)		$460,851	$(283,336)		$467,631

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$—	$4,206	$(1)	(1b)	$(2,023)	(6)	$2,182	$(2,023)	(6)	$2,182	$(2,023)	(6)	$2,182
Accrued expenses and other current liabilities	3,254	11,406	(33)	(1c)	(4,524)	(9)	6,319	(4,524)	(9)	6,319	(4,524)	(9)	6,319
					(3,784)	(6)		(3,784)	(6)		(3,784)	(6)
Related party payable	1,680	—	—		(1,680)	(6)	—	(1,680)	(6)	—	(1,680)	(6)	—
Current Deferred Payment	—	—	135,035	(1d)	(135,035)	(11)	—	(135,035)	(11)	—	(135,035)	(11)	—
Debt, current	—	5,040	—		(5,040)	(4)	—	(5,040)	(4)	—	61,250	(2)	61,250
			—		—			—			(5,040)	(4)
Deferred revenue	—	18,992	—		—		18,992	—		18,992	—		18,992
Total current liabilities	4,934	39,644	135,001		(152,086)		27,493	(152,086)		27,493	(90,836)		88,743
Debt, non-current	—	190,620	—		201,500	(2)	200,000	252,000	(2)	250,000	313,250	(2)	308,750
			—		(1,500)	(3)		(2,000)	(3)		(4,500)	(3)
			—		(190,620)	(4)		(190,620)	(4)		(190,620)	(4)
Deferred Payment	—	—	—		—		—	—		—	—		—
Deferred tax liabilities	—	18,342	9,086	(1c)	(9,086)	(11)	18,342	(9,086)	(11)	18,342	(9,086)	(11)	18,342
Forward Purchase Agreement liability	5,521	—	—		(5,521)	(8)	—	(5,521)	(8)	—	(5,521)	(8)	—
Warrant liability	19,135	—	—		2,389	(8)	21,524	2,389	(8)	21,524	2,389	(8)	21,524
Deferred underwriting fee liability	9,660	—	—		(9,660)	(7)	—	(9,660)	(7)	—	(9,660)	(7)	—
Other non-current liabilities	—	169	—		—		169	—		169	—		169
Total liabilities	39,250	248,775	144,087		(164,584)		267,528	(114,584)		317,528	5,416		437,528

					Assuming No Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Tiga (Historical)	Grindr (Historical)	SV Consolidation		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Commitments and contingencies:
Class A ordinary shares subject to possible redemption	287,543	—	—		(287,543)	(12)	—	(143,772)	(16)	—	(287,543)	(16)	—
					—			(143,772)	(12)		—
Equity:
Preference shares	—	—	—		—		—	—		—	—		—
Common Stock (par value $0.0001 per share)	—	—	—		1	(8)	21	1	(8)	19	1	(8)	18
			—		16	(13)		16	(13)		16	(13)
			—		3	(12)		1	(12)		—
			—		1	(14)		1	(14)		1	(14)
Ordinary units	—	1	(1)	(1e)			—			—			—
Class A ordinary shares	—	—	—		—		—	—		—	—		—
Class B ordinary shares	1	—	—		(1)	(14)	—	(1)	(14)	—	(1)	(14)	—
Additional paid-in-capital	—	202,866	(127,002)	(1e)	103,131	(8)	312,033	103,131	(8)	168,515	103,131	(8)	55,296
			—		(128,276)	(9)		(128,276)	(9)		(99,976)	(9)
			—		(26,592)	(6)		(26,592)	(6)		(24,592)	(6)
			—		(16)	(13)		(16)	(13)		(16)	(13)
			—		287,540	(12)		143,770	(12)		503	(16)
			—		(38,978)	(15)		(38,978)	(15)		(38,978)	(15)
			—		29,700	(10)		29,700	(10)		29,700	(10)
					9,660	(7)		9,660	(7)		9,660	(7)
			—					252	(16)
Accumulated deficit	(38,978)	(5,575)	—		(7,524)	(4)	(25,211)	(7,524)	(4)	(25,211)	(7,524)	(4)	(25,211)
			—		(1,233)	(6)		(1,233)	(6)		(1,233)	(6)
			—		(10,879)	(11)		(10,879)	(11)		(10,879)	(11)
			—		38,978	(15)		38,978	(15)		38,978	(15)
Total shareholders' equity (deficit)	(38,977)	197,292	(127,003)		255,531		286,843	112,011		143,323	(1,209)		30,103
Total liabilities and shareholders' equity (deficit)	$287,816	$446,067	$17,084		$(196,596)		$554,371	$(290,116)		$460,851	$(283,336)		$467,631

Unaudited Pro Forma Combined Statement of Operations
For the Six Months Ended June 30, 2022
(in thousands, except share data)
					Assuming No Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Tiga (Historical)	Grindr (Historical)	SV Consolidation		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$90,085	$—		$—		$90,085	$—		$90,085	$—		$90,085
Operating cost and expense:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	—	23,803	—		—		23,803	—		23,803	—		23,803
Selling, general and administrative expense	—	33,491	—		—		37,735	—		37,735	—		37,735
			—		4,244	(18)		4,244	(18)		4,244	(18)
Product development expense	—	7,822	—		—		7,822	—		7,822	—		7,822
Depreciation and amortization	—	18,118	—		—		18,118	—		18,118	—		18,118
Operating costs	4,244	—	—		(4,244)	(18)	—	(4,244)	(18)	—	(4,244)	(18)	—
Total operating cost and expense	4,244	83,234	—		—		87,478	—		87,478	—		87,478
Income (loss) from operations	(4,244)	6,851	—		—		2,607	—		2,607	—		2,607
Other income (expense):
Interest income (expense), net	—	(6,212)	(14,098)	(17a)	(2,794)	(19)	(9,006)	(5,063)	(19)	(11,275)	(10,150)	(19)	(16,362)
			—		14,098	(20)		14,098	(20)		14,098	(20)
Other (expense) income, net	—	(66)	—		—		(66)	—		(66)	—		(66)
Interest earned on investments held in Trust Account	403	—	—		(403)	(21)	—	(403)	(21)	—	(403)	(21)	—
Fair value of private placement warrants in excess of purchase price	(81)	—	—		—		(81)	—		(81)	—		(81)
Change in fair value of warrant liabilities	4,926	—	—		1,161	(22)	6,087	1,161	(22)	6,087	1,161	(22)	6,087
Change in fair value of forward purchase agreement liabilities	(513)	—	—		513	(22)	—	513	(22)	—	513	(22)	—
Total other income (expense)	4,735	(6,278)	(14,098)		12,575		(3,066)	10,306		(5,335)	5,219		(10,422)
Net income (loss) before income tax	491	573	(14,098)		12,575		(459)	10,306		(2,728)	5,219		(7,815)
Income tax provision (benefit)	—	253	1,040	(17b)	(1,506)	(23)	(213)	(2,200)	(23)	(907)	(3,757)	(23)	(2,464)
Net income (loss)	$491	$320	$(15,138)		$14,081		$(246)	$12,506		$(1,821)	$8,976		$(5,351)

Pro Forma Earnings Per Share
Basic							$(0.00)			$(0.01)			$(0.03)
Diluted							$(0.00)			$(0.01)			$(0.03)
Pro Forma Number of Shares Used in Computing EPS
Basic (#)							200,723,962			186,923,962			175,883,490
Diluted (#)							200,723,962			186,923,962			175,883,490

Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2021
(in thousands, except share data)
					Assuming No Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Tiga (Historical)	Grindr (Historical)	SV Consolidation		Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$145,833	$—		$—		$145,833	$—		$145,833	$—		$145,833
Operating cost and expense:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	—	37,358	—		—		37,358	—		37,358	—		37,358
Selling, general and administrative expense	—	30,618	—		—		32,379	—		32,379	—		32,379
			—		1,761	(18)		1,761	(18)		1,761	(18)
Product development expense	—	10,913	—		—		10,913	—		10,913	—		10,913
Depreciation and amortization	—	43,234	—		—		43,234	—		43,234	—		43,234
Operating costs	1,761	—	—		(1,761)	(18)	—	(1,761)	(18)	—	(1,761)	(18)	—
Total operating cost and expense	1,761	122,123	—				123,884	—		123,884	—		123,884
Income (loss) from operations	(1,761)	23,710			—		21,949	—		$21,949	—		21,949
Other income (expense):
Interest income (expense), net	—	(18,698)	(26,597)	(17a)	686	(19)	(18,012)	(3,853)	(19)	(22,551)	(12,754)	(19)	(31,452)
			—		26,597	(20)		26,597	(20)		26,597	(20)
Other (expense) income, net	—	1,288	—		(7,524)	(24)	(27,434)	(7,524)	(24)	(27,434)	(7,524)	(24)	(27,434)
			—		(19,965)	(25)		(19,965)	(25)		(19,965)	(25)
					(1,233)	(26)		(1,233)	(26)		(1,233)	(26)
Interest earned on investments held in Trust Account	85	—	—		(85)	(21)	—	(85)	(21)	—	(85)	(21)	—
Change in fair value of warrant liabilities	23,121	—	—		4,553	(22)	27,674	4,553	(22)	27,674	4,553	(22)	27,674
Change in fair value of forward purchase agreement liabilities	1,750	—	—		(1,750)	(22)	—	(1,750)	(22)	—	(1,750)	(22)	—
Total other income (expense)	24,956	(17,410)	(26,597)		1,279		(17,772)	(3,260)		(22,311)	(12,161)		(31,212)
Net income (loss) before income tax	23,195	6,300	(26,597)		1,279		4,177	(3,260)		(362)	(12,161)		(9,263)
Income tax provision (benefit)	—	1,236	(5,985)	(17b)	(10,848)	(23)	(15,597)	(12,237)	(23)	(16,986)	(14,961)	(23)	(19,710)
Net income (loss)	$23,195	$5,064	$(20,612)		$12,127		$19,774	$8,977		$16,624	$2,800		$10,447

Pro Forma Earnings Per Share
Basic							$0.10			$0.09			$0.06
Diluted							$0.10			$0.09			$0.06
Pro Forma Number of Shares Used in Computing EPS
Basic (#)							200,723,962			186,923,962			175,883,490
Diluted (#)							200,780,434			186,980,434			175,939,962

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Tiga will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Grindr will represent a continuation of the financial statements of Grindr with the Business Combination treated as the equivalent of Grindr issuing shares for the net assets of Tiga, accompanied by a recapitalization. The net assets of Tiga will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Grindr in future reports of New Grindr.
The unaudited pro forma combined balance sheet as of June 30, 2022 gives pro forma effect to the Business Combination and the other events as if consummated on June 30, 2022. The unaudited pro forma combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 gives pro forma effect to the Business Combination and the other events as if consummated on January 1, 2021, the beginning of the earliest period presented.
The unaudited pro forma combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
○
the historical unaudited financial statements of Tiga as of and for the three and six months ended June 30, 2022 and the historical audited financial statements of Tiga as of and for the year ended December 31, 2021;

○
the historical unaudited condensed consolidated financial statements of Grindr as of and for the three and six months ended June 30, 2022 and the historical audited consolidated financial statements of Grindr as of and for the year ended December 31, 2021; and

○
other information relating to Tiga and Grindr included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section entitled “Proposal No. 1 - The Business Combination Proposal.”

The unaudited pro forma combined financial information should also be read together with the sections entitled “Tiga’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Grindr’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. As noted in the section entitled “Summary of the Proxy Statement/Prospectus—Recent Developments”, pursuant to the CS Fee Waiver Letter, Credit Suisse has expressly waived all deferred underwriting commissions owed to them pursuant to the Underwriting Agreement. Credit Suisse has performed all their obligations under the Underwriting Agreement to obtain their fee and is therefore gratuitously waiving their right to be compensated. Such a resignation and, to the extent enforceable, fee waiver for services already rendered is unusual. As a result of the Fee Waivers, the transaction fees payable by Tiga and Grindr will be reduced by an amount equal to the deferred underwriting commission attributable to Credit Suisse as reflected in the Unaudited Pro Forma Combined Financial Information. Management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma combined balance sheet as a direct reduction to New Grindr’s additional paid-in capital and are assumed to be cash settled. One-time direct and incremental transaction costs incurred in connection with the Business Combination allocated to the liability classified warrants are recorded as a charge to accumulated deficit. None of Grindr’s stock awards accelerate as a result of the Transaction due to the May 2022 modification as discussed in Note 10 of Grindr’s historical financial statements as of June 30, 2022.

Management has not identified any material differences in accounting policies that would require adjustments in the pro forma financial information. Certain reclassifications have been reflected to conform financial statement presentation as described in the notes the pro forma financial statements below.
2. Adjustments to Unaudited Pro Forma Combined Financial Information
The unaudited pro forma combined financial information takes into consideration the effects of adjustments under the no redemptions scenario, 50% redemptions scenario and the maximum redemptions scenario.
Adjustments to Unaudited Pro Forma Combined Balance Sheet
The adjustments included in the unaudited pro forma combined balance sheet as of June 30, 2022 are as follows:
1.
Reflects the contribution of the San Vicente Entities from the SV Consolidation as a contribution of assets and liabilities between entities under common control. This transfer of assets between entities under common control does not result in a change in reporting entity requiring retrospective restatement of the historical financial statements. The Company considered the following factors in making this determination: the San Vicente Entities are considered non-substantive holding companies, the current Grindr management structure will remain in place subsequent to the SV Consolidation, and the discussion of the business in this Registration Statement centers around Grindr, not the San Vicente Entities. The contribution of these balances is at historical cost assuming the SV Consolidation occurred on June 30, 2022. The table below reflects major balance sheet line items of both the San Vicente Entities and Grindr and excludes line items where there is no difference between the historical balances. The adjustments and their explanations are as follows:

	San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries (Historical)	Grindr (Historical)	SV Consolidation Adjustments		Reorganized Grindr
Assets
Current assets:
Total current assets	56,100	56,100	—		56,100
Goodwill	275,703	258,619	17,084	(1a)	275,703
Total assets	$463,151	$446,067	$17,084		$463,151
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	4,205	4,206	(1)	(1b)	4,205
Accrued expenses and other current liabilities	11,373	11,406	(33)	(1c)	11,373
Current Deferred Payment	135,035	—	135,035	(1d)	135,035
Total current liabilities	174,645	39,644	135,001		174,645
Deferred tax liabilities	27,428	18,342	9,086	(1c)	27,428
Total liabilities	392,862	248,775	144,087		392,862
Equity:
Ordinary units	—	1	(1)	(1e)	—
Additional paid-in-capital	111,191	202,866	(91,675)	(1e)	75,864
Accumulated deficit	(51,078)	(5,575)	(45,503)	(1e)	(5,575)
Equity attributable to noncontrolling interest	10,176	—	10,176	(1e)	—
Total shareholders’ equity (deficit)	70,289	197,292	(127,003)		70,289
Total liabilities and shareholders' equity (deficit)	$463,151	$446,067	$17,084		$ 463,151
1a.
Reflects the assumption of the historical goodwill balance from SV Acquisition’s acquisition of Grindr. The difference in goodwill is related to tax basis differences associated with the Deferred Payment at the San Vicente Entities.

1b.	Reflects a rounding adjustment to arrive at the San Vicente Entities’ historical accounts payable balance.
1c.
Reflects the assumption of additional historical accrued expenses and other current liabilities and deferred tax liabilities of the San Vicente Entities related to the interest expense deductibility of the Deferred Payment.

1d.
Reflects the assumption of a liability for the Deferred Payment of $135.0 million, which represents the present value of the Deferred Payment, calculated by discounting the current $155.0 million balance due in June 2023 by 15.7%.

1e.
Reflects the assumption of the net assets of the San Vicente Entities as an adjustment to additional paid-in-capital. Also reflects the elimination of the noncontrolling interest in Grindr at the San Vicente Entities level, as subsequent to the SV Consolidation, the San Vicente Entities will merge into Grindr. Grindr will continue to own 100% of its consolidated subsidiaries.

2.
Reflects gross proceeds of $201.5 million, $252.0 million, and $374.5 million, under the no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively, from the issuance of the New Debt.

3.
Reflects the recognition of $1.5 million, $2.0 million, and $4.5 million under the no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively, of deferred financing costs associated with the issuance of the New Debt.

4.
Reflects the extinguishment of Grindr’s existing debt, resulting in an estimated loss on extinguishment of debt of $7.5 million due to the write-off of unamortized discount on debt and deferred financing costs.

5.	Reflects the liquidation and reclassification of $287.5 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general corporate use by New Grindr.
6.
Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $35.1 million, including $27.8 million and $7.3 million to be paid by Tiga and Grindr, respectively in connection with the Business Combination prior to, or concurrent with the Closing.

Tiga’s transaction costs includes a $7.0 million, $7.0 million, and $5.0 million success fee payable to Raine on the successful close of the Business Combination under the minimum redemptions, 50% redemptions and maximum redemptions scenarios, respectively, which is reflective of the additional $2.0 million fee to be paid if the total redemptions by public shareholders is 50% or less.
A portion of Grindr’s transaction costs are reflected as an increase of $1.2 million to the accumulated deficit due to transaction costs allocated to the liability classified warrants discussed in (26). This adjustment reflects the reclassification of deferred issuance costs of Grindr that were paid or accrued and recorded in ‘Other current assets’ in Grindr’s historical financial statements as of June 30, 2022.
The cash disbursements above eliminate $3.2 million and $0.5 million of the transaction costs accrued in ‘Accounts expenses and other current liabilities’ for Tiga and Grindr, respectively as well as the elimination of $2.0 million of ‘Accounts Payable’ in Grindr’s historical financial statements as of June 30, 2022. Also reflects the cash disbursement for the $1.7 million repayment on the related party loan, which was used to pay for transaction costs incurred by Tiga.
7.	Reflects the forfeiture of $9.7 million of deferred underwriting fees incurred during Tiga's initial public offering and due upon the Closing.
8.
Reflects the sale and issuance of 10,000,000 shares of New Grindr Common Stock to certain investors (including the Sponsor and its Affiliates) through the Forward Purchase Commitment and the Backstop Commitment at $10.00 per share. This adjustment also reflects the elimination of the Forward Purchase Liability and establishment of additional Warrant Liabilities. Upon exercise of the Forward Purchase Commitment and the Backstop Commitment an additional 5,000,000 public warrants will be outstanding.

9.
Reflects the cash distributed to former owners of Grindr through a capital distribution recorded prior to the closing of the Transaction and paid at Closing of $132.8 million, $132.8 million and $104.5 million under the no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively. The cash distributed includes $4.5 million of cash distributed to satisfy a previous distribution declared and accrued in ‘Accrued expenses and other current liabilities’ in Grindr’s historical financial statements as of June 30, 2022.

10.
Subsequent to the latest balance sheet date, in connection with the Transaction, prior to Closing the Company expects to receive $29.7 million in cash from Catapult GP II to settle the shareholder loan agreement which is reflected as an increase to cash of $29.7 million and an increase to additional paid-in-capital.

11.
Reflects the $155.0 million cash payment to former unitholders of Grindr to extinguish the remaining Deferred Payment discussed in (1d), in connection with Closing. The extinguishment of the remaining Deferred Payment results in an estimated loss on extinguishment of $20.0 million reflecting the difference between the carrying value at June 30, 2022 and the settlement value of $155.0 million. Also reflects the reversal of $9.1 million of deferred tax liabilities related to the future interest expense that was to be recognized on the Deferred Payment interest accretion in (1c).

12.
Reflects the reclassification of Tiga’s Class A ordinary shares subject to possible redemption into permanent equity assuming no redemptions and immediate conversion of 27,600,000 shares of Tiga’s Class A ordinary shares into shares of New Grindr Common Stock on a one-to-one basis in connection with the Business Combination and 50% redemptions and immediate conversion of 13,800,000 shares of Tiga’s Class A ordinary shares into shares of New Grindr Common Stock on a one-to-one basis in connection with the Business Combination.

13.
Represents the issuance of 156,223,962, 156,223,962, and 158,983,490 shares of New Grindr Common Stock to holders of Grindr ordinary units at the Closing pursuant to the Merger Agreement to effect the reverse recapitalization under the no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively.

14.	Reflects the conversion of all 6,900,000 shares of Tiga’s Class B ordinary shares into shares of New Grindr Common Stock on a one-to-one basis in connection with the Business Combination.
15.
Reflects the elimination of Tiga’s historical accumulated deficit with a corresponding adjustment to Additional paid-in-capital for New Grindr in connection with the reverse recapitalization at the Closing.

16.
Reflects the cash disbursed to redeem 13,800,000 and 27,600,000 public shares of Tiga’s Class A ordinary shares under the 50% redemptions and maximum redemptions scenarios, respectively, which will convert into New Grindr Common Stock, in connection with the Business Combination at an assumed redemption price of approximately $10.40 per share based on funds held in the trust account as of June 30, 2022. The excess cash disbursed over the carrying value of the temporary equity of $0.3 million and $0.5 million under the 50% redemptions and maximum redemptions scenarios, respectively, is treated as an additional distribution of capital.

Adjustments to Unaudited Pro Forma Combined Statements of Operations
The adjustments included in the unaudited pro forma combined statement of operations for the six months ended June 30, 2022 and year ended December 31, 2021 are as follows:
17.
Reflects the contribution of the San Vicente Entities from the SV Consolidation as a contribution of assets and liabilities between entities under common control assuming the SV Consolidation occurred on January 1, 2021. The table below reflects major income statement line items of both the San Vicente Entities and Grindr and excludes line items where there is no difference between the historical balances. The adjustments and their explanations are as follows:

For the Six Months Ended June 30, 2022:
	San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries (Historical)	Grindr (Historical)	SV Consolidation Adjustments		Reorganized Grindr
Revenue	$90,085	$ 90,085	$ —		$90,085
Operating cost and expense:
Total operating cost and expense	83,234	83,234	—		83,234
Income (loss) from operations	6,851	6,851	—		6,851
Other income (expense):
Interest income (expense), net	(20,310)	(6,212)	(14,098)	(17a)	(20,310)
Total other income (expense)	(20,376)	(6,278)	(14,098)		(20,376)
Net income (loss) before income tax	(13,525)	573	(14,098)		(13,525)
For the Six Months Ended June 30, 2022 (con't):
	San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries (Historical)	Grindr (Historical)	SV Consolidation Adjustments		Reorganized Grindr
Income tax provision (benefit)	1,293	253	1,040	(17b)	1,293
Net income (loss)	(14,818)	320	(15,138)		(14,818)
Less: Income/(loss) attributable to non-controlling interest	32	—	32	(17c)	$ —
Net income (loss) attributable to controlling interest	$ (14,850)	$ 320	$ (15,170)		$(14,818)
For the Year Ended December 31, 2021:
	San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries (Historical)	Grindr (Historical)	SV Consolidation Adjustments		Reorganized Grindr
Revenue	$145,833	$145,833	$—		$145,833
Operating cost and expense:
Total operating cost and expense	122,123	122,123	—		122,123
Income (loss) from operations	23,710	23,710			23,710
Other income (expense):
Interest income (expense), net	(45,295)	(18,698)	(26,597)	(17a)	(45,295)
Total other income (expense)	(44,007)	(17,410)	(26,597)		(44,007)
Net income (loss) before income tax	(20,297)	6,300	(26,597)		(20,297)
Income tax provision (benefit)	(4,749)	1,236	(5,985)	(17b)	(4,749)
Net income (loss)	$(15,548)	$5,064	$(20,612)		$(15,548)
Less: Income/(loss) attributable to non-controlling interest	496	—	496	(17c)	—
Net income (loss) attributable to controlling interest	$(16,044)	$5,064	$(21,108)		$(15,548)

17a.
Reflects the interest expense accretion related to the Deferred Payment discussed in adjustment (1d) as though it were outstanding since January 1, 2021 using an interest rate of 15.7%. A 0.125% change in the estimated interest rate on the Deferred Payment would result in a change in the total interest expense over the life of the obligation of approximately $0.4 million.

17b.	Reflects the tax impact of the interest expense recognized in (17a) above, as though the SV Consolidation occurred on January 1, 2021.
17c.
This difference is not reflected in the pro forma financial information, it reflects the elimination of the income attributable to non-controlling interest in Grindr at the San Vicente Entities level, as subsequent to the SV Consolidation, the San Vicente Entities will merge into Grindr. Grindr continues to own 100% of its consolidated subsidiaries.

18.	Represents reclassifications to conform Tiga’s financial information to financial statement line items and presentation of New Grindr based on Grindr’s financial statement presentation.
19.
Reflects the elimination of $6.2 million and $18.7 million of interest expense for the six months ended June 30, 2022 and year ended December 31, 2021, respectively, related to historical debt obligations of Grindr, which were paid off in accordance with the Merger Agreement. The adjustment also reflects the recognition of an estimated $9.0 million, $11.3 million and $16.4 million under the no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively, of pro forma interest expense related to the New Debt for the six months ended June 30, 2022, and an estimated $18.0 million, $22.6 million and $31.5 million under the no redemptions, 50% redemptions, and maximum redemptions scenarios, respectively, of pro forma interest expense related to the New Debt for the year ended December 31, 2021.

In the minimum redemptions scenario, the $200.0 million facility, net of $1.5 million in fees, bearing interest at the secured overnight financing rate (“SOFR”) plus 6.5% to mature in 5 years. A 0.125% change in the estimated interest rate on the New Debt, which has a variable interest rate, would result in a change in interest expense of approximately $0.1 million and $0.3 million for the six months ended June 30, 2022 and year ended December 31, 2021, respectively.
In the 50% redemptions scenario, the $250.0 million facility, net of $2.0 million in fees, bearing interest at SOFR + 6.5% to mature in 5 years. A 0.125% change in the estimated interest rate on the New Debt, which has a variable interest rate, would result in a change in interest expense of approximately $0.2 million and $0.3 million for the six months ended June 30, 2022 and year ended December 31, 2021, respectively.
In the maximum redemptions scenario, the $250.0 million facility, net of $2.0 million in fees, bearing interest at SOFR + 6.5% to mature in 5 years and an additional $120.0 million facility, net of $2.5 million in fees, bearing interest at SOFR + 4.2%, to mature in 18 months, with half of the principal being due within one year and the remaining principal becoming due upon maturity. A 0.125% change in the estimated interest rate on the New Debt, which has a variable interest rate, would result in a change in interest expense of approximately $0.2 million and $0.4 million for the six months ended June 30, 2022 and year ended December 31, 2021, respectively.
20.
In connection with the extinguishment of the Deferred Payment discussed in adjustment (11), the interest expense of $14.1 million and $26.6 million in the six months ended June 30, 2022 and year ended December 31, 2021, respectively, attributed to the Deferred Payment is eliminated.

21.	Reflects the elimination of investment income related to investments held in the Trust Account.
22.
Reflects the elimination of the change in fair value of the Forward Purchase Liability and the change in fair value of the additional 5.0 million public warrants outstanding as a result of the exercise of the Forward Purchase Commitment and Backstop Commitment discussed in (8) as though the public warrants were outstanding for the entire period.

23.	To reflect the income tax effect of all pro forma income statement adjustments as follows:
For the Six Months Ended June 30, 2022	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Reversal of pro forma tax effect of 17(b) due to the repayment of the Deferred Payment	$(1,040)	$(1,040)	$(1,040)
Pro forma effect of all other pro forma adjustments based on 30.6% blended federal and state statutory rates	$(466)	$(1,160)	$(2,717)
Pro Forma Transaction Accounting income tax provision/(benefit):	$(1,506)	$(2,200)	$(3,757)
For the Year Ended December 31, 2021	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Reversal of pro forma tax effect of 17(b) due to the repayment of the Deferred Payment	$5,985	$5,985	$5,985
Income tax benefit from the reversal of the SV deferred tax liability	$(9,086)	$(9,086)	$(9,086)
Pro forma effect of all other pro forma adjustments based on 30.6% blended federal and state statutory rates	$(7,747)	$(9,136)	$(11,860)
Pro Forma Transaction Accounting income tax provision/(benefit):	$(10,848)	$(12,237)	$(14,961)
24.	Represents the loss on extinguishment of $7.5 million associated with the extinguishment of Grindr’s existing debt.
25.	Reflects the loss on extinguishment of the Deferred Payment discussed in (11) above reflecting the difference in the present value and the settlement value.
26.	Reflects the recognition of $1.2 million of direct and incremental transaction costs allocated to the liability classified warrants.
3. Earnings per Share
The pro forma earnings per share calculation represents the net income (loss) per share calculated using the pro forma basic and diluted weighted average shares outstanding of New Grindr Common Stock as a result of the pro forma adjustments as if the Business Combination had occurred on January 1, 2021. The calculation of weighted average shares outstanding for pro forma basic and diluted net income per share reflects (i) the historical Grindr Shares, as adjusted by the Exchange Ratio, outstanding as of the respective original issuance date and (ii) assumes that the new shares issuable relating to the Other Related Events and SV Consolidation, as adjusted by the Exchange Ratio (where applicable), and the Business Combination have been outstanding as of January 1, 2021, the beginning of the earliest period presented. For potentially dilutive securities related to Grindr’s historical stock based compensation, the Exchange Ratio has been applied. Under the 50% redemptions scenario, 50% of the public shares of Tiga’s Class A ordinary shares are assumed to be redeemed by Tiga public shareholders and are eliminated as of January 1, 2021. Under the maximum redemptions scenario, 100% of the public shares of Tiga’s Class A ordinary shares assumed to be assumed to be redeemed by Tiga public shareholders and are eliminated as of January 1, 2021.

The unaudited pro forma combined per share information has been presented under the three assumed redemption scenarios as follows:
	Six Months Ended June 30, 2022
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Numerator:
Net income (loss) attributable to common shareholders - basic and diluted	$(246)	$(1,821)	$(5,351)
Denominator:
Sponsor and certain affiliates	6,900,000	6,900,000	6,900,000
Public Shareholders	27,600,000	13,800,000	—
Forward Purchase Investors	10,000,000	10,000,000	10,000,000
Former Grindr unitholders	156,223,962	156,223,962	158,983,490
Weighted average shares outstanding - basic	200,723,962	186,923,962	175,883,490
Dilutive effect of Grindr stock based compensation	—	—	—
Weighted average shares outstanding - diluted	200,723,962	186,923,962	175,883,490

Net income (loss) per share attributable to common shareholders - basic	$(0.00)	$(0.01)	$(0.03)
Net income (loss) per share attributable to common shareholders - diluted	$(0.00)	$(0.01)	$(0.03)
Following the Closing, the following outstanding shares of Common Stock equivalents were excluded from the computation of pro forma diluted net income (loss) per share for the period and scenarios presented because including them would have had an anti-dilutive effect:
	Six Months Ended June 30, 2022
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Private placement warrants	18,560,000	18,560,000	18,560,000
Public warrants	13,800,000	13,800,000	13,800,000
Forward purchase warrants	5,000,000	5,000,000	5,000,000
Stock based compensation	1,035,328	1,035,328	1,035,328

	Year Ended December 31, 2021
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Numerator:
Net income (loss) attributable to common shareholders - basic and diluted	$19,774	$16,624	$10,447
Denominator:
Sponsor and certain affiliates	6,900,000	6,900,000	6,900,000
Public Shareholders	27,600,000	13,800,000	—
Forward Purchase Investors	10,000,000	10,000,000	10,000,000
Former Grindr unitholders	156,223,962	156,223,962	158,983,490
Weighted average shares outstanding - basic	200,723,962	186,923,962	175,883,490
Dilutive effect of Grindr stock based compensation	56,472	56,472	56,472
Weighted average shares outstanding - diluted	200,780,434	186,980,434	175,939,962

Net income (loss) per share attributable to common shareholders - basic	$0.10	$0.09	$0.06
Net income (loss) per share attributable to common shareholders - diluted	$0.10	$0.09	$0.06
Following the Closing, the following outstanding shares of Common Stock equivalents were excluded from the computation of pro forma diluted net income (loss) per share for the period and scenarios presented because including them would have had an anti-dilutive effect:
	Year Ended December 31, 2021
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Private placement warrants	18,560,000	18,560,000	18,560,000
Public warrants	13,800,000	13,800,000	13,800,000
Forward purchase warrants	5,000,000	5,000,000	5,000,000
Stock based compensation	1,766,049	1,766,049	1,766,049

DESCRIPTION OF SECURITIES
The following summary of the material terms of New Grindr’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Certificate of Incorporation is attached as Annex H to this proxy statement/prospectus. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of New Grindr’s securities following the Business Combination.
Authorized and Outstanding Stock
The Proposed Certificate of Incorporation of New Grindr authorizes the issuance of 1,100,000,000 shares of New Grindr’s capital stock, consisting of (a) 1,000,000,000 shares of New Grindr Common Stock, having a par value per share of $0.0001 and (b) 100,000,000 shares of preferred stock, having a par value per share of $0.0001. The outstanding ordinary shares of Tiga, and the shares of New Grindr Common Stock issuable in connection with the Business Combination, the Forward Purchase Commitment and the Backstop Commitment will be, duly authorized, validly issued, fully paid and non-assessable.
As of the record date for the extraordinary general meeting, there were (i) Tiga Class A ordinary shares outstanding, (ii) Tiga Class B ordinary shares outstanding, (iii) no shares of preferred stock outstanding, (iv) private placement warrants outstanding and (v) public warrants outstanding.
Pursuant to the terms of the Merger Agreement, issued and outstanding Tiga Class A ordinary shares and Tiga Class B ordinary shares will automatically convert into an equal number of shares of New Grindr Common Stock upon the completion of the First Merger. The Sponsor and the independent directors of Tiga have waived any adjustment to the exchange ratio upon conversion of Tiga’s Class B ordinary shares into New Grindr Common Stock upon the Closing.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Proposed Certificate of Incorporation, the holders of New Grindr Common Stock shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of New Grindr Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter, including the election or removal of directors. The holders of New Grindr Common Stock will at all times vote together as one class on all matters submitted to a vote of New Grindr Common Stock under the Proposed Certificate of Incorporation.
Common Stock
We expect to have approximately 200,723,962 shares of New Grindr Common Stock outstanding immediately after the Closing, assuming that none of the holders of Tiga’s outstanding Class A ordinary shares exercise their redemption rights in connection with the Business Combination, and 175,883,490 shares of New Grindr Common Stock outstanding immediately after the Closing, assuming that all of holders of Tiga’s outstanding Class A ordinary shares exercise their redemption rights with respect to all of their Tiga Class A ordinary shares connection with the Business Combination. In both instances, we have excluded the impact of the exercise of New Grindr or Tiga Warrants.
Dividends
Subject to applicable law and the rights and preferences of any holders of any outstanding shares of preferred stock, under the Proposed Certificate of Incorporation, dividends and distributions may be declared and paid ratably on the New Grindr Common Stock out of the assets of New Grindr that are legally available for this purpose at such times and in such amounts as the New Grindr Board in its discretion shall determine.
Liquidation, Dissolution and Winding Up
Subject to applicable law and the rights and preferences of any holders of any shares of any outstanding series of New Grindr preferred stock, in the event of any liquidation, dissolution, or winding-up of New Grindr, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of New Grindr and subject to the rights, if any, of the holders of any outstanding series of New Grindr preferred stock or any class or series of stock having a preference over or the right to participate with the New Grindr Common Stock with respect to the distribution of assets of New Grindr upon such dissolution, liquidation or winding up of New Grindr, the holders of New Grindr Common Stock will be entitled to receive all the remaining assets of New Grindr available for distribution to stockholders, ratably in proportion to the number of shares of New Grindr Common Stock held by each such holder.
Preemptive or Other Rights
The holders of New Grindr Common Stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to New Grindr Common Stock.
Preferred Stock
New Grindr’s Proposed Certificate of Incorporation will authorize 100,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The New Grindr Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The New Grindr Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of New Grindr Common Stock and could have anti-takeover effects. The ability of the New Grindr Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. New Grindr has no preferred stock outstanding as of the date of this proxy statement/prospectus. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that New Grindr will not do so in the future. No shares of preferred stock are being issued or registered in the Business Combination.
Capital Stock Prior to the Business Combination
Class A Ordinary Shares
We are providing shareholders with the opportunity to redeem all or a portion of their public Tiga ordinary shares upon the Closing at a per-share price, payable in cash, equal to the aggregate amount on deposit in the trust account as of two business days prior to the Closing, subject to the limitations and procedures described herein. The Sponsor and the independent directors of Tiga have agreed to waive applicable anti-dilution protections in Tiga’s amended and restated memorandum and articles of association with respect to the conversion of the Tiga Class B ordinary shares held by the Sponsor and the independent directors of Tiga upon the consummation of the Business Combination.
The approval of the Business Combination requires the affirmative vote of a majority of the votes cast by holders of outstanding ordinary shares of Tiga represented at the extraordinary general meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the extraordinary general meeting. However, the participation of the Sponsor or its affiliates in privately negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the Business Combination even if a majority of the shareholders vote, or indicate their intention to vote, against the Business Combination.
The Sponsor has agreed to vote its ordinary shares of Tiga in favor of the Business Combination and the other proposals described in this proxy statement/prospectus. Public shareholders may elect to redeem their public shares whether they vote “for” or “against” the Business Combination.
Pursuant to our current amended and restated memorandum and articles of association, if we are unable to consummate a business combination within the completion window, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Tiga Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within such completion window. The Sponsor has entered into an agreement with us, pursuant to which it have waived its rights to liquidating distributions from the trust account with respect to any founder shares held by it if we fail to consummate our initial business combination within the completion window. However, if the Sponsor acquires public shares, it will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the completion window. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the trust account in the event we do not consummate our initial business combination within the completion window and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of our public shares. Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our current amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; unless we provide our public shareholders with the opportunity to redeem their Tiga Class A ordinary shares upon approval of any such amendment at a per share price, payable in cash, equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the Closing, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any.
In the event of a liquidation, dissolution or winding up of Tiga after the consummation of a business combination, Tiga shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over New Grindr Common Stock. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to Tiga’s ordinary shares, except that upon the consummation of the Business Combination, subject to the limitations and procedures described herein, Tiga will provide its public shareholders with the opportunity to redeem their public shares of for cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the Closing, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes if any.
Units
Each unit consists of one Tiga Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Tiga Class A ordinary share of at a price of $11.50 per share, subject to adjustment. Pursuant to the terms of the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of Tiga Class A ordinary shares. This means only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
Founder Shares
In connection with the execution of the Merger Agreement, Grindr, Tiga, Merger Sub I, the Sponsor and the independent directors of Tiga entered into the Transaction Support Agreement. Pursuant to the terms of the Transaction Support Agreement, the Sponsor and the independent directors of Tiga agreed to, among other things: (i) vote or cause their shares to vote in favor of the Business Combination Proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) subject to certain exceptions, not transfer, sell, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of their Tiga Class A ordinary shares, Tiga Class B ordinary shares or Tiga Warrants (including the Tiga Class A ordinary shares issuable upon exercise thereof) held by the Sponsor until the earlier of the Closing or the valid termination of the Merger Agreement, (iii) not, directly or indirectly, solicit, initiate, continue or engage in alternative business combination proposals and (iv) waive applicable anti-dilution protections in Tiga’s memorandum and articles of association with respect to the conversion of the Tiga Class B ordinary shares held by Sponsor upon consummation of the Business Combination. The Transaction Support Agreement shall automatically terminate in its entirety, and be of no further force or effect, upon the termination of the Merger Agreement. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Transaction Support Agreement.”

The Tiga Class B ordinary shares will automatically convert into shares of New Grindr Common Stock at the time of the First Merger on a one-for-one basis. As additional shares of New Grindr Common Stock are to be issued in excess of the amounts sold in the initial public offering in connection with the proposed Business Combination, the Sponsor and the independent directors of Tiga have waived their rights to have the ratio at which Tiga Class B ordinary shares were to convert into shares of New Grindr Common Stock be adjusted so that the number of shares of New Grindr Common Stock issuable upon conversion of all Tiga Class B ordinary shares equaled, in the aggregate, on an as-converted basis,    % of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Class A ordinary shares underlying the private placement warrants) upon the completion of the initial public offering, plus (ii) the total number of Tiga Class A ordinary shares issued or deemed issued or issuable upon the conversion or exercise of any equity-linked securities or rights issued or deemed issued, by Tiga in connection with or in relation to the consummation of the initial business combination, excluding any Tiga Class A ordinary shares or equity-linked securities exercisable for or convertible into Tiga Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to the Sponsor, its affiliates or any member of Tiga’s management team upon conversion of working capital loans. Pursuant to the terms of the Transaction Support Agreement, the Sponsor and the independent directors of Tiga have agreed to forego any adjustment to the conversion ratio in connection with the Business Combination for their Tiga Class B ordinary shares and, as a result, the shares of Tiga Class B ordinary shares will automatically convert into shares of New Grindr Common Stock on a one-for-one basis upon consummation of the First Merger.
With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Sponsor and other permitted transferees, each of whom will be subject to the same transfer restrictions) until earlier of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of New Grindr Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their New Grindr shares for cash, securities or other property.
Warrants
Public Shareholders’ Warrants
Pursuant to the terms of the Merger Agreement, each outstanding Tiga Warrant to purchase Tiga Class A ordinary shares outstanding immediately prior to the First Merger will, upon completion of the First Merger, become a warrant of New Grindr exercisable for shares of New Grindr Common Stock on identical terms. Each whole warrant will entitle the registered holder to purchase one share of New Grindr Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the initial public offering and thirty (30) days after the completion of our initial business combination. Pursuant to the terms of the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Grindr Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of New Grindr Common Stock pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of New Grindr Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Grindr Common Stock is available, subject to New Grindr’s satisfaction of our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis (unless permitted by Tiga in certain circumstances specified in the Warrant Agreement), and New Grindr will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Grindr Common Stock underlying such unit.
Redemption of Warrants for Cash when the price per share of New Grindr Common Stock equals or exceeds $18.00.
Once the warrants become exercisable, New Grindr may call the warrants for redemption (except as described herein with respect to the private placement of warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of thirty (30) days’ prior written notice of redemption, to each warrant holder; and
•
if, and only if, the closing price of New Grindr Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which New Grindr sends the notice of redemption to the warrant holders.

New Grindr will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the New Grindr Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Grindr Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by New Grindr, New Grindr may exercise its redemption right even if New Grindr is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We had established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New Grindr issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of New Grindr Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants for Cash when the price per share of New Grindr Common Stock equals or exceeds $10.00.
Once the warrants become exercisable, New Grindr may call the warrants for redemption:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of shares of New Grindr Common Stock (as defined below) except as otherwise described below;

•
if, and only if, the closing price of New Grindr Common Stock equals or exceeds $10.00 per public share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like) for any twenty 20 trading days within the thirty (30)-trading day period ending three trading days before New Grindr sends the notice of redemption to the warrant holders; and

•
if the closing price of New Grindr Common Stock for any 20 trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for stock splits, stock recapitalizations, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New Grindr Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by New Grindr pursuant to this redemption feature, based on the “fair market value” of shares of New Grindr Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted-average price of shares of New Grindr Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. New Grindr will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.
	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00≥
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Grindr Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted-average price of shares of New Grindr Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Grindr Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted-average price of shares of New Grindr Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New Grindr Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New Grindr Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by New Grindr pursuant to this redemption feature, since they will not be exercisable for any shares of New Grindr Common Stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New Grindr Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of shares of New Grindr Common Stock is below the exercise price of the warrants. Tiga had established this redemption feature to provide flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants for Cash when the price per share of New Grindr Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the of the initial public offering. This redemption right provides New Grindr with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. New Grindr will be required to pay the applicable redemption price to warrant holders if New Grindr chooses to exercise this redemption right and it will allow New Grindr to quickly proceed with a redemption of the warrants if New Grindr determines it is in its best interest to do so. As such, New Grindr would presumably redeem the warrants in this manner when New Grindr believes it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, New Grindr can redeem the warrants when the shares of New Grindr Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will presumably provide certainty with respect to New Grindr’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New Grindr chooses to redeem the warrants when the shares of New Grindr Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New Grindr Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New Grindr Common Stock if and when such shares of New Grindr Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of New Grindr Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New Grindr will round down to the nearest whole number of the number of shares of New Grindr Common Stock to be issued to the holder. New Grindr will use its commercially reasonable efforts to register under the Securities Act the shares of New Grindr Common Stock issuable upon the exercise of the warrants.
Redemption Procedures
A holder of a warrant may notify New Grindr in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or other amount as specified by the holder) of the shares of New Grindr Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments
If the number of outstanding shares of New Grindr Common Stock is increased by a capitalization or stock dividend payable in shares of New Grindr Common Stock, or by a split-up of shares of New Grindr Common Stock or other similar event, then, on the effective date of such capitalization, stock dividend, split-up or similar event, the number of shares of New Grindr Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New Grindr Common Stock. A rights offering made to all or substantially all holders of New Grindr Common Stock entitling holders to purchase shares of New Grindr Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of New Grindr Common Stock equal to the product of (1) the number of shares of New Grindr Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Grindr Common Stock) multiplied by (2) one minus the quotient of (x) the price per share of New Grindr Common Stock paid in such rights offering and (y) the “historical fair market value.” For these purposes (1) if the rights offering is for securities convertible into or exercisable for New Grindr Common Stock, in determining the price payable for New Grindr Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) historical fair market value means the volume weighted-average price per share of New Grindr Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of New Grindr Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if New Grindr, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New Grindr Common Stock on account of such shares of New Grindr Common Stock (or other securities of our capital stock into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of New Grindr Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that result in an adjustment to the exercise price or to the number of shares of New Grindr Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Grindr Common Stock in respect of such event.
If the number of outstanding shares of New Grindr Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Grindr Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Grindr Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Grindr Common Stock.
Whenever the number of shares of New Grindr Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Grindr Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Grindr Common Stock so purchasable immediately thereafter.
In addition, if (x) New Grindr issues additional shares of New Grindr Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination, at an issue price or effective issue price of less than $9.20 per share of New Grindr Common Stock (with such issue price or effective issue price to be determined in good faith by the New Grindr Board), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted-average trading price of New Grindr Common Stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding shares of New Grindr Common Stock (other than those described above or that solely affects the par value of such shares of New Grindr Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New Grindr Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which New Grindr is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Grindr Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted-average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New Grindr Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New Grindr Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of New Grindr Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants were issued in registered form under the Warrant Agreement. If you hold warrants, you should review a copy of the Warrant Agreement, which was filed as an exhibit to the IPO registration statement, for a description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the Tiga prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.

The warrant holders do not have the rights or privileges of holders of shares of New Grindr Common Stock and any voting rights until they exercise their warrants and receive shares of New Grindr Common Stock. After the issuance of shares of New Grindr Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by New Grindr stockholders.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, New Grindr will, upon exercise, round down to the nearest whole number the number shares of New Grindr Common Stock to be issued to the warrant holder.
The parties to the Warrant Agreement have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and such parties irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the initial public offering. The private placement warrants (including New Grindr Common Stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by New Grindr (except as described under “—Redemption of Warrants for Cash when the price per share of New Grindr Common Stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by New Grindr and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants requires a vote of holders of at least 65% of the number of the then outstanding private placement warrants.
Except as described under “—Redemption of Warrants for Cash when the price per share of New Grindr Common Stock equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of New Grindr Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Grindr Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price per share of the warrants by (y) the Sponsor fair market value. The Sponsor “fair market value” shall mean the average closing price per share of New Grindr Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Dividends
We have not paid any cash dividends on Tiga’s ordinary shares to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future (following the Closing) will be dependent upon New Grindr’s revenues and income, if any, capital requirements, the terms of any outstanding indebtedness and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the New Grindr Board at such time. In addition, the New Grindr Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if New Grindr incurs any indebtedness, New Grindr’s ability to declare dividends may be limited by restrictive covenants New Grindr may agree to in connection therewith.
Exclusive Forum
New Grindr’s Proposed Certificate of Incorporation will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on behalf of New Grindr, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New Grindr’s directors, officers or shareholders to New Grindr or its stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or Proposed Certificate of Incorporation or the Proposed Bylaws, (iv) any action arising pursuant to any provision of the DGCL, the Proposed Bylaws or the Proposed Certificate of Incorporation or (v) any action asserting a claim against New Grindr or any current or former director, officer or stockholder governed by the internal affairs doctrine will have to be brought in a state court located within the state of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless New Grindr consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.
Anti-Takeover Effects of Provisions of the Proposed Certificate of Incorporation and Proposed Bylaws
The provisions of the New Grindr Proposed Certificate of Incorporation, Proposed Bylaws and DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of New Grindr Common Stock.
The Proposed Certificate of Incorporation and Proposed Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the New Grindr Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of New Grindr unless such takeover or change in control is approved by the New Grindr Board.
These provisions include:
Business Combination:
•
New Grindr will elect not to be governed by Section 203 of the DGCL which prohibits a corporation that has voting stock traded on a national security exchange from engaging in certain business combinations with an interested stockholder (defined as the owner of 15% or more of the corporation’s voting stock, except as noted below), or an interested stockholder’s affiliates or associates, for a three-year period unless, among other exceptions, certain board approvals are received.

•
The Proposed Certificate of Incorporation will, however, generally prohibit New Grindr from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	Prior to such time, the board approved the transaction that resulted in the stockholder becoming an interested stockholder;
•
Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of New Grindr at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer);

•
At or subsequent to such time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of New Grindr that is not owned by the interested stockholder; or

•
The stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the 3-year period immediately prior to a business combination between New Grindr and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

The Proposed Certificate of Incorporation, will provide that ‘‘interested stockholder” for purposes of this provision does not include (i) the non-interested stockholders (other than New Grindr and its subsidiaries) and (ii) any transferees that acquire directly from any of the non-interested stockholders beneficial ownership of 15% or more of the then-outstanding voting stock of New Grindr.
No Written Consent: Any action required or permitted to be taken by the stockholders of New Grindr must be effected at an annual or extraordinary general meeting of the stockholders of New Grindr, and shall not be taken by written consent in lieu of a meeting.
Amendments: A substantial portion of the provisions under the Proposed Certificate of Incorporation may not be amended without the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of New Grindr entitled to vote thereon, voting together as a single class.
Stockholder Proposals:
•
The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of the New Grindr Board, (ii) otherwise properly brought before such meeting by the New Grindr Board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of New Grindr both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New Grindr’s annual meeting of stockholders, a stockholders’ notice must be received at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this paragraph and the following sentence, in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such annual meeting was first made. For the purposes of the first annual meeting of stockholders following the adoption of the Proposed Bylaws, the date of the preceding year’s annual meeting shall be deemed to be June 1 of the preceding calendar year. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of one or more stockholders giving the notice on behalf of a beneficial owner, the number of nominees such stockholders may collectively nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting.

•
We currently anticipate the 2023 annual meeting of stockholders of New Grindr will be held no later than June 1, 2023. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

•
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2023 annual general meeting pursuant to Rule 14a-8 must be received at New Grindr’s principal office a reasonable time before New Grindr begins to print and send its proxy materials and must comply with Rule 14a-8.

Limitations on Liability and Indemnification of Officers and Directors
Under the Proposed Certificate of Incorporation, no director or officer of New Grindr will be liable to New Grindr or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may be amended. New Grindr expects to enter into customary indemnification agreements, the form of which is attached hereto as Annex J, with each of its officers and directors that provide them, in general, with customary indemnification in connection with their service to New Grindr or on its behalf.
Corporate Opportunities
The Proposed Organizational Documents will provide that, to the fullest extent permitted by law, New Grindr will renounce any entitlement to certain corporate opportunities offered to any of the non-interested stockholders or any of their respective officers, directors, employees, equity holders, members, and principals, other than those opportunities that are expressly and solely offered in connection with such person’s service as a director of New Grindr.
Our Transfer Agent and Warrant Agent
The transfer agent for New Grindr Common Stock and warrant agent for New Grindr Warrants is Continental Stock Transfer & Trust Company. New Grindr has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional willful misconduct or bad faith of the indemnified person or entity.
Listing
We intend to apply for listing, effective at the time of the Closing, of New Grindr Common Stock and New Grindr warrants on the NYSE under the symbols “GRND” and “GRND.WS”, respectively.

MARKET PRICE AND DIVIDEND INFORMATION
Price Range of Tiga’s Securities
Tiga Units, Tiga Class A Ordinary Shares and Tiga Warrants are currently listed on NYSE under the symbols “TINV.U,” “TINV” and “TINV.WS,” respectively.
The closing price of the Tiga Units, Tiga Class A Ordinary Shares and Tiga Warrants on May 6, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $10.35, $10.25 and $0.21, respectively. As of October 17, 2022, the record date for the extraordinary general meeting, the most recent closing price for each Tiga Unit, Tiga Class A Ordinary Share and Tiga Warrant was $10.62, $10.40 and $0.55, respectively.
Holders of the Tiga Units, Tiga Class A Ordinary Shares and Tiga Warrants should obtain current market quotations for their securities. The market price of Tiga’s securities could vary at any time before the Mergers.
Dividend Policy
Tiga has not paid any cash dividends on Tiga’s common stock to date and does not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future is dependent upon Tiga’s revenues and income, if any, capital requirements, the terms of any indebtedness and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Grindr Board at such time. In addition, the New Grindr Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.
Price Range of Grindr’s Securities
Historical market price information regarding Grindr is not provided because there is no public market for Grindr’s securities. For information regarding Grindr’s liquidity and capital resources, see “Grindr’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included elsewhere in this proxy statement/prospectus for additional information.

Beneficial Ownership of Securities
The following table sets forth information known to Tiga regarding (i) the actual beneficial ownership of Tiga’s ordinary shares as of the record date (prior to the Business Combination) and (ii) the expected beneficial ownership of New Grindr Common Stock immediately following the Closing, assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding ordinary shares of Tiga and is expected to be the beneficial owner of more than 5% of the issued and outstanding shares of New Grindr Common Stock following the Closing;

•	each of Tiga’s current executive officers and directors;
•	each person who will (or is expected to) become a named executive officer or director of New Grindr following the Closing; and
•	all executive officers and directors of Tiga as a group pre-business combination, and all executive officers and directors of New Grindr, following the Closing, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.
The beneficial ownership of Tiga’s ordinary shares pre-business combination is based on 34,500,000 Tiga Common Shares (including 27,600,000 Tiga Class A ordinary shares and 6,900,000 Tiga Class B ordinary shares issued and outstanding as of October 17, 2022.
The expected beneficial ownership of New Grindr Common Stock post-business combination assumes two scenarios:
•
Assuming No Redemption: Assuming that (i) no public shareholders of Tiga exercise their redemption rights with respect to their public shares for a pro rata share of the funds in Tiga’s trust account, (ii) distributions to former Grindr unitholders of $128.3 million are paid prior to or at Closing and (iii) New Grindr issues 156,223,962 shares of New Grindr Common Stock to holders of Grindr’s Series X Ordinary Units as the Aggregate Merger Stock Consideration pursuant to the Merger Agreement; and

•
Assuming Maximum Redemption: Assuming that Tiga shareholders holding 27.6 million of the public shares will exercise their redemption rights for their pro rata share (approximately $10.40 per share) of the funds in the trust account. This scenario gives effect to public share redemptions for aggregate redemption payments of $287.0 million using a per share redemption price of $10.40 per share. The Merger Agreement includes as a condition to closing the Business Combination that, at the Closing, the Minimum Cash Condition will be satisfied and Tiga will have a minimum of $5,000,001 of net tangible assets. To determine the outcomes of the maximum redemption scenario, the Available Closing Tiga Cash set forth in the Merger Agreement is considered. The Available Closing Tiga Cash is determined as the sum of (i) all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with the Tiga Shareholder Redemption), plus (ii) the Forward Purchase Commitment Amount, the Backstop Subscription Amount and the PIPE Investment, if any (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination, the Forward Purchase Commitment, the Backstop Commitment or the PIPE Investment).

The expected beneficial ownership of New Grindr Common Stock post-business combination also assumes, before or substantially simultaneously with Closing, the Sponsor will assign its obligations under the Backstop Commitment and the Forward Purchase Commitment to San Vicente Parent LLC, San Vicente Parent LLC will assume the obligations thereunder and the SV Consolidation will be consummated. In connection with Closing, the Deferred Payment will be fully repaid. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr—Financing Arrangements—Deferred Payment”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr—Financing Arrangements—SV Consolidation”, “Risk Factors—Risks Related to Grindr’s Business—Risks related to our Indebtedness—Our indebtedness could materially adversely affect our financial condition, our ability to raise additional capital to fund our operations, operate our business, react to changes in the economy or our industry, meet our obligations under our outstanding indebtedness, including significant operating and financial restrictions imposed on us by our debt agreements, and it could divert our cash flow from operations for debt payments”, and “Unaudited Pro Forma Combined Financial Information.”
Based on the foregoing assumptions, we estimate that there would be 200,723,962 shares of New Grindr Common Stock issued and outstanding immediately following the Closing in the “no redemption” scenario, and 175,883,490 shares of New Grindr Common Stock issued and outstanding immediately following the Closing in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company at Closing will be different.
The following table does not reflect record of beneficial ownership of any shares of New Grindr Common Stock issuable upon exercise of public warrants or private placement warrants.
Unless otherwise indicated, Tiga believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
	Pre-Business Combination					Post-Business Combination and Forward Purchase Commitment and Backstop Commitment
	Class A Ordinary Shares of Tiga		Class B Ordinary Shares of Tiga		Class A and B Ordinary Combined of Tiga	Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares	% of Shares	Number of Shares	% of Shares	% of Total Voting Power	Number of New Grindr Common Stock(13)	% of New Grindr Common Stock	Number of New Grindr Common Stock(13)	% of New Grindr Common Stock
5% Holders, Directors and/or Executive Officers of Tiga
Tiga Sponsor LLC(2)	—	—	6,840,000	99.1%	19.8%	6,840,000	3.4%	6,840,000	3.9%
Beryl Capital Management LLC(3)	1,843,521	6.7%	—	—	5.3%	1,843,521	0.9%	—	—
Millennium Management LLC(4)	1,395,291	5.1%	—	—	4.0%	1,395,291	0.7%	—	—
Sculptor Capital LP(5)	1,385,550	5.0%	—	—	4.0%	1,385,550	0.7%	—	—
Directors and/or Executive Officers of Tiga
G. Raymond Zage, III(2)(6)(7)(8)	—	—	6,840,000	99.1%	19.8%	7,222,232	3.6%	7,228,984	4.1%
Ashish Gupta(2)(6)	—	—	6,840,000	99.1%	19.8%	6,840,000	3.4%	6,840,000	3.9%
David Ryan	—	—	20,000	*	*	20,000	*	20,000	*
Carman Wong	—	—	20,000	*	*	20,000	*	20,000	*
Ben Falloon	—	—	20,000	*	*	20,000	*	20,000	*
Diana Luo	—	—	—	—	—	—	—	—	—
Peter Chambers	—	—	—	—	—	—	—	—	—
All Tiga directors and executive officers as a group (7 individuals)	—	—	6,900,000	100%	20.0%	6,900,000	3.4%	6,900,000	3.9%

5% Holders of New Grindr
Tiga Sponsor LLC(2)	—	—	6,840,000	99.1%	19.8%	6,840,000	3.4%	6,840,000	3.9%
San Vicente Holdings LLC(6)	—	—	—	—	—	134,116,701	66.8%	136,603,983	77.7%

Directors and Executive Officers of New Grindr after the Business Combination
George Arison	—	—	—	—	—		—	—	—
Vandana Mehta-Krantz	—	—	—	—	—	—	—	—	—
Austin Balance	—	—	—	—	—	—	—	—	—
G. Raymond Zage, III(2)(6)(7)(8)	—	—	6,840,000	99.1%	19.8%	7,222,232	3.6%	7,228,984	4.1%
James Fu Bin Lu(6)(9)(10)	—	—	—	—	—	134,672,675	67.1%	137,169,777	78.0%

	Pre-Business Combination					Post-Business Combination and Forward Purchase Commitment and Backstop Commitment
	Class A Ordinary Shares of Tiga		Class B Ordinary Shares of Tiga		Class A and B Ordinary Combined of Tiga	Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares	% of Shares	Number of Shares	% of Shares	% of Total Voting Power	Number of New Grindr Common Stock(13)	% of New Grindr Common Stock	Number of New Grindr Common Stock(13)	% of New Grindr Common Stock
J. Michael Gearon, Jr.(6)(11)	—	—	—	—	—	134,116,701	66.8%	136,603,983	77.7%
The 1997 Gearon Family Trust(6)(11)	—	—	—	—	—	134,116,701	66.8%	136,603,983	77.7%
Daniel Brooks Baer	—	—	—	—	—	—	—	—	—
Meghan Stabler	—	—	—	—	—	—	—	—	—
Gary I. Horowitz	—	—	—	—	—	—	—	—	—
Maggie Lower	—	—	—	—	—	—	—	—	—
Nathan Richardson	—	—	—	—	—	—	—	—	—
All New Grindr directors and executive officers as a group (10 individuals)	—	—	—	—	—	141,894,907	70.7%	144,398,761	82.1%
*	Less than one percent.
(1)
Unless otherwise noted, the business address of our Sponsor and each of the directors and executive officers of Tiga is c/o Tiga Acquisition Corp., Ocean Financial Centre, Level 40, 10 Collyer Quay, Singapore 049315. Unless otherwise noted, the business address of each of the executive officers and directors each of New Grindr is c/o Grindr Inc., 750 N San Vicente Blvd Ste RE1400, West Hollywood, CA 90069.

(2)
The Sponsor is the record holder of the shares reported herein. Messrs. Zage and Gupta are among the members of the Sponsor and share voting and investment discretion with respect to the securities held of record by the Sponsor. Messrs. Zage and Gupta each disclaim any beneficial ownership of the securities held by the Sponsor other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)
According to a Schedule 13G filed on February 11, 2021, on behalf of Beryl Capital Management LLC (“Beryl”). Interests shown consist solely of shares of Tiga Class A ordinary shares. Beryl is the investment adviser to a number of private investment funds and discretionary accounts and has voting and dispositive control over these shares. David A. Witkin is the control person of Beryl and may also be deemed to have voting and dispositive control over the shares held by Beryl. Mr. Witkin disclaims any such beneficial ownership of the shares. The business address for Beryl and Mr. Witkin is c/o Beryl Capital Management LLC, 1611 S. Catalina Ave., Suite 309, Redondo Beach, CA 90277.

(4)
According to a Schedule 13G filed on April 4, 2022, on behalf of Millennium Management LLC (“Millennium”). Interests shown consist solely of shares of Tiga Class A ordinary shares. Millennium is the investment adviser to a number of private investment funds and discretionary accounts and has voting and dispositive control over these shares. Millennium Group Management LLC (“Millennium Group”) is the managing member of Millennium. Israel A. Englander is the sole voting trustee of the managing member of Millennium Group and may also be deemed to have voting and dispositive control over the shares held by Millennium. Mr. Englander disclaims any such beneficial ownership of the shares. The business address for Millennium and Mr. Englander is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022.

(5)
According to a Schedule 13G filed on June 4, 2022, on behalf of Sculptor Capital LP. Interests shown consist solely of shares of Tiga Class A ordinary shares. The business address for this shareholder is 9 West 57 Street, 39th Floor, New York, New York 10019.

(6)
Consists of shares of New Grindr Common Stock to be issued in exchange for outstanding units of Grindr Series X Ordinary Units held by San Vicente Investments, Inc. (“SV Investments”), a Delaware corporation, which includes 10,000,000 shares of New Grindr Common Stock issued in exchange for Grindr Series X Ordinary Units held by San Vicente Group Holdings LLC (“SV Group Holdings”) issued in connection with SV Investment’s contribution of 10,000,000 shares of New Grindr Common Stock to Grindr in connection with the assumption of the Forward Purchase Commitment and the Backstop Commitment. SVH, a Delaware limited liability company, is the sole shareholder of San Vicente Holdings (UK) Ltd., a United Kingdom corporation, which is the sole shareholder of SV Investments, which is the sole shareholder of San Vicente Offshore Holdings (Cayman) Limited, (“Offshore Holdings”) a Cayman Islands corporation, which is the sole member of San Vicente Parent LLC (“Parent”), a Delaware limited liability company, which is the sole member of San Vicente Acquisition LLC (“SV Acquisition”), a Delaware limited liability company, which is the sole member of San Vicente Group TopCo LLC (“SV Group Topco”), a Delaware limited liability company, which owns 94.0% of SV Group Holdings. Prior to the consummation of the Business Combination, Tiga and Grindr anticipate that each of SV Group Holdings, SV Group Topco, SV Acquisition, Parent, Offshore Holdings and SV Investments II, in such sequential order, will merge with and into Grindr, with Grindr surviving each merger. See “Certain Relationships and Related Person Transactions—SV Consolidation.” SVH is equally managed by (i) Longview Capital SVH LLC, a Washington limited liability company (“Longview SVH”) and (ii) 28th Street Ventures, LLC, a Georgia limited liability company (“28th Street”), each of which owns a 50.0% voting interest in SVH. Longview Capital Holdings LLC, a Washington limited liability company (“Longview”), is the sole member of Longview SVH. Mr. Lu is the sole equityholder of Longview. Mr. Gearon and The 1997 Gearon Family Trust are the controlling equityholders of 28th Street. Messrs. Lu and Gearon and The 1997 Gearon Family Trust disclaim any beneficial ownership of the securities held by Longview and 28th Street, respectively, other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Tiga SVH Investments Limited (“Tiga SVH”), Longview SVH, 28th Street, and Mr. Gupta have an approximate 43.0% (non-voting, economic only), 23.1%, 8.9%, and 4.5% in Grindr, respectively. Tiga SVH, Longview SVH, 28th Street, and Mr. Gupta have an approximate 54.1% (non-voting, economic only), 29.1%, 11.2%, and 5.7% (non-voting, economic only) equity interest in SVH, respectively. Mr. Zage is the sole shareholder of Tiga Investments Pte. Ltd., a Singapore company (“Tiga Investments”), which in turn is the sole shareholder of Tiga SVH. Messrs. Zage, Lu, and Gearon and The 1997 Gearon Family Trust disclaim any beneficial ownership of the securities held by Tiga SVH, Longview, and 28th Street, respectively, other than to the extent of any pecuniary interest he or it may have therein, directly or indirectly. The business address of each of SVH, San Vicente Parent LLC, San Vicente Acquisition LLC, San Vicente Group TopCo LLC, San Vicente Equity JV LLC, and San Vicente Group Holdings LLC is 428 East Street Suite E, Grinnell, Iowa 50112. The business address of San Vicente Holdings (UK) Ltd. is Maples Fiduciary Services (UK) Limited, 11th Floor, 200 Aldersgate Street, London, EC1A 4HD, England. The business address of San Vicente Investments, Inc. is 251 Little Falls Drive, Wilmington, New Castle County, DE 19808. The business address of San Vicente Offshore Holdings (Cayman) Limited is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(7)
Mr. Zage indirectly has a 43.0% non-voting, economic only interest in Grindr through Tiga SVH’s ownership of SVH. Messrs. Lu and Gearon, through Longview SVH and 28th Street, are the controlling members of SVH and together have the right to exercise investment and voting power on behalf of SVH. Mr. Zage, directly or indirectly through Tiga SVH and its affiliates, does not have any right to exercise investment and voting power on behalf of SVH. Mr. Zage disclaims any beneficial ownership of the securities held by Tiga SVH other than to the extent of any pecuniary interest he may have therein, directly or indirectly. Tiga SVH has pledged all of the SVH units it owns to certain lenders in connection with a financing arrangement.

(8)
Includes option to acquire 382,232 shares of New Grindr Common Stock (assuming no redemption) and 388,984 shares of New Grindr Common Stock (assuming maximum redemption) from another shareholder within 60 days of Closing.

(9)
Consists of shares of New Grindr Common Stock to be issued in exchange for outstanding units of Grindr Series X Ordinary Units indirectly held by SVH. Mr. Lu indirectly has a 23.1% equity interest in Grindr through Longview SVH’s ownership of SVH. Mr. Lu, as the sole member of Longview, has the sole right to exercise investment and voting power on behalf of Longview. Mr. Lu disclaims any beneficial ownership of the securities held by Longview other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of Longview SVH is 428 East Street Ste E, Grinnell, IA 50112. The business address of Longview is 428 East Street Ste E, Grinnell, IA 50112. Mr. Lu has 50% of the voting interest in SVH through his ownership of Longview SVH, which is a controlling member of SVH. As such, Mr. Lu has the right to exercise investment and voting power on behalf of SVH and may be deemed to beneficially own the shares held by SVH. Longview SVH has pledged all of the SVH units it owns to certain lenders in connection with a financing arrangement.

(10)
Includes option to acquire 555,974 shares of New Grindr Common Stock (assuming no redemption) and 565,794 shares of New Grindr Common Stock (assuming maximum redemption) from another shareholder within 60 days of Closing.

(11)
Consists of shares of New Grindr Common Stock to be issued in exchange for outstanding units of Grindr Series X Ordinary Units indirectly held by SVH. Mr. Gearon indirectly has an 8.9% equity interest in Grindr through 28th Street’s ownership of SVH. Mr. Gearon and The 1997 Gearon Family Trust, as the controlling members of 28th Street, have the right to exercise investment and voting power on behalf of 28th Street. Each of Mr. Gearon and The 1997 Gearon Family Trust disclaims any beneficial ownership of the securities held by 28th Street other than to the extent of any pecuniary interest he or it may have therein, directly or indirectly. The business address of 28th Street is 1135 Peachtree Battle Ave., Atlanta, GA 30327-1419. Mr. Gearon and The 1997 Gearon Family Trust have 50% of the voting interest in SVH through their ownership of 28th Street, a controlling member of SVH, As such, Mr. Gearon and The 1997 Gearon Family Trust have the right to exercise investment and voting power on behalf of SVH and may be deemed to beneficially own the shares held by SVH.

The following table sets forth the beneficial ownership of Grindr prior to the business combination, with respect to each executive officer or manager and each individual or entity expected to own in excess of 5% of any class of security of New Grindr following the business combination:
	Pre-Business Combination
	Series X Ordinary Units of Grindr
Name and Address of Beneficial Owner(1)	Number of Series X Ordinary Units	% of Series X Ordinary Units
Managers and/or Executive Officers of Grindr
James Fu Bin Lu(1)	100,000,000	90.0%
Sam Yagan(5)	507,137	*
J. Michael Gearon, Jr.(2)	100,000,000	90.0%
The 1997 Gearon Family Trust(3)	100,000,000	90.0%
5% Holders of New Grindr
G. Raymond Zage, III(4)	—	—
San Vicente Group Holdings LLC	100,000,000	90.0%
Notes:
(1)	See footnotes 6, 9 and 10 to the immediately preceding table above for details regarding Mr. Lu’s beneficial ownership.
(2)	See footnotes 6 and 11 to the immediately preceding table above for details regarding Mr. Gearon’s beneficial ownership.
(3)	See footnotes 6 and 11 to the immediately preceding table above for details regarding The 1997 Gearon Family Trust’s beneficial ownership.
(4)	See footnotes 2, 6, 7 and 8 to the immediately preceding table above for details regarding Mr. Zage’s beneficial ownership.
(5)
Consists of 507,137 outstanding units of Grindr Series X Ordinary Units held by Jessica Droste Yagan 2012 Gift Trust (the “Yagan Trust”). Mr. Yagan has the right to exercise investment and voting power on behalf of the Yagan Trust and may be deemed to beneficially own the shares held by the Yagan Trust.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions – Tiga
Founder Shares
In July 2020, the Sponsor received 5,750,000 founder shares in exchange for a capital contribution of $25,000, or $0.004 per share. On November 23, 2020, we effected a 1,150,000 share dividend, resulting in our initial shareholders holding an aggregate of 6,900,000 founder shares. On November 23, 2020, the Sponsor transferred 20,000 founder shares to each of David Ryan, Carman Wong and Ben Falloon for the same per-share price initially paid by the Sponsor, resulting in the Sponsor holding 6,840,000 founder shares. The founder shares are identical to the Tiga Class A ordinary shares included in the units sold in the initial public offering, except that:
•	only holders of founder shares will have the right to elect directors in any election held prior to or in connection with the completion of our initial business combination;
•	the founder shares are subject to certain transfer restrictions;
•	the founder shares are entitled to registration rights;
•
our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares, forward purchase shares, backstop shares and public shares, held by them, as applicable, in connection with the completion of our initial business combination, (ii) waive their redemption rights, for no consideration, with respect to their founder shares, forward purchase shares, backstop shares and public shares, held by them, as applicable in connection with a shareholder vote to approve an amendment to our memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we have not completed an initial business combination by November 27, 2022 or (B) with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) waive their rights to liquidating distributions from the trust account with respect to their Founder Shares, forward purchase shares, backstop shares, as applicable, if we do not complete our initial business combination by November 27, (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we do not complete our initial business combination within the prescribed time frame); and

•
the founder shares are automatically convertible into our Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights.

Director Investments in the Sponsor
Messrs. Zage and Gupta invested $25,000 in the Sponsor as part of a capital contribution from Sponsor to Tiga prior to Tiga’s initial public offering and an additional $18,560,000 in Sponsor for it to purchase private placement warrants in connection with Tiga’s initial public offering and extensions of the time Tiga has to consummate a business combination. Sponsor holds interests in the Sponsor that represent an indirect interest in 6,840,000 Tiga Class B ordinary shares and 18,560,000 private placement warrants. All of such securities would be worthless if a business combination is not consummated by November 27, 2022.
Private Placement Warrants
The Sponsor purchased an aggregate of 10,280,000 private placement warrants at a price of $1.00 per warrant ($10,280,000 in the aggregate) in a private placement that occurred simultaneously with the closing of the initial public offering.
On May 18, 2021, Tiga announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 20, 2021, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.
On November 17, 2021, Tiga announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On November 22, 2021, the required deposit of $2,760,000 was placed into the trust account and on November 23, 2021, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants.

On May 23, 2022, we announced the approval and extension of the time period to consummate a business combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 24, 2022, the required deposit of $2,760,000 was placed into the trust account and on May 25, 2022, Tiga issued and sold to the Sponsor 2,760,000 private placement warrants. With these extensions, Tiga will have until November 27, 2022 to consummate a business combination.
The total amount of outstanding private placement warrants is 18,560,000 and the total deposits into the trust account have been $287,040,000 ($10.40 per public share).
The private placement warrants are identical to the warrants which comprise part of the units sold in the initial public offering except that the private placement warrants, so long as they are held by our Sponsor or its permitted transferees, (i) are not redeemable by us, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) are entitled to registration rights. The private placement warrants and the Class A ordinary shares issuable upon exercise thereof may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
Certain directors and officers have an indirect economic interest in the founder shares and private placement warrants purchased by Sponsor as a result of their membership interest in the Sponsor. In considering the recommendations of the Tiga Board to vote for the business combination proposal and the other proposals described in this proxy statement/prospectus, Tiga’s shareholders should consider these interests.
Related Party Loans
The Sponsor advanced Tiga $700,000 to be used for working capital purposes. In addition, the Sponsor also loaned Tiga an aggregate of $300,000 to cover expenses related to the initial public offering pursuant to a note. This advance and note were non-interest bearing and payable on the earlier of (i) January 31, 2021 and (ii) the completion of the initial public offering. Tiga fully repaid the advance and the note to the Sponsor on November 27, 2020.
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of Tiga’s officers and directors may, but are not obligated to, loan Tiga funds as may be required (the “Working Capital Loans”). If Tiga completes a business combination, Tiga would repay the Working Capital Loans out of the proceeds of the trust account released to Tiga. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a business combination does not close, Tiga may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into private placement warrants at a price of $1.00 per warrant. On March 16, 2022, the Tiga Board authorized the execution and delivery of a convertible promissory note in the principal amount of $2,000,000 (the “Convertible Promissory Note”) to the Sponsor as part of the Working Capital Loans. On January 25, 2022, the Sponsor had advanced the sum of $750,000 to Tiga on account of the Convertible Promissory Note and as of June 30, 2022, there was $1,680,000 outstanding under the Convertible Promissory Note. All unpaid principal under the Note shall be due and payable in full on the effective date of Tiga’s initial business combination, unless accelerated upon the occurrence of an event of default.
To date, the Company had $1,780,000 of borrowings under the Working Capital Loans.
Administrative Services Agreement
Commencing on the effective date of the initial public offering, Tiga agreed to pay Sponsor or an affiliate of its Sponsor a total of up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a business combination or Tiga’s liquidation, Tiga will cease paying these monthly fees. Tiga incurred $190,000 in these fees for the period from the effective date of the initial public offering through June 30, 2022.
A&R Forward Purchase Agreement
Tiga has entered into the A&R Forward Purchase Agreement with the Sponsor which provides for the purchase by the Forward Purchase Investors of an aggregate of 5,000,000 forward purchase shares, plus an aggregate of 2,500,000 forward purchase warrants to purchase one share of New Grindr Common Stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per share, in a private placement to close prior to or concurrently with the Closing. To the extent that the Non-FPS Amount (as defined in the A&R Forward Purchase Agreement) is less than $50,000,000 immediately prior to the Closing but following the Domestication, the Forward Purchase Investors have agreed pursuant to the A&R Forward Purchase Agreement to purchase (a) a number of shares of backstop shares equal to (A) (x) $50,000,000 minus (y) the Non-FPS Amount, divided by (B) $10.00, rounded down to the nearest whole number and (b) a number of backstop warrants equal to (I) the number of backstop shares in clause (a) multiplied by (II) 0.5, rounded down to the nearest whole number. In addition to the foregoing, each Forward Purchase Investor may, at its discretion (regardless of the Non-FPS Amount), subscribe for up to 5,000,000 backstop shares plus up to 2,500,000 backstop warrants at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for each backstop share and one-half of one backstop warrant. The obligations under the A&R Forward Purchase Agreement do not depend on whether any Tiga Class A ordinary shares are redeemed by the public shareholders. The forward purchase warrants and the backstop warrants will have the same terms as the public warrants issued as part of the units. Prior to the Closing, San Vicente Parent LLC will enter into the Joinder and Assignment Agreement to A&R Forward Purchase Agreement with Tiga and the Sponsor, which among other things, provides for, the transfer and assignment of all of the Sponsor’s rights and obligations under the A&R Forward Purchase Agreement to San Vicente Parent LLC. We further expect that San Vicente Parent LLC will satisfy its obligations under the A&R Forward Purchase Agreement prior to the SV Consolidation and Closing.
Transaction Support Agreement
In connection with the execution of the Merger Agreement, Grindr, Tiga, Merger Sub I, the Sponsor and the independent directors of Tiga entered into the Transaction Support Agreement. Pursuant to the terms of the Transaction Support Agreement, the Sponsor and the independent directors of Tiga agreed to, among other things: (i) vote or cause its shares to vote in favor of the Business Combination Proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) subject to certain exceptions, not transfer, sell, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of their private placement units, Tiga Class A ordinary shares, Tiga Class B ordinary shares or Tiga Warrants (including the Tiga Class A ordinary shares issuable upon exercise thereof) held by the Sponsor and the independent directors of Tiga until the earlier of the Closing or the valid termination of the Merger Agreement, (iii) not, directly or indirectly, solicit, initiate, continue or engage in alternative business combination proposals and (iv) waive applicable anti-dilution protections in Tiga’s amended and restated memorandum and articles of association with respect to the conversion of the Tiga Class B ordinary shares held by Sponsor and the independent directors of Tiga upon consummation of the Business Combination. For additional information, see “Director Designation Rights” and “Proposal No. 1—The Business Combination Proposal—Related Agreements—Transaction Support Agreement.”
A&R Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, New Grindr, the Sponsor, the independent directors of Tiga and certain significant unitholders of Grindr will enter into the A&R Registration Rights Agreement, pursuant to which New Grindr will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Grindr Common Stock and other equity securities of New Grindr that are held by the parties thereto from time to time. The A&R Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Tiga, the Sponsor and other holders of Tiga’s securities party thereto in connection with the initial public offering. For additional information, see “Proposal No. 1—The Business Combination Proposal— Related Agreements—A&R Registration Rights Agreement.”
Certain Relationships and Related Person Transactions – Grindr
The following is a summary of transactions since January 1, 2019, to which Grindr has been a party in which the amount involved exceeded $120,000 and in which any of Grindr’s executive officers, directors, managers, promoters, beneficial holders of more than 5% of Grindr’s outstanding securities, or any associates or affiliates thereof had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section captioned “Executive Compensation.”
Grindr’s Related Party Transactions
Business Combination Success Fee
Pursuant to the terms of an agreement, dated as of April 15, 2022, as amended, between Grindr and Groove Coverage Limited (“Groove”), which is 50.0%-owned by Mr. Lu, the Chairman of Grindr and a director nominee of New Grindr, for providing consulting and advisory services for the Business Combination, Grindr’s successful consummation of the Business Combination would result in Grindr being obligated to pay Groove $1,500,000.
Catapult Share Purchase and Promissory Note
On April 27, 2021, Catapult GP II LLC (“Catapult GP II”) purchased 5,387,194 common units of Grindr for $30,000,000 (the “Share Purchase”). In connection with the Share Purchase, Catapult GP II issued a $30,000,000 full recourse promissory note to Grindr (the “Note”), which was secured with a continuing first priority lien and security interest in favor of Grindr over the Share Purchase units. The Note, as a debt obligation of Catapult GP II, is unconditionally and personally guaranteed by Jeffrey C. Bonforte, who was the Chief Executive Officer of Grindr from June 2020 to October 2022, and Gary C. Hsueh, who was the Chief Financial Officer of Grindr from June 2020 to September 2022. Mr. Bonforte (30% ownership interest in Catapult GP II) is a member of Catapult GP II. Mr. Hsueh (30% ownership interest in Catapult GP II) is the manager of Catapult GP II. Catapult GP II is a security holder of Grindr (4.6% ownership interest). The Note accrued simple interest at 10% per year. As of June 30, 2022, the total outstanding amount on the Note, including interest, was $29,736,000. The Note will be repaid in full prior to the consummation of the Business Combination.
Cost Sharing Agreement
Grindr entered into a cost sharing agreement, dated December 6, 2021 (the “Cost Sharing Agreement”), whereby Grindr has agreed to reimburse San Vicente Holdings LLC (“SVH”), a greater than 5% beneficial owner, affiliate of Grindr and its subsidiaries, and indirect and direct parent of certain affiliates of Grindr, certain administrative, regulatory, accounting, auditing, directors, insurance, and other ordinary course of business fees and expenses of SVH, as partial consideration for the managerial oversight and investor advisory services provided by SVH. Mr. Zage, the Chief Executive Officer and Chairman of Tiga, owner of greater than 5% of Grindr and New Grindr’s outstanding securities, and director nominee of New Grindr, owns greater than 5% of SVH’s economic, non-voting outstanding securities through his indirect ownership interest in Tiga SVH, a unitholder of SVH (54.1% ownership interest in SVH). Tiga Investments is the sole shareholder of Tiga SVH. Mr. Zage is the sole shareholder of Tiga Investments and indirectly owns 43.0% of Grindr. Ashish Gupta has an indirect 5.7% ownership interest in SVH and beneficially owns 4.5% of Grindr. Mr. Gearon, owner of greater than 5% of Grindr and New Grindr’s outstanding securities, director of Grindr, and a director nominee of New Grindr, owns greater than 5% of SVH’s outstanding securities through his ownership of 28th Street, a unitholder of SVH (11.2% ownership interest in SVH). Mr. Gearon and The 1997 Gearon Family Trust are the controlling equityholders of 28th Street and indirectly owns 8.9% of Grindr. Mr. Lu, the President and Secretary of SVH, Chairperson of Grindr and New Grindr, and owner of greater than 5% of Grindr and New Grindr’s outstanding securities, owns greater than 5% of SVH’s outstanding securities through his indirect ownership of Longview SVH, a unitholder of SVH (29.1% ownership interest in SVH). Longview is the sole member of Longview SVH. Mr. Lu is the sole member of Longview and indirectly owns 23.1% of Grindr. Grindr and SVH expect the Cost Sharing Agreement to be terminated shortly after the consummation of the Business Combination and the processing of related reimbursements.
Advisor Service Fees
In June 2020, Grindr entered into a board advisor agreement with Mr. Zage, the Chief Executive Officer and Chairman of Tiga, owner of greater than 5% of Grindr and New Grindr’s outstanding securities, and director nominee of New Grindr (the “Board Advisor Agreement”), and agreed to pay Mr. Zage a total of $350,000 per year, as well as certain out-of-pocket expenses, for Mr. Zage’s services as a board advisor, until the termination of the agreement by either party. The Board Advisor Agreement will be terminated at the consummation of the Business Combination.
Contribution of Grindr Equity and Management Equity
In May 2020, SV Acquisition, an indirect wholly-owned subsidiary of SV, entered into that certain Amended and Restated Stock Purchase Agreement (the “Purchase Agreement”) with Predecessor and Kunlun, where SV Acquisition purchased 100.0 million shares of common stock of Predecessor (98.6% of the Predecessor, the “Grindr Equity”) from Kunlun for approximately $494.1 million (the “SV Equity Purchase”).
SVH is a greater than 5% beneficial owner and affiliate of Grindr (81.1% ownership in Grindr). Mr. Zage, the Chief Executive Officer and Chairman of Tiga, owner of greater than 5% of Grindr and New Grindr’s outstanding securities, and director nominee of New Grindr, owns greater than 5% of SVH’s economic, non-voting outstanding securities through his indirect ownership interest in Tiga SVH, a unitholder of SVH (54.1% ownership interest in SVH). Tiga Investments is the sole shareholder of Tiga SVH. Mr. Zage is the sole shareholder of Tiga Investments and indirectly owns 43.0% of Grindr. Mr. Gupta has an indirect 5.7% ownership interest in SVH and beneficially owns 4.5% of Grindr. Mr. Gearon, beneficial owner of greater than 5% of Grindr and New Grindr’s outstanding securities, director of Grindr, and a director nominee of New Grindr, owns greater than 5% of SVH’s outstanding securities through his ownership of 28th Street, a unitholder of SVH (11.2% ownership interest in SVH). Mr.  Gearon and The 1997 Gearon Family Trust are the controlling equityholders of 28th Street and indirectly owns 8.9% of Grindr. Mr. Lu, the President and Secretary of SVH, Chairperson of Grindr and New Grindr, and owner of greater than 5% of Grindr and New Grindr’s outstanding securities, owns greater than 5% of SVH’s outstanding securities through his indirect ownership of Longview SVH, a unitholder of SVH (29.1% ownership interest in SVH). Longview is the sole member of Longview SVH. Mr. Lu is the sole member of Longview and indirectly owns 23.1% of Grindr.
Promissory Notes and Assignment and Assumption of Grindr Equity
In connection with the SV Equity Purchase, Grindr issued a promissory note to Grindr Gap LLC (f/k/a San Vicente Gap LLC), a wholly-owned subsidiary of Grindr (“Grindr Gap”), in the amount of $189.1 million (the “Grindr Gap Note”). Subsequently, Grindr Gap issued a promissory note to Grindr Capital LLC (f/k/a San Vicente Capital LLC), a wholly-owned subsidiary of Grindr Gap (“Grindr Capital”), in the amount of $189.1 million (the “Grindr Cap Note”). In addition, SV Group TopCo, an indirect wholly-owned subsidiary of SVH, issued a promissory note to SV Acquisition in the amount of $174.2 million (the “SV Acquisition Note”, and together with the Grindr Gap and Grindr Cap Note, the “SV Notes”).
Pursuant to the Purchase Agreement, SV Acquisition entered into an assignment and assumption agreement with Grindr, whereby SV Acquisition assigned the Grindr Equity to Grindr. In connection with the SV Equity Purchase, Grindr contributed the Grindr Equity to Grindr Gap in full repayment and discharge of the Grindr Gap Note in exchange for membership interests of Grindr. Subsequently, Grindr Gap contributed the Grindr Equity to Grindr Capital in full repayment and discharge of the Grindr Cap Note in exchange for membership interests of Grindr.
Cash Contribution
In June 2020, SVH entered into subscription agreements with each of 28th Street and Tiga Investments Pte Ltd, whereby 28th Street and Tiga purchased from SVH 4.0 membership interests of SVH in exchange for $4,000 (the “Investor Contributions”). In connection with the Investor Contributions, several wholly-owned subsidiaries of SVH entered into several subscription and contribution agreements (together with the “Investor Contributions”, the “Contribution Agreements”). Pursuant to the Contribution Agreements, SVH paid Grindr a total amount of $78.0 million in cash in exchange for certain membership interests of Grindr.
Purchase Rights and Contribution in San Vicente Equity JV
In June 2020, Grindr entered into a purchase rights agreement, as amended with SVH, SV Group Holdings, and Catapult Capital LLC (“Catapult Capital”), whereby Grindr granted Catapult Capital the right to purchase up to $30.0 million worth of shares of Grindr (the “Catapult Capital Rights”). Separately, in June 2020, SV Group Topco contributed 6,079,026 membership interests of SV Group Holdings, a greater than 5% beneficial owner of Grindr and indirect subsidiary of SVH, held by SV Group Topco to SVEJV, an indirect subsidiary of SVH (SVH indirectly owns 100.0% of the ordinary units of SVEJV and 16.7% of the fully diluted capital of SVEJV), unitholder of SV Group Holdings (6.0% ownership interest of SV Group Holdings), and affiliate of Grindr. SVEJV concurrently issued 5,065,855 Series P Units of SVEJV to Catapult Goliath LLC (“Catapult Goliath”), an affiliate of SVH and Grindr. The Series P Units were granted to Catapult Goliath and each of the grantee beneficiaries in exchange for providing service to Grindr under a restricted unit agreement and a consulting agreement, as amended, through December 31, 2023. The Series P Units are subject to vesting requirements and consist of requisite service under a consulting agreement through December 31, 2023 and performance-based vesting targets as follows: (1) 60% has vested in full (20% at each of the years ended December 31, 2020 and December 31, 2021 and 20% on June 30, 2022), (2) 20% will vest on September 30, 2022 and (3) 20% will vest on December 31, 2022. As a result, the 5,065,855 Series P Ordinary Units will be exchanged for Grindr Series X Ordinary Units.
Catapult Goliath is managed by Mr. Hsueh, who was the Chief Financial Officer of Grindr from June 2020 to September 2022 (20% ownership interest in Catapult Goliath) Mr. Bonforte, who was the Chief Executive Officer

of Grindr from June 2020 to October 2022, Rick Marini, who was the Chief Operating Officer of Grindr from June 2020 to October 2022, and Mr. Yagan, a director of Grindr, are members of Catapult Goliath (each hold a 20% ownership interest in Catapult Goliath). Each of Messrs. Bonforte, Hsueh, Marini, and Yagan are grantee beneficiaries.
SV Consolidation
SVH directly and indirectly holds units of Grindr through various wholly owned or partially owned subsidiaries. See Footnote 6 in the “Beneficial Ownership of Securities” section for a description and list of subsidiaries of SVH. If the parties ultimately decide to undertake the SV Consolidation, the SV Consolidation would involve the following steps: prior to the Closing, SVEJV will be liquidated and the San Vicente Entities will merge with and into Grindr, with Grindr as the surviving entity, resulting in SV Investments and Catapult Goliath as direct equity holders in Grindr. The SV Consolidation will begin one day following the extraordinary general meeting and will be completed within approximately six days. If for any reason Grindr, the Company, and the San Vicente Entities are unable to consummate the SV Consolidation, the parties are still obligated to consummate the Business Combination if the conditions to the Business Combination in the Merger Agreement are met. The SV Consolidation is not a condition precedent to the Business Combination. Except for SV Acquisition, none of the Consolidating Entities currently have any operations or material liabilities to non-related entities. Currently, SV Acquisition’s only liability is its obligation to pay the Deferred Payment, which will be fully repaid in connection with Closing. Grindr will not assume any net liabilities in connection with the SV Consolidation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Grindr—Financing Arrangements—Deferred Payment” and “Unaudited Pro Forma Combined Financial Information—SV Consolidation.”
Other Transactions
Grindr has entered into employment and other agreements with certain of its executive officers. For a description of agreements with Grindr’s named executive officers, see the section entitled “Executive Compensation—Executive Compensation Arrangements.”
Grindr has granted equity awards to certain of its executive officers. For a description of equity awards granted to Grindr’s named executive officers, see “Executive Compensation.”
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from New Grindr with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to our shareholders. However, the amount of such compensation may not be known at the time of the shareholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.
All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.
Indemnification Agreements
The New Grindr Governing Documents, as will be in effect following the consummation of the Business Combination pending shareholder approval at the special meeting, provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain exceptions contained in our proposed constitution.
New Grindr intends to enter into indemnification agreements, the form of which is attached hereto as Annex J, with each of its directors and executive officers. For a description of these agreements, see the section entitled “Management of New Grindr Following the Business Combination—Limitation of Liability and Indemnification.”

Related Party Transaction Policy
The transactions described above were consummated prior to Grindr’s adoption of a formal, written related-party transaction policy. However, Grindr believes that the terms obtained or consideration that Grindr paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
Upon the closing of the Business Combination, New Grindr intends to adopt a policy and procedures whereby its audit committee will be responsible for reviewing and approving related party transactions. In addition, New Grindr’s Code of Business Conduct and Ethics will require that all of our employees and directors inform New Grindr of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest.
Post-Business Combination Arrangements
In connection with the business combination, certain agreements were entered into or will be entered into pursuant to the merger agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the business combination, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
•	voting and support agreements (see the section entitled “The Business Combination Proposal—Related Agreements—Transaction Support Agreement”);
•	forward purchase agreements (see the section entitled “The Business Combination Proposal—Related Agreements—A&R Forward Purchase Agreement”); and
•	amended and restated registration rights agreement (see the section entitled “The Business Combination
Proposal—Related Agreements—A&R Registration Rights Agreement”).

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Tiga Securities
In general, Rule 144 of the Securities Act (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including Tiga. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.
If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted Tiga ordinary shares or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number Tiga’s ordinary shares or warrants, as applicable, then outstanding; or
•	the average weekly reported trading volume of Tiga’s ordinary shares or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.
As of the date of this proxy statement/prospectus, Tiga had 27,600,000 shares of Class A ordinary shares outstanding. Of these shares, 27,600,000 shares sold in the initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the Tiga Class A ordinary shares owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of the date of this proxy statement/prospectus, there are 32,360,000 warrants of Tiga outstanding, consisting of 13,800,000 public warrants originally sold as part of the units issued in the initial public offering and 18,560,000 private placement warrants, including the private placement warrants that were sold by Tiga to the Sponsor in a private sale prior and subsequent to the initial public offering, and the private placement warrants purchased by the Sponsor in order to extend the period for Tiga to complete a business combination. Each warrant is exercisable for one Tiga Class A ordinary share, in accordance with the terms of the Warrant Agreement governing the warrants. The public warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.
We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Business Combination.
New Grindr Securities
Pursuant to Rule 144, a person who has beneficially owned restricted common stock or warrants of New Grindr for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of New Grindr’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) New Grindr is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Grindr were required to file reports) preceding the sale.
Persons who have beneficially owned restricted common stock or warrants of New Grindr for at least six months but who are New Grindr’s affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of shares of New Grindr Common Stock then outstanding; or
•	the average weekly reported trading volume of New Grindr Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by New Grindr’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New Grindr.

DISSENTERS’ RIGHTS
The holders of Tiga shares will not have dissenters’ rights under Cayman Islands law in connection with the Mergers as Tiga is not a constituent company of the Mergers. The holders of Tiga units or warrants will not have appraisal rights in connection with the Mergers.
SUBMISSION OF SHAREHOLDER PROPOSALS
The Tiga Board is aware of no other matter that may be brought before the extraordinary general meeting.
FUTURE SHAREHOLDER AND SHAREHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement/prospectus and form of proxy for submission to the shareholders at our 2023 annual meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and Proposed Organizational Documents. Such proposals must be received by Tiga at its executive offices a reasonable time before Tiga begins to print and mail its 2023 annual meeting proxy materials in order to be considered for inclusion in Tiga’s proxy materials for the 2023 annual meeting.
Shareholder Proposals
The Proposed Bylaws establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of shareholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of the New Grindr Board, (ii) otherwise properly brought before such meeting by the New Grindr Board, or (iii) otherwise properly brought before such meeting by a shareholder present in person who (A) (1) was a record owner of shares of New Grindr both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New Grindr’s annual meeting of shareholders, a shareholders’ notice must be received at the principal executive offices of New Grindr not later than the close of business on the 90th day nor more than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such annual meeting was first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of notice as described above.
We currently anticipate the 2023 annual meeting of shareholders of New Grindr will be held no later than . Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.
Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2023 annual general meeting pursuant to Rule 14a-8 must be received at New Grindr principal office a reasonable time before New Grindr begins to print and send its proxy materials and must comply with Rule 14a-8.
Shareholder Director Nominees
The Proposed Bylaws permit shareholders to nominate directors for election at an annual meeting or at an extraordinary general meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such extraordinary general meeting) of shareholders, subject to the provisions of Proposed Certificate of Incorporation. To nominate a director, the shareholder must provide the information required by the Proposed Bylaws. In addition, the shareholder must give timely notice to New Grindr secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New Grindr’s secretary within the time periods described above under “—Shareholder Proposals” for shareholder proposals.

LEGAL MATTERS
Milbank LLP, New York, New York, has passed upon the validity of the securities of New Grindr offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The consolidated financial statements of Grindr Group LLC and Subsidiaries at December 31, 2021 and 2020, and for the year ended December 31, 2021, and the period from June 11, 2020 through December 31, 2020 (Successor), and the consolidated financial statements of Grindr, Inc. and Subsidiaries for the period from January 1, 2020 through June 10, 2020, and for the year ended December 31, 2019 (Predecessor), included in the proxy statement/prospectus of Tiga Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.
The consolidated financial statements of San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries at December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period from February 18, 2020 through December 31, 2020, included in the proxy statement/prospectus of Tiga Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries' ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.
The financial statements of Tiga Acquisition Corp. as of December 31, 2021 and 2020, for the year ended December 31, 2021 for the period from July 27, 2020 (inception) through December 31, 2020 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of WithumSmith+Brown, PC., an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.
OTHER SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the Tiga Board, any committee chairperson or the non-management directors as a group by writing to the Tiga Board or committee chairperson in care of Tiga Acquisition Corp., Ocean Financial Centre, Level 40, 10 Collyer Quay, Singapore 049315.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Tiga and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Tiga’s annual report to shareholders and Tiga’s proxy statement/prospectus. Upon written or oral request, Tiga will deliver a separate copy of the annual report and/or proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Tiga deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Tiga deliver single copies of such documents in the future. Shareholders may notify Tiga of their requests by calling or writing Tiga at its principal executive offices at Ocean Financial Centre, Level 40, 10 Collyer Quay, Singapore 049315 or +65 6808 6288.

WHERE YOU CAN FIND MORE INFORMATION
Tiga files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Tiga with the Securities SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Tiga at the SEC web site containing reports, proxy statements and other information at: www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to Tiga has been supplied by Tiga, and all such information relating to Grindr has been supplied by Grindr. Information provided by one another does not constitute any representation, estimate or projection in respect of the other.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination, you should contact via phone or in writing:
Proxy Service Provider: Morrow Sodali
Address: 333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Tel: (800) 662-5200 (toll-free)
Banks and brokers call collect: (203) 658-9400
If you are a shareholder of Tiga and would like to request documents, please do so no later than one week prior to the date of the extraordinary general meeting, in order to receive them before the extraordinary general meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
This document is a proxy statement/prospectus of Tiga for the extraordinary general meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, Grindr or Tiga that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

Index to Financial Statements
Tiga Acquisition Corp.
Grindr Group, LLC
Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2022 (Unaudited)
Condensed Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021 (Unaudited)	F-45
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three and Six Months Ended June 30, 2022 and 2021 (Unaudited)	F-46
Condensed Consolidated Statements of Members’ Equity for the Three and Six Months Ended June 30, 2022 and 2021 (Unaudited)	F-47
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2022 and 2021 (Unaudited)	F-49
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-50

Consolidated Financial Statements (Audited) for the Year Ended December 31, 2021 (Successor), from June 11, 2020 through December 31, 2020 (Successor), from January 1, 2020 through June 10, 2020 (Predecessor), and for the Year Ended December 31, 2019 (Predecessor)

Report of Independent Registered Public Accounting Firm	F-63
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-64
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Year Ended December 31, 2021 (Successor), from June 11, 2020 through December 31, 2020 (Successor), from January 1, 2020 through June 10, 2020 (Predecessor), and for the Year Ended December 31, 2019 (Predecessor)
F-65
Consolidated Statements of Members’ Equity for the Year Ended December 31, 2021 (Successor), from June 11, 2020 through December 31, 2020 (Successor), and Shareholders’ Equity from January 1, 2020 through June 10, 2020 (Predecessor), and for the Year Ended December 31, 2019 (Predecessor)
F-67
Consolidated Statements of Cash Flows for the Year Ended December 31, 2021 (Successor), from June 11, 2020 through December 31, 2020 (Successor), from January 1, 2020 through June 10, 2020 (Predecessor), and for the Year Ended December 31, 2019 (Predecessor)
F-68
Notes to Consolidated Financial Statements	F-70

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2022 (Unaudited)
Condensed Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021 (Unaudited)	F-104
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income for the Three and Six Months Ended June 30, 2022 and 2021 (Unaudited)	F-105
Condensed Consolidated Statements of Members’ Equity and Contingently Redeemable Noncontrolling Interest for the Three and Six Months Ended June 30, 2022 and 2021 (Unaudited)	F-106
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2022 and 2021 (Unaudited)	F-108
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-109
Consolidated Financial Statements (Audited) for the year ended December 31, 2021 and the period from February 18, 2020 through December 31, 2020
Report of Independent Registered Public Accounting Firm	F-123
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-124
Consolidated Statements of Operations and Comprehensive Income (Loss) for the Year Ended December 31, 2021 and for the Period from February 18, 2020 through December 31, 2020	F-125
Consolidated Statements of Members’ Equity and Contingently Redeemable Noncontrolling Interest for the Year Ended December 31, 2021 and for the Period from February 18, 2020 through December 31, 2020	F-126
Consolidated Statements of Cash Flows for the Year Ended December 31, 2021 and for the Period from February 18, 2020 through December 31, 2020	F-127
Notes to Consolidated Financial Statements	F-129

TIGA ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current Assets
Cash	$165,655	$17,499
Prepaid expenses	106,875	123,750
Total Current Assets	272,530	141,249

Cash and Investments held in Trust Account	287,542,770	284,379,776
Total Assets	$287,815,300	$284,521,025

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accrued expenses	$3,254,399	$559,183
Convertible promissory note - related party	1,680,000	—
Total Current Liabilities	4,934,399	559,183

Forward Purchase Agreement liabilities	5,521,061	5,008,045
Warrant liabilities	19,134,810	21,220,018
Deferred underwriting fee payable	9,660,000	9,660,000
Total Liabilities	39,250,270	36,447,246

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,600,000 shares at redemption value of $10.42 and $10.30 per share as of June 30, 2022 and December 31, 2021, respectively	287,542,770	284,280,000

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no shares issued or outstanding, excluding 27,600,000 shares subject to possible redemption at June 30, 2022 and December 31, 2021	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding as of June 30, 2022 and December 31, 2021	690	690
Additional paid-in capital	—	—
Accumulated deficit	(38,978,430)	(36,206,911)
Total Shareholders’ Deficit	(38,977,740)	(36,206,221)
LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$287,815,300	$284,521,025
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TIGA ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating costs	$3,037,584	$650,003	$4,243,935	$834,787
Loss from operations	(3,037,584)	(650,003)	(4,243,935)	(834,787)

Other (expense) income:
Interest earned on investments held in Trust Account	363,264	3,355	402,994	35,076
FV of private placement warrant in excess of purchase price	(81,153)	79,548	(81,153)	79,548
Change in fair value of warrant liabilities	(4,031,433)	4,205,105	4,926,361	11,534,063
Change in fair value of forward purchase agreement liabilities	(731,176)	1,787,878	(513,016)	184,109
Total other (expense) income, net	(4,480,498)	6,075,886	4,735,186	11,832,796

Net (loss) income	$(7,518,082)	$5,425,883	$491,251	$10,998,009

Weighted average shares outstanding of Class A ordinary shares	27,600,000	27,600,000	27,600,000	27,600,000
Basic and diluted net (loss) income per share, Class A ordinary shares	$(0.22)	$0.16	$0.01	$0.32
Weighted average shares outstanding of Class B ordinary shares	6,900,000	6,900,000	6,900,000	6,900,000
Basic and diluted net (loss) income per share, Class B ordinary shares	$(0.22)	$0.16	$0.01	$0.32
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TIGA ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2022	6,900,000	$690	$—	$(36,206,911)	$(36,206,221)
Net income	—	—	—	8,009,333	8,009,333
Balance – March 31, 2022 (unaudited)	6,900,000	$690	$—	$(28,197,578)	$(28,196,888)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(3,262,770)	(3,262,770)
Net loss	—	—	—	(7,518,082)	(7,518,082)
Balance – June 30, 2022 (unaudited)	6,900,000	$690	$—	$(38,978,430)	$(38,977,740)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2021	6,900,000	$690	$—	$(54,292,560)	$(54,291,870)
Net income	—	—	—	5,572,126	5,572,126
Balance – March 31, 2021 (unaudited)	6,900,000	$690	$—	$(48,720,434)	$(48,719,744)
Accretion for Class A ordinary shares to redemption amount	—	—	—	(2,760,000)	(2,760,000)
Net income	—	—	—	5,425,883	5,425,883
Balance – June 30, 2021 (unaudited)	6,900,000	$690	$—	$(46,054,551)	$(46,053,861)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TIGA ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$491,251	$10,998,009
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(4,926,361)	(11,534,063)
Change in fair value of forward purchase agreement liabilities	513,016	(184,109)
FV of private placement warrant in excess of purchase price	81,153	(79,548)
Interest earned on investments held in Trust Account	(402,994)	(35,076)
Changes in operating assets and liabilities:
Prepaid expenses	16,875	22,860
Accrued expenses	2,695,216	497,767
Net cash used in operating activities	(1,531,844)	(314,160)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(2,760,000)	(2,760,000)
Net cash used in provided by investing activities	(2,760,000)	(2,760,000)

Cash Flows from Financing Activities:
Proceeds from sale of Private Placements Warrants	2,760,000	2,760,000
Proceeds from promissory note – related party	1,680,000	—
Payment of offering costs	—	(26,780)
Net cash provided by financing activities	4,440,000	2,733,220

Net Change in Cash	148,156	(340,940)
Cash – Beginning of period	17,499	1,144,776
Cash – End of period	$165,655	$803,836

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	—	(26,780)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Tiga Acquisition Corp. (“Tiga” or the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 27, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). On April 11, 2022, Merger Sub, a wholly owned subsidiary of Tiga was formed solely for the purpose of effectuating the Merger described herein. Merger Sub was incorporated under the laws of the State of Delaware. Merger Sub owns no material assets and does not operate any business. On the date immediately prior to the Closing Date, Merger Sub will merge with and into Grindr.
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2022, the Company had not commenced any operations. All activity for the period from July 27, 2020 (inception) and since the Initial Public Offering through June 30, 2022 relates to the Company’s formation and the preparation for the initial public offering (the “Initial Public Offering”), which is described below. Since the Initial Public Offering, the Company’s activities have been limited to the search for a business combination target and activities in connection with the proposed Business Combination with Grindr Group LLC, a Delaware limited liability company (“Grindr”), as described further in Note 10. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest and dividend income from the proceeds obtained in connection with the Initial Public Offering.
The registration statement for the Initial Public Offering was declared effective on November 23, 2020. On November 27, 2020, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,280,000 warrants (the “Initial Private Placement Warrants”) at a price of $1.00 per Initial Private Placement Warrant in a private placement to Tiga Sponsor LLC (the “Sponsor”), generating gross proceeds of $10,280,000, which is described in Note 4.
Transaction costs amounted to $15,736,649, consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $556,649 of other offering costs.
Following the closing of the Initial Public Offering on November 27, 2020, an amount of $278,760,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Initial Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants (as defined below), although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.10 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote the Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have up until November 27, 2022 (the “Combination Period”) to consummate a Business Combination. If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.40 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.40 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Business Combination
On May 9, 2022, Tiga entered into an agreement and plan of merger with Tiga Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Tiga (“Merger Sub”), and Grindr (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”).
The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other transactions contemplated by the Merger Agreement, including the Domestication (as defined below), the “Business Combination Transaction”):
(i)
at the closing of the Business Combination Transaction (the “Closing”), in accordance with the Delaware Limited Liability Company Act (“DGCL”), Merger Sub will merge with and into Grindr, the separate corporate existence of Merger Sub will cease and Grindr will be the surviving corporation and a wholly owned subsidiary of Tiga (the “Merger”); and

(ii)
as a result of the Merger, among other things, (x) each Grindr series X ordinary unit (“Grindr Series X Ordinary Unit”) and each Grindr series Y preferred unit (“Grindr Series Y Preferred Unit”, and together

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
with the Grindr Series X Ordinary Units, the “Grindr”) Units that is issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall be cancelled and converted into the right to receive a number of shares of New Grindr Common Stock (as defined below) equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration (defined below), by (ii) the number of Aggregate Fully Diluted Grindr Units (as defined below) (the “Exchange Ratio”); (y) each option to purchase series Grindr Series X Ordinary Units granted under the Company Incentive Plan (as defined in the Merger Agreement) (“Grindr Option”) that is then outstanding and unexercised shall be converted into the right to receive an option relating to shares of New Grindr Common Stock upon substantially the same terms and conditions as are in effect with respect to such Grindr Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions; and (z) each Grindr Warrant (as defined below) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive a warrant relating to shares of New Grindr Common Stock with substantially the same terms and conditions as were applicable to such warrant (excluding Grindr Options) to purchase Grindr Units (“Grindr Warrant”). “Aggregate Merger Consideration” means a number of shares of New Grindr Common Stock equal to the quotient obtained by dividing (i) the sum of (a) the Grindr Valuation (as defined below) plus (b) the aggregate exercise price of all in-the-money Grindr Options and all in-the-money Grindr Warrants that are issued and outstanding immediately prior to the Effective Time by (ii) $10.00; and “Aggregate Fully Diluted Grindr Units” means, without duplication, the aggregate number of Grindr Units that are (i) issued and outstanding immediately prior to the Effective Time and (ii) issuable upon, or subject to, the settlement of all in-the-money Grindr Options and all-in-the-money Grindr Warrants (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time.
Under the Merger Agreement, Tiga has agreed to acquire all Grindr Units for (i) the Grindr Valuation plus (ii) the aggregate exercise price of all in-the-money Grindr Options and all in-the-money Grindr Warrants that are issued and outstanding immediately prior to the Effective Time the in the form of New Grindr Common Stock (at $10 per share) to be paid at the effective time of the Business Combination. “Grindr Valuation” means $1,584,000,000 plus the amount, if any, by which the Permitted Distribution Amount exceeds the Grindr Distribution Amount; “Permitted Distribution Amount” means $370,000,000 and “Grindr Distribution Amount” means the actual amount of any cash dividend or other dividend or distribution in respect of Grindr Units or equity interests Grindr makes, declares, sets aside, establishes a record date for or makes a payment date for between the date hereof and the Effective Time, provided that the amount of any such dividend or distribution may not exceed the Permitted Distribution Amount.
The Special Committee of Tiga has unanimously approved and declared advisable the Merger Agreement and the Business Combination. In addition, the Board of Directors of Tiga (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement and the Business Combination and (ii) resolved to recommend approval of the Merger Agreement and related matters by the shareholders of Tiga.
Prior to the Closing, subject to the approval of Tiga’s shareholders, and in accordance with the DGCL, Cayman Islands Companies Law (2020 Revision) (the “CICL”) and Tiga’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”), Tiga will effect a deregistration under the CICL and a domestication under Section 388 of the DGCL with the Secretary of State of Delaware), pursuant to which Tiga’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). In connection with the Domestication, Tiga, as the continuing entity in the Domestication, will be renamed “Grindr Inc.” As used herein, “New Grindr” refers to Tiga after the Domestication, including after such change of name.
In connection with the Domestication, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Tiga (the “Tiga Class A Ordinary Shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share of New Grindr (the “New Grindr Common Stock”), (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Tiga (the “Tiga Class B Ordinary Shares”), will convert automatically, on a one-for-one basis, into a share of New Grindr Common Stock, (iii) each then issued and outstanding warrant of Tiga will convert automatically into a warrant to acquire one share of New Grindr Common Stock (“New Grindr Warrant”), pursuant to the Warrant Agreement, dated

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
November 23, 2020, between Tiga and Continental Stock Transfer & Trust Company, as warrant agent, and (iv) each then issued and outstanding unit of Tiga will separate and convert automatically into one share of New Grindr Common Stock and one-half of one New Grindr Warrant.
Liquidity and Going Concern
As of June 30, 2022, the Company had cash of $165,655. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
The Company will need to raise additional capital through loans or additional investments from its initial shareholders, officers or directors. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to the Company on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year and one day from the issuance of this Form 10-Q.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until November 27, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and an extension not requested by the Sponsor, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity conditions and mandatory liquidation, should a Business Combination not occur, and an extension is not requested by the Sponsor, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The Company intends to complete its Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 27, 2022.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2021 as filed with the SEC on March 22, 2022. The interim results for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the period ending December 31, 2022 or any future periods.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant and forward purchase agreement liabilities. Such estimates may be subject to change as more current information becomes available. Accordingly, the actual results could differ significantly from those estimates.

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2022 and December 31, 2021.
Warrant and Forward Purchase Agreement Liability
The Company accounts for the Warrants and the FPA (each as defined below) in accordance with the guidance contained in ASC 815-40, under which the Warrants and FPA do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants and FPA as liabilities at their fair value and adjusts the Warrants and FPA to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the condensed consolidated statements of operations. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the condensed consolidated statements of operations.
The Public Warrants (as defined below) for periods where no observable trade price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date. The fair value of the Private Placement Warrants (as defined below) was determined using a Black-Scholes-Merton model. The committed units of the FPA are valued using a discounted valuation of a reconstructed unit price and the optional units of the FPA are valued using the same reconstructed unit price within a Black-Scholes-Merton model framework.
Convertible Promissory Note
The Company accounts for its Convertible Note under ASC 815, “Derivatives and Hedging” (“ASC 815”). Under 815-15-25, an election can be made at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for its Convertible Note. Using the fair value option, the Convertible Note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the Convertible Note is recognized as a non-cash gain or loss on the condensed statements of operations.
The Company has determined the fair value of the note is more accurately recorded at par since the conversion price is almost 150% higher than the value of the warrants. No arms-length transaction by a note holder would result in a conversion with this fact pattern, thus it is a more accurate depiction with recording at par. As such, no fair value change was booked to the statement of operations.
Marketable Investments Held in Trust Account
At June 30, 2022 and December 31, 2021, substantially all of the assets in the Trust Account were held in U.S. Treasury securities with a maturity of 185 days or less. The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320, “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares feature certain redemption rights that are

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2022 and December 31, 2021, Class A ordinary shares, 27,600,000, subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
At June 30, 2022 and December 31, 2021, the Class A ordinary shares reflected in the condensed consolidated balance sheets are reconciled in the following table:
Gross proceeds	$278,760,000
Less:
Proceeds allocated to Public Warrants	(15,897,248)
Class A ordinary shares issuance costs	(17,568,199)
Add:
Accretion of carrying value to redemption value	33,465,447
Class A ordinary shares subject to possible redemption at December 31, 2020	278,760,000
Plus:
Accretion of carrying value to redemption value	5,520,000
Class A ordinary shares subject to possible redemption at December 31, 2021	284,280,000
Plus:
Accretion of carrying value to redemption value	3,262,770
Class A ordinary shares subject to possible redemption at June 30, 2022	$287,542,770
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was no for the period presented.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The net income or loss is allocated to each class of shares using an allocation of total shares, which is then divided by the total shares for the respective class. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 32,360,000 Class A ordinary shares in the aggregate. As of June 30, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented. The following table reflects the calculation of basic and diluted net income per ordinary share:
	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2022	2021	2021	2022		2021
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per ordinary share
Numerator:
Allocation of net (loss) income	$(6,014,466)	$(1,503,616)	$4,340,706	$1,085,177	$393,001	$98,250	$8,798,407	$2,199,602
Denominator:
Basic and diluted weighted average shares outstanding	27,600,000	6,900,000	27,600,000	6,900,000	27,600,000	6,900,000	27,600,000	6,900,000
Basic and diluted net (loss) income per ordinary share	$(0.22)	$(0.22)	$0.16	$0.16	$0.01	$0.01	$0.32	$0.32
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
As of June 30, 2022 and December 31, 2021, the carrying values of cash, prepaid expenses, accrued expenses, advances from related parties and notes payable from related parties approximate their fair values primarily due to the short-term nature of the instruments.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued at each reporting date, with changes in the fair value reported in the condensed consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed consolidated balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 also requires additional disclosures regarding significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. The Company expects to adopt the provisions of this guidance on January 1, 2023. The adoption is not expected to have a material impact on the Company’s condensed financial statements.
Besides the above, the Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted. would have a material effect on the accompanying condensed financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant” and together with the Private Placement Warrants, the “Warrants”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, subject to adjustment (see Note 8).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 10,280,000 Initial Private Placement Warrants at a price of $1.00 per Initial Private Placement Warrant, for an aggregate purchase price of $10,280,000. Each Initial Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Initial Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. On May 18, 2021, November 17, 2021, and May 23, 2022, respectively, the Company announced the approval and extension of the time period to consummate a Business Combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On May 20, 2021, November 22, 2021, and May 24, 2022, respectively, the required deposit of $2,760,000 was placed into the Trust Account and on May 25, 2021, November 23, 2021, and May 25, 2022, respectively, the Company issued and sold to the Sponsor 2,760,000 private placement warrants (the “Extension Private Placement Warrants” and together with the Initial Private Placement Warrants, the “Private Placement Warrants”). Thereafter, the total amount of outstanding Private Placement Warrants

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
is 18,560,000. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sales of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In July 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). On November 23, 2020, the Sponsor transferred 20,000 Founder Shares to each of the three independent directors for approximately the same per-share price initially paid by the Sponsor. On November 23, 2020, the Company effected a 1,150,000-share dividend, resulting in 6,900,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share dividend. The Founder Shares included an aggregate of up to 900,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 900,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Support Agreement
Commencing on November 23, 2020, the Company entered into an agreement to pay an affiliate of the Sponsor up to $10,000 per month for overhead expenses and related services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2022, the Company incurred $30,000 and $60,000 of such fees, respectively, of which $20,000 are included in accrued expenses in the accompanying condensed consolidated balance sheets.
For the three and six months ended June 30, 2021, the Company incurred and paid $30,000 and $60,000 of such fees, respectively.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On March 16, 2022, the Board of Directors of the Company authorized the execution and delivery of a Convertible Promissory Note in the principal amount of $2,000,000 (the “Note”) to the Sponsor as part of the Working Capital Loans. On January 25, 2022, March 31, 2022, May 12, 2022, and June 27, 2022, the Sponsor had advanced the sum of $750,000, $300,000, $430,000, and $200,000, respectively, to the Company on account of the Note. All unpaid principal under the Note shall be due and payable in full on the effective date of the Company’s

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
initial business combination, unless accelerated upon the occurrence of an event of default. At June 30, 2022, there was $1,680,000 outstanding under this Note and the amount available for withdrawal under the Note totaled $320,000.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration and shareholders rights agreement entered into on November 23, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) and forward purchase shares and forward purchase warrants (and underlying Class A ordinary shares) will be entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. However, one of the underwriters, Goldman Sachs (Asia) L.L.C., has agreed to waive its rights to the deferred underwriting in connection with its decision not to provide further services as a financial advisor, placement agent, capital markets advisor or in any other capacity in connection with closing of the Business Combination.
Forward Purchase Agreement
The Company entered into a forward purchase agreement (the “FPA”) with the Sponsor which provides for the purchase by the Sponsor or its permitted transferee (the “forward purchaser”) of an aggregate of 5,000,000 Class A ordinary shares, plus an aggregate of 2,500,000 redeemable warrants (the “forward purchase warrants”) to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per Class A ordinary share, in a private placement to close prior to or concurrently with the closing of a Business Combination. Pursuant to the forward purchase agreement, the forward purchaser was also granted an option to subscribe, in the forward purchaser’s sole discretion, for an additional 5,000,000 Class A ordinary shares plus an additional 2,500,000 redeemable warrants to purchase one Class A ordinary share at $11.50 per share, for an additional purchase price of $50,000,000, or $10.00 per Class A ordinary share, in one or multiple private placements to close prior to or concurrently with the closing of a Business Combination (the “Optional FPA”). The obligations under the forward purchase agreement do not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The forward purchase warrants will have the same terms as the Public Warrants.
On May 9, 2022, concurrently with the execution of the Merger Agreement, the Company entered into an amended and restated forward purchase agreement (the “A&R FPA” or “Forward Purchase Agreement”) with the Sponsor. The A&R FPA replaces the FPA that was entered into in connection with the closing of the Initial Public Offering. The A&R FPA provides for the purchase by the forward purchaser of an aggregate of 5,000,000 Class A ordinary shares, plus an aggregate of 2,500,000 forward purchase warrants to purchase one share of New Grindr Common Stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per Class A ordinary share, in a private placement to close prior to or concurrently with the closing of a Business Combination (the “Committed FPA”). In addition, to the extent that the Non-FPS Amount (as defined in the A&R FPA) is less than $50,000,000 immediately prior to the closing of a Business Combination but following the Domestication, the forward purchaser has agreed pursuant to the A&R FPA to purchase (a) a number of shares of Class A ordinary shares (the “backstop shares”) equal to (A) (x) $50,000,000 minus (y) the Non-FPS Amount, divided by (B) $10.00, rounded down to the nearest whole number and (b) a number of redeemable warrants (the “backstop warrants”) equal

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
to (I) the number of backstop shares in clause (a) multiplied by (II) 0.5, rounded down to the nearest whole number. In addition to the foregoing, the forward purchaser may, at its discretion (regardless of the Non-FPS Amount), subscribe for up to 5,000,000 backstop shares plus up to 2,500,000 backstop warrants at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for each backstop share and one-half of one backstop warrant (the “Optional FPA”).
The proceeds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital. This purchase will be required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for a Business Combination.
Advisory Agreement
On May 9, 2022 the Company has entered into an agreement with an advisor to provide strategic advice and assistance related to the potential Business Combination with Grindr Group LLC. Raine will provide strategic advice and assistance to the Company in respect of the Transaction involving the Target and will perform such services for the Company as are customary and appropriate in transactions of this type as may from time to time be agreed upon by the advisor and the Company (including advice on the structure, negotiation strategy, valuation analyses, investor marketing, financial terms and other financial matters) that the Company reasonably requests. In the event of a successful Business Combination, Raine will be entitled to a $5,000,000 success fee and in the event that the Company’s public shareholders redeem 50% or less of the Company’s Class A common stock held by non-affiliates of the Company, the Company shall pay or cause to be paid to the advisor an incentive fee equal to $2,000,000. Any Incentive Fee payable in connection with the Transaction will be paid to the advisor in cash by wire transfer of immediately available funds immediately prior to or concurrently with the consummation of the Transaction. In the event that the Company’s public shareholders do not redeem 50% or less of the Company’s Class A common stock held by non-affiliates of the Company, the Company, in its sole discretion, may pay to the advisor the Incentive Fee taking into account the amount of work performed by the advisor in connection with Raine’s engagement hereunder and the incremental value provided by the advisor to the Company in connection with the Transaction as determined by the Company.
Transaction Support Agreement
On May 9, 2022, concurrently with the execution of the Merger Agreement, Grindr, Tiga, Merger Sub, the Sponsor and the directors of Tiga entered into the Transaction Support Agreement. Pursuant to the terms of the Transaction Support Agreement, the Sponsor and the directors of Tiga agreed to, among other things, vote or cause its shares to vote in favor of the Business Combination Proposal (as defined in the Merger Agreement) and the other proposals included in the accompanying proxy statement/prospectus.
Unitholder Support Agreement
In connection with the execution of the Merger Agreement, Tiga entered into a support agreement (the “Unitholder Support Agreement”) with Grindr and certain unitholders of Grindr (the “Requisite Unitholders”). Pursuant to the Unitholder Support Agreement, the Requisite Unitholders agreed to, among other things, vote to adopt and approve the Merger Agreement, the Merger and any other matters necessary or reasonably requested by Tiga for the consummation of the Merger, in each case, subject to the terms and conditions of the Unitholder Support Agreement.
A&R Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, New Grindr, the Sponsor, the independent directors of Tiga and certain securityholders of Grindr will enter into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which New Grindr will agree to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of New Grindr Common Stock and other equity securities of New Grindr that are held by the parties thereto from time to time.

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
NOTE 7 — SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2022 and December 31, 2021, there were 27,600,000 Class A ordinary shares issued and outstanding which are presented as temporary equity.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2022 and December 31, 2021, there were 6,900,000 Class B ordinary shares issued and outstanding. Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law. The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of a Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of Initial Public Offering, plus (ii) the total number of ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the completion of a Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor or any of their respective affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
NOTE 8 — WARRANTS
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and
•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At June 30, 2022 and December 31, 2021, assets held in the Trust Account were comprised of $7,874 in cash and $287,534,896 in U.S. Treasury securities and $6,579 in cash and $284,373,197 in U.S. Treasury securities, respectively. During the six months ended June 30, 2022 and the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account.

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
The following table presents the gross holding gain and loss and fair value of held-to-maturity securities at June 30, 2022 and December 31, 2021:
	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain/(Loss)	Fair Value(i)
June 30, 2022	U.S. Treasury Securities (Matured on 07/12/22, reinvested and mature on 08/25/22)	1	$287,534,896	$(10,910)	$287,523,986

December 31, 2021	U.S. Treasury Securities (Matured on 1/25/2022)	1	$284,373,197	$959	$284,374,156

(i)	Fair value of securities does not include cash held in trust in the amount of $7,874 and $6,579, as of June 30, 2022 and December 31, 2021, respectively.
At June 30, 2022, there were 13,800,000 Public Warrants and 18,560,000 Private Placement Warrants outstanding, respectively. At December 31, 2021, there were 13,800,000 Public Warrants and 15,800,000 Private Placement Warrants outstanding, respectively.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	Level	June 30, 2022	Level	December 31, 2021
Warrant liabilities – public warrants	1	$6,593,640	1	$9,798,000
Warrant liabilities – private placement warrants	3	$12,541,170	3	$11,422,018
FPA liabilities – committed	3	$2,759,038	3	$2,474,941
FPA liabilities – optional	3	$2,762,023	3	$2,533,104
Transfers to and from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. On January 14, 2021, the Company’s Class A ordinary shares and Public Warrants commenced trading separately on the New York Stock Exchange. As there is now a listed price on an active market, Public Warrants totaling $17,940,000 have been reclassified from a Level 3 to Level 1 instrument during the six months ended June 30, 2021. During the six months ended June 30, 2022, there were no changes between levels.
Subsequent to the detachment of the Public Warrants from the Units, the Public Warrants quoted market price is used as the fair value as of each relevant date. The fair value of the Private Placement Warrants is determined using a Black-Scholes-Merton model. The committed units of the FPA are valued using a discounted valuation of a reconstructed unit price and the optional units of the FPA are valued using the same reconstructed unit price within a Black-Scholes-Merton model framework. The Warrants and FPA are accounted for as liabilities in accordance with ASC 815-40. The warrant liabilities and FPA are measured at fair value at on a recurring basis, with changes in fair value presented in the statements of operations.
The following table provides quantitative information regarding Level 3 fair value measurement inputs at their measurement dates:
	At June 30, 2022	At December 31, 2021
Warrants- private placement
Common stock price	$10.27	$10.13
Volatility	4.5%	10.20%
Expected life of the options to convert	5.25 years	5.45 years
Risk free rate	3.01%	1.30%
Dividend yield	0%	0%

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
	At June 30, 2022	At December 31, 2021
FPA-committed
Common stock price	$10.27	$10.13
Time to maturity	0.25 year	0.45 year
Risk Free rate	1.72%	0.17%

FPA-optional
Common stock price	$10.27	$10.13
Volatility	4.5%	5.0%
Time to maturity	0.25 year	0.45 year
Risk Free rate	1.72%	0.17%
The common stock price is the closing price of the Class A ordinary shares as of June 30, 2022. Volatility assumptions are based on volatilities of the publicly traded warrants and guideline public companies in target industry. The most significant input is volatility and significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement. Time to maturity for the Private Placement Warrants is assumed to be equivalent to their remaining contractual term while for the FPA is the expected time to exercise. The risk-free rate is based on U.S. Treasury rates commensurate with the remaining time to expiration of the liability. The Company anticipates the dividend to remain at zero.
The following table presents the changes in the fair value of the Warrants and the FPA liabilities at June 30, 2022:
	Public Warrants	Private Placement Warrants	Total Warrant Liabilities	Committed FPA	Optional FPA	Total FPA Liabilities
Fair value as of December 31, 2021	$9,798,000	$11,422,018	$21,220,018	$2,474,941	$2,533,104	$5,008,045
Additional Private Placement Warrants May 25, 2022	—	2,760,000	2,760,000	—	—	—
Fair Value of Private Placement Warrants in excess of purchase price	—	81,153	81,153	—	—	—
Change in fair value	(3,204,360)	(1,722,001)	(4,926,361)	284,097	228,919	513,016
Fair value as of June 30, 2022	$6,593,640	$12,541,170	$19,134,810	$2,759,038	$2,762,023	$5,521,061
The following table presents the changes in the fair value of the Warrants and the FPA liabilities at June 30, 2021:
	Public Warrants	Private Placement Warrants	Total Warrant Liability	Committed FPA	Optional FPA	Total FPA Liability
Fair value as of December 31, 2020	$22,364,221	$16,867,946	$39,232,167	$2,947,167	$3,810,610	$6,757,777
Additional Private Placement Warrants May 25, 2021	—	2,760,000	2,760,000	—	—	—
Fair Value of Private Placement Warrants in excess of purchase price	—	(79,548)	(79,548)	—	—	—
Change in fair value	(6,908,221)	(4,652,842)	(11,534,063)	25,391	(209,500)	(184,109)
Fair value as of June 30, 2021	$15,456,000	$14,992,556	$31,903,209	$2,972,558	$3,601,110	$6,573,668

TIGA ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2022
(UNAUDITED)
NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, all subsequent events have been adequately disclosed in these unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Tiga Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Tiga Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020 and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from July 27, 2020 (Inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from July 27, 2020 (Inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on May 27, 2022, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 22, 2022
PCAOB ID Number 100

TIGA ACQUISITION CORP.
BALANCE SHEETS
	December 31,
	2021	2020
ASSETS
Current Assets
Cash	$17,499	$1,144,776
Prepaid expenses	123,750	262,499
Total Current Assets	141,249	1,407,275

Cash and Investments held in Trust Account	284,379,776	278,774,646
Total Assets	$284,521,025	$280,181,921

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accrued expenses	$559,183	$37,067
Accrued offering costs	—	26,780
Total Current Liabilities	559,183	63,847

Forward Purchase Agreement Liabilities	5,008,045	6,757,777
Warrant liability	21,220,018	39,232,167
Deferred underwriting fee payable	9,660,000	9,660,000
Total Liabilities	36,447,246	55,713,791

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,600,000 shares at approximately $10.30 and $10.10 per share as of December 31, 2021 and 2020, respectively	284,280,000	278,760,000

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; excluding 27,600,000 shares subject to possible redemption at December 31, 2021 and 2020, respectively	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively	690	690
Additional paid-in capital	—	—
Accumulated deficit	(36,206,911)	(54,292,560)
Total Shareholders’ Deficit	(36,206,221)	(54,291,870)
Total Liabilities and Shareholders’ Deficit	$284,521,025	$280,181,921
The accompanying notes are an integral part of the financial statements.

TIGA ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2021	For the Period from July 27, 2020 (inception) to December 31, 2020
Operating costs	$1,761,362	$124,923
Loss from operations	(1,761,362)	(124,923)

Other income (expenses):
Interest earned on investments held in Trust Account	85,130	14,646
Change in fair value of warrant liabilities	23,121,405	(11,408,319)
Fair value of private placement warrant in excess of purchase price	—	(1,646,600)
Change in fair value of forward purchase agreement liabilities	1,749,732	(3,358,302)
Initial loss on forward purchase agreement liabilities	—	(3,399,475)
Transaction costs allocable to derivatives	—	(928,450)
Total other income (expenses), net	24,956,267	(20,726,500)

Net income (loss)	$23,194,905	$(20,851,423)

Weighted average shares outstanding of Class A ordinary shares	27,600,000	21,660,759
Basic and diluted net income (loss) per share, Class A ordinary shares	$0.67	$(0.79)
Weighted average shares outstanding of Class B ordinary shares	6,900,000	4,870,253
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.67	$(0.79)
The accompanying notes are an integral part of the financial statements.

TIGA ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – July 27, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsors	6,900,000	690	24,310	—	25,000
Accretion for Class A ordinary shares to redemption amount	—	—	(24,310)	(33,441,137)	(33,465,447)
Net loss	—	—	—	(20,851,423)	(20,851,423)

Balance – December 31, 2020	6,900,000	$690	$—	$(54,292,560)	$(54,291,870)
Cash received in excess of fair value of Private Placement Warrants	—	—	410,744	—	410,744
Accretion for Class A ordinary shares to redemption amount	—	—	(410,744)	(5,109,256)	(5,520,000)
Net income	—	—	—	23,194,905	23,194,905
Balance – December 31, 2021	6,900,000	$690	$—	$(36,206,911)	$(36,206,221)
The accompanying notes are an integral part of the financial statements.

TIGA ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2021	For the Period from July 27, 2020 (inception) to December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$23,194,905	$(20,851,423)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liabilities	(23,121,405)	11,408,319
Change in fair value of forward purchase agreement liabilities	(1,749,732)	3,358,302
Fair value of private placement warrants in excess of purchase price	—	1,646,600
Interest earned on investments held in Trust Account	(85,130)	(14,646)
Formation cost paid by Sponsor in exchange for issuance of founder shares	—	5,000
Initial loss on forward purchase agreement liabilities	—	3,399,475
Transaction costs allocable to derivatives	—	928,450
Changes in operating assets and liabilities:
Prepaid expenses	138,749	(262,499)
Accrued expenses	522,116	37,067
Net cash used in operating activities	$(1,100,497)	$(345,355)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	$(5,520,000)	$(278,760,000)
Net cash used in investing activities	$(5,520,000)	$(278,760,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	270,480,000
Proceeds from promissory note – related party	—	300,000
Repayment of promissory note – related party	—	(300,000)
Payment of offering costs	(26,780)	(509,869)
Proceeds from sale of Private Placements Warrants	5,520,000	10,280,000
Net cash provided by financing activities	$5,493,220	$280,250,131

Net Change in Cash	$(1,127,277)	$1,144,776
Cash – Beginning of period	1,144,776	—
Cash – End of period	$17,499	$1,144,776

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$26,780
Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$—	$20,000
Deferred underwriting fee payable	$—	$9,660,000
The accompanying notes are an integral part of the financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Tiga Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 27, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from July 27, 2020 (inception) and since the initial public offering through December 31, 2021 relates to the Company’s formation and the preparation for the initial public offering (the “Initial Public Offering”), which is described below. Since the Initial Public Offering, the Company’s activity has been limited to the search for a business combination target. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Initial Public Offering was declared effective on November 23, 2020. On November 27, 2020, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) which included the full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 10,280,000 warrants (the “Initial Private Placement Warrants”) at a price of $1.00 per Initial Private Placement Warrant in a private placement to Tiga Sponsor LLC (the “Sponsor”), generating gross proceeds of $10,280,000, which is described in Note 4.
Transaction costs amounted to $15,736,649, consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $556,649 of other offering costs.
Following the closing of the Initial Public Offering on November 27, 2020, an amount of $278,760,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Initial Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants (as defined below), although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.10 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote the Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have up until May 27, 2022 to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by May 27, 2022, it may, by resolution of the board if requested by the Sponsor, extend the period of time to consummate a Business Combination by an additional 6 months (until November 27, 2022 to complete a Business Combination), subject to the Sponsor purchasing additional Private Placement Warrants, such extended deadline, the “Contractual Redemption Date.” The shareholders will not be entitled to vote or redeem their shares in connection with any such extension. In order for the time available for the Company to consummate a Business Combination to be extended, the Sponsor or its affiliates or permitted designees, upon five days advance notice prior to the applicable deadline, must purchase an additional 2,760,000 Private Placement Warrants at $1.00 per warrant and deposit the $2,760,000 in proceeds into the Trust Account on or prior to the date of the applicable deadline, for the 6 month extension.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.30 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.30 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards (“FASB”) Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until May 27, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. However, if the Company anticipates that it may not be able to consummate a Business Combination by May 27, 2022, it may, by resolution of the board if requested by the Sponsor, extend the period of time to consummate a Business Combination by an additional 6 months (until November 27, 2022 to complete a Business Combination), subject to the Sponsor purchasing additional Private Placement Warrants, such extended deadline, the “Contractual Redemption Date”. In connection with each extension, the Sponsor must purchase an additional 2,760,000 Private Placement Warrants at $1.00 per warrant and deposit the $2,760,000 in proceeds therefrom must be deposited into the trust account. If a Business Combination is not consummated by this date and an extension not requested by the Sponsor, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur and an extension is not requested by the Sponsor, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The Company intends to complete its Business Combination but may require an additional extension as disclosed below. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 27, 2022. The Company can extend the period of time to consummate a Business Combination for an additional 6 months by resolution of the board, subject to the Sponsor purchasing an additional 2,760,000 Private Placement Warrants at $1.00 per warrant.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Two of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities and forward purchase agreement liabilities. Such estimates may be subject to change as more current information becomes available. Accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.
Warrant and Forward Purchase Agreement Liabilities
The Company accounts for the Warrants and Forward Purchase Agreement (the “FPA”) (each as defined below) in accordance with the guidance contained in ASC 815-40, under which the Warrants and FPA do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants and FPA as liabilities at their fair value and adjust the Warrants and FPA to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The Public Warrants (as defined below) for periods where no observable trade price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date. The fair value of the Private Placement Warrants (as defined below) was determined using a Black-Scholes-Merton model. The committed units of the FPA are valued using a discounted valuation of a reconstructed unit price and the optional units of the FPA are valued using the same reconstructed unit price within a Black-Scholes-Merton model framework.
Investments Held in Trust Account
At December 31, 2021 and 2020, substantially all of the assets in the Trust Account were held in U.S. Treasury securities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, 27,600,000 Class A ordinary shares, subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
At December 31, 2021 and 2020, the Class A ordinary shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:
Gross proceeds	$278,760,000
Less:
Proceeds allocated to Public Warrants	$(15,897,248)
Class A ordinary shares issuance costs	$(17,568,199)
Plus:
Accretion of carrying value to redemption value	$33,465,447
Class A ordinary shares subject to possible redemption at December 31, 2020	$278,760,000
Plus:
Accretion of carrying value to redemption value	$5,520,000
Class A ordinary shares subject to possible redemption at December 31, 2021	$284,280,000
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021 and 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The net income or loss is allocated to each class of shares using an allocation of total shares, which is then divided by the total shares for the respective class. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 29,600,000 Class A ordinary shares in the aggregate. As of December 31, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented. The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:
	Year Ended December 31, 2021		Period from July 27, 2020 (inception) to December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$18,555,924	$4,638,981	$(17,023,763)	$(3,827,660)
Denominator:
Basic and diluted weighted average shares outstanding	27,600,000	6,900,000	21,660,759	4,870,253
Basic and diluted net income per ordinary share	$0.67	$0.67	$(0.79)	$(0.79)
As of December 31, 2021, basic and diluted shares are the same as there are no securities that are dilutive to the Company’s ordinary shareholders.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of December 31, 2021 and 2020, the carrying values of cash, prepaid expenses, accrued expenses, advances from related parties and notes payable from related parties approximate their fair values primarily due to the short-term nature of the instruments.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the issuance date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recently Accounting Standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant” and together with the Private Placement Warrants, the “Warrants”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, subject to adjustment (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 10,280,000 Initial Private Placement Warrants at a price of $1.00 per Initial Private Placement Warrant, for an aggregate purchase price of $10,280,000. Each Initial Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Initial Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. On May 18, 2021, the Company announced the approval and extension of the time period to consummate a Business Combination and the approval of the issuance and sale of certain Private Placement Warrants in connection therewith. On May 20, 2021, the required deposit of $2,760,000 was placed into the Trust Account and on May 25, 2021, the Company issued and sold to the Sponsor 2,760,000 Private Placement Warrants (the “Extension Private Placement Warrants” and together with the Initial Private Placement Warrants, the “Private Placement Warrants”). On November 17, 2021, the Company announced the approval and extension of the time period to consummate a Business Combination and the approval of the issuance and sale of certain private placement warrants in connection therewith. On November 22, 2021, the required deposit of $2,760,000 was placed into the Trust Account and on November 23, 2021 the Company issued and sold to the Sponsor 2,760,000 Private Placement Warrants (the “Extension Private Placement Warrants” and together with the Initial Private Placement Warrants, the “Private

Placement Warrants”). Thereafter, the total amount of outstanding Private Placement Warrants is 15,800,000. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sales of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In July 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). On November 23, 2020 the Sponsor transferred 20,000 Founder Shares to each of the three independent directors for approximately the same per-share price initially paid by the Sponsor. On November 23, 2020, the Company effected a 1,150,000 share dividend, resulting in 6,900,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the share dividend. The Founder Shares included an aggregate of up to 900,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 900,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Support Agreement
Commencing on November 23, 2020, the Company entered into an agreement to pay an affiliate of the Sponsor up to $10,000 per month for overhead expenses and related services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021 and December 31, 2020, the Company incurred and paid $120,000 and $10,000 of such fees, respectively.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021 and 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights
Pursuant to a registration and shareholders rights agreement entered into on November 23, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) and forward purchase shares and forward purchase warrants (and underlying Class A ordinary shares) will be entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreement
The Company entered into a forward purchase agreement (the “FPA”) with the Sponsor which provides for the purchase by the Sponsor or its permitted transferee (the “forward purchaser”) of an aggregate of 5,000,000 Class A ordinary shares, plus an aggregate of 2,500,000 redeemable warrants (the “forward purchase warrants”) to purchase one Class A ordinary share at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 per Class A ordinary share, in a private placement to close prior to or concurrently with the closing of a Business Combination (the “Committed FPA”). Pursuant to the forward purchase agreement, the forward purchaser was also granted an option to subscribe, in the forward purchaser’s sole discretion, for an additional 5,000,000 Class A ordinary shares plus an additional 2,500,000 redeemable warrants to purchase one Class A ordinary share at $11.50 per share, for an additional purchase price of $50,000,000, or $10.00 per Class A ordinary share, in one or multiple private placements to close prior to or concurrently with the closing of a Business Combination (the “Optional FPA”). The obligations under the forward purchase agreement do not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The forward purchase warrants will have the same terms as the Public Warrants.
The proceeds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital. This purchase will be required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for a Business Combination.
NOTE 7. SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021 and 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 27,600,000 Class A ordinary shares issued and outstanding which are presented as temporary equity.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 6,900,000 Class B ordinary shares issued and outstanding. Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law. The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of a Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of Initial Public Offering, plus (ii) the total number of ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the completion of a Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor or any of their respective affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
NOTE 8. WARRANTS
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and
•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At December 31, 2021 and 2020, assets held in the Trust Account were comprised of $6,579 in cash and $284,373,197 in U.S. Treasury securities and $1,103 in cash and $278,773,543 in U.S. Treasury securities, respectively. During the year ended December 31, 2021 and the period from July 27,2020 (inception) to December 31, 2020, the Company did not withdraw any interest income from the Trust Account.
The following table presents the gross holding gain and loss and fair value of held-to-maturity securities at December 31, 2021 and 2020:
	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain/(Loss)	Fair Value(i)
December 31, 2021	U.S. Treasury Securities (Mature on 1/25/2022)	1	$284,373,197	$959	$284,374,156

December 31, 2020	U.S. Treasury Securities (Mature on 2/25/2021)	1	$278,773,543	$(1,423)	$278,772,120

(i)	Fair value of securities does not include cash held in trust in the amount of $6,579 and $1,103, as of December 31, 2021 and 2020, respectively.
At December 31, 2021 and 2020, there were 13,800,000 Public Warrants and 15,800,000 Private Placement Warrants outstanding and 13,800,000 Public Warrants and 10,280,000 Private Placement Warrants outstanding, respectively.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	Level	December 31, 2021	Level	December 31, 2020
Warrant liability – Public Warrants	1	$9,798,000	3	$22,364,221
Warrant liability – Private Placement Warrants	3	$11,422,018	3	$16,867,946
FPA liability – committed	3	$2,474,941	3	$2,947,167
FPA liability – optional	3	$2,533,104	3	$3,810,610
Transfers to and from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. On January 14, 2021, the Company’s Class A shares and Public Warrants commenced trading separately on the New York Stock Exchange. As there is now a listed price on an active market, Public Warrants totaling $17,940,000 have been reclassified from a Level 3 to Level 1 instrument. During the year ended December 31, 2021, there were no changes between levels.
Subsequent to the detachment of the Public Warrants from the Units, the Public Warrants quoted market price is used as the fair value as of each relevant date. The fair value of the Private Placement Warrants is determined using a Black-Scholes-Merton model. The committed units of the FPA are valued using a discounted valuation of a reconstructed unit price and the optional units of the FPA are valued using the same reconstructed unit price within a Black-Scholes-Merton model framework. The Warrants and FPA are accounted for as liabilities in accordance with ASC 815-40. The warrant liabilities and FPA are measured at fair value at on a recurring basis, with changes in fair value presented in the statements of operations.
The following table provides quantitative information regarding Level 3 fair value measurement inputs at their measurement dates:
	As of December 31, 2021	As of December 31, 2020
Warrants- Private Placement
Common share price	$10.13	$9.77
Volatility	10.20%	22.59%
Expected life of the options to convert	5.45 years	5.95 years
Risk free rate	1.30%	0.50%
Dividend yield	0%	0%

FPA-committed
Common share price	$10.13	$9.77
Time to maturity	0.45 year	0.95 year
Risk Free rate	0.17%	0.10%

FPA-optional
Common share price	$10.13	$9.77
Volatility	5.0%	10%
Time to maturity	0.45 year	0.95 year
Risk Free rate	0.17%	0.10%
The common share price is the closing price of the Class A shares as of December 31, 2021. Volatility assumptions are based on volatilities from comparable publicly traded SPAC’s and implied volatilities from comparable publicly traded warrants. The most significant input is volatility and significant increases (decreases) in the expected volatility in isolation would result in a significantly higher (lower) fair value measurement. Time to maturity for the Private Placement Warrants is assumed to be equivalent to their remaining contractual term while for the FPA is the expected time to exercise. The risk-free rate is based on US Treasury rates commensurate with the remaining time to expiration of the liability. The Company anticipates the dividend to remain at zero.

The following table presents the changes in the fair value of the Warrants and the FPA liabilities:
	Public Warrants	Private Placement Warrants	Total Warrant Liabilities	Committed FPA	Optional FPA	Total FPA Liabilities
Fair value as of July 27, 2020 (inception)	$—	$—	$—	$—	$—	$—
Initial measurement on November 27, 2020	15,897,248	11,926,600	27,823,848	904,970	2,494,505	3,399,475
Change in fair value	6,466,973	4,941,346	11,408,319	2,042,197	1,316,105	3,358,302
Fair value as of December 31, 2020	22,364,221	$16,867,946	$39,232,167	$2,947,167	$3,810,610	$6,757,777
Additional Private Placement Warrants May 27, 2021	—	2,680,452	2,680,452	—	—	—
Additional Private Placement Warrants November 27, 2021	—	2,428,804	2,428,804	—	—	—
Change in fair value	(12,566,221)	(10,555,184)	(23,121,405)	(472,226)	(1,277,506)	(1,749,732)
Fair value as of December 31, 2021	$9,798,000	$11,422,018	$21,220,018	$2,474,941	$2,533,104	$5,008,045
NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 16, 2022, the Board of Directors of the Company authorized the execution and delivery of a Convertible Promissory Note in the principal amount of $2,000,000 (the “Note”) to the Sponsor as part of the Working Capital Loans. On January 25, 2022, the Sponsor had advanced the sum of $750,000 to the Company on account of the Note. All unpaid principal under the Note shall be due and payable in full on the effective date of our initial business combination, unless accelerated upon the occurrence of an event of default.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company's financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Grindr Group LLC and Subsidiaries

Condensed Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021 (unaudited)
(in thousands, except unit data)
	June 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$25,548	$15,778
Accounts receivable, net of allowances of $286 and $53 at June 30, 2022 and December 31, 2021, respectively	15,979	17,885
Prepaid expenses	3,460	2,330
Deferred charges	4,194	4,611
Other current assets	6,919	3,308
Total current assets	56,100	43,912
Restricted cash	1,392	1,392
Property and equipment, net	2,245	2,374
Capitalized software development costs, net	5,461	3,637
Intangible assets, net	122,126	139,708
Goodwill	258,619	258,619
Other assets	124	84
Total assets	$446,067	$449,726
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$4,206	2,437
Accrued expenses and other current liabilities	11,406	3,539
Current maturities of long-term debt, net	5,040	3,840
Deferred revenue	18,992	20,077
Total current liabilities	39,644	29,893
Long-term debt, net	190,620	133,279
Deferred income taxes	18,342	20,912
Other non-current liabilities	169	2,405
Total liabilities	248,775	186,489
Commitments and Contingencies (Note 8)
Members’ Equity
Preferred units, par value $0.00001, unlimited units authorized, no units issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Ordinary units, par value $0.00001; unlimited units authorized; 111,087,545 and 110,867,483 issued and outstanding at June 30, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	202,866	269,131
Accumulated deficit	(5,575)	(5,895)
Total members’ equity	197,292	263,237
Total liabilities and members’ equity	$446,067	$449,726
See accompanying notes to unaudited condensed consolidated financial statements.

Grindr Group LLC and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income for the Three- and Six-Months Ended June 30, 2022 and 2021 (unaudited)
(in thousands, except per unit data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$46,555	$34,779	$90,085	$62,563
Operating costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	12,102	8,588	23,803	16,102
Selling, general and administrative expense	23,241	6,549	33,491	13,463
Product development expense	4,175	2,206	7,822	4,581
Depreciation and amortization	9,092	10,721	18,118	21,826
Total operating costs and expenses	48,610	28,064	83,234	55,972
(Loss) income from operations	(2,055)	6,715	6,851	6,591
Other expense
Interest expense, net	(3,256)	(4,489)	(6,212)	(10,563)
Other income (expense), net	2	26	(66)	(30)
Total other expense	(3,254)	(4,463)	(6,278)	(10,593)
Net (loss) income before income tax	(5,309)	2,252	573	(4,002)
Income tax (benefit) provision	(1,000)	458	253	(675)
Net (loss) income and comprehensive (loss) income	$(4,309)	$1,794	$320	$(3,327)
Net (loss) income per unit:
Basic	$(0.04)	$0.02	$—	$(0.03)
Diluted	$(0.04)	$0.02	$—	$(0.03)
Weighted-average units of ordinary units outstanding:
Basic	110,968,385	109,028,220	110,927,428	107,114,852
Diluted	110,968,385	109,028,220	111,663,628	107,114,852
See accompanying notes to unaudited condensed consolidated financial statements.

Grindr Group LLC and Subsidiaries

Condensed Consolidated Statements of Members’ Equity for the Three- and Six-Months Ended June 30, 2022 and 2021 (unaudited)
(in thousands, except per unit amounts and unit data)
	Series Y Preferred Units (Par value $0.00001)		Series X Ordinary Units (Par value $0.00001)		Additional paid in capital	Accumulated deficit	Total members’ equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2021	—	—	110,867,483	1	269,131	(5,895)	263,237
Net income	—	—	—	—	—	4,629	4,629
Interest on the promissory note to a member	—	—	—	—	(741)	—	(741)
Contribution from member - related party unit-based compensation	—	—	—	—	349	—	349
Unit-based compensation expense	—	—	—	—	414	—	414
Exercise of stock options	—	—	26,384	—	119	—	119
Balance at March 31, 2022	—	—	110,893,867	1	269,272	(1,266)	268,007
Net loss	—	—	—	—	—	(4,309)	(4,309)
Member distributions	—	—	—	—	(83,313)	—	(83,313)
Interest on the promissory note to a member	—	—	—	—	(746)	—	(746)
Repayment of promissory note to a member	—	—	—	—	427	—	427
Payment of interest on promissory note to member	—	—	—	—	3,362	—	3,362
Contribution from member - related party unit-based compensation	—	—	—	—	12,598	—	12,598
Unit-based compensation expense	—	—	—	—	360	—	360
Exercise of stock options	—	—	193,678	—	906	—	906
Balance at June 30, 2022	—	—	111,087,545	1	202,866	(5,575)	197,292
See accompanying notes to unaudited condensed consolidated financial statements.

Grindr Group LLC and Subsidiaries

Condensed Consolidated Statements of Members’ Equity for the Three- and Six-Months Ended June 30, 2022 and 2021 (unaudited)
(in thousands, except per unit amounts and unit data)
	Series Y Preferred Units (Par value $0.00001)		Series X Ordinary Units (Par value $0.00001)		Additional paid in capital	Accumulated deficit	Total members’ equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	—	—	105,180,224	1	267,216	(10,959)	256,258
Net loss	—	—	—	—	—	(5,121)	(5,121)
Contribution from member - related party unit-based compensation	—	—	—	—	268	—	268
Unit-based compensation expense	—	—	—	—	266	—	266
Balance at March 31, 2021	—	—	105,180,224	1	267,750	(16,080)	251,671
Net income	—	—	—	—	—	1,794	1,794
Issuance of units	—	—	5,387,194	—	30,000	—	30,000
Promissory note to a member	—	—	—	—	(30,000)	—	(30,000)
Interest on promissory note to a member	—	—	—	—	(526)	—	(526)
Contribution from member - related party unit-based compensation	—	—	—	—	352	—	352
Unit-based compensation expense	—	—	—	—	302	—	302
Balance at June 30, 2021	—	—	110,567,418	1	267,878	(14,286)	253,593
See accompanying notes to unaudited condensed consolidated financial statements.

Grindr Group LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2022 and 2021 (unaudited)
(in thousands)
	Six Months Ended June 30,
	2022	2021
Operating activities
Net income (loss)	$320	$(3,327)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unit-based compensation	13,667	1,142
Accrual of premium on debt	—	1,118
Amortization of debt issuance costs	456	586
Interest income on promissory note from member	(1,487)	(526)
Depreciation and amortization	18,117	21,827
Provision for doubtful accounts	286	163
Deferred income taxes	(2,570)	(2,570)
Changes in operating assets and liabilities:
Accounts receivable	1,620	(6,179)
Prepaid expenses and deferred charges	(713)	(1,179)
Other current assets	(3,611)	(1,752)
Other assets	(40)	76
Accounts payable	1,769	482
Accrued expenses and other current liabilities	1,107	(7,524)
Deferred revenue	(1,085)	2,120
Due to related party	—	10
Other liabilities	—	(888)
Net cash provided by operating activities	27,836	3,579
Investing activities
Purchase of property and equipment	(251)	(113)
Additions to capitalized software	(1,925)	(1,182)
Net cash used in investing activities	(2,176)	(1,295)
Financing activities
Proceeds from exercise of stock options	$1,025	$—
Distributions paid	(75,000)	—
Proceeds from issuance of debt	60,000	—
Payment of debt	(960)	(1,920)
Payment of debt issuance costs	(955)	(960)
Net cash used in financing activities	(15,890)	(2,880)
Net increase (decrease) in cash, cash equivalents and restricted cash	9,770	(596)
Cash, cash equivalents and restricted cash, beginning of the period	17,170	42,786
Cash, cash equivalents and restricted cash, end of the period	$26,940	$42,190
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$25,548	$40,798
Restricted cash	1,392	1,392
Cash, cash equivalents and restricted cash	$26,940	$42,190
Supplemental disclosure of cash flow information:
Cash interest paid	$6,941	$9,137
Income taxes paid	$235	$4,522
Supplemental disclosure of non-cash financing activities:
Repayment of principal and interest on the promissory note to a member from distributions	$3,789	$—
Member distributions	$(3,789)	$—
Member distributions approved but not paid	$4,524	$—
See accompanying notes to unaudited condensed consolidated financial statements.

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)
1. Nature of Business
Grindr Group LLC and Subsidiaries (the “Company”) is headquartered in Los Angeles, California and manages and operates the Grindr app, a global LGBTQ+ social network platform serving and addressing the needs of the entire LGBTQ+ queer community. The Grindr app is available through Apple’s App Store for iPhones and Google Play for Android. The Company offers both a free, ad-supported service and a premium subscription version. The Company also manages a dating service app called Blendr, for a broader market.
The Company is a wholly owned subsidiary of San Vicente Group Holdings LLC (“Group Holdings”), which is the joint subsidiary of San Vicente Group TopCo LLC (“SVG”), a wholly owned subsidiary of San Vicente Acquisition LLC (“SVA”), and San Vicente Equity Joint Venture LLC (“SVE”), a related party and subsidiary of SVA.
2. Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission, (“SEC”), regarding interim financial reporting. Certain information and disclosures normally included in the condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2021. The unaudited condensed consolidated financial statements are unaudited and have been prepared on a basis consistent with that used to prepare the audited annual consolidated financial statements and include, in the opinion of management, all adjustments, consisting of normal and recurring items, necessary for the fair statement of the condensed consolidated financial statements. The condensed consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries after elimination of intercompany transactions and balances. The operating results for the three and six months ended June 30, 2022 are not necessarily indicative of the results expected for the full year ending December 31, 2022.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments, and assumptions during the preparation of its condensed consolidated financial statements in accordance with U.S. GAAP. These estimates, judgments, and assumptions impact the reported amounts of assets, liabilities, revenue, and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. On an ongoing basis, the Company evaluates its estimates and judgments including those related to: the useful lives and recoverability of property and equipment and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the carrying value of accounts receivable, including the determination of the allowance for doubtful accounts; valuation allowance; uncertain tax positions; legal contingencies; and the valuation of stock-based compensation, among others.
Impact of COVID-19
In March 2020, the World Health Organization declared COVID-19 a global pandemic. The COVID-19 outbreak has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus.
While restrictions have been lessened and lifted, restrictions could be increased or reinstated in the future. Although an adverse impact on the Company’s ongoing operations is unlikely, the full magnitude the pandemic will have on the Company remains uncertain and will depend on the duration of the pandemic, as well as the effectiveness of mass vaccinations and the impact of future variants of the virus. Additionally, changes to estimates related to ongoing COVID-19 disruptions could result in other impacts, including, but not limited to, goodwill, indefinite-lived intangibles, and long-lived asset impairment charges.

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)(continued)
Segment Information
The Company operates in one segment. The Company’s operating segments are identified according to how the performance of its business is managed and evaluated by its chief operating decision maker, the Company’s Chief Executive Officer (“CEO”). Substantially all of the Company’s long-lived assets are attributed to operations in the U.S.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable:
Level 1 -	Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
Level 2 -
Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active, and inputs that are derived principally from or corroborated by observable market data.

Level 3 -
Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

Recurring Fair Value Measurements
Money market funds are measured and recorded at fair value on the Company’s balance sheets on a recurring basis. The following tables present money market funds and their level within the fair value hierarchy as of June 30, 2022 and December 31, 2021:
	Total	Level 1	Level 2	Level 3
June 30, 2022:
Money market funds	$23,464	$23,464	$—	$—
	Total	Level 1	Level 2	Level 3
December 31, 2021:
Money market funds	$9,648	$9,648	$—	$—
The Company’s remaining financial instruments that are measured at fair value on a recurring basis consist primarily of cash, accounts receivable, accounts payable, accrued expenses, and other current liabilities. The Company believes their carrying values are representative of their fair values due to their short-term maturities. The fair values of the Company’s Credit Agreement balances were measured by comparing their prepayment values and observable market data consisting of interest rates based on similar credit ratings, which the Company classifies as a Level 2 input within the fair value hierarchy. The Company does not have any recurring fair value measurements using significant unobservable inputs (Level 3) as of June 30, 2022 and December 31, 2021.
Nonrecurring Fair Value Measurements
Assets acquired and liabilities assumed in business combinations are initially measured at fair value on the acquisition date on a nonrecurring basis using Level 3 inputs.
The Company is required to measure certain assets at fair value on a nonrecurring basis after initial recognition. These include goodwill, intangible assets, and long-lived assets, which are measured at fair value on a nonrecurring

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)(continued)
basis as a result of impairment reviews and any resulting impairment charge. Impairment is assessed annually in the fourth quarter or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit or assets below the carrying value, as described below. The fair value of the reporting unit or asset groups is determined primarily using cost and market approaches (Level 3).
Deferred transaction costs
Deferred transaction costs consist of direct legal, accounting and other fees relating to the Company’s anticipated merger with a special purpose acquisition company (the “Merger”). These costs are capitalized as incurred in other current assets on the condensed consolidated balance sheets and will be expensed or charged to members’ equity upon the completion of the Merger. In the event the Merger is terminated, deferred transaction costs will be expensed in that period. Deferred transaction costs as of June 30, 2022 were $6,215. There were no deferred transaction costs as of December 31, 2021.
Modification of equity classified award
On the modification date, the Company determines the type of modification of the equity award by assessing whether the equity awards were probable or improbable to vest before and after the modification. The Company estimated the fair value of the awards immediately before and immediately after modification for those equity awards that were probable of vesting before and after the modification. Any incremental increase in fair value is recognized as an expense immediately to the extent the underlying equity awards are vested and on a straight-line basis over the requisite service period using the related expense attribution method to the extent that they are unvested. For equity awards that were improbable of vesting before the modification and probable of vesting after the modification, the Company recognizes expense measured as the fair value of the modified award on a straight-line basis over the requisite service period using the related expense attribution method based on the fair value of the awards at the modification date.
Revenue Recognition
Revenue is recognized when or as a customer obtains control of promised services. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to in exchange for these services.
The Company derives substantially all of its revenue from subscription revenue and advertising revenue. As permitted under the practical expedient available under ASU 2014-09, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue for the amount at which the Company has the right to invoice for services performed.
Direct Revenue
Direct revenue consists of subscription revenue. Subscription revenue is generated through the sale of monthly subscriptions that are currently offered in one, three, six, and twelve-month lengths. Subscription revenue is presented net of taxes, credits, and chargebacks. Subscribers pay in advance, primarily through mobile app stores, and, subject to certain conditions identified in the Company’s terms and conditions, generally all purchases are final and nonrefundable. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.
Indirect Revenue
Indirect revenue consists of advertising revenue and other non-direct revenue. The Company has contractual relationships with advertising service providers and also directly with advertisers to display advertisements in the Grindr app. For all advertising arrangements, the Company’s performance obligation is to provide the inventory for

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)(continued)
advertisements to be displayed in the Grindr app. For contracts made directly with advertisers, the Company is also obligated to serve the advertisements in the Grindr app. Providing the advertising inventory and serving the advertisement is considered a single performance obligation, as the advertiser cannot benefit from the advertising space without its advertisements being displayed.
The pricing and terms for all advertising arrangements are governed by either a master contract or insertion order. The transaction price in advertising arrangements is generally the product of the number of advertising units delivered (e.g., impressions, offers completed, videos viewed, etc.) and the contractually agreed upon price per advertising unit. Further, for advertising transactions with advertising service providers, the contractually agreed upon price per advertising unit is generally based on the Company’s revenue share or fixed revenue rate as stated in the contract. The number of advertising units delivered is determined at the end of each month, which resolves any uncertainty in the transaction price during the reporting period.
Account Receivables, net of allowance for doubtful accounts
The majority of app users access the Company’s services through mobile app stores. The Company evaluates the credit worthiness of these two mobile app stores on an ongoing basis and does not require collateral from these entities. Accounts receivable also include amounts billed and currently due from advertising customers. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected. The allowance for doubtful accounts is based upon a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, and the specific customer’s ability to pay its obligation.
The accounts receivable balances, net of allowances, were $15,979 and $17,885 as of June 30, 2022 and December 31, 2021, respectively. The opening balance of accounts receivable, net of allowances, was $11,833 as of January 1, 2021.
Contract Liabilities
Deferred revenue consists of advance payments that are received or are contractually due in advance of the Company’s performance. The Company classifies subscription deferred revenue as current and recognizes revenue ratably over the terms of the applicable subscription period or expected completion of the performance obligation which range from one to twelve months. The deferred revenue balances were $18,992 and $20,077 as of June 30, 2022 and December 31, 2021, respectively. The opening balance of deferred revenue balance was $13,530 as of January 1, 2021.
For the three and six months ended June 30, 2022, the Company recognized $4,000 and $16,442 of revenue that was included in the deferred revenue balance as of December 31, 2021. For the three and six months ended June 30, 2021, the Company recognized $3,177 and $12,155 of revenue that was included in the deferred revenue balance as of December 31, 2020.
Disaggregation of Revenue
The following tables summarizes revenue from contracts with customers for the three and six months ended June 30, 2022 and 2021, respectively:
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Direct revenue	$38,757	$27,019	$75,155	$50,196
Indirect revenue	7,798	7,760	14,930	12,367
	$46,555	$34,779	$90,085	$62,563

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)(continued)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
United States	$28,938	$23,143	$56,749	$40,002
United Kingdom	3,441	2,433	6,705	4,626
Rest of the world	14,176	9,203	26,631	17,935
	$46,555	$34,779	$90,085	$62,563
Recent Accounting Pronouncements
As an “emerging growth company”, the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), allows the Company to delay adoption of new or revised pronouncement applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use the adoption dates applicable to private companies. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends the accounting for contract assets acquired and contract liabilities assumed from contracts with customers in business combinations. The amendment requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities in accordance with ASC Topic 606, resulting in a shift from previous guidance which required similar assets and liabilities to be accounted for at fair value at the acquisition date. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively to business combinations occurring on or after the effective date of the amendments. While the Company is continuing to assess the timing of adoption and potential impact of this guidance it does not expect the guidance to have a material effect, if any, on its condensed consolidated financial statements and related disclosures. The Company will continue to evaluate the impact of this guidance upon the occurrence of future acquisitions.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. This guidance is optional for a limited period of time through December 31, 2022. The Company is currently evaluating the impact this guidance may have as it relates to arrangements that reference LIBOR on its condensed consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheets for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The new standard is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years beginning after December 15, 2022. The primary effect of the adoption of ASU No. 2016-02 will be the recognition of a right of use asset and related liability to reflect the Company’s rights and obligations under its operating leases. The Company will also be required to provide the additional disclosures stipulated in ASU No. 2016-02. The Company is currently evaluating the impact of the requirements of ASU 2016-02 and does not expect the adoption to have a significant impact on the consolidated statements of operations and comprehensive income (loss) and consolidated statements of cash flows. Upon adoption, there will be a material increase in total assets and total liabilities in the consolidated balance sheet due to the recognition of right-of-use assets and lease liabilities for the Company’s leases.

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)(continued)
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which revises the measurement of credit losses for financial assets measured at amortized cost from an incurred loss methodology to an expected loss methodology. The standard requires entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables, debt securities, net investment in leases, and most other financial assets that represent a right to receive cash. Additional disclosures about significant estimates and credit quality are also required. The FASB has subsequently issued updates to the standard to provide additional clarification on specific topics. The ASU is effective for the Company for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its financial statements.
3. Income Tax
In determining the quarterly provisions for income taxes, the Company uses the annual estimated effective tax rate applied to the actual year-to-date income (loss), adjusted for discrete items arising in that quarter. In addition, the effect of changes in enacted tax laws or rates and tax status is recognized in the interim period in which the change occurs.
The computation of the estimated annual effective income rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected pre-tax income (or loss) for the year, projections of the proportion of income (and/or loss) earned and tax in foreign jurisdictions and permanent and temporary differences. The accounting estimates used to compute the provision or benefit for income taxes may change as new events occur, additional information is obtained or the Company’s tax environment changes. To the extent that the estimated annual effective income tax rate changes during a quarter, the effect of the change on prior quarters is included in the income tax provision in the quarter in which the change occurs.
For the three months ended June 30, 2022 and 2021, the Company recorded an income tax (benefit) provision of $(1,000) and $458, respectively. For the six months ended June 30, 2022 and 2021, the Company recorded an income tax provision (benefit) of $253 and $(675), respectively. The Company’s annual estimated effective tax rate differs from the U.S. federal statutory rate of 21% primarily as a result of state taxes, unit-based compensation, foreign derived intangible income deduction and other permanent differences.
4. Other Current Assets
Other current assets consist of the following:
	June 30, 2022	December 31, 2021
Income tax receivable	$686	$3,274
Deferred transaction costs	6,215	—
Other current assets	18	34
	$6,919	$3,308
5. Promissory Note from a Member
On April 27, 2021, Catapult GP II LLC (“Catapult GP II”), a related party wherein certain members of Catapult GP II are executives of the Company, purchased 5,387,194 common units of the Company. In conjunction with the common units purchased, the Company entered into a full recourse promissory note with Catapult GP II with a face value of $30,000 (the “Note”). The Note, including all unpaid interest, is to be repaid the earlier of 1) the tenth anniversary of the Note, 2) upon the completion of a liquidity event, or 3) upon completion of an initial public offering or a special-purpose acquisition company transaction. The Note bears interest at 10% per annum on a straight-line basis.
The total amount outstanding on the Note, including interest, was $29,736 and $32,038 as of June 30, 2022 and December 31, 2021, respectively. The Note and the related accrued interest are reflected as a reduction to equity in the condensed consolidated statements of members’ equity.

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)(continued)
6. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:
	June 30, 2022	December 31, 2021
Distributions payable	$4,524	$—
Settlement payable of incentive units on 2016 Plan	2,027	1,060
Sales and other taxes payable	791	664
Settlement payable to a former director	609	204
Accrued infrastructure expenses	582	—
Accrued legal expenses	478	196
Employee compensation and benefits	469	320
Deferred rent	358	196
Other accrued expenses	1,568	899
	$11,406	$3,539
7. Debt
Total debt for the Company is comprised of the following:
	June 30, 2022	December 31, 2021
Credit Agreement
Current	$5,040	$3,840
Non-current	194,160	136,320
	199,200	140,160
Less: unamortized debt issuance costs	(3,540)	(3,041)
	$195,660	$137,119
On June 10, 2020, Grindr Gap LLC and Grindr Capital LLC, wholly owned subsidiaries of the Company, entered into a credit agreement (the “Credit Agreement”) which permitted the Company to borrow up to $192,000.
Borrowings under the agreement are collateralized by the capital stock and assets of certain wholly owned subsidiaries of the Company. The Company’s obligation under the Credit Agreement is guaranteed by certain of the Company’s wholly owned subsidiaries.
Borrowings under the Credit Agreement are payable in full on June 10, 2025 with mandatory principal repayments beginning in the first quarter of 2021. Mandatory repayments are equal to 0.50% of the original principal amount of the Credit Agreement. The Company is also required to make mandatory prepayments of the Credit Agreement, commencing with the fiscal year ending December 31, 2020, equal to a defined percentage rate (determined based on the Company’s leverage ratio) of excess cash flows. No such prepayment was required for the three and six months ended June 30, 2022 and 2021.
Borrowings under the Credit Agreement are Index Rate Loans or LIBOR Rate Loans, at the Company’s discretion. Index Rate Loans bear interest at Index Rate plus applicable margin based on the consolidated total leverage ratio, or 7%. LIBOR Rate Loans bear interest at LIBOR Rate plus an applicable margin based on the consolidated total leverage ratio, or 8%. The interest rates in effect as of June 30, 2022 and December 31, 2021 were 9.5% and 9.5%, respectively, based on the LIBOR Rate.
The Credit Agreement also required the Company to make a lump-sum principal repayment in the amount equal to $48,000 plus related accrued interest on or before February 28, 2021. This repayment date was amended to

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)(continued)
November 30, 2021 based on the first amendment to the Credit Agreement entered into on February 25, 2021. In addition to the mandatory repayment, the Company was required to pay a premium of 10% of the principal repayment, or $4,800, together with the mandatory lump-sum principal repayment.
The premium was accrued over the term of the Credit Agreement through the initial repayment date in February 2021. For the six months ended June 30, 2021, $1,118 of the premium was accrued and recognized as interest expense in “Interest expense, net” in the condensed consolidated statements of operations and comprehensive (loss) income. The Company paid the mandatory lump-sum principal and premium in November 2021.
On June 13, 2022, a second amendment to the Credit Agreement was entered into which allowed the Company to borrow an additional $60,000, which the Company drew in conjunction with the closing of the amendment. The second amendment to the Credit Agreement was accounted for as a debt modification. The Company capitalized and paid debt issuance costs totaling $955 in conjunction with the second amendment. The borrowing under the second amendment has the same terms as the Credit Agreement and is payable in full on June 10, 2025.
The obligations under the Credit Agreement are subject to automatic acceleration upon a voluntary or involuntary bankruptcy event of default and are subject to acceleration at the election of the lenders upon the continuance of any other event of default, including a material adverse change in the business, operations or conditions of the Company, or SVA’s default on the deferred payment resulting from the Company’s acquisition of Grindr, Inc. from Kunlun Group Holdings Limited. A default interest rate of an additional 2% per annum will apply on all outstanding obligations during the occurrence and continuance of an event of default. If an event of default occurs on or prior to June 10, 2022, an additional premium will be charged equal to all unpaid interest that would have accrued until the date that is 24 months after the inception of the Credit Agreement. The Credit Agreement includes restrictive non-financial and financial covenants, including the requirement to maintain a total leverage ratio no greater than 4.75:1.00 prior to and through March 31, 2022, and no greater than 3.25:1.00 thereafter. As of June 30, 2022 and December 31, 2021, the Company was in compliance with the financial debt covenants.
The fair values of the Company’s Credit Agreement balances were measured by the discounted cash flow method or comparing their prepayment values and observable market data consisting of interest rates based on similar credit ratings, which the Company classifies as a Level 2 input within the fair value hierarchy. The estimated fair value of the Credit Agreement balances as of June 30, 2022 and December 31, 2021 was $188,358 and $142,963, respectively.
8. Commitments and Contingencies
Litigation
From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict, and the Company’s view of these matters may change in the future as the litigation and events related thereto unfold. The Company expenses legal fees as incurred. The Company records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Currently, it is too early to determine the outcome and probability of any legal proceedings and whether they would have a material adverse effect on the Company’s business. As of June 30, 2022 and December 31, 2021, there were no amounts accrued that the Company believes would be material to its financial position.
In January 2020, the Norwegian Consumer Council (“NCC”) submitted three complaints to the Norwegian Data Protection Authority, (“NDPA”). Datatilsynet, under Article 77(1) of the General Data Protection Regulation (“GDPR”) against the following parties: (1) Grindr and AdColony; (2) Grindr, Twitter, AppNexus, and OpenX; and (3) Grindr, and Smaato. The complaints reference a report entitled “Out Of Control: How consumers are exploited by the online advertising industry”. The NCC argued that (1) the Company lacks valid consent for data sharing, (2) the Company shares personal data under Article 9 and does not have a legal basis for processing personal data under article 9, and (3) the Company does not provide clear information about data sharing, which infringes the principle of transparency in Article (5)(1)(a) GDPR. In April 2020, the Company received an Order to Provide

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)(continued)
Information from the Datatilsynet. The Company responded to this Order and provided information to Datatilsynet in May 2020. In January 2021, the Datatilsynet sent the Company an “Advance notification of an administrative fine” of 100,000 NOK (the equivalent of approximately $10,111 using the exchange rate as of June 30, 2022) for an alleged infringement of the GDPR. This was notice of a proposed fine to which Grindr was entitled to respond before Datatilsynet made a final decision. Datatilsynet alleged (i) that Grindr disclosed personal data to third party advertisers without a legal basis in violation of Article 6(1) GDPR and (ii) that Grindr disclosed special category personal data to third party advertisers without a valid exemption from the prohibition in Article 9(1) GDPR. Grindr responded to the Advance notification on March 8, 2021, to contest the draft findings and fine. A redacted copy of Grindr’s response was made public. On April 29, 2021, Datatilsynet issued its Order To Provide Information - Grindr - Data Processors, asking, among other things, whether Grindr considered certain ad tech partners to be processors or controllers. Datatilsynet later extended the deadline to respond to June 2, 2021, and Grindr sent a response to Datatilsynet on that date. On October 11, 2021, Datatilsynet sent the Company a letter concerning Grindr’s reply to the Advance notification. In the letter, Datatilsynet clarified that the Advance notification only “pertains to data subjects on Norwegian territory,” and advised the Company of two additional complaints that had been filed (one in March 2021 and the other in September 2021) with Datatilsynet by the Norwegian Consumer Council. Datatilsynet requested any further comments or remarks to the Advance notification by November 1, 2021, but later extended the deadline to November 19, 2021. On November 19, 2021, Grindr served a response to Datatilsynet’s October 11, 2021 letter. On November 26, 2021, Datatilsynet requested any redactions to the response based upon the expectation that third parties may request a copy of Grindr’s November 19, 2021 response, and Grindr proposed redactions on the same day.
In December 2021, Datatilsynet issued a reduced administrative fine against the Company in the amount of 65,000 NOK, or approximately $7,420 using the exchange rate as of March 31, 2022, with an extended deadline for the Company to appeal through February 14, 2022. On February 14, 2022, Grindr filed an appeal brief with the DPA. Grindr is not aware when Datatilsynet will take additional action in this matter. It is too early to determine the probability of there being any further proceedings, the outcome of any such proceedings, and whether such proceedings may have a material adverse effect on the Company’s business, including because of the uncertainty of (i) the ultimate amount of the fine imposed, and (ii) whether Grindr may determine to appeal or further contest the fine. As a result, an estimate of the ultimate loss cannot be made at this time. It is at least reasonably possible that a change in the administrative fine may occur in the near term.
In Summer of 2018, Grindr was informed by multiple State Attorneys General (the “Multistate”) that the Multistate was opening a formal investigation into the Company’s sharing of users’ HIV status and last tested date with third parties, and its security and processing of user geolocation information. Since August 2018 the Company has responded to multiple requests for information. In November 2020, the Multistate contacted the Company with its expected claims and findings and general proposed settlement terms that included a settlement of $11,000. The Company responded in February 2021 by providing the Multistate with a white paper detailing why the Multistate’s claims are factually and legally deficient. The Company also met with the Multistate and presented its arguments via a presentation. In May 2021, the Multistate contacted Grindr to request an extension of the tolling agreement from June 1, 2021 to October 1, 2021. On May 30, 2021, Grindr entered into a tolling agreement extension with the State Attorneys General of Arkansas, Indiana, New Jersey, North Carolina, Oregon, Vermont, and Washington, extending the tolling agreement from June 1, 2021 to August 1, 2021. In June 2021, the New Jersey Attorney General served supplemental requests on Grindr seeking, among other things, additional information related to matters discussed in Grindr’s February 2021 white paper, as well as documents regarding submissions made by Grindr to Datatilsynet. In July 2021, Grindr served initial responses and objections to the New Jersey Attorney General’s supplemental requests and subsequently agreed to an extension of the tolling agreement from August 1, 2021 to October 1, 2021. Since that time, the New Jersey Attorney General agreed to limit the scope of the supplemental requests, and Grindr agreed to provide certain information in response to the supplemental requests. In addition, Grindr agreed to enter into an additional tolling agreement extension with the State Attorneys General of Arkansas, Indiana, New Jersey, North Carolina, Oregon, Vermont, and Washington, extending the tolling agreement from October 1, 2021 to March 31, 2022. On March 16, 2022, May 27, 2022 and July 5, 2022, Grindr entered into an additional extensions of the tolling agreement with the Attorneys General until May 30, 2022, June 30, 2022 and September 1, 2022. In October 2021, Grindr served an initial response to the New Jersey Attorney General’s supplemental requests, with additional

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)(continued)
responses to supplemental requests served in November and December 2021. In January 2022, Grindr submitted responses to the New Jersey Attorney General’s follow-up questions regarding the Company’s inquiry in response to The Pillar blog. The Company is waiting for a substantive response from the Multistate. It is too early to determine the probability of there being any further proceedings, the outcome of any such proceedings, and whether the proceedings may ultimately have a material adverse effect on the Company’s business, including because of the uncertainty of (i) whether Grindr incurs a loss, (ii) if a loss is incurred, what the amount of that loss may be, and (iii) whether Grindr may determine to appeal or further contest the loss.
In December 2020, Grindr was named in a statement of claim and petition for certification of a class action in Israel (Israeli Central District Court). The statement of claims generally alleges that Grindr violated users’ privacy by sharing information with third parties without their explicit consent. The petitioner asserts several causes of action under Israeli law, including privacy breaches, unlawful enrichment, and negligence, as well as causes of action under California law, including privacy violations under the California Constitution and California common law, negligence, violation of the Unfair Competition Law, and unjust enrichment. The statement of claims seeks various forms of monetary, declaratory, and injunctive relief, in addition to certification as a class action. In June 2021, the petitioner attempted service of the statement of claims and the associated filings (all in translated form as required under applicable law) on Grindr. In November 2021, Grindr filed an initial response to the plaintiff’s Statement of Claim challenging the effectiveness of service. The plaintiff then filed opposition to Grindr’s service-related motion, raising a series of technical challenges. During the Israeli court hearing in January 2022, the Israeli court directed the plaintiff to start the service process from the beginning by seeking court permission to pursue international service on Grindr. On February 8, 2022, the Court formally permitted the Plaintiff, in ex parte, to serve the Company outside the jurisdiction. The Company should file its response to the Motion for certification (and/or preliminary jurisdictional motions) within 90 days from the date it is served. On March 30, 2022, Grindr received a package via U.S. Mail with the case documents. Grindr’s local Israeli counsel is preparing a motion seeking the court’s preliminary ruling on the question of applicable law. On July 5, 2022, the Company filed a motion to determine the governing law. Grindr believes that the claims lack merit, and it continues to consider and evaluate an appropriate response. At this time, this matter remains in its nascent stages, and it is too early to determine the likely outcome of this proceeding or whether the proceeding may ultimately have a material adverse effect on the Company’s business, including because of the uncertainty of (i) whether Grindr will incur a loss, (ii) if a loss is incurred, what the amount of that loss may be, and (iii) whether Grindr may determine to appeal or further contest the loss.
9. Distributions
During the three months ended June 30, 2022, the Board of Managers approved a distribution of $0.75 per unit of Series X Ordinary Units, amounting to $83,313 to Series X Ordinary Unit holders as of the close of business on June 10, 2022. The distribution was partially paid in June 2022 and $4,524 is recognized in “Accrued expenses and other current liabilities” on the condensed consolidated balance sheet as of June 30, 2022. The balance was fully paid in July 2022.
10. Unit-based Compensation
The unit-based compensation expense is related to the grant of unit options and restricted units granted under the 2020 Plan and the grant of SVE’s Series P Units to Catapult Goliath LLC (“Catapult Goliath”), a related party wherein certain members of Catapult Goliath are executives of the Company. The unit-based compensation expense for SVE’s Series P Units have been pushed down to the operating entity and thus recorded in the Company’s condensed consolidated financial statements with a corresponding credit to equity as a capital contribution.

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)(continued)
2020 Plan
Unit options
The following table summarizes the key input assumptions used in the Black-Scholes option-pricing model to estimate the fair value of unit options granted for the six months ended June 30, 2022 and 2021, no unit options were granted in the three months ended June 30, 2022:
	Six Months Ended June 30,
	2022	2021
Expected life of units (in years)(1)	4.61	4.55 - 4.61
Expected unit price volatility(2)	56.39%	48.20% - 56.46%
Risk free interest rate(3)	1.37%	0.32% - 0.78%
Expected dividend yield(4)	—%	—%
Weighted average grant-date fair value per unit of unit options granted	$2.75	$1.80 - $2.17
Fair value per common unit	$5.89	$4.50 - $4.98
(1)	The expected term for award is determined using the simplified method, which estimates the expected term using the contractual life of the option and the vesting period.
(2)	Expected volatility is based on historical volatilities of a publicly traded per group over a period equivalent to the expected term of the awards
(3)	The risk-free interest rate is based on the U.S. Treasury yield of treasury bonds with a maturity that approximates the expected term of the awards
(4)
Prior to June 10, 2022, the Company has not historically paid cash dividends on its common units. On June 10, 2022, the Company's Board of Managers approved a one-time distribution as described in Note 9, and does not expect to pay any cash dividends on its common units in the foreseeable future.

The following table summarizes the unit option activity for the six months ended June 30, 2022:
	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2021	3,442,397	$4.96
Granted	125,250	$5.89
Exercised	(220,062)	$4.67
Forfeited	(853,950)	$4.61
Outstanding at June 30, 2022	2,493,635	$5.17
San Vicente Equity Joint Venture LLC (“SVE”) Series P Profit Units (“Series P”)
A summary of Series P Units activity for the six months ended June 30, 2022 is presented below:
	Number of Units	Weighted Average Fair Value(1)
Unvested at December 31, 2021	4,306,636	$2.07
Vested	(2,280,293)	$4.49
Unvested at June 30, 2022	2,026,343	$7.32
(1)
The weighted average fair value for unvested Series P units at December 31, 2021 is based on the grant date fair value. The weighted average fair value of the vested Series P units in 2022 and the unvested Series P units at June 30, 2022 considered the remeasured fair value of Series P upon modification (discussed below).

There were no Series P units granted during the six months ended June 30, 2022 and 2021.

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)(continued)
Modification of Series P Units
On May 9, 2022, SVE and Catapult Goliath entered into an agreement to amend the vesting requirement for the Series P Units (the “Modification”). Under the Modification, the Series P Units performance-based vesting target was amended to time-based vesting and the Series P Units will vest as follows: (1) 40% immediately as of the date of modification (the “First Tranches”), and (2) 20% each on June 30, 2022, September 30, 2022 and December 31, 2022 (the “Second Tranches”). Additionally, the requisite services under the consulting agreement have been removed as a condition to vesting.
The vesting requirements for the First Tranches originally consisted of requisite services under a consulting agreement and performance-based targets, and all performance-based targets were met. As such, the Company accounted for the modification in the First Tranches as a Type I modification (probable to probable). As the modification only results in the acceleration of service-based vesting and does not involve any other changes, there was no incremental fair value upon modification. The Company recognized $2,285 incremental unit-based compensation during the three months ended June 30, 2022 for the First Tranches as it relates to the units vested immediately upon the date of modification.
The vesting requirements for the Second Tranches originally consisted of requisite services under a consulting agreement and performance-based targets, and all performance-based targets were not met. As such, the Company accounted for the modification in the Second Tranches as a Type III modification (improbable to probable). This Type III modification results in a remeasured fair value of $7.32 per share. The remeasured fair value was determined by a probability weighted expected return method by weighting between a going concern scenario valued using the Option Pricing Method and a reverse merger scenario value using the equity value in the merger agreement. The incremental aggregate unit-based compensation related to the modification was $22,249. The Company recognized $10,119 of incremental unit-based compensation expense during the three months ended June 30, 2022 for the Second Tranches.
Unit-based compensation information
The following table summarizes unit-based compensation expenses for the three and six months ended June 30, 2022 and 2021, respectively:
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Selling, general and administrative expenses	$12,823	$565	$13,435	$1,030
Product development expenses	110	59	232	112
	$12,933	$624	$13,667	$1,142
Unit-based compensation expense that was capitalized as an asset was $25 and $30 for the three months ended June 30, 2022 and 2021, respectively. Unit-based compensation expense that was capitalized as an asset was $54 and $46 for the six months ended June 30, 2022 and 2021, respectively.
11. Net (Loss) Income Per Share
The following table sets forth the computation of basic and diluted (loss) income per share:
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Numerator:
Net (loss) income and comprehensive (loss) income	$(4,309)	$1,794	$320	$(3,327)

Grindr Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except per unit amounts and unit data)(continued)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Denominator:
Basic weighted average units of ordinary units outstanding	110,968,385	109,028,220	110,927,428	107,114,852
Diluted effect of unit-based awards	—	—	736,200	—
Diluted weighted average units of ordinary units outstanding	110,968,385	109,028,220	111,663,628	107,114,852

Net (loss) income per units
Basic	$(0.04)	$0.02	—	$(0.03)
Diluted	$(0.04)	$0.02	—	$(0.03)
The following table presents the weighted average potential shares that are excluded from the computation of diluted net (loss) income and comprehensive (loss) income for the periods presented because including them would have had an anti-dilutive effect:
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Unit options issued under 2020 Plan	904,127	311,800	—	313,367
12. Related Parties
For the three months ended June 30, 2022 and 2021, the Company paid advisor fees and out-of-pocket expenses amounting to $175 and $207 to two individuals who hold ownership interest in the Company, respectively. For the six months ended June 30, 2022 and 2021, the Company paid advisor fees and out-of-pocket expenses amounting to $431 and $382 to two individuals who hold ownership interest in the Company, respectively.
See Note 5 and Note 10 for additional related party transactions with Catapult GP II and Catapult Goliath.
13. Subsequent Events
The Company has evaluated subsequent events for recognition and disclosure purposes in the condensed consolidated financial statements as of June 30, 2022, and the six months then ended, through September 14, 2022, the date the financial statements were available to be issued and, for disclosure purpose, through October 18, 2022. Except as described below, or as otherwise indicated in the footnotes, the Company has concluded that no events or transactions have occurred that require disclosure.
On July 7, 2022, the Company granted 741,800 unit options to employees under the 2020 Plan. These unit options have a grant-date fair value of $5.79 to $5.81 per unit. Compensation expense to be recognized relating to these grants is $4,304, which is expected to be recognized over a weighted-average period of 4.0 years.
On August 26, 2022 and September 12, 2022, the Company entered into employment agreements with individuals who will serve as the Company's Chief Executive Officer and Chief Financial Officer, succeeding the existing officers on October 19, 2022 and September 26, 2022, respectively. These employment agreements include cash compensation and equity-based awards. The equity-based awards will be subject to the terms of a newly adopted equity incentive plan for new Grindr common stock (post merger with Tiga Acquisition Corp.) as well as the approval of the Company's board of directors, and are subject to service, performance and market conditions.
On October 6, 2022, the Company was advised by the Multistate that the investigation discussed in Note 8 had been closed without action and with no further action anticipated. While this particular investigation concluded in the Company’s favor, the Company may in the future be the subject of similar types of investigations or proceedings, which could result in substantial costs and a diversion of the Company's management's attention and resources.

Report of Independent Registered Public Accounting Firm
To the Members and Board of Managers of Grindr Group LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Grindr Group LLC and Subsidiaries (the Company) as of December 31, 2021 and December 31, 2020 (Successor), the related consolidated statements of operations and comprehensive income (loss), members’ equity and cash flows for the year ended December 31, 2021 and the period from June 11, 2020 to December 31, 2020 (Successor), the consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows of Grindr Inc. and Subsidiaries for the period from January 1, 2020 to June 10, 2020 and the year ended December 31, 2019 (Predecessor), and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and December 31, 2020 (Successor), the results of its operations and its cash flows for the year ended December 31, 2021 and the period from June 11, 2020 to December 31, 2020 (Successor), and Grindr Inc. and Subsidiaries for the period from January 1, 2020 to June 10, 2020 and the year ended December 31, 2019 (Predecessor), in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2020.
Los Angeles, California
May 9, 2022

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Consolidated Balance Sheets
(in thousands, except unit data)
	Successor
	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$15,778	$41,394
Accounts receivable, net of allowances of $53 and $150 at December 31, 2021 and 2020, respectively	17,885	11,833
Prepaid expenses	2,330	1,921
Deferred charges	4,611	3,243
Due from related parties	—	10
Other current assets	3,308	16
Total current assets	43,912	58,417
Restricted cash	1,392	1,392
Property and equipment, net	2,374	2,866
Capitalized software development costs, net	3,637	416
Intangible assets, net	139,708	181,874
Goodwill	258,619	258,619
Other assets	84	121
Total assets	$449,726	$503,705
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$2,437	$592
Accrued expenses and other current liabilities	3,539	11,043
Current maturities of long-term debt, net	3,840	56,266
Deferred revenue	20,077	13,530
Total current liabilities	29,893	81,431
Long-term debt, net	133,279	137,667
Deferred income taxes	20,912	25,224
Other non-current liabilities	2,405	3,125
Total liabilities	186,489	247,447
Commitments and Contingencies (Note 12)
Members’ Equity
Preferred units, par value $0.00001, unlimited units authorized, no units issued and outstanding at December 31, 2021 and 2020	—	—
Ordinary units, par value $0.00001; unlimited units authorized; 110,867,483 and 105,180,224 issued and outstanding at December 31, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	269,131	267,216
Accumulated deficit	(5,895)	(10,959)
Total members’ equity	263,237	256,258
Total liabilities and members’ equity	$449,726	$503,705
See accompanying notes to consolidated financial statements.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per unit/share data)
	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Revenue	$145,833	$61,078	$43,385	$108,698
Operating costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	37,358	18,467	12,954	27,545
Selling, general and administrative expense	30,618	15,671	15,583	32,573
Product development expense	10,913	7,278	7,136	11,059
Depreciation and amortization	43,234	17,639	10,642	27,412
Total operating costs and expenses	122,123	59,055	46,315	98,589
Income (loss) from operations	23,710	2,023	(2,930)	10,109
Other (expense) income
Interest (expense) income, net	(18,698)	(15,082)	277	386
Other income (expense), net	1,288	142	(76)	(348)
Total other (expense) income	(17,410)	(14,940)	201	38
Net income (loss) before income tax	6,300	(12,917)	(2,729)	10,147
Income tax provision (benefit)	1,236	(1,958)	(615)	2,441
Net income (loss) and comprehensive income (loss)	$5,064	$(10,959)	$(2,114)	$7,706

Net income (loss) per unit/share:
Basic	$0.05	$(0.11)	$(0.02)	$0.08
Diluted	$0.05	$(0.11)	$(0.02)	$0.08
Weighted-average units/shares of ordinary units/common stock outstanding:
Basic	108,922,180	101,875,967	101,449,521	100,471,506
Diluted	108,962,336	101,875,967	101,449,521	100,542,867
See accompanying notes to consolidated financial statements.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Consolidated Statements of Stockholders’ Equity
(in thousands, except per share amounts and share data)
Grindr Inc. and Subsidiaries
Predecessor
	Common Stock (Par value $0.00001)
	Shares	Amount	Additional paid in capital	Retained earnings	Total stockholders’ equity
Balance at January 1, 2019	100,000,000	$1	$245,307	$110,980	$356,288
Net income	—	—	—	7,706	7,706
Vested restricted stock awards	1,421,320	—	—	—	—
Stock-based compensation	—	—	6,780	—	6,780
Balance at December 31, 2019	101,421,320	$1	$252,087	$118,686	$370,774
Net loss	—	—	—	(2,114)	(2,114)
Vested restricted stock awards	63,452	—	—	—	—
Stock-based compensation	—	—	343	—	343
Balance at June 10, 2020	101,484,772	$1	$252,430	$116,572	$369,003
See accompanying notes to consolidated financial statements.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Consolidated Statements of Members’ Equity
(in thousands, except per unit amounts and unit data)
Grindr Group LLC and Subsidiaries
Successor
	Series Y Preferred Units (Par value $0.00001)		Series X Ordinary Units (Par value $0.00001)
	Shares	Amount	Shares	Amount	Additional paid- in capital	Accumulated deficit	Total members’ equity
Balance at June 11, 2020	1,484,722	$—	101,554,472	$1	$248,845	$—	$248,846
Net loss	—	—	—	—	—	(10,959)	(10,959)
Issuance of units	—	—	3,625,752	—	25,000	—	25,000
Contribution from member - related party unit-based compensation	—	—	—	—	318	—	318
Vested Series Y preferred units	38,121	—	—	—	192	—	192
Unit-based compensation	—	—	—	—	414	—	414
Repurchase of Series Y preferred units	(1,522,843)	—	—	—	(7,553)	—	$(7,553)
Balance at December 31, 2020	—	$—	105,180,224	$1	$267,216	$(10,959)	$256,258
Net income	—	—	—	—	—	5,064	5,064
Issuance of units	—	—	5,387,194	—	30,000	—	30,000
Promissory note to a member	—	—	—	—	(30,000)	—	(30,000)
Interest on the promissory note to a member	—	—	—	—	(2,038)	—	(2,038)
Contribution from member - related party unit-based compensation	—	—	—	—	1,333	—	1,333
Unit-based compensation	—	—	—	—	1,269	—	1,269
Exercise of stock options	—	—	300,065		1,351	—	1,351
Balance at December 31, 2021	—	$—	110,867,483	$1	$269,131	$(5,895)	$263,237
See accompanying notes to consolidated financial statements.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Consolidated Statements of Cash Flows (continued)
(in thousands)
	Successor		Predecessor
	Year ended December 31, 2021	June 11, 2020 through December 31, 2020	January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Operating activities
Net income (loss)	$5,064	$(10,959)	$(2,114)	$7,706
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share/Unit-based compensation	2,602	924	343	6,780
Gain on Paycheck Protection Program loan forgiveness	(1,535)	—	—	—
Accrual of premium on debt	1,118	3,682	—	—
Amortization of debt issuance costs	1,180	564	—	—
Interest income on promissory note from member	(2,038)	—	—	—
Depreciation and amortization	43,234	17,639	10,642	27,412
Provision for doubtful accounts	53	150	—	282
Deferred income taxes	(4,312)	(3,940)	(1,568)	2,173
Loss on disposal of property and equipment	—	—	—	15
Changes in operating assets and liabilities:
Accounts receivable	(6,105)	(2,942)	2,221	(2,351)
Prepaid expenses and deferred charges	(1,777)	(437)	521	(1,199)
Other current assets	(3,292)	69	12	281
Other assets	37	304	249	(210)
Accounts payable	1,845	(1,846)	432	(52)
Accrued expenses and other current liabilities	(7,481)	(3,041)	5,587	(6,177)
Deferred revenue	6,547	8,624	(110)	3,412
Due to/(from) related party	10	(10)	(60)	(58)
Other liabilities	(720)	821	301	(41)
Net cash provided by operating activities	$34,430	$9,602	$16,456	$37,973
Investing activities
Cash used in acquiring the Predecessor, net of cash acquired	$—	$(263,843)	$—	$—
Purchase of property and equipment	(269)	(197)	(270)	(133)
Additions to capitalized software	(3,528)	(951)	(1,420)	(2,327)
Loans to employees	—	—	—	(2,224)
Proceeds from repayment of loan to employees	—	—	2,224	—
Loan to Kunlun	—	—	(14,000)	—
Proceeds from repayment of loan to Kunlun	—	—	14,000	—
Net cash (used in) provided by investing activities	$(3,797)	$(264,991)	$534	$(4,684)
See accompanying notes to consolidated financial statements.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Consolidated Statements of Cash Flows (continued)
(in thousands)
	Successor		Predecessor
	Year ended December 31, 2021	June 11, 2020 through December 31, 2020	January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Financing activities
Proceeds from exercise of stock options	$1,351	$—	$—	$—
Contribution from members	—	110,000	—	—
Proceeds from issuance of debt	—	192,000	—	—
Payment of debt	(56,640)	—	—	—
Payment of debt issuance costs	(960)	(3,825)	—	—
Proceeds from Paycheck Protection Program Loan	—	—	1,514	—
Net cash (used in) provided by financing activities	$(56,249)	$298,175	$1,514	$—
Net (decrease) increase in cash, cash equivalents and restricted cash	$(25,616)	$42,786	$18,504	$33,289
Cash, cash equivalents and restricted cash, beginning of the period	42,786	—	47,950	14,661
Cash, cash equivalents and restricted cash, end of the period	$17,170	$42,786	$66,454	$47,950
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$15,778	$41,394	$65,062	$46,558
Restricted cash	1,392	1,392	1,392	1,392
Cash, cash equivalents and restricted cash	$17,170	$42,786	$66,454	$47,950
Supplemental disclosure of cash flow information:
Cash interest paid	$22,751	$10,336	$2	$99
Income taxes paid	$9,514	$1,730	$157	$273
Supplemental disclosure of non-cash investing activities:
Non-cash capital contribution as part of the purchase price for acquisition for the Predecessor
Deferred payments, at fair value	$—	$156,082	$—	$—
Issuance of Series Y preferred units, at fair value	$—	$7,364	$—	$—
Contingent consideration, at fair value	$—	$400	$—	$—
Supplemental disclosure of non-cash financing activities:
Paycheck Protection Program loan forgiveness	$1,535	$—	$—	$—
See accompanying notes to consolidated financial statements.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)
1.  Nature of Business
Grindr Group LLC and Subsidiaries (the “Successor”) and Grindr Inc. and subsidiaries (the “Predecessor”) (collectively, the “Company”) is headquartered in Los Angeles, California and manages and operates the Grindr app, a global LGBTQ+ social network platform serving and addressing the needs of the entire LGBTQ+ queer community. The Grindr app is available through Apple’s App Store for iPhones and Google Play for Android. The Company offers both a free, ad-supported service and a premium subscription version. The Company also manages a dating service app called Blendr, for a broader market.
On June 10, 2020, San Vicente Acquisition LLC (“SVA”), an intermediate parent company of the Successor, purchased 98.59% of the Predecessor’s issued and outstanding common stock from Kunlun Group Holdings Limited (“Kunlun”). The remaining 1.41% of the Predecessor was held by three former executives through a restricted share award grant, which was converted to Series Y Preferred Units of the Successor. As a result, the Predecessor became a wholly owned subsidiary of the Successor on June 10, 2020 (the “Acquisition”). See Note 3 for additional information about the Acquisition.
The Successor is a wholly owned subsidiary of San Vicente Group Holdings LLC (“Group Holdings”), which is the joint subsidiary of San Vicente Group TopCo LLC (“SVG”), a wholly owned subsidiary of SVA, and San Vicente Equity Joint Venture LLC (“SVE”), a related party and subsidiary of SVA.
2.  Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the operating results of the Successor and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
The Successor and Predecessor financial statements are defined as follows:
Successor: The consolidated financial statements of Grindr Group LLC and Subsidiaries are comprised of the consolidated balance sheets as of December 31, 2021 and December 31, 2020, and the related consolidated statements of operations and comprehensive income (loss), consolidated statements of members’ equity, and cash flows for the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, and the related notes.
Predecessor: The consolidated financial statements of Grindr Inc. and Subsidiaries are comprised of the consolidated statements of operations and comprehensive income (loss), consolidated statements of stockholders’ equity, and cash flows for the period from January 1, 2020 through June 10, 2020 and for the year ended December 31, 2019, and the related notes.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments, and assumptions during the preparation of its consolidated financial statements in accordance with U.S. GAAP. These estimates, judgments, and assumptions impact the reported amounts of assets, liabilities, revenue, and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. On an ongoing basis, the Company evaluates its estimates and judgments including those related to: the useful lives and recoverability of property and equipment and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the carrying value of accounts receivable, including the determination of the allowance for doubtful accounts; the fair value of acquisition-related contingent consideration arrangements; valuation allowance; unrecognized tax benefits; legal contingencies; and the valuation of stock-based compensation, among others.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
Impact of COVID-19
In March 2020, the World Health Organization declared COVID-19 a global pandemic. The COVID-19 outbreak has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus.
While restrictions have been lessened and lifted, restrictions could be increased or reinstated in the future. Although an adverse impact on the Company’s ongoing operations is unlikely, the full magnitude the pandemic will have on the Company remains uncertain and will depend on the duration of the pandemic, as well as the effectiveness of mass vaccinations and the impact of future variants of the virus. Additionally, changes to estimates related to ongoing COVID-19 disruptions could result in other impacts, including, but not limited to, goodwill, indefinite-lived intangibles, and long-lived asset impairment charges.
Segment Information
The Company operates in one segment. The Company’s operating segments are identified according to how the performance of its business is managed and evaluated by its chief operating decision maker, the Company’s Chief Executive Officer (“CEO”). Substantially all of the Company's long-lived assets are attributed to operations in the U.S.
Cash and Cash Equivalents
Cash and cash equivalents consist entirely of cash and money market accounts. The Company considers all highly liquid short-term investments purchased with an original maturity of ninety days or less at the time of purchase to be cash equivalents.
Restricted Cash
Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements are recorded as a non-current asset on the consolidated balance sheets. The restricted cash balance as of December 31, 2021 and December 31, 2020 was related to a letter of credit held with a financial institution for leased office space secured by the Company as described in Note 12.
Foreign Currency Transactions
Transaction gains and losses denominated in a currency other than the functional currency are included in “Other income (expense), net” on the consolidated statements of operations and comprehensive income (loss).
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable:
Level 1 —	Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
Level 2 —
Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active, and inputs that are derived principally from or corroborated by observable market data.

Level 3 —
Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
Recurring Fair Value Measurements
Money market funds are measured and recorded at fair value on the Company’s balance sheets on a recurring basis. The following tables present money market funds and their level within the fair value hierarchy as of December 31, 2021 and 2020:
	Successor
	Total	Level 1	Level 2	Level 3
December 31, 2021:
Money market funds	$9,648	$9,648	$—	$—
	Successor
	Total	Level 1	Level 2	Level 3
December 31, 2020:
Money market funds	$16,829	$16,829	$—	$—
The Company’s remaining financial instruments that are measured at fair value on a recurring basis consist primarily of cash, accounts receivable, accounts payable, accrued expenses, and other current liabilities. The Company believes their carrying values are representative of their fair values due to their short-term maturities. The Company discloses the fair value of its debt in Note 11.
The Company does not have any recurring fair value measurements using significant unobservable inputs (Level 3) as of December 31, 2021 and 2020.
Nonrecurring Fair Value Measurements
Assets acquired and liabilities assumed in business combinations are initially measured at fair value on the acquisition date on a nonrecurring basis using Level 3 inputs. See Note 3 for further discussion on the measurement of the assets and liabilities acquired in the Acquisition.
The Company is required to measure certain assets at fair value on a nonrecurring basis after initial recognition. These include goodwill, intangible assets, and long-lived assets, which are measured at fair value on a nonrecurring basis as a result of impairment reviews and any resulting impairment charge. Impairment is assessed annually in the fourth quarter or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit or assets below the carrying value, as described below. The fair value of the reporting unit or asset groups is determined primarily using cost and market approaches (Level 3).
Property and Equipment
Property and equipment, including leasehold improvements, are carried at cost less accumulated depreciation. For property and equipment acquired through a business combination, it is carried at the fair value as of the acquisition date less subsequent accumulated depreciation. Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets, and in the case of leasehold improvements, the lease term, if shorter, as follows:
Estimated Useful Lives
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	5 to 10 years
Maintenance and repairs are charged to expense as incurred and additions and improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting gain or loss included in “Selling, general and administrative expense” on the consolidated statements of operations and comprehensive income (loss).

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
Business Combinations and Contingent Consideration Arrangements
The Company allocates the purchase price of acquisitions to the assets acquired and liabilities assumed based on estimates of their fair values at the date of acquisition, including identifiable intangible assets that arise from a contractual or legal right and are separable from goodwill. The Company typically engages outside valuation experts to assist in the allocation of purchase price to the identifiable intangible assets acquired, but management has ultimate responsibility for the valuation methods, models, and inputs used, and the resulting purchase price allocation. The excess of the fair value of purchase price over the fair value of the assets acquired and liabilities assumed is recorded as goodwill. The estimated fair values of these intangible assets are based on valuations that use information and assumptions that require judgment, including estimating future cash flows or the cost to recreate an acquired asset. Acquisition-related costs are expensed in the periods in which the costs are incurred.
In connection with the business combination described in Note 3, SVA, an intermediate parent company of the Successor, entered into a contingent consideration arrangement that is determined to be part of the purchase price. SVA is the legal obligor of the contingent consideration and the contingent consideration was recorded at its fair value of $400 within SVA’s financial statements at the time of the acquisition, and is reflected at the current fair value for each subsequent reporting period thereafter until settled. The contingent consideration arrangement is based on the achievement of an EBITDA target for the 12-month period after the closing date. Such target was not met, and no contingent consideration was paid.
Goodwill and Indefinite-Lived Intangible Assets
The Company assesses goodwill on its one reporting unit and indefinite-lived intangible assets for impairment annually in the fourth quarter, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value.
When the Company elects to perform a qualitative assessment and concludes it is not more likely than not that the fair value of the reporting unit is less than its carrying value, no further assessment of that reporting unit’s goodwill is necessary; otherwise, a quantitative assessment is performed and the fair value of the reporting unit is determined. If the carrying value of the reporting unit exceeds its fair value, an impairment loss equal to the excess is recorded.
The Company foregoes a qualitative assessment and tests goodwill for impairment when it concludes that it is more likely than not there may be an impairment. If needed, the annual or interim quantitative test of the recovery of goodwill involves a comparison of the estimated fair value of the Company’s reporting unit to its carrying value, including goodwill. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of the reporting unit exceeds the estimated fair value, an impairment loss equal to the excess is recorded.
In the fourth quarters of the fiscal years ended 2021, 2020, and 2019, the Successor and Predecessor, respectively, performed its qualitative assessment and determined that it was not more likely than not that the recorded goodwill was impaired.
The Company uses a qualitative approach to test indefinite-lived intangible assets (which currently consists of tradenames) for impairment by first assessing qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform quantitative impairment testing. The Company evaluated the qualitative factors of the indefinite-lived intangible assets in connection with the annual impairment testing for the periods presented. The results of the qualitative analysis of the Company’s indefinite-lived intangible assets indicated that the fair value of the indefinite- lived intangible assets exceeded their carrying value.
The Company foregoes a qualitative assessment and tests indefinite-lived intangible assets for impairment when it concludes that it is more likely than not there may be an impairment. If needed, the annual or interim quantitative test of the recovery of indefinite-lived intangible assets involves a comparison of the estimated fair value of the indefinite-lived assets to their carrying value. If the estimated fair value of the indefinite-lived assets exceeds their

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
carrying value, the indefinite-lived intangible assets are not impaired. If the carrying value of the indefinite-lived assets exceeds the estimated fair value, an impairment loss equal to the excess is recorded.
Long-Lived Assets and Intangible Assets with Long Lives
Long-lived assets, which consist of property and equipment, capitalized software, and intangible assets with long lives, are reviewed for impairment whenever events or changes in circumstances indicate that the varying value of an asset may not be recoverable. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. Amortization of long-lived intangible assets is computed either on a straight-line basis or based on the pattern in which the economic benefits of the asset will be realized.
Capitalized Software Development Costs
The Company capitalizes the costs associated with software developed or obtained for internal use, including costs incurred in connection with the development of its app and functionalities within the app. The Company capitalizes certain costs when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and performed as intended. These capitalized costs include personnel and related expenses for employees and costs of third-party contractors and vendors who are directly associated with and who devote time to internal-use software projects. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Costs incurred for significant upgrades and enhancements to the software solutions are also capitalized. Costs incurred for training, maintenance, and minor modifications or enhancements are expensed as incurred. Capitalized software development costs are amortized using the straight-line method over an estimated useful life of three years.
Revenue Recognition
Revenue is recognized when or as a customer obtains control of promised services. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to in exchange for these services. A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the services to be transferred and identifies the payment terms related to these services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. Sales tax, including value added tax, is excluded from reported revenue.
The Company derives substantially all of its revenue from subscription revenue and advertising revenue. As permitted under the practical expedient available under ASU 2014-09, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promised accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue for the amount at which the Company has the right to invoice for services performed.
Direct Revenue
Direct revenue consists of subscription revenue. Subscription revenue is generated through the sale of monthly subscriptions that are currently offered in one, three, six, and twelve- month lengths. Subscription revenue is presented net of taxes, credits, and chargebacks. Subscribers pay in advance, primarily through mobile app stores, and, subject to certain conditions identified in the Company’s terms and conditions, generally all purchases are final and nonrefundable. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.
Indirect Revenue
Indirect revenue consists of advertising revenue and other non-direct revenue. The Company has contractual relationships with advertising service providers and also directly with advertisers to display advertisements in the Grindr app. For all advertising arrangements, the Company’s performance obligation is to provide the inventory for

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
advertisements to be displayed in the Grindr app. For contracts made directly with advertisers, the Company is also obligated to serve the advertisements in the Grindr app. Providing the advertising inventory and serving the advertisement is considered a single performance obligation, as the advertiser cannot benefit from the advertising space without its advertisements being displayed.
The pricing and terms for all advertising arrangements are governed by either a master contract or insertion order. The transaction price in advertising arrangements is generally the product of the number of advertising units delivered (e.g., impressions, offers completed, videos viewed, etc.) and the contractually agreed upon price per advertising unit. Further, for advertising transactions with advertising service providers, the contractually agreed upon price per advertising unit is generally based on the Company’s revenue share or fixed revenue rate as stated in the contract. The number of advertising units delivered is determined at the end of each month, which resolves any uncertainty in the transaction price during the reporting period.
Transaction Price
The objective of determining the transaction price is to estimate the amount of consideration the Company is due in exchange for its services, including amounts that are variable. The Company determines the total transaction price, including an estimate of any variable consideration, at contract inception and reassesses this estimate each reporting period. There are no instances where variable consideration is considered material in any of the Company’s arrangements.
The Company excludes from the measurement of transaction price all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of revenue.
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under ASU 2014-09 applicable to such contracts and does not consider the time value of money.
Principal/Agent Considerations
In arrangements where another party (e.g., advertising service provider) is involved in providing advertising services to an advertiser, the Company evaluates whether it is the principal or agent. In instances where the Company does not retain control of advertising inventory and does not have discretion in establishing price, the Company is the agent. In those cases, the Company does not have discretion to set pricing in its arrangements because it receives a percentage of the amount the advertising service provider charges the advertiser and it does not have a contractual relationship with the advertiser. Accordingly, the Company recognizes revenue related to advertising service providers on a net basis.
Account Receivables, net of allowance for doubtful accounts
The majority of app users access the Company’s services through mobile app stores. At December 31, 2021 and December 31, 2020, two mobile app stores accounted for approximately 43.6% and 14.4%, and 43.8% and 15.1%, respectively, of the Company’s gross accounts receivables. The Company evaluates the credit worthiness of these two mobile app stores on an ongoing basis and does not require collateral from these entities. The Company generally collects these balances between 30 and 45 days following the purchase by the customer.
Accounts receivable also include amounts billed and currently due from advertising customers. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected. The allowance for doubtful accounts is based upon a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, and the specific customer’s ability to pay its obligation. The time between the Company issuance of an invoice and payment due date is not significant; payments that are not collected in advance of the transfer of promised services are generally due between 30 and 60 days from the invoice date. The accounts receivable balances, net of allowances, were $17,885 and $11,833 as of December 31, 2021 and December 31, 2020 for the Successor, respectively. The opening balance of accounts receivable, net of allowances, was $11,261 as of January 1, 2020 for the Predecessor.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
Deferred Charges
The Company defers certain costs as an asset, primarily mobile app store distribution fees paid to the Company’s mobile app store download platforms, and recognizes such costs in cost of revenue, along with deferred revenue, as the services are provided, which is consistent with the subscription period. The fee differs based on the agreed upon percentage depending on the country from which the revenue originated and the length of consecutively paid subscriptions, generally approximating 30.0% of revenues for initial subscriptions. For year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020 for the Successor, and for the period from January 1, 2020 through June 10, 2020 and for the year ended December 31, 2019 for the Predecessor, the Company recognized cost of revenue of $29,020, $14,918, $10,364 and $22,010, respectively, related to these costs.
Contract Liabilities
Deferred revenue consists of advance payments that are received or are contractually due in advance of the Company’s performance. The Company classifies subscription deferred revenue as current and recognizes revenue ratably over the terms of the applicable subscription period or expected completion of the performance obligation which range from one to twelve months. The deferred revenue balances were $20,077 and $13,530 as of December 31, 2021 and December 31, 2020 for the Successor, respectively, and $14,102 as of January 1, 2020 for the Predecessor.
For the year ended December 31, 2021, the Successor recognized $13,530 of revenue that was included in the deferred revenue balance as of December 31, 2020. For the period from June 11, 2020 through December 31, 2020, the Successor recognized $4,014 of revenue that was included in the deferred revenue balance as of June 10, 2020. For the period from January 1, 2020 through June 10, 2020, the Predecessor recognized $11,448 of revenue that was included in the deferred revenue balance as of December 31, 2019. For the year ended December 31, 2019, the Predecessor recognized $10,690 of revenue that was included in the deferred revenue balance as of December 31, 2018.
Disaggregation of Revenue
The following tables summarize revenue from contracts with customers for the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, for the Successor, and for the period from January 1, 2020 through June 10, 2020 and for the year ended December 31, 2019, for the Predecessor.
	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Direct revenue	$116,031	$49,268	$39,840	$84,000
Indirect revenue	29,802	11,810	3,545	24,698
	$145,833	$61,078	$43,385	$108,698
	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
United States	$93,628	$34,987	$24,921	$68,776
United Kingdom	10,704	5,366	3,894	8,940
Rest of the world	41,501	20,725	14,570	30,982
	$145,833	$61,078	$43,385	$108,698

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
Cost of revenue
Cost of revenue consists primarily of mobile app store distribution fees, as well as credit card processing fees. Cost of revenue also includes third-party vendor costs related to customer care functions such as customer service, data center and hosting fees, moderators, and other auxiliary costs associated with providing services to customers.
Selling, general and administrative expense
Selling, general and administrative expense consists of compensation expense (including unit and stock-based compensation expense) and other employee related costs for personnel engaged in selling and marketing, sales support functions, executive management, finance, legal, tax, and human resources. Selling expenses also include advertising, brand marketing, digital and social media spend, and field marketing expenses. General and administrative expense also include acquisition-related transaction costs, allocated expenses associated with facilities, information technology, external professional services, legal costs and settlement of legal claims and other administrative expenses.
Product development expense
Product development expense consists primarily of compensation (including stock and unit-based compensation expense) and other employee-related costs for personnel engaged in the design, development, testing, and enhancement of product offerings and related technology.
Depreciation and amortization expenses
Depreciation and amortization expenses are primarily related to computer equipment, leasehold improvements, furniture and fixtures, customer relationships, technology, and capitalized software development costs.
Advertising Costs
Advertising costs are expensed as incurred. Advertising costs totaled $1,293 and $461 for the Successor for the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, respectively, and $2,861 and $3,066 for the Predecessor for the period from January 1, 2020 through June 10, 2020 and for the year ended December 31, 2019, respectively. Advertising costs are included in “Selling, general and administrative expense” in the consolidated statements of operations and comprehensive income (loss).
Leases
Rent expense is recorded on a straight-line basis over the lease term. The difference between cash payments for rent and the expense recorded is reported as current and non-current deferred rent within accrued expenses and other current liabilities, other current assets, other long-term liabilities, and other assets, respectively, in the accompanying consolidated balance sheets.
Income Taxes
While the Successor is a limited liability company, the Company has elected to be treated as a C corporation for taxation purposes. The Company uses the asset and liability method when accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance to reduce deferred tax assets to an amount for which realization is more likely than not. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Valuation allowances are provided against tax assets when it is determined that it is more-likely-than-not that the assets will not be realized.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based on its technical merits, is more likely than not to be sustainable upon examination. Measurement (step two) determines the amount of the benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more likely than not threshold of being sustained. The provision for income taxes included the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate, as well as the related interest and penalties.
Unit-based and Stock-based Compensation
Compensation expense related to employee and non-employee stock-based awards is measured and recognized in the consolidated financial statements based on the fair value of the awards granted. The Company has granted unit options (Successor periods), restricted unit awards (Successor periods), and restricted stock awards (“RSA”) (Predecessor periods) to employees that vest based solely on continued service, or service conditions. The fair value of each option award containing service conditions is estimated on the grant date using the Black-Scholes option- pricing model. The fair value of each RSA containing service conditions is estimated at the grant date based on the fair value of the Company’s common stock. For service condition unit options and restricted stock awards, unit and stock-based compensation expense is recognized on a straight-line basis over the requisite service periods of the awards, which is generally four years. Forfeitures of unit and stock-based compensation awards are recognized as they occur.
For the Successor, unit-based compensation includes compensation expense related to the grant of service-based unit options and restricted units granted under the 2020 Plan and the service-based and performance-based Series P Units (defined in Note 15) granted by SVE to employees and consultants of the Successor.
The estimated fair value of the performance-based profit units awards is determined using the Black-Scholes valuation model which approximated the option pricing model valuation model. Performance-based profit units require management to make assumptions regarding the likelihood of achieving the Successor’s performance goals and the Successor recognizes compensation expense when the likelihood of the achievement of the performance-based criteria is probable, using an accelerated attribution method. Forfeitures are recognized as they occur.
The Predecessor also granted incentive unit awards that vest upon both a specific period of continued employment and upon a triggering event (as defined in the 2016 Plan of the Predecessor as change of control, or an initial public offering). The Predecessor recognized stock-based compensation expense and the liability related to the cash settlement of the incentive units when the service-based criteria was met and when the triggering event was deemed probable which was determined to be when it occurred.
Determining the fair value of unit and stock-based awards at the grant date requires judgment. The Company’s use of the Black-Scholes option-pricing model requires the input of subjective assumptions, such as the fair value of the common stock, the expected term of the option, the expected volatility of the price of the Company’s common stock, risk-free interest rates, the expected dividend yield of the Company’s common stock, and the expected term option holders will retain their vested awards before exercising them. The assumptions used in the Company’s valuation models represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future.
In addition, given the absence of a public trading market, the Predecessor’s Board of Directors and the Successor’s Board of Managers, along with management, exercise reasonable judgment and considered numerous objective and subjective factors to determine the fair value of the Company’s common stock including, but not limited to: (i) contemporaneous valuations performed by an independent valuation specialist; (ii) the Company’s operating and financial performance; (iii) issuances of preferred and ordinary units; (iv) the valuation of comparable companies; (v) current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering; and (vi) the lack of marketability of its common stock.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
See Note 15 to the financial statements for a discussion of the Company’s unit and stock-based compensation plans.
Concentration of Risks
Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. The Company maintains its cash balances with one major commercial bank. Cash balances are generally in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250. The Company has not experienced any losses in such accounts. Management does not believe the Company is exposed to any significant credit risk in connection with cash, cash equivalents or restricted cash.
Successor:
For the year ended December 31, 2021, no customers accounted for 10.0% or more of the Successor’s revenue, and three vendors accounted for 54.5%, 23.2% and 12.3% of the Successor’s cost of revenue.
For the period from June 11, 2020 and December 31, 2020, no customers accounted for 10.0% or more of the Successor’s revenue, and three vendors accounted for 58.4%, 22.4% and 10.5% of the Successor’s cost of revenue.
As of December 31, 2021, one customer accounted for 10.5% of the Successor’s accounts receivables, and four vendors accounted for 23.9%, 23.2%, 12.3% and 10.2% of the Successor’s accounts payable balance.
As of December 31, 2020, no customer accounted for 10.0% or more of the Successor’s accounts receivables, and two vendors accounted for 43.1% and 22.1% of the Successor’s accounts payable balance.
Predecessor:
For the period from January 1, 2020 through June 10, 2020, no customers accounted for 10.0% or more of the Predecessor’s revenue, and two vendors accounted for 57.0% and 23.0% of the Predecessor’s cost of revenue.
For the year ended December 31, 2019, no customers accounted for 10.0% or more of the Predecessor’s revenue, and three vendors accounted for 59.6%, 17.5% and 11.0% of the Predecessor’s cost of revenue.
Net Income (Loss) per Share of Ordinary Units/Common Stock
Basic income (loss) per share is calculated by dividing net income (loss) by the weighted average number of common stock/ordinary units outstanding during the year/period. Diluted income (loss) per share is based upon the weighted average number of common stock/ordinary units and equivalent common stock/ordinary units outstanding during the year. Equivalent common stock/ordinary units are excluded from the computation of diluted income(loss) per share in periods for which they have an anti-dilutive effect. See Note 16 for additional information.
Recently Adopted Accounting Pronouncements
From time to time, the Financial Accounting Standards Board (“FASB”) or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”).
As an “emerging growth company”, as defined in Section 2(a) of the Securities Act 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. The Successor has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows the Successor to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. The adoption dates discussed below reflect this election.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
Effective January 2021, the Company adopted ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which amended ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting and Topic 848 to clarify the scope and availability of expedients for certain derivative instruments affected by reference rate reform. The Company adopted this standard on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to the date of the issuance of a final Update, up to the date that financial statements are available to be issued. As the Company has not had any amendments to its interest rate during the year, there is no immediate impact on the consolidated financial statements and related disclosures for the year ended December 31, 2021. The future election and application of these expedients are not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.
Effective January 1, 2021, the Company prospectively adopted ASU 2018-15, Intangibles—Goodwill and Other —Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires the accounting for implementation costs in a cloud computing or hosting arrangement that is a services contract to follow the internal-use software guidance of ASC 350-40, Intangibles—Goodwill and Other, Internal-use Software, to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. This ASU requires up-front implementation costs incurred in a cloud computing or hosting arrangement that is a service contract to be amortized to hosting expense over the term of the arrangement, beginning when the module or component of the hosting arrangement is ready for its intended use. The adoption of this new guidance did not have an impact on the Company’s consolidated financial statements and related disclosures.
Effective January 1, 2020, the Company early adopted ASU 2017-04 (Topic 350) Intangibles—Goodwill and Other Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by removing Step 2 from the goodwill impairment test. Under the amended guidance, a goodwill impairment charge will now be recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. In addition, income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The ASU is applied on a prospective basis for interim and annual periods. The adoption of this guidance does not have an immediate impact on the consolidated financial statements and related disclosures. The Company concluded that there were no goodwill impairment indications as of or for the years ended December 31, 2021 and December 31, 2020 and December 31, 2019.
Effective January 1, 2020, the Company adopted ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, to clarify the definition of a business to allow for the evaluation of whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The adoption of this new guidance did not have an impact on the Company’s consolidated financial statements and related disclosures.
Effective January 1, 2020, the Company early adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminates certain exceptions and adds guidance to reduce complexity in accounting for income taxes. Specifically, this guidance: (1) removes the intraperiod tax allocation exception to the incremental approach; (2) removes the ownership changes in investments exception in determining when a deferred tax liability is recognized after an investor in a foreign entity transitions to or from the equity method of accounting and applies this provision on a modified retrospective basis through a cumulative-effect adjustment to retained earnings at the beginning of the period of adoption; and (3) removes the exception to using the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. ASU 2019-12 also requires an entity to: (1) evaluate whether a step-up in tax basis of goodwill relates to a business combination or a separate transaction; (2) make a policy election to not allocate consolidated income taxes when a member of a consolidated tax return is not subject to income tax and to apply this provision retrospectively to all periods presented; and (3) recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and apply this provision either retrospectively for all periods presented or on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. There was no material impact on the consolidated financial statements and related disclosures as a result of retrospective adoption of this standard.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
Effective January 1, 2020, the Company adopted ASU 2018-13, Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. The adoption of this guidance did not have a material impact on the Company’s financial statements and related disclosures.
Effective January 1, 2020, the Company adopted ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 expands the scope of Topic 718 to include accounting for share-based payment transactions for acquiring goods and services from non-employees and supersedes the guidance in Subtopic 505-50, Equity - Equity-Based Payments to Non-Employees. Under ASU 2018-07, equity-classified nonemployee share-based payment awards are measured at the grant date fair value on the grant date. The probability of satisfying performance conditions must be considered for equity-classified nonemployee share-based payment awards with such conditions. There was no material impact on the consolidated financial statements and related disclosures as a result of this adoption.
Recent Accounting Pronouncements
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends the accounting for contract assets acquired and contract liabilities assumed from contracts with customers in business combinations. The amendment requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities in accordance with ASC Topic 606, resulting in a shift from previous guidance which required similar assets and liabilities to be accounted for at fair value at the acquisition date. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively to business combinations occurring on or after the effective date of the amendments. While the Company is continuing to assess the timing of adoption and potential impact of this guidance it does not expect the guidance to have a material effect, if any, on its consolidated financial statements and related disclosures. The Company will continue to evaluate the impact of this guidance upon the occurrence of future acquisitions.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. This guidance is optional for a limited period of time through December 31, 2022. The Company is currently evaluating the impact this guidance may have as it relates to arrangements that reference LIBOR on its consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheets for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The new standard is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years beginning after December 15, 2022. The primary effect of the adoption of ASU No. 2016-02 will be the recognition of a right of use asset and related liability to reflect the Company’s rights and obligations under its operating leases. The Company will also be required to provide the additional disclosures stipulated in ASU No. 2016-02. The Company is currently evaluating the impact of this standard on its financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which revises the measurement of credit losses for financial assets measured at amortized cost from an incurred loss methodology to an expected loss methodology. The standard requires entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables, debt securities, net investment in leases, and most other financial assets that represent a right to receive cash. Additional disclosures about significant estimates and credit quality are

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
also required. The FASB has subsequently issued updates to the standard to provide additional clarification on specific topics. The ASU is effective for the Company for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its financial statements.
3.  Business Combination
On June 10, 2020, SVA completed the acquisition of the Predecessor from Kunlun and purchased all the outstanding common stock held by Kunlun, which represented approximately 98.6% of the Predecessor’s issued and outstanding common stock and replaced the remaining 1.4% of the Predecessor’s issued and outstanding common stock previously held by senior management with Series Y Preferred Units of the Successor. The Successor acquired the Predecessor due to its expectation that the estimated future cash flows of the operating entity would provide a positive rate of return on its investment. Under ASC 805, Business Combinations, the Successor was deemed the accounting acquirer and the Predecessor the acquiree. The results of operations and cash flows of Grindr Inc. for the period from June 11, 2020 through December 31, 2020 are reflected in the Successor’s consolidated statements of operations and comprehensive income (loss) and statements of cash flows.
The purchase was accounted for by the Successor under the acquisition method of accounting, which provides for the purchase price to be allocated to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair value as of the acquisition date, with any excess being ascribed to goodwill.
Cash consideration of $330,298 was paid consisting of a $270,000 upfront cash payment paid by the Successor from the proceeds of the new debt (see Note 11) as well as financing raised by the Successor from third-party investors and cash contributed to the Successor from parent companies. A remaining purchase price adjustment of $60,298 was paid by the Successor, which was based on a final determination of closing cash and liabilities as of the closing date. Additional consideration payable by SVA (as the legal obligor) to Kunlun in the amount of $156,082 in the form of deferred payments, is payable on the second and third anniversary of the closing date. The deferred payment is not contingent on any performance criteria. Additionally, SVA was the legal obligor of the contingent consideration liability with an estimated fair value at the closing date of $400 related to an earnout based on achievement of an EBITDA target during the 12-month period following the closing date. Series Y preferred units of the Successor were issued to replace the 1.4% stake of common stock of Grindr Inc. previously held by senior management with a fair value of $7,364, which was also included in the purchase consideration. As a result, the total purchase consideration was $494,144.
The fair value of the Series Y preferred units was determined on input from management and approved by the Board of Managers, utilizing the Successor’s enterprise value as determined utilizing various methods, including the guideline public company method and discounted cash flow method. The total enterprise value was then allocated to the various outstanding ordinary units and preferred units utilizing the option-pricing model.
The deferred payment consideration to Kunlun to be paid by SVA, contingent consideration liability of SVA (payable to Kunlun) and the fair value of the Series Y preferred units of the Successor, is reflected in the opening balance of the Successor’s members’ equity on June 11, 2020 as a non-cash equity contribution.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
The table below is a summary of the purchase price allocation of the equity interest of the fair value of assets acquired and liabilities assumed in connection with the acquisition of the Predecessor on June 10, 2020:
Cash consideration	$330,298
Deferred payments to Kunlun	156,082
Equity, Series Y preferred units of Grindr Group LLC	7,364
Contingent consideration	400
Total consideration	$494,144
Allocation of purchase price:
Cash, cash equivalents and restricted cash	$66,454
Accounts receivable	9,041
Other current assets	4,811
Property and equipment	3,109
Tradename	65,844
Customer relationships	94,874
Technology	37,820
Other non-current assets	425
Current liabilities	(13,871)
Non-current liabilities	(32,982)
Total identifiable net assets	235,525
Goodwill	258,619
Total assets acquired	$494,144
The Successor incurred $5,920 in transaction costs in connection with the acquisition, which were expensed as incurred and included in “Selling, general and administrative expense” in the accompanying consolidated statements of operations and comprehensive income (loss) for the period from June 11, 2020 through December 31, 2020. The Successor also entered into certain debt arrangements to fund the acquisition as described in Note 11.
The Successor engaged a third-party valuation specialist to complete a valuation to assist with the determination of the value of the assets acquired and liabilities assumed based on the estimated fair market values at the acquisition date. The fair value of the financial assets acquired includes accounts receivable for which the fair value is estimated as the contractual amount of the receivables and no amounts are considered to be uncollectible. The fair value of liabilities assumed includes deferred revenue which represents advance payments from customers that have been received or are contractually due in advance of the Successor’s performance. The Successor estimated the obligation related to the assumed deferred revenue using the cost approach. The cost approach determines fair value by estimating the cost to fulfill the obligation plus a markup to account for an assumed profit margin. As a result, the Successor recorded an adjustment to reduce the Predecessor’s carrying value of deferred revenue to $4,906, which represents the Successor’s estimate of the fair value of the contractual obligations assumed.
The fair value of the intangible assets acquired consists of:
	Estimated fair value	Estimated useful life	Valuation approach
Tradename	65,844	Indefinite	Income approach
Customer relationship	94,874	5 years	Income approach
Technology	37,820	3 years	Cost approach
Net intangible assets acquired	$198,538
The weighted-average life of the intangible assets acquired with definite lives is 4.4 years and is being amortized using the straight-line method for technology and accelerated basis method for customer relationship. The tradename

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
acquired represents an indefinite-lived intangible asset. These fair value measurements were based on significant inputs that are not observable. The assumptions made by management in determining the fair value included discount rates based on weighted-average cost of capital, estimated average growth rates, estimated attrition for the customer relationships, and an estimated royalty rate for the tradename.
The purchase price exceeded the fair value of the net assets acquired, resulting in goodwill, which is not deductible for tax purposes. The primary factor giving rise to the goodwill in the purchase price allocation was an anticipated increase in future cash flows from operations.
The following represents unaudited pro-forma operating results, as if the Predecessor had been included in the Successor’s consolidated statements of operations and comprehensive income and loss as of January 1, 2019:
	Unaudited Pro Forma Year Ended December 31,
	2020	2019
Revenue	$112,657	$99,612
Net loss	(22,222)	(19,157)
Loss per share - Basic and diluted	$(0.22)	$(0.19)
The unaudited pro forma financial information for the years ended December 31, 2020 and 2019 adjusted the historical results of the Predecessor to reflect the business combination as though it occurred on January 1, 2019. These amounts have been calculated after applying the Successor’s accounting policies and adjusting the results of the Predecessor to reflect the (1) additional amortization that would have been expensed assuming the fair value adjustments to intangible assets had been applied on January 1, 2019, (2) release of the fair value adjustment to deferred revenue into revenue, (3) additional interest expense as if the Credit Agreement (defined below) had been obtained on January 1, 2019, and (4) any consequential tax effects.
The unaudited pro forma financial information includes business combination accounting effects from the acquisition. The pro forma information as presented above is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2019.
4.  Property and Equipment
Property and equipment consist of the following:
	Successor
	December 31, 2021	December 31, 2020
Computer equipment	$588	$339
Furniture and fixtures	346	326
Leasehold improvements	2,641	2,641
	3,575	3,306
Less: Accumulated depreciation	(1,201)	(440)
	$2,374	$2,866
Depreciation expense for property and equipment for the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020 for the Successor amounted to $761 and $440, respectively, and depreciation expense for the period from January 1, 2020 through June 10, 2020 and for the year ended December 31, 2019 for the Predecessor amounted to $328 and $766, respectively. Depreciation expense is included within “Depreciation and amortization” on the consolidated statements of operations and comprehensive income (loss).

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
5.  Goodwill and Intangibles
Goodwill and intangible assets, net, consist of the following:
	Successor December 31,
	2021	2020
Goodwill	$258,619	$258,619
Intangible assets with long lives, net	73,864	116,030
Intangible assets with indefinite lives	65,844	65,844
	$398,327	$440,493
	Successor December 31,
	2021	2020
Balance at beginning of period	$258,619	$—
Goodwill arising from acquisition	—	258,619
Balance at the end of period	$258,619	$258,619
The balance of goodwill was $258,619 as of June 11, 2020 for the Successor, which arose from the Acquisition (see Note 3). There were no changes in the carrying value of goodwill for the year ended December 31, 2021 or for the period from June 11, 2020 through December 31, 2020. The balance of goodwill was $239,578 as of January 1, 2019 for the Predecessor. There were no changes in the carrying value of goodwill for the year ended December 31, 2019 and for the period from January 1, 2020 through June 10, 2020. The indefinite-lived intangible asset of $65,844 as of December 31, 2021 and December 31, 2020, represents the Grindr tradename.
As of December 31, 2021 and 2020, long-lived intangible assets consist of the following:
	Successor
	December 31, 2021
	Gross Carrying Value	Accumulated Amortization	Net	Weighted Average Useful Life
Customer relationships	$94,874	$(38,700)	$56,174	5 years
Technology	37,041	(19,351)	17,690	3 years
	$131,915	$(58,051)	$73,864
	Successor
	December 31, 2020
	Gross Carrying Value	Accumulated Amortization	Net	Weighted Average Useful Life
Customer relationships	$94,874	$(9,017)	$85,857	5 years
Technology	37,166	(6,993)	30,173	3 years
	$132,040	$(16,010)	$116,030

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
The weighted average estimated remaining life for the intangible asset classes are as follows:
	Successor December 31,
	2021	2020
Customer relationships	3.5 years	4.5 years
Technology	1.5 years	2.5 years
Intangible assets amortization expense was $42,041 and $16,010 for the Successor year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, respectively, and $9,900 and $26,292 for the Predecessor period from January 1, 2020 through June 10, 2020 and year ended December 31, 2019, respectively.
During the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, the Successor wrote-off $125 and $654, respectively, of intangible assets related to acquired technology as the Successor determined the technology would no longer be placed in service. The write-off charge is included within “Depreciation and amortization” on the consolidated statements of operations and comprehensive income (loss).
As of December 31, 2021, amortization of long-lived intangible assets is estimated to be as follows:
2022	$35,037
2023	22,341
2024	12,460
2025	4,026
Thereafter	—
$73,864
6.  Capitalized Software Development Costs
Capitalized software development costs consist of the following:
	Successor December 31,
	2021	2020
Capitalized software development costs	$3,724	$438
Less: Accumulated amortization	(87)	(22)
	$3,637	$416
Amortization expense for capitalized software development for the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020 for the Successor amounted to $65 and $22, respectively. Amortization expense for capitalized software development for the period from January 1, 2020 through June 10, 2020 and for the year ended December 31, 2019 for the Predecessor amounted to $341 and $354, respectively. Amortization expense is included within “Depreciation and amortization” on the consolidated statements of operations and comprehensive income (loss).
The Company wrote-off capitalized software development costs of $242 and $513 for the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, respectively, for the Successor, and $73 and $0 for the period from January 1, 2020 through June 10, 2020 and for the year ended December 31, 2019, respectively, for the Predecessor, as the Company determined the software would no longer be placed in service. The write off charge is included within “Depreciation and amortization” on the consolidated statements of operations and comprehensive income (loss).

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
7.  Income Tax
Net income (loss) before income tax includes the following components:
	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
United States	$6,265	$(12,917)	$(2,729)	$10,147
International	35	—	—	—
	$6,300	$(12,917)	$(2,729)	$10,147
Income tax provision (benefit) for the year ended December 31, 2021 and the period from June 11, 2020 through December 31, 2020 for the Successor, and for the period from January 1, 2020 through June 10, 2020 and for the year ended December 31, 2019 for the Predecessor, consisted of the following:
	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Current income tax provision (benefit):
Federal	$4,828	$1,461	$760	$341
State	711	521	193	(73)
International	9	—	—	—
Total current tax provision (benefit):	5,548	1,982	953	268
Deferred income tax provision (benefit):
Federal	(4,436)	(3,552)	(1,304)	2,170
State	124	(388)	(264)	3
International	—	—	—	—
Total deferred tax provision (benefit):	(4,312)	(3,940)	(1,568)	2,173
Total income tax provision (benefit)	$1,236	$(1,958)	$(615)	$2,441
The tax effects of temporary differences that give rise to portions of deferred tax assets and deferred tax liabilities are as follows:
	Successor
	December 31,
	2021	2020
Deferred tax assets:
Accrued expenses	$474	$393
Net operating losses	4	10
General business credit	300	421
Deferred rent	47	—
Accrued compensation	282	591
Deferred revenue	—	204
Tax original issue discount	491	663
Capitalized interest carryforward	195	—
Gross deferred tax assets	1,793	2,282
Less: Valuation allowance	—	(78)
Total deferred tax assets	1,793	2,204

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
	Successor
	December 31,
	2021	2020
Deferred tax liabilities:
Intangible assets	(22,551)	(27,291)
Other	(154)	(137)
Total gross deferred tax liabilities:	(22,705)	(27,428)
Net deferred tax liabilities	$(20,912)	$(25,224)
ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as deferred tax asset (“DTA”) to the extent that management assesses that realization is “more likely than not.” The Company considers evidence, both positive and negative, that could affect future realization of DTAs. After considering all evidence, the Company determined a partial valuation allowance of $78 would be required on certain state deferred tax assets as of December 31, 2020 and no valuation allowance was needed as of December 31, 2021 to recognize the portion of the DTA that is more likely than not to be realized.
Tax credit carryforwards are as follows:
	Successor
	December 31, 2021
	Amount	Expiration Years
Tax credits, state	468	Do Not Expire
	Successor
	December 31, 2020
	Amount	Expiration Years
Tax credits, state	603	Do Not Expire
The reconciliation between the Company’s effective tax rate on income (loss) before income tax and the statutory tax rate is as follows:
	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Income tax provision at the federal statutory rate	21.0%	21.0%	21.0%	21.0%
State taxes	9.6%	(0.9)%	2.4%	1.4%
Equity compensation	4.4%	(0.8)%	(1.2)%	2.3%
Transaction costs	—%	(4.7)%	(0.7)%	—%
Foreign derived intangible income deduction	(11.0)%	2.1%	9.8%	(2.4)%
CARES Act	—%	—%	(6.5)%	—%
Change in valuation allowance	(1.2)%	(0.6)%	—%	—%
Other items	(3.2)%	(0.9)%	(2.2)%	1.8%
	19.6%	15.2%	22.6%	24.1%

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
The following table summarized the activity related to the gross unrecognized tax benefits as of December 31, 2021 and for the period from June 11, 2020 through December 31, 2020 for the Successor, and for the period from January 1, 2020 and June 10, 2020 and as of December 31, 2019 for the Predecessor:
	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Balance at the beginning of the year	$232	$171	$149	$128
Increase related to current year tax positions	109	61	22	21
Balance at end of the year	$341	$232	$171	$149
All of the Company’s unrecognized tax benefits, if recognized, would change the effective rate. The Company does not expect any material changes to the unrecognized tax benefits over the next 12 months. The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits, and uncertain income tax positions must meet a more likely than not recognition threshold to be recognized. The Company recognizes interest and penalties related to unrecognized tax benefits in “Income tax provision (benefit)” in the consolidated statements of operations and comprehensive income (loss). Interest and penalties are not material for each of the periods presented.
The Company believes it is more likely than not that all significant tax positions taken to date would be sustained by the relevant taxing authorities. As of December 31, 2021 and December 31, 2020 for the Successor, there were no active taxing authority examinations in any of the Company's major tax jurisdictions. The Company remains subject to examination for federal and state income tax purposes for the tax years ending 2017 through 2021.
In response to the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted on March 27, 2020 in the United States. The CARES Act includes many measures to assist companies, including temporary changes to income and non-income-based tax laws. One of the key tax provisions of the bill is allowing taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credit instead of recovering the credit through refunds over a period of years, as originally enacted by the Tax Cuts and Jobs Act (“TCJA”) in 2017. On December 27, 2020 the Consolidated Appropriations Act, 2021 was signed into law, providing additional COVID-19 focused relief and extending certain provisions of the CARES Act.
At this time, the Company does not believe that the CARES Act or Consolidated Appropriations Act, 2021 has had or will have a material impact on the Company’s financial statements.
8.  Other Current Assets
Other current assets consist of the following:
	Successor
	December 31,
	2021	2020
Income tax receivable	$3,274	$—
Other current assets	34	16
	$3,308	$16
9.  Promissory Note from a Member
On April 27, 2021, Catapult GP II LLC (“Catapult GP II”), a related party wherein certain members of Catapult GP II are executives of the Company, purchased 5,387,194 common units of the Successor. In conjunction with the common units purchased, the Company entered into a full recourse promissory note with Catapult GP II with a face

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
value of $30,000 (the “Note”). The Note, including all unpaid interest, is to be repaid the earlier of 1) the tenth anniversary of the Note, 2) upon the completion of a liquidity event, or 3) upon completion of an initial public offering or a special-purpose acquisition company transaction. The Note bears interest at 10% per annum on a straight-line basis.
The total amount outstanding amount on the Note, including interest, was $32,038 as of December 31, 2021. The Note and the related accrued interest are reflected as a reduction to equity in the consolidated statements of members’ equity.
10. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:
	Successor
	December 31,
	2021	2020
Accrued repurchase of Series Y Preferred Units	$—	$7,687
Settlement payable of incentive units on 2016 Plan	1,060	—
Settlement payable to a former director	204	—
Income and other taxes payable	664	1,428
Employee compensation and benefits	320	1,460
Other accrued expenses	1,291	468
	$3,539	$11,043
11. Debt
Total debt for the Successor is comprised of the following:
	Successor
	December 31,
	2021	2020
Credit Agreement
Current	$3,840	$55,522
Non-current	136,320	140,160
	140,160	195,682
Less: unamortized debt issuance costs	(3,041)	(3,261)
	137,119	192,421
Paycheck Protection Program Loan
Current	—	744
Non-current	—	768
	—	1,512
Total debt	$137,119	$193,933
Credit Agreement
On June 10, 2020, Grindr Gap LLC and Grindr Capital LLC, wholly owned subsidiaries of the Successor, entered into a credit agreement (the “Credit Agreement”) which permitted the Successor to borrow up to $192,000. The Successor used such proceeds to pay part of the total purchase consideration for the Acquisition. For the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, the Successor incurred and paid debt issuance costs of $960 and $3,825, respectively, in conjunction with the Credit Agreement. Debt

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
issuance costs paid are reflected on the balance sheet as a direct deduction from the carrying value of the debt. The amortization of such debt issuance costs is included in “Interest income (expense), net” on the consolidated statements of operations and comprehensive income (loss) in the Successor period.
Borrowings under the agreement are collateralized by the capital stock and assets of certain wholly owned subsidiaries of the Successor. The Successor’s obligation under the Credit Agreement is guaranteed by certain of the Successor’s wholly owned subsidiaries.
Borrowings under the Credit Agreement are payable in full on June 10, 2025 with mandatory principal repayments beginning in the first quarter of 2021. Mandatory repayments are equal to 0.50% of the original principal amount of the Credit Agreement. The Successor is also required to make mandatory prepayments of the Credit Agreement, commencing with the fiscal year ending December 31, 2020, equal to a defined percentage rate (determined based on the Company’s leverage ratio) of excess cash flows. For the period from June 11, 2020 through December 31, 2020, the Successor made mandatory prepayments of $740. No such prepayment was required for the year ended December 31, 2021.
Borrowings under the Credit Agreement are Index Rate Loans or LIBOR Rate Loans, at the Successor’s discretion. Index Rate Loans bear interest at Index Rate plus applicable margin based on the consolidated total leverage ratio, or 7%. LIBOR Rate Loans bear interest at LIBOR Rate plus an applicable margin based on the consolidated total leverage ratio, or 8%. The interest rates in effect as of December 31, 2021 and December 31, 2020 were 9.5% and 9.5%, respectively, based on the LIBOR Rate.
The Credit Agreement also required the Successor to make a lump-sum principal repayment in the amount equal to $48,000 plus related accrued interest on or before February 28, 2021. This repayment date was amended to November 30, 2021 based on an amendment to the Credit Agreement entered into on February 25, 2021. In addition to the mandatory repayment, the Successor was required to pay a premium of 10% of the principal repayment, or $4,800, together with the mandatory lump-sum principal repayment.
The premium was accrued over the term of the Credit Agreement through the initial repayment date in February 2021. For the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, $1,118 and $3,682, respectively, of the premium was accrued and recognized as interest expense in “Interest income (expense), net” in the consolidated statements of operations and comprehensive income (loss) in the Successor period. The Company paid the mandatory lump-sum principal and premium in November 2021. As of December 31, 2021 and December 31, 2020, $0 and $3,682, respectively, of the premium is recognized in “Current maturities of long-term debt, net” in the consolidated balance sheets.
The obligations under the Credit Agreement are subject to automatic acceleration upon a voluntary or involuntary bankruptcy event of default and are subject to acceleration at the election of the lenders upon the continuance of any other event of default, including a material adverse change in the business, operations or conditions of the Company, or SVA’s default on the deferred payments as described in Note 3. A default interest rate of an additional 2% per annum will apply on all outstanding obligations during the occurrence and continuance of an event of default. If an event of default occurs on or prior to June 10, 2022, an additional premium will be charged equal to all unpaid interest that would have accrued until the date that is 24 months after the inception of the Credit Agreement. The Credit Agreement includes restrictive non-financial and financial covenants, including the requirement to maintain a total leverage ratio no greater than 4.75:1.00 prior to and through March 31, 2022, and no greater than 3.25:1.00 thereafter. As of December 31, 2021 and December 31, 2020, and at all times during the periods then ended, the Successor was in compliance with the financial debt covenants.
The fair values of the Successor’s Credit Agreement balances were measured by comparing their prepayment values and observable market data consisting of interest rates based on similar credit ratings, which the Company classifies as a Level 2 input within the fair value hierarchy. The estimated fair value of the Credit Agreement balances as of December 31, 2021 and December 31, 2020 is $142,963 and $200,640, respectively.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
Future maturities of the Credit Agreement as of December 31, 2021, were as follows:
2022	$3,840
2023	3,840
2024	3,840
2025	128,640
Thereafter	—
$140,160
Paycheck Protection Program Loan
On April 24, 2020, the Predecessor entered into a promissory note and received a loan in the amount of $1,512 (the “PPP Loan”) under the Small Business Administration (“SBA”) Paycheck Protection Program enabled by the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”). The Company used the proceeds to support payroll costs, rent and utilities in accordance with the relevant terms and conditions of the CARES Act.
The advance under the PPP Loan bears interest at a rate per annum of 1.0%. The term of the PPP Loan is two years, ending April 23, 2022. The Company did not provide any collateral or personal guarantees for the PPP Loan, nor did the Company pay any facility charge to the government or to the bank.
The Successor applied for forgiveness of the full amount under the terms of the CARES Act in June 2021 and subsequently was granted forgiveness for the full amount in October 2021. The amount of forgiveness of $1,512 of principal and $23 of accrued interest was recorded in “Other income (expense), net” in the consolidated statements of operations and comprehensive income (loss) in the year ended December 31, 2021.
12. Commitments and Contingencies
Operating Leases
In December 2015, the Predecessor signed a lease agreement for an office facility, which spans from May 2016 through April 2026. The agreement also includes abatement and payment escalations that will increase the monthly rental payments at set intervals through April 2026.
In May 2016, the Predecessor signed an agreement for an expansion of that same office facility, which spans from January 2017 through April 2026. The agreement also includes abatement and payment escalations, which will increase the monthly rental payments at set intervals through April 2026.
The Successor assumed all leases when the Successor obtained control of the Predecessor (see Note 3).
Total rent expense incurred by the Successor for the year ended December 31, 2021 and for the period from June 11, 2020 to December 31, 2020 was $1,209 and $731, respectively. Total rent expense incurred by the Predecessor for the period from January 1, 2020 to June 10, 2020 and for the year ended December 31, 2019 was $634 and $1,508, respectively.
In July 2020, the Successor signed an agreement to sublease part of its office facility to another tenant. The term of the sublease is set to expire on October 31, 2023, with an option to extend the sublease to April 29, 2026. Total sublease income earned by the Successor for the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020 was $656 and $119, respectively.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
Future minimum lease commitments as of December 31, 2021 are as follows:
2022	$1,508
2023	1,696
2024	1,746
2025	1,799
Thereafter	605
$7,354
Purchase Commitments
In November 2018, the Predecessor entered into a purchase commitment for the use of cloud services, with a commitment to spend $3,100 annually between January 2020 and December 2022. There was no minimum purchase commitment for 2019. The Successor assumed the agreement, as amended, when the Successor obtained control of the Predecessor (see Note 3). Total purchases under the purchase commitment were $4,809 and $1,990 for the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, respectively, for the Successor, and $1,353 for the period from January 1, 2020 through June 10, 2020 for the Predecessor.
Litigation
From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict, and the Company's view of these matters may change in the future as the litigation and events related thereto unfold. The Company expenses legal fees as incurred. The Company records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Currently, it is too early to determine the outcome and probability of any legal proceedings and whether they would have a material adverse effect on the Company’s business.
In January 2020, the Norwegian Consumer Council (“NCC”) submitted three complaints to the Norwegian Data Protection Authority, (“NDPA”). Datatilsynet, under Article 77(1) of the General Data Protection Regulation (“GDPR”) against the following parties: (1) Grindr and AdColony; (2) Grindr, Twitter, AppNexus, and OpenX; and (3) Grindr, and Smaato. The complaints reference a report entitled “Out Of Control: How consumers are exploited by the online advertising industry”. The NCC argued that (1) the Company lacks valid consent for data sharing, (2) the Company shares personal data under Article 9 and does not have a legal basis for processing personal data under article 9, and (3) the Company does not provide clear information about data sharing, which infringes the principle of transparency in Article (5)(1)(a) GDPR. In April 2020, the Company received an Order to Provide Information from the Datatilsynet. The Company responded to this Order and provided information to Datatilsynet in May 2020. In January 2021, the Datatilsynet sent the Company an “Advance notification of an administrative fine” of 100,000 NOK (the equivalent of approximately $11,349 using the exchange rate as of December 31, 2021) for an alleged infringement of the GDPR. This was notice of a proposed fine to which Grindr was entitled to respond before Datatilsynet makes a final decision. Datatilsynet alleged (i) that Grindr disclosed personal data to third party advertisers without a legal basis in violation of Article 6(1) GDPR and (ii) that Grindr disclosed special category personal data to third party advertisers without a valid exemption from the prohibition in Article 9(1) GDPR. Grindr responded to the Advance notification on March 8, 2021, to contest the draft findings and fine. A redacted copy of Grindr’s response was made public. On April 29, 2021, Datatilsynet issued its Order To Provide Information - Grindr - Data Processors, asking, among other things, whether Grindr considers certain ad tech partners to be processors or controllers. Datatilsynet later extended the deadline to respond to June 2, 2021, and Grindr sent a response to Datatilsynet on that date. On October 11, 2021, Datatilsynet sent the Company a letter concerning Grindr’s reply to the Advance notification. In the letter, Datatilsynet clarified that the Advance notification only “pertains to data subjects on Norwegian territory,” and advised the Company of two additional complaints that had been filed (one in March 2021 and the other in September 2021) with Datatilsynet by the Norwegian Consumer

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
Council. Datatilsynet requested any further comments or remarks to the Advance notification by November 1, 2021, but later extended the deadline to November 19, 2021. On November 19, 2021, Grindr served a response to Datatilsynet’s October 11, 2021 letter. On November 26, 2021, Datatilsynet requested any redactions to the response based upon the expectation that third parties may request a copy of Grindr's November 19, 2021 response, and Grindr proposed redactions on the same day.
In December 2021, Datatilsynet issued a reduced administrative fine against the Company in the amount of 65,000 NOK, or approximately $7,375 using the exchange rate as of December 31, 2021, with an extended deadline for the Company to appeal through February 14, 2022. On February 14, 2022, Grindr filed an appeal brief with the DPA. Grindr is not aware when Datatilsynet will take additional action in this matter. It is too early to determine the probability of there being any further proceedings, the outcome of any such proceedings, and whether such proceedings may have a material adverse effect on the Company’s business, including because of the uncertainty of (i) the ultimate amount of the fine imposed, and (ii) whether Grindr may determine to appeal or further contest the fine. As a result, an estimate of the ultimate loss cannot be made at this time. It is at least reasonably possible that a change in the administrative fine may occur in the near term.
In Summer of 2018, Grindr was informed by multiple State Attorneys General (the “Multistate”) that the Multistate was opening a formal investigation into the Company’s sharing of users’ HIV status and last tested date with third parties, and its security and processing of user geolocation information. Since August 2018 the Company has responded to multiple requests for information. In November 2020, the Multistate contacted the Company with its expected claims and findings and general proposed settlement terms that included a settlement of $11,000. The Company responded in February 2021 by providing the Multistate with a white paper detailing why the Multistate’s claims are factually and legally deficient. The Company also met with the Multistate and presented its arguments via a presentation. In May 2021, the Multistate contacted Grindr to request an extension of the tolling agreement from June 1, 2021 to October 1, 2021. On May 30, 2021, Grindr entered into a tolling agreement extension with the State Attorneys General of Arkansas, Indiana, New Jersey, North Carolina, Oregon, Vermont, and Washington, extending the tolling agreement from June 1, 2021 to August 1, 2021. In June 2021, the New Jersey Attorney General served supplemental requests on Grindr seeking, among other things, additional information related to matters discussed in Grindr’s February 2021 white paper, as well as documents regarding submissions made by Grindr to Datatilsynet. In July 2021, Grindr served initial responses and objections to the New Jersey Attorney General’s supplemental requests and subsequently agreed to an extension of the tolling agreement from August 1, 2021 to October 1, 2021. Since that time, the New Jersey Attorney General agreed to limit the scope of the supplemental requests, and Grindr agreed to provide certain information in response to the supplemental requests. In addition, Grindr agreed to enter into an additional tolling agreement extension with the State Attorneys General of Arkansas, Indiana, New Jersey, North Carolina, Oregon, Vermont, and Washington, extending the tolling agreement from October 1, 2021 to March 31, 2022. On March 16, 2022, Grindr entered into an additional extension of the tolling agreement with the Attorneys General until May 30, 2022. In October 2021, Grindr served an initial response to the New Jersey Attorney General’s supplemental requests, with additional responses to supplemental requests served in November and December 2021. In January 2022, Grindr submitted responses to the New Jersey Attorney General’s follow-up questions regarding the Company’s inquiry in response to The Pillar blog. The Company is waiting for a substantive response from the Multistate. It is too early to determine the probability of there being any further proceedings, the outcome of any such proceedings, and whether the proceedings may ultimately have a material adverse effect on the Company’s business, including because of the uncertainty of (i) whether Grindr will incur a loss, (ii) if a loss is incurred, what the amount of that loss may be, and (iii) whether Grindr may determine to appeal or further contest the loss.
In December 2020, Grindr was named in a statement of claim and petition for certification of a class action in Israel (Israeli Central District Court). The statement of claims generally alleges that Grindr violated users’ privacy by sharing information with third parties without their explicit consent. The petitioner asserts several causes of action under Israeli law, including privacy breaches, unlawful enrichment, and negligence, as well as causes of action under California law, including privacy violations under the California Constitution and California common law, negligence, violation of the Unfair Competition Law, and unjust enrichment. The statement of claims seeks various forms of monetary, declaratory, and injunctive relief, in addition to certification as a class action. In June 2021, the petitioner attempted service of the statement of claims and the associated filings (all in translated form as required

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
under applicable law) on Grindr. In November 2021, Grindr filed an initial response to the plaintiff's Statement of Claim challenging the effectiveness of service. The plaintiff then filed opposition to Grindr’s service-related motion, raising a series of technical challenges. During the Israeli court hearing in January 2022, the Israeli court directed the plaintiff to start the service process from the beginning by seeking court permission to pursue international service on Grindr. On February 8, 2022, the Court formally permitted the Plaintiff, in ex parte, to serve the Company outside the jurisdiction. The Company should file its response to the Motion for certification (and/or preliminary jurisdictional motions) within 90 days from the date it is served. On March 30, 2022, Grindr received a package via U.S. Mail with the case documents. Grindr's local Israeli counsel is preparing a motion seeking the court's preliminary ruling on the question of applicable law. Grindr believes that the claims lack merit, and it continues to consider and evaluate an appropriate response. At this time, this matter remains in its nascent stages, and it is too early to determine the likely outcome of this proceeding or whether the proceeding may ultimately have a material adverse effect on the Company’s business, including because of the uncertainty of (i) whether Grindr will incur a loss, (ii) if a loss is incurred, what the amount of that loss may be, and (iii) whether Grindr may determine to appeal or further contest the loss.
13. Employee Benefit Plan
The Company maintains a qualified 401(k) retirement plan (the “401k Plan”). All employees are eligible to participate in the 401k Plan beginning on the first day of the month following their date of hire. The 401k Plan permits eligible employees to make contributions. The Company made $967 and $559 of 401(k) matching contributions for the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, respectively, for the Successor and $406 and $528 for the period from January 1, 2020 through June 10, 2020 and for the year ended December 31, 2019, for the Predecessor, respectively.
14. Members’ Equity
Successor Members’ Equity
Any distribution, liquidating and non-liquidating, will be distributed (1) to all holders of Series Y preferred units ratably based upon the aggregate Series Y preferred amount with respect to all Series Y preferred units then outstanding until each holder has received distributions equal to the aggregate Series Y preference amount with respect to such holder’s Series Y preferred units as of the time of such distribution, (2) to all holders of Series Y preferred units and Series X ordinary units (collectively, the “Members”) then outstanding on a pro-rata basis.
No Member shall have any personal liability whatsoever in such Member’s capacity to act as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, obligations, and liabilities of the Company.
Predecessor Common Stock
There were 500,000,000 shares of common stock authorized to be issued as of December 31, 2019. The total common stock issued and outstanding as of December 31, 2019 was 101,421,320. Holders of shares of the Predecessor’s common stock were entitled to receive, in the event of a liquidation, dissolution or winding up, ratably the assets available for distribution to the stockholders after payment of all liabilities and accrued but unpaid dividends.
In August 2019, the Predecessor signed and closed a common stock purchase agreement with Kunlun to repurchase 2,027,916 shares of the Predecessor’s common stock (the “Repurchase”). The Predecessor paid $14,000 to Kunlun as part of the stock purchase agreement. In December 2019, the Company signed and closed a rescission agreement with Kunlun unwinding the Repurchase. Kunlun repaid $14,000 to the Company as part of the rescission agreement.
For the period from January 1, 2020 through June 10, 2020 and for the year ended December 31, 2019, 63,452 and 1,421,320 shares of common stock were issued due to vesting of restricted stock awards (“RSA”), respectively. See Note 15 for additional information about the RSAs. As of June 10, 2020, 101,484,772 shares of common stock were issued and were subsequently purchased by the Successor through the Acquisition.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
15. Unit and Stock-based Compensation
For the Successor, the unit-based compensation expense is related to the grant of unit options and restricted units granted under the 2020 Plan (defined below) and the grant of SVE’s Series P Units (defined below) to employees and consultants of the Successor. The unit-based compensation for SVE’s Series P Units has been pushed down to the operating entity and thus recorded in the Successor’s consolidated financial statements with a corresponding credit to equity as a capital contribution.
2020 Plan
On August 13, 2020, the Board of Managers of the Successor, approved the adoption of the 2020 Equity Incentive Plan (the “2020 Plan”), which permits the grant of incentive and unit options, restricted units, stock appreciation rights and phantom units of the Successor.
There were 6,522,685 Series X ordinary units and 1,522,843 Series Y preferred units authorized in the 2020 Plan. There were no changes to the authorized number of units in the Successor period. As of December 31, 2021 and December 31, 2020, there were 2,780,223 and 3,998,480, Series X ordinary units, respectively, and 1,522,843 and 1,522,843 Series Y preferred units, respectively, available for grant under the 2020 Plan.
Unit options
Employees, consultants, and nonemployee directors who provide substantial services to the Successor are eligible to be granted unit option awards under the 2020 Plan. Generally, unit options vest 25% on the first anniversary of the vesting commencement date and then quarterly thereafter for 12 quarters, or pursuant to another vesting schedule as approved by the Board and set forth in the option agreement. Unit options have a maximum term of seven years from the date of grant.
The Successor recorded unit-based compensation expense related to unit options granted under the 2020 Plan of $1,269 and $414 for the Successor year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, respectively.
The following table summarizes the key input assumptions used in the Black-Scholes option-pricing model to estimate the fair value of unit options granted during the years ended December 31, 2021 and December 31, 2020:
	Successor
	December 31,
	2021	2020
Expected life of units (in years)(1)	4.55 - 4.61	4.61
Expected unit price volatility(2)	48.20% - 56.46%	48.20%
Risk free interest rate(3)	0.32% - 0.98%	0.42% - 0.56%
Expected dividend yield(4)	—%	—%
Weighted average grant-date fair value per unit of unit options granted	$2.51	$1.80
Fair value per common unit	$4.50 - $5.89	$4.50
(1)	The expected term for award is determined using the simplified method, which estimates the expected term using the contractual life of the option and the vesting period.
(2)	Expected volatility is based on historical volatilities of a publicly traded peer group over a period equivalent to the expected term of the awards
(3)	The risk-free interest rate is based on the U.S. Treasury yield of treasury bonds with a maturity that approximates the expected term of the awards
(4)	The Successor has not historically and does not expect to pay any cash dividends on its common units in the foreseeable future

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
The following table summarizes the unit option activity for the periods ended December 31, 2021 and December 31, 2020:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at June 11, 2020	—	$—
Granted	2,708,025	$4.50
Forfeited	(183,820)	$4.50
Outstanding at December 31, 2020	2,524,205	$4.50	6.6	$680
Granted	1,416,800	$5.66
Exercised	(300,065)	$4.50
Forfeited	(198,543)	$4.58
Outstanding at December 31, 2021	3,442,397	$4.97	6.1	$3,159

Exercisable at December 31, 2020	—	$—	—	$—
Exercisable at December 31, 2021	510,686	$4.52	5.7	$699
The intrinsic value of options exercised during the year ended December 31, 2021 was $417. This intrinsic value represents the difference between the fair value of the Successor’s common units on the date of exercise and the exercise price of each option. Unrecognized compensation expense relating to unit options in the 2020 Plan was $6,088 as of December 31, 2021, which is expected to be recognized over a weighted-average period of 3.0 years.
Restricted units – Series Y preferred units
The Successor’s Board of Managers approved a grant of 1,522,843 Series Y preferred units to certain executives of the Predecessor to complete the Acquisition. This was a replacement award, replacing the previous 1,522,843 restricted stock awards of Grindr, Inc. granted by the Predecessor in 2019. The previous restricted stock award grants were 97.5% vested at the time of acquisition and the remaining 2.5% vested monthly from the date of Acquisition to August 31, 2020, based on continued service. The replacement award had the same number of units and same vesting terms. As the acquirer voluntarily replaced awards that would not otherwise expire or terminate on the acquisition date, the 97.5% of the vested award was attributable to pre-combination service and thus the fair-value based measure of this portion of the replacement award was included in the consideration transferred in the Acquisition. The remaining 2.5% of the replacement award was attributable to post-combination service which resulted in unit-based compensation expense of $192 during the Successor period from June 11, 2020 through December 31, 2020. The Successor agreed to repurchase all of the outstanding Series Y preferred units upon the voluntary termination of the former employees in November 2020 at an amount in excess of the fair-value based measure of the Series Y preferred units at that time, determined by a weighted discounted cash flow and guideline public company method, resulting in an additional $133 of unit-based compensation expense during the Successor period from June 11, 2020 through December 31, 2020. The amount was paid by the Successor in January 2021 and $7,687 is recognized in “Accrued expenses and other current liabilities” on the consolidated balance sheets as of December 31, 2020.
San Vicente Equity Joint Venture LLC (“SVE”) Series P Profit Units
Upon the Acquisition of the Predecessor by the Successor on June 10, 2020, SVE, a related party and a subsidiary of SVA, issued 5,065,855 Series P profit units (“Series P Units”) to Catapult Goliath LLC (“Catapult Goliath”), a related party wherein certain members of Catapult Goliath are executives of the Company. The Series P Units are granted to Catapult Goliath and each of the grantee beneficiaries in exchange for providing service to the Company under a consulting agreement through December 31, 2023.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
The vesting requirements for the Series P Units consist of requisite service under the consulting agreement through December 31, 2023 and four performance-based vesting targets as follows: (1) 20% will vest if SVE determines that the grantee has addressed certain critical issues as described in the grant agreement by December 31, 2020, and (2) 20%, 30%, 30% will vest if EBITDA for the Successor reached a certain level for the each of the years ending December 31, 2021, December 31, 2022 and December 31, 2023, respectively.
The EBITDA level was determined for each of the years ended December 31, 2022 and December 31, 2023 on June 10, 2020. SVE and Catapult Goliath had mutually agreed on the EBITDA level for December 31, 2021 on February 4, 2021, as such, 1,013,171 Series P profit units were considered granted in 2021, with the remainder considered granted in 2020.
The Series P Units also have accelerated vesting features if actual EBITDA satisfies the target for the current year and the target for the next year. If an EBITDA target is not achieved, then catch-up vesting can occur if the current year EBITDA exceeds 125% of the EBITDA target for the prior year and 100% of the current target is achieved. In addition, vesting is accelerated for all units that have not been forfeited if a Transaction (as defined as an approved sale, drag-along sale or a liquidation event) occurs. SVE has the right, but not the obligation, to repurchase vested units at the lower of fair value or a de minimis amount if the consulting agreement is terminated. The Series P Units are legal form equity of SVE and as such, do not have a maximum contractual life, and do not expire.
The fair value of each performance-based award is estimated on the date of grant using the Black-Scholes valuation model which approximated the fair value that would have been determined under the option pricing model valuation model. The following table summarizes the key input assumptions used in the Black-Scholes option-pricing model to estimate the fair value of the Series P Units granted during the Successor period from June 11, 2020 through December 31, 2020 and for the year ended December 31, 2021:
	Successor
	December 31,
	2021	2020
Expected life of units (in years)(1)	3.0	5.0
Expected unit price volatility(2)	70.0%	52.0%
Risk free interest rate(3)	0.4%	0.3%
Expected dividend yield(4)	—%	—%
Weighted average grant-date fair value per SVE series P unit for each SVE Series P unit granted	$2.42	$2.00
Fair value per common unit of SVE	$4.98	$4.50
(1)
The expected term for award is estimated in consideration of the time period expected to achieve the performance condition, the contractual term of the award, and estimates of future exercise behavior.

(2)	Expected volatility is based on historical volatilities of a publicly traded peer group over a period equivalent to the expected term of the awards
(3)	The risk-free interest rate is based on the U.S. Treasury yield of treasury bonds with a maturity that approximates the expected term of the awards
(4)	The Successor has not historically and does not expect to pay any cash dividends on its common units in the foreseeable future

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
A summary of Series P Units activity for the Successor for the year ended December 31, 2021 is presented below:
	Number of Units	Weighted Average Grant Date Fair Value
Unvested at June 11, 2020	—	$—
Granted	4,052,684	$2.00
Vested	(159,112)	$2.00
Unvested at December 31, 2020	3,893,572	$2.00
Granted	1,013,171	$2.42
Vested	(600,107)	$2.22
Unvested at December 31, 2021	4,306,636	$2.07
The fair value of the respective vesting dates of Series P Units during the year ended December 31, 2021 and the period from June 11, 2020 to December 31, 2020 was $2,700 and $716, respectively.
The Successor recorded unit-based compensation expense, as determined based on the probability of the performance conditions being met, related to Series P Units of $1,333 and $318 for the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, respectively, with a corresponding credit to equity as the parent company’s capital contribution. Unrecognized compensation expense relating to Series P Units was $8,906 as of December 31, 2021, which is expected to be recognized over a weighted-average period of 2.0 years.
2018 Plan
On February 11, 2019, the Predecessor’s Board of Directors approved the adoption of the 2018 Equity Incentive Plan (“2018 Plan”), which permits the grant of (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards, (vi) performance stock awards, (vii) performance cash awards, and (viii) other awards to its employees, directors and consultants for up to 1,522,843 shares of common stock. Per the plan, the Board may arrange for the surviving company or acquiring company to assume or continue the award or to substitute similar stock award for the restricted stock award upon a change in control.
On February 12, 2019, the Predecessor’s Board of Directors approved a grant of 1,552,843 RSAs to certain employees, who were also officers. Pursuant to the restricted stock bonus award agreement that each grantee entered into with the Predecessor, the RSA become fully vested and nonforfeitable as follows: 70% of the shares vested on February 12, 2019, 20% of the shares vested on August 31, 2019, which shares vested in equal amount on a monthly basis, and the remaining 10% of the shares fully vested on August 31, 2020, which shares vested in equal increments on a monthly basis.
RSAs outstanding at June 10, 2020 and changes during the period from January 1, 2019 to June 10, 2020 were as follows:
	Shares	Weighted Average Grant Date Fair Value
Outstanding as of January 1, 2019	$—	$—
Granted	1,522,843	4.41
Vested	(1,421,320)	4.41
Outstanding as of December 31, 2019	101,523
Vested	(63,452)	4.41
Cancelled	(38,071)	4.41
Outstanding as of June 10, 2020	—
For the period from January 1, 2020 through June 10, 2020, the Predecessor recorded stock-based compensation expense of $126 and $63, and for the year ended December 31, 2019, the Predecessor recorded stock-based

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
compensation expense of $4,289 and $2,144 in “Selling, general and administrative expense” and “Product development expense”, respectively, within the consolidated statements of operations and comprehensive income (loss).
On June 10, 2020, the Successor issued replacement awards of Series Y preferred units (see discussion above). The 2018 Plan was subsequently cancelled.
2016 Plan
In March 2016, the Predecessor approved a 2016 Incentive Unit Plan (“2016 Plan”) which permits the grant of incentive units to employees, directors and contractors up to 18,231,111 incentive units. No incentive units were issued in 2019 or between January 1, 2020 through June 10, 2020.
The maximum contractual term of an incentive unit award under the terms of the 2016 Plan was 10 years. Each award agreement under the 2016 Plan dictated the terms and conditions. Incentive units under the 2016 Plan were awards in the form of phantom shares or units denominated in a hypothetical equivalent number of units of the membership interest in the Predecessor entity and with the value of each award equal to the fair value of the membership unit at the date of grant. Each award grant was subject to service-based vesting and performance-based vesting that vested upon both a specific period of continued employment and upon a triggering event (as defined in the 2016 Plan as a change of control or initial public offering). As these awards are cash settled upon a triggering event, these awards are classified as liabilities upon a liquidity event.
Incentive units outstanding at June 10, 2020 and changes during the period from January 1, 2019 to June 10, 2020 were as follows:
	Shares	Weighted Average Grant Date Price
Outstanding as of January 1, 2019	2,108,939	$0.68
Forfeited	(60,250)	0.68
Outstanding as of December 31, 2019	2,048,689
Settled	(2,048,689)	0.68
Outstanding as of June 10, 2020	—
All remaining outstanding incentive units were determined to be settled for $5,453 upon the Acquisition. $3,162 and $2,291 was recognized in “Selling, general and administrative expense” and “Product development expense” within the consolidated statements of operations and comprehensive income (loss), respectively, in the Predecessor period from January 1, 2020 through June 10, 2020. A portion of the related settlement was paid in cash at the time of the Acquisition. As of December 31, 2021, $1,060 and $1,875 were recognized in “Accrued expenses and other current liabilities” and “Other non-current liabilities”, which is payable to employees on June 10, 2022 and June 10, 2023, respectively. As of December 31, 2020, $2,369 was recognized in “Other non-current liabilities”, which is payable to employees on June 10, 2022 and June 10, 2023. The payment dates correspond to the timing of the payment of the deferred purchase price for the Acquisition. The 2016 Plan was cancelled on June 10, 2020.
Equity Compensation to a Former Director
In August 2018, the Predecessor entered into an agreement with a director whereby the director provided services as a non-executive chairman of the Board of Directors. Pursuant to the director’s agreement, the director was paid cash compensation and was granted the option to purchase up to 500,000 shares of common stock of the Predecessor with an exercise price of $3.67 per share (“Director’s Options”). The Director’s Options were not issued under the 2018 Plan or the 2016 Plan. The Director’s Options consist only of service-based vesting requirements which vest over a service period of three years. The Director’s Options would expire after 10 years from their issuance date.
For the period from January 1, 2020 through June 10, 2020, the Predecessor recorded stock-based compensation expense of $154. For the year ended December 31, 2019, the Predecessor recorded stock-based compensation

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
expense of $347. The stock-based compensation expense related were recorded in “Selling, general and administrative expense” within the consolidated statements of operations and comprehensive income (loss).
Upon acquisition of the Company, the Acquirer and Kunlun terminated the director as part of the acquisition agreement. On June 10, 2020, the Company canceled the 500,000 options previously granted to the director pursuant to the terms of the termination agreement entered into between the director and the Company. The Successor paid $30 to the director under the termination agreement which was recognized in “Selling, general and administrative expense” within the consolidated statements of operations and comprehensive income (loss) in the Successor period from June 11, 2020 through December 31, 2020. As of December 31, 2021, $204 and $361 were recognized in “Accrued expenses and other current liabilities” and “Other non-current liabilities”, which is payable to employees on June 10, 2022 and June 10, 2023, respectively. As of December 31, 2020, $483 was recognized in “Other non-current liabilities”, which is payable to the director on June 10, 2022 and June 10, 2023. The payment dates correspond to the timing of the payment of the deferred purchase price for the Acquisition.
Stock-based and Unit-based compensation information
The following table summarizes unit-based compensation expenses for the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, for the Successor, and stock-based compensation expenses for the period from January 1, 2020 through June 10, 2020 and for the year ended December 31, 2019, for the Predecessor:
	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Selling, general and administrative expenses	$2,217	$846	$280	$4,636
Product development expenses	268	70	63	2,144
	$2,485	$916	$343	$6,780
Unit-based compensation expense that was capitalized as an asset was $117 and $8 for the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, respectively, for the Successor. No stock-based compensation was capitalized for the period from January 1, 2020 through June 10, 2020 and for the year ended December 31, 2019, for the Predecessor.
16. Net Income (Loss) Per Share
The following table sets forth the computation of basic and diluted income (loss) per share:
	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Numerator:
Net income (loss) and comprehensive income (loss)	$5,064	$(10,959)	$(2,114)	$7,706
Denominator:
Basic weighted average shares/units of ordinary units/common stock outstanding	108,922,180	101,875,967	101,449,521	100,471,506
Diluted effect of unit/stock-based awards	40,156	—	—	71,361
Diluted weighted average units/shares of ordinary units/common stock outstanding	108,962,336	101,875,967	101,449,521	100,542,867

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Net income (loss) per units/share
Basic	$0.05	$(0.11)	$(0.02)	$0.08
Diluted	$0.05	$(0.11)	$(0.02)	$0.08
The following table presents the weighted average potential shares that are excluded from the computation of diluted net income (loss) and comprehensive income (loss) for the periods presented because including them would have had an anti-dilutive effect:
	Successor		Predecessor
	Year ended December 31, 2021	From June 11, 2020 through December 31, 2020	From January 1, 2020 through June 10, 2020	Year ended December 31, 2019
Unit options issued under 2020 Plan	1,255,800	2,524,206	—	—
Director's Options	—	—	500,000	—
RSAs issued under 2018 Plan	—	—	38,071	—
17. Related Parties
On February 12, 2019, in connection with the issuance of RSAs to the three former employees, the Predecessor loaned three officers an aggregate principal amount of $2,174 to enable them to comply with their tax withholding obligations from the issuance of the restricted stock under the 2018 Plan. Each of the promissory notes bore interest at a rate of 2.63% per annum, compounded annually, and was secured by all of the Predecessor’s capital stock held by the relevant employee, together with any stock subscription rights, liquidating dividends, stock dividends, new securities of any type whatsoever, or other property held as a result of the relevant employee’s ownership of the stock. The principal plus interest of these promissory notes totaling $2,248 were fully paid to the Predecessor before June 10, 2020.
As of December 31, 2019, the Predecessor had an amount payable to Kunlun totaling $87. The amount was fully paid to Kunlun in June 2020. No interest was accrued on the amount.
In January 2020, the Predecessor issued a loan in the aggregate principal amount of $14,000 to Kunlun in the form of a promissory note. The promissory note was issued with an interest rate of 2% per annum. In May 2020, Kunlun repaid the full principal amount of $14,000, including $81 in interest, to the Predecessor.
For the period from June 11, 2020 through December 31, 2020 and the year ended December 31, 2021, the Successor paid advisor fees and out-of-pocket expenses amounting to $389 and $913 to two individuals who hold ownership interest in the Successor, respectively.
The Successor had receivables from San Vicente Holdings of $0 and $10 as of December 31, 2021 and December 31, 2020, respectively.
See Note 9 and Note 15 for additional related party transactions with Catapult GP II and Catapult Goliath.

Grindr Group LLC and Subsidiaries (“Successor”) and Grindr Inc. and Subsidiaries (“Predecessor”)

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data) (continued)
18. Subsequent Events
The Successor has evaluated subsequent events through May 9, 2022, the date on which the consolidated financial statements were available to be issued and concluded there were no material subsequent events that required recognition or additional disclosures in the consolidated financial statements other than as disclosed below.
On April 15, 2022, the Company and Groove Coverage Limited (“Groove”), which is 50%-owned by the president of San Vicente Holdings LLC, the ultimate parent company of the Successor, entered into an agreement for Groove to provide consulting and advisory services for the Transactions (as described below). The successful completion of the Merger (defined below) would result in the Company paying Groove $1,500 for such services.
On May 9, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tiga Acquisition Corp. (“Tiga”), a special purpose acquisition company. Pursuant to the terms of the Merger Agreement, subject to customary closing conditions of the merger, including shareholder approval, a business combination between Tiga and the Company will be effected through the merger of a subsidiary of Tiga into the Company, with the Company surviving as the surviving company and a wholly-owned subsidiary of Tiga (the “Merger”). Once effective, all outstanding units of the Company will be converted into a number of shares of common stock of Tiga pursuant to the terms and subject to the conditions set forth in the Merger Agreement.
On May 9, 2022, SVE and Catapult Goliath entered into an agreement to amend the vesting requirement for the Series P Units. Under the amendment, the Series P Units performance-based vesting target was amended to time-based vesting from the date of the amendment through December 31, 2022.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Condensed Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021 (unaudited)
(in thousands, except per unit data)
	June 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$25,548	$15,778
Accounts receivable, net of allowances of $286 and $53 at June 30, 2022 and December 31, 2021, respectively	15,979	17,885
Prepaid expenses	3,460	2,330
Deferred charges	4,194	4,611
Other current assets	6,919	3,308
Total current assets	$56,100	$43,912
Restricted cash	1,392	1,392
Property and equipment, net	2,245	2,374
Capitalized software development costs, net	5,461	3,637
Intangible assets, net	122,126	139,708
Goodwill	275,703	275,703
Other assets	124	84
Total assets	$463,151	$466,810
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$4,205	$2,437
Accrued expenses and other current liabilities	11,373	3,506
Deferred payment	135,035	70,326
Current maturities of long-term debt, net	5,040	3,840
Deferred revenue	18,992	20,077
Total current liabilities	$174,645	$100,186
Deferred payment, non-current	—	125,612
Long-term debt, net	190,620	133,279
Deferred income taxes	27,428	28,958
Other non-current liabilities	169	2,405
Total liabilities	$392,862	$390,440
Commitments and Contingencies (Note 8)
Contingently Redeemable Noncontrolling Interest
Series P preferred units	$—	$—
Members’ Equity
Ordinary units, par value $0.01	$—	$—
Additional paid-in capital	111,191	95,157
Accumulated deficit	(51,078)	(36,236)
Equity attributable to noncontrolling interest	10,176	17,449
Total members’ equity	$70,289	$76,370
Total liabilities and members’ equity	$463,151	$466,810
See accompanying notes to unaudited condensed consolidated financial statements.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income for Three- and Six-Months Ended June 30, 2022 and 2021 (unaudited)
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$46,555	$34,779	$90,085	$62,563
Operating costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	12,102	8,588	23,803	16,102
Selling, general and administrative expense	23,241	6,549	33,491	13,463
Product development expense	4,175	2,206	7,822	4,581
Depreciation and amortization	9,092	10,722	18,118	21,827
Total operating costs and expenses	$48,610	$28,065	$83,234	$55,973
(Loss) income from operations	$(2,055)	$6,714	$6,851	$6,590
Other expense
Interest expense, net	(10,177)	(10,991)	(20,310)	(23,267)
Other income (expense), net	2	26	(66)	(30)
Total other expense	$(10,175)	$(10,965)	$(20,376)	$(23,297)
Net loss before income tax	$(12,230)	$(4,251)	$(13,525)	$(16,707)
Income tax (benefit) provision	1,448	(1,002)	1,293	(3,940)
Net loss and comprehensive loss	$(13,678)	$(3,249)	$(14,818)	$(12,767)
Less: Income/(loss) attributable to non-controlling interest	(430)	171	32	(318)
Net loss attributable to San Vicente Offshore Holdings Limited	$(13,248)	$(3,420)	$(14,850)	$(12,449)
See accompanying notes to unaudited condensed consolidated financial statements.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Condensed Consolidated Statements of Members’ Equity for the Three- and Six-Months Ended June 30, 2022 and 2021 (unaudited)
(in thousands, except per unit amounts and unit data)
	Equity Attributable to San Vicente Offshore Holdings (Cayman) Limited							Contingently Redeemable Noncontrolling Interest
	Ordinary Units (Par value $0.01)							Series P Preferred Units
	Units	Amount	Additional paid-in capital	Accumulated deficit	Total	Equity Attributable to Noncontrolling Interest	Total Members’ Equity	Units	Amount
Balance at December 31, 2021	3	$—	$95,157	$ (36,236)	$58,921	$17,449	$76,370	759,219	$—
Net loss	—	—	—	(1,594)	(1,594)	455	(1,139)	—	—
Interest on the promissory note to a related party	—	—	(668)	—	(668)	(73)	(741)	—	—
Unit-based compensation	—	—	349	—	349	414	763	156,221	—
Exercise of unit options in subsidiary	—	—	103	—	103	16	119	—	—
Balance at March 31, 2022	3	$—	$94,941	$ (37,830)	$ 57,111	$18,261	$75,372	915,440	$—
Net loss	—	—	—	(13,248)	(13,248)	(430)	(13,678)	—	—
Subsidiary distributions	—	—	—	—	—	(8,313)	(8,313)	—	—
Interest on the promissory note to a related party	—	—	(672)	—	(672)	(74)	(746)	—	—
Repayment of promissory note to a related party	—	—	385	—	385	43	428	—	—
Payment of interest on promissory note to a related party	—	—	3,026	—	3,026	336	3,362	—	—
Unit-based compensation	—	—	12,598	—	12,598	360	12,958	2,124,072	—
Exercise of unit options in subsidiary	—	—	913	—	913	(7)	906	—	—
Balance at June 30, 2022	3	$—	$111,191	$(51,078)	$60,113	$10,176	$70,289	3,039,512	$—
See accompanying notes to unaudited condensed consolidated financial statements.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Condensed Consolidated Statements of Members’ Equity for the Three- and Six-Months Ended June 30, 2022 and 2021 (unaudited)
(in thousands, except per unit amounts and unit data)
	Equity Attributable to San Vicente Offshore Holdings (Cayman) Limited							Contingently Redeemable Noncontrolling Interest
	Ordinary Units (Par value $0.01)							Series P Preferred Units
	Units	Amount	Additional paid-in capital	Accumulated deficit	Total	Equity Attributable to Noncontrolling Interest	Total Members’ Equity	Units	Amount
Balance at December 31, 2020	3	$—	$94,484	$(20,192)	$74,292	$15,711	$90,003	159,112	$—
Net loss	—	—	—	(9,266)	(9,266)	(252)	(9,518)	—	—
Unit-based compensation	—	—	268	—	268	266	534	122,767	—
Balance at March 31, 2021	3	$—	$94,752	$(29,458)	$65,294	$15,725	$81,019	281,879	$—
Net loss	—	—	—	(3,420)	(3,420)	171	(3,249)	—	—
Issuance of subsidiary equity	—	—	17,644	—	17,644	12,356	30,000	—	—
Promissory note to a related party	—	—	(17,644)	—	(17,644)	(12,356)	(30,000)	—	—
Interest on the promissory note to a related party	—	—	(476)	—	(476)	(50)	(526)	—	—
Unit-based compensation	—	—	352	—	352	302	654	157,956	—
Balance at June 30, 2021	3	$—	$94,628	$(32,878)	$61,750	$16,148	$77,898	439,835	$—
See accompanying notes to unaudited condensed consolidated financial statements.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2022 and 2021 (Unaudited)
(in thousands)
	Six Months Ended June 30,
	2022	2021
Operating activities
Net loss	$(14,818)	$(12,767)
Adjustments to reconcile net loss to net cash provided by operating activities:
Unit-based compensation	13,667	1,142
Accretion of premium on debt	—	1,118
Accretion of interest on deferred payment	14,098	12,704
Amortization of debt issuance costs	456	586
Interest income on promissory note from a related party	(1,487)	(526)
Depreciation and amortization	18,117	21,827
Provision for doubtful accounts	286	163
Deferred income taxes	(1,530)	(5,835)
Changes in operating assets and liabilities:
Accounts receivable	1,620	(6,179)
Prepaid expenses and deferred charges	(713)	(1,179)
Other current assets	(3,611)	(1,752)
Other assets	(40)	76
Accounts payable	1,769	482
Accrued expenses and other current liabilities	1,107	(7,523)
Deferred revenue	(1,085)	2,120
Due to related party	—	10
Other liabilities	—	(888)
Net cash provided by operating activities	$27,836	$3,579
Investing activities
Purchase of property and equipment	$(251)	$(113)
Additions to capitalized software	(1,925)	(1,182)
Net cash used in investing activities	$(2,176)	$(1,295)
Financing activities
Proceeds from exercise of unit options in subsidiary	$1,025	$—
Repayment of deferred payment	(75,000)	—
Proceeds from issuance of debt	60,000	—
Payment of debt	(960)	(1,920)
Payment of debt issuance costs	(955)	(960)
Net cash used in financing activities	$(15,890)	$(2,880)
Net increase (decrease) in cash, cash equivalents and restricted cash	9,770	(596)
Cash, cash equivalents and restricted cash, beginning of the period	17,170	42,786
Cash, cash equivalents and restricted cash, end of the period	$26,940	$42,190
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$25,548	$40,798
Restricted cash	1,392	1,392
Cash, cash equivalents and restricted cash	$26,940	$42,190
Supplemental disclosure of cash flow information:
Cash interest paid	$6,941	$9,137
Income taxes paid	$235	$4,522
Supplemental disclosure of non-cash financing activities:
Repayment of principal and interest on the promissory note to a related party from distributions	$3,789	$—
Subsidiary distributions to a related party	$(3,789)	$—
Subsidiary distributions approved but not paid	$4,524	$—
See accompanying notes to unaudited condensed consolidated financial statements.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data)
1. Nature of Business and Going Concern
Organization
San Vicente Offshore Holdings (Cayman) Limited was incorporated as a limited liability company in the Cayman Islands on February 18, 2020. San Vicente Offshore Holdings (Cayman) Limited directly and indirectly holds units of Grindr Group LLC (“Grindr Group” or “Grindr”) through various wholly owned or partially owned subsidiaries (San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries, collectively referenced as the “Company”).
The Company’s subsidiary, Grindr Group, manages and operates the Grindr app, a global LGBTQ+ social network platform serving and addressing the needs of the entire LGBTQ+ queer community. The Grindr app is available through Apple’s App Store for iPhones and Google Play for Android. Grindr Group offers both a free, ad-supported service and a premium subscription version. Grindr Group also manages a dating service app called Blendr, for a broader market.
Grindr Group is a subsidiary of San Vicente Group Holdings LLC (“Group Holdings”), which is the joint subsidiary of San Vicente Group TopCo LLC (“SVG”), a wholly owned subsidiary of SVA, and San Vicente Equity Joint Venture LLC (“SVE”), a related party and subsidiary of SVA, which is a wholly owned subsidiary of the Company.
Going Concern
As of June 30, 2022, the Company had cash of $25,548 and had a liability of $155,000, for which the carrying value as of June 30, 2022 is $135,035, that is payable to Kunlun in June 2023 (“Deferred Payment”, see Note 7), which is within twelve months of the date the consolidated financial statements are issued. The Company’s net loss, negative working capital, and net cash provided by operating cash flows for the six months ended June 30, 2022 was $14,850, $118,545 and $27,836, respectively. The Company’s primary source of operating funds since inception has been operating cash flows, cash proceeds from debt, and equity financing transactions. In light of the maturity date of the Deferred Payment, management evaluated whether there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued. In June 2022, the Company made a payment of $75,000 in partial satisfaction of the Deferred Payment obligation. Given the timing of the remaining Deferred Payment due in 2023, management has determined that there is a material uncertainty that casts significant doubt about the Company’s ability to continue as a going concern.
The ability of the Company to continue as a going concern is dependent on management’s continued execution of the Company’s on-going and strategic plans, which include continuing to raise funds through a combination of ongoing operations, equity, and debt issuances. Management is also in the process of effectuating a merger of Grindr Group, a subsidiary, with Tiga Acquisition Corp (“Tiga”), a special purpose acquisition company and a related party. In accordance with the terms of the Agreement and Plan of Merger with Tiga that was signed on May 9, 2022, Grindr Group is permitted to distribute up to $370,000 to its members and affiliates to repay the entire Deferred Payment that currently exists with cash from the merger.
There is no assurance that the Company’s plans to raise capital will be successful. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. As such, the condensed consolidated financial statements have been prepared on a going concern basis. In the event the Company does not complete this business combination, the Company expects to seek additional funding through debt financings or other capital sources to pay off the Deferred Payment. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. The ability to successfully effectuate the planned merger and obtain funding, therefore, is outside of management’s control and is a material uncertainty that casts significant doubt upon the Company’s ability to continue as a going concern.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
2. Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission, (“SEC”), regarding interim financial reporting. Certain information and disclosures normally included in the condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2021. The unaudited condensed consolidated financial statements are unaudited and have been prepared on a basis consistent with that used to prepare the audited annual consolidated financial statements and include, in the opinion of management, all adjustments, consisting of normal and recurring items, necessary for the fair statement of the condensed consolidated financial statements. The condensed consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries after elimination of intercompany transactions and balances. The operating results for the three and six months ended June 30, 2022 are not necessarily indicative of the results expected for the full year ending December 31, 2022.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments, and assumptions during the preparation of its condensed consolidated financial statements in accordance with U.S. GAAP. These estimates, judgments, and assumptions impact the reported amounts of assets, liabilities, revenue, and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. On an ongoing basis, the Company evaluates its estimates and judgments including those related to: the useful lives and recoverability of property and equipment and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the carrying value of accounts receivable, including the determination of the allowance for doubtful accounts; valuation allowance; uncertain tax positions; legal contingencies; and the valuation of unit-based compensation, among others.
Impact of COVID-19
In March 2020, the World Health Organization declared COVID-19 a global pandemic. The COVID-19 outbreak has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus.
While restrictions have been lessened and lifted, restrictions could be increased or reinstated in the future. Although an adverse impact on the Company’s ongoing operations is unlikely, the full magnitude the pandemic will have on the Company remains uncertain and will depend on the duration of the pandemic, as well as the effectiveness of mass vaccinations and the impact of future variants of the virus. Additionally, changes to estimates related to ongoing COVID-19 disruptions could result in other impacts, including, but not limited to, goodwill, indefinite-lived intangibles, and long-lived asset impairment charges.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable:
Level 1 -	Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
Level 2 -
Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active, and inputs that are derived principally from or corroborated by observable market data.

Level 3 -
Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

Recurring Fair Value Measurements
Money market funds are measured and recorded at fair value on the Company’s balance sheets on a recurring basis. The following tables present money market funds and their level within the fair value hierarchy as of June 30, 2022 and December 31, 2021:
	Total	Level 1	Level 2	Level 3
June 30, 2022:
Money market funds	$23,464	$23,464	$—	$—
	Total	Level 1	Level 2	Level 3
December 31, 2021:
Money market funds	$9,648	$9,648	$—	$—
The Company’s remaining financial instruments that are measured at fair value on a recurring basis consist primarily of cash, accounts receivable, accounts payable, accrued expenses, and other current liabilities. The Company believes their carrying values are representative of their fair values due to their short-term maturities. The fair values of the Company’s Credit Agreement balances were measured by comparing their prepayment values and observable market data consisting of interest rates based on similar credit ratings, which the Company classifies as a Level 2 input within the fair value hierarchy. The Company does not have any recurring fair value measurements using significant unobservable inputs (Level 3) as of June 30, 2022 and December 31, 2021.
Nonrecurring Fair Value Measurements
Assets acquired and liabilities assumed in business combinations are initially measured at fair value on the acquisition date on a nonrecurring basis using Level 3 inputs.
The Company is required to measure certain assets at fair value on a nonrecurring basis after initial recognition. These include goodwill, intangible assets, and long-lived assets, which are measured at fair value on a nonrecurring basis as a result of impairment reviews and any resulting impairment charge. Impairment is assessed annually in the fourth quarter or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit or assets below the carrying value, as described below. The fair value of the reporting unit or asset groups is determined primarily using cost and market approaches (Level 3).
Deferred transaction costs
Deferred transaction costs consist of direct legal, accounting and other fees relating to the Grindr Group’s anticipated merger with a special purpose acquisition company (the “Merger”). These costs are capitalized as incurred in other current assets on the condensed consolidated balance sheets and will be expensed or charged to members’ equity upon the completion of the Merger. In the event the Merger is terminated, deferred transaction costs will be expensed in that period. Deferred transaction costs as of June 30, 2022 were $6,215. There were no deferred transaction costs as of December 31, 2021.
Modification of equity classified award
On the modification date, the Company determines the type of modification of the equity award by assessing whether the equity awards are probable or improbable to vest before and after the modification. The Company estimates the fair value of the awards immediately before and immediately after modification for those equity awards

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
that are probable of vesting before and after the modification. Any incremental increase in fair value is recognized as an expense immediately to the extent the underlying equity awards are vested and on a straight-line basis over the requisite service period using the related expense attribution method to the extent that they are unvested. For equity awards that are improbable of vesting before the modification and probable of vesting after the modification, the Company recognizes expense measured as the fair value of the modified award on a straight-line basis over the requisite service period using the related expense attribution method based on the fair value of the awards at the modification date.
Revenue Recognition
Revenue is recognized when or as a customer obtains control of promised services. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to in exchange for these services.
The Company derives substantially all of its revenue from subscription revenue and advertising revenue. As permitted under the practical expedient available under ASU 2014-09, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue for the amount at which the Company has the right to invoice for services performed.
Direct Revenue
Direct revenue consists of subscription revenue. Subscription revenue is generated through the sale of monthly subscriptions that are currently offered in one, three, six, and twelve-month lengths. Subscription revenue is presented net of taxes, credits, and chargebacks. Subscribers pay in advance, primarily through mobile app stores, and, subject to certain conditions identified in the Company’s terms and conditions, generally all purchases are final and nonrefundable. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.
Indirect Revenue
Indirect revenue consists of advertising revenue and other non-direct revenue. The Company has contractual relationships with advertising service providers and also directly with advertisers to display advertisements in the Grindr app. For all advertising arrangements, the Company’s performance obligation is to provide the inventory for advertisements to be displayed in the Grindr app. For contracts made directly with advertisers, the Company is also obligated to serve the advertisements in the Grindr app. Providing the advertising inventory and serving the advertisement is considered a single performance obligation, as the advertiser cannot benefit from the advertising space without its advertisements being displayed.
The pricing and terms for all advertising arrangements are governed by either a master contract or insertion order. The transaction price in advertising arrangements is generally the product of the number of advertising units delivered (e.g., impressions, offers completed, videos viewed, etc.) and the contractually agreed upon price per advertising unit. Further, for advertising transactions with advertising service providers, the contractually agreed upon price per advertising unit is generally based on the Company’s revenue share or fixed revenue rate as stated in the contract. The number of advertising units delivered is determined at the end of each month, which resolves any uncertainty in the transaction price during the reporting period.
Account Receivables, net of allowance for doubtful accounts
The majority of app users access the Company’s services through mobile app stores. The Company evaluates the credit worthiness of these two mobile app stores on an ongoing basis and does not require collateral from these entities. Accounts receivable also include amounts billed and currently due from advertising customers. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected. The allowance for doubtful accounts is based upon a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, and the specific customer’s ability to pay its obligation.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
The accounts receivable balances, net of allowances, were $15,979 and $17,885 as of June 30, 2022 and December 31, 2021, respectively. The opening balance of accounts receivable, net of allowances, was $11,833 as of January 1, 2021.
Contract Liabilities
Deferred revenue consists of advance payments that are received or are contractually due in advance of the Company’s performance. The Company classifies subscription deferred revenue as current and recognizes revenue ratably over the terms of the applicable subscription period or expected completion of the performance obligation which range from one to twelve months. The deferred revenue balances were $18,992 and $20,077 as of June 30, 2022 and December 31, 2021, respectively. The opening balance of deferred revenue balance was $13,530 as of January 1, 2021.
For the three and six months ended June 30, 2022, the Company recognized $4,000 and $16,442 of revenue that was included in the deferred revenue balance as of December 31, 2021. For the three and six months ended June 30, 2021, the Company recognized $3,177 and $12,155 of revenue that was included in the deferred revenue balance as of December 31, 2020.
Disaggregation of Revenue
The following tables summarizes revenue from contracts with customers for the three and six months ended June 30, 2022 and 2021, respectively:
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Direct revenue	$38,757	$27,019	$75,155	$50,196
Indirect revenue	7,798	7,760	14,930	12,367
	$46,555	$34,779	$90,085	$62,563
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
United States	$28,938	$23,143	$56,749	$40,002
United Kingdom	3,441	2,433	6,705	4,626
Rest of the world	14,176	9,203	26,631	17,935
	$46,555	$34,779	$90,085	$62,563
Recent Accounting Pronouncements
As an “emerging growth company”, the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), allows the Company to delay adoption of new or revised pronouncement applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use the adoption dates applicable to private companies. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends the accounting for contract assets acquired and contract liabilities assumed from contracts with customers in business combinations. The amendment requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities in accordance with ASC Topic 606, resulting in a shift from previous guidance which required similar assets and liabilities to be accounted for at fair value at the acquisition date. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in this Update should be applied

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
prospectively to business combinations occurring on or after the effective date of the amendments. While the Company is continuing to assess the timing of adoption and potential impact of this guidance it does not expect the guidance to have a material effect, if any, on its condensed consolidated financial statements and related disclosures. The Company will continue to evaluate the impact of this guidance upon the occurrence of future acquisitions.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. This guidance is optional for a limited period of time through December 31, 2022. The Company is currently evaluating the impact this guidance may have as it relates to arrangements that reference LIBOR on its condensed consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheets for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The new standard is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years beginning after December 15, 2022. The primary effect of the adoption of ASU No. 2016-02 will be the recognition of a right of use asset and related liability to reflect the Company’s rights and obligations under its operating leases. The Company will also be required to provide the additional disclosures stipulated in ASU No. 2016-02. The Company is currently evaluating the impact of the requirements of ASU 2016-02 and does not expect the adoption to have a significant impact on the consolidated statements of operations and comprehensive income (loss) and consolidated statements of cash flows. Upon adoption, there will be a material increase in total assets and total liabilities in the consolidated balance sheet due to the recognition of right-of-use assets and lease liabilities for the Company’s leases.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which revises the measurement of credit losses for financial assets measured at amortized cost from an incurred loss methodology to an expected loss methodology. The standard requires entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables, debt securities, net investment in leases, and most other financial assets that represent a right to receive cash. Additional disclosures about significant estimates and credit quality are also required. The FASB has subsequently issued updates to the standard to provide additional clarification on specific topics. The ASU is effective for the Company for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its financial statements.
3. Income Tax
In determining the quarterly provisions for income taxes, the Company uses the annual estimated effective tax rate applied to the actual year-to-date income (loss), adjusted for discrete items arising in that quarter. In addition, the effect of changes in enacted tax laws or rates and tax status is recognized in the interim period in which the change occurs.
	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Change	2022	2021	Change
Income tax provision	$1,448	$ (1,002)	$ 2,450	$1,293	$(3,940)	$5,233
Effective tax rate	(11.84) %	23.58%	(35.42) %	(9.56)%	23.58%	(33.14)%
The Company is subject to taxation in the U.S. and various states jurisdictions. ASC Topic 740, Income Taxes (“ASC 740”) indicates that the statutory income tax rate of a foreign reporting entity be used when preparing the rate reconciliation disclosure. As such, the Company and its wholly owned subsidiaries use the statutory income tax rate in the Cayman Islands, which is 0%. The decrease in the effective tax rate for the three and six months ended

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
June 30, 2022 when compared to the three and six months ended June 30, 2021, was primarily attributable to the change in pre-tax earnings, U.S. federal and state income taxes, unit-based compensation, foreign derived intangible income deduction and other permanent differences.
The computation of the estimated annual effective income rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected pre-tax income (or loss) for the year, projections of the proportion of income (and/or loss) earned and tax in foreign jurisdictions and permanent and temporary differences. The accounting estimates used to compute the provision or benefit for income taxes may change as new events occur, additional information is obtained or the Company’s tax environment changes. To the extent that the estimated annual effective income tax rate changes during a quarter, the effect of the change on prior quarters is included in the income tax provision in the quarter in which the change occurs.
The Company remains subject to examination for federal and state income tax purposes for the tax years ending 2016 and forward. The Company does not anticipate a significant change in its uncertain tax benefits over the next 12 months.
4. Other Current Assets
Other current assets consist of the following:
	June 30, 2022	December 31, 2021
Income tax receivable	$686	$3,274
Deferred transaction costs	6,215	—
Other current assets	18	34
	$6,919	$3,308
5. Promissory Note from a Related Party
On April 27, 2021, Catapult GP II LLC (“Catapult GP II”), a related party wherein certain members of Catapult GP II are executives of the Company’s subsidiary, Grindr Group, purchased 5,387,194 common units of Grindr Group. In conjunction with the common units purchased, Grindr Group entered into a full recourse promissory note with Catapult GP II with a face value of $30,000 (the “Note”). The Note, including all unpaid interest, is to be repaid the earlier of 1) the tenth anniversary of the Note, 2) upon the completion of a liquidity event, or 3) upon completion of an initial public offering or a special-purpose acquisition company transaction. The Note bears interest at 10% per annum on a straight-line basis.
The total amount outstanding on the Note, including interest, was $29,735 and $32,038 as of June 30, 2022 and December 31, 2021, respectively. The Note and the related accrued interest are reflected as a reduction to equity in the condensed consolidated statements of members’ equity.
6. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:
	June 30, 2022	December 31, 2021
Subsidiary distributions payable	$4,524	$—
Settlement payable of incentive units on 2016 Plan	2,027	1,060
Sales and other taxes payable	758	631
Settlement payable to a former director of Grindr Group	609	204
Accrued infrastructure expenses	582	—
Accrued legal expenses	478	196
Employee compensation and benefits	469	320

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
	June 30, 2022	December 31, 2021
Deferred rent	358	196
Other accrued expenses	1,568	899
	$11,373	$3,506
7. Debt
Total debt for the Company is comprised of the following:
	June 30, 2022	December 31, 2021
Credit Agreement
Current	$5,040	$3,840
Non-current	194,160	136,320
	199,200	140,160
Less: unamortized debt issuance costs	(3,540)	(3,041)
	$195,660	$137,119
On June 10, 2020, Grindr Gap LLC and Grindr Capital LLC, wholly owned subsidiaries of the Company, entered into a credit agreement (the “Credit Agreement”) which permitted the Company to borrow up to $192,000.
Borrowings under the agreement are collateralized by the capital stock and assets of certain wholly owned subsidiaries of the Company. The Company’s obligation under the Credit Agreement is guaranteed by certain of the Company’s wholly owned subsidiaries.
Borrowings under the Credit Agreement are payable in full on June 10, 2025 with mandatory principal repayments beginning in the first quarter of 2021. Mandatory repayments are equal to 0.50% of the original principal amount of the Credit Agreement. The Company is also required to make mandatory prepayments of the Credit Agreement, commencing with the fiscal year ending December 31, 2020, equal to a defined percentage rate (determined based on the Company’s leverage ratio) of excess cash flows. No such prepayment was required for the three and six months ended June 30, 2022 and 2021.
Borrowings under the Credit Agreement are Index Rate Loans or LIBOR Rate Loans, at the Company’s discretion. Index Rate Loans bear interest at Index Rate plus applicable margin based on the consolidated total leverage ratio, or 7%. LIBOR Rate Loans bear interest at LIBOR Rate plus an applicable margin based on the consolidated total leverage ratio, or 8%. The interest rates in effect as of June 30, 2022 and December 31, 2021 were 9.5% and 9.5%, respectively, based on the LIBOR Rate.
The Credit Agreement also required the Company to make a lump-sum principal repayment in the amount equal to $48,000 plus related accrued interest on or before February 28, 2021. This repayment date was amended to November 30, 2021 based on the first amendment to the Credit Agreement entered into on February 25, 2021. In addition to the mandatory repayment, the Company was required to pay a premium of 10% of the principal repayment, or $4,800, together with the mandatory lump-sum principal repayment.
The premium was accrued over the term of the Credit Agreement through the initial repayment date in February 2021. For the six months ended June 30, 2021, $1,118 of the premium was accrued and recognized as interest expense in “Interest expense, net” in the condensed consolidated statements of operations and comprehensive (loss) income. The Company paid the mandatory lump-sum principal and premium in November 2021.
On June 13, 2022, a second amendment to the Credit Agreement was entered into which allowed the Company to borrow an additional $60,000, which the Company drew in conjunction with the closing of the amendment. The second amendment to the Credit Agreement was accounted for as a debt modification. The Company capitalized and

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
paid debt issuance costs totaling $955 in conjunction with the second amendment. The borrowing under the second amendment has the same terms as the Credit Agreement and is payable in full on June 10, 2025.
The obligations under the Credit Agreement are subject to automatic acceleration upon a voluntary or involuntary bankruptcy event of default and are subject to acceleration at the election of the lenders upon the continuance of any other event of default, including a material adverse change in the business, operations or conditions of the Company, or SVA’s default on the Deferred Payment resulting from the Company’s acquisition of Grindr, Inc. from Kunlun Group Holdings Limited. A default interest rate of an additional 2% per annum will apply on all outstanding obligations during the occurrence and continuance of an event of default. If an event of default occurs on or prior to June 10, 2022, an additional premium will be charged equal to all unpaid interest that would have accrued until the date that is 24 months after the inception of the Credit Agreement. The Credit Agreement includes restrictive non-financial and financial covenants, including the requirement to maintain a total leverage ratio no greater than 4.75:1.00 prior to and through March 31, 2022, and no greater than 3.25:1.00 thereafter. As of June 30, 2022 and December 31, 2021, the Company was in compliance with the financial debt covenants.
The fair value of the Deferred Payment balance was measured by the discounted cash flow method using observable market data consisting of interest rates based on institutions with similar credit ratings, which the Company classifies as a Level 2 input within the fair value hierarchy. The Deferred Payment does not bear any interest, with $75,000 payable on the second anniversary of the closing date and $155,000 payable on the third anniversary of the closing date. The carrying value of the Deferred Payment approximates the fair value as of June 30, 2022 and December 31, 2021.
The fair values of the Company’s Credit Agreement balances were measured by the discounted cash flow method or comparing their prepayment values and observable market data consisting of interest rates based on similar credit ratings, which the Company classifies as a Level 2 input within the fair value hierarchy. The estimated fair value of the Credit Agreement balances as of June 30, 2022 and December 31, 2021 was $188,358 and $142,963, respectively.
8. Commitments and Contingencies
Litigation
From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict, and the Company's view of these matters may change in the future as the litigation and events related thereto unfold. The Company expenses legal fees as incurred. The Company records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Currently, it is too early to determine the outcome and probability of any legal proceedings and whether they would have a material adverse effect on the Company’s business. As of June 30, 2022 and December 31, 2021, there were no amounts accrued that the Company believes would be material to its financial position.
In January 2020, the Norwegian Consumer Council (“NCC”) submitted three complaints to the Norwegian Data Protection Authority, (“NDPA”). Datatilsynet, under Article 77(1) of the General Data Protection Regulation (“GDPR”) against the following parties: (1) Grindr and AdColony; (2) Grindr, Twitter, AppNexus, and OpenX; and (3) Grindr, and Smaato. The complaints reference a report entitled “Out Of Control: How consumers are exploited by the online advertising industry”. The NCC argued that (1) the Company lacks valid consent for data sharing, (2) the Company shares personal data under Article 9 and does not have a legal basis for processing personal data under article 9, and (3) the Company does not provide clear information about data sharing, which infringes the principle of transparency in Article (5)(1)(a) GDPR. In April 2020, the Company received an Order to Provide Information from the Datatilsynet. The Company responded to this Order and provided information to Datatilsynet in May 2020. In January 2021, the Datatilsynet sent the Company an “Advance notification of an administrative fine” of 100,000 NOK (the equivalent of approximately $10,111 using the exchange rate as of June 30, 2022) for an alleged infringement of the GDPR. This was notice of a proposed fine to which Grindr was entitled to respond before Datatilsynet made a final decision. Datatilsynet alleged (i) that Grindr disclosed personal data to third party

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
advertisers without a legal basis in violation of Article 6(1) GDPR and (ii) that Grindr disclosed special category personal data to third party advertisers without a valid exemption from the prohibition in Article 9(1) GDPR. Grindr responded to the Advance notification on March 8, 2021, to contest the draft findings and fine. A redacted copy of Grindr’s response was made public. On April 29, 2021, Datatilsynet issued its Order To Provide Information-Grindr -Data Processors, asking, among other things, whether Grindr considered certain ad tech partners to be processors or controllers. Datatilsynet later extended the deadline to respond to June 2, 2021, and Grindr sent a response to Datatilsynet on that date. On October 11, 2021, Datatilsynet sent the Company a letter concerning Grindr’s reply to the Advance notification. In the letter, Datatilsynet clarified that the Advance notification only “pertains to data subjects on Norwegian territory,” and advised the Company of two additional complaints that had been filed (one in March 2021 and the other in September 2021) with Datatilsynet by the Norwegian Consumer Council. Datatilsynet requested any further comments or remarks to the Advance notification by November 1, 2021, but later extended the deadline to November 19, 2021. On November 19, 2021, Grindr served a response to Datatilsynet’s October 11, 2021 letter. On November 26, 2021, Datatilsynet requested any redactions to the response based upon the expectation that third parties may request a copy of Grindr's November 19, 2021 response, and Grindr proposed redactions on the same day.
In December 2021, Datatilsynet issued a reduced administrative fine against the Company in the amount of 65,000 NOK, or approximately $7,420 using the exchange rate as of March 31, 2022, with an extended deadline for the Company to appeal through February 14, 2022. On February 14, 2022, Grindr filed an appeal brief with the DPA. Grindr is not aware when Datatilsynet will take additional action in this matter. It is too early to determine the probability of there being any further proceedings, the outcome of any such proceedings, and whether such proceedings may have a material adverse effect on the Company’s business, including because of the uncertainty of (i) the ultimate amount of the fine imposed, and (ii) whether Grindr may determine to appeal or further contest the fine. As a result, an estimate of the ultimate loss cannot be made at this time. It is at least reasonably possible that a change in the administrative fine may occur in the near term.
In Summer of 2018, Grindr was informed by multiple State Attorneys General (the “Multistate”) that the Multistate was opening a formal investigation into the Company’s sharing of users’ HIV status and last tested date with third parties, and its security and processing of user geolocation information. Since August 2018 the Company has responded to multiple requests for information. In November 2020, the Multistate contacted the Company with its expected claims and findings and general proposed settlement terms that included a settlement of $11,000. The Company responded in February 2021 by providing the Multistate with a white paper detailing why the Multistate’s claims are factually and legally deficient. The Company also met with the Multistate and presented its arguments via a presentation. In May 2021, the Multistate contacted Grindr to request an extension of the tolling agreement from June 1, 2021 to October 1, 2021. On May 30, 2021, Grindr entered into a tolling agreement extension with the State Attorneys General of Arkansas, Indiana, New Jersey, North Carolina, Oregon, Vermont, and Washington, extending the tolling agreement from June 1, 2021 to August 1, 2021. In June 2021, the New Jersey Attorney General served supplemental requests on Grindr seeking, among other things, additional information related to matters discussed in Grindr’s February 2021 white paper, as well as documents regarding submissions made by Grindr to Datatilsynet. In July 2021, Grindr served initial responses and objections to the New Jersey Attorney General’s supplemental requests and subsequently agreed to an extension of the tolling agreement from August 1, 2021 to October 1, 2021. Since that time, the New Jersey Attorney General agreed to limit the scope of the supplemental requests, and Grindr agreed to provide certain information in response to the supplemental requests. In addition, Grindr agreed to enter into an additional tolling agreement extension with the State Attorneys General of Arkansas, Indiana, New Jersey, North Carolina, Oregon, Vermont, and Washington, extending the tolling agreement from October 1, 2021 to March 31, 2022. On March 16, 2022, May 27, 2022 and July 5, 2022, Grindr entered into an additional extensions of the tolling agreement with the Attorneys General until May 30, 2022, June 30, 2022 and September 1, 2022. In October 2021, Grindr served an initial response to the New Jersey Attorney General’s supplemental requests, with additional responses to supplemental requests served in November and December 2021. In January 2022, Grindr submitted responses to the New Jersey Attorney General’s follow-up questions regarding the Company’s inquiry in response to The Pillar blog. The Company is waiting for a substantive response from the Multistate. It is too early to determine the probability of there being any further proceedings, the outcome of any such proceedings, and whether the proceedings may ultimately have a material adverse effect on the Company’s business, including because of the

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
uncertainty of (i) whether Grindr incurs a loss, (ii) if a loss is incurred, what the amount of that loss may be, and (iii) whether Grindr may determine to appeal or further contest the loss.
In December 2020, Grindr was named in a statement of claim and petition for certification of a class action in Israel (Israeli Central District Court). The statement of claims generally alleges that Grindr violated users’ privacy by sharing information with third parties without their explicit consent. The petitioner asserts several causes of action under Israeli law, including privacy breaches, unlawful enrichment, and negligence, as well as causes of action under California law, including privacy violations under the California Constitution and California common law, negligence, violation of the Unfair Competition Law, and unjust enrichment. The statement of claims seeks various forms of monetary, declaratory, and injunctive relief, in addition to certification as a class action. In June 2021, the petitioner attempted service of the statement of claims and the associated filings (all in translated form as required under applicable law) on Grindr. In November 2021, Grindr filed an initial response to the plaintiff's Statement of Claim challenging the effectiveness of service. The plaintiff then filed opposition to Grindr’s service-related motion, raising a series of technical challenges. During the Israeli court hearing in January 2022, the Israeli court directed the plaintiff to start the service process from the beginning by seeking court permission to pursue international service on Grindr. On February 8, 2022, the Court formally permitted the Plaintiff, in ex parte, to serve the Company outside the jurisdiction. The Company should file its response to the Motion for certification (and/or preliminary jurisdictional motions) within 90 days from the date it is served. On March 30, 2022, Grindr received a package via U.S. Mail with the case documents. Grindr's local Israeli counsel is preparing a motion seeking the court's preliminary ruling on the question of applicable law. On July 5, 2022, the Company filed a motion to determine the governing law. Grindr believes that the claims lack merit, and it continues to consider and evaluate an appropriate response. At this time, this matter remains in its nascent stages, and it is too early to determine the likely outcome of this proceeding or whether the proceeding may ultimately have a material adverse effect on the Company’s business, including because of the uncertainty of (i) whether Grindr will incur a loss, (ii) if a loss is incurred, what the amount of that loss may be, and (iii) whether Grindr may determine to appeal or further contest the loss.
9. Distributions
During the three months ended June 30, 2022, the Board of Managers of Grindr Group, a subsidiary of the Company, approved a distribution of $0.75 per unit of Grindr Group Series X Ordinary Units, amounting to $83,313 to Series X Ordinary Unit holders as of the close of business on June 10, 2022. The distribution was partially paid in June 2022 and $4,524 is recognized in “Accrued expenses and other current liabilities” on the condensed consolidated balance sheet as of June 30, 2022. The balance was fully paid in July 2022.
10. Unit-based Compensation
The unit-based compensation expense is related to the grant of unit options and restricted units granted under the Grindr Group 2020 Plan and the grant of SVE’s Series P Units to Catapult Goliath LLC (“Catapult Goliath”), a related party wherein certain members of Catapult Goliath are executives of the Company. The unit-based compensation expense for SVE’s Series P Units has been recorded in the Company’s condensed consolidated financial statements with a corresponding credit to equity as noncontrolling interest.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
Grindr Group 2020 Plan
Unit options
The following table summarizes the key input assumptions used in the Black-Scholes option-pricing model to estimate the fair value of unit options granted for the six months ended June 30, 2022 and 2021:
	Six Months Ended June 30,
	2022	2021
Expected life of units (in years)(1)	4.61	4.55 - 4.61
Expected unit price volatility(2)	56.39%	48.20% - 56.46%
Risk free interest rate(3)	1.37%	0.32% - 0.78%
Expected dividend yield(4)	—%	—%
Weighted average grant-date fair value per unit of unit options granted	$2.75	$1.80 - $2.17
Fair value per common unit	$5.89	$4.50 - $4.98
(1)	The expected term for award is determined using the simplified method, which estimates the expected term using the contractual life of the option and the vesting period.
(2)	Expected volatility is based on historical volatilities of a publicly traded per group over a period equivalent to the expected term of the awards
(3)	The risk-free interest rate is based on the U.S. Treasury yield of treasury bonds with a maturity that approximates the expected term of the awards
(4)
Prior to June 10, 2022, the Company has not historically paid cash dividends on its common units. On June 10, 2022, the Company's Board of Managers approved a one-time distribution as described in Note 9, and does not expect to pay any cash dividends on its common units in the foreseeable future.

The following table summarizes the unit option activity for the six months ended June 30, 2022:
	Number of Options	Weighted Average Exercise Price
Outstanding at December 31, 2021	3,442,397	$4.96
Granted	125,250	$5.89
Exercised	(220,062)	$4.67
Forfeited	(853,950)	$4.61
Outstanding at June 30, 2022	2,493,635	$5.17
San Vicente Equity Joint Venture LLC (“SVE”) Series P Profit Units (“Series P”)
A summary of Series P Units activity for the six months ended June 30, 2022 is presented below:
	Number of Units	Weighted Average Fair Value(1)
Unvested at December 31, 2021	4,306,636	$2.07
Vested	(2,280,293)	$4.49
Unvested at June 30, 2022	2,026,343	$7.32
(1)
The weighted average fair value for unvested Series P units at December 31, 2021 is based on the grant date fair value. The weighted average fair value of the vested Series P units in 2022 and the unvested Series P units at June 30, 2022 considered the remeasured fair value of Series P upon modification (discussed below).

There were no Series P units granted during the six months ended June 30, 2022 and 2021.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
Modification of Series P Units
On May 9, 2022, SVE and Catapult Goliath entered into an agreement to amend the vesting requirement for the Series P Units (the “Modification”). Under the Modification, the Series P Units performance-based vesting target was amended to time-based vesting and the Series P Units will vest as follows: (1) 40% immediately as of the date of modification (the “First Tranches”), and (2) 20% each on June 30, 2022, September 30, 2022 and December 31, 2022 (the “Second Tranches”). Additionally, the requisite services under the consulting agreement have been removed as a condition to vesting.
The vesting requirements for the First Tranches originally consisted of requisite services under a consulting agreement and performance-based targets, and all performance-based targets were met. As such, the Company accounted for the modification in the First Tranches as a Type I modification (probable to probable). As the modification only results in the acceleration of service-based vesting and does not involve any other changes, there was no incremental fair value upon modification. The Company recognized $2,285 incremental unit-based compensation during the three months ended June 30, 2022 for the First Tranches as it relates to the units vested immediately upon the date of modification.
The vesting requirements for the Second Tranches originally consisted of requisite services under a consulting agreement and performance-based targets, and all performance-based targets were not met. As such, the Company accounted for the modification in the Second Tranches as a Type III modification (improbable to probable). This Type III modification results in a remeasured fair value of $7.32 per share. The remeasured fair value was determined by a probability weighted expected return method by weighting between a going concern scenario valued using the Option Pricing Method and a reverse merger scenario value using the equity value in the merger agreement. The incremental aggregate unit-based compensation related to the modification was $22,249. The Company recognized $10,119 of incremental unit-based compensation expense during the three months ended June 30, 2022 for the Second Tranches.
Unit-based compensation information
The following table summarizes unit-based compensation expenses for the three and six months ended June 30, 2022 and 2021, respectively:
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Selling, general and administrative expenses	$12,823	$565	$13,435	$1,030
Product development expenses	110	59	232	112
	$12,933	$624	$13,667	$1,142
Unit-based compensation expense that was capitalized as an asset was $25 and $30 for the three months ended June 30, 2022 and 2021, respectively. Unit-based compensation expense that was capitalized as an asset was $54 and $46 for the six months ended June 30, 2022 and 2021, respectively.
11. Related Parties
For the three months ended June 30, 2022 and 2021, the Company paid advisor fees and out-of-pocket expenses amounting to $175 and $207 to two individuals who hold ownership interest in the Company, respectively. For the six months ended June 30, 2022 and 2021, the Company paid advisor fees and out-of-pocket expenses amounting to $431 and $382 to two individuals who hold ownership interest in the Company, respectively.
In June 2022, the Company’s subsidiary, Grindr Group declared and then paid a cash distribution of $83,313 to its members, including an affiliate of SVA, on a pro rata basis. SVA’s affiliate, Group Holdings, received its ratable share of this distribution, being $75,000, and distributed that amount through intermediate holding companies to SVA, which then paid such amount to Kunlun in partial satisfaction of the Deferred Payment obligation, thereby reducing such obligation to $155,000 due in June 2023. The cash transfer to Kunlun was effected by Grindr Group

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Condensed Consolidated Financial Statements (unaudited)
(in thousands, except per unit amounts and unit data) (continued)
at the instruction of Group Holdings. The carrying value of the Deferred Payment balance as of June 30, 2022 and 2021 was $135,035 and $182,045, respectively. The accreted interest expense for the three months ended June 30, 2022 and 2021 was $6,921 and $6,502, respectively. The accreted interest expense for the six months ended June 30, 2022 and 2021 was $14,098 and $12,704, respectively.
See Note 5 and Note 10 for additional related party transactions with Catapult GP II and Catapult Goliath.
12. Subsequent Events
The Company has evaluated subsequent events for recognition and disclosure purposes in the condensed consolidated financial statements as of June 30, 2022, and the six months then ended, through September 14, 2022, the date the financial statements were available to be issued and, for disclosure purpose, through October 24, 2022. Except as described below, or as otherwise indicated in the footnotes, the Company has concluded that no events or transactions have occurred that require disclosure.
On July 7, 2022, Grindr Group, the Company’s subsidiary, granted 741,800 unit options to employees of Grindr Group under the 2020 Plan. These unit options have a grant-date fair value of $5.79 to $5.81 per unit. Compensation expense to be recognized relating to these grants is $4,304, which is expected to be recognized over a weighted-average period of 4.0 years.
On August 26, 2022 and September 12, 2022, Grindr entered into employment agreements with individuals who will serve as Grindr's Chief Executive Officer and Chief Financial Officer, succeeding the existing officers on October 19, 2022 and September 26, 2022, respectively. These employment agreements include cash compensation and equity-based awards. The equity-based awards will be subject to the terms of a newly adopted equity incentive plan for new Grindr common stock (post merger with Tiga Acquisition Corp.) as well as the approval of Grindr's board of directors, and are subject to service, performance and market conditions.
On October 6, 2022, the Company was advised by the Multistate that the investigation discussed in Note 8 had been closed without action and with no further action anticipated. While this particular investigation concluded in the Company’s favor, the Company may in the future be the subject of similar types of investigations or proceedings, which could result in substantial costs and a diversion of the Company's management's attention and resources.
On October 14, 2022, a new entity, San Vicente Investments II, Inc. (“SV Investments II”) was formed. On October 21, 2022, San Vicente Investments, Inc. (“SV Investments”) contributed its 100% ownership interest in San Vicente Offshore Holdings (Cayman) Limited (“SV Cayman”) in exchange for the issuance of 100% of the share capital of SV Investments II to it, resulting in SV Cayman being wholly owned by SV Investments II and SV Investments becoming the indirect owner of 100% of SV Cayman. The creation of SV Investments II and subscription in shares in SV Investments II in exchange for ownership interests of SV Cayman is a common control transaction. SV Investments II and SV Cayman have a common parent, SV Investments, since their inception dates. As a shell company, SV Investments II has no other assets, liabilities or activities of its own. The transfer of SV Cayman ownership interests to SV Investments II is accounted for by SV Investments II on October 21, 2022, when the transfer was effective.

Report of Independent Registered Public Accounting Firm
To the Members and the Board of Managers of San Vicente Offshore (Cayman) Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of San Vicente Offshore (Cayman) Limited and Subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive income (loss), members' equity and contingently redeemable noncontrolling interest and cash flows for the year ended December 31, 2021 and the period from February 18, 2020 to December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from February 18, 2020 to December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Substantial Doubt About the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2020.
Los Angeles, California
September 14, 2022

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Consolidated Balance Sheets
(in thousands, except per unit data)
	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$15,778	$41,394
Accounts receivable, net of allowances of $53 and $150 at December 31, 2021 and 2020, respectively	17,885	11,833
Prepaid expenses	2,330	1,921
Deferred charges	4,611	3,243
Due from related parties	—	10
Other current assets	3,308	16
Total current assets	$43,912	$58,417
Restricted cash	1,392	1,392
Property and equipment, net	2,374	2,866
Capitalized software development costs, net	3,637	416
Intangible assets, net	139,708	181,874
Goodwill	275,703	275,703
Other assets	84	121
Total assets	$466,810	$520,789
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$2,437	$592
Accrued expenses and other current liabilities	3,506	11,002
Deferred payment	70,326	—
Current maturities of long-term debt, net	3,840	56,266
Deferred revenue	20,077	13,530
Total current liabilities	$100,186	$81,390
Deferred payment, non-current	125,612	169,341
Long-term debt, net	133,279	137,667
Deferred income taxes	28,958	39,263
Other non-current liabilities	2,405	3,125
Total liabilities	$390,440	$430,786
Commitments and Contingencies (Note 12)
Contingently Redeemable Noncontrolling Interest
Series P preferred units	$—	$—
Members’ Equity
Ordinary units, par value $0.01	$—	$—
Additional paid-in capital	95,157	94,484
Accumulated deficit	(36,236)	(20,192)
Equity attributable to noncontrolling interests	17,449	15,711
Total members’ equity	$76,370	$90,003
Total liabilities and members’ equity	$466,810	$520,789
See accompanying notes to consolidated financial statements.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands)
	Year ended December 31, 2021	From February 18, 2020 through December 31, 2020
Revenue	$145,833	$61,078
Operating costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	37,358	18,467
Selling, general and administrative expense	30,618	15,271
Product development expense	10,913	7,278
Depreciation and amortization	43,234	17,639
Total operating costs and expenses	$122,123	$58,655
Income (loss) from operations	$23,710	$2,423
Other (expense) income
Interest (expense) income, net	(45,295)	(28,341)
Other income (expense), net	1,288	142
Total other (expense) income	$(44,007)	$(28,199)
Net income (loss) before income tax	$(20,297)	$(25,776)
Income tax provision (benefit)	(4,749)	(5,044)
Net income (loss) and comprehensive income (loss)	$(15,548)	$(20,732)
Less: Income/(loss) attributable to noncontrolling interest	496	(540)
Net income/(loss) attributable to San Vicente Offshore Holdings Limited	$(16,044)	$(20,192)
See accompanying notes to consolidated financial statements.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Consolidated Statements of Members’ Equity
(in thousands, except per unit amounts and unit data)
	Equity Attributable to San Vicente Offshore Holdings (Cayman) Limited					Equity Attributable to Noncontrolling Interests	Total Members’ Equity	Contingently Redeemable Noncontrolling Interest
	Ordinary Units (Par value $0.01)		Additional paid-in capital	Accumulated deficit	Total			Series P Preferred Units
	Units	Amount						Units	Amount
Balance at February 18, 2020	3	$—	$—	$—	—	$—	—	—	—
Net loss	—	—	—	(20,192)	(20,192)	(540)	(20,732)	—	—
Contribution from Parent		—	78,000	—	78,000	—	78,000	—	—
Issuance of subsidiary equity	—	—	16,166	—	16,166	23,198	39,364	—	—
Vested subsidiary Series Y preferred units	—	—	—	—	—	192	192	—	—
Unit-based compensation	—	—	318	—	318	414	732	159,112	—
Repurchase of subsidiary Series Y preferred units	—	—	—	—	—	(7,553)	(7,553)	—	—
Balance at December 31, 2020	3	$—	$94,484	$(20,192)	$74,292	$15,711	$90,003	$159,112	$—
Net loss	—	—	—	(16,044)	(16,044)	496	(15,548)	—	—
Issuance of subsidiary equity	—	—	17,644	—	17,644	12,356	30,000	—	—
Promissory note to a related party	—	—	(17,644)	—	(17,644)	(12,356)	(30,000)	—	—
Interest on the promissory note to a related party	—	—	(1,838)	—	(1,838)	(200)	(2,038)	—	—
Unit-based compensation	—	—	1,333	—	1,333	1,269	2,602	600,107	—
Exercise of unit options in subsidiary	—	—	1,178	—	1,178	173	1,351	—	—
Balance at December 31, 2021	3	$—	$95,157	$(36,236)	$58,921	$17,449	$76,370	$759,219	$—
See accompanying notes to consolidated financial statements.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Consolidated Statements of Cash Flows
(in thousands)
	Year ended December 31, 2021	From February 18, 2020 through December 31, 2020
Operating activities
Net loss	$(15,548)	$(20,732)
Adjustments to reconcile net loss to net cash provided by operating activities:
Unit-based compensation	2,602	924
Gain on Paycheck Protection Program loan forgiveness	(1,535)	—
Accretion of premium on debt	1,118	3,682
Accretion of interest on deferred payment	26,597	13,259
Amortization of debt issuance costs	1,180	564
Interest income on promissory note from a related party	(2,038)	—
Depreciation and amortization	43,234	17,639
Provision for doubtful accounts	53	150
Deferred income taxes	(10,305)	(6,985)
Fair value of contingent liability	—	(400)
Changes in operating assets and liabilities:
Accounts receivable	(6,105)	(2,942)
Prepaid expenses and deferred charges	(1,777)	(437)
Other current assets	(3,292)	69
Other assets	37	304
Accounts payable	1,845	(1,846)
Accrued expenses and other current liabilities	(7,473)	(3,082)
Deferred revenue	6,547	8,624
Due to/(from) related party	10	(10)
Other liabilities	(720)	821
Net cash provided by operating activities	$34,430	$9,602
Investing activities
Cash used in acquiring Grindr Inc., net of cash acquired	$—	$(263,843)
Purchase of property and equipment	(269)	(197)
Additions to capitalized software	(3,528)	(951)
Net cash used in investing activities	$(3,797)	$(264,991)
See accompanying notes to consolidated financial statements.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Consolidated Statements of Cash Flows
(in thousands)
	Year ended December 31, 2021	From February 18, 2020 through December 31, 2020
Financing activities
Proceeds from exercise of stock options	$1,351	$—
Contribution from Parent	—	78,000
Issuance of subsidiary equity	—	32,000
Proceeds from issuance of debt	—	192,000
Payment of debt	(56,640)	—
Payment of debt issuance costs	(960)	(3,825)
Net cash (used in) provided by financing activities	$(56,249)	$298,175
Net (decrease) increase in cash, cash equivalents and restricted cash	$(25,616)	$42,786
Cash, cash equivalents and restricted cash, beginning of the period	42,786	—
Cash, cash equivalents and restricted cash, end of the period	$17,170	$42,786
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$15,778	$41,394
Restricted cash	1,392	1,392
Cash, cash equivalents and restricted cash	$17,170	$42,786
Supplemental disclosure of cash flow information:
Cash interest paid	$22,751	$10,336
Income taxes paid	$9,514	$1,730
Supplemental disclosure of non-cash investing activities:
Non-cash capital contribution as part of the purchase price for acquisition of Grindr Inc.
Deferred payment, at fair value	$—	$156,082
Issuance of subsidiary Series Y preferred units, at fair value	$—	$7,364
Contingent consideration, at fair value	$—	$400
Supplemental disclosure of non-cash financing activities:
Paycheck Protection Program loan forgiveness	$1,535	$—
See accompanying notes to consolidated financial statements.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)
1. Nature of Business and Going Concern
Organization
San Vicente Offshore Holdings (Cayman) Limited was incorporated as a limited liability company in the Cayman Islands on February 18, 2020. San Vicente Offshore Holdings (Cayman) Limited directly and indirectly holds units of Grindr Group LLC (“Grindr Group” or “Grindr”) through various wholly owned or partially owned subsidiaries (San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries, collectively referenced as the “Company”).
On June 10, 2020, San Vicente Acquisition LLC (“SVA”), a wholly owned subsidiary of the Company, purchased 98.59% of Grindr Inc.’s issued and outstanding common stock from Kunlun Group Holdings Limited (“Kunlun”). The remaining 1.41% of Grindr Inc. was held by three former executives through a restricted share award grant, which was converted to Series Y Preferred Units of Grindr Group. As a result, Grindr Inc. became a wholly owned subsidiary of Grindr Group on June 10, 2020 (the “Acquisition”). See Note 3 for additional information about the Acquisition.
The Company’s subsidiary, Grindr Group, manages and operates the Grindr app, a global LGBTQ+ social network platform serving and addressing the needs of the entire LGBTQ+ queer community. The Grindr app is available through Apple’s App Store for iPhones and Google Play for Android. Grindr Group offers both a free, ad-supported service and a premium subscription version. Grindr Group also manages a dating service app called Blendr, for a broader market.
Grindr Group is a subsidiary of San Vicente Group Holdings LLC (“Group Holdings”), which is the joint subsidiary of San Vicente Group TopCo LLC (“SVG”), a wholly owned subsidiary of SVA, and San Vicente Equity Joint Venture LLC (“SVE”), a related party and subsidiary of SVA, which is a wholly owned subsidiary of the Company.
Going Concern
As of December 31, 2021, the Company had cash of $15,778 and had a liability of $70,326 related to the first installment of the consideration payable to Kunlun, due in June 2022 (“Deferred Payment”, see Note 3). The remaining obligation of $155,000, for which the carrying value as of December 31, 2021 is $125,612 payable June 2023, which is within twelve months of the date the consolidated financial statements are issued. The Company’s net loss, negative working capital, and net cash provided by operating cash flows for the year ended December 31, 2021 was $16,044, $56,274, and $34,430, respectively. The Company’s primary source of operating funds since inception has been operating cash flows, cash proceeds from debt, and equity financing transactions. In light of the maturity date of the Deferred Payment, management evaluated whether there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. Given the timing of the remaining Deferred Payment due in 2023, management has determined that there is a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.
The ability of the Company to continue as a going concern is dependent on management’s continued execution of the Company’s on-going and strategic plans, which include continuing to raise funds through a combination of ongoing operations, equity, and debt issuances. Management is also in the process of effectuating a merger of Grindr Group, a subsidiary, with Tiga Acquisition Corp (“Tiga”), a special purpose acquisition company and a related party. In accordance with the terms of the Agreement and Plan of Merger with Tiga that was signed on May 9, 2022, Grindr Group is permitted to distribute up to $370,000 to its members and affiliates to repay the entire Deferred Payment that currently exists with cash from the merger.
There is no assurance that the Company’s plans to raise capital will be successful. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. As such, the consolidated financial statements have been prepared on a going concern basis. In the event the Company does not complete this business combination, the Company expects to seek additional funding through debt financings or other capital sources to pay off the Deferred Payment. Although management continues to pursue these plans, there is no

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. The ability to successfully effectuate the planned merger and obtain funding, therefore, is outside of management’s control and is a material uncertainty that casts significant doubt upon the Company’s ability to continue as a going concern.
2. Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the operating results of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
The Company consolidates the accounts of SVE, the noncontrolling interests of which include ownership interests that meet the definition of contingently redeemable financial instruments for which the ability to redeem is outside the control of the consolidating entity. The contingently redeemable noncontrolling interest (“CRNCI”) in this subsidiary is shown as a separate caption between liabilities and equity. Any income or losses attributable to the CRNCI are shown as an addition to or deduction from CRNCI in the consolidated balance sheets. All significant intercompany balances and transactions have been eliminated.
The consolidated financial statements of San Vicente Offshore and Subsidiaries are comprised of the consolidated balance sheets as of December 31, 2021 and December 31, 2020, and the related consolidated statements of operations and comprehensive income (loss), consolidated statements of members’ equity, and cash flows for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020, and the related notes.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments, and assumptions during the preparation of its consolidated financial statements in accordance with U.S. GAAP. These estimates, judgments, and assumptions impact the reported amounts of assets, liabilities, revenue, and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from these estimates. On an ongoing basis, the Company evaluates its estimates and judgments including those related to: the useful lives and recoverability of property and equipment and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the carrying value of accounts receivable, including the determination of the allowance for doubtful accounts; the fair value of acquisition-related contingent consideration arrangements; valuation allowance; unrecognized tax benefits; legal contingencies; and the valuation of unit-based compensation, among others.
Contingently Redeemable Noncontrolling Interest
Per the Amended and Restated Limited Liability Company Agreement of San Vicente Equity JV LLC (“the SVE LLC Agreement”), the Series P Units (described in Note 15) may only be redeemed upon sale of Grindr Group LLC by the Company, which would require SVE to purchase the outstanding Series P Units. As such, the CRNCI has continued to be shown as a separate caption between liabilities and equity. The Company has determined that the legal provisions in the SVE LLC Agreement in which there is a noncontrolling interest represent a substantive profit-sharing arrangement, where the allocation to the members differs from the stated ownership percentages. The Company utilizes the hypothetical liquidation at book value, or HLBV, method for the allocation of profits and losses each period. Under the HLBV method, the amounts of income and loss attributed to the noncontrolling interests in the consolidated statements of operations and comprehensive income (loss) reflects changes in the amounts each member would hypothetically receive at each balance sheet date under the liquidation provisions of the SVE Agreement, assuming the net assets of SVE were liquidated at their respective recorded amounts.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
Noncontrolling Interest
Noncontrolling interest represents ownership interest in consolidated subsidiaries held by unrelated third parties, which are not attributable, directly or indirectly, to the Company. Net income is reduced by the portion of net income that is attributable to noncontrolling interests.
Impact of COVID-19
In March 2020, the World Health Organization declared COVID-19 a global pandemic. The COVID-19 outbreak has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus.
While restrictions have been lessened and lifted, restrictions could be increased or reinstated in the future. Although an adverse impact on the Company’s ongoing operations is unlikely, the full magnitude the pandemic will have on the Company remains uncertain and will depend on the duration of the pandemic, as well as the effectiveness of mass vaccinations and the impact of future variants of the virus. Additionally, changes to estimates related to ongoing COVID-19 disruptions could result in other impacts, including, but not limited to, goodwill, indefinite-lived intangibles, and long-lived asset impairment charges.
Cash and Cash Equivalents
Cash and cash equivalents consist entirely of cash and money market accounts. The Company considers all highly liquid short-term investments purchased with an original maturity of ninety days or less at the time of purchase to be cash equivalents.
Restricted Cash
Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements are recorded as a non-current asset on the consolidated balance sheets. The restricted cash balance as of December 31, 2021 and December 31, 2020 was related to a letter of credit held with a financial institution for leased office space secured by the Company as described in Note 12.
Foreign Currency Transactions
Transaction gains and losses denominated in a currency other than the functional currency are included in “Other income (expense), net” on the consolidated statements of operations and comprehensive income (loss).
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable:
Level 1 -	Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
Level 2 -
Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active, and inputs that are derived principally from or corroborated by observable market data.

Level 3 -
Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
Recurring Fair Value Measurements
Money market funds are measured and recorded at fair value on the Company’s balance sheets on a recurring basis. The following tables present money market funds and their level within the fair value hierarchy as of December 31, 2021 and 2020:
	Total	Level 1	Level 2	Level 3
December 31, 2021:
Money market funds	$9,648	$9,648	$—	$—
	Total	Level 1	Level 2	Level 3
December 31, 2020:
Money market funds	$16,829	$16,829	$—	$—
The Company’s remaining financial instruments that are measured at fair value on a recurring basis consist primarily of cash, accounts receivable, accounts payable, accrued expenses, and other current liabilities. The Company believes their carrying values are representative of their fair values due to their short-term maturities. The Company discloses the fair value of its debt in Note 11.
The Company does not have any recurring fair value measurements using significant unobservable inputs (Level 3) as of December 31, 2021 and 2020.
Nonrecurring Fair Value Measurements
Assets acquired and liabilities assumed in business combinations are initially measured at fair value on the acquisition date on a nonrecurring basis using Level 3 inputs. See Note 3 for further discussion on the measurement of the assets and liabilities acquired in the Acquisition.
The Company is required to measure certain assets at fair value on a nonrecurring basis after initial recognition. These include goodwill, intangible assets, and long-lived assets, which are measured at fair value on a nonrecurring basis as a result of impairment reviews and any resulting impairment charge. Impairment is assessed annually in the fourth quarter or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit or assets below the carrying value, as described below. The fair value of the reporting unit or asset groups is determined primarily using cost and market approaches (Level 3).
Property and Equipment
Property and equipment, including leasehold improvements, are carried at cost less accumulated depreciation. For property and equipment acquired through a business combination, it is carried at the fair value as of the acquisition date less subsequent accumulated depreciation. Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets, and in the case of leasehold improvements, the lease term, if shorter, as follows:
Estimated Useful Lives
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	5 to 10 years
Maintenance and repairs are charged to expense as incurred and additions and improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting gain or loss included in “Selling, general and administrative expense” on the consolidated statements of operations and comprehensive income (loss).

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
Business Combinations and Contingent Consideration Arrangements
The Company allocates the purchase price of acquisitions to the assets acquired and liabilities assumed based on estimates of their fair values at the date of acquisition, including identifiable intangible assets that arise from a contractual or legal right and are separable from goodwill. The Company typically engages outside valuation experts to assist in the allocation of purchase price to the identifiable intangible assets acquired, but management has ultimate responsibility for the valuation methods, models, and inputs used, and the resulting purchase price allocation. The excess of the fair value of purchase price over the fair value of the assets acquired and liabilities assumed is recorded as goodwill. The estimated fair values of these intangible assets are based on valuations that use information and assumptions that require judgment, including estimating future cash flows or the cost to recreate an acquired asset. Acquisition-related costs are expensed in the periods in which the costs are incurred.
In connection with the business combination described in Note 3, SVA entered into a contingent consideration arrangement that is determined to be part of the purchase price. SVA is the legal obligor of the contingent consideration and the contingent consideration was recorded at its fair value of $400 in the consolidated financial statements of the Company at the time of the acquisition and is reflected at the current fair value for each subsequent reporting period thereafter until settled. The contingent consideration arrangement is based on the achievement of an EBITDA target for the 12-month period after the closing date. Such target was not met, and no contingent consideration was paid.
Goodwill and Indefinite-Lived Intangible Assets
The Company assesses goodwill on its one reporting unit and indefinite-lived intangible assets for impairment annually in the fourth quarter, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value.
When the Company elects to perform a qualitative assessment and concludes it is not more likely than not that the fair value of the reporting unit is less than its carrying value, no further assessment of that reporting unit’s goodwill is necessary; otherwise, a quantitative assessment is performed and the fair value of the reporting unit is determined. If the carrying value of the reporting unit exceeds its fair value, an impairment loss equal to the excess is recorded.
The Company foregoes a qualitative assessment and tests goodwill for impairment when it concludes that it is more likely than not there may be an impairment. If needed, the annual or interim quantitative test of the recovery of goodwill involves a comparison of the estimated fair value of the Company’s reporting unit to its carrying value, including goodwill. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of the reporting unit exceeds the estimated fair value, an impairment loss equal to the excess is recorded.
In the fourth quarters of the fiscal years ended 2021 and 2020 the Company performed its qualitative assessment and determined that it was not more likely than not that the recorded goodwill was impaired.
The Company uses a qualitative approach to test indefinite-lived intangible assets (which currently consists of tradenames) for impairment by first assessing qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform quantitative impairment testing. The Company evaluated the qualitative factors of the indefinite-lived intangible assets in connection with the annual impairment testing for the periods presented. The results of the qualitative analysis of the Company’s indefinite-lived intangible assets indicated that the fair value of the indefinite- lived intangible assets exceeded their carrying value.
The Company foregoes a qualitative assessment and tests indefinite-lived intangible assets for impairment when it concludes that it is more likely than not there may be an impairment. If needed, the annual or interim quantitative test of the recovery of indefinite-lived intangible assets involves a comparison of the estimated fair value of the

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
indefinite-lived assets to their carrying value. If the estimated fair value of the indefinite-lived assets exceeds their carrying value, the indefinite-lived intangible assets are not impaired. If the carrying value of the indefinite-lived assets exceeds the estimated fair value, an impairment loss equal to the excess is recorded.
Long-Lived Assets and Intangible Assets with Long Lives
Long-lived assets, which consist of property and equipment, capitalized software, and intangible assets with long lives, are reviewed for impairment whenever events or changes in circumstances indicate that the varying value of an asset may not be recoverable. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. Amortization of long-lived intangible assets is computed either on a straight-line basis or based on the pattern in which the economic benefits of the asset will be realized.
Capitalized Software Development Costs
The Company capitalizes the costs associated with software developed or obtained for internal use, including costs incurred in connection with the development of its app and functionalities within the app. The Company capitalizes certain costs when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and performed as intended. These capitalized costs include personnel and related expenses for employees and costs of third-party contractors and vendors who are directly associated with and who devote time to internal-use software projects. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Costs incurred for significant upgrades and enhancements to the software solutions are also capitalized. Costs incurred for training, maintenance, and minor modifications or enhancements are expensed as incurred. Capitalized software development costs are amortized using the straight-line method over an estimated useful life of three years.
Revenue Recognition
Revenue is recognized when or as a customer obtains control of promised services. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to in exchange for these services. A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the services to be transferred and identifies the payment terms related to these services, (ii) the contract has commercial substance and, (iii) the Company determines that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. Sales tax, including value added tax, is excluded from reported revenue.
The Company derives substantially all of its revenue from subscription revenue and advertising revenue. As permitted under the practical expedient available under ASU 2014-09, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promised accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue for the amount at which the Company has the right to invoice for services performed.
Direct Revenue
Direct revenue consists of subscription revenue. Subscription revenue is generated through the sale of monthly subscriptions that are currently offered in one, three, six, and twelve- month lengths. Subscription revenue is presented net of taxes, credits, and chargebacks. Subscribers pay in advance, primarily through mobile app stores, and, subject to certain conditions identified in the Company’s terms and conditions, generally all purchases are final and nonrefundable. Revenue is initially deferred and is recognized using the straight-line method over the term of the applicable subscription period.
Indirect Revenue
Indirect revenue consists of advertising revenue and other non-direct revenue. The Company has contractual relationships with advertising service providers and also directly with advertisers to display advertisements in the

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
Grindr app. For all advertising arrangements, the Company’s performance obligation is to provide the inventory for advertisements to be displayed in the Grindr app. For contracts made directly with advertisers, the Company is also obligated to serve the advertisements in the Grindr app. Providing the advertising inventory and serving the advertisement is considered a single performance obligation, as the advertiser cannot benefit from the advertising space without its advertisements being displayed.
The pricing and terms for all advertising arrangements are governed by either a master contract or insertion order. The transaction price in advertising arrangements is generally the product of the number of advertising units delivered (e.g., impressions, offers completed, videos viewed, etc.) and the contractually agreed upon price per advertising unit. Further, for advertising transactions with advertising service providers, the contractually agreed upon price per advertising unit is generally based on the Company’s revenue share or fixed revenue rate as stated in the contract. The number of advertising units delivered is determined at the end of each month, which resolves any uncertainty in the transaction price during the reporting period.
Transaction Price
The objective of determining the transaction price is to estimate the amount of consideration the Company is due in exchange for its services, including amounts that are variable. The Company determines the total transaction price, including an estimate of any variable consideration, at contract inception and reassesses this estimate each reporting period. There are no instances where variable consideration is considered material in any of the Company’s arrangements.
The Company excludes from the measurement of transaction price all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of revenue.
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under ASU 2014-09 applicable to such contracts and does not consider the time value of money.
Principal/Agent Considerations
In arrangements where another party (e.g., advertising service provider) is involved in providing advertising services to an advertiser, the Company evaluates whether it is the principal or agent. In instances where the Company does not retain control of advertising inventory and does not have discretion in establishing price, the Company is the agent. In those cases, the Company does not have discretion to set pricing in its arrangements because it receives a percentage of the amount the advertising service provider charges the advertiser and it does not have a contractual relationship with the advertiser. Accordingly, the Company recognizes revenue related to advertising service providers on a net basis.
Account Receivables, net of allowance for doubtful accounts
The majority of app users access the Company’s services through mobile app stores. At December 31, 2021 and December 31, 2020, two mobile app stores accounted for approximately 43.6% and 14.4%, and 43.8% and 15.1%, respectively, of the Company’s gross accounts receivables. The Company evaluates the credit worthiness of these two mobile app stores on an ongoing basis and does not require collateral from these entities. The Company generally collects these balances between 30 and 45 days following the purchase by the customer.
Accounts receivable also include amounts billed and currently due from advertising customers. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected. The allowance for doubtful accounts is based upon a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, and the specific customer’s ability to pay its obligation. The time between the Company issuance of an invoice and payment due date is not significant; payments that are not collected in advance of the transfer of promised services are generally due between 30 and 60 days from the invoice date. The accounts receivable balances, net of allowances, were $17,885 and $11,833 as of December 31, 2021 and December 31, 2020, respectively. There was no opening balance of accounts receivable, net of allowances, as of February 18, 2020 for the Company.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
Deferred Charges
The Company defers certain costs as an asset, primarily mobile app store distribution fees paid to the Company’s mobile app store download platforms, and recognizes such costs in cost of revenue, along with deferred revenue, as the services are provided, which is consistent with the subscription period. The fee differs based on the agreed upon percentage depending on the country from which the revenue originated and the length of consecutively paid subscriptions, generally approximating 30.0% of revenues for initial subscriptions. For year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020 the Company recognized cost of revenue of $29,020 and $14,918, respectively, related to these costs.
Contract Liabilities
Deferred revenue consists of advance payments that are received or are contractually due in advance of the Company’s performance. The Company classifies subscription deferred revenue as current and recognizes revenue ratably over the terms of the applicable subscription period or expected completion of the performance obligation which range from one to twelve months. The deferred revenue balances were $20,077 and $13,530 as of December 31, 2021 and December 31, 2020 for the Company, respectively.
For the year ended December 31, 2021, the Company recognized $13,530 of revenue that was included in the deferred revenue balance as of December 31, 2020. There was no opening balance of contract liabilities as of February 18, 2020 for the Company.
Disaggregation of Revenue
The following tables summarizes revenue from contracts with customers for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020.
	Year ended December 31, 2021	From February 18, 2020 through December 31, 2020
Direct revenue	$116,031	$49,268
Indirect revenue	29,802	11,810
	$145,833	$61,078
	Year ended December 31, 2021	From February 18, 2020 through December 31, 2020
United States	$93,628	$34,987
United Kingdom	10,704	5,366
Rest of the world	41,501	20,725
	$145,833	$61,078
Cost of revenue
Cost of revenue consists primarily of mobile app store distribution fees, as well as credit card processing fees. Cost of revenue also includes third-party vendor costs related to customer care functions such as customer service, data center and hosting fees, moderators, and other auxiliary costs associated with providing services to customers.
Selling, general and administrative expense
Selling, general and administrative expense consists of compensation expense (including unit-based compensation expense) and other employee related costs for personnel engaged in selling and marketing, sales support functions, executive management, finance, legal, tax, and human resources. Selling expenses also include

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
advertising, brand marketing, digital and social media spend, and field marketing expenses. General and administrative expense also include acquisition-related transaction costs, allocated expenses associated with facilities, information technology, external professional services, legal costs and settlement of legal claims and other administrative expenses.
Product development expense
Product development expense consists primarily of compensation (including unit-based compensation expense) and other employee-related costs for personnel engaged in the design, development, testing, and enhancement of product offerings and related technology.
Depreciation and amortization expenses
Depreciation and amortization expenses are primarily related to computer equipment, leasehold improvements, furniture and fixtures, customer relationships, technology, and capitalized software development costs.
Advertising Costs
Advertising costs are expensed as incurred. Advertising costs totaled $1,293 and $461 for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020, respectively. Advertising costs are included in “Selling, general and administrative expense” in the consolidated statements of operations and comprehensive income (loss).
Leases
Rent expense is recorded on a straight-line basis over the lease term. The difference between cash payments for rent and the expense recorded is reported as current and non-current deferred rent within accrued expenses and other current liabilities, other current assets, other long-term liabilities, and other assets, respectively, in the accompanying consolidated balance sheets.
Income Taxes
The Company uses the asset and liability method when accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance to reduce deferred tax assets to an amount for which realization is more likely than not. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Valuation allowances are provided against tax assets when it is determined that it is more-likely-than-not that the assets will not be realized.
The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based on its technical merits, is more likely than not to be sustainable upon examination. Measurement (step two) determines the amount of the benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more likely than not threshold of being sustained. The provision for income taxes included the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate, as well as the related interest and penalties.
Unit-based Compensation
Compensation expense related to employee and non-employee unit-based awards is measured and recognized in the consolidated financial statements based on the fair value of the awards granted. The Company’s subsidiary Grindr Group has granted unit options and restricted unit awards to employees that vest based solely on continued

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
service, or service conditions. The fair value of each option award containing service conditions is estimated on the grant date using the Black-Scholes option-pricing model. For service condition unit options, unit-based compensation expense is recognized on a straight-line basis over the requisite service periods of the awards, which is generally four years. Forfeitures of unit-based compensation awards are recognized as they occur.
Unit-based compensation includes compensation expense related to the grant of service-based unit options granted under the 2020 Plan of Grindr Group and the service-based and performance-based Series P Units of SVE (defined in Note 15) granted by SVE to Grindr Group employees and consultants.
The estimated fair value of the performance-based profit units awards is determined using the Black-Scholes valuation model which approximated the option pricing model valuation model. Performance-based profit units require management to make assumptions regarding the likelihood of achieving Grindr Group’s performance goals and the Company recognizes compensation expense when the likelihood of the achievement of the performance-based criteria is probable, using an accelerated attribution method. Forfeitures are recognized as they occur.
Determining the fair value of unit-based awards at the grant date requires judgment. The Company’s use of the Black-Scholes option-pricing model requires the input of subjective assumptions, such as the fair value of the ordinary units, the expected term of the option, the expected volatility of the price of the Company’s ordinary units, risk-free interest rates, the expected dividend yield of the Company’s ordinary units, and the expected term option holders will retain their vested awards before exercising them. The assumptions used in the Company’s valuation models represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s unit-based compensation expense could be materially different in the future.
In addition, given the absence of a public trading market, the Board of Directors and the Board of Managers, along with management, exercise reasonable judgment and considered numerous objective and subjective factors to determine the fair value of the Company’s ordinary units including, but not limited to: (i) contemporaneous valuations performed by an independent valuation specialist; (ii) the Company’s operating and financial performance; (iii) issuances of preferred and ordinary units; (iv) the valuation of comparable companies; (v) current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering; and (vi) the lack of marketability of its ordinary units.
See Note 15 to the financial statements for a discussion of the Company’s unit-based compensation plans.
Concentration of Risks
Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. The Company maintains its cash balances with one major commercial bank. Cash balances are generally in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250. The Company has not experienced any losses in such accounts. Management does not believe the Company is exposed to any significant credit risk in connection with cash, cash equivalents or restricted cash.
For the year ended December 31, 2021, no customers accounted for 10.0% or more of the Company’s revenue, and three vendors accounted for 54.5%, 23.2% and 12.3% of the Company’s cost of revenue.
For the period from February 18, 2020 through December 31, 2020, no customers accounted for 10.0% or more of the Company’s revenue, and three vendors accounted for 58.4%, 22.4% and 10.5% of the Company’s cost of revenue.
As of December 31, 2021, one customer accounted for 10.5% of the Company’s accounts receivables, and four vendors accounted for 23.9%, 23.2%, 12.3% and 10.2% of the Company’s accounts payable balance.
As of December 31, 2020, no customer accounted for 10.0% or more of the Company’s accounts receivables, and two vendors accounted for 43.1% and 22.1% of the Company’s accounts payable balance.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
Recently Adopted Accounting Pronouncements
From time to time, the Financial Accounting Standards Board (“FASB”) or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”).
As an “emerging growth company”, as defined in Section 2(a) of the Securities Act 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. The Company has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. The adoption dates discussed below reflect this election.
Effective January 2021, the Company adopted ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which amended ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting and Topic 848 to clarify the scope and availability of expedients for certain derivative instruments affected by reference rate reform. The Company adopted this standard on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to the date of the issuance of a final Update, up to the date that financial statements are available to be issued. As the Company has not had any amendments to its interest rate during the year, there is no immediate impact on the consolidated financial statements and related disclosures for the year ended December 31, 2021. The future election and application of these expedients are not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.
Effective January 1, 2021, the Company prospectively adopted ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires the accounting for implementation costs in a cloud computing or hosting arrangement that is a services contract to follow the internal-use software guidance of ASC 350-40, Intangibles – Goodwill and Other, Internal-use Software, to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. This ASU requires up-front implementation costs incurred in a cloud computing or hosting arrangement that is a service contract to be amortized to hosting expense over the term of the arrangement, beginning when the module or component of the hosting arrangement is ready for its intended use. The adoption of this new guidance did not have an impact on the Company’s consolidated financial statements and related disclosures.
Effective January 1, 2020, the Company early adopted ASU 2017-04 (Topic 350) Intangibles—Goodwill and Other Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by removing Step 2 from the goodwill impairment test. Under the amended guidance, a goodwill impairment charge will now be recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. In addition, income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The ASU is applied on a prospective basis for interim and annual periods. The adoption of this guidance does not have an immediate impact on the consolidated financial statements and related disclosures. The Company concluded that there were no goodwill impairment indications as of or for the years ended December 31, 2021 and December 31, 2020 and December 31, 2019.
Effective January 1, 2020, the Company adopted ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, to clarify the definition of a business to allow for the evaluation of whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The adoption of this new guidance did not have an impact on the Company’s consolidated financial statements and related disclosures.
Effective January 1, 2020, the Company early adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminates certain exceptions and adds guidance to reduce complexity in accounting for income taxes. Specifically, this guidance: (1) removes the intraperiod tax allocation exception to the incremental approach; (2) removes the ownership changes in investments exception in determining

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
when a deferred tax liability is recognized after an investor in a foreign entity transitions to or from the equity method of accounting and applies this provision on a modified retrospective basis through a cumulative-effect adjustment to retained earnings at the beginning of the period of adoption; and (3) removes the exception to using the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. ASU 2019-12 also requires an entity to: (1) evaluate whether a step-up in tax basis of goodwill relates to a business combination or a separate transaction; (2) make a policy election to not allocate consolidated income taxes when a member of a consolidated tax return is not subject to income tax and to apply this provision retrospectively to all periods presented; and (3) recognize a franchise tax (or similar tax) that is partially based on income as an income-based tax and apply this provision either retrospectively for all periods presented or on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. There was no material impact on the consolidated financial statements and related disclosures as a result of retrospective adoption of this standard.
Effective January 1, 2020, the Company adopted ASU 2018-13, Fair Value Measurement, which modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement. The adoption of this guidance did not have a material impact on the Company’s financial statements and related disclosures.
Effective January 1, 2020, the Company adopted ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 expands the scope of Topic 718 to include accounting for share-based payment transactions for acquiring goods and services from non-employees and supersedes the guidance in Subtopic 505-50, Equity - Equity-Based Payments to Non-Employees. Under ASU 2018-07, equity-classified nonemployee share-based payment awards are measured at the grant date fair value on the grant date. The probability of satisfying performance conditions must be considered for equity-classified nonemployee share-based payment awards with such conditions. There was no material impact on the consolidated financial statements and related disclosures as a result of this adoption.
Recent Accounting Pronouncements
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends the accounting for contract assets acquired and contract liabilities assumed from contracts with customers in business combinations. The amendment requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities in accordance with ASC Topic 606, resulting in a shift from previous guidance which required similar assets and liabilities to be accounted for at fair value at the acquisition date. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively to business combinations occurring on or after the effective date of the amendments. While the Company is continuing to assess the timing of adoption and potential impact of this guidance it does not expect the guidance to have a material effect, if any, on its consolidated financial statements and related disclosures. The Company will continue to evaluate the impact of this guidance upon the occurrence of future acquisitions.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. This guidance is optional for a limited period of time through December 31, 2022. The Company is currently evaluating the impact this guidance may have as it relates to arrangements that reference LIBOR on its consolidated financial statements and related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheets for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations. The new standard is effective for fiscal years beginning after December 15, 2021, and interim periods

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
within those fiscal years beginning after December 15, 2022. The primary effect of the adoption of ASU No. 2016-02 will be the recognition of a right of use asset and related liability to reflect the Company’s rights and obligations under its operating leases. The Company will also be required to provide the additional disclosures stipulated in ASU No. 2016-02. The Company is currently evaluating the impact of this standard on its financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which revises the measurement of credit losses for financial assets measured at amortized cost from an incurred loss methodology to an expected loss methodology. The standard requires entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables, debt securities, net investment in leases, and most other financial assets that represent a right to receive cash. Additional disclosures about significant estimates and credit quality are also required. The FASB has subsequently issued updates to the standard to provide additional clarification on specific topics. The ASU is effective for the Company for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company is currently evaluating the impact of this standard on its financial statements.
3. Business Combination
On June 10, 2020, SVA, the Company’s wholly-owned subsidiary, completed the acquisition of Grindr Inc. from Kunlun and purchased all the outstanding common stock held by Kunlun, which represented approximately 98.6% of Grindr Inc. issued and outstanding common stock and replaced the remaining 1.4% of Grindr Inc. issued and outstanding common stock previously held by senior management with Series Y Preferred Units of the Company. The Company acquired Grindr Inc. due to its expectation that the estimated future cash flows of the operating entity would provide a positive rate of return on its investment. Under ASC 805, Business Combinations, the Company was deemed the accounting acquirer and Grindr Inc. the acquiree. The results of operations and cash flows of Grindr Inc. for the period from June 11, 2020 through December 31, 2020 are reflected in the Company’s consolidated statements of operations and comprehensive income (loss) and statements of cash flows.
The purchase was accounted for by the Company under the acquisition method of accounting, which provides for the purchase price to be allocated to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair value as of the acquisition date, with any excess being ascribed to goodwill.
Cash consideration of $330,298 was paid consisting of a $270,000 upfront cash payment paid by the Company from the proceeds of the new debt (see Note 11) as well as financing raised by the Company from third-party investors and cash contributed to the Company from parent companies. A remaining purchase price adjustment of $60,298 was paid by the Company, which was based on a final determination of closing cash and liabilities as of the closing date. Additional consideration payable to Kunlun in the amount of $156,082 in the form of deferred payments (the “Deferred Payment”), is payable on the second and third anniversary of the closing date. The Deferred Payment is not contingent on any performance criteria. SVA assigned the obligations for the Deferred Payment to another subsidiary, Grindr Group, and subsequently, through a series of assumption agreements, SVA re-assumed the obligations for the Deferred Payment. Additionally, SVA was the legal obligor of the contingent consideration liability with an estimated fair value at the closing date of $400 related to an earnout based on achievement of an EBITDA target during the 12-month period following the closing date. Series Y preferred units of Grindr Group were issued to replace the 1.4% stake of common stock of Grindr Inc. previously held by senior management with a fair value of $7,364, which was also included in the purchase consideration. As a result, the total purchase consideration was $494,144.
The Deferred Payment balance as of December 31, 2021, and December 31, 2020 was $195,938 and $169,341, respectively. The accreted interest expense for the year ended December 31, 2021 and the period from February 18, 2020 through December 31, 2020 was $26,597, and $13,259, respectively, and is included within interest expense in the consolidated statements of operations and comprehensive income (loss).
The fair value of the Deferred Payment balance was measured by the discounted cash flow method using observable market data consisting of interest rates based on institutions with similar credit ratings, which the Company classifies as a Level 2 input within the fair value hierarchy. The Deferred Payment does not bear any

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
interest, with $75,000 payable on the second anniversary of the closing date and $155,000 payable on the third anniversary of the closing date. The carrying value of the Deferred Payment approximates the fair value as of December 31, 2021 and December 31, 2020.
The fair value of the Grindr Group Series Y preferred units was determined using input from management and approved by the Board of Managers, utilizing Grindr Group’s enterprise value as determined utilizing various methods, including the guideline public company method and discounted cash flow method. The total enterprise value was then allocated to the various outstanding ordinary units and preferred units utilizing the option-pricing model.
The Deferred Payment consideration to Kunlun to be paid by SVA, contingent consideration liability of SVA (payable to Kunlun) and the fair value of the Grindr Group Series Y preferred units, are all included in the purchase consideration of Grindr Inc.
The table below is a summary of the purchase price allocation of the equity interest of the fair value of assets acquired and liabilities assumed in connection with the acquisition of Grindr Inc. on June 10, 2020:
Cash consideration	$330,298
Deferred payments to Kunlun	156,082
Equity, Series Y preferred units of Grindr Group LLC	7,364
Contingent consideration	400
Total consideration	$494,144
Allocation of purchase price:
Cash, cash equivalents and restricted cash	$66,454
Accounts receivable	9,041
Other current assets	4,811
Property and equipment	3,109
Tradename	65,844
Customer relationships	94,874
Technology	37,820
Other non-current assets	425
Current liabilities	(13,871)
Non-current liabilities	(50,066)
Total identifiable net assets	$218,441
Goodwill	275,703
Total assets acquired	$494,144
The Company incurred $5,920 in transaction costs in connection with the acquisition, which were expensed as incurred and included in “Selling, general and administrative expense” in the accompanying consolidated statements of operations and comprehensive income (loss) for the period from February 18, 2020 through December 31, 2020. The Company also entered into certain debt arrangements to fund the acquisition as described in Note 11.
The Company engaged a third-party valuation specialist to complete a valuation to assist with the determination of the value of the assets acquired and liabilities assumed based on the estimated fair market values at the acquisition date. The fair value of the financial assets acquired includes accounts receivable for which the fair value is estimated as the contractual amount of the receivables and no amounts are considered to be uncollectible. The fair value of liabilities assumed includes deferred revenue which represents advance payments from customers that have been received or are contractually due in advance of the Company’s performance. The Company estimated the obligation related to the assumed deferred revenue using the cost approach. The cost approach determines fair value by estimating the cost to fulfill the obligation plus a markup to account for an assumed profit margin. As a result, the Company recorded an adjustment to reduce Grindr Inc.’s carrying value of deferred revenue to $4,906, which represents the Company’s estimate of the fair value of the contractual obligations assumed.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
The fair value of the intangible assets acquired consists of:
	Estimated fair value	Estimated useful life	Valuation approach
Tradename	$65,844	Indefinite	Income approach
Customer relationship	94,874	5 years	Income approach
Technology	37,820	3 years	Cost approach
Net intangible assets acquired	$198,538
The weighted-average life of the intangible assets acquired with definite lives is 4.4 years and is being amortized using the straight-line method for technology and accelerated basis method for customer relationship. The tradename acquired represents an indefinite-lived intangible asset. These fair value measurements were based on significant inputs that are not observable. The assumptions made by management in determining the fair value included discount rates based on weighted-average cost of capital, estimated average growth rates, estimated attrition for the customer relationships, and an estimated royalty rate for the tradename.
The purchase price exceeded the fair value of the net assets acquired, resulting in goodwill, which is not deductible for tax purposes. The primary factor giving rise to the goodwill in the purchase price allocation was an anticipated increase in future cash flows from operations.
4. Property and Equipment
Property and equipment consist of the following:
	December 31, 2021	December 31, 2020
Computer equipment	$588	$339
Furniture and fixtures	346	326
Leasehold improvements	2,641	2,641
	3,575	3,306
Less: Accumulated depreciation	(1,201)	(440)
	$2,374	$2,866
Depreciation expense for property and equipment for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020 for the Company amounted to $761 and $440, respectively. Depreciation expense is included within “Depreciation and amortization” on the consolidated statements of operations and comprehensive income (loss).
5. Goodwill and Intangibles
Goodwill and intangible assets, net, consist of the following:
	December 31,
	2021	2020
Goodwill	$275,703	$275,703
Intangible assets with long lives, net	73,864	116,030
Intangible assets with indefinite lives	65,844	65,844
	$415,411	$457,577

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
	December 31,
	2021	2020
Balance at beginning of period	$275,703	$—
Goodwill arising from acquisition	—	275,703
Balance at the end of period	$275,703	$275,703
The balance of goodwill was $275,703 as of June 11, 2020 for the Company, which arose from the Acquisition (see Note 3). There were no changes in the carrying value of goodwill for the year ended December 31, 2021 or from June 11, 2020 through December 31, 2020. The indefinite-lived intangible asset of $65,844 as of December 31, 2021 and December 31, 2020, represents the Grindr tradename.
As of December 31, 2021 and 2020, long-lived intangible assets consist of the following:
	December 31, 2021
	Gross Carrying Value	Accumulated Amortization	Net	Weighted Average Useful Life
Customer relationships	$94,874	$(38,700)	$56,174	5 years
Technology	37,041	(19,351)	17,690	3 years
	$131,915	$(58,051)	$73,864
	December 31, 2020
	Gross Carrying Value	Accumulated Amortization	Net	Weighted Average Useful Life
Customer relationships	$94,874	$(9,017)	$85,857	5 years
Technology	37,166	(6,993)	30,173	3 years
	$132,040	$(16,010)	$116,030
The weighted average estimated remaining life for the intangible asset classes are as follows:
	December 31,
	2021	2020
Customer relationships	3.5 years	4.5 years
Technology	1.5 years	2.5 years
Intangible assets amortization expense was $42,041 and $16,010 for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020, respectively.
During the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020, the Company wrote-off $125 and $654, respectively, of intangible assets related to acquired technology as the Company determined the technology would no longer be placed in service. The write-off charge is included within “Depreciation and amortization” on the consolidated statements of operations and comprehensive income (loss).
As of December 31, 2021, amortization of long-lived intangible assets is estimated to be as follows:
2022	$35,037
2023	22,341
2024	12,460
2025	4,026
Thereafter	—
$73,864

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
6. Capitalized Software Development Costs
Capitalized software development costs consist of the following:
	December 31,
	2021	2020
Capitalized software development costs	$3,724	$438
Less: Accumulated amortization	(87)	(22)
	$3,637	$416
Amortization expense for capitalized software development for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020 amounted to $65 and $22, respectively. Amortization expense is included within “Depreciation and amortization” on the consolidated statements of operations and comprehensive income (loss).
The Company wrote-off capitalized software development costs of $242 and $513 for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020, respectively as the Company determined the software would no longer be placed in service. The write off charge is included within “Depreciation and amortization” on the consolidated statements of operations and comprehensive income (loss).
7. Income Tax
The Company is subject to taxation in the U.S., Canada, and various states jurisdictions. The Company is domiciled in the Cayman Islands. ASC 740 indicates that the federal statutory income tax rate of a foreign reporting entity be used when preparing the rate reconciliation disclosure. As such, the Company and its wholly owned subsidiaries use the statutory income tax rate in the Cayman Islands, which is 0%. The Company’s consolidated pretax income/(loss) for the years ended December 31, 2021 and 2020 were generated by domestic and foreign operations as follows (in thousands):
	Year ended December 31, 2021	From February 18, 2020 through December 31, 2020
United States	$(20,332)	$(25,776)
International	35	—
	$(20,297)	$(25,776)
Income tax provision (benefit) for the year ended December 31, 2021 and the period from February 18, 2020 through December 31, 2020 consisted of the following:
	Year ended December 31, 2021	From February 18, 2020 through December 31, 2020
Current income tax provision (benefit):
Federal	$4,863	$1,411
State	684	516
International	9	—
Total current tax provision (benefit):	5,556	1,927
Deferred income tax provision (benefit):
Federal	(9,895)	(6,193)
State	(410)	(778)
International	—	—
Total deferred tax provision (benefit):	(10,305)	(6,971)
Total income tax provision (benefit)	$(4,749)	$(5,044)

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
The tax effects of temporary differences that give rise to portions of deferred tax assets and deferred tax liabilities are as follows:
	December 31,
	2021	2020
Deferred tax assets:
Accrued expenses	$474	$393
Net operating losses	4	10
General business credit	300	422
Deferred rent	47	—
Accrued compensation	282	591
Deferred revenue	—	204
Tax original issue discount	491	663
Capitalized interest carryforward	278	—
Gross deferred tax assets	1,876	2,283
Less: Valuation allowance	(67)	(97)
Total deferred tax assets	1,809	2,186
Deferred tax liabilities:
Intangible assets	(22,550)	(27,290)
Deferred consideration interest	(8,063)	(14,022)
Other	(154)	(137)
Total gross deferred tax liabilities:	(30,767)	(41,449)
Net deferred tax liabilities	$(28,958)	$(39,263)
ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as deferred tax asset (“DTA”) to the extent that management assesses that realization is “more likely than not.” The Company considers evidence, both positive and negative, that could affect future realization of DTAs. After considering all evidence, the Company determined a partial valuation allowance of $97 and $67 would be required on certain state deferred tax assets as of December 31, 2020 and December 31, 2021, respectively, to recognize the portion of the DTA that is more likely than not to be realized.
Tax credit carryforwards are as follows:
	December 31, 2021
	Amount	Expiration Years
Tax credits, state	469	Do Not Expire
	December 31, 2020
	Amount	Expiration Years
Tax credits, state	605	Do Not Expire
The reconciliation between the Company’s effective tax rate on income (loss) before income tax and the statutory tax rate is as follows:
	Year ended December 31, 2021	From February 18, 2020 through December 31, 2020
Income tax provision at the statutory rate	—%	—%
State taxes	(0.7)%	0.8%
Equity compensation	(1.4)%	(0.4)%

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
	Year ended December 31, 2021	From February 18, 2020 through December 31, 2020
Transaction costs	—%	(2.4)%
Foreign derived intangible income deduction	3.4%	1.0%
CARES Act	—%	—%
Change in valuation allowance	0.1%	(0.4)%
Paycheck Protection Program (PPP)	1.7%	—%
U.S./foreign tax rate differential	21.0%	21.0%
Other items	(0.6)%	—%
	23.5%	19.6%
The following table summarized the activity related to the gross unrecognized tax benefits as of December 31, 2021 and for the period from February 18, 2020 through December 31, 2020.
	Year ended December 31, 2021	From February 18, 2020 through December 31, 2020
Balance at the beginning of the year	$232	$171
Increase related to current year tax positions	95	61
Balance at end of the year	$327	$232
All of the Company’s unrecognized tax benefits, if recognized, would change the effective rate. The Company does not expect any material changes to the unrecognized tax benefits over the next 12 months. The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits, and uncertain income tax positions must meet a more likely than not recognition threshold to be recognized. The Company recognizes interest and penalties related to unrecognized tax benefits in “Income tax provision (benefit)” in the consolidated statements of operations and comprehensive income (loss). Interest and penalties are not material for each of the periods presented.
The Company believes it is more likely than not that all significant tax positions taken to date would be sustained by the relevant taxing authorities. As of December 31, 2021 and December 31, 2020, there were no active taxing authority examinations in any of the Company's major tax jurisdictions. The Company remains subject to examination for federal and state income tax purposes for the tax years ending 2016 and going forward.
In response to the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted on March 27, 2020 in the United States. The CARES Act includes many measures to assist companies, including temporary changes to income and non-income-based tax laws. One of the key tax provisions of the bill is allowing taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credit instead of recovering the credit through refunds over a period of years, as originally enacted by the Tax Cuts and Jobs Act (“TCJA”) in 2017. On December 27, 2020 the Consolidated Appropriations Act, 2021 was signed into law, providing additional COVID-19 focused relief and extending certain provisions of the CARES Act.
At this time, the Company does not believe that the CARES Act or Consolidated Appropriations Act, 2021 has had or will have a material impact on the Company’s financial statements.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
8. Other Current Assets
Other current assets consist of the following:
	December 31,
	2021	2020
Income tax receivable	$3,274	$—
Other current assets	34	16
	$3,308	$16
9. Promissory Note from a Related Party
On April 27, 2021, Catapult GP II LLC (“Catapult GP II”), a related party wherein certain members of Catapult GP II are executives of the Company’s subsidiary, Grindr Group, purchased 5,387,194 common units of Grindr Group. In conjunction with the common units purchased, Grindr Group entered into a full recourse promissory note with Catapult GP II with a face value of $30,000 (the “Note”). The Note, including all unpaid interest, is to be repaid the earlier of 1) the tenth anniversary of the Note, 2) upon the completion of a liquidity event, or 3) upon completion of an initial public offering or a special-purpose acquisition company transaction. The Note bears interest at 10% per annum on a straight-line basis.
The total amount outstanding on the Note, including interest, was $32,038 as of December 31, 2021. The Note and the related accrued interest are reflected as a reduction to equity in the consolidated statements of members’ equity.
10. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consist of the following:
	December 31,
	2021	2020
Accrued repurchase of Series Y Preferred Units	$—	$7,687
Settlement payable of incentive units on 2016 Plan	1,060	—
Settlement payable to a former director of Grindr Group	204	—
Income and other taxes payable	631	1,387
Employee compensation and benefits	320	1,460
Other accrued expenses	1,291	468
	$3,506	$11,002
11. Debt
Total debt for the Company is comprised of the following:
	December 31,
	2021	2020
Credit Agreement
Current	$3,840	$55,522
Non-current	136,320	140,160
	140,160	195,682
Less: unamortized debt issuance costs	(3,041)	(3,261)
	137,119	192,421
Paycheck Protection Program Loan
Current	—	744
Non-current	—	768
	—	1,512
Total debt	$137,119	$193,933

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
Credit Agreement
On June 10, 2020, Grindr Gap LLC and Grindr Capital LLC, wholly owned subsidiaries of the Company, entered into a credit agreement (the “Credit Agreement”) which permitted the Company to borrow up to $192,000. The Company used such proceeds to pay part of the total purchase consideration for the Acquisition. For the year ended December 31, 2021 and for the period from June 11, 2020 through December 31, 2020, the Company incurred and paid debt issuance costs of $960 and $3,825, respectively, in conjunction with the Credit Agreement. Debt issuance costs paid are reflected on the balance sheet as a direct deduction from the carrying value of the debt. The amortization of such debt issuance costs is included in “Interest income (expense), net” on the consolidated statements of operations and comprehensive income (loss) in the period from February 18, 2020 through December 31, 2020.
Borrowings under the agreement are collateralized by the capital stock and assets of certain wholly owned subsidiaries of the Company. The Company’s obligation under the Credit Agreement is guaranteed by certain of the Company’s wholly owned subsidiaries.
Borrowings under the Credit Agreement are payable in full on June 10, 2025 with mandatory principal repayments beginning in the first quarter of 2021. Mandatory repayments are equal to 0.50% of the original principal amount of the Credit Agreement. The Company is also required to make mandatory prepayments of the Credit Agreement, commencing with the fiscal year ending December 31, 2020, equal to a defined percentage rate (determined based on the Company’s leverage ratio) of excess cash flows. For the period from February 18, 2020 through December 31, 2020, the Company made mandatory prepayments of $740. No such prepayment was required for the year ended December 31, 2021.
Borrowings under the Credit Agreement are Index Rate Loans or LIBOR Rate Loans, at the Company’s discretion. Index Rate Loans bear interest at Index Rate plus applicable margin based on the consolidated total leverage ratio, or 7%. LIBOR Rate Loans bear interest at LIBOR Rate plus an applicable margin based on the consolidated total leverage ratio, or 8%. The interest rates in effect as of December 31, 2021 and December 31, 2020 were 9.5% and 9.5%, respectively, based on the LIBOR Rate.
The Credit Agreement also required the Company to make a lump-sum principal repayment in the amount equal to $48,000 plus related accrued interest on or before February 28, 2021. This repayment date was amended to November 30, 2021 based on an amendment to the Credit Agreement entered into on February 25, 2021. In addition to the mandatory repayment, the Company was required to pay a premium of 10% of the principal repayment, or $4,800, together with the mandatory lump-sum principal repayment.
The premium was accrued over the term of the Credit Agreement through the initial repayment date in February 2021. For the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020, $1,118 and $3,682, respectively, of the premium was accrued and recognized as interest expense in “Interest income (expense), net” in the consolidated statements of operations and comprehensive income (loss). The Company paid the mandatory lump-sum principal and premium in November 2021. As of December 31, 2021 and December 31, 2020, $0 and $3,682, respectively, of the premium is recognized in “Current maturities of long-term debt, net” in the consolidated balance sheets.
The obligations under the Credit Agreement are subject to automatic acceleration upon a voluntary or involuntary bankruptcy event of default and are subject to acceleration at the election of the lenders upon the continuance of any other event of default, including a material adverse change in the business, operations or conditions of the Company, or SVA’s default on the deferred payments as described in Note 3. A default interest rate of an additional 2% per annum will apply on all outstanding obligations during the occurrence and continuance of an event of default. If an event of default occurs on or prior to June 10, 2022, an additional premium will be charged equal to all unpaid interest that would have accrued until the date that is 24 months after the inception of the Credit Agreement. The Credit Agreement includes restrictive non-financial and financial covenants, including the requirement to maintain a total leverage ratio no greater than 4.75:1.00 prior to and through March 31, 2022, and no greater than 3.25:1.00 thereafter. As of December 31, 2021 and December 31, 2020, and at all times during the periods then ended, the Company was in compliance with the financial debt covenants.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
The fair values of the Company’s Credit Agreement balances were measured by comparing their prepayment values and observable market data consisting of interest rates based on similar credit ratings, which the Company classifies as a Level 2 input within the fair value hierarchy. The estimated fair value of the Credit Agreement balances as of December 31, 2021 and December 31, 2020 is $142,963 and $200,640, respectively.
Future maturities of the Credit Agreement as of December 31, 2021, were as follows:
2022	$3,840
2023	3,840
2024	3,840
2025	128,640
Thereafter	—
$140,160
Paycheck Protection Program Loan
On April 24, 2020, Grindr Inc. entered into a promissory note and received a loan in the amount of $1,512 (the “PPP Loan”) under the Small Business Administration (“SBA”) Paycheck Protection Program enabled by the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”). The Company used the proceeds to support payroll costs, rent and utilities in accordance with the relevant terms and conditions of the CARES Act.
The advance under the PPP Loan bears interest at a rate per annum of 1.0%. The term of the PPP Loan is two years, ending April 23, 2022. The Company did not provide any collateral or personal guarantees for the PPP Loan, nor did the Company pay any facility charge to the government or to the bank.
The Company applied for forgiveness of the full amount under the terms of the CARES Act in June 2021 and subsequently was granted forgiveness for the full amount in October 2021. The amount of forgiveness of $1,512 of principal and $23 of accrued interest was recorded in “Other income (expense), net” in the consolidated statements of operations and comprehensive income (loss) in the year ended December 31, 2021.
12. Commitments and Contingencies
Operating Leases
In December 2015, Grindr Inc. signed a lease agreement for an office facility, which spans from May 2016 through April 2026. The agreement also includes abatement and payment escalations that will increase the monthly rental payments at set intervals through April 2026.
In May 2016, Grindr Inc. signed an agreement for an expansion of that same office facility, which spans from January 2017 through April 2026. The agreement also includes abatement and payment escalations, which will increase the monthly rental payments at set intervals through April 2026.
The Company assumed all Grindr Inc. leases when the Company obtained control of Grindr Inc. (see Note 3).
Total rent expense incurred by the Company for the year ended December 31, 2021 and for the period from February 18, 2020 to December 31, 2020 was $1,209 and $731, respectively.
In July 2020, the Company signed an agreement to sublease part of its office facility to another tenant. The term of the sublease is set to expire on October 31, 2023, with an option to extend the sublease to April 29, 2026. Total sublease income earned by the Company for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020 was $656 and $119, respectively.
Future minimum lease commitments as of December 31, 2021 are as follows:
2022	$1,508
2023	1,696

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
2024	1,746
2025	1,799
Thereafter	605
$7,354
Purchase Commitments
In November 2018, Grindr Inc. entered into a purchase commitment for the use of cloud services, with a commitment to spend $3,100 annually between January 2020 and December 2022. There was no minimum purchase commitment for 2019. The Company assumed the agreement, as amended, when the Company obtained control of Grindr Inc. (see Note 3). Total purchases under the purchase commitment were $4,809 and $1,990 for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020, respectively.
Litigation
From time to time, the Company is subject to various legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict, and the Company's view of these matters may change in the future as the litigation and events related thereto unfold. The Company expenses legal fees as incurred. The Company records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Currently, it is too early to determine the outcome and probability of any legal proceedings and whether they would have a material adverse effect on the Company’s business.
In January 2020, the Norwegian Consumer Council (“NCC”) submitted three complaints to the Norwegian Data Protection Authority, (“NDPA”). Datatilsynet, under Article 77(1) of the General Data Protection Regulation (“GDPR”) against the following parties: (1) Grindr and AdColony; (2) Grindr, Twitter, AppNexus, and OpenX; and (3) Grindr, and Smaato. The complaints reference a report entitled “Out Of Control: How consumers are exploited by the online advertising industry”. The NCC argued that (1) the Company lacks valid consent for data sharing, (2) the Company shares personal data under Article 9 and does not have a legal basis for processing personal data under article 9, and (3) the Company does not provide clear information about data sharing, which infringes the principle of transparency in Article (5)(1)(a) GDPR. In April 2020, the Company received an Order to Provide Information from the Datatilsynet. The Company responded to this Order and provided information to Datatilsynet in May 2020. In January 2021, the Datatilsynet sent the Company an “Advance notification of an administrative fine” of 100,000 NOK (the equivalent of approximately $11,349 using the exchange rate as of December 31, 2021) for an alleged infringement of the GDPR. This was notice of a proposed fine to which Grindr was entitled to respond before Datatilsynet makes a final decision. Datatilsynet alleged (i) that Grindr disclosed personal data to third party advertisers without a legal basis in violation of Article 6(1) GDPR and (ii) that Grindr disclosed special category personal data to third party advertisers without a valid exemption from the prohibition in Article 9(1) GDPR. Grindr responded to the Advance notification on March 8, 2021, to contest the draft findings and fine. A redacted copy of Grindr’s response was made public. On April 29, 2021, Datatilsynet issued its Order To Provide Information - Grindr - Data Processors, asking, among other things, whether Grindr considers certain ad tech partners to be processors or controllers. Datatilsynet later extended the deadline to respond to June 2, 2021, and Grindr sent a response to Datatilsynet on that date. On October 11, 2021, Datatilsynet sent the Company a letter concerning Grindr’s reply to the Advance notification. In the letter, Datatilsynet clarified that the Advance notification only “pertains to data subjects on Norwegian territory,” and advised the Company of two additional complaints that had been filed (one in March 2021 and the other in September 2021) with Datatilsynet by the Norwegian Consumer Council. Datatilsynet requested any further comments or remarks to the Advance notification by November 1, 2021, but later extended the deadline to November 19, 2021. On November 19, 2021, Grindr served a response to Datatilsynet’s October 11, 2021 letter. On November 26, 2021, Datatilsynet requested any redactions to the response based upon the expectation that third parties may request a copy of Grindr's November 19, 2021 response, and Grindr proposed redactions on the same day.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
In December 2021, Datatilsynet issued a reduced administrative fine against the Company in the amount of 65,000 NOK, or approximately $7,375 using the exchange rate as of December 31, 2021, with an extended deadline for the Company to appeal through February 14, 2022. On February 14, 2022, Grindr filed an appeal brief with the DPA. Grindr is not aware when Datatilsynet will take additional action in this matter. It is too early to determine the probability of there being any further proceedings, the outcome of any such proceedings, and whether such proceedings may have a material adverse effect on the Company’s business, including because of the uncertainty of (i) the ultimate amount of the fine imposed, and (ii) whether Grindr may determine to appeal or further contest the fine. As a result, an estimate of the ultimate loss cannot be made at this time. It is at least reasonably possible that a change in the administrative fine may occur in the near term.
In Summer of 2018, Grindr was informed by multiple State Attorneys General (the “Multistate”) that the Multistate was opening a formal investigation into the Company’s sharing of users’ HIV status and last tested date with third parties, and its security and processing of user geolocation information. Since August 2018 the Company has responded to multiple requests for information. In November 2020, the Multistate contacted the Company with its expected claims and findings and general proposed settlement terms that included a settlement of $11,000. The Company responded in February 2021 by providing the Multistate with a white paper detailing why the Multistate’s claims are factually and legally deficient. The Company also met with the Multistate and presented its arguments via a presentation. In May 2021, the Multistate contacted Grindr to request an extension of the tolling agreement from June 1, 2021 to October 1, 2021. On May 30, 2021, Grindr entered into a tolling agreement extension with the State Attorneys General of Arkansas, Indiana, New Jersey, North Carolina, Oregon, Vermont, and Washington, extending the tolling agreement from June 1, 2021 to August 1, 2021. In June 2021, the New Jersey Attorney General served supplemental requests on Grindr seeking, among other things, additional information related to matters discussed in Grindr’s February 2021 white paper, as well as documents regarding submissions made by Grindr to Datatilsynet. In July 2021, Grindr served initial responses and objections to the New Jersey Attorney General’s supplemental requests and subsequently agreed to an extension of the tolling agreement from August 1, 2021 to October 1, 2021. Since that time, the New Jersey Attorney General agreed to limit the scope of the supplemental requests, and Grindr agreed to provide certain information in response to the supplemental requests. In addition, Grindr agreed to enter into an additional tolling agreement extension with the State Attorneys General of Arkansas, Indiana, New Jersey, North Carolina, Oregon, Vermont, and Washington, extending the tolling agreement from October 1, 2021 to March 31, 2022. On March 16, 2022, Grindr entered into an additional extension of the tolling agreement with the Attorneys General until May 30, 2022. In October 2021, Grindr served an initial response to the New Jersey Attorney General’s supplemental requests, with additional responses to supplemental requests served in November and December 2021. In January 2022, Grindr submitted responses to the New Jersey Attorney General’s follow-up questions regarding the Company’s inquiry in response to The Pillar blog. The Company is waiting for a substantive response from the Multistate. It is too early to determine the probability of there being any further proceedings, the outcome of any such proceedings, and whether the proceedings may ultimately have a material adverse effect on the Company’s business, including because of the uncertainty of (i) whether Grindr will incur a loss, (ii) if a loss is incurred, what the amount of that loss may be, and (iii) whether Grindr may determine to appeal or further contest the loss.
In December 2020, Grindr was named in a statement of claim and petition for certification of a class action in Israel (Israeli Central District Court). The statement of claims generally alleges that Grindr violated users’ privacy by sharing information with third parties without their explicit consent. The petitioner asserts several causes of action under Israeli law, including privacy breaches, unlawful enrichment, and negligence, as well as causes of action under California law, including privacy violations under the California Constitution and California common law, negligence, violation of the Unfair Competition Law, and unjust enrichment. The statement of claims seeks various forms of monetary, declaratory, and injunctive relief, in addition to certification as a class action. In June 2021, the petitioner attempted service of the statement of claims and the associated filings (all in translated form as required under applicable law) on Grindr. In November 2021, Grindr filed an initial response to the plaintiff's Statement of Claim challenging the effectiveness of service. The plaintiff then filed opposition to Grindr’s service-related motion, raising a series of technical challenges. During the Israeli court hearing in January 2022, the Israeli court directed the plaintiff to start the service process from the beginning by seeking court permission to pursue international service on Grindr. On February 8, 2022, the Court formally permitted the Plaintiff, in ex parte, to serve the Company outside the jurisdiction. The Company should file its response to the Motion for certification (and/or preliminary

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
jurisdictional motions) within 90 days from the date it is served. On March 30, 2022, Grindr received a package via U.S. Mail with the case documents. Grindr's local Israeli counsel is preparing a motion seeking the court's preliminary ruling on the question of applicable law. Grindr believes that the claims lack merit, and it continues to consider and evaluate an appropriate response. At this time, this matter remains in its nascent stages, and it is too early to determine the likely outcome of this proceeding or whether the proceeding may ultimately have a material adverse effect on the Company’s business, including because of the uncertainty of (i) whether Grindr will incur a loss, (ii) if a loss is incurred, what the amount of that loss may be, and (iii) whether Grindr may determine to appeal or further contest the loss.
13. Grindr Group Employee Benefit Plan
Grindr Group maintains a qualified 401(k) retirement plan (the “401k Plan”). All employees are eligible to participate in the 401k Plan beginning on the first day of the month following their date of hire. The 401k Plan permits eligible employees to make contributions. Grindr Group made $967 and $559 of 401(k) matching contributions for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020, respectively.
14. Members’ Equity
Members’ equity consists of 100% membership interests in the Company owned by San Vicente Investments, Inc. (“SV Investments”). In the event of a liquidation, dissolution or winding up, SV Investments is entitled to the assets available for distribution after payment of all liabilities of the Company. SV Investments shall not be obligated personally for any such debt, obligation, or liability of the Company solely by reason of holding membership interests in the Company or participating in the management of the Company.
15. Unit-based Compensation
Unit-based compensation expense is related to the grant of unit options and restricted units granted under the 2020 Plan (defined below) and the grant of SVE’s Series P Units (defined below) to employees and consultants of Grindr Group. The unit-based compensation for SVE’s Series P Units is recorded in the Company’s consolidated financial statements with a corresponding credit to equity as noncontrolling interest.
Grindr Group 2020 Plan
On August 13, 2020, the Board of Managers of Grindr Group, approved the adoption of the 2020 Equity Incentive Plan (the “2020 Plan”), which permits the grant of incentive and unit options, restricted units, stock appreciation rights and phantom units of Grindr Group.
There were 6,522,685 Series X ordinary units and 1,522,843 Series Y preferred units of Grindr Group authorized in the Grindr Group 2020 Plan. There were no changes to the authorized number of units as of December 31, 2021. As of December 31, 2021 and December 31, 2020, there were 2,780,223 and 3,998,480, Series X ordinary units, respectively, and 1,522,843 and 1,522,843 Series Y preferred units, respectively, available for grant under the 2020 Plan.
Unit options of Grindr Group
Employees, consultants, and nonemployee directors who provide substantial services to Grindr Group are eligible to be granted unit option awards under the 2020 Plan. Generally, unit options vest 25% on the first anniversary of the vesting commencement date and then quarterly thereafter for 12 quarters, or pursuant to another vesting schedule as approved by the Board of Managers of Grindr Group and set forth in the option agreement. Unit options have a maximum term of seven years from the date of grant.
The Company recorded unit-based compensation expense related to unit options granted under the 2020 Plan of $1,269 and $414 for the Company year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020, respectively.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
The following table summarizes the key input assumptions used in the Black-Scholes option-pricing model to estimate the fair value of unit options granted during the years ended December 31, 2021 and December 31, 2020:
	December 31,
	2021	2020
Expected life of units (in years)(1)	4.55 - 4.61	4.61
Expected unit price volatility(2)	48.20% - 56.46%	48.20%
Risk free interest rate(3)	0.32% - 0.98%	0.42% - 0.56%
Expected dividend yield(4)	—%	—%
Weighted average grant-date fair value per unit of unit options granted	$2.51	$1.80
Fair value per common unit	$4.50 - $5.89	$4.50
(1)	The expected term for award is determined using the simplified method, which estimates the expected term using the contractual life of the option and the vesting period.
(2)	Expected volatility is based on historical volatilities of a publicly traded per group over a period equivalent to the expected term of the awards
(3)	The risk-free interest rate is based on the U.S. Treasury yield of treasury bonds with a maturity that approximates the expected term of the awards
(4)	Grindr Group has not historically and does not expect to pay any cash dividends on its ordinary units in the foreseeable future
The following table summarizes the unit option activity for the periods ended December 31, 2021 and December 31, 2020:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at February 18, 2020	—	$—
Granted	2,708,025	$4.50
Forfeited	(183,820)	$4.50
Outstanding at December 31, 2020	2,524,205	$4.50	6.6	$680
Granted	1,416,800	$5.66
Exercised	(300,065)	$4.50
Forfeited	(198,543)	$4.58
Outstanding at December 31, 2021	3,442,397	$4.97	6.1	$3,159
Exercisable at December 31, 2020	—	$—	—	$—
Exercisable at December 31, 2021	510,686	$4.52	5.7	$699
The intrinsic value of options exercised during the year ended December 31, 2021 was $417. This intrinsic value represents the difference between the fair value of Grindr Group’s ordinary units on the date of exercise and the exercise price of each option. Unrecognized compensation expense relating to unit options in the 2020 Plan was $6,088 as of December 31, 2021, which is expected to be recognized over a weighted-average period of 3.0 years.
Restricted units – Series Y preferred units of Grindr Group
The Company’s subsidiary, Grindr Group’s, Board of Managers approved a grant of 1,522,843 Series Y preferred units to certain executives of Grindr Inc. to complete the Acquisition. This was a replacement award, replacing the previous 1,522,843 restricted stock awards of Grindr, Inc. granted by Grindr Inc. in 2019. The previous restricted stock award grants were 97.5% vested at the time of acquisition and the remaining 2.5% vested monthly from the date of Acquisition to August 31, 2020, based on continued service. The replacement award had the same

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
number of units and same vesting terms. As the acquirer voluntarily replaced awards that would not otherwise expire or terminate on the acquisition date, the 97.5% of the vested award was attributable to pre-combination service and thus the fair-value based measure of this portion of the replacement award was included in the consideration transferred in the Acquisition. The remaining 2.5% of the replacement award was attributable to post-combination service which resulted in unit-based compensation expense of $192 during the period from February 18, 2020 through December 31, 2020. Grindr Group agreed to repurchase all of the outstanding Series Y preferred units upon the voluntary termination of the former employees of Grindr Group in November 2020 at an amount in excess of the fair-value based measure of the Series Y preferred units at that time, determined by a weighted discounted cash flow and guideline public company method, resulting in an additional $133 of unit-based compensation expense in the period from February 18, 2020 through December 31, 2020. The amount was paid by Grindr Group in January 2021 and $7,687 is recognized in “Accrued expenses and other current liabilities” on the consolidated balance sheets as of December 31, 2020.
San Vicente Equity Joint Venture LLC (“SVE”) Series P Profit Units
Upon the Acquisition of Grindr Inc. by the Company on June 10, 2020, SVE, a subsidiary of the Company, issued 5,065,855 Series P profit units (“Series P Units”) to Catapult Goliath LLC (“Catapult Goliath”), a related party wherein certain members of Catapult Goliath are executives of the Company. The Series P Units are granted to Catapult Goliath and each of the grantee beneficiaries in exchange for providing service to Grindr Group under a consulting agreement through December 31, 2023.
The vesting requirements for the Series P Units consist of requisite service under the consulting agreement through December 31, 2023 and four performance-based vesting targets as follows: (1) 20% will vest if SVE determines that the grantee has addressed certain critical issues as described in the grant agreement by December 31, 2020, and (2) 20%, 30%, 30% will vest if EBITDA for the Company reached a certain level for the each of the years ending December 31, 2021, December 31, 2022 and December 31, 2023, respectively.
The EBITDA level was determined for each of the years ended December 31, 2022 and December 31, 2023 on June 10, 2020. SVE and Catapult Goliath had mutually agreed on the EBITDA level for December 31, 2021 on February 4, 2021, as such, 1,013,171 Series P profit units were considered granted in 2021, with the remainder considered granted in 2020.
The Series P Units also have accelerated vesting features if actual EBITDA satisfies the target for the current year and the target for the next year. If an EBITDA target is not achieved, then catch-up vesting can occur if the current year EBITDA exceeds 125% of the EBITDA target for the prior year and 100% of the current target is achieved. In addition, vesting is accelerated for all units that have not been forfeited if a Transaction (as defined as an approved sale, drag-along sale or a liquidation event) occurs. SVE has the right, but not the obligation, to repurchase vested units at the lower of fair value or a de minimis amount if the consulting agreement is terminated. The Series P Units are legal form equity of SVE and as such, do not have a maximum contractual life, and do not expire.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
The fair value of each performance-based award is estimated on the date of grant using the Black-Scholes valuation model which approximated the fair value that would have been determined under the option pricing model valuation model. The following table summarizes the key input assumptions used in the Black-Scholes option-pricing model to estimate the fair value of the Series P Units granted during the period from February 18, 2020 through December 31, 2020 and for the year ended December 31, 2021:
	December 31,
	2021	2020
Expected life of units (in years)(1)	3.0	5.0
Expected unit price volatility(2)	70.0%	52.0%
Risk free interest rate(3)	0.4%	0.3%
Expected dividend yield(4)	—%	—%
Weighted average grant-date fair value per SVE series P unit for each SVE Series P unit granted	$2.42	$2.00
Fair value per common unit of SVE	$4.98	$4.50
(1)
The expected term for award is estimated in consideration of the time period expected to achieve the performance condition, the contractual term of the award, and estimates of future exercise behavior.

(2)	Expected volatility is based on historical volatilities of a publicly traded per group over a period equivalent to the expected term of the awards
(3)	The risk-free interest rate is based on the U.S. Treasury yield of treasury bonds with a maturity that approximates the expected term of the awards
(4)	Grindr Group has not historically and does not expect to pay any cash dividends on its ordinary units in the foreseeable future
A summary of Series P Units activity for the Company for the year ended December 31, 2021 is presented below:
	Number of Units	Weighted Average Grant Date Fair Value
Unvested at February 18, 2020	—	$—
Granted	4,052,684	$2.00
Vested	(159,112)	$2.00
Unvested at December 31, 2020	3,893,572	$2.00
Granted	1,013,171	$2.42
Vested	(600,107)	$2.22
Unvested at December 31, 2021	4,306,636	$2.07
The fair value of Series P Units during the year ended December 31, 2021 and the period from February 18, 2020 to December 31, 2020 was $2,700 and $716, respectively.
The Company recorded unit-based compensation expense, as determined based on the probability of the performance conditions being met, related to Series P Units of $1,333 and $318 for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020, respectively, with a corresponding credit to equity. Unrecognized compensation expense relating to Series P Units was $8,906 as of December 31, 2021, which is expected to be recognized over a weighted-average period of 2.0 years.
2016 Plan
In March 2016, Grindr Inc. approved a 2016 Incentive Unit Plan (“2016 Plan”) which permits the grant of incentive units to Grindr Inc.’s employees, directors and contractors of up to 18,231,111 incentive units.
The maximum contractual term of an incentive unit award under the terms of the 2016 Plan was 10 years. Each award agreement under the 2016 Plan dictated the terms and conditions. Incentive units under the 2016 Plan were

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
awards in the form of phantom shares or units denominated in a hypothetical equivalent number of units of the membership interest in Grindr Inc. and with the value of each award equal to the fair value of the membership unit at the date of grant. Each award grant was subject to service-based vesting and performance-based vesting that vested upon both a specific period of continued employment and upon a triggering event (as defined in the 2016 Plan as a change of control or initial public offering). As these awards are cash settled upon a triggering event, these awards are classified as liabilities upon a liquidity event.
All remaining outstanding incentive units were determined to be settled upon the Acquisition, with a portion of the related settlement paid in cash at the time of the Acquisition. As of December 31, 2021, $1,060 and $1,875 were recognized in “Accrued expenses and other current liabilities” and “Other non-current liabilities”, which is payable to employees of Grindr Group on June 10, 2022 and June 10, 2023, respectively. As of December 31, 2020, $2,369 was recognized in “Other non-current liabilities”, which is payable to employees of Grindr Group on June 10, 2022 and June 10, 2023. The payment dates correspond to the timing of the payment of the deferred purchase price for the Acquisition. The 2016 Plan was cancelled on June 10, 2020.
Equity Compensation to a Former Director
In August 2018, Grindr Inc. entered into an agreement with a director whereby the director provided services as a non-executive chairman of the Board of Directors. Pursuant to the director’s agreement, the director was paid cash compensation and was granted the option to purchase up to 500,000 shares of common stock of Grindr Inc. with an exercise price of $3.67 per share (“Director’s Options”). The Director’s Options were not issued under the 2018 Plan or the 2016 Plan. The Director’s Options consist only of service-based vesting requirements which vest over a service period of three years. The Director’s Options would expire after 10 years from their issuance date.
Upon acquisition of Grindr Group, the SVA and Kunlun terminated the director as part of the acquisition agreement. On June 10, 2020, Grindr Group canceled the 500,000 options previously granted to the director of Grindr Group pursuant to the terms of the termination agreement entered into between the director and Grindr Inc. Grindr Group paid $30 to the director under the termination agreement which was recognized in “Selling, general and administrative expense” within the consolidated statements of operations and comprehensive income (loss) in the period from February 18, 2020 through December 31, 2020. As of December 31, 2021, $204 and $361 were recognized in “Accrued expenses and other current liabilities” and “Other non-current liabilities”, which is payable to the former director of Grindr Inc. on June 10, 2022 and June 10, 2023, respectively. As of December 31, 2020, $483 was recognized in “Other non-current liabilities”, which is payable to the former director of Grindr Inc. on June 10, 2022 and June 10, 2023. The payment dates correspond to the timing of the payment of the deferred purchase price for the Acquisition.
Unit-based compensation information
The following table summarizes unit-based compensation expenses for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020:
	Year ended December 31, 2021	From February 18, 2020 through December 31, 2020
Selling, general and administrative expenses	$2,217	$846
Product development expenses	268	70
	$2,485	$916
Unit-based compensation expense that was capitalized as an asset was $117 and $8 for the year ended December 31, 2021 and for the period from February 18, 2020 through December 31, 2020, respectively.

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
16. Related Parties
For the period from February 18, 2020 through December 31, 2020 and the year ended December 31, 2021, the Company paid advisor fees and out-of-pocket expenses amounting to $389 and $913 to two individuals who hold ownership interest in Grindr Group, respectively.
See Note 9 and Note 15 for additional related party transactions with Catapult GP II and Catapult Goliath.
17. Subsequent Events
The Company has evaluated subsequent events through September 14, 2022, the date on which the consolidated financial statements were available to be issued and concluded there were no material subsequent events that required recognition or additional disclosures in the consolidated financial statements other than as disclosed below.
On April 15, 2022, Grindr Group and Groove Coverage Limited (“Groove”), which is 50%-owned by the president of San Vicente Holdings LLC entered into an agreement for Groove to provide consulting and advisory services for the Transactions (as described below). The successful completion of the Merger (defined below) would result in the Company paying Groove $1,500 for such services.
On May 9, 2022, the Company’s subsidiary Grindr Group entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tiga Acquisition Corp. (“Tiga”), a special purpose acquisition company and a related party. Pursuant to the terms of the Merger Agreement, subject to customary closing conditions of the merger, including shareholder approval, a business combination between Tiga and Grindr Group will be effected through the merger of a subsidiary of Tiga into Grindr Group, with Grindr Group surviving as the surviving company and a wholly-owned subsidiary of Tiga (the “Merger”). Once effective, all outstanding units of Grindr Group will be converted into a number of shares of common stock of Tiga pursuant to the terms and subject to the conditions set forth in the Merger Agreement. Under the terms of the Merger Agreement, Grindr Group is permitted to distribute up to $370,000 to its members, including affiliates of SVA, to repay the entire Deferred Payment obligation that currently exists at SVA with cash from the Merger.
On May 9, 2022, SVE and Catapult Goliath entered into an agreement to amend the vesting requirement for the Series P Units. Under the amendment, the Series P Units performance-based vesting target was amended to time-based vesting from the date of the amendment through December 31, 2022.
On June 10, 2022, the Board of Managers approved a distribution of $0.75 per unit of Series X Ordinary Units, amounting to $83,313 to Series X Ordinary Unit holders as of the close of business on June 10, 2022. The distribution was paid on various dates in June and July 2022 (the “Distribution”). As part of the Distribution, (1) $75,000 was deemed distributed to Groups Holding which was used to pay Kunlun Group Holdings Limited (“Kunlun”) a portion of the purchase price deferred payment resulting from the Company’s acquisition of Grindr, Inc. from Kunlun, and (2) $4,040 was deemed distributed to Catapult GP II which was used for the payment of $3,362 of the accrued interest and $428 of the principal on the Note.
On June 13, 2022, Grindr Gap LLC and Grindr Capital LLC, wholly owned subsidiaries of the Company, entered into an amendment to the Credit Agreement which allowed the Company to borrow an additional $60,000 (the “Amendment”). The debt issuance costs related to the Amendment totaled $955. Any borrowing under the Amendment has the same terms as the Credit Agreement and is payable in full on June 30, 2025. See Note 7 for related terms of the Credit Agreement.
On July 7, 2022, Grindr Group, the Company’s subsidiary, granted 741,800 unit options to employees of Grindr Group under the 2020 Plan. These unit options have a grant-date fair value of $5.79 to $5.81 per unit. Compensation expense to be recognized relating to these grants is $4,304, which is expected to be recognized over a weighted-average period of 4.0 years.
On August 26, 2022 and September 12, 2022, Grindr entered into employment agreements with individuals who will serve as Grindr's Chief Executive Officer and Chief Financial Officer, succeeding the existing officers on

San Vicente Offshore Holdings (Cayman) Limited and Subsidiaries

Notes to Consolidated Financial Statements
(in thousands, except per unit/share amounts and unit/share data)(continued)
October 19, 2022 and September 26, 2022, respectively. These employment agreements include cash compensation and equity-based awards. The equity-based awards will be subject to the terms of a newly adopted equity incentive plan for new Grindr common stock (post Merger) as well as the approval of Grindr's board of directors, and are subject to service, performance and market conditions.

ANNEX A
AGREEMENT AND PLAN OF MERGER

by and among

TIGA ACQUISITION CORP.,

TIGA MERGER SUB LLC,

and

GRINDR GROUP LLC

dated as of May 9, 2022

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of May 9, 2022 (this “Agreement”), is made and entered into by and among Tiga Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Tiga Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and Grindr Group LLC, a Delaware limited liability company (the “Company”).
RECITALS
WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;
WHEREAS, effective one Business Day prior to the Closing Date (as defined below) and subject to the conditions of this Agreement, Acquiror shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL (as defined below) and the Cayman Islands Companies Act (as defined below) (the “Domestication”);
WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (substantially in the forms attached as Exhibits A and B hereto, respectively, with such changes as may be agreed in writing by Acquiror and the Company);
WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001, per share of Acquiror (upon its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding Acquiror Class B Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant (as defined below) shall convert into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement (as defined below); and (iv) each then issued and outstanding unit of Acquiror (the “Acquiror Units”) shall separate and convert into one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant, pursuant to the Warrant Agreement;
WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, following the Domestication, (i) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving company and a wholly owned subsidiary of Acquiror (the “Merger”) and (ii) Acquiror will change its name to “Grindr Inc.” or such other name as may be agreed to by Acquiror and the Company prior to Closing;
WHEREAS, upon the Effective Time, each Company Unit (as defined below) and each Company Option (as defined below) will be converted into the right to receive (in the case of the Company Options, if and to the extent earned and subject to their respective terms or as otherwise provided herein), a portion of the Aggregate Merger Consideration as set forth in this Agreement;
WHEREAS, upon the terms and conditions of this Agreement, effective as of the Effective Time, each Company Option (as defined below) that is outstanding immediately prior to the Effective Time will be converted into an Acquiror Option (as defined below);
WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Unitholders (as defined below) have each executed and delivered to Acquiror a Unitholder Support Agreement (the “Unitholder Support Agreement”) substantially in the form attached hereto as Exhibit C, pursuant to which the Requisite Company Unitholders have agreed to, among other things, provide their written consent to adopt and approve, promptly following the effectiveness of the Proxy Statement / Registration Statement, this Agreement and other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, each of the parties intends that for U.S. federal income tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Acquiror and the Company are parties under Section 368(b) of the Code, that may also qualify as a transfer described in Section 351(a) of the Code and the Treasury Regulations thereunder and (iii) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3;
WHEREAS, the board of managers of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby, determined that the terms hereof, the Merger and the other transactions contemplated hereby and the documents contemplated hereby are fair to, and in the best interests of, the Company and the holders of the Company Units and recommended the approval of this agreement by the holders of Company Units;
WHEREAS, the board of directors of Acquiror has established a special committee of the board of directors of Acquiror (such committee, the “Special Committee”), the favorable recommendation of which is required as a condition to the board of directors of Acquiror approving the transactions contemplated by this Agreement;
WHEREAS, the Special Committee has provided and not revoked or withdrawn its favorable recommendation to the board of directors of Acquiror in form of the transactions contemplated by this Agreement;
WHEREAS, the board of directors of Acquiror has (i) determined that it is in the best interests of Acquiror for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders;
WHEREAS, Acquiror, as sole member of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby on behalf of Merger Sub;
WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding Acquiror Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);
WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror entered into the Forward Purchase Agreement (as defined below) with the Sponsor pursuant to which, and on the terms and subject to the conditions of which, the Forward Purchase Investors (as defined below) will purchase from Acquiror shares of Domesticated Acquiror Common Stock (the “Forward Purchase Shares”) and Domesticated Acquiror Warrants (the “Forward Purchase Warrants”) for an aggregate purchase price equal to the Forward Purchase Commitment Amount (as defined below);
WHEREAS, to the extent that the sum of (i) the Trust Amount (as defined below), plus (ii) the amount actually received by Acquiror prior to or substantially concurrently with the Closing from any PIPE Investment (as defined below) (the “Non-FPS Amount”) is less than $50,000,000 immediately prior to the Closing but following the Domestication, the Forward Purchase Investors have agreed pursuant to the Forward Purchase Agreement to purchase (a) a number of shares of Domesticated Acquiror Common Stock equal to (A) (x) $50,000,000 minus (y) the Non-FPS Amount, divided by (B) $10.00, rounded down to the nearest whole number and (b) a number of Domesticated Acquiror Warrants equal to (I) the number of shares of Domesticated Acquiror Common Stock in clause (a) multiplied by (II) 0.5, rounded down to the nearest whole number. In addition to the foregoing, each Forward Purchase Investor may, at its discretion (regardless of the Non-FPS Amount), subscribe for up to 5,000,000 shares of Domesticated Acquiror Common Stock plus up to 2,500,000 Domesticated Acquiror Warrants at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for each share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant. The amount of any such subscription pursuant to this recital, the “Backstop Subscription Amount”, any shares of Domesticated Acquiror Common Stock subscribed for pursuant to this recital, the “Backstop Shares”, and any Domesticated Acquiror Warrants subscribed for pursuant to this recital, the “Backstop Warrants”;
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Company, the Sponsor, Merger Sub and Acquiror

have entered into the Transaction Support Agreement, a copy of which is attached as Exhibit D, pursuant to which the Sponsor and the independent directors of the Acquiror have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby; and
WHEREAS, at the Closing, certain shareholders of the Acquiror and certain unitholders of the Company shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:
Article I

CERTAIN DEFINITIONS
Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:
“2020 and 2019 Audited Financial Statements” has the meaning specified in Section 4.8(a).
“2021 Audited Financial Statements” has the meaning specified in Section 6.4(a).
“2021 Unaudited Statements” has the meaning specified in Section 4.8(a).
“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Acquiror prior to the Domestication.
“Acquiror Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Acquiror prior to the Domestication.
“Acquiror Cure Period” has the meaning specified in Section 10.1(f).
“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.
“Acquiror Financial Statements” has the meaning specified in Section 5.7(d).
“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.3(a) (Due Authorization), Section 5.13 (Capitalization of Acquiror) and Section 5.14 (Brokers’ Fees).
“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).
“Acquiror Option” has the meaning specified in Section 3.3(a).
“Acquiror Ordinary Shares” means Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares.
“Acquiror Private Placement Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.
“Acquiror Public Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50), a fraction equal to one-half of which was included in each unit sold as part of Acquiror’s initial public offering.
“Acquiror SEC Filings” has the meaning specified in Section 5.6.
“Acquiror Securities” has the meaning specified in Section 5.13(a).
“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to redeem all or a portion of Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents and that certain Investment Management Trust Agreement, dated November 23, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company) in connection with the Transaction Proposals.
“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.
“Acquiror Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii), in each case, by a Special Resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the Acquiror Shareholders who attend and vote at the Acquiror Shareholders’ Meeting (ii) those Transaction Proposals identified in clauses (D), (E), (F), (G) and (J) of Section 8.2(b)(ii), in each case, by an Ordinary Resolution under Cayman Islands law, being the affirmative vote of a majority of the Acquiror Shareholders who attend and vote at the Acquiror Shareholders’ Meeting, and (iii) those Transaction Proposals identified in clauses (H) and (I) of Section 8.2(b)(ii), in each case, the requisite approval required under Acquiror’s Governing Documents, the Cayman Islands Companies Act or other applicable law.
“Acquiror Shareholders” means the shareholders of Acquiror.
“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b)(i).
“Acquiror Unit” has the meaning specified in the Recitals hereto.
“Acquiror Warrants” means the Acquiror Public Warrants and the Acquiror Private Placement Warrants.
“Action” means any claim, action, suit, charge, judgment, lawsuit, litigation, complaint, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, investigation or judgment by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that in no event shall the Sponsor be considered an Affiliate of any portfolio company or any investment fund or account affiliated with or managed or controlled by the Persons set forth on Section 1.1 of the Acquiror Disclosure Letter, nor shall any portfolio company or any investment fund or account affiliated with or managed by the Persons set forth on Section 1.1 of the Acquiror Disclosure Letter be considered to be an Affiliate of Sponsor; provided further, that in no event shall Acquiror or any of Acquiror’s Subsidiaries be considered an Affiliate of any portfolio company of any investment fund or account affiliated with, managed or controlled by, any direct or indirect equityholder of Acquiror nor shall any portfolio company of any investment fund or account affiliated with any equityholder of Acquiror be considered to be an Affiliate of Acquiror or any of its Subsidiaries.
“Affiliate Agreements” has the meaning specified in Section 4.12(a)(v).
“Aggregate Fully Diluted Company Units” means, without duplication, the aggregate number of Company Units that are (i) issued and outstanding immediately prior to the Effective Time and (ii) issuable upon, or subject to, the settlement of all in-the-money Company Options and all in-the-money Company Warrants (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time.
“Aggregate Merger Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by dividing (i) the sum of (a) the Company Valuation plus (b) the aggregate exercise price of all in-the-money Company Options and all in-the-money Company Warrants that are issued and outstanding immediately prior to the Effective Time by (ii) $10.00.
“Agreement” has the meaning specified in the Preamble hereto.
“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” means each agreement, instrument or document attached hereto as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement (including any PIPE Investment agreements, certificates and instruments).
“Anti-Bribery Laws” means the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other anti-corruption and anti-bribery Laws (including the UK Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“Antitrust Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position, including but not limited to, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, and any Law, rule, or regulation requiring parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.
“Audited Financial Statements” has the meaning specified in Section 4.8(a).
“Available Acquiror Cash” has the meaning specified in Section 7.2(a).
“Backstop Commitment” means the allocation of up to $50,000,000 of capital of the Forward Purchase Investors to subscribe for up to 5,000,000 shares of Domesticated Acquiror Common Stock and up to 2,500,000 Domesticated Acquiror Warrants.
“Backstop Shares” has the meaning specified in the Preamble hereto.
“Backstop Subscription Amount” has the meaning specified in the Preamble hereto.
“Backstop Warrants” has the meaning specified in the Preamble hereto.
“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) are authorized or required by Law to close.
“Catapult Note” means the Secured Promissory Note, dated as of April 27, 2021, by and between the Company and Catapult GP II LLC.
“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.
“CFIUS” means the Committee on Foreign Investment in the United States, including each member agency acting in such capacity.
“CFIUS Approval” means that any of the following shall have occurred: (a) the Parties have received written notice from CFIUS that it has concluded an assessment, review or investigation of the CFIUS Notice, determined that there are no unresolved national security concerns with respect to the Merger, and terminated all action under Section 721; (b) the Parties have received written notice from CFIUS that the Merger does not constitute a “covered transaction” subject to review under Section 721; or (c) if CFIUS has sent a report (the “CFIUS Report”) to the President of the United States (the “President”) requesting the President’s decision pursuant to Section 721 with respect to the transactions contemplated by this Agreement, then the President (i) has not taken any action to suspend or prohibit the Merger, or (ii) has announced a decision not to take any action to suspend or prohibit the Merger, in each case within a period of 15 days after the date of the President’s receipt of the CFIUS Report, or (d) if the Parties submitted the CFIUS Notice in the form of a declaration, the Parties have received written notice from CFIUS that it has determined, pursuant to 31 C.F.R. § 800.407(a)(2), that it is not able to conclude action pursuant to the declaration but does not request submission of a joint voluntary notice.
“CFIUS Notice” means a declaration or a joint voluntary notice (or both, as applicable) submitted by the relevant parties to this Agreement to CFIUS pursuant to Section 721 in relation to the transactions contemplated by this Agreement.
“Closing” has the meaning specified in Section 2.3(a).
“Closing Date” has the meaning specified in Section 2.3(a).
“Code” has the meaning specified in the Recitals hereto.
“Company” has the meaning specified in the Preamble hereto.
“Company Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other transaction involving the sale, transfer, lease, exchange or other disposition of more than five percent (5%) of the properties or assets or equity interests of the Company and its Subsidiaries.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Cure Period” has the meaning specified in Section 10.1(e).
“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.
“Company Distribution Amount” means the actual amount of any cash dividend or other dividend or distribution in respect of Company Units or equity interests the Company makes, declares, sets aside, establishes a record date for or makes a payment date for between the date hereof and the Effective Time, provided that the amount of any such dividend or distribution may not exceed the Permitted Distribution Amount.
“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).
“Company Incentive Plan” means the Grindr Group LLC 2020 Amended and Restated Equity Incentive Plan as amended from time to time.
“Company Indemnified Parties” has the meaning specified in Section 7.8(a).
“Company Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any condition, change, event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that, individually or in the aggregate with all other Events, (i) has had, or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to prevent or materially delay, impair or impede the ability of the Company to consummate the transactions contemplated herein; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (i) above: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including, for the avoidance of doubt, COVID-19) or change in climate (including any effect directly resulting from, directly arising from or otherwise directly related to such natural disaster, pandemic, or change in climate), (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent any Events not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts from being taken into account in determining if a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in the scope of, or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on, relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), or (i) actions taken by, or at the written request of, Acquiror or Merger Sub; provided, further, that any Events referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“Company Option” means an option to purchase Company Series X Ordinary Units granted under the Company Incentive Plan.
“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Company Series X Ordinary Units” means the Series X ordinary units of the Company.
“Company Series Y Preferred Units” means the Series Y preferred units of the Company.
“Company Software” means any and all Software that embodies or constitutes any Company Intellectual Property.
“Company Systems” means the information technology systems and equipment that are owned, controlled by (including by contract) or used by or on behalf of the Company or any of its Subsidiaries in the conduct of its business.
“Company Unitholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of a super-majority representing more than 80% of the voting power of the outstanding Company Units voting or consenting, as applicable, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“Company Units” means the Company Series X Ordinary Units and the Company Series Y Preferred Units.
“Company Valuation” means $1,584,000,000 plus the amount, if any, by which the Permitted Distribution Amount exceeds the Company Distribution Amount.
“Company Warrant” means each warrant (excluding Company Options) to purchase Company Units.
“Confidentiality Agreement” has the meaning specified in Section 11.10.
“Constituent Companies” has the meaning specified in Section 2.1(a).
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.
“Cooley” has the meaning specified in Section 11.18(b).
“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Measures” means any quarantine, “shelter-in-place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester Governmental Order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations, in each case, by any Governmental Authority in connection with or in response to COVID-19.
“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).
“Deferred Amount” means the aggregate principal amount of $230,000,000 payable by San Vicente Group LLC to Kunlun Grindr Holdings Limited under the Purchase Agreement.
“DGCL” means the Delaware General Corporation Law, as amended.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“DLLCA” means the Delaware Limited Liability Company Act.
“Dollars” or “$” means lawful money of the United States.
“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Domestication” has the meaning specified in the Recitals hereto.
“Effective Time” has the meaning specified in Section 2.3(b).
“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, climate change or the protection or management of the environment or natural resources, or the protection of human health and safety.
“Environmental Permits” has the meaning specified in Section 4.23(a).
“ERISA” has the meaning specified in Section 4.13(a).
“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ESPP” has the meaning specified in Section 7.1(b).
“Ex-Im Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.2(a).
“Exchange Ratio” means the quotient obtained by dividing (i) the number of shares constituting the Aggregate Merger Consideration, by (ii) the number of Aggregate Fully Diluted Company Units.
“Existing Indebtedness” means the Indebtedness outstanding pursuant to the term loan facility extended by Fortress Credit Corp., on behalf of itself and/or as agent on behalf of one or more of its affiliates, to Grindr Capital LLC and/or one or more of its affiliates.
“Existing Lenders” has the meaning specified in Section 2.4(a)(v).
“Export Approvals” has the meaning specified in Section 4.26(a).
“Extension” has the meaning specified in Section 7.4.
“Financial Statements” has the meaning specified in Section 4.8(a).
“Foreign Benefit Plan” has the meaning specified in Section 4.13(a).

“Forward Purchase Agreement” means the second amended and restated forward purchase agreement entered into as of the date hereof by and between Acquiror and the Sponsor.
“Forward Purchase Commitment” means the purchase of 5,000,000 shares of Domesticated Acquiror Common Stock and 2,500,000 Domesticated Acquiror Warrants to be issued in a private placement transaction immediately following the Domestication and immediately prior to the Merger.
“Forward Purchase Commitment Amount” means the aggregate gross purchase price of $50,000,000 payable to Acquiror prior to or substantially concurrently with Closing for the shares of 5,000,000 Domesticated Acquiror Common Stock and 2,500,000 Domesticated Acquiror Warrants in the Forward Purchase Commitment.
“Forward Purchase Investors” means those certain investors (including the Sponsor and its Affiliates) participating in the Backstop Commitment and/or the Forward Purchase Commitment pursuant to the Forward Purchase Agreement.
“Forward Purchase Shares” has the meaning specified in the Recitals hereto.
“Forward Purchase Warrants” has the meaning specified in the Recitals hereto.
“Full-Scope Privacy Jurisdictions” has the meaning specified in Section 4.22(a).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement or limited liability agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association (in each case, as amended, restated, amended and restated or otherwise modified from time to time).
“Governmental Authority” means any national, federal, state, provincial, municipal, local or foreign government, governmental authority, regulator, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitrator.
“Governmental Authorization” has the meaning specified in Section 4.5.
“Governmental Order” means any order, judgment, injunction, decree, ruling, writ, stipulation, determination or award, in each case, issued or made by, or entered by or with any Governmental Authority.
“Grindr Group” has the meaning specified in Section 11.18(b).
“Hazardous Material” means any substance, material or waste that is (a) regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, or (b) to which liability may be imposed pursuant to Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Equity Plan” has the meaning specified in Section 7.1(a).
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, mortgages and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of services or property and equipment which have been delivered, including “earn outs” and “seller notes” and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.
“Intellectual Property” means any and all intellectual property rights and industrial property rights in or to the following, throughout the world, in any jurisdiction, whether registered or unregistered, including, but not limited to, rights in and with respect to: (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), published or unpublished patent applications (and any patents that issue as a result of those patent applications), including the right to file other or further applications, inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs, together with all parents, improvements, reissues, continuations, continuations-in-part, revisions, divisional, extensions and re-examinations; (ii) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, designs, emblems, signs, insignia, slogans, symbols, all translations, adaptations, derivations and combinations of the foregoing and other similar designations of source or origin and general intangibles of like nature, whether or not registrable as a trademark in any given country, together with the goodwill of the business symbolized by or associated with any of the foregoing, and registrations and applications for registration of the foregoing; (iii) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, including all rights of authorship, use, publication, reproduction, distribution, and performance, transformation and ownership and all registrations and applications for registration of such copyrights, together with all other interests accruing by reason of international copyright conventions, rights of endorsement, publicity and personality of individuals; (iv) rights in Software; (v) technical data, and databases, compilations and collections of technical data as well as analyses and other work product derived from technical data; (vi) other rights related to works of authorship; (vii) trade secrets, know-how and other confidential information (collectively, “Trade Secrets”); (viii) rights of publicity; (ix) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable); and (x) all claims, causes of action, rights to sue for past, present and future infringement or unconsented use of any of the foregoing, the right to file applications and obtain registrations, and all products, proceeds, rights of recovery and revenues arising from or relating to any and all of the foregoing.
“Intended Tax Treatment” has the meaning specified in Section 2.7(a).
“Interim Period” has the meaning specified in Section 6.1.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means Internal Revenue Service.
“JOBS Act” has the meaning specified in Section 5.7(a).
“Law” means any statute, law (including common law), ordinance, rule, regulation, Governmental Order or other similar legal requirement.
“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.
“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.
“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, easement, real property title defect, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.
“Merger” has the meaning specified in the Recitals hereto.
“Merger Certificate” has the meaning specified in Section 2.1(a).
“Merger Sub” has the meaning specified in the Preamble hereto.
“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.
“Milbank” has the meaning specified in Section 11.18(a).

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).
“Modification in Recommendation” has the meaning specified in Section 8.2(d).
“Multiemployer Plan” has the meaning specified in Section 4.13(c).
“NYSE” means The New York Stock Exchange.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Offer Documents” has the meaning specified in Section 8.2(a)(i).
“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.
“Payoff Amount” has the meaning specified in Section 2.4(a)(v).
“Payoff Letters” has the meaning specified in Section 2.4(a)(v).
“Permitted Distribution Amount” means $370,000,000.
“Permitted Liens” means (i) mechanic’s, materialmen’s, and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) that are being contested in good faith through appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially interfere with the present use of the Owned Real Property or Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, and (D) guaranties, letters of credit or deposits arising from any Real Property Leases, including security deposits made in the ordinary course of business, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, individual or in the aggregate, materially interfere with the current use of the Owned Real Property or Leased Real Property, (vi) non-exclusive, non-source code licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) Liens incurred in connection with operating or capital lease obligations of the Company or its Subsidiaries, and (viii) Liens to be released prior to or at the Closing.
“Person” means any individual, firm, corporation, partnership, exempted limited partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“Personal Information” means information within any definition for “personal information” or any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Privacy Laws. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person.
“PIPE Investment” has the meaning specified in Section 8.4.
“Privacy Contractual Obligations” has the meaning given in Section 4.22(a).
“Privacy Laws” means any and all applicable Laws and legal requirements (including of any applicable foreign jurisdiction) relating to privacy, data security or data protection, or Processing of any Personal Information, including, as applicable, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), EU General Data Protection Regulation 2016/679 (EU GDPR), UK General Data Protection Regulation (as defined in section 3(10) of the Data Protection Act 2018 as supplemented by section 205(4) of that Act) (UK GDPR), Directive 2002/58/EC (as amended by Directive 2006/24/EC and Directive 2009/136/EC), any and all applicable Laws relating to breach notification or marketing in connection with any Personal Information, and any Laws relating to the use of biometric identifiers.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information, whether or not by automated means, such as the collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Prospectus” has the meaning specified in Section 11.1.
“Proxy Statement / Registration Statement” has the meaning specified in Section 8.2(a)(i).
“Purchase Agreement” means that certain Amended and Restated Stock Purchase Agreement dated May 13, 2020, by and among San Vicente Group LLC and Kunlun Grindr Holdings Limited.
“Q1 Financial Statements” has the meaning specified in Section 6.4(b).
“Q2 Financial Statements” has the meaning specified in Section 6.4(c).
“Real Property Leases” has the meaning specified in Section 4.20(b).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, consultants, counsel, accountants, financial advisors, and consultants of such Person.
“Requisite Company Unitholders” means each of the holders of Company Units set forth on Section 8.2(d) of the Company Disclosure Letter, who, collectively, hold at least the number, class and series of Company Units required to deliver the Company Unitholder Approval.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, the Crimea region of Ukraine, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means (i) any Person identified on any Sanctions-related list of designated Persons maintained by (a) the United States, including OFAC and the United States Department of State; (b) the United Kingdom; (c) the United Nations Security Council; (d) the European Union or any European Union member state; (e) Singapore, (f) Switzerland or (g) any jurisdiction where the Company conducts business; (ii) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly 50% or more owned or otherwise controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.
“Sanctions” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States; (ii) the United Kingdom; (iii) the United Nations; (iv) the European Union or any European Union member state; (v) Singapore; (vi) Switzerland; or (vii) any other jurisdiction where the Company conducts business.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Merger” has the meaning specified in Section 2.7(b).
“Section 721” means Section 721 of the Defense Production Act of 1950, as amended, including amendments made by the Foreign Investment and National Security Act of 2007 and the Foreign Investment Risk Review Modernization Act of 2018, and the regulations promulgated by CFIUS thereunder, codified at 31 C.F.R. Part 800 – 802.
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means any and all (i) software or computer programs of any type, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop and of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Committee” has the meaning specified in the Recitals hereto.
“Sponsor” means Tiga Sponsor LLC, a Cayman Islands limited liability company.
“Subsidiary” means, with respect to a Person, a corporation or other entity (including a limited liability company or partnership), of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Surviving Company” has the meaning specified in Section 2.1(b).
“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means (i) any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, payroll, customs duties, capital, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, lease, service, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner (ii) any interest, penalty, fine, or addition to tax or additional amounts relating to any items in clause (i) or this clause (ii), and (iii) any liability in respect of items described in clauses (i) and (ii) of this definition payable reason of contract (other than customary commercial Contracts entered into in the ordinary course of business, the principal subject of which is not Taxes), assumption, transferee or successor liability, operation of applicable Law, or being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any period, including pursuant to Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof).
“Terminating Acquiror Breach” has the meaning specified in Section 10.1(f).
“Terminating Company Breach” has the meaning specified in Section 10.1(e).
“Tiga Group” has the meaning specified in Section 11.18(a).
“Title IV Plan” has the meaning specified in Section 4.13(c).
“Top Customers” has the meaning specified in Section 4.29.
“Top Vendors” has the meaning specified in Section 4.28.
“Trade Secrets” has the meaning specified within the definition of “Intellectual Property.”
“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) Transfer Taxes, (iv) the filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement. For the avoidance of doubt, Transaction Expenses shall not include any fees and expenses of the Company’s unitholders or any fees and expenses of the Company or its Subsidiaries to the extent attributable to advice solely for the benefit of the Company’s direct or indirect unitholders (rather than the Company or its Subsidiaries).

“Transaction Proposals” has the meaning specified in Section 8.2(b)(ii).
“Transaction Support Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor, the Company, Acquiror and the other parties signatory thereto, as amended, restated, modified or supplemented from time to time.
“Transfer Taxes” has the meaning specified in Section 8.6.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Trust Account” has the meaning specified in Section 11.1.
“Trust Agreement” has the meaning specified in Section 5.9.
“Trust Amount” has the meaning specified in Section 7.2(a).
“Trustee” has the meaning specified in Section 5.9.
“Unitholder Support Agreement” has the meaning specified in the Recitals hereto.
“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).
“Warrant Agreement” means the Warrant Agreement, dated as of November 23, 2020, between Acquiror and Continental Stock Transfer & Trust Company.
“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing working capital or costs incurred in connection with a Business Combination.
Section 1.2. Construction.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Company Disclosure Letter”, “Acquiror Disclosure Letter”, “Exhibit” and “Annex” refer to the specified Article, Section, Company Disclosure Letter, Acquiror Disclosure Letter, Exhibit or Annex of this Agreement unless otherwise specified; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) reference to “$” or dollar shall be references to United States dollars.
(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice;
(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto;
(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period to be excluded. For the avoidance of doubt, all calculations of calendar days, Business Days and time periods in this Agreement will be by reference to Eastern Time.
(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had knowledge, following reasonable inquiry of their respective direct reports with administrative or supervisory responsibility for the relevant matter that is being represented, that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.
(h) All references to the “wholly owned Subsidiaries” or any “wholly owned Subsidiary” of the Company shall be deemed to include Grindr Gap LLC, Grindr Capital LLC, Grindr Holdings LLC, Grindr LLC, Grindr Canada Inc. and Blendr LLC.
(i) The phrases “provided to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 5:00 p.m. Eastern Time on May 9, 2022 to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail.
Section 1.3. Knowledge. As used herein, (a) the phrase “to the knowledge” of the Company shall mean the actual knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and (b) the phrase “to the knowledge” of Acquiror shall mean the actual knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, in each case, as such individuals have acquired or would have acquired after reasonable inquiry of direct reports with administrative or supervisory responsibility for the relevant matter that is being represented.
Article II

THE MERGER; CLOSING
Section 2.1. The Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving company in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Company in accordance with the relevant provisions of the DLLCA, such Merger to be effective as of the Effective Time.
(b) Upon consummation of the Merger, the separate existence of Merger Sub shall cease and the Company, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its existence under the DLLCA, as a wholly owned subsidiary of Acquiror.
Section 2.2. Effects of the Merger. At and after the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DLLCA.

Section 2.3. Closing; Effective Time.
(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or, to the extent legally permissible, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent legally permissible, waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
(b) Subject to the satisfaction or, to the extent legally permissible, waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).
(c) For the avoidance of doubt, the Closing and the Effective Time shall occur one (1) Business Day after the completion of the Domestication.
Section 2.4. Closing Deliverables.
(a) At the Closing, the Company will deliver or cause to be delivered:
(i) to Acquiror, a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;
(ii) to Acquiror, the written resignations of all of the managers and officers of the Company (other than any such Persons identified as initial managers of the Surviving Company, in accordance with Section 2.6), effective as of the Effective Time;
(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Requisite Company Unitholders;
(iv) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Acquiror to deliver such documentation to the IRS on behalf of the Company after the Closing;
(v) to Acquiror, (x) customary payoff letters in form and substance reasonably satisfactory to Acquiror from the holders of Existing Indebtedness or the agents representing the foregoing (the “Existing Lenders”) that is required to be repaid at the Closing (the “Payoff Letters”) (A) providing the instructions and total amounts for the payment in full of such Existing Indebtedness, together with interest, premiums, penalties, make-whole payments, breakage costs and other fees and expenses (if any) that are required to be paid by the Company as a result of the repayment in full on the Closing Date of such Existing Indebtedness (the “Payoff Amount”), by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in such Payoff Letters, (B) providing for the automatic and irrevocable release, upon receipt of the Payoff Amount, of (1) all Liens over the properties and assets (including all Company Intellectual Property) of the Company and its Subsidiaries securing obligations under such Existing Indebtedness and (2) any related guarantees and (C) providing that such Existing Indebtedness shall be repaid, discharged and satisfied in full upon receipt of the Payoff Amount, in each case, subject to the applicable provisions and terms that, by the terms of the applicable definitive documentation, survive repayment of such Existing Indebtedness or (y) reasonably satisfactory proof of either a refinancing of or plan to address the Existing Indebtedness on terms mutually agreed between the Company and Acquiror; and
(vi) to Acquiror, reasonably satisfactory proof of the full repayment and final settlement of the Catapult Note.
(b) At the Closing, Acquiror will deliver or cause to be delivered:
(i) to the Exchange Agent, that portion of the Aggregate Merger Consideration to be paid in respect of Company Units in accordance with Section 3.1(a) (as set forth on the Allocation Schedule), for further distribution to such holders pursuant to Section 3.2;
(ii) to the Company, a certificate signed by an authorized officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;
(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor and the independent directors of Acquiror; and
(iv) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.5), effective as of the Effective Time.
(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, with such payment made from the proceeds released from the Trust Account, (i) all accrued transaction expenses of Acquiror and those incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date (“Unpaid Transaction Expenses”), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or managers of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll or accounts payable, as applicable.
Section 2.5. Governing Documents.
(a) The limited liability company agreement of the Surviving Company shall be amended and restated at the Effective Time in the form of the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time until thereafter amended as provided therein and under the DLLCA;
(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be substantially in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL, except that the certificate of incorporation shall be amended to change the name of the corporation to “Grindr Inc.”
Section 2.6. Directors/Managers and Officers.
(a) The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Company immediately following the Effective Time, and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Company from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Company.

(b) The parties shall take all actions necessary to ensure that, immediately following the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.5 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Acquiror Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.
Section 2.7. Tax Free Reorganization Matters.
(a) The parties intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder that may also qualify as a transfer described in Section 351(a) of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”) to which each of Acquiror and the Company are parties under Section 368(b) of the Code and the Treasury Regulations, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). None of the parties knows of any fact or circumstance, or has taken or will take any action (nor will they permit any of their Affiliates to take any action), if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. Acquiror and the Company shall use their respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification).
(b) Without limiting the generality of the foregoing, if the Company reasonably determines on advice of its counsel that there is a material risk that the Merger will not qualify for the Intended Tax Treatment, but would be reasonably expected to so qualify if a second-step merger of the Surviving Company into a limited liability company directly and wholly owned by Acquiror that is disregarded as an entity for federal tax purposes were consummated, in accordance with Delaware law, as promptly as practicable following the Merger (such second-step merger, the “Second Merger”), then the Second Merger shall be so consummated; provided, that if such Second Merger occurs, (i) the Merger and the Second Merger shall be treated as one integrated transaction for U.S. federal income tax purposes and (ii) references to the Company or the Surviving Company (in each case, after the effective time of the Second Merger) and all other provisions of this Agreement shall be interpreted mutatis mutandis to take into account the change in structure of the business combination. For the avoidance of doubt, the implementation of the Second Merger shall not be a condition to Closing under this Agreement.
(c) The transactions contemplated by this Agreement shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, and each party shall use its reasonable best efforts to execute and deliver to counsel of the Company and Acquiror letters of representation customary for transactions of this type and reasonably satisfactory to counsel of the Company and Acquiror at such time and times as such counsel shall reasonably request, including in connection with the filing and/or effectiveness of the Proxy Statement / Registration Statement. For the avoidance of doubt, any tax opinion to be delivered in connection with the transactions contemplated by this Agreement shall not be a condition to Closing under this Agreement.
Section 2.8. Allocation Schedule.
(a) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a schedule executed by an authorized officer of the Company (the “Allocation Schedule”) setting forth the equity capitalization of the Company as of the Closing including, for each holder of Company Units and Company Options, (A) the name and email address of such holder, (B) the number and class or series of Company Units and Company Options held by such holder, (C) the portion of the Aggregate Merger Consideration payable to such holder in respect of the Company Units and Company Options held by such holder (and in the case of a Company Option, the number of shares of Domesticated Acquiror Common Stock underlying the applicable Acquiror Option, and the exercise price thereof) and (D) with respect to Company Options, the vesting schedule and expiration or termination dates thereof.

(b) The Company will consider in good faith Acquiror’s comments to the Allocation Schedule, and if any adjustments are made to the Allocation Schedule by the Company at Acquiror’s request prior to the Closing, such adjusted Allocation Schedule shall thereafter become the Allocation Schedule for all purposes of this Agreement. The Allocation Schedule and the calculations and determinations contained therein shall be prepared in accordance with the Company’s Governing Documents, the DLLCA and the applicable definitions contained in this Agreement. Each of Acquiror and Merger Sub shall be entitled to rely (without any duty of inquiry) upon the Allocation Schedule.
Article III

EFFECTS OF THE MERGER ON THE COMPANY UNITS AND EQUITY AWARDS
Section 3.1. Conversion of Securities.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Units, each Company Unit that is issued and outstanding immediately prior to the Effective Time (other than any Company Units subject to Company Options (which shall be subject to Section 3.3) or any Company Units subject to Company Warrants (which shall be subject to Section 3.4)), shall be cancelled and converted into the right to receive a number of shares of Domesticated Acquiror Common Stock equal to the Exchange Ratio. Accordingly, each holder of Company Units as of immediately prior to the Effective Time shall be entitled to receive the applicable portion of the Aggregate Merger Consideration equal to (A) the Exchange Ratio, multiplied by (B) the number of Company Units held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share (as set forth in the Allocation Schedule).
(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each unit of Merger Sub, shall be converted into one (1) unit, of the Surviving Company, which shall constitute the only membership interest in the Surviving Company.
(c) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Common Stock shall be issued in the Merger, and no holder of Company Units shall be entitled to any consideration in respect of fractional shares of Domesticated Acquiror Common Stock that such holder otherwise would have been entitled to receive pursuant to the terms of this Agreement.
Section 3.2. Exchange Procedures.
(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying to the holders of Company Units that portion of the Aggregate Merger Consideration payable in respect of Company Units in accordance with Section 3.1(a). At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Domesticated Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in respect of Company Units in accordance with Section 3.1(a).
(b) Each holder of Company Units that have been converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to Section 3.1(a) shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request). No interest shall be paid or accrued upon the transfer of any Company Unit.
(c) Promptly following the date that is one (1) year after the Effective Time, Acquiror may instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, at which point the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration to be paid in respect of Company Units in accordance with Section 3.1(a) that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Units as of immediately prior to the Effective Time that has not exchanged such Company Units for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to such instruction, may transfer such Company Units to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereon. None of Acquiror, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any portion of the Aggregate Merger

Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such units shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such units shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
(d) From and after the Closing, there shall be no transfers on the unit ownership register of the Company of Company Units that were outstanding immediately prior to the Effective Time.
Section 3.3. Treatment of Company Options.
(a) As of the Effective Time, each Company Option that is then outstanding and unexercised shall be converted into the right to receive an option relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”), except that (i) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of Company Units subject to such Company Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per unit of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A.
(b) The Company shall take all necessary actions to effect the treatment of Company Options pursuant to Sections 3.3(a) and in accordance with the Company Incentive Plan and the applicable award agreements and to ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror. The board of managers of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan and provide that units in respect of Company Options that for any reason become re-eligible for future issuance, shall be cancelled and (ii) provide that no new Company Options will be granted under the Company Incentive Plan.
Section 3.4. Treatment of Warrants. As of the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall be converted into the right to receive Domesticated Acquiror Warrants (each, an “Adjusted Warrant”) with substantially the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, except that such Adjusted Warrant shall relate to such number of shares of Domesticated Acquiror Common Stock as is equal to the product of (i) the number of Company Units subject to such Company Warrant, multiplied by the Exchange Ratio and (ii) the exercise price per share for each such Adjusted Warrant shall be equal to the exercise price per unit of such Company Warrant in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent).
Section 3.5. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law. Except with respect to any withholding attributable to the failure to deliver the documents required pursuant to Section 2.4(a)(v) or to any payments that are compensatory in nature, Acquiror shall use commercially reasonable efforts to provide the Company with at least ten (10) days prior written notice of any amounts that it intends to withhold in connection with the payment of any portion of the Aggregate Merger Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, any compensatory amounts payable to any current or former employee of the Company or any of its Subsidiaries pursuant to or as contemplated by this Agreement shall be payable through the Company’s regular payroll procedures.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations, warranties or covenants in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows as of the date hereof:
Section 4.1. Company Organization. The Company has been duly formed or organized and is validly existing as a limited liability company and in good standing under the Laws of the State of Delaware, and has the requisite power and authority to own, lease or operate all of its properties, rights and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation, company or other similar entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its Governing Documents.
Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, in each case, as of the date of this Agreement, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly incorporated, formed or organized and are validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties, rights and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Subsidiary of the Company is in violation of any of the provisions of its Governing Documents.
Section 4.3. Due Authorization.
(a) Other than the Company Unitholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of managers of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby or the Company’s performance hereunder or thereunder. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company. This Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) On or prior to the date of this Agreement, the board of managers of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its members, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby and (iii) recommending that the holders of the Company Units approve this Agreement and the transactions contemplated hereby, including the Merger. No other corporate action is required on the part of the Company or any of its members to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Unitholder Written Consent.
Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound or any License of the Company or any of its Subsidiaries, or terminate or result in the termination of any such foregoing Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no action by, notice to, consent, waiver, permit, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) CFIUS Approval, if and as required or otherwise deemed advisable by the Parties after good faith discussions; (iii) any actions, consents, permits, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DGCL.
Section 4.6. Capitalization of the Company.
(a) As of the date of this Agreement, the capitalization of the Company consists of (x) 110,930,128 Company Series X Ordinary Units issued and outstanding as of the date of this Agreement, and (y) no Company Series Y Preferred Units issued and outstanding as of the date of this Agreement, and there are no other authorized equity interests of the Company that are issued and outstanding. The Company has provided to Acquiror a true, correct and complete capitalization table of the Company as of the date hereof, including, for each holder of Company Units, the number and class or series of Company Units held by such holder. All of the issued and outstanding Company Units (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; and (iv) are free and clear of any Liens. All Company Units are in non-certificated form and the board of managers of the Company has not caused the Company to issue certificates to any Company unitholder representing Company Units held by such Company unitholder.
(b) As of the date of this Agreement, (i) 2,866,264 Company Series X Ordinary Units are issuable pursuant to outstanding Company Options and no Company Series Y Preferred Units are issuable pursuant to outstanding Company Options and (ii) 3,293,711 Company Series X Ordinary Units are available for future issuance pursuant to the Company Incentive Plan and 1,522,843 Company Series Y Preferred Units are available for future issuance pursuant to the Company Incentive Plan. There are no equity-based incentive awards outstanding other than those issued pursuant to the Company Incentive Plan. Section 4.6(b) of the Company Disclosure Letter sets forth a true and complete list of each holder of a Company Option, including the type of Company Option, the number of Company Series X Ordinary Units subject thereto, vesting schedule, current vested and unvested status, any early-exercise or acceleration features, the expiration date, and, if applicable, the exercise price thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and, except as set forth on Section 4.6(b) of the Company Disclosure Letter, no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly issued and properly approved by the board of managers of the Company (or appropriate committee thereof), and with respect to the Company Options, each grant was duly authorized no later than the date on which such grant was by its terms to be effective.
(c) The Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Units, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares or registration rights with respect to any shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or other rights the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind that may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Units.
Section 4.7. Capitalization of Subsidiaries.
(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.
(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.
(c) There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or other rights the value of which are determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.
(d) Except for the equity interests of the Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries (i) owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person, (ii) has any agreement or commitment to purchase any such interest or (iii) has agreed nor is obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.
Section 4.8. Financial Statements.
(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets and the related audited consolidated statements of operations and comprehensive loss, cash flows and changes in equity of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and 2019, together with the auditor’s reports thereon (the “2020 and 2019 Audited Financial Statements” and together with the 2021 Audited Financial Statements, when delivered pursuant to Section 6.4(a), the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statements of operations and comprehensive loss, cash flows and changes in equity of the Company and its Subsidiaries as of and for the year ended December 31, 2021 (the “2021 Unaudited Financial Statements” and together with the 2020 and 2019 Audited Financial Statements, the 2021 Audited Financial Statements, when delivered pursuant to Section 6.4(a), the Q1 Financial Statements, when delivered pursuant to Section 6.4(b), and the Q2 Financial Statements, if and when delivered pursuant to Section 6.4(c), the “Financial Statements”).
(b) The 2020 and 2019 Audited Financial Statements and the 2021 Unaudited Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in members’ deficit and their consolidated cash flows for the respective periods then ended (subject, in the case of the 2021 Unaudited Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) were prepared from, are in accordance with and accurately reflect in all material respects, the books and records of the Company and its consolidated Subsidiaries and (iv) (in the case of the 2020 and 2019 Audited Financial Statements) when delivered by the Company for inclusion in the Proxy Statement / Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c) When delivered pursuant to Section 6.4(b), the 2021 Audited Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in members’ deficit and their consolidated cash flows for the respective periods then, (ii) will have been prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except for the absence of footnotes or the inclusion of limited footnotes), (iii) will have been prepared from, will be in accordance with and accurately reflect in all material respects, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement / Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(d) When delivered pursuant to Section 6.4(b), the Q1 Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated losses, their consolidated changes in members’ deficit and their consolidated cash flows for the respective periods then ended (subject to normal year-end adjustments and the absence of footnotes), (ii) will have been prepared in conformity, and in accordance, with GAAP applied on a consistent basis during the periods involved (except for the absence of footnotes or the inclusion of limited footnotes), (iii) will have been prepared from, will be in accordance with and accurately reflect in all material respects, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Proxy Statement / Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(e) Except as set forth in Section 4.8(e) of the Company Disclosure Letter, neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the design or system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
(f) The Company and its Subsidiaries have established and maintained systems of internal controls sufficient to (i) provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements in accordance with GAAP. The books and records of the Company and its Subsidiaries have been kept and maintained in all material respects in accordance with applicable Laws.
Section 4.9. Undisclosed Liabilities. There is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to, at or in connection with the Closing. Except as set forth in Section 4.8(d) of the Company Disclosure Letter, there are no outstanding loans or other extensions of credit owed to the Company or any Subsidiary by any officer, director or other current or former employee of the Company. This Section 4.9 shall not apply to Tax matters.
Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity against the Company or any of the Company’s Subsidiaries or their respective properties, rights or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties, rights or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. This Section 4.10 shall not apply to Tax matters.
Section 4.11. Legal Compliance. Each of the Company and its Subsidiaries is, and for the three (3) years preceding the date hereof has been, in compliance with all applicable Laws and Governmental Orders in all material respects.
(a) Except as set forth on Section 4.11(a) of the Company Disclosure Letter, for the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws or Governmental Orders, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole. Except as set forth on Section 4.11(a) of the Company Disclosure Letter, as of the date hereof, (i) no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, and (ii) no such investigations have been initiated by any Governmental Authority for the past three (3) years, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.
(b) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law or Governmental Order by any of the Company’s or its Subsidiaries’ directors, managers, officers, employees or its or their respective agents, representatives or Persons acting on its or their behalf will be prevented, detected and deterred. This Section 4.11 shall not apply to Tax matters.

Section 4.12. Contracts; No Defaults.
(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxiii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they or their respective properties or assets are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.
(i) Any Contract with any of the Top Vendors or Top Customers;
(ii) Each mortgage, note, debenture, other evidence of Indebtedness (including but not limited to Existing Indebtedness), guarantee, pledge, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries or pursuant to which a Lien has been placed on any material assets or properties (other than Company Intellectual Property) of the Company or any of its Subsidiaries, including any agreement or commitment for future loans, credit or financing;
(iii) Each Contract for the acquisition of any property or Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries entered into or consummated in the last two (2) years, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(iv) Each Contract related to the formation, governance or operation of a joint venture, partnership or similar arrangement or the sharing of profits or revenues therefrom or pursuant to which the Company or any of its Subsidiaries has an ownership interest in any other Person (excluding any wholly owned Subsidiary of the Company);
(v) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents that are Company Benefit Plans and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”) and to the Company’s knowledge, none of the officers, directors, managers or Affiliates of the Company or any of its Subsidiaries owns any asset or property (intellectual, real or personal) used in and material to the business of the Company and its Subsidiaries taken as a whole, except in its capacity as a security holder of the Company and/or its Subsidiaries.
(vi) Contracts with each current officer, manager, director or current employee or worker of or consultant to the Company or its Subsidiaries that provide annual base compensation (excluding bonus and other benefits) in excess of $500,000;
(vii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;
(viii) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s or any of the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;
(ix) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x) Each Contract pursuant to which the Company or any of the Company’s Subsidiaries grants a license, sublicense, right, consent or nonassertion under or with respect to any material Company Intellectual Property to any third Person (other than (A) non-exclusive, non-source code licenses granted in the ordinary course of business consistent with past practice, including to users of the Company’s platform or (B) non-exclusive licenses to service providers granted in the ordinary course of business consistent with past practice);
(xi) Each Contract pursuant to which a third Person grants to the Company or any of the Company’s Subsidiaries a license, sublicense, right, consent or nonassertion under or with respect to any Intellectual Property that is material to the business of the Company and its Subsidiaries (other than (A) Contracts granting nonexclusive rights to use commercially available off-the-shelf Software or Software as a service offerings involving annual payment by the Company or such Subsidiary of no more than $500,000, and (B) licenses to open source software);
(xii) Each Contract to which the Company or any of its Subsidiaries is party or bound that involves the creation, development, transfer, assignment, or ownership of any material Company Intellectual Property (other than employee or consultant confidentiality and invention assignment agreements entered into in the ordinary course of business consistent with past practice);
(xiii) Each Contract reasonably expected to result in capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;
(xiv) Any Contract that (A) grants to any third Person any “most favored nation rights”, or (B) grants to any third Person price guarantees and is reasonably expected to result in aggregate future payments to the Company and its Subsidiaries in excess of $750,000 in any calendar year;
(xv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in, or lease, purchase or acquire any material properties or assets of, the Company or any of the Company’s Subsidiaries;
(xvi) any Contract with any Governmental Authority;
(xvii) Contracts under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal property owned by any other party, for which the rental exceeds $750,000 in any calendar year;
(xviii) Contracts under which the Company or any of its Subsidiaries is the lessor of or permits any third party to hold or operate any property, real or personal, for which the rental paid by such third party exceeds $500,000 in any calendar year;
(xix) Each Contract reasonably expected to result in capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year;
(xx) Contracts for third party services relating to the Leased Real Property, for which payment for such services exceed $500,000 in any calendar year;
(xxi) settlement or coexistence agreements with respect to any pending or threatened action (a) entered into within twelve (12) months prior to the date of this Agreement, other than settlement agreements for cash only (which has been paid) that does not exceed $250,000 as to such settlement or (b) with respect to which unsatisfied amounts or ongoing obligations remain outstanding;
(xxii) documents required to be filed with the Proxy Statement / Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; and
(xxiii) any outstanding offer that, if accepted, would constitute any of the foregoing.
(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in

full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract. Neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract. To the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). No party to any such Contract that is a Top Vendor or Top Customer has, within the past 12 months, cancelled or terminated its business with, or, to the knowledge of the Company, threatened to cancel, terminate, materially limit or materially and adversely modify its business with, the Company or any of its Subsidiaries nor, to the knowledge of the Company, has any such Person as of the date of this Agreement otherwise been involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
Section 4.13. Company Benefit Plans.
(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan, and separately identifies each Company Benefit Plan that is subject to the Laws of a country other than the United States (a “Foreign Benefit Plan”) and the non-U.S. jurisdiction applicable to each Foreign Benefit Plan, provided, that any employment agreements or offer letters for employees earning less than $500,000 per year and made pursuant to standard forms that have been made available to Acquiror and which may be terminated by the Company with less than 60 days’ notice with no penalty or liability, including without severance or change in control or similar benefits, then the forms of such employment agreements or offer letters will be not be listed. For purposes of this Agreement, a “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), whether or not subject to ERISA, or any plan, policy, program or agreement (including any employment, bonus, incentive, deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, retirement, change in control, pension or similar plan, policy, program or agreement) that is maintained, sponsored or contributed to, or required to be contributed to, by the Company or any of the Company’s Subsidiaries for the benefit of any current or former director, manager, officer, individual consultant, worker or employee, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any current or contingent liability, but excluding in each case any (A) statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority, or (B) Multi-Employer Plan.
(b) With respect to each Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (I) such Company Benefit Plan and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (II) the most recent summary plan descriptions, including any summary of material modifications, if applicable, (III) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (IV) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (V) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.
(c) Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. In all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan.
(d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a (i) Multiemployer Plan, (ii) Title IV Plan, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, in each case, at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA.
(e) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and no facts or circumstances exist, to the knowledge of the Company, that would reasonably be expected to give rise to any such actions, suits or claims.
(f) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).
(g) Except as set forth on Section 4.13(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other individual service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Option. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
(h) All Company Options have been granted in accordance with the terms of the Company Incentive Plan and all applicable laws, including valid exemptions from registration under any applicable securities laws. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Units on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to be exempt under Section 409A of the Code. Prior to the date hereof, the Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, including any acceleration triggers and early-exercise features, and current vested and unvested status, form of award, expiration date, and number of shares underlying such award). The treatment of Company Options under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.
(i) Neither the Company nor any of the Company’s Subsidiaries have ever been an employer in relation to, participated in, or had any liability (whether prospective, contingent, or otherwise) to or in respect of a defined benefit pension scheme.

(j) No employee of the Company or any of the Company’s Subsidiaries in the United Kingdom has transferred to the Company or any of its Subsidiaries under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended) who, prior to such transfer, was entitled to any early retirement benefits under a defined benefit pension scheme.
Section 4.14. Labor Relations; Employees.
(a) The Company has provided to Acquiror a true and complete anonymized list of all Persons who are employed or engaged by the Company or any Company Subsidiary as of the date of this Agreement with an indication as to: (i) title or position; (ii) whether full or part time; (iii) hire date; (iv) current annual base compensation rate; (v) target commission, bonus or other cash incentive-based compensation, including any incentive bonus opportunity; (vi) classification as exempt or non-exempt; (vii) location; and (viii) classification (including as a W-2 employee or 1099 consultant and as exempt or non-exempt pursuant to the Fair Labor Standards Act of 1938, as amended).
(b) Neither (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(c) To the knowledge of the Company, each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues and unemployment insurance (including under the federal Emergency Paid Sick Leave Act and the federal Emergency Family and Medical Leave Expansion Act).
(d) In the past three (3) years, and except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not received (i) written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) written notice of any grievances or Actions arising out of any collective bargaining agreement or any similar agreement or any other grievances or Actions procedures against them, (iii) notice of any Action with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any Action pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(e) Except as set forth in Section 4.14(e) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former director, manager, officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) a director, manager or officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. In the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (x) a director, manager or officer of the Company or any of the Company’s Subsidiaries or (y) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.
(f) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state, local or foreign Law relating to group terminations, taking into account any temporary or permanent modification to such Laws as a result of the current pandemic, epidemic, or disease outbreak.
Section 4.15. Taxes.
(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been timely paid other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b) The Company and each of its Subsidiaries have deducted and withheld from amounts owing to any employee, former employee, independent contractor, creditor, member, stockholder or other Person all material Taxes required by Law to be deducted and withheld, and paid over to the proper Governmental Authority all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies, or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e) There are no material Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries, in each case, other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.
(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material amount of Taxes.
(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement other than (i) any such agreement solely between the Company and its existing Subsidiaries and (ii) customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.
(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.
(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries or San Vicente Parent LLC.

(j) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the country of its organization.
(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(m) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, or exclude any material item of deduction or loss from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), or (v) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing.
(n) Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code (or any similar provision of state, local or foreign Law).
(o) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(p) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(q) The Company is properly classified as a “C corporation” for U.S. federal income tax purposes and Section 4.15(q) of the Company Disclosure Letter sets forth the proper U.S. federal income tax classification of each Subsidiary of the Company.
(r) Except as set forth on Section 4.15(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries have collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates.
(s) The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.
For purposes of this Section 4.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into such entity.
Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates.
Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, litigation, vehicle, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such policies, has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Neither the Company nor any of its Subsidiaries is in material default with respect to any provision contained in any of such policies or has failed to give any notice or present any material claim under any of such policies in due and timely fashion. Except as disclosed on Section 4.17 of the Company

Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an applicable insurance policy during the last twelve (12) months. The Company and its Subsidiaries have reported to their respective insurers all claims and circumstances known by employees of the Company and its Subsidiaries with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any policy.
Section 4.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.
Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.
Section 4.20. Real Property. Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(a) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(b) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.
(c) To the knowledge of the Company, neither the Company, its Subsidiaries or any counterparty to a Real Property Lease is in material breach or material default under the Real Property Leases.
(d) As of the date of this Agreement, there are no written leases, subleases, licenses or other agreements that create or confer upon any Person other than the Company or its Subsidiaries, a right to use or occupy the Leased Real Property or any portion thereof, subject to the entry and reversionary rights of lessors under the Real Property Leases and the rights of holders of Permitted Liens.
(e) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.
(f) None of the Company or any of its Subsidiaries owns any Owned Real Property.

Section 4.21. Intellectual Property.
(a) Section 4.21(a)(i) of the Company Disclosure Letter lists each item of Company Intellectual Property that is issued by or registered or pending with a Governmental Authority or domain name registrar as of the date of this Agreement (“Company Registered Intellectual Property”), including, for each item, (i) the registrant(s)/applicant(s) of record and beneficial owner (if different); (ii) the jurisdiction of application, publication or registration; (iii) the application, publication or registration number; and (iv) the date of filing, publication or registration. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all Company Registered Intellectual Property. All Company Registered Intellectual Property is subsisting and (excluding any pending applications included in the Company Registered Intellectual Property) is, to the knowledge of the Company, valid and enforceable.
(b) The Company or one of its Subsidiaries (i) is the exclusive owner, free and clear of all Liens (other than Permitted Liens), of all Company Intellectual Property and (ii) has valid and enforceable rights in the United States and, to the knowledge of the Company, outside of the United States to use all other Intellectual Property used in and material to the conduct of the business of the Company and its Subsidiaries as presently conducted. Without limiting the generality of the foregoing, except as would not reasonably be expected to be material to the business of Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have entered into written agreements with every current and former employee and independent contractor who, in each case, has created or developed material Intellectual Property for or on behalf of the Company or any of its Subsidiaries, whereby such employees and independent contractors (i) assign to the Company or a Company Subsidiary all of their right, title and interest in such material Intellectual Property and (ii) agree to hold all Trade Secrets included in the Company Intellectual Property (that were disclosed to or accessed by such employees or independent contractors during the term of their employment or engagement) as confidential both (A) during the term of their applicable employment or engagement, and (B) after the term of such employment or engagement. Except as would not reasonably be expected to be material to the business of Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have valid and continuing rights to all Intellectual Property necessary and sufficient for the conduct of the business of the Company and its Subsidiaries as presently conducted; provided that the foregoing representation and warranty in this sentence does not constitute a representation and warranty of non-infringement of the Intellectual Property of any third Person.
(c) The Company, its Subsidiaries, and the conduct of the business of the Company and its Subsidiaries (including the creation, development, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company and its Subsidiaries) have not, since three (3) years preceding the date of this Agreement, infringed upon, misappropriated or otherwise violated the Intellectual Property of any third Person in any material respect. There is no action pending or threatened in writing (or, to the knowledge of the Company, orally) to which the Company or any Subsidiary of the Company is a named party, or, to the knowledge of the Company, for which any other Person is entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any Subsidiary of the Company, in each case that (i) alleges the infringement, misappropriation or other violation of the Intellectual Property of any third Person or (ii) challenges the ownership, use, validity or enforceability of any Company Intellectual Property, and there has not been, since twelve (12) months preceding the date of this Agreement, any such action brought or threatened in writing (or to the knowledge of the Company, orally).
(d) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, to the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Company and its Subsidiaries have not sent to any Person since three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement, violation or misappropriation by such third Person of any Company Intellectual Property.
(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of Trade Secrets included in material Company Intellectual Property or to which the Company or any of its Subsidiaries has a confidentiality obligation to any Person. Except in each case as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, there has not been any unauthorized disclosure of or unauthorized access to any such Trade Secrets to any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information to the detriment of the Company, such Subsidiary, or, to the knowledge of the Company, such Person to whom the Company or any of its Subsidiaries has a confidentiality obligation. No source code for any Company Software (excluding Open Source Materials) has been delivered, licensed or made available by the Company or any of its Subsidiaries to, or accessed by, any escrow agent or other Person, other than employees or independent contractors subject to written non-disclosure agreements restricting the disclosure and use of such source code.
(f) No funding, facilities or resources of any Governmental Authority or any research or academic institution was used in the creation or development of any material Company Intellectual Property or other material Intellectual Property created or developed by the Company or any of its Subsidiaries in a manner that has resulted in such Governmental Authority or research or academic institution having any ownership of or right to any such Intellectual Property.
(g) Except as would not be reasonably expected to be material to the business of the Company and its Subsidiaries, taken as a whole, no Company Software incorporates, is comprised of, or is distributed with, any “open source software” or is otherwise subject to the provisions of any “open source” or third party license agreement, that would reasonably be expected to require or condition the use or distribution of the Company Software or a portion thereof on the disclosure, licensing, or distribution of any source code for any portion of the Company Software or otherwise impose an obligation on the Company and its Subsidiaries to distribute any Company Software on a royalty-free basis. The Company Software does not, and to the knowledge of the Company, the Company Systems do not, contain any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “virus”, “worm,” contaminants, “drop dead device,” or other malicious code or routines that enable or permit the unauthorized access, unauthorized disablement or unauthorized erasure, of any Company Software or Company Systems. The Company Software used in the conduct of the business of the Company and its Subsidiaries does not contain any “bugs”, faults, or errors, except for any such “bugs”, faults or errors that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries own, or have a valid right to access and use, the Company Systems except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company Systems are adequate for, and operate and perform in all respects as required in connection with the operation of the business of the Company and its Subsidiaries, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company takes and has taken reasonable measures, including entering into appropriate Contracts with third parties pursuant to which such third parties operate the Company Systems on behalf of the Company, to maintain and protect the performance, integrity and security of the Company Systems and to back up such Company Systems.
(h) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement or any other document to which the Company is a party contemplated hereby nor the consummation of the transactions contemplated by this Agreement will result in: (i) the loss or impairment of any Company Intellectual Property; (ii) the release, disclosure, provision or delivery of, or the requirement to release, disclose, provide or deliver, any source code constituting Company Software to any third Person; (iii) the grant, assignment or transfer of, or the requirement to grant, assign or transfer, to any other Person of any license, ownership or other right or interest in, to or under any Company Intellectual Property; or (iv) the obligation to pay any additional consideration to, or the reduction of any payments from, any Person with respect to any Company Intellectual Property.
Section 4.22. Data Protection, Privacy and Cybersecurity.
(a) Except as set forth in Section 4.22(a) of the Company Disclosure Letter, the Company and its Subsidiaries are in material compliance with, and during the three (3) years preceding the date of this Agreement have been in material compliance with, (i) all applicable Privacy Laws of (A) the United States, (B) the European Economic Area (EEA), (C) the United Kingdom and (D) Brazil ((A) to (D) being, collectively, the “Full-Scope Privacy Jurisdictions”), including requirements thereunder to maintain privacy policies and notices regarding Personal Information and to pay registration/other fees to data protection supervisory authorities, (ii) to the knowledge of the Company, all applicable Privacy Laws of jurisdictions other than the Full-Scope Privacy Jurisdictions, including the requirements referred to in clause (i), (iii) all of the Company’s and its Subsidiaries’ posted or publicly facing privacy policies and notices regarding Personal Information, and (iv) the Company’s and its Subsidiaries’ contracts and agreements concerning data, privacy, data protection, cybersecurity, data security and the security of Company Systems (“Privacy Contractual Obligations”), including with respect to the Processing of Personal Information. The Company and its Subsidiaries have implemented and maintain a commercially reasonable information security program comprising reasonable administrative, physical and technical safeguards that are designed to protect the security, confidentiality, integrity and availability of the Company Systems and the Personal Information Processed on the Company Systems.
(b) The Company has implemented and maintained policies, procedures and systems that materially comply with the Privacy Laws of the Full-Scope Privacy Jurisdictions and, to the knowledge of the Company, materially comply with the Privacy Laws of other jurisdictions, for receiving and appropriately handling requests from individuals concerning their Personal Information.
(c) None of the Company’s posted or public facing privacy policies or notices regarding Personal Information have contained any statement, representation or omission in material violation of any Privacy Laws of the Full-Scope Privacy Jurisdictions or, to the knowledge of the Company, in material violation of any Privacy Laws of other jurisdictions.
(d) Except as set forth in Section 4.22(d) of the Company Disclosure Letter, during the three (3) years preceding the date of this Agreement, the Company and/or any of its Subsidiaries have not been a named party in any Actions or received any correspondence or other communications from any Governmental Authority alleging a violation of (A) any Privacy Laws, including with respect to any third Person’s privacy, data protection rights or Personal Information, (B) applicable privacy policies, or (C) the Privacy Contractual Obligations.
(e) The Company and its Subsidiaries have materially complied with all requests or other steps noted in any Action referenced in Section 4.22(d) in which the Company and/or any of its Subsidiaries have been a named party.
(f) To the knowledge of the Company, during the three (3) years preceding the date of this Agreement, (i) there have been no instances of material personal data breaches (as such term is defined in EU GDPR), other material security incidents, or other material misuse of or unauthorized use of, access to, intrusions into, disruptions of, or data loss involving Personal Information. To the knowledge of the Company, during the three (3) years preceding the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there have been no security incidents, or other misuse of or unauthorized use of, access to, intrusions into, disruptions of, or data loss involving Company Systems. The Company has made available to Acquiror summaries of the results of all penetration tests performed on Company Systems by third parties on behalf of the Company in the past three (3) years and, except as set forth in Section 4.22(f) of the Company Disclosure Letter, the Company has resolved or remediated any vulnerabilities identified in such penetration tests rated high or critical, or implemented compensating controls to mitigate the identified risk to Company Systems or Personal Information arising from such vulnerabilities. Neither the Company nor any third party acting at the direction or authorization of the Company has paid (i) any perpetrator of any personal data breach (as such term is defined in EU GDPR) or other data breach incident or cyber-attack or (ii) any third party with actual or alleged information about any personal data breach (as such term is defined in EU GDPR) or other data breach incident or cyber-attack.
(g) To the extent required by applicable Privacy Laws, all third-party services providers, outsourcers, processors or other third parties who Process any Personal Information for or on behalf of the Company or any of its Subsidiaries have contractually agreed to comply with applicable Privacy Laws. To the knowledge of the Company, no third party who has provided any Personal Information to the Company and its Subsidiaries has done so in violation of applicable Privacy Laws.
(h) The Company is not subject to any contractual requirements or other legal obligations (including any obligations under Privacy Laws of the Full-Scope Privacy Jurisdictions and, to the knowledge of the Company, Privacy Laws of any other jurisdiction) that, following the Closing, would prohibit Acquiror or Company from Processing any Personal Information in the manner in which the Company Processed such Personal Information prior to the Closing. The execution, delivery and performance of this Agreement by the Company does not violate its obligations under applicable Privacy Laws of the Full-Scope Privacy Jurisdictions and, to the knowledge of the Company, Privacy Laws of any other jurisdiction, the Company’s privacy policies and the Privacy Contractual Obligations.

Section 4.23. Environmental Matters.
(a) To the knowledge of the Company, the Company and its Subsidiaries are, and since January 1, 2019 have been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Licenses required by Environmental Laws (“Environmental Permits”).
(b) Neither the Company nor its Subsidiaries has received written notice that it is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of any Hazardous Materials.
(c) No material Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.
(d) The Company has not received written notice that the Company or any Company Subsidiary has released any Hazardous Materials at, on, in, under or from the Leased Real Property, the Owned Real Property or any other location, including any properties formerly owned, leased or operated by the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has released any Hazardous Materials at any location, in each case for which there was an obligation under Environmental Law to perform any investigation or remedial action.
(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections or other location formerly owned, leased or operated by the Company or any Company Subsidiary, in the Company’s possession, and any material communications or notices concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.
Section 4.24. Absence of Changes.
(a) From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.
(b) Since the date of the most recent balance sheet included in the Financial Statements, except (i) as set forth on Section 4.24(b) of the Company Disclosure Letter and (ii) in connection with the transactions contemplated by this Agreement and the other documents to which the Company is a party contemplated hereby, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.
(c) Since the date of the most recent balance sheet included in the Financial Statements, except (i) as set forth on Section 4.24(c) of the Company Disclosure Letter and (ii) in connection with the transactions contemplated by this Agreement the other documents to which the Company is a party contemplated hereby, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of Acquiror pursuant to Section 6.1.
Section 4.25. Anti-Corruption Compliance.
(a) In the past five (5) years, none of the Company or any of its Subsidiaries, or any director, manager, officer or employee or, to the knowledge of the Company, any agent (acting as such) of the Company or any of the Company’s Subsidiaries, has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or any other Person, for the purpose of (i) influencing any act or decision of such government official or employee, candidate, party or campaign, (ii) inducing such government official or employee, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, (v) securing any improper advantage, or (vi) otherwise in violation of applicable Anti-Bribery Laws.

(b) The Company has not established or maintained any unlawful fund of corporate monies or any other properties.
(c) Each of the Company and its Subsidiaries has instituted and maintains policies and procedures designed to promote and achieve compliance with applicable Anti-Bribery Laws.
(d) To the knowledge of the Company, there are no current or pending internal investigations or third party investigations (including by any Governmental Authority), charges or judgements concerning actual or alleged violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
Section 4.26. Sanctions and International Trade Compliance.
(a) The Company and each of its Subsidiaries (i) are, and have been, for the past five (5) years, in compliance (A) in all material respects, with all applicable Ex-Im Laws, and (B) with applicable Sanctions, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the Ex-Im Laws and applicable Sanctions (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, complaints, charges, voluntary disclosures or Actions concerning the Company or any of the Company’s Subsidiaries related to any Ex-Im Laws or Sanctions or any Export Approvals.
(b) None of the Company or any of its Subsidiaries or any of the respective directors, managers or officers, employees or, to the knowledge of the Company, agents (acting as such) of the Company or its Subsidiaries or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is or, during the past five (5) years, has been a Sanctioned Person or (ii) has engaged in any dealings with or involving any Sanctioned Person, in violation of applicable Sanctions or (iii) has engaged in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any applicable licenses or authorizations in material violation of any Ex-Im Laws or applicable Sanctions or any Export Approvals.
(c) Each of the Company and its Subsidiaries has instituted and maintains policies and procedures designed to promote and achieve compliance with Ex-Im Laws and applicable Sanctions.
Section 4.27. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement / Registration Statement will, (a) when the Proxy Statement / Registration Statement is first filed in accordance with Rule 424(b) and pursuant to Section 14A, (b) on the effective date of the Proxy Statement / Registration Statement, (c) on the date the Proxy Statement / Registration Statement is mailed to the Acquiror Shareholders and certain of the Company’s members and (d) at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.28. Vendors. Section 4.28 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2021 (the “Top Vendors”).
Section 4.29. Customers. Section 4.29 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers and/or third-party revenue sources based on the aggregate Dollar value of the Company’s and its Subsidiaries’ revenue with such counterparty during the trailing twelve months for the period ending December 31, 2021 (the “Top Customers”).
Section 4.30. Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.
Section 4.31. No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.
Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Except as set forth in (i) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) or (ii) the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations, warranties or covenants in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows as of the date hereof and as of the Closing Date:
Section 5.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation, exempted company or limited liability company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those incident to this Agreement and the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.
Section 5.2. No Substantial Government Ownership Interest. To the knowledge of Acquiror, no national or subnational governments of a single foreign state have a “substantial interest” in Acquiror or Merger Sub, respectively, within the meaning of the Defense Production Act of 1950, including all implementing regulations thereof.
Section 5.3. Due Authorization.
(a) Each of Acquiror and Merger Sub has all requisite corporate or limited liability company power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) subject to obtaining the Acquiror Shareholder Approval, consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) favorably recommended by the Special Committee to the board of directors of Acquiror, (ii) duly and validly authorized and approved by the board of directors of Acquiror and by Acquiror as the sole member of Merger Sub, (iii) determined by the board of directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and (iv) recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and/or Merger Sub, as applicable, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and/or Merger Sub, as applicable, enforceable against Acquiror and/or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:
(i) each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii) shall require approval of a Special Resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the Acquiror Shareholders who attend and vote at the Acquiror Shareholders’ Meeting;
(ii) each of those Transaction Proposals identified in clauses (D), (E), (F), (G) and (J) of Section 8.2(b)(ii), in each case, shall require approval of an Ordinary Resolution under Cayman Islands law, being the affirmative vote of a majority of the Acquiror Shareholders who attend and vote at the Acquiror Shareholders’ Meeting; and
(iii) each of those Transaction Proposals identified in clauses (H) and (I) of Section 8.2(b)(ii), in each case, the requisite approval required under Acquiror’s Governing Documents, the Cayman Islands Companies Act or other applicable law.
(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.
(d) At a meeting duly called and held, the Special Committee has recommended the board of directors approve the transactions contemplated thereby, and at a meeting duly called and held, the board of directors of Acquiror has unanimously approved the transactions contemplated by this Agreement.
Section 5.4. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.
Section 5.5. Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of Acquiror, threatened Actions against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. From their respective dates of inception to the date of this Agreement, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror. This Section 5.5 shall not apply to Tax matters.
Section 5.6. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since November 23, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.7. Internal Controls; Listing; Financial Statements.
(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that, to Acquiror’s knowledge, are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP and there have been no significant deficiencies or material weakness in Acquiror’s internal control over financial reporting (whether or not remediated) and no change in Acquiror’s control over financial reporting that has materially affected, or is reasonably likely to materially affect Acquiror’s internal control over financial reporting.
(b) As of the date hereof, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c) The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or prohibit or terminate the listing of Acquiror Class A Ordinary Shares on NYSE.
(d) The financial statements and notes contained or incorporated by reference in the Acquiror SEC Filings fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Acquiror as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Filings. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.
(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any actual fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.8. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) CFIUS Approval, if and as required or otherwise deemed advisable by the Parties after good faith discussions, (iii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Islands Registrar and the DGCL, (iv) any actions, consents, permits, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to perform or comply with on a timely basis any obligation of Acquiror under this Agreement or Merger Sub or to consummate the transactions contemplated hereby, and (v) as otherwise disclosed on Section 5.8 of the Acquiror Disclosure Letter.
Section 5.9. Trust Account. As of the date of this Agreement, Acquiror has $284,400,000 in investments and cash in the Trust Account (including an aggregate of $9,660,000 of deferred underwriting discounts and commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 23, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than the Acquiror Shareholders holding Acquiror Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than (i) to pay Taxes and (ii) payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.
Section 5.10. Investment Company Act; JOBS Act. Acquiror is not required to register as an “investment company”, as such term is defined in the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.11. Absence of Changes. Since December 31, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.11 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.
Section 5.12. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror. This Section 5.12 shall not apply to Tax matters.
Section 5.13. Capitalization of Acquiror.
(a) As of the date of this Agreement, the authorized share capital of Acquiror is $221,000,000 divided into (i) 200,000,000 Acquiror Class A Ordinary Shares, 27,600,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 Acquiror Class B Ordinary Shares, of which 6,900,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.
(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Domesticated Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 13,800,000 Acquiror Public Warrants and 15,800,000 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) thirty (30) days after the Closing, and (y) 12 months from the closing of Acquiror’s initial public offering. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Warrant Agreement, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.
(c) Except as set forth in this Section 5.13 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the Backstop Commitment and the Forward Purchase Commitment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.
(d) Subject to obtaining the Acquiror Shareholder Approval, the shares of Domesticated Acquiror Common Stock comprising the Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.
(e) On or prior to the date of this Agreement, Acquiror has entered into the Forward Purchase Agreement with the Sponsor and has delivered to the Company true, correct and complete copies of the Forward Purchase Agreement on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, the Forward Purchase Investors have agreed, subject to the terms and conditions therein and in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants for the Backstop Subscription Amount and the Forward Purchase Commitment Amount. As of the date of this Agreement, the Forward Purchase Agreement is in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on the Sponsor, in accordance with their terms.
(f) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.14. Brokers’ Fees. Except fees described on Section 5.14 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.
Section 5.15. Indebtedness. Section 5.15 of the Acquiror Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Acquiror and Merger Sub.
Section 5.16. Taxes.
(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been duly and timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all income and other material Taxes due and payable (whether or not shown on any Tax Return) have been timely paid (other than Taxes, if any, resulting from the Merger).
(b) Acquiror and Merger Sub have each deducted and withheld from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or other Person all material Taxes required by Law to be deducted and withheld, and timely paid over to the proper Governmental Authority all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.
(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.
(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e) There are no material Tax audits or other examinations of Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub, in each case, other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business.
(f) Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material amount of Taxes.
(g) No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(h) Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement other than (i) any such agreement solely between the Acquiror and/or Merger Sub and (ii) customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes.
(i) Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(j) Neither the Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal or state or local income Tax purposes, other than a group the common parent of which was or is the Acquiror.
(k) Neither Parent nor Merger Sub has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the country of its organization.
(l) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations 1.6011-4(b)(2).
(m) Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income or exclude any material item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), or (v) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing.
(n) Neither Acquiror nor Merger Sub has made an election under Section 965(h) of the Code (or any similar provision of state, local or foreign Law).
(o) Neither Acquiror nor Merger Sub has been, is, and immediately prior to the Effective Time will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(p) Neither Acquiror nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(q) Each of Acquiror and Merger Sub is properly classified as a “C corporation” for U.S. federal income tax purposes.
(r) Acquiror and Merger Sub have not taken any action, nor to the knowledge of Acquiror or Merger Sub are there any facts or circumstances, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.
For purposes of this Section 5.16, any reference to Acquiror or Merger Sub shall be deemed to include any Person that merged with or was liquidated or converted into such entity.
Section 5.17. Business Activities.
(a) Since formation, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to perform their respective obligations under this Agreement and the Ancillary Agreements.
(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination (other than confidentiality agreements, term sheets, letters of intent or other customary agreements entered into in connection with review of potential initial business combinations conducted by Acquiror, in each case which were entered into prior to the date hereof and which have been terminated prior to the date hereof and do not contain binding terms with respect to liabilities or obligations to effect a Business Combination). Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than incident to the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the Business Combination), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $500,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there is $1,050,000 outstanding under Working Capital Loans.
Section 5.18. Stock Market Quotation. As of the date hereof, the issued and outstanding units of Acquiror, each such unit comprised of one Acquiror Class A Ordinary Share and one half of one Acquiror Ordinary Warrant, are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE under the symbol “TINV U.” As of the date hereof, the Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NYSE under the symbol “TINV.” As of the date hereof, the Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “TINV WS.” There is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Ordinary Shares or Acquiror Warrants on the NYSE. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.
Section 5.19. Proxy Statement / Registration Statement. The Proxy Statement / Registration Statement, (a) when first filed in accordance with Rule 424(b) and pursuant to Section 14A, (b) on the effective date thereof, (c) on the date mailed to the Acquiror Shareholders and certain of the Company’s members and (d) at the time of the Acquiror Shareholders’ Meeting, will (i) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations, warranties or covenants as to (i) any projections or forecasts, (ii) statements made or incorporated by reference into or (iii) information omitted from the Proxy Statement / Registration Statement in reliance upon or based upon information supplied to Acquiror by or on behalf of the Company for inclusion in the Proxy Statement / Registration Statement.
Section 5.20. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, partners or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.21. Fairness Opinion. The Special Committee has received the opinion of Kroll LLC, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the consideration to be paid by Acquiror in the Business Combination is fair from a financial point of view to Acquiror.
Section 5.22. No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, managers, officers, employees, shareholders, partners, members or representatives or otherwise.
Section 5.23. Employees. Other than any officers as described in the Acquiror SEC Filings, Acquiror and Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any employee, officer or director. Acquiror and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any employee benefit plan.
Section 5.24. Section 280G. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” with respect to any “disqualified individual” under Section 280G of the Code that is an employee, officer or director of the Acquiror.
Article VI

COVENANTS OF THE COMPANY
Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, (ii) as required by Law, (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (iv) as required to comply with COVID-19 Measures or (v) in connection with any commercially reasonable action taken or not taken by the Company or any of its Subsidiaries in good faith to mitigate the risk to the Company or any of its Subsidiaries as a result of adverse changes arising after the date hereof in respect of COVID-19 (in each case of clause (iv) and/or clause (v) of this Section 6.1, but only to the extent reasonable and prudent in light of the business of the Company and its Subsidiaries and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures), operate the business of the Company in the ordinary course of business, maintain its relationship with key customers and suppliers, and continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and doubtful receivables and manage inventory, assets, properties and goodwill, in each case, consistent with past practice. Without limiting the generality of the foregoing, except as required by this Agreement or the Ancillary Agreements, as required by Law, as required to comply with COVID-19 Measures or in connection with any commercially reasonably action taken by the Company or any of its Subsidiaries in good faith to mitigate the risk to the Company or any of its Subsidiaries as a result of adverse changes arising after the date hereof in respect of COVID-19 (in each case only to the extent reasonable and prudent in light of the business of the Company and its Subsidiaries and, where applicable, the circumstances giving rise to adverse changes in respect of COVID-19 or the COVID-19 Measures), as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), except that consent shall not be required if the Company reasonably believes that obtaining such consent may violate Law, the Company shall not, and the Company shall cause its Subsidiaries not to:
(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;
(b) other than a distribution in an amount no greater than the Permitted Distribution Amount, make, declare, set aside, establish a record date for or pay any dividend or distribution to the members of the Company or make any other distributions in respect of any of the Company Units or equity interests;
(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;
(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Options) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;
(e) except in the ordinary course of business consistent with past practice: (i) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter or any Real Property Lease or (ii) waive, delay the exercise of, release or assign any material rights or claims under any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter or any Real Property Lease;
(f) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien on, or otherwise dispose of any material assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment and (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;
(g) acquire any ownership interest in any real property;
(h) except as otherwise required by existing Company Benefit Plans, (i) grant any change in control or similar pay (including any cash or equity or equity-based incentive), (ii) grant any new cash retention payment, except in connection with the (x) hiring of any employee of the Company or its Subsidiaries or (y) promotion of any employee of the Company or its Subsidiaries below the level of Vice President, in each case, in the ordinary course of business consistent with past practice (which amount will not exceed $500,000 in the aggregate), (iii) grant any severance, termination or similar pay, except in connection with the termination of employment of any employee of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, (iv) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the (x) hiring of additional employees with annual compensation in excess of $300,000 or additional officers or the (y) termination of existing employees with annual compensation in excess of $300,000 or existing officers, other than terminations for cause or due to death or disability, (v) terminate, adopt, enter into or amend any Company Benefit Plan other than with respect to welfare benefit plans in the ordinary course of business consistent with past practice, (vi) increase the annual base salary or bonus opportunity of any employee, officer, director or other individual service provider with annual compensation in excess of $300,000, (vii) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (viii) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;
(i) directly or indirectly acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets or equity interests of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(j) (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed income or other material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business, the principal subject of which is not Taxes), (v) settle any claim or assessment in respect of Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than in connection with a customary extension of the due date for filing a Tax Return obtained in the ordinary course of business), (viii) request a ruling or similar guidance from any Governmental Authority with respect to any Tax matter, or (ix) file any income or other material Tax Return in a manner inconsistent with past practice;
(k) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, managers, employees, partners, members or other Affiliates, other than payments or distributions relating to obligations in respect of arms-length commercial transactions pursuant to the agreements set forth on Section 6.1(k) of the Company Disclosure Letter as existing on the date of this Agreement;
(l) implement employee layoffs, plant closing, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to require advance notice under the WARN Act;
(m) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;
(n) issue any additional Company Units or securities exercisable for or convertible into Company Units (including any Company Option), other than (i) the issuance of Company Options in connection with (x) the hiring of any employee of the Company or its Subsidiaries or (y) the promotion of any employee of the Company or its Subsidiaries below the level of Vice President, in each case, in the ordinary course of business consistent with past practice and with the approval of the board of managers of the Company or (ii) the issuance of Company Series X Ordinary Units upon the exercise or settlement of Company Options, in each case, to the extent required pursuant to the terms of the applicable award agreement in effect as of the date of this Agreement;
(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);
(p) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries or (ii) waive, release, settle, compromise or otherwise resolve any Action, litigation or other proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;
(q) sell, assign, lease, license, sublicense, covenant not to assert, encumber, cancel, dispose of, abandon, fail to maintain, permit to lapse or expire, convey, or otherwise transfer (or agree to do any of the foregoing with respect to), directly or indirectly, any material Company Intellectual Property, except for (i) the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (without the possibility of any further extension or renewal) or (ii) non-exclusive, non-source code licenses granted in the ordinary course of business consistent with past practice;

(r) disclose or agree to disclose to any Person (other than Acquiror or any of its Representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practice and pursuant to customary contractual obligations to maintain the confidentiality thereof;
(s) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(q) of the Company Disclosure Letter, in the aggregate;
(t) enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(u) terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(v) waive the restrictive covenant obligations of any current employee of the Company or any of the Company’s Subsidiaries;
(w) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;
(x) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;
(y) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or any rights to acquire debt securities of the Company or any of its Subsidiaries, or enter into any arrangement having the economic effect of any of the foregoing;
(z) incur any Liens other than Permitted Liens;
(aa) make any loans or advance any money or other property to any Person, except for (i) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business or (ii) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business;
(bb) enter into a material new line of business;
(cc) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;
(dd) enter into, modify or supplement in any material respect, waive any material rights under or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a material Contract, other than in the ordinary course of business or as required by Law; or
(ee) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1.
Notwithstanding the foregoing, nothing contained herein shall give to Acquiror, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.
Section 6.2. Purchase Agreement. Except as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to enter into, modify or supplement in any respect, waive any rights under or terminate the Purchase Agreement.

Section 6.3. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other Representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to (x) all of their respective properties, books, Contracts, commitments, Tax Returns, records, and (promptly following the execution of a consent in form and substance reasonably acceptable to such auditors or independent accountants) accounts and work papers of the Company’s and its Subsidiaries’ independent accountants and auditors and (y) appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the business and affairs of the Company and its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other Representatives, (x) such information and such other materials and resources relating to any Action initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such Representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Action or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Action, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective Representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.
Section 6.4. Preparation and Delivery of Additional Company Financial Statements.
(a) The Company shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, (i) the audited consolidated balance sheets and the related audited consolidated statements of operations, cash flows and shareholders’ equity of the Company and its Subsidiaries as of and for the year ended December 31, 2021, together with the auditor’s reports thereon which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “2021 Audited Financial Statements”); provided, that upon delivery of such 2021 Audited Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.
(b) As soon as reasonably practicable following May 14, 2022, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and the related audited consolidated statements of operations, cash flows and shareholders’ equity of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2022 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q1 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 Financial Statements with the same force and effect as if made as of the date of this Agreement.
(c) If the Effective Time has not occurred prior to August 12, 2022, as soon as reasonably practicable following August 12, 2022, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and the related audited consolidated statements of operations, cash flows and shareholders’ equity of the Company and its Subsidiaries as of and for the three-month period ended June 30, 2022 (the “Q2 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the

Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements with the same force and effect as if made as of the date of this Agreement.
(d) The Company shall, as promptly as practicable, provide Acquiror with all other information concerning the Company and its management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested or required by Acquiror for inclusion in the Proxy Statement / Registration Statement.
Section 6.5. Affiliate Agreements. All Affiliate Agreements set forth on Section 6.5 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.5 of the Company Disclosure Letter. With respect to each such Affiliate Agreement, the Company shall deliver to Acquiror evidence of such termination or settlement, as applicable, at or prior to the Closing.
Article VII

COVENANTS OF ACQUIROR
Section 7.1. Employee Matters.
(a) Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan in a form to be mutually agreed by Acquiror and the Company with an initial reserve of shares of Domesticated Acquiror Common Stock available for issuance in an amount to be mutually agreed by Acquiror and the Company (the “Incentive Equity Plan”).
(b) ESPP. Prior to the Closing Date, Acquiror shall approve and adopt an employee stock purchase plan, in a form to be mutually agreed by Acquiror and the Company, with an initial reserve of shares of Domesticated Acquiror Common Stock available for issuance in an amount to be mutually agreed by Acquiror and the Company (the “ESPP”).
(c) Following the date of this Agreement and prior to the Closing, the parties will work in good faith to identify a third party compensation consultant to be engaged by the Company and Acquiror jointly to assist the Company and Acquiror in reviewing market data in connection with evaluating the share reserve and design of any equity awards under the Incentive Equity Plan and ESPP, and any other compensation arrangements as may be mutually agreed to by the Company and Acquiror.
(d) As soon as reasonably practicable following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Domesticated Acquiror Common Stock issuable under the ESPP and the Incentive Equity Plan.
(e) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 7.2. Trust Account Proceeds and Related Available Equity.
(a) If (i) the amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (such amount, prior to payment from the Trust Account of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Transaction Expenses or transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), as contemplated by Section 11.6), (the “Trust Amount”), plus (ii) the Backstop Subscription Amount and the Forward Purchase Commitment Amount actually received by Acquiror prior to or substantially concurrently with the Closing plus (iii) the amount actually received by Acquiror prior to or substantially concurrently with the Closing from a PIPE Investment (the sum of (i), (ii) and (iii), the “Available Acquiror Cash”), is equal to or greater than $100,000,000 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(e) shall be satisfied.
(b)  Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use or otherwise at its direction, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.
Section 7.3. Listing. From the date hereof through the Effective Time, Acquiror shall use reasonable best efforts to cause Acquiror to remain listed as a public company on NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Domesticated Acquiror Common Stock issuable in the Merger and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of such shares of Domesticated Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.
Section 7.4  Extension. Notwithstanding anything to the contrary in this Agreement, Acquiror shall, and shall cause Sponsor to, extend the deadline by which it must complete its Business Combination (an “Extension”) to November 27, 2022 consistent with its Governing Documents.
Section 7.5. Acquiror Conduct of Business.
(a) During the Interim Period, except as set forth on Section 7.5(a) of the Acquiror Disclosure Letter, Acquiror shall, and shall cause Merger Sub to, except as required by Law, as contemplated by this Agreement (including as contemplated by the Backstop Commitment, the Forward Purchase Commitment and any PIPE Investment or in connection with the Domestication), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the Backstop Commitment, the Forward Purchase Commitment or any PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:
(i) seek any approval from the Acquiror Shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;
(ii) (x) make or declare any dividend or distribution to the Acquiror Shareholders or make any other distributions in respect of any of Acquiror’s equity interests or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s equity interests or Merger Sub Capital Stock, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of Acquiror Class A Ordinary Shares made as part of the Acquiror Share Redemptions;
(iii) (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed income or other material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business, the principal subject of which is not Taxes), (E) settle any claim or assessment in respect of Taxes, (F) knowingly surrender or allow to expire any right to claim a refund of material Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than in connection with a customary extension of the due date for filing a Tax Return obtained in the ordinary course of business), (H) request a ruling or similar guidance from any Governmental Authority with respect to any Tax matter, or (I) file any income or other material Tax Return in a manner inconsistent with past practice;
(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder;
(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than (x) any indebtedness for borrowed money or guarantee from its Affiliates and members or stockholders in order to meet its reasonable administrative costs and expenses and other capital requirements (including the costs and expenses necessary for any PIPE Investment, investment made under the Backstop Commitment and the Forward Purchase Commitment), with any such loans to be made only as reasonably required by the operation of Acquiror in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at the Closing, (y) any Indebtedness in respect of any Working Capital Loan in an aggregate amount not to exceed $950,000 (in addition to the $1,050,000 outstanding under Working Capital Loan as of the date hereof), (z) any indebtedness pursuant to an Extension under Section 7.4 including the costs and expenses necessary thereto or (aa) incurred between Acquiror and Merger Sub;
(vii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than (x) the issuance of the shares of Domesticated Acquiror Common Stock comprising the Aggregate Merger Consideration, (y) the issuance of Acquiror private placement warrants to the Sponsor in an Extension, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, other than the issuance of Acquiror private placement warrants to the Sponsor for the purpose of extending the period of time to consummate a business combination, or, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein and (z) as contemplated by this Agreement (including but not limited to pursuant to the Backstop Commitment, the Forward Purchase Commitment or a PIPE Investment);
(viii) hire any employees or engage any independent contractors, advisors or consultants, in each case, with annual compensation in excess of $200,000; or
(ix) enter into any agreement to do any action prohibited under this Section 7.5.
Notwithstanding the foregoing, nothing contained herein shall give to the Company, directly or indirectly, rights to control or direct the operations of Acquiror prior to the Effective Time. Prior to the Effective Time, each of the Company and Acquiror shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.
Section 7.6. Post-Closing Directors and Officers of Acquiror.
(a) The parties shall use reasonable best efforts to ensure that the individuals listed on Section 7.6(a) of the Acquiror Disclosure Letter, and the additional individuals as agreed between Acquiror and the Company pursuant to the parameters set forth on Section 7.6(a) of the Acquiror Disclosure Letter, are nominated and appointed as directors of Acquiror effective immediately after the Closing, and the identities of such individuals shall be made publicly available as promptly as practicable following the date hereof (but in any event prior to the date on which the Proxy Statement / Registration Statement is filed with the SEC in definitive form).

(b) Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time (i) the board of directors of Acquiror shall have a majority of “independent” directors for the purposes of the NYSE and (ii) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Acquiror Disclosure Letter, in each case, each of whom shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.
Section 7.7. Domestication. Subject to receipt of the Acquiror Shareholder Approval, one Business Day prior to Closing, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror substantially in the form attached as Exhibit A hereto (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Islands Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Acquiror Unit shall separate and convert automatically into one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant.
Section 7.8. Indemnification and Insurance.
(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.
(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’/managers’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’/managers’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not materially less favorable in the aggregate than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’/managers’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable in the aggregate than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the policy purchased in respect of the Company, the “Company Tail”, the policy purchased in respect of Acquiror, the “Acquiror Tail” and each, a “D&O Tail”) and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof.
(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.8.
(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.
Section 7.9. Acquiror SEC Filings. From the date hereof through the Effective Time, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC.
Section 7.10. Backstop Commitment and Forward Purchase Commitment. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionally or impose any new obligation on the Company or Acquiror, Acquiror shall not agree to reduce the Backstop Subscription Amount (but only in the case where the Non-FPS Amount is less than $50,000,000) or the Forward Purchase Commitment Amount or reduce or impair the rights of Acquiror or any third-party rights of the Company under the Forward Purchase Agreement, and Acquiror shall not permit any material amendment or material modification to be made to, any material waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or material remedy under, or any replacements of, the Forward Purchase Agreement, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Forward Purchase Agreement have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Forward Purchase Agreement on the terms described therein, including using its reasonable best efforts to enforce its rights under the Forward Purchase Agreement to cause the Forward Purchase Investors to pay to (or as directed by) Acquiror the applicable purchase price under the Forward Purchase Agreement in accordance with its terms.
Section 7.11. Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any of the Acquiror Shareholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.
Article VIII

JOINT COVENANTS
Section 8.1. HSR Act; Other Filings.
(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act to consummate the transactions contemplated hereby, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act and promptly to obtain required consents, approvals, and expirations or terminations of waiting periods under any other applicable Antitrust Laws (the

“Required Regulatory Approvals”), (ii) use their reasonable best efforts to cooperate with each other in making all filings and timely obtaining all Required Regulatory Approvals, and (iii) unless otherwise agreed by the Company and Acquiror in writing, supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to, and substantially comply with any Antitrust Information or Document Requests.
(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) cooperate in good faith with each other and use their respective reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable, but in any event prior to the Agreement End Date, and avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date; provided, that neither Acquiror nor the Company shall be required to undertake any action under this paragraph that would materially impact Acquiror’s or the Company’s expected benefits resulting from the transactions contemplated hereby.
(c) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror, subject to the limitations in Section 8.1(a), shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates to or from any Governmental Authority with respect to the transactions contemplated hereby, and each shall permit counsel to the other an opportunity to review in advance, and shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that neither the Company nor the Acquiror shall pull and refile any filing, extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the acquisition for any period of time without the written consent of the other. Materials required to be provided pursuant to this Section 8.1(d) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company; and (ii) as necessary to comply with contractual arrangements, and (iii) to remove references to privileged information. To the extent not prohibited by Law, the Company agrees to provide Acquiror’s counsel, and Acquiror agrees to provide the Company’s counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone or video conference, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(d) Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the filings required under the HSR Act for the transactions contemplated hereby.
(e) Notwithstanding any other provision of this Agreement, the Company and Acquiror shall, if and as required or otherwise deemed advisable by the Parties after good faith discussions, seek and achieve CFIUS Approval, including by: (i) using their respective reasonable best efforts to obtain CFIUS Approval as promptly as practicable after the date of this Agreement; (ii) taking or causing to be taken the following actions: (A) as promptly as practicable following the date of this Agreement, providing all necessary information needed for a

CFIUS Notice, (B) as promptly as practicable after the date of this Agreement, submitting a CFIUS Notice to CFIUS (in whichever form the Company and Acquiror agree), it being understood that, if the Parties elect to file the CFIUS Notice in the form of a joint voluntary notification rather than a declaration, the Parties shall engage in a consultation process with CFIUS in advance of such submission and use commercially reasonable efforts to file the CFIUS Notice with CFIUS as promptly as practicable after CFIUS’s provision of feedback (if any), and (C) providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Merger, within the time periods specified or otherwise provided by CFIUS (provided, that any Party to the CFIUS Notice may request an extension of any deadline imposed by CFIUS in accordance with Section 721); and (iii) in connection with the efforts to obtain CFIUS Approval, (A) cooperating in all respects and reasonably consulting and coordinating with each other in connection with the CFIUS Notice, including by allowing the other Parties to the CFIUS Notice to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (B) promptly informing the other Parties of any material communication received from, or given to, CFIUS, by sharing the content of any oral communication with CFIUS and providing copies of any written communications; and (C) to the extent permitted by CFIUS, permitting the other Parties to review in advance any communication with, and consulting with each other in advance of any meeting, substantive telephone call or conference with, CFIUS, and to the extent permitted by CFIUS, giving any other Party a reasonable opportunity to attend and participate in any meetings, substantive telephone calls or conferences with CFIUS, in each of clauses (A), (B) and (C) immediately above, subject to confidentiality considerations contemplated by Section 721 or as may be required by CFIUS; provided, that so long as a Party provides information directly to CFIUS, no Party shall be required to disclose to any other party (1) communications containing its confidential business information if such confidential information is unrelated to the Merger, (2) personal identifier information or (3) any information that CFIUS requests of such Party with the instruction that such information not be disclosed to any other Party; provided, further, that with regard to any meeting or substantive conversation, a Party need not be represented or notified by any other party if CFIUS objects to that party being represented at, or notified of, as applicable, any such meeting or any such conversation.
Section 8.2. Preparation of Proxy Statement / Registration Statement; Shareholders’ Meeting and Approvals.
(a) Proxy Statement / Registration Statement and Prospectus.
(i) As promptly as practicable after the execution of this Agreement, Acquiror and the Company shall jointly prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)), and Acquiror shall file with the SEC a registration statement on Form S-4 (as amended or supplemented, the “Proxy Statement / Registration Statement”), as mutually agreed upon by Acquiror and the Company, which shall include a proxy statement / prospectus, in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding Acquiror Class A Ordinary Shares and Acquiror Public Warrants and units comprising such, respectively, in the Domestication, and (B) the shares of Domesticated Acquiror Common Stock to be issued in the Merger. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement / Registration Statement to (x) comply with the rules and regulations promulgated by the SEC and (y) be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Proxy Statement / Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby (provided, that neither Acquiror nor the Company will be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph, (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any such jurisdiction), and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, members or stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation and filing of the Proxy Statement / Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement / Registration Statement to be mailed to the Acquiror Shareholders promptly after the Proxy Statement / Registration Statement is declared effective under the Securities Act.
(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement / Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement / Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement / Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any written comments or other communications that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement / Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement / Registration Statement will (A) at the time of the Proxy Statement / Registration Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act or (B) at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv) If, at any time prior to the Effective Time, any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors, managers or officers that is required to be set forth in an amendment or supplement to the Proxy Statement / Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by the Company or Acquiror, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.
(b) Acquiror Shareholder Approval.
(i) Acquiror shall (A) as promptly as practicable after the Proxy Statement / Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement / Registration Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (y) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a general meeting of Acquiror (the “Acquiror Shareholders’ Meeting”) for a date no later than thirty (30) Business Days following the date the Proxy Statement / Registration Statement is declared effective, and (z) solicit proxies from the Acquiror Shareholders to vote in favor of each of the Transaction Proposals, and (B) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption.
(ii) Acquiror shall, through its board of directors, recommend to its shareholders the (A) approval of the Domestication, (B) approval of the change of Acquiror’s name to “Grindr Inc.”, (C) approval and adoption of Acquiror’s Governing Documents, substantially in the form attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Proxy Statement / Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Domesticated Acquiror Common Stock in connection with the Domestication and Merger, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (G) election of directors effective immediately following the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement / Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement / Registration Statement.
(c) [Reserved].
(d) Modification in Recommendation. The board of directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Shareholders that they vote in favor of the Transaction Proposals (the “Modification in Recommendation”); provided, that the board of directors of Acquiror may make a Modification in Recommendation if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Modification in Recommendation would be inconsistent with its fiduciary and other duties to the Acquiror Shareholders under applicable Law; provided, further, that: (i) Acquiror shall use its reasonable best efforts to notify the Company of its intention to make a Modification in Recommendation at least two (2) Business Days prior to the taking of such action by Acquiror, (ii) if requested by the Company, Acquiror shall use reasonable best efforts to negotiate in good faith with the Company regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the board of directors of Acquiror to reaffirm its recommendation and not make such Modification in Recommendation and (iii) if the Company requested negotiations in accordance with clause (ii), Acquiror may make a Modification in Recommendation only if the board of directors of Acquiror, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the two (2) Business Day period, offered in writing to Acquiror, continues to determine in good faith that failure to make a Modification in Recommendation would be inconsistent with its fiduciary and other duties to Acquiror Shareholders under applicable Law. To the fullest extent permitted by applicable Law, in no event shall any of the following (or the effect of any of the following), alone or in combination, permit or justify, or be taken into account in determining whether to make, a Modification in Recommendation: (A) meeting, failing to meet or exceeding projections of the Company and its Subsidiaries; (B) any actions required to be taken pursuant to this Agreement; and (C) any changes in the price of Acquiror Common Stock. To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation and (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) provided that there has been no Modification in Recommendation, Acquiror shall use its reasonable best efforts to take all actions necessary to obtain the Acquiror Shareholder Approval at the Acquiror Shareholders’ Meeting, including as such Acquiror Shareholders’ Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies in accordance with applicable Law for the purpose of seeking the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (I) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (II) for the absence of a quorum and (III) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (1) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (2) shall not be held later than three (3) Business Days prior to the Agreement End Date.
Section 8.3. Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to obtain pursuant to the written consent, in form and substance reasonably acceptable to Acquiror, the Company Unitholder Approval in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Unitholder Written Consent”), as soon as reasonably practicable after the date on which the Proxy Statement / Registration Statement becomes effective, but in any event within two (2) Business Day following the date that Acquiror notifies the Company of the effectiveness of the Proxy Statement / Registration Statement.
Section 8.4. Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of, and send all notices to, third parties that any of Acquiror or the Company or their respective Affiliates are required to obtain or send, as applicable, in order to consummate the Merger (including, in the case of the Company, the Contracts and Licenses set forth on Section 4.4 of the Company Disclosure Letter), and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Acquiror under this Section 8.4 will constitute a breach of Section 6.1 or Section 7.4, respectively, and in no event shall Acquiror or its Subsidiaries be obliged to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Merger.
Section 8.5. PIPE Investment.
(a) Without limiting anything to the contrary contained herein, during the Interim Period, Acquiror may, but shall not be required to, enter into and consummate subscription agreements with investors relating to a private equity investment in Acquiror to purchase shares of Acquiror in connection with a private placement, and/or enter into backstop arrangements with potential investors, in each case on terms mutually agreeable to the Company and Acquiror, acting reasonably (a “PIPE Investment”), and, if Acquiror elects to seek a PIPE Investment, Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Acquiror); provided, Acquiror may not enter into any agreement for a PIPE Investment without the express written consent of the Company. For the avoidance of doubt, neither the Forward Purchase Commitment nor the Backstop Commitment shall be considered a PIPE Investment for the purposes of this Section 8.5.
(b) To the extent the Company provides such written consent and Acquiror enters into an agreement for a PIPE Investment, Acquiror shall not agree to reduce the PIPE Investment amount or the subscription amount under the PIPE Investment agreement or reduce or impair the rights of Acquiror or any third-party rights of the Company under the PIPE Investment agreement, and Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, the PIPE Investment agreement, in each case, unless approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed).
Section 8.6. Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) as levied by any Governmental Authority (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Transaction Expenses.
Section 8.7. Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Units or acquisitions of shares of Domesticated Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.
Section 8.8. Cooperation; Consultation.
(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that, other than the Backstop Commitment and the Forward Purchase Commitment, the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.
(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the Backstop Commitment and the Forward Purchase Commitment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters.
Section 8.9. Exclusivity.
(a) From the date of this Agreement until the Closing Date, Acquiror shall not, shall cause each of its Affiliates and Subsidiaries and their respective Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Business Combination Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Business Combination Proposal; or (iii) enter into any understandings, arrangements, agreements in principle, agreements or other commitments or instruments (whether or not binding) regarding a Business Combination Proposal. Acquiror shall immediately cease and cause to be terminated, and shall direct its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its Representatives) conducted heretofore with respect to, or that could lead to, any Business Combination Proposal; provided, that the foregoing shall not restrict Acquiror from responding to unsolicited inbound inquiries to the extent required for the board of directors of Acquiror to comply with its fiduciary duties.
(b) From the date of this Agreement until the Closing Date, the Company shall not, shall cause each of its Affiliates and Subsidiaries and their respective Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Company Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Company Acquisition Proposal; or (iii) enter into any understandings, arrangements, agreements in principle, agreements or other commitments or instruments (whether or not binding) regarding a Company Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall direct its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its Representatives) conducted heretofore with respect to, or that could lead to, any Company Acquisition Proposal.
(c) In addition to the other obligations under this Section 8.9, each party hereto shall promptly (and in any event within twenty-four (24) hours after receipt thereof by such party) advise the other party hereto orally and in writing of any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company) received by the applicable party, or any inquiry with respect to or which could reasonably be expected to result in any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company), the material terms and conditions of such any Business Combination Proposal (with respect to Acquiror or Merger Sub) or Company Acquisition Proposal (with respect to the Company) or inquiry, and the identity of the Person making the same.
(d) Each party hereto agrees that the rights and remedies for noncompliance with this Section 8.9 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party hereto and that money damages will not provide an adequate remedy.
(e)  Each of Acquiror and the Company acknowledges and agrees that, for purposes of determining whether a breach of this Section 8.9 has occurred, the actions of such party’s Affiliates and Representatives shall be deemed to be the actions of such party, and such party shall be responsible for any breach of this Section 8.9 by such Persons.
Article IX

CONDITIONS TO OBLIGATIONS
Section 9.1. Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may, to the extent permitted by law, be waived in writing by all of such parties:
(a) The Acquiror Shareholder Approval shall have been obtained with respect to the Transaction Proposals identified in clauses (A), (B), (C), (D), (E), (G), (H) and (I) of Section 8.2(b)(ii);
(b) The Company Unitholder Approval shall have been obtained;
(c) The Proxy Statement / Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy Statement / Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;
(d) The applicable waiting period under the HSR Act (and any extensions thereof, including any agreement with any Governmental Authority to delay consummation of the transactions contemplated by this Agreement) applicable to the transactions contemplated by this Agreement shall have expired or been terminated, the Parties shall have received CFIUS Approval, if and as required or otherwise deemed advisable by the Parties after good faith discussions;
(e) There shall not be in force any Governmental Order, statute, rule or regulation or other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or otherwise making the consummation of the Merger illegal or otherwise prohibited; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Share Redemptions; and
(g) The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance thereof.
Section 9.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:
(a) (i) each of the Company Fundamental Representations shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within thirty (30) days’ after notice (or if earlier, the Agreement End Date);
(c) No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date;
(d) All parties to each of the Ancillary Agreements (other than Acquiror) shall have delivered, or caused to be delivered, to Acquiror copies of each of the Ancillary Agreements duly executed by all such parties, and each of the Ancillary Agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto (other than Acquiror and Merger Sub); and
(e)  Other than those persons identified as continuing directors on Section 2.6(b) of the Acquiror Disclosure Letter, all members of the board of managers of the Company and all executive officers of the Company shall have executed written resignations effective as of the Effective Time.
Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a) (i) the Acquiror Fundamental Representations shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, (ii) the representations and warranties of Acquiror contained in Section 5.11 and the first sentence of each of Section 5.13 (a) and (b) shall be true and correct other than de minimis inaccuracies as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct other than de minimis inaccuracies at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations and the representations and warranties of Acquiror set forth in clause (ii) above (disregarding any qualifications and exceptions contained therein relating to materiality and material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect; provided, that for purposes of this Section 9.3(a) only, the representations and warranties set forth in Section 5.11 shall be true and correct solely as of the date of this Agreement;
(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.3(b), a covenant of Acquiror shall only be deemed to have not been performed if the Acquiror has materially breached such covenant and failed to cure within thirty (30) days’ after notice (or if earlier, the Agreement End Date);
(c) The Domestication shall have been completed as provided in Section 7.7, and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company;
(d) Excluding deferred underwriting fees and commissions and any fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the performance of the transactions contemplated thereby, the total outstanding liabilities of Acquiror shall not exceed $2,700,000;
(e) The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount;

(f) The Backstop Commitment and the Forward Purchase Commitment shall have been consummated, where required;
(g) Other than those persons identified as continuing directors on Section 2.6(b) of the Acquiror Disclosure Letter, all members of the board of directors of Acquiror and all executive officers of Acquiror shall have executed written resignations effective as of the Effective Time; and
(h) All parties to each of the Ancillary Agreements (other than the Company) shall have delivered, or caused to be delivered, to the Company copies of each of the Ancillary Agreements duly executed by all such parties.
Article X

TERMINATION/EFFECTIVENESS
Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(a) by written agreement of the Company and Acquiror;
(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall be adopted any law or regulation making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
(c) by the Company or Acquiror if the condition set forth in Section 9.1(a) shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d) by Acquirer if either (i) the condition set forth in Section 9.1(b) shall not have been obtained or (ii) if any part of the Deferred Amount shall not have been paid in accordance with the Purchase Agreement;
(e) by the Company, prior to Acquiror Shareholder Approval, within 5 days after there has been a Modification in Recommendation;
(f) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before 12:01 am Eastern Time on December 31, 2022 (the “Agreement End Date”), unless Acquiror is in material breach hereof; or
(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, managers, members or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement or actual fraud occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.
Article XI

MISCELLANEOUS
Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated November 23, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions that constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s Governing Documents to modify the substance or timing of the obligation to redeem 100% of the Acquiror Ordinary Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Ordinary Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account (including any distributions therefrom) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for actual fraud. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror to induce it to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror, which proceeding seeks, in whole or in part, monetary relief against Acquiror, the Company hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company (or any party claiming on the Company’s behalf or in lieu of the Company) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Acquiror Shareholders, whether in the form of money damages or injunctive relief, Acquiror shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.
Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, to the extent permitted by Law, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in case of this clause (iv), solely to the extent no “bounce back” or similar message is received) addressed as follows:
(a)	If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Tiga Acquisition Corp.
Ocean Financial Centre
Level 40, 10 Collyer Quay
Singapore 049315
Attention: Ashish Gupta
Email: agupta@tigainvestments.com

with copies to (which shall not constitute notice):

Milbank LLP
12 Marina Boulevard
#36-03 Marina Bay Financial Centre Tower 3
Singapore 018982
Attention: David H. Zemans
Email: dzemans@milbank.com

(b)	If to the Company prior to the Closing, or to the Surviving Company after the Effective Time, to:

Grindr Group LLC
750 N San Vicente Blvd
Hollywood, CA 90069
Attention: Bill Shafton
Email: bill@grindr.com

with copies to (which shall not constitute notice):

Cooley LLP
3 Embarcadero Center
20th Floor
San Francisco, CA 94111
Attention: Garth A. Osterman
Email: gosterman@cooley.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void; provided, however, that Acquiror may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of Acquiror so long as Acquiror remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 7.8 and Section 11.16.
Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisors and accountants. If the Closing shall occur, Acquiror shall, in addition to its foregoing obligations to pay its own transaction expenses, (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any reasonable transaction expenses of Acquiror (including reasonable transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), in each of case of (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account, with such payment made from the proceeds released from the Trust Account.
Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Ancillary Agreements and (c) the Confidentiality Agreement, dated as of November 9, 2021, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.
Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. Any waiver pursuant to Section 11.2 of this Agreement or any amendment pursuant to this Section 11.11 of this Agreement on behalf of the Acquiror shall require the approval of the Special Committee.

Section 11.12. Publicity.
(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).
(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Laws, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures regarding the termination or expiration of the waiting period under the HSR Act or approvals, consents or termination of the waiting period under other Antitrust Laws shall be deemed not to violate this Section 11.12.
Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 11.14. Jurisdiction; Waiver of Jury Trial.
(a) Any proceeding or Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties and any other Person seeking to enforce this Agreement irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14. The parties hereby agree to service of process in the manner set forth in Section 11.3.
(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:
(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and
(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each of the foregoing shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.
Section 11.18. Conflicts and Privilege.
(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the members or shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, managers, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Tiga Group”), on the one hand, and (y) the Surviving Company and/or any member of the Grindr Group, on the other hand, any legal counsel, including Milbank LLP (“Milbank”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Tiga Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Tiga Group, on the one hand, and Milbank, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Tiga Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company.
(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the members or holders of other equity interests of the Company and any of their respective directors, managers, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Grindr Group”), on the one hand, and (y) the Surviving Company and/or any member of the Tiga Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) that represented the Company prior to the Closing may represent any member of the Grindr Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company) further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Grindr Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Grindr Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
TIGA ACQUISITION CORP.

By:	/s/ G. Raymond Zage, III
Name:	G. Raymond Zage, III
Title:	Chairman and CEO

TIGA MERGER SUB LLC

By:	/s/ G. Raymond Zage, III
Name:	G. Raymond Zage, III
Title:	Officer

GRINDR GROUP LLC

By:	/s/ James Lu
Name:	James Lu
Title:	President and Secretary

Exhibit A

Form of Certificate of Incorporation of Acquiror upon Domestication
See attached.

Exhibit B

Form of Bylaws of Acquiror upon Domestication
See attached.

Exhibit C

Form of Unitholder Support Agreement
See attached.

Exhibit D

Transaction Support Agreement
See attached.

Exhibit E

Form of Registration Rights Agreement
See attached.

ANNEX A-1
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This FIRST AMENDMENT (this “Amendment”), to the Agreement and Plan of Merger, dated as May 9, 2022, (the “Merger Agreement”), by and among Tiga Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), Tiga Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Grindr Group LLC, a Delaware limited liability company (the “Company”), is dated as of October 5, 2022, by and among Acquiror, Merger Sub, Tiga Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub II”), and Grindr. Each capitalized term used and not defined herein shall have the meaning assigned to it in the Merger Agreement.
RECITALS
WHEREAS, Merger Sub II was incorporated under the Laws of the State of Delaware on September 9, 2022 and is a direct wholly owned subsidiary of Acquiror formed for the purpose of effecting the Merger under the Merger Agreement;
WHEREAS, pursuant to Section 11.11 of the Merger Agreement, the Merger Agreement may be amended by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement;
WHEREAS, the Board of Directors and the Special Committee of Acquiror have approved this Amendment; and
WHEREAS, each of the parties desires to amend the Merger Agreement as set forth herein.
AGREEMENTS
NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree to amend or supplement the Merger Agreement, and the Merger Agreement is hereby amended and restated as follows (deleted text: ~~deleted text~~; added text: added text):
1.
Joinder. By executing this Amendment, Merger Sub II shall become a party to the Merger Agreement as of the date hereof and hereby agrees to be bound by the terms, covenants and other provisions of the Merger Agreement applicable to it and shall assume all rights and obligations thereunder, with the same force and effect as if originally named therein.

2.	Preamble. The Preamble of the Merger Agreement is hereby amended to read as follows:
      “This Agreement and Plan of Merger, dated as of May 9, 2022 (this “Agreement”), is made and entered into by and among Tiga Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Tiga Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Tiga Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub II”) and Grindr Group LLC, a Delaware limited liability company (the “Company”).
3.	Recitals. The fifth and sixth Recitals of the Merger Agreement is hereby amended to read as follows:
      “WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, following the Domestication, (i) Merger Sub will first merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving company and a wholly owned subsidiary of Acquiror, and as promptly as practicable thereafter and as part of the overall transaction, the Company will merger with and into Merger Sub II, with Merger Sub II being the entity surviving such second merger (the “Merger”) and (ii) Acquiror will change its name to “Grindr Inc.” or such other name as may be agreed to by Acquiror and the Company prior to Closing;
      WHEREAS, upon the Effective Time, (a) each Company Unit (as defined below) and each Company Option (as defined below) will be converted into the right to receive (in the case of the Company
A-1-1

Options, if and to the extent earned and subject to their respective terms or as otherwise provided herein), a portion of the Aggregate Merger Stock Consideration; and (b) each Company Warrant will be converted into the right to receive a portion of the Aggregate Merger Warrant Consideration, each as set forth in this Agreement;”.
4.	Certain Defined Terms. Section 1.1 of the Merger Agreement is hereby amended by amending and restating or adding the following defined terms:
      ““Aggregate Fully Diluted Company Units” means, without duplication, the aggregate number of Company Units that are (i) issued and outstanding immediately prior to the Effective Time and (ii) issuable upon, or subject to, the settlement of all in-the-money Company Options ~~and all in-the-money Company Warrants~~ (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time.
      “Aggregate Merger Stock Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to (x) the quotient obtained by dividing (i) the sum of (a) the Company Valuation plus (b) the aggregate exercise price of all in-the-money Company Options ~~and all in-the-money Company Warrants~~ that are issued and outstanding immediately prior to the Effective Time by (ii) $10.00; plus (y) the number of Forward Purchase Shares and Backstop Shares received by the Company or which the Company is entitled to receive under the Forward Purchase Agreement.
      “Aggregate Merger Warrant Consideration” means a number of Domesticated Acquiror Warrants equal to and on the same terms as the Forward Purchase Warrants and Backstop Warrants received by the Company or which the Company is entitled to receive under the Forward Purchase Agreement.
      “Exchange Ratio” means the quotient obtained by dividing (i) the number of shares constituting the Aggregate Merger Stock Consideration, by (ii) the number of Aggregate Fully Diluted Company Units.”
5.	Closing Deliverables. Section 2.4(b)(i) of the Merger Agreement is hereby amended to read as follows:
“(i)
to the Exchange Agent, that portion of the Aggregate Merger Stock Consideration to be paid in respect of Company Units in accordance with Section 3.1(a) (as set forth on the Allocation Schedule), for further distribution to such holders pursuant to Section 3.2;”.

6.	Allocation Schedule. Section 2.8(a) of the Merger Agreement is hereby amended to read as follows:
“(a)
No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a schedule executed by an authorized officer of the Company (the “Allocation Schedule”) setting forth the equity capitalization of the Company as of the Closing including, for each holder of Company Units and Company Options, (A) the name and email address of such holder, (B) the number and class or series of Company Units and Company Options held by such holder, (C) the portion of the Aggregate Merger Stock Consideration payable to such holder in respect of the Company Units and Company Options held by such holder (and in the case of a Company Option, the number of shares of Domesticated Acquiror Common Stock underlying the applicable Acquiror Option, and the exercise price thereof) and (D) with respect to Company Options, the vesting schedule and expiration or termination dates thereof.”

7.	Conversion of Securities. Section 3.1(a) of the Merger Agreement is hereby amended to read as follows:
“(a)
At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Units, each Company Unit that is issued and outstanding immediately prior to the Effective Time (other than any Company Units subject to Company Options (which shall be subject to Section 3.3) or any Company Units subject to Company Warrants (which shall be subject to Section 3.4)), shall be cancelled and converted into the right to receive a number of shares of Domesticated Acquiror Common Stock equal to the Exchange Ratio. Accordingly, each holder of Company Units as of immediately prior to the Effective Time shall be entitled to receive the applicable portion of the Aggregate Merger Stock

A-1-2

Consideration equal to (A) the Exchange Ratio, multiplied by (B) the number of Company Units held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share (as set forth in the Allocation Schedule).”
8.	Exchange Procedures. Section 3.2 of the Merger Agreement is hereby amended to read as follows:
“(a)
Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying to the holders of Company Units that portion of the Aggregate Merger Stock Consideration payable in respect of Company Units in accordance with Section 3.1(a). At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Domesticated Acquiror Common Stock equal to the portion of the Aggregate Merger Stock Consideration to be paid in respect of Company Units in accordance with Section 3.1(a).

(b)
Each holder of Company Units that have been converted into the right to receive a portion of the Aggregate Merger Stock Consideration pursuant to Section 3.1(a) shall be entitled to receive such portion of the Aggregate Merger Stock Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request). No interest shall be paid or accrued upon the transfer of any Company Unit.

(c)
Promptly following the date that is one (1) year after the Effective Time, Acquiror may instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, at which point the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Stock Consideration to be paid in respect of Company Units in accordance with Section 3.1(a) that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Units as of immediately prior to the Effective Time that has not exchanged such Company Units for an applicable portion of the Aggregate Merger Stock Consideration in accordance with this Section 3.2 prior to such instruction, may transfer such Company Units to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Stock Consideration without any interest thereon. None of Acquiror, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any portion of the Aggregate Merger Stock Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such units shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such units shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(d)	From and after the Closing, there shall be no transfers on the unit ownership register of the Company of Company Units that were outstanding immediately prior to the Effective Time.”
9.	Treatment of Warrants. Section 3.4 of the Merger Agreement is hereby amended to read as follows:
    “Section 3.4.  Treatment of Warrants. As of the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be converted into the right to receive its pro rata portion of the Aggregate Merger Warrant Consideration ~~Domesticated Acquiror Warrants (each, an “Adjusted Warrant”) with substantially the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, except that such Adjusted Warrant shall relate to such number of shares of Domesticated Acquiror Common Stock as is equal to the product of (i) the number of Company Units subject to such Company Warrant, multiplied by the Exchange Ratio and (ii) the exercise price per share for each such Adjusted~~
A-1-3

~~Warrant shall be equal to the exercise price per unit of such Company Warrant in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent)~~.”
10.	Withholding. Section 3.5 of the Merger Agreement is hereby amended to read as follows:
    “Section 3.5.  Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law. Except with respect to any withholding attributable to the failure to deliver the documents required pursuant to Section 2.4(a)(v) or to any payments that are compensatory in nature, Acquiror shall use commercially reasonable efforts to provide the Company with at least ten (10) days prior written notice of any amounts that it intends to withhold in connection with the payment of any portion of the Aggregate Merger Stock Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, any compensatory amounts payable to any current or former employee of the Company or any of its Subsidiaries pursuant to or as contemplated by this Agreement shall be payable through the Company’s regular payroll procedures.”
11.	Capitalization of Acquiror. Section 5.13(d) of the Merger Agreement is hereby amended to read as follows:
“(d)
Subject to obtaining the Acquiror Shareholder Approval, the shares of Domesticated Acquiror Common Stock comprising the Aggregate Merger Stock Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.”

12.	Acquiror Conduct of Business. Section 7.5(a)(vii) of the Merger Agreement is hereby amended to read as follows:
“(vii)
(A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than (x) the issuance of the shares of Domesticated Acquiror Common Stock comprising the Aggregate Merger Stock Consideration, (y) the issuance of Acquiror Warrants comprising the Aggregate Merger Warrant Consideration, (z) the issuance of Acquiror private placement warrants to the Sponsor in an Extension, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, other than the issuance of Acquiror private placement warrants to the Sponsor for the purpose of extending the period of time to consummate a business combination, or, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein and (z) as contemplated by this Agreement (including but not limited to pursuant to the Backstop Commitment, the Forward Purchase Commitment or a PIPE Investment);”.

13.	Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in all respects.
A-1-4

14.	Choice of Law. The provisions of Section 11.7 of the Merger Agreement are incorporated by reference into this Amendment and shall apply mutatis mutandis to this Amendment.
15.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGES FOLLOW]
A-1-5

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above.
TIGA ACQUISITION CORP.

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	Director

TIGA MERGER SUB LLC

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	Officer

TIGA MERGER SUB II LLC

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	Officer

GRINDR GROUP LLC

By:	/s/ James Lu
Name:	James Lu
Title:	President and Secretary
A-1-6

ANNEX B
TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 9, 2022, by and among Grindr Group LLC, a Delaware limited liability company (the “Company”), Tiga Acquisition Corp. (“Acquiror”), a Cayman Islands exempted company (which shall redomesticate as a Delaware corporation pursuant to the terms of the Merger Agreement (as defined below)), Tiga Merger Sub LLC (“Merger Sub”), a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror, the undersigned, a shareholder of Acquiror (the “Sponsor”) and each of the individuals party to this Agreement, each of whom is a member of the board of directors of Acquiror (such individuals, together with the Sponsor, each a “Shareholder” and, collectively the “Shareholders”). Each of the Company, Acquiror, Merger Sub and the Shareholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without being otherwise defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).
RECITALS
WHEREAS, the Company, Acquiror and Merger Sub, are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”) (as the same may be amended or supplemented from time to time), on or around May 9, 2022 (the “Signing Date”), which provides for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of New Grindr (as defined below) (the “Merger”);
WHEREAS, as a condition to the Merger, and on the day immediately prior to the Closing Date, Acquiror will change its jurisdiction of incorporation by effecting a deregistration under the Companies Law (2020 Revision) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law (“DGCL”), pursuant to which Acquiror’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). Simultaneously with the Closing, Acquiror will change its name from “Tiga Acquisition Corp.” to “Grindr Inc.” (“New Grindr”);
WHEREAS, as a result of and upon the effective time of the Domestication, (i) each then issued and outstanding Class A Share (as defined in the Memorandum of Association described below) of Acquiror will convert automatically, on a one-for-one basis, into a share of New Grindr common stock of par value $0.001 per share (“New Grindr Common Stock”); (ii) each then issued and outstanding redeemable Acquiror private placement and public warrants (“Tiga Warrants”) will convert automatically into a warrant to purchase one (1) share of New Grindr Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) (“New Grindr Warrant”), pursuant to that certain Warrant Agreement, dated as of November 23, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company; and (iii) each then issued and outstanding unit of Acquiror will be separated and converted automatically into one share of New Grindr Common Stock and one fourth of one New Grindr Warrant;
WHEREAS, each Shareholder is the sole legal and beneficial owner of and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of each class and type of equity securities of Acquiror set forth below (the “Current Shares”), in addition to any other equity securities of Acquiror or, as the case may be, New Grindr acquired by such Shareholder after the date hereof and prior to the Closing, including, without limitation, any equity securities issued or deemed issued to such Shareholder in connection with the conversion or exchange (including pursuant to the Domestication) of any other equity securities, or received by such Shareholder pursuant to any reclassification, stock split, combination, stock dividend, subdivision, recapitalization or the like, and expects to receive substantial benefits as a result of (i) the issuance of any equity securities pursuant to that certain Amended and Restated Forward Purchase Agreement entered into as of May 9, 2022, by and between Acquiror and the Sponsor and (ii) the consummation of the Merger subject to the terms of the Merger Agreement (collectively, the “Equity Securities”);
WHEREAS, each Shareholder will agree to waive any adjustment to the conversion ratio or other anti-dilution protections set forth in the Amended and Restated Memorandum and Articles of Association of Acquiror, dated July 27, 2020 (as it may be amended, restated or otherwise modified from time to time, the “Memorandum of Association”), with respect to the Class B Shares (as defined in the Memorandum of Association) in connection with the Business Combination; and

WHEREAS, in consideration for the payments and other benefits to be received by each Shareholder under and subject to the terms of the Merger Agreement and as a material inducement to Acquiror’s and the Company’s entry into the Merger Agreement and consummation of the transactions contemplated thereby, each Shareholder agrees to enter into this Agreement and to be bound by the obligations set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT
1. Support Agreement.
(a) Each Shareholder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the earlier of the Closing or the valid termination of the Merger Agreement (the “Effective Period”), at any meeting of the shareholders of Acquiror (whether annual or extraordinary and whether or not adjourned or postponed or any other meeting of Acquiror), however called, on any written resolution, and in any action by written consent or resolution, in each case of the shareholders of Acquiror (collectively, “such meeting or written consent”), each Shareholder shall, solely in its capacity as a shareholder of Acquiror, as applicable, do the following:
(i) when such meeting is held, appear at such meeting (in person or by proxy pursuant to Section 1(b) below) or otherwise cause the Equity Securities to be counted as present thereat for the purpose of establishing a quorum;
(ii) vote the Equity Securities (or execute and return an action by written consent), or cause the Equity Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent in favor of the proposals set forth in the Proxy Statement/Registration Statement, the Merger Agreement, and the dealing with of the Equity Securities in accordance with the Merger Agreement, and the transactions contemplated thereby, including the Domestication (collectively, the “Transactions”), including with respect to any matter in furtherance of, or contemplated by, the Transactions or by any of the Ancillary Agreements for which a vote or approval of the shareholders of Acquiror is required; and
(iii) vote against any action, proposal, transaction or agreement that would (x) result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of Acquiror or Merger Sub contained in the Merger Agreement or (y) impede, frustrate, prevent or nullify and provision of this Agreement, the Merger Agreement or the Transactions.
(b) Each Shareholder hereby covenants and agrees that such Shareholder shall not, at any time prior to the earlier of the termination of this Agreement in accordance with Section 4(a) or the Closing, (i) enter into any voting agreement or voting trust with respect to any of the Equity Securities that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Equity Securities that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
(c) During the Interim Period, each Shareholder shall not take, nor shall it permit any of its Affiliates or any of its or their respective representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Business Combination Proposal or (ii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (i) and (ii), other than a Business Combination Proposal with the Company, its shareholders and their respective Affiliates and representatives. Each Shareholder shall, and shall cause its Affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, other than with the Company, its equityholders or their respective controlled Affiliates. If a Shareholder receives any inquiry or proposal with respect to an Business Combination Proposal, then such Shareholder shall promptly (and in no event later than twenty-four

(24) hours after such Shareholder becomes aware of such inquiry or proposal) (i) notify such person in writing that Acquiror is subject to an exclusivity agreement with respect to the Merger that prohibits such Shareholder from considering such inquiry or proposal and (ii) advise the Company of such inquiry or proposal.
2. Transfer of Equity Securities; New Equity Securities. During the Effective Period, each Shareholder will not, directly or indirectly, sell, transfer, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert, or similarly dispose of (by merger, by contract, by testamentary disposition or otherwise) (collectively, “Transfer”), or enter into any contract, option, put, call or other arrangement or understanding with respect to the Transfer of, any of the Equity Securities or any interest therein; provided, that Transfers to the Affiliates of the Shareholder shall be permitted if, as a precondition to such Transfer, the transferee shall agree in writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 2 shall not relieve the Shareholder of its obligations under this Agreement.
3. Shareholder Representations and Warranties. Each Shareholder represents and warrants to Acquiror, the Company and Merger Sub (solely with respect to such Shareholder and not with respect to any other shareholder of Acquiror, the Company and Merger Sub) that:
(a) (i) if the Shareholder is a corporation, limited liability company, partnership, trust, proprietorship or other legal entity, it has all necessary corporate, limited liability company, limited partnership or other applicable power and authority (or, if the Shareholder is a natural person, the Shareholder has the legal capacity) to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder; (ii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by the Shareholder have been duly and validly authorized by all necessary action on the part of the Shareholder; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by the Shareholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, if the Shareholder is an entity, the organizational documents of the Shareholder or the Shareholder’s Affiliates; and (iv) the execution and delivery of this Agreement does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder will not, result in the creation or imposition of any Lien upon the Equity Securities.
(b) (i) The Shareholder has duly and validly executed this Agreement, (ii) this Agreement is a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms set forth herein (except as such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar applicable Laws affecting or relating to enforcement of creditors’ rights generally and (y) is subject to general principles of equity), (iii) the Shareholder is the sole legal and beneficial owner of, and has good and valid title, to, all of the Equity Securities, and (iv) there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Equity Securities), other than pursuant to the articles of incorporation of Acquiror from time to time, or any restrictions on transfer arising under applicable securities Laws. The Shareholder has the sole right to vote the Equity Securities, and, none of the Equity Securities are subject to any proxy, voting trust or other similar agreement or arrangement other than pursuant to the articles of incorporation of Acquiror from time to time, or any restrictions on transfer arising under applicable securities Laws. The Current Shares are the only equity securities of Acquiror owned legally or beneficially by such Shareholder on the date hereof, and except for the Forward Purchase Commitment and the Backstop Commitment (each as defined in the Merger Agreement) and as set forth below, the Shareholder does not own beneficially or legally have the right to acquire, or have any other interest in, any other equity securities of Acquiror or any of its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing.
(c) The Shareholder (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Equity Securities, (ii) has not entered into any voting agreement or voting trust with respect to any of the Equity Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Equity Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4. Waiver of Anti-dilution Protection. Each Shareholder hereby waives (for itself, and for its successors, heirs and assigns), to the fullest extent permitted by law and the Certificate of Incorporation, all rights pursuant to Section 17 of the Memorandum and Articles to have the shares of Class B Shares convert to shares of Class A Shares at a ratio of greater than one-for-one in connection with the issuance of any Class A Shares or equity-linked securities that may arise or be exercisable in connection with the Transactions. Without limitation to the foregoing, upon the consummation of the Transactions, each Shareholder hereby acknowledges and agrees that pursuant to Section 17.2 of the Memorandum and Articles, each share of Class B Shares held by such Shareholder shall automatically convert into one (1) Class A Share. For the avoidance of doubt, the waiver specified in this Section 4 shall be applicable only in connection with the Transactions and this Agreement and shall be void and of no force and effect if the Merger Agreement and/or this Agreement shall be terminated for any reason.
5. Redemption of Sponsor Shares. Each Shareholder hereby agrees not to redeem any Equity Securities owned or controlled by such Shareholder (directly or indirectly) in connection with the transactions contemplated by the Merger Agreement.
6. Termination; Amendments and Waivers; Assignment.
(a) This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the valid termination of the Merger Agreement pursuant to Article X thereof and, upon such termination shall be of no further force and effect, without the creation or imposition of any penalty, liability or obligation upon any Party.
(b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each Shareholder, Acquiror, Merger Sub and the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by a Shareholder without Acquiror’s, the Company’s and Merger Sub’s prior written consent.
(c) None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing.
7. Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested; provided that any notice or other communication delivered pursuant to clauses (a), (b) or (c) shall be accompanied by an e-mail during normal business hours (and otherwise as of the immediately following Business Day). Unless another address is specified in writing pursuant to the provisions of this Section 5, notices, demands and other communications shall be sent to the addresses indicated below:
(a)	If to Acquiror or Merger Sub:

Tiga Acquisition Corp.
Ocean Financial Centre
Level 40, 10 Collyer Quay
Singapore 049315
Attn: Ashish Gupta
E-mail: agupta@tigainvestments.com

with a copy (which shall not constitute notice) to:

Milbank LLP
12 Marina Boulevard, #36-03
Marina Bay Financial Centre Tower 3
Singapore 018982
Attn: David H. Zemans
Email: dzemans@milbank.com

and

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attn: Neil Whoriskey and Rod Miller
E-mail: nwhoriskey@milbank.com and rmiller@milbank.com

(b)	If to the Company, to:

Grindr Group LLC
750 N San Vicente Blvd
Hollywood, CA 90069
Attention: Bill Shafton
Email: bill@grindr.com

with copies (which shall not constitute notice) to:

Cooley LLP
101 California St, 5th Floor
San Francisco, CA 94111-5800
Attention: Garth Osterman
David Peinsipp
Email: gosterman@cooley.com; dpeinsipp@cooley.com
(c) If to a Shareholder, to the address and contact information set forth on the Shareholder’s signature page hereto; or
(d) In the case of any Party, to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.
8. Miscellaneous.
(a) Entire Agreement. This Agreement, the Merger Agreement, the Transaction Agreements and the documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
(b) No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

(c) Further Assurances. Each Shareholder hereby agrees to (a) use such Shareholder’s reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement and the Ancillary Agreements and (b) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Transactions set forth in Article X of the Merger Agreement.
(d) Other Provisions. Sections 1.2 (Construction), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.12 (Publicity), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial); and Section 11.15 (Enforcement) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.
{Signature pages follow}

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
TIGA ACQUISITION CORP.

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	President
[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
GRINDR GROUP LLC

By:	/s/ James Lu
Name:	James Lu
Title:	President and Secretary
[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
TIGA MERGER SUB LLC

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	President

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
TIGA SPONSOR LLC

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	Manager
Current Shares
1.	6,840,000 Class B Shares

	a.	Convertible into Class A Shares at the Business Combination

2.	Class A Units which consist of

	a.	Class A Shares

	b.	Tiga Warrants ($11.50 strike price)

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
Raymond Zage, III

By:	/s/ G. Raymond Zage, III
Name:	Raymond Zage, III
Title:	Chairman and Chief Executive Officer, Tiga Acquisition Corp.

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
Ashish Gupta

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	Director and President, Tiga Acquisition Corp.

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
David Ryan

By:	/s/ David Ryan
Name:	David Ryan
Title:	Director, Tiga Acquisition Corp.
Current Shares
1.	20,000 Class B Shares

	a.	Convertible into Class A Shares at the Business Combination

2.	NIL Class A Units which consist of

	a.	NIL Class A Shares

	b.	NIL Tiga Warrants ($11.50 strike price)

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
Carman Wong

By:	/s/ Carman Wong
Name:	Carman Wong
Title:	Director, Tiga Acquisition Corp.
Current Shares
1.	20,000 Class B Shares

	a.	Convertible into Class A Shares at the Business Combination

2.	NIL Class A Units which consist of

	a.	NIL Class A Shares

	b.	NIL Tiga Warrants ($11.50 strike price)

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
Ben Falloon

By:	/s/ Ben Falloon
Name:	Ben Falloon
Title:	Director, Tiga Acquisition Corp.
Current Shares
1.	20,000 Class B Shares

	a.	Convertible into Class A Shares at the Business Combination

2.	NIL Class A Units which consist of

	a.	NIL Class A Shares

	b.	NIL Tiga Warrants ($11.50 strike price)

ANNEX C
UNITHOLDER SUPPORT AGREEMENT
UNITHOLDER SUPPORT AGREEMENT, dated as of    , 2022 (this “Agreement”), by and among Tiga Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Tiga Merger Sub LLC (“Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of Acquiror, Grindr Group LLC, a Delaware limited liability company (the “Company”) and certain unitholders of the Company, whose names appear on the signature pages of this Agreement (each, a “Unitholder” and, collectively, the “Unitholders”).
RECITALS
WHEREAS, Acquiror, Merger Sub and the Company propose to enter into, concurrently herewith, a Merger Agreement in the form attached hereto as Exhibit A (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror;
WHEREAS, effective one Business Day prior to the Closing Date and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and the Companies Law;
WHEREAS, as of the date hereof, each Unitholder is the holder of record and “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of the number of units of Series X Ordinary Units of the Company as set forth opposite such Unitholder’s name on Exhibit B hereto (all such units of Series X Ordinary Units of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Unitholder during the period from the date hereof through the Expiration Time (as defined below) are referred to herein as the “Units”); and
WHEREAS, as a condition and inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1. Agreement to Vote. During the period commencing from the date hereof and ending on the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 of the Merger Agreement (the “Expiration Time”), each Unitholder, by this Agreement, with respect to such Unitholder’s Units, severally and not jointly, unconditionally and irrevocably agrees to, at any meeting of the unitholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the unitholders of the Company (which written consent shall be delivered promptly, and in any event within forty-eight (48) hours following the date that Acquiror notifies the Company of the effectiveness of the Proxy Statement / Registration Statement ), such Unitholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its, his or her Units to be counted as present thereat for purposes of establishing a quorum, and such Unitholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Units:
(a) to approve and adopt the Merger Agreement and the Merger and any other matters necessary or reasonably requested by the Company for the consummation of the Merger;
(b) in any other circumstances upon which a consent or other approval is required under the Company organizational documents or otherwise sought with respect to, or in connection with, the Merger Agreement or the Merger, to vote, consent or approve (or cause to be voted, consented or approved) all of such Unitholder’s Units held at such time in favor thereof;
(c) against (i) any merger, recapitalization or business combination transaction, or any sale of substantial assets involving the Company or its subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”), or any proposal relating to an Acquisition Transaction (in each case, other than the Business Combination) and (ii) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and
(d) against any action, agreement, transaction or proposal that would (i) impede, delay, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (ii) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that would otherwise reasonably be expected to result in the failure of the Merger from being consummated. Each Unitholder acknowledges receipt and review of a copy of the Merger Agreement and that the obligations of each Unitholder specified in this Section 1 shall apply whether or not the Merger is recommended by the Board of Managers of the Company or the Board of Managers of the Company has previously recommended the Merger but changed such recommendation.
Each Unitholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Notwithstanding the foregoing, such Unitholder shall not vote or provide consent with respect to any of its, his or her Units to the extent such Unitholder or the holders of units of such Unitholder is not a director, officer or affiliate of the Company or holder of Units representing greater than 5% of the outstanding units of the Company, or take any other action, in each case to the extent any such vote, consent or other action would preclude Acquiror from filing with the SEC the Proxy Statement / Registration Statement on Form S-4 as contemplated by the Merger Agreement.
2. Transfer of Units. Hereinafter until the Expiration Time, each Unitholder severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Units or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Merger Agreement or to another unitholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Units; provided, that the foregoing shall not prohibit the transfer of the Units (A) if Unitholder is an individual (1) to any unitholder of such Unitholder’s immediate family, or to a trust for the benefit of Unitholder or any member of Unitholder’s immediate family, the sole trustees of which are such Unitholder or any member of such Unitholder’s immediate family or (2) by will, other testamentary document, under the laws of intestacy or by virtue of laws of descent and distribution upon the death of Unitholder; or (B) if Unitholder is an entity, to a partner, member, or affiliate of Unitholder; or (C) (in the case of Catapult GP II LLC (“Catapult GP”) only) if the board of managers of the Company provides written consent for such transfer but only if, in the case of clause (A), (B) and (where applicable) (C), such transferee shall concurrently execute this Agreement or a joinder agreeing to become a party to this Agreement. Any attempted transfer of Units or any interest therein in violation of this Section 2 shall be null and void. Notwithstanding the foregoing, Catapult GP may sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Units only in connection with the repayment of outstanding loan by and between Catapult GP and the Company.
3. No Solicitation of Transactions. During the period commencing on the date hereof and ending on the Expiration Time, each of the Unitholders severally and not jointly, agrees not to, directly or indirectly (through any affiliate, officer, director, representative, agent or otherwise), (a) solicit, initiate or knowingly encourage, facilitate or continue inquiries regarding (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the Merger Agreement or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Company Acquisition Proposal in violation of the Merger Agreement. Each Unitholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Acquisition Proposal (other than the transactions contemplated by the Merger Agreement) to the extent required by the Merger Agreement. If any Unitholder receives any inquiry or proposal with respect to a Company Acquisition Proposal, then such Unitholder shall promptly (and in no event later than twenty-four (24) hours after such Unitholder become aware of such inquiry or proposal) (i) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Unitholder from considering such inquiry or proposal and (ii) advise the Company of such inquiry or proposal.
ARTICLE II

REPRESENTATIONS AND WARRANTIES
1. Representations and Warranties. Each Unitholder severally and not jointly, represents and warrants as of the date hereof to Acquiror and the Company as follows:
(a) (i) if such Unitholder is a natural person, he or she has all the requisite power, legal capacity, and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Unitholder is not a natural person, (A) is a legal entity duly incorporated, formed or organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Unitholder and, subject to the due execution and delivery of this Agreement by each other party, constitutes a legally valid and binding agreement of such Unitholder enforceable against such Unitholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).
(b) The execution, delivery and performance by such Unitholder of this Agreement and the consummation by such Unitholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Unitholder, (ii) (other than the filings, notices and reports pursuant to, in compliance with or required to be made under the HSR Act and the Exchange Act) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any pledge, lien, encumbrance or any other security interest on any Units (other than under this Agreement, the Merger Agreement and the agreements contemplated by the Merger Agreement) or (iv) if such Unitholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Unitholder’s governing documents.
(c) As of the date of this Agreement, each Unitholder is the record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, and has good and valid title to, all of such Unitholder’s Units set forth opposite the Unitholder’s name on Exhibit B free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, and (iii) the Company’s certificate of formation and operating agreement. As of the date of this Agreement, each Unitholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Units, execute and deliver this Agreement, and such Unitholder does not own, directly or indirectly, any other Units. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Unitholder. Other than the Units set forth opposite such Unitholder’s name on Exhibit B, such Unitholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.
(c) Litigation. There are no Actions pending against such Unitholder, or to the knowledge of such Unitholder threatened against such Unitholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Unitholder of its, his or her obligations under this Agreement.
(d) Adequate Information. Each Unitholder is a sophisticated unitholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated hereby and has independently and without reliance upon Acquiror or the Company and based on such information as such Unitholder has deemed appropriate, made its, his or her own analysis and decision to enter into this Agreement. Each Unitholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Unitholder acknowledges that the agreements contained herein with respect to the Units held by such Unitholder are irrevocable.
(e) Reliance. Each Unitholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Unitholder contained herein.
(f) Acknowledgment. Each Unitholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Unitholder. Each Unitholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement.
ARTICLE III

TERMINATION; MISCELLANEOUS
1. Termination. This Agreement and the obligations of the Unitholders under this Agreement shall automatically terminate upon the earliest of (a) the Expiration Time and (b) as to each Unitholder, the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 3.1 shall relieve any party of liability for any breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.
2. Miscellaneous.
(a) Fees. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
(b) Fiduciary Duty as Director. Acquiror acknowledges and agrees that each Unitholder’s obligations hereunder are solely in its capacity as a unitholder of the Company, and that none of the provisions herein set forth shall be deemed to restrict or limit any actions taken by any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Unitholder to the board of directors of the Company) of the Unitholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Unitholders.
(c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 2(c)):
Tiga Acquisition Corp.
Ocean Financial Centre
Level 40, 10 Collyer Quay
Singapore 049315
Attn:	Ashish Gupta
E-mail: agupta@tigainvestments.com

with a copy (which shall not constitute notice) to:

Milbank LLP
12 Marina Boulevard, #36-03
Marina Bay Financial Centre Tower 3
Singapore 018982
Attn:	David H. Zemans
Email: dzemans@milbank.com

and

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attn:	Neil Whoriskey and Rod Miller
E-mail: nwhoriskey@milbank.com and rmiller@milbank.com

If to the Company, to:

Grindr Group LLC
750 N San Vicente Blvd
Hollywood, CA 90069
Attention: Bill Shafton
Email:	bill@grindr.com

with copies (which shall not constitute notice) to:

Cooley LLP
101 California St, 5th Floor
San Francisco, CA 94111-5800
Attention:	Garth Osterman
David Peinsipp
Email:	gosterman@cooley.com; dpeinsipp@cooley.com

If to a Unitholder, to the address or email address set forth for Unitholder on the signature page hereof.
(d) Amendments. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Unitholders.
(e) Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and Acquiror’s and the Company’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Unitholder shall be liable for the breach by any other Unitholder of this Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto, and any such assignment without such consent shall be null and void.
(f) Further Assurances. Each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(g) No Challenges. Each Unitholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against any of Acquiror, Merger Sub, the Company or any of their respective successors or directors or members, challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing in this Section 2(g) shall limit, amend or waive any rights or obligations of any party to the Merger Agreement or any Ancillary Agreement for any claim based on, in respect of or by reason of such rights or obligations.
(h) Miscellaneous. The provisions of Sections 1.2 (Construction), 11.7 (Governing Law), 11.8 (Headings; Counterparts), 11.12 (Publicity), 11.13 (Severability), 11.14 (Jurisdiction; Waiver of Jury Trial); and Section 11.15 (Enforcement) of the Merger Agreement shall apply mutatis mutandis to this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
TIGA ACQUISITION CORP.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
TIGA MERGER SUB LLC

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
GRINDR GROUP LLC

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
[UNITHOLDER NAME]

By:
Name:
Title:

Address:

Email:

EXHIBIT A
Merger Agreement
[See attached.]

EXHIBIT B
Company Unitholders
Unitholder Name	Units of Series X Ordinary Units

[Signature Page to Company Holders Support Agreement]

ANNEX D
AMENDED AND RESTATED

FORWARD PURCHASE AGREEMENT
This amended and restated Forward Purchase Agreement (this “Agreement”) is entered into as of May 9, 2022, by and between Tiga Acquisition Corp., a Cayman Islands exempted company (the “Company”) and Tiga Sponsor LLC, a Cayman Islands limited liability company (the “Purchaser”), and amends and restates in its entirety that certain Forward Purchase Agreement (the “Original Agreement”), dated as of November 23, 2020, by and between the Company and the Purchaser. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger, dated as of the date of this Agreement, by and among the Company, Tiga Merger Sub LLC, a Delaware limited liability company and direct wholly owned Subsidiary of the Company (“Merger Sub”), and Grindr Group LLC, a Delaware limited liability company (the “Merger Agreement”).
WHEREAS, the parties wish to amend and restate the Original Agreement as set forth in this Agreement, pursuant to which immediately prior to the Closing under the Merger Agreement (the “Merger Closing”) but following the Domestication (the “Forward Purchase Closing Period”) the Company shall issue and sell, and the Purchaser shall purchase, on a private placement basis, 5,000,000 shares of Domesticated Acquiror Common Stock (the “Forward Purchase Shares”) and 2,500,000 Domesticated Acquiror Warrants (the “Forward Purchase Warrants” and together with the Forward Purchase Shares, the “Forward Purchase Securities”) on the terms and conditions set forth herein.
WHEREAS, in connection with the entry into the Merger Agreement, an allocation of up to $50,000,000 of capital of the Purchaser has been made to subscribe for up to 5,000,000 Backstop Shares (as defined below) and up to 2,500,000 Backstop Warrants (as defined below), on the terms and conditions set forth herein (the “Backstop Commitment”).
NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1. Backstop Subscription; Funding Notice.
(a) Backstop Subscription.
To the extent that the sum of (i) the Trust Amount, plus (ii) the amount actually received by the Company prior to or substantially concurrently with the Closing from any PIPE Investment (the “Non-FPS Amount”) is less than $50,000,000 immediately prior to the expiry of the Forward Purchase Closing Period, the Purchaser agrees to purchase (a) a number of shares of Domesticated Acquiror Common Stock equal to (A) (x) $50,000,000 minus (y) the Non-FPS Amount, divided by (B) $10.00, rounded down to the nearest whole number and (b) a number of Domesticated Acquiror Warrants equal to (I) the number of shares of Domesticated Acquiror Common Stock in clause (a) multiplied by (II) 0.5, rounded down to the nearest whole number. In addition to the foregoing, the Purchaser may, at its discretion (regardless of the Non-FPS Amount), subscribe for up to 5,000,000 shares of Domesticated Acquiror Common Stock plus up to 2,500,000 Domesticated Acquiror Warrants at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for each share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant. The amount of any such subscription pursuant to this Section 1(a), the “Backstop Subscription Amount”, any shares of Domesticated Acquiror Common Stock subscribed for pursuant to this Section 1(a), the “Backstop Shares”, and any Domesticated Acquiror Warrants subscribed for pursuant to this Section 1(a), the “Backstop Warrants”.
(b)  Funding Notice.
One day following the date by which Acquiror Share Redemptions are required to be made in accordance with the Company’s Governing Documents, the Company shall deliver a written notice (the “Funding Notice”) to the Purchaser setting forth:
(i) the Acquiror Share Redemption Amount;
(ii) the Backstop Subscription Amount (as calculated in accordance with Section 1(a) of this Agreement);

(iii) the number of Backstop Shares;
(iv) the number of Backstop Warrants;
(v) the anticipated Closing Date; and
(vi) the Company’s wire instructions.
Notwithstanding the foregoing, for the avoidance of doubt, the “Backstop Subscription Amount” shall be finally calculated without including any shares of Domesticated Acquiror Common Stock subject to the Acquiror Share Redemption that have been offered for redemption but subsequently and validly withdrawn by the applicable holder in accordance with the Company’s Governing Documents and applicable law.
Within one (1) Business Day of receipt of the Funding Notice by the Company, the Purchaser shall deliver to the Company, to be held in escrow until the Closing, the FPS Purchase Price (as defined below) and the Backstop Purchase Price (as defined below) by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Funding Notice against delivery by the Company to Purchaser of the Backstop Securities and Forward Purchase Securities in book-entry form. In the event the Closing does not occur on the anticipated Closing Date, the Company shall promptly (but no later than two (2) Business Days thereafter) return the FPS Purchase Price and value of the Backstop Purchase Price to the Purchaser.
2. Sale and Purchase.
(a) Forward Purchase Securities; Backstop Securities.
(i) Subject to the terms and conditions hereof, the Company shall issue and sell to the Purchaser, and the Purchaser purchase from the Company, on a private placement basis, 5,000,000 Forward Purchase Shares and 2,500,000 Forward Purchase Warrants for an aggregate purchase price of $50,000,000 (the “FPS Purchase Price”).
(ii) Subject to the terms and conditions hereof, the Company shall issue and sell to the Purchaser, and the Purchaser may, at its sole discretion, or (in the case where the Non-FPS Amount is less than $50,000,000 immediately prior to the expiry of the Forward Purchase Closing Period) shall, purchase from the Company, on a private placement basis, the Backstop Shares and the Backstop Warrants for an aggregate purchase price equal to the Backstop Subscription Amount (the “Backstop Purchase Price”).
(iii) Each Forward Purchase Warrant and Backstop Warrant will have the same terms as the Acquiror Private Placement, and will be subject to the terms and conditions of the Warrant Agreement. Each Forward Purchase Warrant and Backstop Warrant will entitle the holder thereof to purchase one share of Domesticated Acquiror Common Stock at a price of $11.50 per share, subject to adjustment as described in the Warrant Agreement. The Forward Purchase Warrants and Backstop Warrants will become exercisable thirty (30) days after the Merger Closing and will expire five (5) years after the Merger Closing or upon redemption or the liquidation of the Company, if earlier, as described in the Warrant Agreement.
(iv) The closing of the sale of the Forward Purchase Securities and the Backstop Securities (the “FPS/BPS Closing”) shall be held on the Closing Date and immediately prior to the Merger Closing. At the FPS/BPS Closing, the Company will issue to the Purchaser the Forward Purchase Securities and the Backstop Securities, if any, each registered in the name of the Purchaser.
(b) Delivery of Securities.
(i) The Company shall register the Purchaser as the owner of the Forward Purchase Securities and the Backstop Securities purchased by the Purchaser hereunder (together, the “Securities”) on the Company’s share register and with the Company’s transfer agent by book entry on or promptly after (but in no event more than two (2) Business Days after) the date of the FPS/BPS Closing.
(ii) Each register and book entry for the Securities shall contain a notation, and each certificate (if any) evidencing the Securities shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.”
(c)  Legend Removal. If the Securities are eligible to be sold without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at the Purchaser’s request, the Company will cause the Company’s transfer agent to remove the legend set forth in Section 2(b)(ii). In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to transfer such Securities without any such legend; provided, however, that the Company will not be required to deliver any such opinion, authorization or certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of the Securities in violation of applicable law.
(d) Registration Rights. The Purchaser shall have registration rights with respect to the Securities as referenced in the Amended and Restated Registration Rights Agreement that will be entered into by and among the Company and the Purchaser and certain other parties thereto in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”) and the form of which is attached to the Merger Agreement as Exhibit D (the “Registration Rights Agreement”).
(e) Adjustments to Notional Amounts. In the event of any change to the capital structure of the Company, whether dilutive or otherwise, by way of a share dividend, share split, or any other similar transaction however described, the number of Forward Purchase Securities and Backstop Securities, and/or the FPS Purchase Price and Backstop Subscription Amount, as applicable, will be adjusted as necessary to account for such changes.
3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows, as of the date hereof:
(a) Organization and Power. The Purchaser is duly organized, formed, registered or incorporated (as applicable), validly existing, and in good standing under the laws of the jurisdiction of its organization, formation, registration or incorporation (as applicable) and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.
(b) Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (c) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.
(c) Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.
(d) Compliance with Other Instruments. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Purchaser, in each case (other than clause (i)), which would have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement.
(e) Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law. Notwithstanding the foregoing, the Company acknowledges that the Purchaser may assign its rights and obligations hereunder to Permitted Transferees, provided that all such transfers shall be in compliance with all applicable law and that such Permitted Transferees agree that they have rights and are subject to the obligations of this Agreement with respect to Forward Purchase Securities and Backstop Securities as if such Permitted Transferees were the original Purchaser and that such Permitted Transferees execute a Joinder Agreement (as defined below) substantially in the form of Exhibit B hereto and any other certificates or document reasonable requested by the Company; and provided further that the Purchaser shall remain liable to purchase the Forward Purchase Securities and Backstop Securities in accordance with Section 9 hereof. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or any government or any department or agency thereof.
(f) Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s existing and planned or expected business, management, financial affairs and the terms and conditions of the purchase and sale of the Securities, as well as the terms of the Transactions, with the Company’s management.
(g) Restricted Securities. The Purchaser understands that the offer and sale of the Securities to the Purchaser has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Forward Purchase Securities or Backstop Securities, or any securities into which the Securities may be converted into or exercised for, for resale, except pursuant to the Registration Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.
(h) High Degree of Risk. The Purchaser understands that its agreement to purchase the Securities involves a high degree of risk which could cause the Purchaser to lose all or part of its investment.
(i)  Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(j)  Certain Tax Matters. Purchaser represents that it has satisfied itself in full as to all income and other tax consequences to Purchaser of entering into this Agreement and the purchase, holding, redemption, sale, or transfer of the Securities.
(k) No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the purchase and sale of the Securities.
(l) Non-Public Information. The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.
(m)  Adequacy of Financing. The Purchaser will have at the FPS/BPS Closing available to it sufficient funds to satisfy its obligations under this Agreement.
(n) Affiliation of Certain FINRA Members. The Purchaser is neither a person associated nor affiliated with Credit Suisse Securities (USA) LLC or Goldman Sachs (Asia) L.L.C. or, to its actual knowledge, any other member of the Financial Industry Regulatory Authority (“FINRA”) that participated in the IPO (as defined below).

(o) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser or the purchase and sale of the Securities, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company, any person on behalf of the Company or any of the Company’s affiliates (collectively, the “Company Parties”).
4. Representations and Warranties of the Company.The Company represents and warrants to the Purchaser as follows:
(a) Incorporation and Corporate Power.
(i) Until the occurrence of the Domestication, the Company is an exempted company duly incorporated and validly existing and in good standing as an exempted company under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.
(ii) Upon the occurrence of the Domestication, the Company will be a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and will have all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.
(iii) The Company has no subsidiaries other than Merger Sub.
(b) Capitalization. The authorized share capital of the Company consists, as of the date hereof, of:
(i) 200,000,000 Class A Shares, par value $0.0001 per share, none of which are issued and outstanding”), 27,600,000 of which are issued and outstanding. All of the issued and outstanding Class B Shares have been duly authorized and issued as fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws and the Company’s amended and restated memorandum and articles of association, as they may be amended and/or restated from time to time (the “Memorandum and Articles”).
(ii) 20,000,000 Class B Shares, 6,900,000 of which are issued and outstanding and held by Tiga Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) and certain directors of the Company. All of the issued and outstanding Class B Shares have been duly authorized and issued as fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws and the Memorandum and Articles.
(iii) 1,000,000 preference shares, par value $0.0001 per share, none of which are issued and outstanding.
(c) Authorization. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into this Agreement, and to issue the Securities at the FPS/BPS Closing, and the securities issuable upon conversion or exercise of the Securities, has been taken or will be taken prior to the FPS/BPS Closing, as applicable. All action on the part of the shareholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the FPS/BPS Closing, and the issuance and delivery of the Securities and the securities issuable upon conversion or exercise of the Securities has been taken or will be taken prior to the FPS/BPS Closing. This Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

(d) Valid Issuance of Securities.
(i) The Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and registered in the register of members of the Company, and the securities issuable upon conversion or exercise of the Securities, when issued in accordance with the terms of the Securities and this Agreement and registered on the Company’s share register, will be validly issued, fully paid and non-assessable and free of all preemptive or similar rights, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in this Agreement and subject to the filings described in Section 3(e) below, the Securities and the securities issuable upon conversion of the Securities will be issued in compliance with all applicable federal and state securities laws.
(ii) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii—iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).
(e)  Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act, applicable state securities laws and pursuant to the Registration Rights Agreement.
(f)  Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the Company’s Governing Documents, as they may be amended from time to time, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which it is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.
(g) Operations. As of the date hereof, the Company has not conducted any operations other than organizational activities and activities in connection with its initial public offering (the “IPO”), its search for a potential business combination and financing in connection therewith.
(h) Compliance with Anti-Corruption Laws. None of the Company or any of its directors, officers or, to the knowledge of the Company, agents or employees, each in acting for, or on behalf of, the Company, has engaged, within the past five (5) years, in any activity that would constitute a material violation of anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, each to the extent applicable.
(i) Compliance with Anti-Money Laundering Laws. The operations of the Company are, and have been within the past five (5) years, conducted in material compliance with anti-money laundering laws and regulations, including the Currency and Foreign Transactions Reporting Act of 1970 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (collectively, the “Anti-Money Laundering Laws”), each to the extent applicable. No action, suit or proceeding by or before any court or governmental agency, authority or body involving an actual or alleged violation by the Company of Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(j) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.
(k) No General Solicitation. Neither the Company, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Securities.
(l) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 4 and in any certificate or agreement delivered pursuant hereto, none of the Company Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company, the transactions contemplated by the Merger Agreement or the offer and sale of the Securities, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.
5. Right of First Offer. Subject to the terms and conditions of this Section 5, if, in connection with or prior to the Merger Closing, the Company proposes to raise additional capital by issuing any equity securities, or securities convertible into, exchangeable or exercisable for equity securities, other than the Public Units (and their component Class A Shares (the “Public Shares”) and Public Warrants) and Excluded Securities (as defined below) (“New Equity Securities”), the Company shall first make an offer of the New Equity Securities to the Purchaser in accordance with the following provisions of this Section 5:
(a) Offer Notice.
(i) The Company shall give written notice (the “Offering Notice”) to the Purchaser stating its bona fide intention to offer the New Equity Securities and specifying the number of New Equity Securities and the material terms and conditions, including the price, pursuant to which the Company proposes to offer the New Equity Securities.
(ii) The Offering Notice shall constitute the Company’s offer to sell the New Equity Securities to the Purchaser, which offer shall be irrevocable for a period of ten (10) Business Days (the “ROFO Notice Period”).
(b) Exercise of Right of First Offer.
(i) Upon receipt of the Offering Notice, the Purchaser shall have until the end of the ROFO Notice Period to offer to purchase all (but not less than all) of the New Equity Securities, by delivering a written notice (a “ROFO Offer Notice”) to the Company stating that it offers to purchase such New Equity Securities on the terms specified in the Offering Notice. Any ROFO Offer Notice so delivered shall be binding upon delivery and irrevocable by the Purchaser.
(ii) If the Purchaser does not deliver a ROFO Offer Notice during the ROFO Notice Period, the Purchaser shall be deemed to have waived all of the Purchaser’s rights to purchase the New Equity Securities offered pursuant to the Offering Notice under this Section 5, and the Company shall thereafter be free to sell or enter into an agreement to sell the Purchaser’s New Equity Securities to any third party without any further obligation to the Purchaser pursuant to this Section 5 within the ninety (90) day period thereafter (and with respect to an agreement to sell, consummate such sale at any time thereafter) on terms and conditions not more favorable to the third party than those set forth in the Offering Notice. If the Company does not sell or enter into an agreement to sell the Purchaser’s New Equity Securities within such ninety (90) day period, the rights provided hereunder shall be automatically revived and the New Equity Securities shall not be offered to any third party unless first re-offered to the Purchaser in accordance with this Section 5.
(c)  Excluded Securities. For purposes hereof, the term “Excluded Securities” means Class B Shares (and Class A Shares for which such Class B Shares are convertible) issued to the Sponsor and certain directors of the Company prior to the IPO, private placement warrants issued by the Company to the Sponsor or an affiliate thereof in connection with the IPO or the extension of the time period to consummate the Business Combination and which have the same exercise price as the Warrants (the “Private Placement Warrants”), warrants issued upon the conversion of working capital loans to the Company to be made by the Sponsor or an affiliate thereof to finance transaction costs in connection with an intended initial Business Combination (up to $2,000,000 of which may be convertible at the option of the lender into warrants of the post-Business Combination entity having the same terms as the Private Placement Warrants at a price of $1.00 per warrant (the “Working Capital Loans”)), any securities issued by the Company as consideration to any seller in the Business Combination, any Warrants or Class A Shares, Class B Shares (and Class A Shares for which such Class B Shares are convertible or Class A Shares issuable upon exercise of such Warrants) issued pursuant to forward purchase contracts entered into prior to the IPO Closing with the Purchaser.
6. Additional Agreements, Acknowledgements and Waivers of the Purchaser.
(a) Trust Account. The Purchaser acknowledges that the Company is a blank check company with the powers and privileges to effect a Business Combination. The Purchaser further acknowledges that, as described in the prospectus included in the registration statement of the Company (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the IPO and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account for the benefit of the Company, certain of its public shareholders and the underwriters of the IPO (the “Trust Account”). The Purchaser acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if the Company completes one or more transactions that constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if the Company fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Company in limited amounts to permit the Company to pay the costs and expenses of its liquidation and dissolution, and then to the Company’s public shareholders; and (iii) if the Company holds a shareholder vote to amend the Company’s Governing Documents to modify the substance or timing of the obligation to redeem 100% of the shares of Acquiror Common Stock if the Company fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of the Company entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Purchaser hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account (including any distributions therefrom) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with the Company; provided, however, that nothing herein shall serve to limit or prohibit the Purchaser’s right to pursue a claim against the Company for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions. The Purchaser agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company to induce it to enter in this Agreement, and the Purchaser further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Purchaser commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, monetary relief against the Company, the Purchaser hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Purchaser (or any party claiming on the Purchaser’s behalf or in lieu of the Purchaser) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Purchaser commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the holders of Acquiror Common Stock, whether in the form of money damages or injunctive relief, the Company shall be entitled to recover from the Purchaser the associated legal fees and costs in connection with any such action, in the event the Company prevails in such action or proceeding.
(b) No Short Sales. The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will engage in any Short Sales with respect to securities of the Company prior to the Merger Closing. For purposes of this Section 6, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
(c) Voting. The Purchaser hereby agrees that if the Company seeks shareholder approval of the Transaction Proposals, then the Purchaser shall vote any Class A Shares owned by it in favor of such Transaction Proposals. If the Purchaser fails to vote any Class A Shares it is required to vote hereunder in favor of the Transaction Proposals, the Purchaser hereby grants hereunder to the Company and any representative designated by the Company without further action by the Purchaser or any other Person a limited irrevocable power of attorney to effect such vote on behalf of the Purchaser, which power of attorney shall be deemed to be coupled with an interest.
7. QEF Election Information. Until the Merger Closing, the Company shall use commercially reasonable efforts to determine whether, in any year, the Company or any subsidiary of the Company is deemed to be a “passive foreign investment company” (a “PFIC”) within the meaning of U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”). Until the Merger Closing, if the Company determines that the Company or any subsidiary of the Company is a PFIC in any year, for the year of determination and for each year thereafter during which the Purchaser holds an equity interest in the Company, including Warrants, and Purchaser has notified the Company that Purchaser or any of its direct or indirect shareholders is a United States person (as defined by Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended) that reasonably requires such information, the Company or its subsidiary shall use commercially reasonable efforts to (i) make available to the Purchaser the information that may be required to make or maintain a “qualified electing fund” election under the Code with respect to the Company and (ii) furnish the information required to be reported under Section 1298(f) of the Code.
8. Listing. The Company will use commercially reasonable efforts to maintain the listing of the Class A Shares on the NYSE (or another national securities exchange).
9. FPS/BPS Closing Conditions.
(a) The obligation of the Purchaser to purchase the Securities at the FPS/BPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the FPS/BPS Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Purchaser:
(i) The Transactions shall be completed substantially concurrently with, and (except in the case of the Domestication) immediately following, the purchase and sale of the Securities hereunder;
(ii) The Company shall not have delivered to the Purchaser a revocation of the Funding Notice;
(iii) The representations and warranties of the Company set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the FPS/BPS Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement;
(iv) The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the FPS/BPS Closing; and
(v) No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Securities.

(b) The obligation of the Company to sell the Securities at the FPS/BPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the FPS/BPS Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Company:
(i) The representations and warranties of the Purchaser set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the FPS/BPS Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement;
(ii) The Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the FPS/BPS Closing; and
(iii) No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Securities.
10. Termination. This Agreement may be terminated at any time prior to the Final FPS/BPS Closing:
(a) by mutual written consent of the Company and the Purchaser; or
(b) automatically:
(i) if a Business Combination is not completed within eighteen (18) months from the closing of the IPO, or during any extension period provided for in the Company’s Memorandum and Articles as of the date hereof, or such later date as may be approved by the Company’s shareholders; or
(ii) if the Purchaser or the Company becomes subject to any voluntary or involuntary petition under the United States federal bankruptcy laws or any state insolvency law, in each case which is not withdrawn within sixty (60) days after being filed, or a receiver, fiscal agent or similar officer is appointed by a court for business or property of the Purchaser or the Company, in each case which is not removed, withdrawn or terminated within sixty (60) days after such appointment; or
(iii) upon the termination of the Merger Agreement pursuant to and in accordance with the terms and conditions thereof.
In the event of any termination of this Agreement pursuant to this Section 10, the FPS Purchase Price and the Backstop Subscription Amount (and interest thereon, if any), if previously paid, and all Purchaser’s funds paid in connection herewith shall be promptly returned to the Purchaser, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 10 shall relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding anything herein to the contrary, from and after any termination of this Agreement pursuant to Section 10(b), the Original Agreement shall automatically resume and continue in full force and effect in accordance with its terms as though it were never amended and restated by this Agreement.
11. Assignment
(a) The Purchaser may transfer or assign its rights and obligations hereunder to any person at any time and from time to time and in whole or in part (each such transferee or assignee, a “Permitted Transferee”). Upon any such transfer or assignment, the Company, the Purchaser and the applicable Permitted Transferee shall execute a signature page to this Agreement, substantially in the form of the signature page attached hereto as Exhibit B (the “Joinder Agreement”), which shall reflect the number of Forward Purchase Securities or Backstop Securities such Permitted Transferee shall have the right to purchase (the “Transferee Securities”), and, upon such execution, such Permitted Transferee shall be deemed to give all representations warranties as set forth in Section 2 of this Agreement and thereafter shall have all the same rights and obligations as the Purchaser hereunder with respect to the Transferee Securities, and references herein to the “Purchaser” shall be deemed to refer to and include any such Transferee with respect to such Permitted Transferee and to its Transferee Securities; provided, that any representations, warranties, covenants and agreements of the Purchaser and any such Permitted Transferee shall be several and not joint and shall be made as to the Purchaser or any such Permitted Transferee, as applicable, as to itself only.
(b) Notwithstanding the transfer of any of the Purchaser’s rights and obligations to any Permitted Transferee hereunder, the Purchaser shall remain liable to purchase all of the Forward Purchase Securities and Backstop Securities. In the event that a Permitted Transferee fails to purchase any or all of its respective Transferee Securities, the Purchaser shall promptly purchase from the Company such unpurchased Transferee Securities pursuant to the terms hereof.
12. General Provisions.
(a) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to:
Tiga Acquisition Corp.
Ocean Financial Centre
Level 40, 10 Collyer Quay
Singapore 049315
Attn:	Ashish Gupta
email:	agupta@tigainvestments.com

with a copy to the Company’s counsel at:

Milbank LLP
Marina Bay Financial Centre
#36-03 Tower 3
Singapore 018982
Attn:	David H. Zemans
email:	dzemans@milbank.com
fax:	+65-6428-2500
All communications to the Purchaser shall be sent to the Purchaser’s address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 9(a).
(b) No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
(c) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the FPS/BPS Closing.

(d) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.
(e) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
(f) Assignments. Except as otherwise specifically provided herein (including, but not limited to, the provisions in Section 11 hereof), no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties except that the Purchaser may assign its rights, interests, or obligations hereunder to any of its affiliates.
(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
(h) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
(i) Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.
(j) Jurisdiction. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
(k) Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.
(l) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of the Company and the Purchaser.
(m) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.
(n) Expenses. Each of the Company and the Purchaser will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for the fees of its transfer agent; stamp taxes and all of The Depository Trust Company’s fees associated with the issuance of the Securities and the securities issuable upon conversion or exercise of the Securities.

(o) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.
(p) Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.
(q) Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement, other than with respect to disclosure by the Purchaser to a potential Permitted Transferee.
(r) Specific Performance. The Purchaser agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by the Purchaser in accordance with the terms hereof and that the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
(s) Most Favored Nations. The Company hereby represents and warrants that as of the date hereof, and covenants and agrees that after the date hereof, none of the agreements with any other Person for the purchase of Class A Shares or Warrants include or will include terms, rights or other benefits that are more favorable, in any material respect, to such other Person than the terms, rights and benefits in favor of the Purchaser under this Agreement, and the Company will not amend any of the terms, rights or benefits in, or waive any material obligation under, any of the agreements with such other Person unless, in any such case, the Purchaser has been offered in writing the opportunity to concurrently receive the benefits of all such terms, rights and benefits or waiver. The Purchaser shall notify the Company in writing, within ten (10) days after the date it has been offered the opportunity to receive the benefit of such terms, rights, benefits or waiver, of its election to receive any such term, right, benefit or waiver so offered.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.
PURCHASER:

TIGA SPONSOR LLC

By:	/s/ George Raymond Zage III
Name: George Raymond Zage III
Title: Member
Address for Notices:	Ocean Financial Centre Level 40, 10 Collyer Quay Singapore 049315

E-mail:	CFO@tigainvestments.com

Fax:	+65 6333 3198
[Signature Page to Amended and Restated Forward Purchase Agreement]

COMPANY:

TIGA ACQUISITION CORP.

By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	Director
[Signature Page to Amended and Restated Forward Purchase Agreement]

Exhibit A

Permitted Transferee Signature Page
IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement to be effective as of .
NAME OF PERMITTED TRANSFEREE:

[ ]

By:
Name:
Title:

Address for Notices:

E-mail:

Fax:

Total number of Forward Purchase Shares/Backstop Shares Transferred:

Number of Forward Purchase Warrants/Backstop Warrants Transferred:

Aggregate Purchase Price for Forward Purchase Securities/Backstop Securities Transferred: $

COMPANY:

TIGA ACQUISITION CORP.

By:
Name:
Title:

SPONSOR:

TIGA SPONSOR LLC

By:
Name:
Title:

ANNEX D-1
JOINDER AND ASSIGNMENT AGREEMENT
TO AMENDED AND RESTATED FORWARD PURCHASE AGREEMENT
THIS JOINDER AND ASSIGNMENT AGREEMENT TO AMENDED AND RESTATED FORWARD PURCHASE AGREEMENT (this “Joinder and Assignment Agreement”) is executed and delivered as of    , 2022 by San Vicente Parent LLC (“Permitted Transferee”), Tiga Acquisition Corp. (the “Company”) and Tiga Sponsor LLC (“Sponsor”), and is effective as of the date hereof. All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Amended and Restated Forward Purchase Agreement dated as of May 9, 2022, by and among the Company and the Sponsor.
WHEREAS, pursuant to Section 11(a) of the Amended and Restated Forward Purchase Agreement, Sponsor may transfer or assign its rights and obligations thereunder to any person at any time and from time to time and in whole or in part.
WHEREAS, Sponsor wishes to transfer and assign to Permitted Transferee all of Sponsor’s rights and interests in and to, and obligations under, the Amended and Restated Forward Purchase Agreement, and Permitted Transferee wishes to be the assignee and transferee of such rights, interests and obligations.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Amendments. For and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree to amend or supplement the Amended and Restated Forward Purchase Agreement, and Section 2(a)(iii) of the Amended and Restated Forward Purchase Agreement is hereby amended and restated as follows:
“Each Forward Purchase Warrant and Backstop Warrant will have the same terms as the Public Warrants (as defined below), and will be subject to the terms and conditions of the Warrant Agreement or that certain Backstop Warrant Agreement (the “Backstop Warrant Agreement”), by and among the Company and Continental Stock Transfer & Trust Company, as warrant agent, as applicable. Each Forward Purchase Warrant and Backstop Warrant will entitle the holder thereof to purchase one share of Domesticated Acquiror Common Stock at a price of $11.50 per share, subject to adjustment as described in the Warrant Agreement or the Backstop Warrant Agreement, as applicable. The Forward Purchase Warrants and Backstop Warrants will become exercisable thirty (30) days after the Merger Closing and will expire five (5) years after the Merger Closing or upon redemption or the liquidation of the Company, if earlier, as described in the Warrant Agreement or the Backstop Warrant Agreement, as applicable.”
2. Assignment and Assumption. Sponsor hereby transfers and assigns to Permitted Transferee, and Permitted Transferee hereby acquires from Sponsor all of Sponsor’s rights, and interests in and to the Amended and Restated Forward Purchase Agreement, of whatever kind or nature, and Permitted Transferee hereby assumes and agrees to perform all obligations, duties, liabilities and commitments of Sponsor under the Amended and Restated Forward Purchase Agreement, of whatever kind of nature.
3. Retention of Obligations. Notwithstanding anything in this Joinder and Assignment Agreement, Sponsor shall remain liable to purchase all of the Forward Purchase Securities and Backstop Securities. In the event that Permitted Transferee fails to purchase any or all of its respective Transferee Securities, Sponsor shall promptly purchase from the Company such unpurchased Transferee Securities pursuant to the terms of the Amended and Restated Forward Purchase Agreement.
4. Effectiveness. This Joinder and Assignment Agreement shall be effective as of the date set first set forth above.
5. Governing Law; Binding Effect. This Joinder and Assignment Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state without giving effect to the voice of law principles of such state that would require or permit the application of the laws of another jurisdiction.
D-1-1

6. Counterparts. This Joinder and Assignment Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original copy of this Joinder and Assignment Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of such counterparts by facsimile or electronic mail (in PDF or .tiff format) shall be deemed effective as manual delivery.
D-1-2

IN WITNESS WHEREOF, the undersigned have executed this Joinder and Assignment Agreement to be effective as of [•], 2022.
NAME OF PERMITTED TRANSFEREE:

SAN VICENTE PARENT LLC

By:
Name:
Title:

Address for Notices:

E-mail:

Fax:

Total number of Forward Purchase Shares/Backstop Shares Transferred: 10,000,000

Number of Forward Purchase Warrants/Backstop Warrants Transferred: 5,000,000

Aggregate Purchase Price for Forward Purchase Securities/Backstop Securities Transferred: $100,000,000

COMPANY:

TIGA ACQUISITION CORP.

By:
Name:
Title:
SPONSOR:

TIGA SPONSOR LLC

By:
Name:
Title:
D-1-3

ANNEX E
FORM OF REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of    , 2022, is made and entered into by and among (i) Grindr Inc., a Delaware corporation (the “Company”), formerly known as Tiga Acquisition Corp., a Cayman Islands exempted company (“Tiga”), (ii) Tiga Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), (iii) the undersigned parties listed as Existing Holders on the signature pages hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder”, an “Existing Holder” and, collectively, the “Existing Holders”) and (iv) the undersigned parties who are listed as New Holders on the signature pages hereto (each such party, together with any person or entity deemed a “New Holder”, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, on November 23, 2020, the Company, the Sponsor and certain other parties thereto entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger , dated as of May 9, 2022, by and among the Company, Tiga Merger Sub LLC, a Delaware limited liability company (“Merger Sub I”), and Grindr Group LLC, a Delaware limited liability company (“Grindr”), as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of October 5, 2022, by and among the Company, Merger Sub I, Tiga Merger Sub II LLC, a Delaware limited liability company, and Grindr (collectively, the “Merger Agreement”);
WHEREAS, in connection with the closing of the transactions contemplated by the A&R Forward Purchase Agreement (as defined below) and subject to the terms and conditions set forth therein, the Existing Holders (or any assignee of the A&R Forward Purchase Agreement) were issued certain Forward Purchase Securities and Backstop Securities (each as defined below), in each case, in such amounts and subject to such terms and conditions as set forth in the A&R Forward Purchase Agreement.
WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, (i) the Existing Holders were issued (a) shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (b) certain Private Warrants (as defined below) and (ii) the New Holders were issued shares of Common Stock, in each case, in such amounts and subject to such terms and conditions as set forth in the Merger Agreement;
WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, any of the provisions, covenants and conditions set forth therein may be amended upon the written consent of the Company and the Holders (as defined therein) of at least a majority-in-interest of the Registrable Securities (as defined therein) at the time in question; and
WHEREAS, the Company, Sponsor and the other parties to the Existing Registration Rights Agreement desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1. Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“A&R Forward Purchase Agreement” shall mean that certain Amended and Restated Forward Purchase Agreement, dated as of May 9, 2022, by and among Tiga and the Sponsor, as amended and supplemented by that

certain Joinder and Assignment Agreement to Amended and Restated Forward Purchase Agreement, dated as of    , 2022, by and among Tiga, the Sponsor and the Permitted Transferee specified therein.
“Additional Holder” shall have the meaning given in Section 5.9.
“Additional Holder Common Stock” shall have the meaning given in Section 5.9.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, the President, or any other principal executive officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“Backstop Securities” shall have the meaning given in the A&R Forward Purchase Agreement.
“Backstop Shares” shall have the meaning given in the A&R Forward Purchase Agreement.
“Backstop Warrants” shall have the meaning given in the A&R Forward Purchase Agreement.
“Block Trade” means any non-marketed Underwritten Offering taking the form of a block trade to a financial institution, “qualified institutional buyer” or “institutional accredited investor,” bought deal, same day trade, over-night deal or similar transaction that does not include the filing of a Prospectus or Issuer Free Writing Prospectus with the Commission, “road show” presentations to potential investors requiring any marketing effort from management, the issuance of a “comfort letter” by the Company’s auditors or the issuance of legal opinions by the Company’s legal counsel.
“Board” shall mean the Board of Directors of the Company.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals and shall be deemed to include the shares of Common Stock issuable upon the conversion of Founder Shares, Forward Purchase Shares and Backstop Shares, if any, in each case, in such amounts and subject to such terms and conditions as set forth in the Merger Agreement.
“Company” shall have the meaning given in the Preamble.
“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Demand Registration” shall have the meaning given in subsection 2.2.1.
“Demanding Holders” shall have the meaning given in subsection 2.2.1.
“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Existing Registration Rights Agreement” shall have the meaning given in the Recitals.
“Existing Holders” shall have the meaning given in the Preamble and, for the avoidance of doubt, any assignee of the A&R Forward Purchase Agreement who received (or is entitled to receive) Forward Purchase Securities and/or Backstop Securities.
“Form S-1 Registration Statement” shall have the meaning given in subsection 2.1.1.
“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.
“Forward Purchase Securities” shall have the meaning given in the A&R Forward Purchase Agreement.

“Forward Purchase Shares” shall have the meaning given in the A&R Forward Purchase Agreement.
“Forward Purchase Warrants” shall have the meaning given in the A&R Forward Purchase Agreement.
“Founder Shares” shall mean the Class B ordinary shares of Tiga, par value $0.0001 per share, of Tiga outstanding prior to the closing of the transactions contemplated by the Merger Agreement and shall be deemed to include the shares of Common Stock issuable upon conversion thereof subject to such terms and conditions as set forth in the Merger Agreement.
“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares held by the Existing Holders or its Permitted Transferees, the period ending on the earlier of (i) one year after the date hereof, (ii) the first date the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the date hereof or (iii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Common Stock for cash, securities or other property.
“Holder Information” shall have the meaning given in subsection 4.1.2.
“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Sections 5.2 and 5.9.
“Joinder” shall have the meaning given in Section 5.9.
“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.
“Merger Agreement” shall have the meaning given in the Recitals.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.
“New Holders” shall have the meaning given in the Preamble.
“Permitted Transferees” shall mean with respect to an Existing Holder, any person or entity to whom a Holder is permitted to transfer Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or any other applicable agreement between such Holder and the Company, and to any transferee thereafter, provided, that such transferee to which a transfer is being made, if not a Holder, enters into a written agreement with the Company agreeing to be bound to the restrictions set forth herein.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“Private Warrants” shall mean the warrants (i) that were issued to the Sponsor concurrently with Tiga’s initial public offering pursuant to the Warrant Agreement, (ii) that were issued to the Sponsor from time to time prior to the date hereof in connection with the extensions of the time period to consummate a business combination, and (iii) that were issued prior to or in connection with the consummation of the transactions contemplated by the Merger Agreement including, without limitation, the Forward Purchase Warrants, the Backstop Warrants, if any, and the Working Capital Warrants, if any.
“Pro Rata” shall have the meaning given in subsection 2.2.4.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (i) any issued and outstanding shares of Common Stock and any other equity security (including shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security, including the Private Warrants, and issued or issuable upon the conversion of any working capital loans made to the Company by a Holder, including the Working Capital Warrants) of the Company held by a Holder immediately following the Closing, whether vested or unvested (including any securities issued, issuable or distributable pursuant to the Merger Agreement and the A&R Forward Purchase Agreement), (ii) the Private Warrants (including any shares of Common Stock issued or issuable upon the exercise or conversion of any of the Private Warrants), (iii) any shares of Common Stock or any other equity security (including warrants to purchase shares of

Common Stock and shares of Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company, whether vested or unvested, acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, (iv) any Additional Holder Common Stock and (v) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i), (ii), (iii) or (iv) above by way of a dividend, share capitalization or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such Registrable Securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with and pursuant to such Registration Statement; (b) such securities shall have been otherwise transferred (other than to a Permitted Holder), new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require Registration under the Securities Act; (c) such securities shall have ceased to be outstanding; (d) such securities may be sold without registration pursuant to Rule 144 (but with no volume, manner of sale, current public information requirement or other restrictions or limitations); (e) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; or (f) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration”, “Register” and “Registered” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the shares of Common Stock are then listed;
(B) fees and expenses of compliance with securities or blue-sky laws (including reasonable and documented fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C) printing, messenger, telephone and delivery expenses;
(D) reasonable fees and disbursements of counsel for the Company;
(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F) reasonable and documented fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration or Underwritten Offering to be registered for offer and sale in the applicable Registration.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in subsection 2.2.1.
“Rule 144” shall mean Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume, current reporting requirements or other restrictions or limitations).
“Rule 415” shall have the meaning given in subsection 2.1.1.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.
“Sponsor” shall have the meaning given in the Recitals hereto.
“Tiga” shall have the meaning given in the Preamble.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (including a Block Trade (as defined above)) and “at the market” or similar registered offerings through a broker, sales agent or distribution agent, whether as agent or principal.
“Warrant Agreement” shall mean that certain Warrant Agreement, dated November 23, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent.
“Working Capital Warrants” shall mean any warrants held by the Sponsor, officers or directors of Tiga or their affiliates which issued in payment of working capital loans made to Tiga.
ARTICLE II
REGISTRATION RIGHTS
2.1. Shelf Registration.
2.1.1 Initial Registration. The Company shall, as soon as reasonably practicable, but in any event within forty five (45) calendar days after the date hereof, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this Section 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) calendar days following the filing deadline (or ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission) and (ii) ten (10) business days after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Registration Statement”) or such other form of registration statement as is then available to effect a Registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as reasonably practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1.1, but in any event within ten (10) business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. If the Company files a Form S-1 Registration Statement and thereafter the Company becomes eligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-3 Shelf as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-1 Registration Statement and have the Form S-3 Shelf declared effective as promptly as reasonably practicable and to cause such Form S-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.
2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by Section 2.1.1 or 2.1.2, any one or more Holder(s) may request to sell all or a portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to such shelf registration statement, including a Block Trade if the Company files a Form S-3 Shelf and is eligible to use Form S-3 for secondary sales (a “Shelf Underwritten Offering”), provided, that such Holder(s) reasonably expect aggregate gross proceeds in excess of $100,000,000 from such Shelf Underwritten Offering. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Except with respect to a Block Trade requested pursuant to Section 2.5, within ten (10) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within ten (10) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other commercially reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this Section 2.1.3, subject to Section 3.5 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in Underwritten Offerings of securities by the Company.
2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary and customary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested and customary agreements or certificates, on or prior to the fifth (5th) business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.
2.2. Demand Registration.
2.2.1 Request for Registration. Subject to the provisions of Section 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to Section 2.1.1 outstanding covering the Registrable Securities, following the expiration of the Founder Shares Lock-up Period, if applicable, either (a) the Existing Holders of at least a majority-in-interest of the then issued and outstanding number of Registrable Securities held by the Existing Holders or (b) the New Holders of at least a majority-in-interest of the then issued and outstanding number of Registrable Securities held by the New Holders, in each case (the “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be included in such Registration and the intended method(s) of distribution thereof. The Company shall, within fifteen (15) days of the Company’s receipt of the Demand Registration, notify in writing all other Holders of the demand, and each Holder who wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder including shares of Registrable Securities in such Registration, a

“Requesting Holder”) shall so notify the Company, in writing within fifteen (15) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4. Under no circumstances shall the Company be obligated to effect more than (x) an aggregate of three (3) Registrations pursuant to a Demand Registration by the Existing Holders under this Section 2.2.1 with respect to any or all Registrable Securities held by such Existing Holders and (y) an aggregate of three (3) Registrations pursuant to a Demand Registration by the New Holders under this Section 2.2.1 with respect to any or all Registrable Securities held by such New Holders.
2.2.2 Effective Registration. Notwithstanding the provisions of Section 2.2.1 above or any other part of this Agreement, a Registration will not count as a Demand Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court, or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days of such election; provided, further, that the Company shall not be obligated or required to file a second Registration Statement until the Registration Statement that has been previously filed with respect to a Demand Registration becomes effective or is subsequently terminated.
2.2.3 Underwritten Offering. Subject to the provisions of Section 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so elect and such Holders so advise the Company as part of their written demand for a Demand Registration that the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of any such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.
2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Demand Registration, in good faith, advises the Company and the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders and the Requesting Holders (if any) (in each case pro rata based on the respective number of Registrable Securities that each such Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.2.5 Demand Registration Withdrawal. If the Demanding Holders or the Requesting Holders (if any) disapprove of the terms of any Underwritten Offering or are not entitled to include all of their Registrable Securities in any Underwritten Offering pursuant to a Registration under Section 2.2.1, such Demanding Holders or Requesting Holders, as applicable, shall have the right to withdraw from such Registration by giving written notice to the Company and the Underwriter or Underwriters (if any) of their request to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration (or in the case of an Underwritten Offering pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). If the Demanding Holders withdraw from a proposed Underwritten Offering relating to a Demand Registration, then such Registration shall not count as a Demand Registration provided for in this Section 2.2.
2.3. Piggyback Registration.
2.3.1 Piggyback Rights. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a Block Trade, then the Company shall (x) give written notice of such proposed filing to all of the Holders as soon as practicable but in no event less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (y) offer to all of the Holders in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Holders may request in writing within five (5) days following receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration that is an Underwritten Offering on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through a Piggyback Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggyback Registration.
2.3.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises the Company and the Holders in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with (i) the Registrable Securities as to which registration has been requested under this Section 2.3, and (ii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to the separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(a) if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration: (A) first, the shares of Common Stock or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which Registration has been requested pursuant to Section 2.3.1 hereof, Pro Rata, that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of

Securities has not been reached under the foregoing clauses (A) and (B), shares of Common Stock or other equity securities for the account of other persons that the Company is obliged to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Securities; and
(b) if the Registration is a “demand” registration undertaken at the demand of persons or entities other than the Holders, then the Company shall include in any such Registration: (A) first, the shares of Common Stock or other equity securities, if any, for the account of the demanding persons that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), collectively the shares of Common Stock or other equity securities comprised of Registrable Securities, Pro Rata, as to which Registration has been requested pursuant to Section 2.3.1 hereof, as applicable, that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell for its own account that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Securities.
2.3.3 Piggyback Registration Withdrawal. Any Holder may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggyback Registration for any or no reason whatsoever by giving written notice to the Company of such request to withdraw at least five (5) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Offering pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons making a demand pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred by the Holders in connection with the Piggyback Registration as provided in Section 3.3.
2.4. Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Shelf Underwritten Offering effected under Section 2.1.3 hereof or a Demand Registration effected under Section 2.2 hereof.
2.5. Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of an Underwriter or Underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period.
2.6. Block Trades.
2.6.1 Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, at any time and from time to time when an effective Form S-3 Shelf is on file with the Commission, if one or more Demanding Holders desire to effect a Block Trade with a total offering price reasonably expected to exceed, in the aggregate, $100,000,000, then such Demanding Holder(s) shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its commercially reasonable efforts to facilitate such Block Trade. The applicable Demanding Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.
2.6.2 Prior to the filing of the applicable “red herring” prospectus, prospectus supplement or press release used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to withdraw from such Block Trade upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.6.2.
2.6.3 Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.
2.6.4 The Holder(s) in a Block Trade shall have the right to select the Underwriter(s) for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).
2.6.5 A Demanding Holder in the aggregate may demand no more than two (2) Block Trades pursuant to this Section 2.6 in any twelve (12) month period.
ARTICLE III
REGISTRATION PROCEDURES
3.1. General Procedures. If at any time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible, and in connection with any such request:
3.1.1 Filing Registration Statement. The Company shall prepare and file with the Commission as soon as practicable and in any event within forty five (45) calendar days after receipt of a request for an Underwritten Offering a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until the earlier of (i) all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus, (ii) all Registrable Securities previously included in such Registration Statement are eligible for resale without volume or manner of sale limitations pursuant to Rule 144 during any 90 day period; or (iii) at any time after the two (2) year anniversary of the Closing, all Registrable Securities previously included in such Registration Statement are eligible for resale pursuant to Rule 144 during any 90 day period;
3.1.3 Copies. The Company shall prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 Securities Laws Compliance. Prior to any Underwritten Offering of Registrable Securities, the Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities or securities exchanges, including but not limited to the New York Stock Exchange, as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 Listing. The Company shall cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6 Transfer Agent. The Company shall provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Holders whose Registrable Securities are included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall promptly take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the Holders whose Registrable Securities are included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the Holders whose Registrable Securities are included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such Holders or their legal counsel shall reasonably object;
3.1.8 Copies of Registration Statement or Prospectus. At least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, the Company shall furnish a copy thereof to each seller of such Registrable Securities or its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;
3.1.9 Misstatements. The Company shall notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10 Participation. The Company shall permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11 Cold Comfort Letter. The Company shall obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12 Opinion and Negative Assurance Letter. On the date the Registrable Securities are delivered for sale pursuant to such Registration, the Company shall obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.13 Underwriting Agreement. In the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Holders whose Registrable Securities are included in such Registration Statement. No Holder whose Registrable Securities are included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement;
3.1.14 Earnings Statement. The Company shall make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.15 Cooperation. The Company shall ensure that the principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors;
3.1.16 Roadshow. If the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $100,000,000, the Company shall use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” and analyst or investor presentations and such other selling or other informational meetings organized by the Underwriter that may be reasonably requested by the Underwriter in any Underwritten Offering, with all out of pocket costs and expenses incurred by the Company or such officers in connection with such attendance and participation to be paid by the Company;
3.1.17 FINRA. The Company shall cooperate with each Underwriter participating in the disposition of Registrable Securities in an Underwritten Offering and Underwriters’ counsel in connection with any filings required to be made with The Financial Industry Regulatory Authority, Inc., including using commercially reasonable efforts to obtain pre-clearance and pre-approval of the Registration Statement and applicable prospectus upon filing with the Commission, if requested by the Underwriter;

3.1.18 Certificated Securities. The Company shall, in the case of certificated Registrable Securities, cooperate with the Holders and the managing Underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from the Holders participating in such offering that the Registrable Securities represented by the certificates so delivered by such Holders will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as such Holders or managing Underwriters may reasonably request at least two business days prior to any sale of such Registrable Securities; and
3.1.19 Miscellaneous. The Company shall otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration, including, without limitation, making available senior executives of the Company to participate in any due diligence sessions that may be reasonably requested by the Underwriter in any Underwritten Offering. Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.
3.2. Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3. Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.4. Suspension of Sales; Insider Trading; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose, provided such period may be extended for an additional sixty (60) days with the consent of a majority-in-interest of the holders of Registrable Securities, which consent shall not be unreasonably withheld; provided further, that such right to suspend the use of a Registration Statement shall be exercised by the Company not more than twice in any twelve (12) month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. The Holders agree that, except as required by applicable law, the Holders shall treat as confidential the receipt of written notice from the Company under this Section 3.4 (provided that in no event shall such notice contain any material nonpublic information of the Company) and shall not disclose or use the information contained in such written notice without the prior written consent of the Company until such time as the information contained therein is or becomes public, other than as a result of disclosure by a holder of Registrable Securities in breach of this Agreement.

3.5. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
3.6. Information. The Holders shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws in connection therewith.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1. Indemnification.
4.1.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, each of their respective officers, employees, affiliates, and directors, partners, members, attorneys and agents, and each person, if any, who controls such Holder (within the meaning of the Securities Act) (each, a “Holder Indemnified Party”) against all losses, judgments, claims, damages, liabilities or expenses (including reasonable attorneys’ fees) (each, a “Loss”), whether joint or several, arising out of or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration; and the Company shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such Loss; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, Prospectus or preliminary Prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers, affiliates, and directors, partners, members and agents and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder Indemnified Parties.
4.1.2 Indemnification by Holders. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any Loss resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The

Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3  Conduct of Indemnification Proceedings. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably delayed or withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5 Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Loss referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1. Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to:    , Attn:    , email:    , with a copy to the Company’s counsel at: David Peinsipp, Kristin VanderPas and Garth Osterman, 101 California Street, 5th Floor, San Francisco, CA 94111, or if to any Holder, to such Holder’s address or facsimile number as set forth in the Company’s books and records or the signature pages hereto. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2. Assignment; No Third Party Beneficiaries.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 Prior to the expiration of the Founder Shares Lock-up Period, if applicable, no Existing Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement, the Warrant Agreement or any other applicable letter agreements between the Company and such Holder. Notwithstanding and without prejudice to the foregoing, the rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that is an affiliate (which includes any person who, directly or indirectly, controls, is controlled by, or is under common control with such Holder, including without limitation any general partner, managing member, officer or director of such Holder or any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or advisor with, such Holder, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, by contract or otherwise) of such Holder. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees. For the avoidance of doubt, any entity or person into which a Holder may be merged or converted or with which it may be consolidated, or any entity or person resulting from any merger, conversion or consolidation to which a Holder shall be a party, shall be the successor of such Holder hereunder.
5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3. Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4. Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE

PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING AND HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.5. Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one or more Holders in a manner that is materially different from other Holders shall require the consent of the Holder(s) so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.6. Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any Registrable Securities of the Company for sale or to include such Registrable Securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.7. Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.
5.8. Specific Performance. Each party hereto hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them by this Agreement (including the failure to take such actions as are required of them under this Agreement) and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not, even if available, have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce such obligations, without the posting of any bond or other security and without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and if any Action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law. Further, each party agrees and acknowledges that the right of specific enforcement is an integral part of this Agreement and without that right, none of the parties would have entered into this Agreement.
5.9. Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of a majority of the Registrable Securities, the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
5.10. Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
GRINDR INC.
By:
Name:
Title:
SPONSOR:
TIGA SPONSOR LLC
By:
Name:
Title:
EXISTING HOLDERS:
[NAME]
By:
Name:
Title:
[NAME]
By:
Name:
Title:
NEW HOLDERS:
[NAME]
By:
Name:
Title:
(See Exhibit B for a list of Holders
who are party to this Agreement)
[Signature Page to Registration Rights Agreement]

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration and Stockholder Rights Agreement, dated as of    , 2022 (as the same may hereafter be amended, the “A&R Registration Rights Agreement”), among Grindr Inc., a Delaware corporation (the “Company”), formerly known as Tiga Acquisition Corp., a Cayman Islands exempted company, Tiga Sponsor LLC, a Cayman Islands limited liability company, and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the A&R Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the A&R Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the A&R Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the A&R Registration Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the     day of    , 2022.
By:
Name:
Title:
Agreed and accepted as of the     day of    , 2022.
GRINDR INC.
By:
Name:
Title:

Exhibit B
LIST OF HOLDERS
1.	James Fu Bin Lu
2.	Longview Capital Holdings LLC
3.	Catapult GP II LLC
4.	Gary C. Hsueh
5.	Sierra Goliath LLC
6.	Jeffrey C. Bonforte
7.	Brown Dog Capital LLC
8.	Idoya Partners L.P.
9.	San Vicente Holdings LLC
10.	San Vicente Group Holdings LLC
11.	G. Raymond Zage, III
12.	J. Michael Gearon, Jr.
13.	28th Street Ventures, LLC
14.	Ashish Gupta
15.	KAG Investments Pte Ltd
16.	David Ryan
17.	Carman Wong
18.	Ben Falloon

ANNEX F
Grindr Inc.
2022 Equity Incentive Plan

Adopted by the Board of Directors: [DATE]
Approved by the Stockholders: [DATE]
1. General.
(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2. Shares Subject to the Plan.
(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 13,764,400 shares of Common Stock.
(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 41,293,200 shares (equal to three hundred percent (300%) of the total number of shares of Common Stock initially reserved for issuance under Section 2(a)).
(c) Share Reserve Operation.
(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will take commercially reasonable steps to have available the number of shares of Common Stock necessary to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares, (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award, and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.
F-1

3. Eligibility and Limitations.
(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b) Specific Award Limitations.
(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.
(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $750,000 in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.
4. Options and Stock Appreciation Rights.
Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than
F-2

100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i) by cash or check, bank draft or money order payable to the Company;
(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is
F-3

considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to Participant’s Disability or death);
(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or
(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
F-4

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5. Awards Other Than Options and Stock Appreciation Rights.
(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i) Form of Award.
(1)  Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise set forth in an Award Agreement, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii) Consideration.
(1)  Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.
(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
F-5

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her RSU Award or Restricted Stock Award that have not vested as of the date of such termination as set forth in the RSU Award or Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the RSU Award or Restricted Stock Award, the shares of Common Stock subject to the RSU Award or Restricted Stock Award, or any consideration in respect of the RSU Award or Restricted Stock Award and (2) any portion of his or her RSU Award or Restricted Stock Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award or Restricted Stock Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award or the Restricted Stock Award.
(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.
(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or in any form of cash payment (or any combination thereof), as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
6. Adjustments upon Changes in Common Stock; Other Corporate Events.
(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(a); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
F-6

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11 unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.
(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.
(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.
F-7

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7. Administration.
(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii) To settle all controversies regarding the Plan and Awards granted under it.
(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent such stockholder approval is required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii) To submit any amendment to the Plan for stockholder approval.
F-8

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.
(c) Delegation to Committee.
(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.
(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the
F-9

Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.
8. Tax Withholding
(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
9. Miscellaneous.
(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise
F-10

determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that is adopted by the Company, including any policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right
F-11

in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10. Covenants of the Company.
(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be
F-12

relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11. Additional Rules for Awards Subject to Section 409A.
(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.
(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.
(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.
(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.
(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:
(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on
F-13

the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.
(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.
(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.
(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.
F-14

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:
(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).
(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
12. Severability.
If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13. Termination of the Plan.
The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
14. Definitions.
As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.
(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.
(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise
F-15

put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).
(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(i) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person
F-16

becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)  individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
The consummation of the transactions contemplated by the Merger Agreement shall not constitute a Change of Control under the Plan.
(k) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(l) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(m) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.
(n) “Company” means Grindr Inc., a Delaware corporation.
(o) “Compensation Committee” means the Compensation Committee of the Board.
(p) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(q) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the
F-17

Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(r) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
The consummation of the transactions contemplated by the Merger Agreement shall not constitute a Corporate Transaction under the Plan.
(s) “Director” means a member of the Board.
(t) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
F-18

(v) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.
(w) “Effective Time” has the meaning set forth in the Merger Agreement.
(x) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(y) “Employer” means the Company or the Affiliate of the Company that employs the Participant.
(z) “Entity” means a corporation, partnership, limited liability company or other entity.
(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(bb) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(cc) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(dd) “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(ee) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(ff) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(gg) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been
F-19

Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A,or (v) to comply with other Applicable Laws.
(hh) “Merger Agreement” means that certain agreement and plan of merger, dated as of May 9, 2022, by and among the Company, Tiga Merger Sub LLC and Grindr, as amended by the first amendment to the Merger Agreement, dated as of October 5, 2022, by and among the Company, Tiga Merger Sub LLC, Tiga Merger Sub II LLC and Grindr.
(ii) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(jj) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.
(kk) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(ll) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
(mm) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(nn) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(oo) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(pp) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(qq) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(rr) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.
F-20

(ss) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(tt) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(uu) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(vv) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(ww) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.
(xx) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to
F-21

common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.
(yy) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(zz) “Plan” means this Grindr Inc. 2022 Equity Incentive Plan, as amended from time to time.
(aaa) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(bbb) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as described in Section 4(h).
(ccc) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(ddd) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(eee) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(fff) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(ggg) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(hhh) “Rule 405” means Rule 405 promulgated under the Securities Act.
(iii) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(jjj) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(kkk) “Securities Act” means the Securities Act of 1933, as amended.
(lll) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(mmm) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
F-22

(nnn) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(ooo) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(ppp) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(qqq) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(rrr) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.
(sss) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.
F-23

ANNEX G
THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

TIGA ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 23 NOVEMBER 2020 AND EFFECTIVE ON
23 NOVEMBER 2020)

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
TIGA ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 23 NOVEMBER 2020 AND EFFECTIVE ON
23 NOVEMBER 2020)
1	The name of the Company is Tiga Acquisition Corp.
2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
4	The liability of each Member is limited to the amount unpaid on such Member’s shares.
5
The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
TIGA ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 23 NOVEMBER 2020 AND EFFECTIVE ON
23 NOVEMBER 2020)
1	Interpretation
1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:
“Affiliate”
in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”
means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”
means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City or Singapore.

“Clearing House”
means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”
means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”
means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”
means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Forward Purchase Agreement”
means an agreement that provides for the sale of Class A Shares and warrants to the Sponsor and its permitted transferees in a private placement that will close substantially concurrently with the closing of any Business Combination.

“Forward Purchase Shares”	means any Class A Shares to be issued pursuant to the Forward Purchase Agreement.

“Forward Purchase Warrants”	means any warrants to purchase Class A Shares to be issued pursuant to the Forward Purchase Agreement.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”
means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Tiga Sponsor LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”
means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.
1.2	In the Articles:
(a)	words importing the singular number include the plural number and vice versa;
(b)	words importing the masculine gender include the feminine gender;
(c)	words importing persons include corporations as well as any other legal or natural person;
(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;
(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;
(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;
(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;
(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3	Issue of Shares and other Securities
3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.
4	Register of Members
4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date
5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares
6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares
7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares
8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:
(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;
(b)
Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.
8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
8.4	The Directors may accept the surrender for no consideration of any fully paid Share.
9	Treasury Shares
9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
10	Variation of Rights of Shares
10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12	Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13	Lien on Shares
13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares
14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares
15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares
16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion
17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2
Class B Shares shall convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the first business day following the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares on the first business day following the closing of a Business Combination at a ratio (which shall not be less than the Initial Conversion Ratio) for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination (including the Forward Purchase Shares but not including the Forward Purchase Warrants), excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company, minus the number of Public shares redeemed by Members in connection with a Business Combination.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.
17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.
18	Amendments of Memorandum and Articles of Association and Alteration of Capital
18.1	The Company may by Ordinary Resolution:
(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to the Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
19	Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20	General Meetings
20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.
21	Notice of General Meetings
21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings
22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.
22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.
22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.
23	Votes of Members
23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies
24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members
25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).
26	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27	Directors
27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
27.2
Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the second succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28	Powers of Directors
28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors
29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.
29.4
Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of the holders of the Class B Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director
The office of a Director shall be vacated if:
(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or
(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d)	the Director is found to be or becomes of unsound mind; or
(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors
31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.
31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent
A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33	Directors’ Interests
33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers
35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37	Remuneration of Directors
37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.
37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal
38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve
39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.
39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41	Books of Account
41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit
42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least four times per year, or more frequently as circumstances dictate.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).
42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9
At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43	Notices
43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:
(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.
43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up
44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance
45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.
45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47	Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48	Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49	Business Combination
49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:
(a)	submit such Business Combination to its Members for approval; or
(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination.

49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.
49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group (as defined under Section 13 of the Exchange Act) for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination by 6 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;
(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.
49.8
Notwithstanding Article 49.7 or any other provision of the Articles, without approval of the Members, the Directors may, at their option and upon five days advance notice prior to the applicable deadline, extend the period of time to consummate a Business Combination up to three times, each by an additional six months (for a total of up to 24 months to consummate a Business Combination), subject to the Sponsor, or its Affiliates, purchasing up to an additional 2,760,000 private placement warrants (including up to 360,000 private placement warrants if the Over-Allotment Option is exercised in full) at US$1.00 per private placement warrant and depositing the US$2,400,000, or the US$2,760,000 if the Over-Allotment Option is exercised in full, in proceeds into the Trust Account on or prior to the date of the applicable deadline, for each such six month extension.
The Company shall provide notice to the Members that an extension will be effected at least three days prior to the applicable deadline, and shall confirm receipt of the required proceeds into the Trust Account on the day following the applicable deadline.
49.9	In the event that any amendment is made to this Article:
(a)
to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 6 months from the consummation of the IPO; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor or a Founder shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.
49.10
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.11
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or
(b)	vote as a class with Public Shares on a Business Combination.
49.12	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:
(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and
(b)	any Director or Officer and any Affiliate of such Director or Officer.
49.13
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.14
As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.15
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.
50	Certain Tax Filings
Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.
51	Business Opportunities
51.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX H
CERTIFICATE OF INCORPORATION
OF
TIGA ACQUISITION CORP.(1)
ARTICLE I

NAME
The name of this corporation is Tiga Acquisition Corp. (the “Corporation”).
ARTICLE II

REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Dr., Wilmington, DE 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III

PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (as amended, the “DGCL”).
ARTICLE IV

AUTHORIZED CAPITAL AND CAPITAL STOCK
A. AUTHORIZED STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Corporation is authorized to issue is 1,100,000,000 shares, consisting of (i) 1,000,000,000 shares of Common Stock, having a par value per share of $0.0001 and (ii) 100,000,00 shares of Preferred Stock, having a par value per share of $0.0001.
B. PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issuance of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and filed in a certificate pursuant to the applicable law of the State of Delaware (such resolutions or certificate being hereinafter referred to as a “Preferred Stock Designation”) and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.
C. COMMON STOCK. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock)
(1)
Following the Domestication, the Certificate of Incorporation will be amended by filing a Certificate of Amendment to change of the corporation's name to “Grindr Inc.” Following the name change amendment, Grindr Inc. will file a Restated Certificate of Incorporation that will be the certificate of incorporation in effect at the time of the First Merger. Other than the change in the corporation's name, the Restated Certificate of Incorporation will be in the same form as the Certificate of Incorporation filed here.

that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).
D. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive any dividends to the extent permitted by law when, as and if declared by the Board of Directors of the Company.
ARTICLE V

BOARD OF DIRECTORS
For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A. MANAGEMENT OF BUSINESS. The business and affairs of the Corporation shall be managed by or in direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by at least a majority of the authorized number of directors constituting the Board of Directors.
B. ELECTION OF BOARD OF DIRECTORS.
1. No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.
2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
3.  Notwithstanding the foregoing provisions of this section, each director shall serve until their successor is duly elected and qualified or until their earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
C. REMOVAL OF DIRECTORS.
1. Subject to any limitations imposed by applicable law and subject to the rights of holders of any series of Preferred Stock then outstanding, any individual director or directors may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.
D. VACANCIES.
1. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless (a) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise required by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
E. BYLAW AMENDMENTS.
1. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.
ARTICLE VI

MEETINGS OF STOCKHOLDERS
A. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing or electronic transmission by such stockholders.
B. Special meetings of the stockholders of the Corporation may only be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) any Chief Executive Officer or the President if the Chairperson of the Board of Directors is unavailable, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.
C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE VII

CORPORATE OPPORTUNITY
A.  In the event that (i) Longview Capital SVH LLC, a Washington limited liability company, (ii) 28th Street Ventures, LLC, a Georgia limited liability company, and (iii) Tiga Investments Pte. Ltd., a Singapore private limited company, and, in each case, their respective affiliates or any of their respective officers, directors, employees, equity holders, members, and principals, other than someone who is an officer or employee of the Corporation (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a director of the Corporation (a “Corporate Opportunity”), then the Corporation, pursuant to Section 122(17) of the DGCL and to the maximum extent permitted from time to time under Delaware law, (i) renounces any interest or expectancy of the Corporation that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Corporation and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Corporation or any of its affiliates. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.
ARTICLE VIII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY
A.  No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Solely for purposes of this Section A of this Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as amended. from time to time.

B. To the fullest extent permitted by law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.
C. Any repeal or modification of this Article VIII shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under this Article VIII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
ARTICLE IX

EXCLUSIVE FORUM
A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article IX shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.
B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
C. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.
ARTICLE X

BUSINESS COMBINATION
The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
A. Prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

B. Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
C. At or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or
D. The stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.
E. For purposes of this Article X:
1. “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person
2. “associate” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
3. “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means (a) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation, Article X is not applicable to the surviving entity, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority- owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; (c) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments), (d) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder, and (e) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
4. “control,” including the terms “controlling,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 promulgated under the Exchange Act as such rule is in effect as of the date of this Certificate of Incorporation) have control of such entity.
5. “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall in no case include or be deemed to include (1) the Principal Holders or the Principal Holder Direct Transferees, or (2) any person whose ownership of share in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include voting stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
6. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (i) beneficially owns such stock, directly or indirectly; (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
7. “person” means any individual, corporation, partnership, unincorporated association or other entity.

8. “Principal Holder Direct Transferee” means any person that acquires (other than in a registered public offering), directly from one or more of the Principal Holders, beneficial ownership of fifteen percent (15%) or more of the then-outstanding voting stock of the Corporation.
9. “Principal Holders” means (i) Longview Capital SVH LLC, a Washington limited liability company, (ii) 28th Street Ventures, LLC, a Georgia limited liability company, and (iii) Tiga Investments Pte. Ltd., a Singapore private limited company, and, in each case, their respective affiliates; provided, however, that the term “Principal Holders” shall not include the Corporation or any of the Corporation’s direct or indirect subsidiaries.
10. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
11. “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock in this Article X shall refer to such percentage or other proportion of votes of such voting stock.
ARTICLE XI

MISCELLANEOUS
A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article XI, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.  Notwithstanding any other provisions of this Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX, X and XI.
C. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever (i) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
D. The name and address of the incorporator is as follows:
Ashish Gupta
Ocean Financial Centre
Level 40, 10 Collyer Quay
Singapore 049315

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereto set my hand this    day of   , 2022.
By:
Ashish Gupta
Incorporator

ANNEX I
BYLAWS

OF

GRINDR INC.
(A DELAWARE CORPORATION)

   , 2022

I-i

I-ii

BYLAWS

OF

GRINDR INC.
(A DELAWARE CORPORATION)

   , 2022

ARTICLE I

OFFICES
Section 1. Registered Office. The registered office of Grindr Inc. (the “Corporation”) shall be at such place in the State of Delaware as shall be designated by the board of directors of the Corporation (the “Board of Directors”).
Section 2. Other Offices. The Corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II

CORPORATE SEAL
Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the Corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III

STOCKHOLDERS’ MEETINGS
Section 4. Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”).
Section 5. Annual Meetings.
(a) The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) of these bylaws (these “Bylaws”), who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5 of these Bylaws. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the Corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders. Notwithstanding anything herein to the contrary, unless otherwise required by law, if a stockholder seeking to bring business, including director nominations, before an annual meeting pursuant to clause (iii) of this Section 5 (a) (or a qualified representative, of the stockholder) does not appear at the meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that such proposal is set forth in the notice of meeting and notwithstanding that proxies in respect of such proposed business may have been received by the Corporation. For purposes of this Section 5, to be considered a “qualified representative” of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, prior to or at the meeting of stockholders.
(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with the procedures below. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, if any stockholder (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to any proposed nominee, and (ii) subsequently fails to comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that such nomination is set forth in the notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such stockholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act.
(i) For nominations for the election or re-election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 5(b)(iii) of these Bylaws and must update and supplement such written notice on a timely basis as set forth in Section 5(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee (present and for the past five years), (3) the class or series and number of shares of each class or series of capital stock of the Corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings (whether written or oral) during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and their respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “1933 Act”) if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv) of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director (as such term is used in any applicable stock exchange listing requirements or applicable law) of the Corporation or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) Other than proposals sought to be included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 5(b)(iii) of these Bylaws, and must update and supplement such written notice on a timely basis as set forth in Section 5(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv) of these Bylaws.
(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) of these Bylaws must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii) of these Bylaws and the following sentence, in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the closing of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. For purposes of the first annual meeting of stockholders following the adoption of these Bylaws, the date of the preceding year’s annual meeting shall be deemed to be June 1 of the preceding calendar year. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of one or more stockholders giving the notice on behalf of a beneficial owner, the number of nominees such stockholders may collectively nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.
(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the Corporation’s books; (B) the class, series and number of shares of the Corporation that are owned, beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the Corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) of these Bylaws or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii) of these Bylaws); (E) a representation as to whether the Proponents (1) regarding nominations, intend to solicit proxies from the required number of the Corporation’s voting shares in support of any proposed nominee in accordance with and as required by Rule 14a-19 promulgated under the 1934 Act, or (2) regarding other business, intend to deliver or make available a proxy statement and/or form of proxy to holders of a sufficient number of holders of the Corporation’s voting shares to carry such proposal; (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

(c) In addition to the requirements set forth elsewhere in these Bylaws, each proposed nominee or a person on such proposed nominee’s behalf must deliver (in accordance with the time periods for delivery of timely notice under this Section 5), to the Secretary of the Corporation at the principal executive offices of the Corporation a completed and signed questionnaire with respect to the background and qualification of such proposed nominee and the background of any Proponent (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such proposed nominee (i) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such proposed nominee’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (iii) would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, code of conduct and ethics, conflict of interest, confidentiality, corporate opportunities, trading and any other policies and guidelines of the Corporation applicable to directors.
(d) A stockholder providing written notice required by Section 5(b)(i) or (ii) of these Bylaws shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) Business Days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c) of these Bylaws, such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than five (5) Business Days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c) of these Bylaws, such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) Business Days prior to such adjourned or postponed meeting.
(e) A person shall not be eligible for election or re-election as a director unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a) of these Bylaws. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, if any stockholder (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19 promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act. Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E) of these Bylaws, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.
(f)  Notwithstanding the foregoing provisions of this Section 5 of these Bylaws, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder; provided, however, to the fullest extent not prohibited by applicable law, that any references in these Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a). Notwithstanding anything in Section 5 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
(g) For purposes of Sections 5 and 6,
(i) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the 1933 Act.
(ii) “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in Los Angeles, California.
(iii) “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:
(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation,
(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation,
(y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or
(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.
(iv) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information including, without limitation, posting on the Corporation’s investor relations website.
Section 6. Special Meetings.
(a) Special meetings of the stockholders of the Corporation may only be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) any Chief Executive Officer or the President if the Chairperson of the Board of Directors is unavailable, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.
(b) For a special meeting called pursuant to Section 6(a), the person(s) calling the meeting shall determine the time and place, if any, of the meeting; provided, however, that only the Board of Directors or a duly authorized committee thereof may authorize a meeting solely by means of remote communication. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting. The Chairperson of the Board of Directors, any Chief Executive Officer or the Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously called by any of them.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary setting forth the information required by Section 5(b)(i) of these Bylaws. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c) of these Bylaws. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.
(d) Notwithstanding the foregoing provisions of this Section 6 of these Bylaws, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6 of these Bylaws. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.
Section 7. Notice of Meetings. Except as otherwise provided herein or required by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting.
Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by the affirmative vote of the holders of a majority of the voting power of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise required by statute, applicable stock exchange rules, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise required by statute or by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise required by statute, applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise required by statute, applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting, the chairperson of the meeting or by the affirmative vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 7 of this Article III; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder in conformity herewith. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than sixty (60) nor less than ten (10) days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for note of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.
Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise required by law, only persons in whose names shares stand on the stock records of the Corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by proxy. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.
Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, that person’s act binds all; (b) if more than one (1) vote, the act of the majority so voting binds all; (c) if more than one (1) vote, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section 12. List of Stockholders. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order and showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders as required by this Section 12 or to vote in person or by proxy at any meeting of stockholders
Section 13. No Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly held meeting of stockholders of the Corporation at which a quorum is present or represented, and may not be effected by any consent in writing or by electronic transmission by such stockholders.
Section 14. Organization.
(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson. The Chairperson of the Board may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in the Secretary’s absence, an Assistant Secretary directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.
(b) The Board of Directors of the Corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, (i) establishing an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting), (iii) limitations on attendance at or participation in such meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson shall permit, (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof, (v) limitations on the time allotted to questions or comments by participants and (vi) regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
ARTICLE IV

DIRECTORS
Section 15. Number and Term of Office. The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. Each director shall serve until their successor is duly elected and qualified or until their earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 16. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.
Section 17. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock then outstanding or as otherwise provided by applicable law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal, resignation, disqualification, removal or other causes of any director.
Section 18. Resignation. Any director may resign at any time by delivering their notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until their successor shall have been duly elected and qualified.
Section 19. Removal. Subject to any limitations imposed by applicable law and subject to the rights of holders of any series of Preferred Stock then outstanding unless otherwise provided in the Certificate of Incorporation, any individual director or directors may be removed only in the manner specified in the Certificate of Incorporation, except as otherwise required by law.
Section 20. Meetings.
(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place, if any, within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, courier, mail, facsimile, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board of Directors, any Chief Executive Officer or a majority of the authorized number of directors.
(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, courier, mail, facsimile, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting.
Section 21. Quorum and Voting.
(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 46 of these Bylaws for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting, to the fullest extent permitted by law.
(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 22. Action Without Meeting. Unless otherwise restricted by the of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. The consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee.
Section 23. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 24. Committees.
(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation.
(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation.
(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25 of these Bylaws, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of their death or voluntary resignation from the committee or resignation or removal from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 of these Bylaws shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place, if any, which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any regular or special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such regular or special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
Section 25. Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
Section 26. Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: serve as chairperson of the Board of Directors meetings in the absence of the Chairperson of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agenda and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of any Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and coordinate the activities of the other independent directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.
Section 27. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director has not been appointed or is absent, any Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer or director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
ARTICLE V

OFFICERS
Section 28. Officers Designated. The officers of the Corporation shall include, if and when designated by the Board of Directors, one or more Chief Executive Officers, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the Corporation shall be fixed by or in the manner designated by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility.
Section 29. Tenure and Duties of Officers.
(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
(b) Duties of Chief Executive Officer. Any Chief Executive Officer shall preside at all meetings of the stockholders (subject to Section 14 of these Bylaws) and at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed as a Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. To the extent that one or more

Chief Executive Officers have been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. Each Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c) Duties of President. The President shall preside at all meetings of the stockholders (subject to Section 14 of these Bylaws) and at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors, the Lead Independent Director or a Chief Executive Officer has been appointed and is present. Unless another officer has been appointed a Chief Executive Officer of the Corporation, the President shall be sole chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.
(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or any Chief Executive Officer, or, if a Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the Corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. Any Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or any Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or any Chief Executive Officer, or if no Chief Executive officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or any Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or any Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the Corporation, the Treasurer shall be any chief financial officer of the Corporation and shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or any Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or any Chief Executive Officer, or if no Chief Executive Officer is then serving, the President or the Chief Financial Officer (if not Treasurer) shall designate from time to time.
Section 30. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 31. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to any Chief Executive Officer, or if no Chief Executive Officer is then serving, the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.
Section 32. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by any Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES
OWNED BY THE CORPORATION
Section 33. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise required by law or these Bylaws, and such execution or signature shall be binding upon the Corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 34. Voting of Securities Owned By the Corporation. All stock and other securities of other entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, any Chief Executive Officer, the President, or any Vice President.
ARTICLE VII

SHARES OF STOCK
Section 35. Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, including but not limited to, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by them in the Corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if they were such officer, transfer agent, or registrar at the date of issue.

Section 36. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the Corporation in such manner as it shall require or to give the Corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 37. Transfers.
(a) Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 38. Fixing Record Dates.
(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with herewith at the adjourned meeting.
(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 39. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION
Section 40. Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 36 of these Bylaws), may be signed by any executive officer (as defined in Article XII) or such other person as may be authorized by the Board of Directors, and if such securities require it, the corporate seal may be impressed thereon or a facsimile of such seal may be imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.
ARTICLE IX

DIVIDENDS
Section 41. Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 42. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X

FISCAL YEAR
Section 43. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI

USER DATA RESTRICTION
Section 44. User Data Restriction. Except as otherwise required by applicable law, the Corporation shall not share with directors or stockholders, and none among the directors and stockholders of the Corporation shall use, access, or attempt to use or access, Protected Data (as that term is defined in the Charter of the Nominating and Corporate Governance Committee), provided that, if a director or stockholder is also an employee, third-party consultant or employee of a vendor to the Corporation, and requires access to Protected Data, on a need-to-know basis to perform their job responsibilities to the Corporation, consistent with the Corporation protocols and principles regarding data protection, the Corporation may provide access to Protected Data to the director or stockholder as relevant to the specified scope of employment or contracted services (the “Protected Data Access Prohibition”). Any changes to the Protected Data Access Prohibition shall be approved by the unanimous written consent of the directors in office at the time.

ARTICLE XII

INDEMNIFICATION
Section 45. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.
(a) Directors and Executive Officers. The Corporation shall indemnify its directors and executive officers, and the directors and executive officers of its subsidiaries (for the purposes of this Article XII, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the Corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 46.
(b) Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this section 46) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except to such officers or other persons as the Board of Directors shall determine.
(c) Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer, of the Corporation or its subsidiaries, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in their capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the Corporation to an executive officer of the Corporation (except by reason of the fact that such executive officer is or was a director of the Corporation in which event this paragraph shall not apply) or to an officer of one of the Corporation’s subsidiaries in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.
(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights, and shall be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the fullest extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except in any proceeding, by reason of the fact that such executive officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that their conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the person has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the Corporation.
(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.
(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, executive officer, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance and maintain on behalf of any person required or permitted to be indemnified pursuant to this section.
(h) Amendments. Any repeal or modification of this section shall only be prospective (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto) and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.
(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.
(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:
(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(iii) The term the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving Corporation as they would have with respect to such constituent Corporation if its separate existence had continued.
(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another Corporation, partnership, joint venture, trust or other enterprise.
(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner they reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this section.
ARTICLE XIII

NOTICES
Section 46. Notices.
(a) Notice to Stockholders. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation. Notice shall be given (i) if mailed, when deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address, or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL to be given by electronic transmission). A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files or information. Any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws provided by means of electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by such means of electronic transmission shall be deemed to be given as provided by the DGCL. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.
(b) Notice to Directors. Unless otherwise provided in these Bylaws, any notice required to be given to any director may be given by mail, electronic mail, courier service or facsimile. Such notice, other than one which is delivered personally, shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.
(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e) Notice to Person With Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the Corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within sixty (60) days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the 1934 Act and Section 233 of the DGCL.
(g)  Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of the Board of Directors need be specified in a waiver of notice.
ARTICLE XIV

AMENDMENTS
Section 47. Amendments. Subject to the limitations set forth in Section 45(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal these Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon.
ARTICLE XV

LOANS TO OFFICERS
Section 48. Loans to Officers. Except as otherwise prohibited by applicable law, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

ANNEX J
GRINDR INC.

INDEMNIFICATION AGREEMENT
This INDEMNIFICATION AGREEMENT (this “Agreement”) is dated as of [•], 2022 and is between Grindr Inc., a Delaware corporation (the “Company”), and        (“Indemnitee”).
RECITALS
A. Indemnitee’s service to the Company substantially benefits the Company.
B. Individuals are reluctant to serve as directors or officers of corporations or in certain other capacities unless they are provided with adequate protection through insurance or indemnification against the risks of claims and actions against them arising out of such service.
C. Indemnitee does not regard the protection currently provided by applicable law, the Company’s governing documents and any insurance as adequate under the present circumstances, and Indemnitee may not be willing to serve as a director or officer without additional protection.
D. In order to induce Indemnitee to continue to provide services to the Company, it is reasonable, prudent and necessary for the Company to contractually obligate itself to indemnify, and to advance expenses on behalf of, Indemnitee as permitted by applicable law.
E. This Agreement is a supplement to and in furtherance of the indemnification provided in the Company’s certificate of incorporation and bylaws, and any resolutions adopted pursuant thereto, and this Agreement shall not be deemed a substitute therefor, nor shall this Agreement be deemed to limit, diminish or abrogate any rights of Indemnitee thereunder.
AGREEMENT
The parties agree as follows:
1. Definitions.
(a) “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.
(b) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended; provided, however, that “Beneficial Owner” shall exclude any Person otherwise becoming a Beneficial Owner solely by reason of (i) the stockholders of the Company approving a merger of the Company with another Person, or entering into tender or support agreements relating thereto, provided such merger was approved by the Company’s board of directors, or (ii) the Company’s board of directors approving a sale of securities by the Company to such Person.
(c) A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:
(i) Acquisition of Stock by Third Party. Any Person (as defined below) (other than San Vicente Holdings LLC and its Affiliates becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;
(ii) Change in Board Composition. During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Company’s board of directors and any Approved Directors cease for any reason to constitute at least a majority of the members of the Company’s board of directors. “Approved Directors” means new directors (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 1(b)(i), 1(b)(iii) or 1(b)(iv)) whose election or nomination by the board of directors (or, if applicable, by the Company’s stockholders) was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of such two-year period or whose election or nomination for election was previously so approved;

(iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect a majority of the board of directors or other governing body of such surviving entity; or
(iv) Liquidation. The approval by the Company’s board of directors of a complete liquidation or the dissolution of the Company or an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company’s assets; or
(v) Other Events. Any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement.
(d) “Corporate Status” describes the status of a person who is or was a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of the Company or any other Enterprise.
(e) “DGCL” means the General Corporation Law of the State of Delaware.
(f) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(g) “Enterprise” means the Company and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary.
(h) “Expenses” include all reasonable and actually incurred attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond or other appeal bond or their equivalent, and (ii) for purposes of Section 13(d), Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
(i) “Independent Counsel” means a law firm, or a partner or member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent (i) the Company, any Enterprise or Indemnitee in any matter material to any such party (other than as Independent Counsel with respect to matters concerning Indemnitee under this Agreement, or other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.
(j) “Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended; provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(k) “Proceeding” means any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, whether formal or informal, including any appeal therefrom and including without limitation any such Proceeding pending as of the date of this Agreement, in which Indemnitee was, is or will be involved as a party, a potential party, a non-party witness or otherwise by reason of (i) the fact that Indemnitee is or was a director or officer of the Company, (ii) any action taken by Indemnitee or any action or inaction on Indemnitee’s part while acting as a director or officer of the Company, or (iii) the fact that they are or were serving at the request of the Company as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of the Company or any other Enterprise, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement.
(l) “to the fullest extent permitted by applicable law” means to the fullest extent permitted by all applicable laws, including without limitation: (i) the fullest extent permitted by DGCL as of the date of this Agreement and (ii) the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.
(m) In connection with any Proceeding relating to an employee benefit plan: references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner they reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.
2. Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 2 if Indemnitee is, or is threatened to be made, a party to or witness or other participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 2, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on their behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding had no reasonable cause to believe that Indemnitee’s conduct was unlawful. The parties hereto intend that this Agreement shall provide to the fullest extent permitted by law for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company’s certificate of incorporation or bylaws, vote of the Company’s stockholders or disinterested directors or applicable law.
3. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a witness or other participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses incurred by Indemnitee or on their behalf in connection with such Proceeding or any claim, issue or matter therein if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 3 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.
4. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, in circumstances where indemnification is not available under Section 2 or 3, as the case may be, to the fullest extent permitted by law and to the extent that Indemnitee is a party to, or participant in, and is successful (on the merits or otherwise) in defense of, any Proceeding or any claim, issue or matter therein, the

Company shall indemnify Indemnitee against all Expenses incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. For purposes of this Section 4, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
5. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness, is or was made (or asked) to respond to discovery requests in any Proceeding, or otherwise asked to participate in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.
6. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.
7. Additional Indemnification.
(a)  Notwithstanding any limitation in Sections 2, 3, or 4, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) by reason of Indemnitee’s Corporate Status;
(b) For purposes of Section 7(a), the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to:
(i) to the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL, and
(ii) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.
8. Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any Proceeding (or any part of any Proceeding):
(a) for which payment has actually been made to or on behalf of Indemnitee under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of federal, state or local statutory law or common law, if Indemnitee is held liable therefor (including pursuant to any settlement arrangements);
(c) for any reimbursement of the Company by Indemnitee of (i) any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934, as amended (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act), if Indemnitee is held liable therefor (including pursuant to any settlement arrangements) or (ii) any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act;
(d) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Company’s board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise authorized in Section 13(d) or (iv) otherwise required by applicable law; provided, for the avoidance of doubt, Indemnitee shall not be deemed for purposes of this paragraph, to have initiated any Proceeding (or any part of a Proceeding) by reason of (i) having asserted any affirmative defenses in connection with a claim not initiated by Indemnitee or (ii) having made any counterclaim (whether permissive or mandatory) in connection with any claim not initiated by Indemnitee; or
(e) if prohibited by the DGCL or other applicable law.
9. Advances of Expenses. The Company shall advance the Expenses incurred by Indemnitee in connection with any Proceeding prior to its final disposition, and such advancement shall be made as soon as reasonably practicable, but in any event no later than 30 days, after the receipt by the Company of a written statement or statements requesting such advances from time to time (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice). Advances shall be unsecured and interest free and made without regard to Indemnitee’s ability to repay such advances. Indemnitee hereby undertakes to repay any advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company, except, with respect to advances of expenses made pursuant to Section 13(d), in which case Indemnitee makes the undertaking provided in Section 13(d). No other form of undertaking shall be required other than the execution of this Agreement. This Section 6 shall not apply to the extent advancement is prohibited by law and shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is not permitted under this Agreement, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 5(b) or 5(c) prior to a determination that Indemnitee is not entitled to be indemnified by the Company.
10. Procedures for Notification and Defense of Claim.
(a)  Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification or advancement of Expenses as soon as reasonably practicable following the receipt by Indemnitee of notice thereof. The written notification to the Company shall include, in reasonable detail, a description of the nature of the Proceeding and the facts underlying the Proceeding. The failure by Indemnitee to notify the Company will not relieve the Company from any liability that it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights, except to the extent that such failure or delay materially prejudices the Company.
(b) If, at the time of the receipt of a notice of a Proceeding pursuant to the terms hereof, the Company has directors’ and officers’ liability insurance in effect that may be applicable to the Proceeding, the Company shall give prompt notice of the commencement of the Proceeding to the insurers in accordance with the procedures set forth in the applicable policies. The Company shall thereafter take all commercially reasonable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.
(c) In the event the Company may be obligated to make any indemnity in connection with a Proceeding, the Company shall be entitled to assume the defense of such Proceeding with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee for any fees or expenses of counsel subsequently incurred by Indemnitee with respect to the same Proceeding. Notwithstanding the Company’s assumption of the defense of any such Proceeding, the Company shall be obligated to pay the fees and expenses of Indemnitee’s separate counsel to the extent (i) the employment of separate counsel by Indemnitee is authorized by the Company, (ii) counsel for the Company or Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense such that Indemnitee needs to be separately represented, (iii) the Company is not financially or legally able to perform its indemnification obligations, or (iv) the Company shall not have retained, or shall not continue to retain, counsel to defend such Proceeding. Regardless of any provision in this Agreement, Indemnitee shall have the right to employ counsel in any Proceeding at Indemnitee’s personal expense. The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.
(d)  Indemnitee shall give the Company such information and cooperation in connection with the Proceeding as may be reasonably appropriate.

(e) The Company shall not be liable to indemnify Indemnitee for any settlement of any Proceeding (or any part thereof) effected without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in a settlement to which the Company has given its prior written consent, such settlement shall be treated as a success on the merits in the settled action, suit or proceeding.
(f) The Company shall not settle any Proceeding (or any part thereof) in a manner that imposes any penalty or liability on Indemnitee not without Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
11. Procedures upon Application for Indemnification.
(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and as is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Proceeding. Any delay in providing the request will not relieve the Company from its obligations under this Agreement, except to the extent such failure is prejudicial.
(b) Upon written request by Indemnitee for indemnification pursuant to Section 8(a), a determination with respect to Indemnitee’s entitlement thereto shall be made no later than 30 days after the Company’s receipt of Indemnitee’s written request for indemnification as follows, provided that a Change in Control shall not have occurred: (i) by a majority vote of the Disinterested Directors, even though less than a quorum of the Company’s board of directors; (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Company’s board of directors; (iii) if there are no such Disinterested Directors or, if a majority of Disinterested Directors so direct, by Independent Counsel in a written opinion to the Company’s board of directors, a copy of which shall be delivered to Indemnitee; or (iv) if so directed by the Company’s board of directors, by the stockholders of the Company. If a Change in Control shall have occurred, a determination with respect to Indemnitee’s entitlement to indemnification shall be made by Independent Counsel in a written opinion to the Company’s board of directors, a copy of which shall be delivered to Indemnitee. If the Company does not deliver a determination that Indemnitee is not entitled to indemnification within 30 days after the Company’s receipt of Indemnitee’s written request for indemnification, then the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification absent a prohibition of such indemnification under applicable law. If it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination. Indemnitee shall cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company, to the extent permitted by applicable law.
(c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b), the Independent Counsel shall be selected as provided in this Section 8(c). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Company’s board of directors, and the Company shall give written notice to Indemnitee advising them of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Company’s board of directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 1, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent

Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after the later of (i) submission by Indemnitee of a written request for indemnification pursuant to Section 8(a) and (ii) the final disposition of the Proceeding, the parties have not agreed upon an Independent Counsel, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection that shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 8(b). Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 10(a), the Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).
(d) The Company shall pay the reasonable fees and expenses of any Independent Counsel and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
12. Presumptions and Effect of Certain Proceedings.
(a) In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement, and the Company shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption by clear and convincing evidence.
(b) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that their conduct was unlawful.
(c) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith to the extent Indemnitee relied in good faith on (i) the records or books of account of the Enterprise, including financial statements, (ii) information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, (iii) the advice of legal counsel for the Enterprise or its board of directors or counsel selected by any committee of the board of directors or (iv) information or records given or reports made to the Enterprise by an independent certified public accountant, an appraiser, investment banker or other expert selected with reasonable care by the Enterprise or its board of directors or any committee of the board of directors. The provisions of this Section 9(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement. Whether or not the foregoing provisions of this Section 9(c) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.
(d) Neither the knowledge, actions nor failure to act of any other director, officer, agent or employee of the Enterprise shall be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.
(e) The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such Proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

13. Remedies of Indemnitee.
(a) Subject to Section 10(e), in the event that (i) a determination is made pursuant to Section 8(b) that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 6 or 13(d), (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 8 within 90 days after the later of the receipt by the Company of the request for indemnification or the final disposition of the Proceeding, (iv) payment of indemnification pursuant to this Agreement is not made (A) within 10 days after a determination has been made that Indemnitee is entitled to indemnification or (B) with respect to indemnification pursuant to Sections 4, 5 and 13(d), within 30 days after receipt by the Company of a written request therefor, or (v) the Company or any other person or entity takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by a court of competent jurisdiction of their entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at their option, may seek an award in arbitration with respect to their entitlement to such indemnification or advancement of Expenses, to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 12 months following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 10(a); provided, however, that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce their rights under Section 4. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration in accordance with this Agreement.
(b) Neither (i) the failure of the Company, its board of directors, any committee or subgroup of the board of directors, Independent Counsel or stockholders to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor (ii) an actual determination by the Company, its board of directors, any committee or subgroup of the board of directors, Independent Counsel or stockholders that Indemnitee has not met the applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct. In the event that a determination shall have been made pursuant to Section 8 that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 10 shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 10, the Company shall, to the fullest extent not prohibited by law, have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and the burden of proof shall be by clear and convincing evidence.
(c) To the fullest extent not prohibited by law, the Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. If a determination shall have been made pursuant to Section 10 that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 10, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statements not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.
(d) To the extent not prohibited by law, the Company shall indemnify Indemnitee against all Expenses incurred by Indemnitee in connection with any action for indemnification or advancement of Expenses from the Company under this Agreement, any other agreement, the Company’s certificate of incorporation or bylaws or under any directors’ and officers’ liability insurance policies maintained by the Company to the extent Indemnitee is successful in such action, and, if requested by Indemnitee, shall (as soon as reasonably practicable, but in any event no later than 30 days, after receipt by the Company of a written request therefor) advance such Expenses to Indemnitee, subject to the provisions of Section 6.
(e)  Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of the Proceeding.

14. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amounts incurred by Indemnitee, whether for Expenses, judgments, fines or amounts paid or to be paid in settlement, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the events and transactions giving rise to such Proceeding; and (ii) the relative fault of Indemnitee and the Company (and its other directors, officers, employees and agents) in connection with such events and transactions.
15. Non-exclusivity. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s certificate of incorporation or bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s certificate of incorporation and bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change, subject to the restrictions expressly set forth herein or therein. Except as expressly set forth herein, no right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. Except as expressly set forth herein, the assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
16. Primary Responsibility. The Company acknowledges that to the extent Indemnitee is serving as a director on the Company’s board of directors at the request or direction of a private equity or venture capital fund or other entity and/or certain of its Affiliates (collectively, the “Secondary Indemnitors”), Indemnitee may have certain rights to indemnification and advancement of expenses provided by such Secondary Indemnitors. The Company agrees that, as between the Company and the Secondary Indemnitors, the Company is primarily responsible for amounts required to be indemnified or advanced under the Company’s certificate of incorporation or bylaws or this Agreement and any obligation of the Secondary Indemnitors to provide indemnification or advancement for the same amounts is secondary to those Company obligations. To the extent not in contravention of any insurance policy or policies providing liability or other insurance for the Company or any director, trustee, general partner, managing member, officer, employee, agent or fiduciary of the Company or any other Enterprise, the Company waives any right of contribution or subrogation against the Secondary Indemnitors with respect to the liabilities for which the Company is primarily responsible under this Section 13. In the event of any payment by the Secondary Indemnitors of amounts otherwise required to be indemnified or advanced by the Company under the Company’s certificate of incorporation or bylaws or this Agreement, the Secondary Indemnitors shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee for indemnification or advancement of expenses under the Company’s certificate of incorporation or bylaws or this Agreement or, to the extent such subrogation is unavailable and contribution is found to be the applicable remedy, shall have a right of contribution with respect to the amounts paid. The Secondary Indemnitors are express third-party beneficiaries of the terms of this Section 13.
17. No Duplication of Payments. Subject to Section 13, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received payment for such amounts under any insurance policy, contract, agreement or otherwise.
18. Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, trustees, general partners, managing members, officers, employees, agents or fiduciaries of the Company or any other Enterprise, Indemnitee shall be covered by such policy or policies to the same extent as the most favorably-insured persons under such policy or policies in a comparable position.
19. Subrogation. Subject to Section 13, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
20. Services to the Company. Indemnitee agrees to serve as a director or officer of the Company or, at the request of the Company, as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of another Enterprise, for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders their resignation or is removed from such position. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee. Indemnitee specifically acknowledges that any employment with the Company (or any of its subsidiaries or any Enterprise) is at will, and Indemnitee may be discharged at any time for any reason, with or without cause, with or without notice, except as may be otherwise expressly provided in any executed, written employment contract between Indemnitee and the Company (or any of its subsidiaries or any Enterprise), any existing formal severance policies adopted by the Company’s board of directors or, with respect to service as a director or officer of the Company, the Company’s certificate of incorporation or bylaws or the DGCL. No such document shall be subject to any oral modification thereof.
21. Duration. This Agreement shall continue until and terminate upon the later of (a) ten years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of any other Enterprise, as applicable; or (b) one year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by Indemnitee pursuant to Section 10 relating thereto.
22. Successors. This Agreement shall be binding upon the Company and its successors and assigns, including any direct or indirect successor, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company, and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators. Further, the Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
23. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order or other applicable law, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
24. Enforcement. The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company.
25. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Company’s certificate of incorporation and bylaws and applicable law.
26. Modification and Waiver. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by the parties hereto. No amendment, alteration or repeal of this Agreement shall adversely affect any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in their Corporate Status prior to such amendment, alteration or repeal. No waiver of any of the provisions of this Agreement shall constitute or be deemed a waiver of any other provision of this Agreement nor shall any waiver constitute a continuing waiver.

27. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:
(a) if to Indemnitee, to Indemnitee’s address, facsimile number or electronic mail address as shown on the signature page of this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof; or
(b) if to the Company, to 750 N. San Vicente Bld., Suite RE 1400, West Hollywood, California 90069, Attention: Vice President, Business & Legal Affairs or at such other current address as the Company shall have furnished to Indemnitee.
Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.
28. Applicable Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 10(a), the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court of Chancery, and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, Corporation Service Company, at 251 Little Falls Dr., Wilmington, DE 19808, as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court of Chancery has been brought in an improper or inconvenient forum.
29. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
30. Captions. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
(signature page follows)

The parties are signing this Indemnification Agreement as of the date stated in the introductory sentence.
GRINDR INC.

By:
Name:
Title:

The parties are signing this Indemnification Agreement as of the date stated in the introductory sentence.

[INDEMNITEE NAME]

Address:

Annex K

May 9, 2022
The Special Committee of the Board of Directors
& The Board of Directors
Tiga Acquisition Corp.
250 North Bridge Road
#24-00, Raffles City Tower
Singapore U0 179101
Ladies and Gentlemen:
Tiga Acquisition Corp., a blank check company incorporated as a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation) (the “Acquiror”), has engaged Kroll, LLC (“Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as independent financial advisor to the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Acquiror (solely in their capacity as members of the Special Committee or the Board of Directors) specifically to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Acquiror of the consideration to be paid by the Acquiror in the contemplated transaction described below (the “Proposed Transaction”). The Special Committee has requested that Duff & Phelps address and deliver the Opinion to the Special Committee and the Board of Directors.
Description of the Proposed Transaction
Duff & Phelps understands that the Acquiror, Tiga Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Acquiror, and Grindr Group, LLC, a Delaware limited liability company (the “Company”) will enter into a Merger Agreement (defined herein) pursuant to which:
•
The Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL (as defined in the Merger Agreement) and the Cayman Islands Companies Act (as defined in the Merger Agreement) (the “Domestication”);

•
In connection with the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share (as defined in the Merger Agreement) shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock (as defined in the Merger Agreement); (ii) each then issued and outstanding Acquiror Class B Ordinary Share (as defined in the Merger Agreement) shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant (as defined in the Merger Agreement) shall convert into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the terms of the Warrant Agreement; and (iv) each then issued and outstanding Acquiror Unit (as defined in the Merger Agreement) shall separate and convert into one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant, pursuant to the terms of the Warrant Agreement.

•
Following the Domestication, (i) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving company and a wholly owned subsidiary of Acquiror (the “Merger”) and (ii) the Acquiror will change its name to “Grindr Inc.”

The Special Committee of the Board of Directors
& The Board of Directors
Tiga Acquisition Corp.
May 9, 2022

•
In connection with the Merger, the Acquiror will issue consideration consisting of a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by dividing (i) the sum of (a) the Company Valuation (as defined in the Merger Agreement) plus (b) the aggregate exercise price of the in the money Company Options (as defined in the Merger Agreement) and in the money Company Warrants (as defined in the Merger Agreement) that are issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement]) by (ii) $10.00.

It is Duff & Phelps’ understanding that, in connection with entering into the Merger Agreement, Tiga Sponsor LLC (the “Sponsor”) has agreed pursuant to the terms of the Forward Purchase Agreement (as defined in the Merger Agreement) to purchase up to 5 million Backstop Shares (as defined in the Merger Agreement) and up to 2.5 million Backstop Warrants (as defined in the Merger Agreement). In addition, the Acquiror will issue and sell to the Sponsor, on a private placement basis, 5 million Forward Purchase Shares (as defined in the Forward Purchase Agreement) and 2.5 million Forward Purchase Warrants (as defined in the Forward Purchase Agreement) for an aggregate purchase price of $50 million.
Furthermore, it is Duff & Phelps understanding that prior to the close of the Proposed Transaction, the Company will undertake a cash distribution of $370 million.
Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:
Reviewed the following documents:
a.
The Acquiror’s audited financial statements for the fiscal years ended December 31, 2020 and 2021 included in the Acquiror’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”), which the Acquiror’s management identified as being the most current financial statements available;

b.	The Company’s audited financial statements for the fiscal years ended December 31, 2020;
c.	The Company’s draft audited financial statements for the fiscal year ended December 31, 2021;
d.
The Company’s unaudited internally prepared financial statements for the quarter ended March 31, 2022, which at such time of the review, the Company’s management identified as being the most current financial statements available;

e.
Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections of the Company for the years 2022 through 2025, prepared by management of the Company (“Company Management Projections”);

f.
Financial projections of the Company for the years 2022 through 2025, provided to us by management of the Acquiror, which is based on the Company Management Projections and includes Acquiror management’s estimates of projected cash and equity compensation (the “Financial Projections”);

g.	The Acquiror’s Form S-1 registration statement dated November 4, 2020; and
h.
Documents related to the Proposed Transaction, including the draft Amended and Restated Forward Purchase Agreement dated as of May 8, 2022 and the draft of the Agreement and Plan of Merger by and among the Acquiror, Tiga Merger Sub LLC, and the Company (the “Merger Agreement”), dated as of May 8, 2022;

The Special Committee of the Board of Directors
& The Board of Directors
Tiga Acquisition Corp.
May 9, 2022

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Acquiror and the Company;
3.	Reviewed the historical trading price and trading volume of the publicly traded securities of certain companies that Duff & Phelps deemed relevant;
4.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Acquiror’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Acquiror and Company management, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee, the Board of Directors and the Acquiror have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections (including the Company Management Projections and Financial Projections) furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.	Assumed that information supplied and representations made by Acquiror and the Company management are substantially accurate regarding the Company and the Proposed Transaction;
5.	Assumed that the representations and warranties made in the Merger Agreement are substantially accurate;
6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
7.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Acquiror or the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Acquiror or the Company.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

The Special Committee of the Board of Directors
& The Board of Directors
Tiga Acquisition Corp.
May 9, 2022

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.
Duff & Phelps did not evaluate the Acquiror’s or the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Acquiror or the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, or (iii) advise the Special Committee or the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.
Duff & Phelps is not expressing any opinion as to the market price or value of the Acquiror’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Acquiror’s or the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Acquiror’s or the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Acquiror in the Proposed Transaction, or with respect to the fairness of any such compensation.
This Opinion is furnished for the use and benefit of the Special Committee and the Board of Directors in connection with their consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Acquiror dated March 4, 2022 (the “Engagement Letter”).
Disclosure of Prior Relationships
Duff & Phelps will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon the request by the Special Committee that Duff & Phelps deliver the Opinion whether or not the Opinion can be rendered and the remainder of Duff & Phelps’ fee shall be payable upon, and subject to, the closing of the Initial Business Combination. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

The Special Committee of the Board of Directors
& The Board of Directors
Tiga Acquisition Corp.
May 9, 2022

Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the consideration to be paid by the Acquiror in the Proposed Transaction is fair from a financial point of view to the Acquiror.
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
/s/ Duff & Phelps
Duff & Phelps Opinions Practice
Kroll, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of directors and officers.
The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Tiga’s amended and restated memorandum and articles of association provided for indemnification of Tiga’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
Tiga has entered into agreements with Tiga’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in Tiga’s amended and restated memorandum and articles of association. Tiga has purchased a policy of directors’ and officers’ liability insurance that insures Tiga’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against Tiga’s obligations to indemnify Tiga’s officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Tiga has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Exhibits and Financial Statements Schedules.
Exhibits
Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of May 9, 2022, by and among Tiga Acquisition Corp., Tiga Merger Sub LLC and Grindr Group LLC (included as Annex A to the proxy statement/prospectus).
2.2*
First Amendment to the Agreement and Plan of Merger, dated as of October 5, 2022, by and among Tiga Acquisition Corp., Tiga Merger Sub LLC and Grindr Group LLC (included as Annex A-1 to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of Tiga Acquisition Corp. (included as Annex G to the proxy statement/prospectus).
3.2	Form of Proposed Certificate of Incorporation of New Grindr, to become effective upon Domestication (included as Annex H to the proxy statement/prospectus).
3.3	Form of Proposed By-Laws of New Grindr to become effective upon Domestication (included as Annex I to the proxy statement/prospectus).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 filed with the SEC on November 4, 2020).
4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Form S-1 filed with the SEC on November 4, 2020).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Form S-1 filed with the SEC on November 4, 2020).
4.4
Warrant Agreement, dated November 23, 2020, between Tiga Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Tiga Acquisition Corp.’s Current Report on Form 8-K filed on November 30, 2020).

4.5*	Specimen Common Stock Certificate of New Grindr.
4.6*	Form of Backstop Warrant Agreement, by and among Tiga Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.
5.1*	Opinion of Milbank LLP.
5.2*	Form of Tax Opinion of Milbank LLP.
10.1	Form of Amended and Restated Forward Purchase Agreement (included as Annex D to the proxy statement/prospectus).
10.2
Form of Amended & Restated Registration Rights Agreement, by and among New Grindr, Tiga Sponsor LLC, the independent directors of Tiga and certain former stockholders of Grindr (included as Annex E to the proxy statement/prospectus).

Exhibit Number	Description
10.3	Promissory Note, dated March 16, 2022, issued to Tiga Sponsor LLC (incorporated by reference to Exhibit 10.9 to the Company’s Form 10-K filed with the SEC on March 22, 2022).
10.4
Letter Agreements, each dated November 23, 2020 among Tiga Acquisition Corp., Tiga Sponsor LLC and Tiga Acquisition Corp.’s officers and directors (incorporated by reference to Exhibit 10.1 to Tiga Acquisition Corp.’s Current Report on Form 8-K filed on November 30, 2020).

10.5
Investment Management Trust Agreement, dated November 23, 2020, between Tiga Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to Tiga Acquisition Corp.’s Current Report on Form 8-K filed on November 30, 2020).

10.6
Administrative Services Agreement, dated November 23, 2020, between Tiga Acquisition Corp. and Tiga Sponsor LLC (incorporated by reference to Exhibit 10.5 to Tiga Acquisition Corp.’s Current Report on Form 8-K filed on November 30, 2020).

10.7
Private Placement Warrants Purchase Agreement, dated November 23, 2020, between Tiga Acquisition Corp. and Tiga Sponsor LLC (incorporated by reference to Exhibit 10.4 to Tiga Acquisition Corp.’s Current Report on Form 8-K filed on November 30, 2020).

10.8	Form of Indemnity Agreement (Incorporated by reference to exhibit 10.5 to the Company’s Registration Statement on Form S-l, filed with the SEC on November 4, 2020).
10.9*+	Credit Agreement, dated as of June 10, 2020, among Grindr Gap LLC, Grindr Capital LLC, Fortress Credit Corp., and the other parties thereto, as amended on February 25, 2021.
10.10*	Amendment No. 1 to the Credit Agreement, dated as of February 25, 2021, among Grindr Gap LLC, Grindr Capital LLC, Fortress Credit Corp. and the other parties thereto.
10.11*	Amendment No. 2 to the Credit Agreement, dated as of June 13, 2022, among Grindr Gap LLC, Grindr Capital LLC, Fortress Credit Corp. and the other parties thereto.
23.1**	Consent of WithumSmith+Brown, PC.
23.2**	Consent of Ernst & Young LLP.
23.3**	Consent of Ernst & Young LLP.
23.4*	Consent of Milbank LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
99.1*	Form of Proxy Card for Tiga Acquisition Corp.’s Extraordinary General Meeting.
99.2*	Consent of G. Raymond Zage, III to be named as a director.
99.3*	Consent of James Fu Bin Lu to be named as a director.
99.4*	Consent of J. Michael Gearon, Jr. to be named as a director.
99.5*	Consent of George Arison to be named as a director.
99.6*	Consent of Nathan Richardson to be named as a director.
99.7*	Consent of Gary Horowitz to be named as a director.
99.8*	Consent of Daniel Brooks Baer to be named as a director.
99.9*	Consent of Maggie Lower to be named as a director.
99.10*	Consent of Meghan Stabler to be named as a director.
99.11**	Consent of Kroll, LLC.
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document
107*	Filing Fee Table
*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.
†
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Tiga Acquisition Corp. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

+
Certain portions of this document that constitute confidential information have been redacted in accordance with Regulation S-K, Item 601(b)(10) because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Undertakings.
1.	Tiga Acquisition Corp. hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
That, for the purpose of determining liability of Tiga Acquisition Corp. under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Tiga Acquisition Corp. pursuant to the foregoing provisions, or otherwise, Tiga Acquisition Corp. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Tiga Acquisition Corp. of expenses incurred or paid by a director, officer or controlling person of Tiga Acquisition Corp. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Tiga Acquisition Corp. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.
Tiga Acquisition Corp. hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.
Tiga Acquisition Corp. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
October 28, 2022
TIGA ACQUISITION CORP.

	By:	/s/ George Raymond Zage III
	Name:	George Raymond Zage III
	Title:	Chairman and CEO
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date

*	President and Director	October 28, 2022
Ashish Gupta

*	Chief Financial Officer	October 28, 2022
Diana Luo

*	Director	October 28, 2022
David Ryan

*	Director	October 28, 2022
Carman Wong

*	Director	October 28, 2022
Ben Falloon
*
The undersigned, by signing his name hereto, does hereby sign this Amendment No. 8 to the Registration Statement on Form S-4 pursuant to powers of attorney executed on behalf of the above-indicated officers and members of the Registrant and previously filed on behalf of the Registrant.

By:	/s/ George Raymond Zage III
Name:	George Raymond Zage III
Title:	Chairman and CEO